SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549
FORM 11-K
ANNUAL REPORT
Pursuant to Section 15 (d) of the
Securities Exchange Act of 1934
For the fiscal year ended December 31, 2020
Commission File No. 1-442
THE BOEING COMPANY VOLUNTARY INVESTMENT PLAN
THE BOEING COMPANY
100 N. Riverside Plaza
Chicago, Illinois 60606-1596

The Boeing Company
Voluntary Investment Plan
Employer ID No: 91-0425694
Plan Number: 002
Financial Statements as of December 31, 2020 and 2019 and for the Year Ended December 31, 2020, Supplemental Schedule as of December 31, 2020, and Report of Independent Registered Public Accounting Firm

THE BOEING COMPANY VOLUNTARY INVESTMENT PLAN

Page
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1
FINANCIAL STATEMENTS:
Statements of Net Assets Available for Benefits as of December 31, 2020 and 2019	2
Statement of Changes in Net Assets Available for Benefits for the Year Ended December 31, 2020	3
Notes to Financial Statements as of December 31, 2020 and 2019 and for the Year Ended December 31, 2020	4
SUPPLEMENTAL SCHEDULE:
Form 5500, Schedule H, Line 4(i) - Schedule of Assets (Held at End of Year) as of December 31, 2020	19
SIGNATURE	216

NOTE: All other schedules required by Section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 have been omitted because they are not applicable.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Plan Participants and
Plan Administrator of The Boeing Company Voluntary Investment Plan
Chicago, Illinois

Opinion on the Financial Statements

We have audited the accompanying statements of net assets available for benefits of The Boeing Company Voluntary Investment Plan (the "Plan") as of December 31, 2020 and 2019, the related statement of changes in net assets available for benefits for the year ended December 31, 2020, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2020 and 2019, and the changes in net assets available for benefits for the year ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on the Plan's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Plan in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Report on Supplemental Schedule

The supplemental schedule listed in the table of contents has been subjected to audit procedures performed in conjunction with the audit of the financial statements. The supplemental schedule is the responsibility of the Plan’s management. Our audit procedures included determining whether the supplemental schedule reconciles to the 2020 financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental schedule. In forming our opinion on the supplemental schedule, we evaluated whether the supplemental schedule, including the form and content, is presented in compliance with the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, such supplemental schedule is fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ Deloitte & Touche LLP
Chicago, Illinois
June 15, 2021

We have served as the auditor of the Plan since at least 1990; however, an earlier year could not be reliably determined.

THE BOEING COMPANY VOLUNTARY INVESTMENT PLAN
STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
AS OF DECEMBER 31, 2020 AND 2019

(Dollars in millions)	2020	2019
ASSETS:
Investments — interest in Master Trust	$68,113	$66,426

Receivables:
Participant contributions	10	—
Notes receivable from participants	681	746

Total receivables	691	746

NET ASSETS AVAILABLE FOR BENEFITS	$68,804	$67,172
See notes to financial statements.

THE BOEING COMPANY VOLUNTARY INVESTMENT PLAN
STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
FOR THE YEAR ENDED DECEMBER 31, 2020

(Dollars in millions)
ADDITIONS:
Net Master Trust activity	$3,092
Interest income from notes receivable from participants	30
Contributions:
Employer — cash	1,130
Employer — Boeing common stock	194
Participant	2,249
Total contributions	3,573
Total additions	6,695
DEDUCTIONS — Benefits paid	5,225
NET ADDITIONS BEFORE ASSETS TRANSFER	1,470

ASSETS TRANSFERRED FROM ANOTHER PLAN	162

NET ASSETS AVAILABLE FOR BENEFITS:
Beginning of year	67,172
End of year	$68,804
See notes to financial statements.

THE BOEING COMPANY VOLUNTARY INVESTMENT PLAN
NOTES TO FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2020 AND 2019 AND FOR THE YEAR ENDED DECEMBER 31, 2020
(Dollars in millions)
1.    DESCRIPTION OF PLAN
The following description of The Boeing Company Voluntary Investment Plan (the “VIP” or the “Plan”) provides only general information. Participants, as defined by the Plan, (“Members”) should refer to the plan document for a more complete description of the Plan’s provisions.
General — The Plan is a defined contribution plan intended to qualify under the Internal Revenue Code (“IRC”) as a profit sharing plan with a cash or deferred arrangement and employee stock ownership plan component, and is designed to provide Members with a means of making regular savings for their retirement. An eligible employee of The Boeing Company (the “Company” or “Boeing”) or one of its adopting subsidiaries becomes eligible to participate on the first day of employment.
The Plan includes an auto-enrollment provision for newly-eligible employees unless they affirmatively elect not to participate in the Plan. Automatically enrolled Members have their deferral rate set at a percentage of eligible compensation as defined in the plan document and their contributions are invested in a qualified default investment alternative (“QDIA”) until changed by the Members. The current QDIA for the Plan is the applicable custom target date fund.
The assets of the Plan, excluding notes receivable from participants, are held in The Boeing Company Employee Savings Plans Master Trust (the “Master Trust”). The Northern Trust Company (“NT”) serves as trustee for the Master Trust. The Employee Benefit Plans Committee oversees the operation and administration of the Plan. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended.
Contributions — Members may elect to contribute to the Plan a percentage of their eligible compensation on a pretax, after-tax, Roth, or a combination of those contribution types, as defined in the plan document and subject to statutory limitations. Members who have attained age 50 before the end of the plan year are eligible to make catch-up contributions, as defined in the plan document and subject to statutory limits. Catch-up contributions are ineligible for an employer-matching contribution. The Plan also accepts certain rollover contributions.
Under the terms of the Plan, Boeing makes employer-matching and Company contributions for eligible Members. Members should refer to the plan document for details. Effective November 5, 2020, employer contributions are generally made in the form of shares of Company common stock and immediately transferred to other investment funds in accordance with Members’ current investment elections.
Members may elect to change their contribution percentages. These changes are effective the next pay period after the request is received, or as soon as administratively possible thereafter. The allocation of both Members’ contributions and employer contributions to the funds may be changed at any time and become effective on the day of the change or the next business day, according to the time of the request for a change in relation to the stock market close of business.
Members’ Accounts — Individual accounts are maintained for each Member. Each Member’s account is credited with the Member’s contributions, employer-matching contributions, Company contributions, and allocations of Plan earnings (losses) from the funds in which the account is invested, and charged with an allocation of certain administrative and investment-related expenses, and Member-specific charges, if applicable. Allocations are based on Member earnings or account balances, as defined by the plan document. The benefit to which a Member is entitled is the benefit that can be provided from the Member’s account.
Investment Funds — Upon enrollment in the Plan, Members may direct the investment of their contributions and any employer contributions to the investment funds offered under the Plan. These investment funds consisted of common/collective trusts, separately managed U.S. equity accounts, separately managed non-U.S.

equity accounts, a separately managed fixed-income account, custom target date funds, a stable value fund (composed of synthetic-guaranteed investment contracts (“synthetic GICs”)), and Boeing common stock, which is the Boeing Stock Fund, as of December 31, 2020 and 2019. The Boeing Stock Fund consists of Boeing common stock and cash held in the cash sweep fund. Members may elect that dividends received with respect to their investments in the Boeing Stock Fund be distributed to them in cash or reinvested in the Boeing Stock Fund (a dividend payout program). Investment funds are valued daily and Members may elect to change their investment allocations on a daily basis.
Vesting — Member contributions, employer-matching contributions, Company contributions, and earnings on those contributions are immediately vested.
Withdrawals — Members may elect to withdraw all or a portion of their accounts, at any time on or after the day the Member attains age 59 1/2. If a Member is under age 59 1/2, withdrawals from his or her accounts are subject to restrictions for certain accounts and certain hardship rules as provided by the Plan. If a Member takes a hardship withdrawal, the Member may continue contributions to the Plan; however, employer-matching contributions will be suspended for six months following the hardship withdrawal.
In addition, a Member may elect to withdraw all or part of his or her employer-matching contribution account before the Member attains age 59 1/2, but only if the Member has attained his or her fifth anniversary of employment. If such a withdrawal is made, employer-matching contributions will be suspended for six months following the withdrawal. Company contributions may be fully withdrawn upon termination of employment. Withdrawals of after-tax contributions and rollover contributions can be made at any time. Qualified reservist distributions, active military leave distributions and withdrawals upon disability are also available to eligible Members. In accordance with the Coronavirus Aid, Relief, and Economic Security (CARES) Act, qualified Members could withdraw up to one hundred thousand dollars between April 29, 2020 and December 30, 2020.
In the event of illness or injury and if eligible Members have used all of their regular sick leave benefits, the eligible Members may elect to withdraw, subject to Plan requirements, all or a portion of their salary continuation balance, if applicable.
Notes Receivable from Participants — Members may borrow from their fund accounts a minimum of one thousand dollars up to a maximum equal to the lesser of fifty thousand dollars or 50% of their account balance (subject to restrictions for certain accounts and minus any current outstanding loan balance), reduced by the highest outstanding loan balance under all of the Company’s savings plans during the last 12 months. Members may generally have a maximum of two loans outstanding under the Plan at any time. As a result of CARES Act provisions, eligible Members were permitted to request a third loan between May 13, 2020 and December 30, 2020. Loans may be additionally limited in accordance with the Plan provisions and/or loan policies and procedures. The interest rate on new loans is set every month and is equal to the prime rate published in the Wall Street Journal as of the last business day of the calendar month immediately preceding the date of the loan. Interest rates on outstanding loans ranged from 3.25% to 9.50% at December 31, 2020, with loans maturing at various dates through August 2041.
Loan repayments are made through regular payroll deductions for a period of up to 60 months for general loans and over a longer period for loans used to finance the purchase of a principal residence. If a Member’s employment terminates for any reason, and the loan balances are not paid in full by the termination date, the Member may continue to make monthly loan repayments until the loan is scheduled to be paid off. A loan will generally be subject to default if a payment has not been made for 90 days, an outstanding loan balance remains 30 days after the scheduled payoff date, or the Member takes a full distribution of his or her net account balance before the loan is paid off. If the loan defaults, the loan balance will become taxable income to the Member.
Benefit Payments — Upon termination of service, a Member may elect to receive a lump-sum amount equal to the full value of the Member’s vested interest in his or her account; a partial payment amount; or monthly, quarterly, semiannual, or annual installments of a fixed dollar amount or for a specific number of years, up to 10 years. Generally, a Member may also elect to have all or a portion of his or her Boeing Stock Fund balance paid in shares and/or cash. A Member also has the option to elect to apply all or a part of his or her account toward the purchase of an annuity contract with payments for a specified number of years, from a provider made available by the Plan administrator in accordance with the procedures established by the Plan administrator. If a Member makes no election, annual distributions of the required minimum amount will generally begin after age 72 (70 ½ for Members who reach age 70 ½ before January 1, 2020), in accordance with applicable Plan provisions. Notwithstanding the foregoing, following a Member’s termination of service, if his or her account balance is one thousand dollars or less, it will automatically be paid out to the Member in accordance with applicable Plan provisions.
Assets Transferred from Another Plan — Effective January 1, 2020, the Employee Savings Plan of Continental Graphics Corporation (the “CDG 401(k) Plan”) was merged into the Plan. All assets and liabilities of the CDG 401(k) Plan were transferred to the Plan. The net assets transferred totaled $162, including $3 of notes receivable from participants.
2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Accounting — The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).
Use of Estimates — The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and changes therein and the disclosure of contingent assets and liabilities. Actual results could differ from those estimates.
Risks and Uncertainties — The Plan utilizes various investment instruments. Investment securities, in general, are exposed to various risks, such as interest rate risk, credit risk, and overall market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the financial statements.
The COVID-19 outbreak, which was declared a pandemic by the World Health Organization on March 11, 2020, has negatively impacted the world economy and common stock share prices for most companies, including Boeing’s common stock share price. The Plan’s investment in the Boeing Stock Fund is stated at fair value based on the closing price of Boeing common stock at December 31, 2020. The impact of COVID-19 on companies continues to evolve and its future effects on the Plan’s net assets available for benefits and changes in net assets available for benefits are uncertain.
Valuation of Investments — Investments in the Master Trust are stated at fair value, except for fully benefit-responsive investment contracts (“FBRICs”) or synthetic GICs, which are reported at contract value. Fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability (exit price) in an orderly transaction between market participants at the measurement date. Securities traded in markets that are not considered active may be valued using unobservable inputs, such as less recent trade prices, single broker-dealer quotations, related yield curves, and other assumptions about the security. Contract value is the amount Members would receive if they were to initiate permitted transactions under the terms of the Plan (see Note 3). The Master Trust’s investments, as discussed in Note 4, are valued as follows:
•Common stock, including Boeing common stock, preferred stock, and other investments (rights, warrants, exchange-traded funds, exchange-traded options, and other exchange-traded derivatives) traded in active markets on national and international exchanges are primarily valued using a market approach based on the closing market prices of identical instruments on the last trading day of the year. The other exchange-traded derivatives are included in other receivables and other liabilities on the Master Trust’s statements of net assets.
•Forward and spot currency contracts are valued using a market value approach based on spot foreign currency rates if the contract tenor is two days or less and on interpolated forward rates for any contracts with a tenor greater than two days. Forward and spot currency contracts are included in other receivables and other liabilities on the Master Trust’s statements of net assets.
•Investments in common/collective trust funds are valued based on the year-end unit net asset value (“NAV”). The NAV is used as a practical expedient to estimate fair value. Unit values are determined by the issuer or third party administrator by dividing the fair values of the total net assets at year-end by the outstanding units. There were no unfunded commitments, no restrictions on redemption frequency, and no advance notice periods required for redemption for these investments.
•Synthetic GICs are stated at contract value. There are no reserves against contract value for credit risk of the contract issuer. The fixed-income securities underlying the contracts were valued based on the pricing methodology stated below for fixed-income securities.
•Fixed-income securities, including government and agency securities, corporate bonds, and mortgage and asset-backed securities, are primarily valued using a market approach using matrix pricing, which considers a security’s relationship to other securities for which quoted prices in an active market may be available, or alternatively based on an income approach, which uses valuation techniques to convert future cash flows to a single present value amount. The valuation approach is designed to maximize the use of observable inputs, such as observable trade prices, multiple broker-dealer quotations, related yield curves, and other assumptions about the security (prepayment projections, cash flows, other security characteristics, etc.) and minimize unobservable inputs. The securities are valued as of the last trading day of the year. Fixed-income instruments that have a delayed future settlement such as to-be-announced securities (“TBAs”) are valued similarly to fixed-income securities in active markets. TBAs are included in the underlying assets associated with the synthetic GICs, other receivables, and other liabilities on the Master Trust’s statements of net assets.
•Mutual funds, which are registered investment companies, are valued at the daily closing price as reported by the fund. Funds held by the Master Trust are open-ended funds that are registered with the Securities and Exchange Commission. These funds are required to publish their daily NAV and to transact at that price.
•Short-term investments include certificates of deposits, commercial paper, treasury bills, and discounted notes with original maturities greater than three months, but less than one year. These investments are primarily valued using a market approach in the same manner as fixed-income securities referenced above.
•Other investments include physical commodities and over-the-counter (“OTC”) derivatives, such as options and swap contracts. Physical commodities are valued on a market approach using the front month futures contract for the specific commodity. The derivatives are valued using a market approach and are based upon the expected amount that the Master Trust would receive or pay to exit the derivative at the reporting date. The valuation methodology relies on inputs, including, but not limited to, benchmark yields, swap curves, cash flow analysis, ratings updates, and interdealer broker rates. Credit risk of the derivative counterparties is offset by collateralizing the expected amount that the Master Trust would receive or pay to terminate the derivative.
In accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 946, Financial Services - Investment Companies, the synthetic GICs are included at contract value in participant-directed investments in the statements of net assets available for benefits. Contract value is the amount Members would receive if they were to initiate permitted transactions under the terms of the Plan and the terms of the synthetic GICs. The statement of changes in net assets available for benefits is presented on a contract-value basis.
Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date. Net appreciation/depreciation of investments includes both realized and unrealized gains or losses and is calculated as the difference between the fair value of the investments as of the beginning of the plan year or the purchase date in the current year and either the sales price or the end-of-year fair value.
Cash and Cash Equivalents — Cash and cash equivalents include certificates of deposits, commercial paper, treasury bills, discounted notes with original maturities of three months or less, cash and cash collateral. Cash collateral is related to the collateral posted on derivatives. In the event that an instrument with an original maturity of less than three months does not have a market price, then those investments are valued at amortized cost, which approximates fair value.
Valuation Oversight — Plan management has implemented processes that are designed to ensure that fair value measurements used by the Master Trust are appropriate and reliable, that they are based on observable inputs wherever possible, and that the valuation approaches are consistently applied and the assumptions used are reasonable. The valuation framework has a set of processes that provides for oversight and validation of the fair value methodologies as well as valuations.
The Board of Directors of the Company has delegated the fiduciary oversight of plan assets over various retirement plans held within the Master Trust structures to the Employee Benefit Investment Committee (“EBIC”). The EBIC has sub-delegated this responsibility to the Chief Investment Officer (“CIO”), who manages Trust Investments and chairs the Valuation Committee. Trust Investments is responsible for the oversight of the Plan assets including selection and monitoring of investment managers, asset strategies, and risk management. The Valuation Committee is responsible for the oversight of the valuation practices of the Master Trust and is represented by members of Trust Investments including Risk Management and Trust Operations, Public Markets, and Investment Strategy. The Valuation Committee meets periodically with the purpose of fulfilling the following responsibilities and provides an annual review to the EBIC of its findings and actions:
•Review and approve annually the valuation practices, including those used by third parties
•Review and approve the year-end valuations, including the methods used to develop and substantiate the unobservable inputs used in the fair value measurement
•Review analysis and benchmarks used by the Company and the Master Trust to assess the reasonableness of the year-end valuations and changes in fair value measurements from period to period
•Review and approve annual financial statement disclosures of the investments held in the Master Trust
Common/collective trust funds are generally valued using the NAV or its equivalent. Valuations provided by the funds are reviewed at least quarterly. The asset managers’ audited financial statements are used in the Master Trust's annual financial reporting process, where applicable. Assessments of reasonableness include regular asset manager meetings and review of quarterly reports, third-party reviews and reconciliations, which includes escalation to Trust Investments for exceptions, quarterly CIO investment reviews, and reviews of manager valuation policies. Valuation policies are reviewed when a new mandate is entered into with an asset manager, on a rolling three-year basis for existing managers, or as changes to policies are provided by managers.
Fixed income, equity, and derivative instruments are generally valued using valuations obtained from pricing vendors. Pricing vendor valuation methodologies and custodian pricing controls and related documentation are assessed for reasonableness on an annual basis. The pricing vendor due diligence process includes reviews of pricing controls and procedures, as well as discussions in order to maintain a current understanding of the valuation processes and related assumptions and inputs that may be used by the vendors to price instruments. The custodian due diligence process includes reviews of pricing controls and procedures that are carried out on the Master Trust's behalf. This includes various levels of tolerances checks on price changes, review of stale or unchanged prices, multi-price source comparisons, and vendor price challenges. Additionally, on a monthly basis, the custodian reconciles its valuations to valuations obtained from each investment manager and any exceptions are reported to Trust Investments for resolution, which may include escalation to the Valuation Committee.
Benefits — Benefits are recorded when paid.
Expenses — Necessary and proper expenses of the Plan are paid from the Plan assets at the Master Trust level, except for those expenses the Company is required by law or chooses to pay. Expenses are paid at the Master Trust level, deducted from income earned and therefore are recorded as a reduction of investment return and are not separately reflected in the Plan’s statement of changes in net assets available for benefits.

Notes Receivable from Participants — Notes receivable from participants are measured at the unpaid principal balance, plus any accrued but unpaid interest. Delinquent Member loans are recorded as distributions based on the terms of the plan document.
3.    SYNTHETIC GUARANTEED INVESTMENT CONTRACTS
The Master Trust includes the VIP Stable Value Fund (“VIP SVF”), which is managed by GSAM Stable Value, LLC (“GSAM”). The VIP SVF holds synthetic GICs.
A synthetic GIC, also known as a wrap contract, is an investment contract issued by an insurance company or other financial institution, backed by diversified fixed income and cash portfolios that are owned by the VIP SVF. These contracts provide that realized and unrealized gains and losses on the underlying assets are not reflected immediately in the net assets of the VIP SVF, but rather are amortized, over the duration of the underlying assets or other agreed upon period, through adjustments to the future crediting rate. Primary variables impacting the future crediting rate of the VIP SVF include the crediting rates of the various wrap contracts, broader market interest rates, the current yield and historical investment performance of the underlying assets, the duration of the underlying assets covered by the wrap contracts, the existing difference between the market value of the VIP SVF’s investment portfolios and the associated wrap contract book value, the timing and amount of participant contributions and withdrawals made to or from the VIP SVF, the percentage of the VIP SVF invested in cash, and VIP SVF expenses, among other factors. The issuer guarantees (subject to the terms, conditions and exceptions in the wrap contracts) that all qualified participant withdrawals will occur at contract value (or book value), which represents contributions made under the contract, plus credited interest, less withdrawals made under the contract, and less administrative expenses.
The synthetic GICs are included in the Master Trust’s statements of net assets, as discussed in Note 2, at contract value. There are no reserves against contract value for credit risk of the contract issuers. The fixed-income securities underlying the contracts are valued based on the valuation methodology stated in Note 2.
The assets underlying the synthetic GICs are owned by the VIP SVF, which is part of the Master Trust. NT is the custodian for the Master Trust assets. The underlying assets of the synthetic GICs are invested in diversified fixed income and cash portfolios managed by BlackRock Financial Management, Voya Investment Management Co., J.P. Morgan Investment Management (“JPM”), Pacific Investment Management Company, PGIM (the global investment management business of Prudential Financial), and Western Asset Management Co. In addition to the diversified fixed income portfolios, GSAM oversees an allocation to a cash component, which is invested in a separately managed account, managed by JPM.
The wrap providers are each contractually obligated to pay the principal and specified crediting rate that is guaranteed to the VIP SVF, subject to the terms, conditions and exceptions of each wrap contract. The respective crediting rates are each based on a formula agreed upon with each wrap contract issuer; each contract provides an interest rate floor of 0%. Such contract crediting rates are reset on a monthly basis while the crediting rate for the VIP SVF is reset on a daily basis.
Certain events, including but not limited to a Plan termination or a Plan merger outside the Master Trust initiated by the Company, could limit the ability of the VIP SVF to transact at contract value or may allow for the termination of the wrap contract at less than contract value. The Company does not believe that any events are probable that could limit the ability of the VIP SVF to transact at contract value.
4.    MASTER TRUST
The Master Trust assets are invested and records are maintained by each investment fund option. Funds are allocated to the participating plans in accordance with the Plan provisions and Member allocation elections. The allocation of net assets is based on the respective number of units held by the plans’ Members as of year-end. The allocation of the changes in net assets is calculated daily based on the units held by the plans’ Members as of that day’s end.
The Plan’s interest in the Master Trust represented 100% of the Master Trust’s net assets at December 31, 2020 and 2019.

Although the Plan is the only participating plan in the Master Trust as of December 31, 2020, the Company intends to keep the Master Trust for potential future acquired plans and file a Form 5500 as a master trust.

The Master Trust’s statements of net assets as of December 31, 2020 and 2019, are as follows:

	2020	2019
ASSETS:
Investments — at fair value:
Common/collective trusts	$38,256	$35,811
Common and preferred stock	6,538	5,519
Government and agency securities	471	487
Corporate bonds	757	595
Mortgage and asset-backed securities	381	288
Boeing common stock	7,317	10,005
Mutual funds	129	179
Short-term investments	69	21
Other investments	23	6
Total investments — at fair value	53,941	52,911
Investments — at contract value:
Synthetic GICs/VIP SVF	14,106	13,531
Total Master Trust investments	68,047	66,442
Cash and cash equivalents	208	32
Receivables:
Receivables for securities sold	114	24
Accrued investment income	20	21
Other	26	10
Total receivables	160	55
Total assets	68,415	66,529

LIABILITIES:
Payables for securities purchased	220	57
Accrued investment and administration expenses	24	24
Other	58	22
Total liabilities	302	103
NET ASSETS	$68,113	$66,426

The statement of changes in net assets for the Master Trust for the year ended December 31, 2020 is as follows:

Net appreciation of investments	$2,594
Interest income	402
Dividend income	178
Investment income	580
Net investment income	3,174
Amounts received from participating plan	3,918
Deductions:
Amounts paid to participating plan	5,482
Investment and administration expenses	82
Total deductions	5,564

Assets transferred from another plan	159

Increase in net assets	1,687
Beginning of year	66,426
End of year	$68,113
5.    FAIR VALUE OF FINANCIAL ASSETS AND FINANCIAL LIABILITIES
ASC 820, Fair Value Measurement, establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy under ASC 820 for financial assets and financial liabilities are described below:
Level 1 — Values are based on unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities. An active market is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.
Level 2 — Values are based on (a) quoted prices for similar assets or liabilities in active markets; (b) quoted prices for identical or similar assets or liabilities in nonactive markets; or (c) valuation models whose inputs are observable, directly or indirectly, for substantially the full term of the asset or liability.
Level 3 — Values are based on prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement.

The following tables set forth by level within the fair value hierarchy a summary of Master Trust investments by general types of assets and liabilities measured at fair value on a recurring basis as of December 31, 2020 and 2019. As required by ASC 820, assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

	Quoted Prices in Active Market for Identical Asset (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Not Leveled*	Balance as of December 31, 2020
Investments:
Investments in the fair value hierarchy:
Common and preferred stock	$5,378	$1,159	$1	$—	$6,538
Government and agency securities	—	459	12	—	471
Corporate bonds	—	743	14	—	757
Mortgage and asset-backed securities	—	356	25	—	381
Boeing common stock	7,317	—	—	—	7,317
Mutual funds	129	—	—	—	129
Short-term investments	—	62	7	—	69
Other investments	—	23	—	—	23
Total investments in the fair value hierarchy	12,824	2,802	59	—	15,685
Investments measured at net asset value:
Common/collective trusts	—	—	—	38,256	38,256
Total investments — at fair value	12,824	2,802	59	38,256	53,941
Investments measured at contract value:
Synthetic GICs/VIP SVF	—	—	—	14,106	14,106
Cash and cash equivalents	—	—	—	208	208
Receivables:
Receivables for securities sold	—	—	—	114	114
Accrued investment income	—	—	—	20	20
Other	2	24	—	—	26
Total receivables	2	24	—	134	160
Total assets	12,826	2,826	59	52,704	68,415

Investment liabilities:
Payables for securities purchased	—	—	—	220	220
Accrued investment and administration expenses	—	—	—	24	24
Other	1	15	—	42	58
Total liabilities	1	15	—	286	302

NET ASSETS	$12,825	$2,811	$59	$52,418	$68,113

	Quoted Prices in Active Market for Identical Asset (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Not Leveled*	Balance as of December 31, 2019
Investments:
Investments in the fair value hierarchy:
Common and preferred stock	$5,518	$—	$1	$—	$5,519
Government and agency securities	—	487	—	—	487
Corporate bonds	—	595	—	—	595
Mortgage and asset-backed securities	—	262	26	—	288
Boeing common stock	10,005	—	—	—	10,005
Mutual funds	179	—	—	—	179
Short-term investments	—	20	1	—	21
Other investments	—	6	—	—	6
Total investments in the fair value hierarchy	15,702	1,370	28	—	17,100
Investments measured at net asset value:
Common/collective trusts	—	—	—	35,811	35,811
Total investments — at fair value	15,702	1,370	28	35,811	52,911
Investments measured at contract value:
Synthetic GICs/VIP SVF	—	—	—	13,531	13,531
Cash and cash equivalents	—	—	—	32	32
Receivables:
Receivables for securities sold	—	—	—	24	24
Accrued investment income	—	—	—	21	21
Other	2	8	—	—	10
Total receivables	2	8	—	45	55
Total assets	15,704	1,378	28	49,419	66,529

Investment liabilities:
Payables for securities purchased	—	—	—	57	57
Accrued investment and administration expenses	—	—	—	24	24
Other	2	11	—	9	22
Total liabilities	2	11	—	90	103

NET ASSETS	$15,702	$1,367	$28	$49,329	$66,426
*The amounts not leveled are related to investments using NAV as a practical expedient to estimate fair value, investments measured at contract value, and non-investment assets and liabilities. The amounts presented in this table are intended to permit reconciliation of the fair value hierarchy to the amounts presented in the Master Trust’s statements of net assets.
Master Trust net assets at fair value classified within Level 3 consisted of common and preferred stock, government and agency securities, corporate bonds, mortgage and asset-backed securities, and short-term investments. Such amounts were 0.09% and 0.04% of the Master Trust’s net assets as of December 31, 2020 and 2019, respectively.
Level 3 Transfers — The availability of observable market data is monitored to assess the appropriate classification of financial instruments within the fair value hierarchy. Changes in economic conditions or model-based valuation techniques may require the transfer of financial instruments from one fair value level to another. The significance of transfers between levels is evaluated based upon the nature of the financial instrument and size of the transfer relative to net assets. There were no significant transfers into or out of Level 3 for the years ended December 31, 2020 and 2019.

6.     DERIVATIVE FINANCIAL INSTRUMENTS
ASC 815, Derivatives and Hedging, requires disclosures on how and why derivatives are used, accounted for, and affect the results of operations and financial position. Derivative instruments held by the Master Trust are not designated as hedging instruments under ASC 815. The Master Trust investments are exposed to the following financial instrument risks:

Interest Rate Risk — Interest rate risk is the risk of change in the market value of the assets due to a change in interest rates. Bond futures, interest rate swaps, and interest rate swaptions are generally used to manage interest rate risk or adjust portfolio duration. A futures contract is an agreement between two parties to buy and sell a financial instrument at a set price on a future date. Interest rate swap agreements involve the exchange by the Master Trust, with a counterparty, of respective commitments to pay or receive interest, e.g., an exchange of floating rate payments for fixed rate payments, with respect to the notional amount of principal. Interest rate swaptions are options to enter into an interest rate swap based on predetermined conditions.

Credit Risk — Credit risk is the risk of change in the market value of assets due to the change in creditworthiness of the underlying issuer. Credit default swaps are used to manage the credit exposure of a security or basket of securities. Credit default swap agreements involve one party (referred to as the buyer of protection) making a stream of payments to another party (the seller of protection) in exchange for the right to receive a specified return in the event of a default or other credit event for the referenced entity, obligation, or index.

Foreign Currency Risk — Currency risk is the risk of a change in market value due to the change in foreign currency exchange rates. Generally, currency futures and forward contracts are used to achieve the desired currency exposure, or generate value-added performance. Foreign currency futures and forwards are agreements between two parties to buy and sell a set of currencies at a set exchange rate on a specified future date. A currency option gives the buyer the right, but not the obligation, to buy one currency or sell another currency at a set exchange rate on or before a given date.

Equity Risk — Equity risk is the risk of a change in market value of assets due to the change in equity or equity index prices. Equity futures and swaps are generally used to manage the market exposure of a security or index, or rebalance the total portfolio to the target asset allocation. An equity futures contract is an agreement between two parties to buy and sell a financial instrument at a set price on a future date. Equity swaps generally exchanges the return on a stock or stock index for the return of another financial instrument such as a different stock or equity index or LIBOR.

Commodity Risk — Commodity risk is the risk of change in the market value of the underlying commodity due to a change in the price of the commodity. Commodity futures, swaps, and options are generally used to achieve the desired market exposure to commodities. A futures contract is an agreement between two parties to buy and sell a commodity at a set price on a future date. Commodity swaps are agreements involving the exchange by the Master Trust, with a counterparty, of respective commitments to pay or receive cash flows, e.g., an exchange of payments based on the price movement for the commodity, with respect to the notional amount of principal. Commodity options give the buyer the right, but not the obligation, to buy one commodity or sell another commodity at a set price on or before a given date.

Future Settlement Risk — Future settlement risk is the risk of counterparty nonperformance resulting in not receiving the asset or associated gains specified in the contract. Gains are derived from the change in market value of the contract due to a change in price of the underlying security. Mortgage-backed TBAs are used to manage the market exposure of a security or asset class. A TBA is a contract for the purchase or sale of agency mortgage-backed securities to be delivered at a future agreed-upon date.

As of December 31, 2020 and 2019, the Master Trust has invested in derivative contracts which are reflected on the Master Trust’s statements of net assets, as discussed in Note 4, as follows:

	Interest Rate	Credit	Foreign Currency	Equity	Commodity	Future Settlement	Total
December 31, 2020
Assets:
Synthetic GICs/VIP SVF*
TBAs	$—	$—	$—	$—	$—	$4	$4
Futures	1	—	—	—	—	—	1
Other investments:
Swaps	3	—	—	3	1	—	7
Other receivables:
Forward contracts	—	—	10	—	—	—	10
Futures	—	—	—	2	—	—	2
TBAs	—	—	—	—	—	1	1
Total assets	$4	$—	$10	$5	$1	$5	$25
Liabilities:
Synthetic GICs/VIP SVF*
TBAs	$—	$—	$—	$—	$—	$2	$2
Futures	1	—	—	—	—	—	1
Other liabilities:
Forward contracts	—	—	10	—	—	—	10
Futures	—	—	—	1	—	—	1
Swaps	3	1	—	1	—	—	5
Total liabilities	$4	$1	$10	$2	$—	$2	$19

December 31, 2019
Assets:
Synthetic GICs/VIP SVF*
TBAs	$—	$—	$—	$—	$—	$1	$1
Futures	1	—	—	—	—	—	1
Other investments:
Swaps	3	1	—	1	1	—	6
Other receivables:
Forward contracts	—	—	8	—	—	—	8
Futures	1	—	—	1	—	—	2
TBAs	—	—	—	—	—	—	—
Total assets	$5	$1	$8	$2	$1	$1	$18
Liabilities:
Synthetic GICs/VIP SVF*
TBAs	$—	$—	$—	$—	$—	$—	$—
Futures	—	—	—	—	—	—	—
Other liabilities:
Forward contracts	—	—	6	—	—	—	6
Futures	1	—	—	1	—	—	2
Swaps	4	1	—	—	—	—	5
Total liabilities	$5	$1	$6	$1	$—	$—	$13
*Synthetic GICs/VIP SVF are stated at contract value on the Master Trust’s statements of net assets.

Realized gains and losses and the change in unrealized gains and losses are reflected in the Master Trust’s statement of changes in net assets as net appreciation or depreciation of investments. The effect of derivative contracts realized gains and losses and the change in unrealized gains and losses for the year ended December 31, 2020, is reflected in the following table:

	Interest Rate	Credit	Foreign Currency	Equity	Commodity	Future Settlement	Total
Net gains (losses):
Forward contracts	$—	$—	$(2)	$—	$—	$—	$(2)
Futures	(20)	—	—	41	—	—	21
Options	1	—	—	—	—	—	1
Swaps	(2)	(2)	—	7	(7)	—	(4)
TBAs	—	—	—	—	—	50	50
Total net gains (losses)	$(21)	$(2)	$(2)	$48	$(7)	$50	$66
The following table summarizes the gross notional value of derivative contracts outstanding as of December 31, 2020 and 2019. The gross notional amounts give an indication of the volume of the Master Trust’s derivative activity and significantly exceed the fair value of the derivative investments, which is more representative of the economic exposure associated with derivatives in the Master Trust.

	Interest Rate	Credit	Foreign Currency	Equity	Commodity	Future Settlement	Total
December 31, 2020
Forward contracts	$—	$—	$931	$—	$—	$—	$931
Futures	3,637	—	4	411	58	—	4,110
Options	22	2	2	—	5	—	31
Swaps	464	40	4	1	22	—	531
TBAs	—	—	—	—	—	1,001	1,001
Total	$4,123	$42	$941	$412	$85	$1,001	$6,604
December 31, 2019
Forward contracts	$—	$—	$685	$—	$1	$—	$686
Futures	4,138	—	4	317	94	—	4,553
Options	69	1	4	—	22	—	96
Swaps	576	68	5	4	96	—	749
TBAs	—	—	—	—	—	1,226	1,226
Total	$4,783	$69	$698	$321	$213	$1,226	$7,310
Derivatives are generally used to manage the market exposure of a security, index or currency, or adjust the portfolio duration. Derivative contracts are instruments that derive their value from underlying assets, indices, reference interest rates, or a combination of these factors. Refer to Note 2 for further description of how derivative instruments are valued. Certain cash instruments, such as mortgage-backed TBAs meet the definition of a derivative instrument under GAAP.
The nature of the counterparty and the settlement mechanism of the derivative affect the credit risk to which the Master Trust is exposed. For OTC derivatives such as swaps, forwards, options and TBAs, the Master Trust is exposed to the credit risk of the derivative counterparty.
For exchange-traded derivatives, such as futures and options, and “cleared” OTC swaps, the Master Trust is generally exposed to the credit risk of the relevant exchange or clearinghouse. Where possible, the Master Trust seeks to mitigate its credit risk exposures arising on derivative transactions through the use of legally enforceable master netting arrangements and collateral agreements.

The Master Trust is also exposed to liquidity risk in the following situations:
1) When the derivative contracts require the Master Trust to post additional cash or securities collateral with counterparties as the fair value of the contracts moves in the counterparties’ favor and the Master Trust’s receivables under related contracts are unavailable for offset or insufficient in value to offset the payment obligation to the counterparty.
2) When certain derivative contracts have credit-related contingent features under the International Swaps and Derivatives Association Master Agreement (generally swaps) with counterparties for contracts in a net liability position.
The Master Trust has liquidity risk if its assets decline by various, pre-specified rates over predetermined time periods. If this occurs, the Master Trust is required to post more collateral or may be required to pay off the open liability contracts given the counterparty’s right to terminate the contract. At December 31, 2020 and 2019, the Master Trust had an insignificant amount of contracts in a net liability position with contingent features with an insignificant amount posted in collateral against those positions.
7.    PLAN AMENDMENTS
Effective during 2020 as specified in the Plan provisions, the Plan amended employer contribution formulas for certain union Members as specified or permitted in the applicable collective bargaining agreement for each group, and for certain nonunion Members.
8.    RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500
The following is a reconciliation of net assets available for benefits per the financial statements as of December 31, 2020 and 2019, to Form 5500:

	2020	2019
Net assets available for benefits per the financial statements	$68,804	$67,172
Amounts allocated to withdrawing Members	(151)	(15)
Net assets available for benefits per Form 5500	$68,653	$67,157
The following is a reconciliation of benefits paid per the financial statements for the year ended December 31, 2020, to total benefit payments per Form 5500:

Benefits paid per the financial statements	$5,225
Amounts allocated to withdrawing Members — December 31, 2020	151
Amounts allocated to withdrawing Members — December 31, 2019	(15)
Total benefit payments per Form 5500	$5,361
Amounts allocated to withdrawing Members are recorded on the Form 5500 for benefit claims that have been processed and approved for payment prior to December 31, but not yet paid as of that date.
9.    RELATED PARTY AND PARTY-IN-INTEREST TRANSACTIONS
Certain Master Trust investments are managed by NT. NT is the trustee as defined by the Plan and, therefore, these transactions qualify as related party and party-in-interest transactions.
As of December 31, 2020 and 2019, the Plan held approximately 34 million and 31 million shares of common stock of the Company, respectively, with a cost basis of $5,057 and $4,392, respectively, and recorded dividend income of $63 during the year ended December 31, 2020. The Company contributed $194 in Company common stock to the Plan during the year ended December 31, 2020.
Newport Trust Company (“Newport”), is the independent fiduciary and investment manager of the Boeing Stock Fund. The Plan has authorized Newport with sole responsibility for deciding whether to restrict investment in the Boeing Stock Fund, or to sell or otherwise dispose of all or any portion of the stock held in the Boeing Stock Fund. In the event Newport determined to sell or dispose of stock in the Boeing Stock Fund, Newport would designate an alternative investment fund under the Plan for the temporary investment of any proceeds from the sale or other disposition of the Company’s common stock.
10.    TAX STATUS
The Internal Revenue Service (“IRS”) has determined and informed the Company by a letter, dated May 11, 2015, that the Plan is designed in accordance with applicable sections of the IRC. The Plan has been amended since receiving the determination letter. The Plan administrator believes that the Plan is designed and is currently being operated in compliance with the applicable requirements of the IRC. Therefore, the Plan administrator believes that the tax-exempt status of the Plan and related trust has not been affected and no provision for income taxes has been included in the Plan’s financial statements.
GAAP requires Plan management to evaluate tax positions taken by the Plan and recognize a tax liability (or asset) if the Plan has taken an uncertain position that more likely than not would not be sustained upon examination by the IRS. The Plan is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress. The Plan administrator believes it is no longer subject to income tax examinations for years prior to 2017.
11.     PLAN TERMINATION
Although it has not expressed any intention to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions set forth in ERISA. In the event of termination of the Plan, both Member and employer contributions, including any income earned, will be distributed to the Members.

SUPPLEMENTAL SCHEDULE
THE BOEING COMPANY VOLUNTARY INVESTMENT PLAN
FORM 5500, SCHEDULE H, LINE 4(i) - SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2020

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
1166 AVE OF THE 5.68959999084% DUE 10-13-2037	**	$2,893,645
1LIFE HEALTHCARE INC COM	**	852,965
1ST COMWLTH FNCL CORP COM LM	**	152,405
1ST CONSTITUTION BANCORP COM	**	17,949
1ST INDL RLTY TR INC COM	**	402,805
1ST INVS AUTO 3.6% DUE 04-17-2023	**	144,859
1ST SOURCE CORP COM	**	145,161
2U INC COM	**	2,386,476
3I GROUP ORD GBP0.738636	**	274,365
3M CO 1.75% DUE 02-14-2023	**	1,024,189
3M CO 2.375% DUE 08-26-2029	**	421,988
3M CO 3.7% DUE 04-15-2050/03-27-2020 REG	**	2,346,033
3SBIO INC USD0.00001 REG'S'/144A	**	816,326
4D MOLECULAR THERAPEUTICS INC COM	**	78,755
5 PT HLDGS LLC CL A COM REPSTG CL A LTD	**	305,826
5TH 3RD BK CIN OH 2.25% DUE 06-14-2021	**	604,155
6TH STR CLO XVI LTD / 6TH STR CLO 1.5128% 10-20-2032	**	13,014,140
7 & I HLDGS CO LTD 3.35% DUE 09-17-2021	**	1,325,364
888 HOLDINGS ORD GBP0.005	**	604,746
89BIO INC COM	**	132,232
8X8 INC NEW COM	**	457,727
908 DEVICES INC COM	**	216,410
A H BELO CORP COM SER A STK	**	2,940
A&D CO LTD NPV	**	179,989
A10 NETWORKS INC COM	**	487,952
A2A SPA EUR0.52	**	265,608
AAR CORP COM	**	58,858
AARONS CO INC COM	**	47,248
AARTI DRUGS LTD COM STK	**	123,447
ABACORE CAPITAL HO PHP1	**	44,364
ABBOTT LAB COM	**	17,586,941
ABBOTT LABS 1.15% DUE 01-30-2028	**	76,101
ABBOTT LABS 3.4% DUE 11-30-2023	**	2,496,024
ABBVIE INC 2.15% DUE 11-19-2021 REG	**	5,216,635
ABBVIE INC 2.3% DUE 11-21-2022 REG	**	5,498,101
ABBVIE INC 2.6% DUE 11-21-2024 REG	**	1,500,514
ABBVIE INC 2.6% DUE 11-21-2024 REG	**	24,404,790
ABBVIE INC 2.8% DUE 03-15-2023 REG	**	141,173
ABBVIE INC 2.85% DUE 05-14-2023	**	6,518,855
ABBVIE INC 2.9% DUE 11-06-2022	**	104,608
ABBVIE INC 2.9% DUE 11-06-2022	**	1,516,816
ABBVIE INC 2.95% 09-21-2026	**	1,548,189
ABBVIE INC 2.95% 09-21-2026	**	10,339,690

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
ABBVIE INC 3.2% 08-21-2029	**	773,280
ABBVIE INC 3.2% 08-21-2029	**	12,949,638
ABBVIE INC 3.2% 11-06-2022	**	4,248,625
ABBVIE INC 3.25% DUE 10-01-2022 REG	**	677,006
ABBVIE INC 3.25% DUE 10-01-2022 REG	**	1,176,949
ABBVIE INC 3.375% DUE 11-14-2021	**	488,794
ABBVIE INC 3.45% DUE 03-15-2022 REG	**	1,943,720
ABBVIE INC 3.45% DUE 03-15-2022 REG	**	5,424,652
ABBVIE INC 3.6% 05-14-2025	**	8,110,558
ABBVIE INC 3.75% DUE 11-14-2023	**	255,153
ABBVIE INC 3.85% DUE 03-15-2025 REG	**	501,830
ABBVIE INC 4.05% DUE 11-21-2039 REG	**	163,380
ABBVIE INC 4.25% DUE 11-14-2028	**	299,728
ABBVIE INC 4.25% DUE 11-21-2049 REG	**	169,266
ABBVIE INC 4.25% DUE 11-21-2049 REG	**	376,146
ABBVIE INC 4.4% DUE 11-06-2042	**	313,939
ABBVIE INC 5.0% DUE 12-15-2021 REG	**	206,472
ABC ARBITRAGE EUR0.016	**	132,956
ABC-MART INC NPV	**	200,330
ABERCROMBIE & FITCH CO CL A	**	175,259
ABM INDS INC COM	**	438,641
ABN AMRO BK N V 4.75% DUE 07-28-2025	**	460,340
ABU DHABI COMM.BK. AED1	**	60,647
ABU DHABI NATIONAL 4.875% SNR MTN 23/04/30 USD	**	7,368,835
ACACIA RESH CORP COM	**	17,604
ACADIA HEALTHCARE CO INC COM	**	1,391,599
ACADIA RLTY TR COM	**	111,661
ACCELERON PHARMA INC COM	**	3,215,772
ACCENTURE PLC SHS CL A NEW	**	31,607,455
ACCESS GROUP INC DEL 2005-A ASSET BKD CTF CL A-3 FLTG 07-25-2034 REG	**	2,564,203
ACCO BRANDS CORP COM	**	352,661
ACCOLADE INC COM	**	594,254
ACCREDITED MTG LN TR 2004-3 MTG PASSTHRUCTF CL 2A2 10-25-2034 REG	**	563,282
ACCUNIA EUROPEAN I FRN CLO 07/2030 EUR 'A'	**	367,182
ACCURAY INC DEL COM	**	188,367
ACE INA HLDGS INC 2.7% DUE 03-13-2023	**	126,368
ACE INA HLDGS INC 2.875% DUE 11-03-2022	**	2,628,973
ACE INA HLDGS INC 3.35% DUE 05-03-2026	**	45,078
ACER INC TWD10	**	220,497
ACNB CORP COM	**	17,025
ACUITY BRANDS INC COM	**	19,617
ACUSHNET HLDGS CORP COM	**	442,291
ADAMS RES & ENERGY INC COM NEW COM NEW	**	7,399
ADAPTIVE BIOTECHNOLOGIES CORP COM USD0.0001	**	1,773,900
ADARO ENERGY TBK IDR100	**	592,435
ADDUS HOMECARE CORP COM STK	**	59,716
ADECCO GROUP AG CHF0.1 (REGD)	**	3,618,369
ADIENT PLC ADIENT PLC LTD COM	**	1,503,768

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
ADOBE INC 2.3% DUE 02-01-2030	**	2,933,253
ADOBE SYS INC COM	**	44,969,290
ADR 360 DIGITECH INC	**	212,220
ADR ABCAM PLC SPON ADS EACH REP 1 ORD SHS	**	538,750
ADR ALIBABA GROUP HOLDING LTD SPON ADS EACH REP 8 ORD SHS ADS	**	12,918,842
ADR AMBEV SA SPONSORED ADR	**	1,554,042
ADR ANGLOGOLD ASHANTI LTD	**	1,349,554
ADR ARGENX SE SPONSORED ADS	**	588,180
ADR ASCENDIS PHARMA A/S SPONSORED ADR	**	1,032,368
ADR ASTRAZENECA PLC SPONSORED ADR UNITEDKINGDOM	**	14,343,331
ADR AUTOHOME INC SPONSORED ADR REPST CL A	**	114,862
ADR BANCO BRADESCO S A SPONSORED ADR REPSTG PFD SHS NEW 2004	**	1,146,612
ADR BANCO SANTANDER CHILE NEW SPONSORED ADR REPSTG COM	**	107,066
ADR BILIBILI INC ADS REPSTG SHS CL Z	**	210,957
ADR CEMEX SAB DE CV	**	878,957
ADR COMPANHIA ENERGETICA DE MINAS GERAISSPONSORED ADR PAR $0.01 REP NON VTG PFD	**	149,512
ADR CRITEO S A SPONSORED ADS	**	797,839
ADR DANONE SPONSORED ADR	**	3,984,038
ADR DAQO NEW ENERGY CORP SPONSORED ADR NEW	**	45,888
ADR ENDAVA PLC ADS	**	2,859,475
ADR GAZPROM SPONSORED ADR PJSC GAZPROM	**	59,388
ADR GDS HLDGS LTD SPONSORED ADR	**	163,027
ADR GERDAU S A SPONSORED ADR REPRESENTING PFD SHS	**	947,926
ADR GLAXOSMITHKLINE PLC SPONSORED ADR	**	15,514,880
ADR GOLD FIELDS LTD NEW SPONSORED ADR	**	1,112,354
ADR GRUPO TELEVISA SA DE CV SPONSORED ADR REPSTG ORD PARTN SPONS ADR	**	373,577
ADR GSX TECHEDU INC SPONSORED ADS	**	86,201
ADR HARMONY GOLD MNG LTD SPONSORED ADR	**	52,964
ADR HUAZHU GROUP LTD	**	130,227
ADR ICICI BK LTD	**	1,378,310
ADR JD COM INC SPONSORED ADR REPSTG COM CL A	**	3,127,482
ADR KE HLDGS INC SPONSORED ADS	**	115,572
ADR KERING S A ADR	**	15,906,108
ADR LOMA NEGRA CORP SPONSORED ADS REPSTGORD SHS	**	27,060
ADR MORPHOSYS AG SPONSORED ADS	**	623,480
ADR NESTLE S A SPONSORED ADR REPSTG REG SH	**	21,111,409
ADR NETEASE INC SPONSORED ADR ADR EACH REPR 25 COM STK USD0.0001	**	819,791
ADR NEW ORIENTAL ED & TECHNOLOGY GROUP INC SPONSORED ADR REPSTG COM	**	540,150
ADR NICE LTD SPONSORED ADR	**	2,608,568
ADR NIO INC ADS	**	1,106,106
ADR OZON HLDGS PLC SPONSORED ADS	**	277,488
ADR PINDUODUO INC SPONSORED ADS	**	1,352,069
ADR PJSC LUKOIL SPONSORED ADR	**	107,120
ADR RECKITT BENCKISER GROUP PLC SPONSORED ADR	**	5,337,645
ADR ROCHE HLDG LTD SPONSORED ADR ISIN #US771195104	**	5,657,727
ADR ROYAL DUTCH SHELL PLC SPONSORED ADR REPSTG A SHS	**	6,711,986
ADR RYANAIR HLDGS PLC SPONSORED ADR NEW	**	5,596,552
ADR SOCIEDAD QUIMICA Y MINERA DE CHILE SA SPONSORED ADR REPSTG SER B SHS	**	972,424

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
ADR TAIWAN SEMICONDUCTOR MANUFACTURING SPON ADS EACH REP 5 ORD TWD10	**	21,656,871
ADR TAL ED GROUP ADS REPSTG COM SHS ADR	**	505,647
ADR TENCENT MUSIC ENTMT GROUP ADS	**	151,284
ADR TRIP COM GRP LTD	**	250,412
ADR UNILEVER PLC SPONSORED ADR NEW	**	11,691,732
ADR VALE S A ADR	**	2,736,942
ADR VIPSHOP HLDGS LTD SPONSORED ADR	**	173,298
ADR VODAFONE GROUP PLC NEW SPONSORED ADRNO PAR	**	14,978,672
ADR WNS HLDGS LTD SPONSORED ADR	**	7,966,208
ADR XPENG INC ADS	**	433,697
ADR YALLA GROUP LTD SPONSORED ADS	**	575,736
ADR ZAI LAB LTD ADR	**	187,311
ADR ZTO EXPRESS CAYMAN INC SPONSORED ADR	**	172,627
ADT INC DEL COM	**	364,083
ADTALEM GLOBAL ED INC COM	**	800,881
ADTRAN INC COM	**	1,448,996
ADVANCE AUTO PTS INC COM	**	355,500
ADVANCED DRAIN SYS INC DEL COM	**	180,449
ADVANCED INFO SERV THB1(NVDR)	**	1,324,012
ADVANCED PETROCHEM SAR10	**	127,687
ADVANSIX INC COM	**	431,464
ADVANTEST CORP NPV	**	1,148,788
ADVENTIST HLTH 2.952% DUE 03-01-2029	**	2,082,332
ADVENTIST HLTH 3.378% DUE 03-01-2023	**	4,168,413
ADVERUM BIOTECHNOLOGIES INC COM	**	220,225
ADYEN NV EUR0.01	**	22,625,686
AEGION CORP 10	**	107,901
AEM HOLDINGS LTD NPV	**	1,176,531
AEON MALL CO LTD NPV	**	26,502
AEP TEX INC 3.45% DUE 01-15-2050	**	369,577
AEP TEX INC 4.15% DUE 05-01-2049	**	309,087
AEP TEXAS CENT CO FIXED 3.95% DUE 06-01-2028	**	3,754,793
AEP TRANSM CO LLC 3.1% DUE 12-01-2026	**	854,985
AEP TRANSM CO LLC FIXED 3.65% DUE 04-01-2050	**	1,333,635
AERCAP IRELAND CAP 3.3% DUE 01-23-2023	**	260,863
AERCAP IRELAND CAP 3.3% DUE 01-23-2023	**	521,726
AERCAP IRELAND CAP 3.5% 01-15-2025	**	289,878
AERCAP IRELAND CAP 3.65% DUE 07-21-2027	**	220,595
AERCAP IRELAND CAP 3.95% DUE 02-01-2022	**	1,028,267
AERCAP IRELAND CAP 4.625% DUE 07-01-2022	**	2,635,944
AERCAP IRELAND CAP 4.875% DUE 01-16-2024	**	2,641,929
AERCAP IRELAND CAP 5% DUE 10-01-2021	**	480,715
AERCAP IRELAND CAP DESIGNATED ACTIVITY C4.125% DUE 07-03-2023	**	321,349
AERCAP IRELAND CAP DESIGNATED ACTIVITY C4.5% DUE 09-15-2023 REG	**	542,111
AERCAP IRELAND CAP FIXED 3.15% DUE 02-15-2024	**	859,576
AERIE PHARMACEUTICALS INC COM	**	205,460
AEROVIRONMENT INC COM	**	66,652
AES TIETE ENERGIA PRF NPV	**	21,860

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
AES TIETE ENERGIA UNITS (1 COM & 4 PRF)	**	36,987
AETNA INC 2.75% DUE 11-15-2022	**	2,494,140
AETNA INC NEW 2.8% DUE 06-15-2023	**	52,608
AETNA INC NEW 2.8% DUE 06-15-2023	**	1,594,013
AETNA INC NEW 6.75% DUE 12-15-2037	**	136,975
AFREECATV CO LTD KRW500	**	95,598
AFRICAN RAINBOW LTD ZAR0.05	**	465,011
AGCO CORP COM	**	3,966,594
AGEAS NPV	**	1,418,366
AGENUS INC COM NEW COM USD0.01 (POST REVSPLIT)	**	135,271
AGILYSYS INC COM STK	**	566,335
AGIOS PHARMACEUTICALS INC COM	**	270,163
AGL CAP CORP 3.25% DUE 06-15-2026	**	3,140,497
AGL CAP CORP 3.5% DUE 09-15-2021	**	233,223
AGL CAP CORP 5.875% DUE 03-15-2041	**	36,421
AGNICO EAGLE MINES LTD COM NPV	**	722,627
AGREE RLTY CORP COM	**	3,574,081
AGROFRESH SOLUTIONS INC COM	**	8,453
AGUAS ANDINAS S.A. COM NPV SER'A'	**	64,614
AHN-GOOK PHARMACEU KRW500	**	14,191
AIA GROUP LTD NPV	**	14,300,693
AICHI STEEL CORP NPV	**	90,964
AIG GLOBAL FDG SR SECD MEDIUM TERM NTS BTRANCHE # TR 00008 VAR RT DUE 06-25-2021	**	2,482,973
AIR LEASE CORP 2.625% DUE 07-01-2022	**	4,220,889
AIR LEASE CORP 2.75% 01-15-2023	**	826,939
AIR LEASE CORP 3% DUE 09-15-2023	**	630,809
AIR LEASE CORP 3.25% DUE 03-01-2025	**	428,277
AIR LEASE CORP 3.375% DUE 06-01-2021	**	1,010,664
AIR LEASE CORP 3.375% DUE 07-01-2025 REG	**	133,349
AIR LEASE CORP 3.375% DUE 07-01-2025 REG	**	666,747
AIR LEASE CORP 3.5% DUE 01-15-2022	**	5,660,104
AIR LEASE CORP 3.625% 12-01-2027	**	215,902
AIR LEASE CORP 3.875% DUE 07-03-2023	**	2,744,245
AIR LEASE CORP CL A CL A	**	969,600
AIR LEASE CORP MED 2.875% DUE 01-15-2026	**	804,182
AIR LEASE CORP MED 2.875% DUE 01-15-2026	**	2,957,485
AIR LEASE CORP MED 3.25% DUE 10-01-2029	**	581,267
AIR LIQUIDE(L') EUR5.50	**	13,538,664
AIR PRODS & CHEMS INC 1.5% DUE 10-15-2025 REG	**	675,428
AIR TRANS SVCS GROUP INC COM STK	**	220,728
AIRBNB INC CL A COM USD0.0001 CL A	**	10,742,384
AIRCASTLE LTD 5.125% DUE 03-15-2021	**	604,782
AISIN SEIKI CO NPV	**	1,187,197
AKATSUKI INC NPV	**	385,078
AKEBIA THERAPEUTICS INC COM	**	200,217
AKERO THERAPEUTICS INC COM	**	170,228
AKZO NOBEL NV EUR0.50(POST REV SPLIT)	**	6,466,263
AL ECON SETTLEMENT AUTH BP SETTLEMENT REV 3.163 09-15-2025 BEO TAXABLE	**	561,058

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
AL HASSAN GHAZI IBRAHIM SHAKER	**	139,919
ALABAMA PWR CO 2.45% DUE 03-30-2022	**	81,980
ALABAMA PWR CO 3.45% DUE 10-01-2049	**	410,638
ALAMO GROUP INC COM	**	1,277,141
ALASKA AIR GROUP INC COM	**	579,072
ALASKA COMMUNICATIONS SYS GROUP INC COM ISIN US01167P1012	**	16,974
ALBA PLC FLT 15/12/2038	**	404,252
ALBACORE EURO 1 FRN CLO 07/2031 EUR 'A'	**	615,727
ALBANY INTL CORP NEW CL A	**	1,254,160
ALBERTA PROV CDA BD 3.3% DUE 03-15-2028 REG	**	2,044,035
ALBERTSONS COS INC CL A CL A	**	517,204
ALCON INC	**	1,112,844
ALEMBIC PHARMACEUTICALS LTD SHS	**	96,089
ALEXANDRIA REAL 3.8% DUE 04-15-2026	**	287,460
ALEXANDRIA REAL 4% DUE 02-01-2050	**	372,746
ALEXANDRIA REAL 4.9% DUE 12-15-2030	**	763,546
ALEXANDRIA REAL ESTATE EQUITIES 1.875% DUE 02-01-2033	**	124,800
ALFA SAB DE CV SER'A'NPV	**	44,312
ALFRESA HOLDINGS NPV	**	229,225
ALIBABA GROUP HLDG 2.8% DUE 06-06-2023	**	2,754,230
ALIBABA HLTH HKD0.01	**	510,290
ALICO INC COM	**	45,910
ALIGOS THERAPEUTICS INC COM	**	107,835
ALINMA BANK SAR10	**	554,174
ALKERMES PLC SHS	**	1,861,076
ALLAKOS INC COM	**	370,440
ALLEGHANY CORP DEL COM	**	2,760,674
ALLEGHENY TECHNOLOGIES INC COM	**	614,671
ALLEGIANCE BANCSHARES INC COM	**	113,926
ALLEGIANT TRAVEL CO COM	**	1,027,952
ALLEGION US HLDG CO INC 3.2% 10-01-2024	**	1,068,060
ALLETE INC COM NEW	**	459,285
ALLIANCE DATA SYS CORP COM	**	164,724
ALLIANT ENERGY FIN 3.75% DUE 06-15-2023	**	3,107,129
ALLIED MOTION TECHNOLOGIES INC COM	**	138,890
ALLISON TRANSMISSION HOLDING	**	48,608
ALLSCRIPTS HEALTHCARE SOLUTIONS INC	**	2,072,284
ALLY AUTO RECEIVABLES TR 2018-3 CL A-4 3.23% 07-17-2023	**	1,897,435
ALLY AUTO RECEIVABLES TR 2019-1 3.02% DUE 04-15-2024 REG	**	780,652
ALLY AUTO RECEIVABLES TR SER 17-3 CL A4 2.01%03-15-2022	**	696,575
ALLY AUTO RECEIVABLES TR SER 2018-1 CL A-3 2.35% 06-15-2022	**	182,769
ALLY FINL INC COM	**	1,523,467
ALMIRALL SA EUR0.12	**	806,573
ALNYLAM PHARMACEUTICALS INC COM	**	166,622
ALPHA & OMEGA SEMICONDUCTOR LTD COM STK	**	261,600
ALPHABET INC 1.1% DUE 08-15-2030	**	473,437
ALPHABET INC 2.05% 08-15-2050	**	754,000
ALPHABET INC 2.25% DUE 08-15-2060	**	512,493

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
ALPHABET INC CAP STK USD0.001 CL C	**	22,599,252
ALPHABET INC CAPITAL STOCK USD0.001 CL A	**	45,582,661
ALPHABET INC FIXED .45% DUE 08-15-2025	**	2,002,494
ALPHABET INC FIXED .8% DUE 08-15-2027	**	419,760
ALPS ALPINE CO LTD	**	1,338,556
ALSO HOLDING AG CHF1 (REGD)	**	768,465
ALTABANCORP COM	**	90,489
ALTAGAS INCOME LTD COMMON STOCK	**	125,794
ALTRA INDUSTRIAL MOTION CORP COM STK USD0.001	**	389,396
ALTRIA GROUP INC 2.85 DUE 08-09-2022 REG	**	1,609,646
ALTRIA GROUP INC 3.49% DUE 02-14-2022	**	2,430,741
ALTRIA GROUP INC 3.8% DUE 02-14-2024	**	9,904,317
ALTRIA GROUP INC 4 DUE 01-31-2024 REG	**	3,321,332
ALTRIA GROUP INC 4.8% DUE 02-14-2029	**	958,477
ALTRIA GROUP INC 6.2% DUE 02-14-2059	**	210,598
ALTRIA GROUP INC FIXED 2.35% DUE 05-06-2025	**	1,699,976
ALTRIA GROUP INC FIXED 2.35% DUE 05-06-2025	**	3,557,200
ALTRIA GROUP INC FIXED 3.4% DUE 05-06-2030	**	847,107
ALTRIA GROUP INC FIXED 4.4% DUE 02-14-2026	**	2,391,805
ALUMINUM CORP CHN. 'H'CNY1	**	379,806
ALX ONCOLOGY HLDGS INC COM	**	595,814
AMADEUS IT GROUP EUR0.01	**	7,767,090
AMALGAMATED BK NEW YORK COM	**	35,394
AMANAT HLDGS AED1	**	40,716
A-MARK PRECIOUS METALS INC COM	**	74,385
AMAZON COM INC .4% DUE 06-03-2023 REG	**	2,172,141
AMAZON COM INC .8% DUE 06-03-2025	**	517,481
AMAZON COM INC 1.2% DUE 06-03-2027	**	744,703
AMAZON COM INC 1.5% DUE 06-03-2030	**	508,504
AMAZON COM INC 1.5% DUE 06-03-2030	**	722,076
AMAZON COM INC 2.5% DUE 06-03-2050	**	539,537
AMAZON COM INC 3.15% DUE 08-22-2027 BEO	**	6,876,926
AMAZON COM INC COM	**	115,451,655
AMAZON COM INC FIXED 4.25% DUE 08-22-2057	**	170,992
AMBAC FINL GROUP INC COM	**	61,474
AMBARELLA INC SHS	**	1,494,279
AMBUJA CEMENTS LTD INR2	**	701,047
AMC NETWORKS INC CL A	**	135,318
AMEDISYS INC COM	**	767,058
AMER ELEC PWR CO INC COM	**	9,532,666
AMER MOVIL SAB DE 3.625% DUE 04-22-2029	**	299,469
AMER MOVIL SAB DE C V SPONSORED ADR REPSTG SER L SHS	**	400,737
AMERCO COM	**	1,243,396
AMEREN ILL CO 2.7% DUE 09-01-2022	**	2,266,175
AMEREN ILL CO 3.8% DUE 05-15-2028	**	4,534,193
AMERESCO INC	**	260,834
AMERICA HONDA FINANCE 3.15% DUE 01-08-2021	**	500,160
AMERICAN AIRLS 2017-1 CL AA PASS THRU TR3.65% DUE 08-15-2030	**	50,121

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
AMERICAN AIRLS INC 16-3 AA PTT 04-15-2030	**	88,488
AMERICAN ASSETS TR INC COM	**	2,383,178
AMERICAN AXLE & MFG HLDGS INC COM	**	780,749
AMERICAN CAMPUS CMNTYS INC COM	**	536,165
AMERICAN CAMPUS CMNTYS OPER PARTNERSHIP LP 2.85% DUE 02-01-2030	**	418,788
AMERICAN EAGLE OUTFITTERS INC NEW COM	**	1,288,273
AMERICAN EQUITY INVT LIFE HLDG CO COM	**	1,395,862
AMERICAN EXPRESS CO	**	14,235,339
AMERICAN EXPRESS CR CORP MEDIUM TERM NTS 2.25% DUE 05-05-2021	**	711,184
AMERICAN EXPRESS CR CORP MEDIUM TERM NTSTRANCHE # TR 00103 2.7% DUE 03-03-2022	**	199,998
AMERICAN FIN TR INC COM CL A COM CL A	**	53,496
AMERICAN HOMES 4 RENT COMMON STOCK	**	1,636,320
AMERICAN HONDA FIN CORP MED TERM NTS BOO.65% DUE 09-08-2023	**	4,575,714
AMERICAN HONDA FIN CORP MED TERM NTS BOO.875% DUE 07-07-2023	**	2,145,808
AMERICAN INTERNATIONAL GROUP INC BNDS 3.75% DUE 07-10-2025 REG	**	2,430,120
AMERICAN INTERNATIONAL GROUP INC COM	**	47,298,498
AMERICAN INTL GROUP INC 4.125 DUE 02-15-2024	**	1,168,130
AMERICAN INTL GROUP INC 4.25% DUE 03-15-2029	**	300,033
AMERICAN MUN PWR OHIO INC REV 6.449% 02-15-2044 BEO TAXABLE	**	7,400,800
AMERICAN MUN PWR OHIO INC REV 7.334% 02-15-2028 BEO TAXABLE	**	253,760
AMERICAN NATL BANKSHARES INC COM	**	41,202
AMERICAN NATL GROUP INC COM	**	364,583
AMERICAN OUTDOOR BRANDS INC COM	**	42,626
AMERICAN PUB ED INC COM STK	**	249,692
AMERICAN TOWER CORP	**	9,923,601
AMERICAN TOWER CORP 2.75% DUE 01-15-2027	**	1,518,889
AMERICAN TOWER CORP 3.0% 06-15-2023	**	529,767
AMERICAN TOWER CORP 3.6% 01-15-2028	**	454,345
AMERICAN TOWER CORP NEW 1.875% DUE 10-15-2030	**	756,541
AMERICAN VANGUARD CORP COM	**	685,379
AMERICOLD RLTY TR COM	**	2,075,548
AMERICREDIT .66% DUE 12-18-2024	**	100,518
AMERICREDIT 1.11% DUE 08-19-2024	**	4,995,564
AMERICREDIT 1.48% DUE 02-18-2026	**	101,353
AMERICREDIT 1.59% DUE 10-20-2025	**	1,833,175
AMERICREDIT 2.13% DUE 07-18-2025	**	2,106,581
AMERICREDIT 2.28% DUE 01-18-2024	**	405,463
AMERICREDIT 2.28% DUE 01-18-2024	**	4,916,237
AMERICREDIT 2.32% DUE 07-18-2025	**	3,107,974
AMERICREDIT 2.58% DUE 09-18-2025	**	5,192,467
AMERICREDIT 2.69% DUE 06-19-2023	**	635,617
AMERICREDIT 2.74% DUE 04-18-2025	**	1,874,793
AMERICREDIT 2.74% DUE 12-08-2022	**	3,735,413
AMERICREDIT 2.97% DUE 11-20-2023	**	1,894,052
AMERICREDIT 3.36% DUE 02-18-2025	**	1,868,103
AMERICREDIT 3.36% DUE 02-18-2025	**	947,741
AMERICREDIT AUTOMOBILE RECEIVABLES 18-2 A3 3.15% 03-20-2023	**	868,547
AMERICREDIT AUTOMOBILE RECEIVABLES 3.07% SER 2018-1 CL A3 DUE 12-19-2022	**	815,473

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
AMERICREDIT AUTOMOBILE RECEIVABLES SER 17-1 CLS C 2.71% DUE 08-18-2022	**	34,738
AMERICREDIT AUTOMOBILE RECEIVABLES SER 19-1 CL B 3.13% 02-18-2025	**	931,525
AMERICREDIT AUTOMOBILE RECEIVABLES TR SER 20-3 CL A2 .42% DUE 03-18-2024 REG	**	8,326,555
AMERICREDIT AUTOMOBILE RECEIVABLES TR 20-2 CL A2A 0.6% DUE 12-18-2023 REG	**	997,161
AMERICREDIT CDA AUTOMOBILE SER 17-1 CLS D 3.13% DUE 01-18-2023	**	79,914
AMERIPRISE FINL 3% DUE 04-02-2025	**	4,525,590
AMERIPRISE FINL 4% DUE 10-15-2023	**	2,917,407
AMERIPRISE FINL INC 3.0% 03-22-2022	**	247,840
AMERIS BANCORP COM	**	299,687
AMERN AIRLINES INC 3.7% DUE 10-01-2026	**	2,100,477
AMERN CAMPUS 3.875% DUE 01-30-2031	**	424,579
AMERN CAMPUS 4.125% DUE 07-01-2024	**	1,091,459
AMERN CR ACCEP 3.69000005722% DUE 06-12-2023	**	107,958
AMERN ELEC PWR CO .75% DUE 11-01-2023	**	1,869,184
AMERN EXPRESS CO 2.5% DUE 07-30-2024	**	1,954,386
AMERN EXPRESS CO 2.65 DUE 12-02-2022	**	3,387,260
AMERN EXPRESS CO 3% 10-30-2024	**	237,004
AMERN EXPRESS CO 3% DUE 02-22-2021	**	250,475
AMERN EXPRESS CO 3.375% DUE 05-17-2021	**	5,320,766
AMERN EXPRESS CO 3.4% 02-27-2023	**	1,063,560
AMERN EXPRESS CO 3.625% DUE 12-05-2024	**	31,070
AMERN EXPRESS CO FIXED 2.5% DUE 08-01-2022	**	3,611,182
AMERN EXPRESS CO FIXED 3.7% DUE 08-03-2023	**	234,987
AMERN EXPRESS CR A/C MASTER TR 2018-3 ASSEST BACKED CTF CL A FLTG 10-15-2025	**	2,007,710
AMERN EXPRESS CR SER 19-1 CL A 2.87% 10-15-2024	**	552,013
AMERN EXPRESS CR SER 19-1 CL A 2.87% 10-15-2024	**	11,267,260
AMERN HONDA FIN 3.45% DUE 07-14-2023	**	2,094,826
AMERN HONDA FIN 3.5% DUE 02-15-2028	**	460,951
AMERN HONDA FIN VAR RT .34363% DUE 01-21-2022	**	9,165,753
AMERN INTL GROUP 2.5% DUE 06-30-2025	**	591,248
AMERN INTL GROUP 3.9% DUE 04-01-2026	**	456,116
AMERN INTL GROUP 4.2% DUE 04-01-2028	**	652,920
AMERN SOFTWARE INC CL A	**	61,949
AMERN TOWER CORP 2.25% DUE 01-15-2022	**	341,432
AMERN TOWER CORP 2.4% DUE 03-15-2025	**	5,314,808
AMERN TOWER CORP 2.95% DUE 01-15-2051	**	451,074
AMERN TOWER CORP 3.125% DUE 01-15-2027	**	3,419,897
AMERN TOWER CORP 3.5% DUE 01-31-2023	**	1,808,648
AMERN TOWER CORP 3.8% DUE 08-15-2029	**	813,846
AMERN TOWER CORP 4.4% DUE 02-15-2026	**	926,236
AMERN TOWER CORP 5% DUE 02-15-2024	**	15,479,456
AMERN TOWER CORP FIXED 4% DUE 06-01-2025	**	101,645
AMERN WOODMARK CORP COM	**	745,263
AMERN WTR CAP CORP 2.95% DUE 09-01-2027	**	7,076,136
AMERN WTR CAP CORP 3% DUE 12-01-2026	**	172,231
AMES NATL CORP CDT-COM STK	**	23,035
AMGEN INC 2.2% DUE 02-21-2027	**	192,962
AMGEN INC 2.6% DUE 08-19-2026	**	682,323

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
AMGEN INC 3.625% DUE 05-22-2024	**	54,883
AMICOGEN CO LTD KRW500	**	112,510
AMICUS THERAPEUTICS INC COM	**	440,650
AMKOR TECHNOLOGY INC COM	**	1,323,783
AMN HEALTHCARE SVCS INC COM	**	38,766
AMNEAL PHARMACEUTICALS INC COM	**	153,173
AMPCO-PITTSBURG CORP COM	**	5,617
AMPHASTAR PHARMACEUTICALS INC DEL COM	**	221,130
AMPOL LTD NPV	**	121,282
AMTECH SYS INC COM PAR $0.01 NEW STK	**	9,570
ANADOLU EFES TRY1	**	29,247
ANALOG DEVICES INC 2.5% DUE 12-05-2021	**	203,605
ANALOG DEVICES INC 2.95% DUE 04-01-2025	**	2,334,600
ANALOG DEVICES INC 3.125% DUE 12-05-2023	**	26,899
ANALOG DEVICES INC 4.5% DUE 12-05-2036	**	180,087
ANALOG DEVICES INC COM	**	9,209,193
ANAPTYSBIO INC COM	**	116,810
ANCHORAGE CAP CLO 16 LTD / SR SECD NT CLA FLTG RATE 1.60069% 10-20-2031	**	598,610
ANCHORAGE CAP CLO 16 LTD / SR SECD NT CLA FLTG RATE 1.60069% 10-20-2031	**	8,081,240
ANDERSONS INC COM	**	437,038
ANDREW W MELLON .947% DUE 08-01-2027	**	9,893,276
ANDRITZ AG NPV (BR)	**	653,221
ANEKA TAMBANG TBK IDR100	**	270,864
ANGIODYNAMICS INC COM STK	**	320,182
ANGLO AMERICAN USD0.54945	**	1,052,373
ANGLO AMERICAN USD0.54945	**	4,518,148
ANGLO AMERN CAP 4% DUE 09-11-2027	**	447,837
ANGLO AMERN CAP 4.75% DUE 04-10-2027	**	955,513
ANHEUSER BUSCH INBEV FIN INC 4.625 DUE 02-01-2044 REG	**	248,355
ANHEUSER BUSCH INBEV WORLDWIDE INC 4.15% 01-23-2025	**	4,780,220
ANHEUSER BUSCH INC 4.439% DUE 10-06-2048	**	373,416
ANHEUSER-BUSCH 3.5% DUE 06-01-2030	**	2,397,812
ANHEUSER-BUSCH 4.375% DUE 04-15-2038	**	705,773
ANHEUSER-BUSCH COS LLC CORP 3.65% 02-01-2026	**	565,185
ANHEUSER-BUSCH FIXED 4.6% DUE 06-01-2060	**	1,669,084
ANHEUSER-BUSCH INBEV WORLDWIDE INC 4.75% 01-23-2029	**	1,617,713
ANHUI CONCH CEMENT 'H'CNY1	**	566,857
ANIKA THERAPEUTICS INC COM STK	**	86,220
ANIMA HLDG SPA NPV	**	1,296,776
ANSELL NPV	**	1,363,786
ANTERO MIDSTREAM CORPORATION COM USD1.00	**	58,958
ANTERO RES CORP COM	**	237,217
ANTHEM INC 2.95% 12-01-2022	**	775,233
ANTHEM INC 3.35% DUE 12-01-2024	**	82,637
ANTHEM INC 3.35% DUE 12-01-2024	**	7,216,970
ANTHEM INC 4.101% 03-01-2028	**	254,169
ANTHEM INC COM	**	29,829,261
ANTOFAGASTA ORD GBP0.05	**	1,063,620

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
AON PLC	**	27,455,382
AON PLC 3.875% DUE 12-15-2025	**	74,104
AON PLC 4.25% DUE 12-12-2042	**	78,263
APACHE CORP 3.25 DUE 04-15-2022 REG	**	6,156,833
APACHE CORP COM	**	14,603,766
APARTMENT COM USD0.01 CL A(POST RE)	**	70,726
APARTMENT INCOME REIT CORP COM	**	514,507
APELLIS PHARMACEUTICALS INC COM	**	784,727
APERAM S.A.	**	209,003
API GROUP CORPORATION COM USD0.0001	**	104,018
APOGEE ENTERPRISES INC COM	**	643,548
APOLLO TYRES COMMON STK	**	38,613
APPALACHIAN PWR CO 4.6% DUE 03-30-2021	**	7,157,012
APPALACHIAN PWR CO FIXED 4.5% 03-01-2049	**	78,223
APPFOLIO INC COM CL A COM CL A	**	2,724,365
APPLE HOSPITALITY REIT INC COM NEW COM NEW	**	256,948
APPLE INC 1.125% DUE 05-11-2025	**	4,014,736
APPLE INC 1.55% DUE 08-04-2021	**	50,357
APPLE INC 1.65% DUE 05-11-2030	**	7,250,624
APPLE INC 2.2% DUE 09-11-2029	**	269,931
APPLE INC 2.45% DUE 08-04-2026	**	6,461,757
APPLE INC 2.55% DUE 08-20-2060 REG	**	565,665
APPLE INC 2.9% DUE 09-12-2027	**	223,684
APPLE INC 2.9% DUE 09-12-2027	**	3,019,729
APPLE INC 3.35% DUE 02-09-2027	**	228,155
APPLE INC 3.35% DUE 02-09-2027	**	4,334,947
APPLE INC 3.85% DUE 08-04-2046	**	118,309
APPLE INC COM STK	**	50,933,322
APPLE INC FIXED 2.95% 09-11-2049	**	280,435
APPLE INC FIXED 3.75% 11-13-2047	**	946,019
APPLIED INDL TECHNOLOGIES INC COM	**	263,762
APPLIED OPTOELECTRONICS INC COM	**	2,893
APPLUS SERVICES SA EUR0.10	**	384,544
APREA THERAPEUTICS INC COM	**	15,183
APT PIPELINES LTD SR NT 144A 4.2% DUE 03-23-2025 BEO	**	551,551
APTARGROUP INC COM	**	1,190,943
APTIV PLC COM USD	**	336,148
ARAB NATIONAL BANK SAR10	**	296,329
ARAMARK COM	**	478,152
ARCBEST CORP COM USD0.01	**	747,792
ARCELORMITTAL 3.6% DUE 07-16-2024	**	2,136,713
ARCH CAP FIN LLC 4.011% DUE 12-15-2026	**	796,510
ARCH RES INC DEL CL A CL A	**	912,035
ARCHER-DANIELS-MIDLAND CO COM	**	6,908,489
ARCHROCK INC COM	**	1,947,054
ARCOSA INC COM	**	436,144
ARDAGH GROUP S A ARDAGH GROUP S A EUR0.01 CL A	**	292,845
ARDELYX INC COM	**	154,698

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
ARDMORE SHIPPING CORP	**	19,538
ARENA PHARMACEUTICALS INC COM NEW COM NEW	**	533,661
ARENA REIT STAPLED UNITS	**	592,848
ARES MANAGEMENT LP COM SHS REPSTG LTD PARTNER	**	1,198,881
AREZZO INDUSTRIA E COMERCIO	**	738,988
ARGAN INC COM	**	91,027
ARGENT SECS INC 2003-W3 ASSET BKD CTF M-1 FLTG 09-25-2033 REG	**	293,028
ARGENT SECS INC FLTG RT 1.18% DUE 11-25-2034	**	949,902
ARGENTINA(REP OF) FRN SNR 04/2022 ARS1	**	12,042
ARGO GRAPHICS NPV	**	302,474
ARGO GROUP INTERNATIONAL HOLDINGS COM STK	**	675,646
ARI FLEET LEASE TR 2.27999997139% DUE 04-15-2026	**	1,262,981
ARISE AB NPV	**	308,901
ARISTA NETWORKS INC COM	**	248,437
ARIZONA PUB SVC CO 2.6% DUE 08-15-2029	**	4,030,918
ARIZONA PUB SVC CO 3.35% DUE 06-15-2024	**	1,873,664
ARJO AB SER'B'NPV	**	462,863
ARKEMA SA EUR10	**	378,817
ARLO TECHNOLOGIES INC COM	**	330,654
ARMSTRONG FLOORING INC COM	**	19,196
ARROW ELECTR INC COM	**	3,441,988
ARROW ELECTRS INC 3.5% DUE 04-01-2022	**	308,667
ARROW ELECTRS INC FIXED 3.25% DUE 09-08-2024	**	1,298,644
ARROW ELECTRS INC FIXED 3.875% DUE 01-12-2028	**	20,297
ARROW ELECTRS INC FIXED 4% DUE 04-01-2025	**	274,990
ARROW FINL CORP COM	**	49,681
ARTIS REAL ESTATE TRUST UNITS CAD	**	509,571
ARTISAN PARTNERS ASSET MGMT INC CL A CL A	**	1,136,426
ARTNATURE INC NPV	**	169,133
ARVINAS INC COM	**	127,395
ASAHI CO LTD NPV	**	36,229
ASANA INC CL A	**	450,460
ASANUMA CORP NPV	**	1,818
ASBURY AUTOMOTIVE GROUP INC COM	**	240,471
ASCENDAS R/EST INV NPV (REIT)	**	182,162
ASCENDAS REAL ESTATE INV TRUST RIGHTS 01/12/2020	**	45
ASEER TRADING TOUR SAR10	**	44,870
ASGN INCORPORATED COMN STK USD0.01	**	324,765
ASHLAND GLOBAL HLDGS INC COM	**	1,483,099
ASIA CEMENT CHINA HKD0.1	**	61,587
ASIAN INFRASTRUCTURE INVT BK GLOBAL NT .5% DUE 05-28-2025 REG	**	12,215,487
ASIAN INSULATORS P THB0.25(NVDR)	**	117,868
ASKUL CORP NPV	**	619,121
ASM INTL NV EUR0.04	**	516,751
ASMEDIA TECHNOLOGY SHS	**	843,130
ASML HOLDING NV EUR0.09	**	4,800,931
ASOS PLC ORD GBP0.035	**	814,910
ASPEN PHARMACARE NPV	**	586,793

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
ASPEN TECHNOLOGY INC COM	**	713,119
ASR NEDERLAND NV EUR0.16	**	1,556,279
ASROCK INCORPORATI TWD10	**	27,752
ASSECO POLAND SAPLN1	**	343,791
ASSEMBLY BIOSCIENCES INC COM	**	22,234
ASSERTIO HLDGS INC COM	**	5,082
ASSET PERU(REP OF) 6.95% 12/8/31	**	2,512,950
ASSIC GENERALI SPA EUR1	**	1,351,004
ASSOCD BRIT FOODS ORD GBP0.0568	**	1,871,997
ASSOCTD BANC-CORP COM	**	441,459
ASSURANT INC COM	**	3,649,879
ASSURED GUARANTY LTD COMMON STK	**	1,342,797
ASTEC INDS INC COM	**	1,772,286
ASTRA IND.GP SAR10	**	204,341
ASTRA INTL IDR50	**	425,293
ASTRAZENECA PLC .7% DUE 04-08-2026	**	447,644
ASTRAZENECA PLC 3.375% DUE 11-16-2025	**	7,970,002
ASTRAZENECA PLC FIXED 2.125% DUE 08-06-2050	**	294,775
ASTRONICS CORP CL B CL B	**	2,203
ASTRONICS CORP COM	**	324,228
ASTRONOVA INC COMMON STOCK	**	14,378
ASX LTD NPV	**	167,965
AT HOME GROUP INC COM	**	182,675
AT&T INC 1.65% DUE 02-01-2028	**	989,685
AT&T INC 1.65% DUE 02-01-2028	**	4,162,798
AT&T INC 2.25% DUE 02-01-2032	**	1,724,512
AT&T INC 2.3% DUE 06-01-2027	**	1,674,465
AT&T INC 2.875%-FRN SNR PERP EUR	**	246,790
AT&T INC 3% DUE 06-30-2022	**	739,981
AT&T INC 3.15% DUE 09-04-2036	**	776,214
AT&T INC 3.3% DUE 02-01-2052	**	99,148
AT&T INC 3.5% DUE 06-01-2041	**	539,050
AT&T INC 4.05% 12-15-2023	**	2,213,908
AT&T INC 4.25% DUE 03-01-2027	**	1,824,784
AT&T INC 4.35% DUE 03-01-2029	**	11,926,612
AT&T INC 4.45% DUE 04-01-2024	**	223,356
AT&T INC 4.45% DUE 04-01-2024	**	2,791,952
AT&T INC FIXED 3.1% DUE 02-01-2043	**	857,648
AT&T INC NTS 1.8% DUE 05-29-2026	**	800,564
ATEA ASA NOK10	**	27,523
ATEA PHARMACEUTICALS INC COM	**	104,993
ATHENE GLOBAL FDG 2.75% DUE 06-25-2024	**	264,332
ATHENE GLOBAL FDG 2.75% DUE 06-25-2024	**	528,663
ATHENE GLOBAL FDG 2.95% DUE 11-12-2026	**	375,395
ATHENE GLOBAL FDG 3% DUE 07-01-2022	**	1,706,245
ATHENE HOLDING LTD COM USD0.001 CL A	**	2,195,265
ATKORE INTL GROUP INC COM	**	866,969
ATLANTIA S.P.A	**	143,166

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
ATLANTIC CAP BANCSHARES INC COM MON STOCK	**	209,730
ATLANTIC UN BANKSHARES CORP COM	**	1,097,429
ATLAS AIR WORLDWIDE HLDGS INC COM NEW STK	**	263,483
ATLAS COPCO AB SER'B'NPV	**	174,366
ATLAS SR LN FD XIV LTD / ATLAS SR SR SECD NT CL A FLTG 144A 1.654% 07-20-2032	**	7,181,776
ATLASSIAN CORPORATION PLC COM USD0.1 CL A	**	8,056,120
ATMOS ENERGY CORP 1.5% DUE 01-15-2031	**	199,852
ATMOS ENERGY CORP 4.125% DUE 10-15-2044	**	121,996
ATN INTL INC COM	**	115,091
ATOS SE	**	4,139,384
ATRECA INC CL A COM CL A COM	**	94,655
ATRICURE INC COM STK	**	1,809,275
AUBURN NATL BANCORP COM STK	**	11,840
AUDAX RENOVABLES EUR0.10	**	130,791
AUDIX CORP TWD10	**	34,384
AURELIA METALS LIMITED NPV	**	305,290
AURIZON HOLDINGS NPV	**	1,488,852
AUROBINDO PHARMA INR1	**	1,772,281
AURORA CANNABIS IN COM NPV(POST REV SPLIT)	**	1
AUST & NZ BANK GRP NPV	**	1,211,585
AUSTAL LIMITED NPV	**	919,118
AUSTEVOLL SEAFOOD NOK0.50	**	381,205
AUSTRALIA & NEW 2.05% DUE 11-21-2022	**	2,374,765
AUSTRALIA(CMNWLTH) 0.5% SNR 21/09/2026 AUD1000	**	541,705
AUSTRALIA(CMNWLTH) 1.75% SNR 21/06/51 AUD1000	**	588,096
AUSTRALIA(CMNWLTH) 3% SNR 21/03/2047 AUD1000	**	1,141,618
AUSTRALIA(CMNWLTH) IDX/LKD SNR 21/11/27 AUD100	**	2,832,157
AUTODESK INC COM	**	21,235,176
AUTONATION INC COM	**	888,078
AUTOZONE INC FIXED 3.625% DUE 04-15-2025	**	4,984,728
AVALARA INC COM	**	4,043,103
AVALONBAY CMNTYS 3.45% DUE 06-01-2025	**	890,504
AVANGRID INC 3.15% 12-01-2024	**	332,458
AVANGRID INC 3.2% DUE 04-15-2025 REG	**	3,343,334
AVANGRID INC 3.8% DUE 06-01-2029	**	2,712,410
AVANOS MED INC COM	**	323,683
AVAST PLC ORD GBP0.10	**	1,056,203
AVAYA HLDGS CORP COM	**	1,266,504
AVERY DENNISON CORP COM	**	233,906
AVIAT NETWORKS INC COM NEW COM NEW	**	33,399
AVIATION CAP GROUP 4.125% DUE 08-01-2025	**	1,939,518
AVIATION CAP GROUP 4.375% DUE 01-30-2024	**	3,693,283
AVID TECHNOLOGY INC COM	**	371,723
AVIDITY BIOSCIENCES INC COM	**	104,581
AVIENT CORPORATION	**	2,770,660
AVITA CORPORATION TWD10	**	47,295
AVIVA ORD GBP0.25	**	5,004,162
AVNET INC COM	**	1,914,162

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
AVOLON HLDGS FDG 2.875% DUE 02-15-2025	**	1,937,367
AVOLON HLDGS FDG 2.875% DUE 02-15-2025	**	1,019,667
AVOLON HLDGS FDG 4.25% DUE 04-15-2026	**	457,882
AVOLON HLDGS FDG 4.25% DUE 04-15-2026	**	2,774,224
AVOLON HLDGS FDG 4.375% DUE 05-01-2026	**	189,577
AVOLON HLDGS FDG 5.5% DUE 01-15-2023	**	212,670
AVOLON HLDGS FDG 5.5% DUE 01-15-2026	**	1,529,445
AVON FINANCE 2A A CMO 20/09/2048	**	533,031
AVROBIO INC COM	**	273,503
AXA EQUITABLE FIXED 3.9% DUE 04-20-2023	**	3,980,772
AXALTA COATING SYSTEMS LTD COM USD1.00	**	317,390
AXCELIS TECHNOLOGIES INC COM NEW COM NEW	**	775,174
AXIS BANK LTD INR2	**	187,681
AXIS CAPITAL HOLDINGS LTD COM USD0.0125	**	2,345,705
AXON ENTERPRISE INC COM	**	1,987,192
AXONICS MODULATION TECHNOLOGIES INC COM	**	1,478,531
AXOS FINL INC COM	**	1,004,078
AXT INC COM	**	70,397
AYALA LAND INC PHP1	**	297,154
AZEK CO INC CL A CL A	**	2,183,960
AZIMUT HLDG S.P.A NPV	**	999,365
AZZ INC COM	**	199,817
B & G FOODS INC COMMON STOCK	**	112,390
B A T CAP CORP 2.259% DUE 03-25-2028	**	477,501
B A T CAP CORP 2.259% DUE 03-25-2028	**	13,484,215
B A T CAP CORP 2.789% DUE 09-06-2024	**	5,879,652
B A T CAP CORP 3.222% 08-15-2024	**	5,406,615
B A T CAP CORP 4.54% 08-15-2047	**	88,836
B A T CAP CORP FIXED 3.557% DUE 08-15-2027	**	9,809,749
B A T CAP CORP FIXED 3.734% DUE 09-25-2040	**	198,178
B A T INTL FIN PLC FIXED 1.668% DUE 03-25-2026	**	327,558
B A T INTL FIN PLC FIXED 1.668% DUE 03-25-2026	**	9,487,924
B2 GOLD CORP COMMON STOCK	**	957,172
BA CR CARD TR 1.74% DUE 01-15-2025	**	3,329,954
BACARDI LTD 4.45% DUE 05-15-2025	**	893,085
BACHEM HOLDING AG CHF0.50(REGD)CLS'B'	**	228,778
BAE SYS PLC 3.4% DUE 04-15-2030	**	657,067
BAE SYSTEMS ORD GBP0.025	**	1,270,776
BAIC MOTOR CORPORATION LIMITED 'H'CNY1	**	539,095
BAIDU INC 3.875% SNR USD DUE 09-29-2023 BEO	**	2,254,564
BAIDU INC SPONS ADR REPR 0.10 ORD CLS A	**	1,511,518
BAJAJ CONSUMER CARE LTD	**	20,235
BAKER HUGHES A GE CO LLC/BAKER HUGHES 2.773% 12-15-2022	**	104,439
BAKER HUGHES A GE CO LLC/BAKER HUGHES 2.773% 12-15-2022	**	522,197
BAKER HUGHES A GE CO LLC/BAKER HUGHES 4.08% 12-15-2047	**	790,952
BAKER HUGHES CO	**	5,489,805
BALL CORP COM	**	19,416,476
BALLY'S CORPORATION COM	**	427,005

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
BALRAMPUR CHINI MI INR1	**	482,340
BALT GAS & ELEC CO 2.4% DUE 08-15-2026	**	6,383,803
BALT GAS & ELEC CO 3.2% DUE 09-15-2049	**	251,275
BALT GAS & ELEC CO 3.35% DUE 07-01-2023	**	357,126
BALT GAS & ELEC CO 3.5% DUE 08-15-2046	**	30,219
BANC AMERICA COML MTG TR SER 2016-UB10 CLS A3 2.903% 06-15-2049	**	10,759,232
BANC CALIF INC COM	**	4,105,664
BANCA CARIGE SPA 25/05/2022	**	738,290
BANCA CARIGE SPA FRN GTD 10/21 EUR100000'640	**	738,323
BANCA FARMAFACTORI NPV	**	244,944
BANCA IFIS EUR1	**	320,421
BANCA MEDIOLANUM BANCA MEDIOLANUM SPA	**	871,408
BANCA MONTE DEI 0.875% 08/10/2026 .875% 08/10/2027	**	516,878
BANCA SISTEMA SPA EUR0.12	**	562,520
BANCFIRST CORP COM	**	46,490
BANCO BILBAO 1.125% DUE 09-18-2025	**	2,618,784
BANCO DE CHILE COM NPV	**	65,781
BANCO DE SABADELL 1.75% 10/05/2024	**	126,888
BANCO SANTANDER EUR0.50(REGD)	**	1,084,159
BANCO SANTANDER S 2.706% DUE 06-27-2024	**	2,349,108
BANCO SANTANDER S A 2.749% DUE 12-03-2030	**	206,145
BANCO SANTANDER S FIXED 2.746% DUE 05-28-2025	**	1,387,782
BANCO SANTANDER S FIXED 2.746% DUE 05-28-2025	**	3,629,584
BANCO SANTANDER SA 3.125% 02-23-2023	**	2,737,526
BANCO SANTANDER SA 3.5% DUE 04-11-2022	**	2,284,598
BANCO SANTANDER SA 3.848% 04-12-2023	**	1,718,590
BANCO SANTANDER SA FRNS 04-12-2023	**	2,222,082
BANCORP INC DEL COM STK	**	411,780
BANCORPSOUTH BK TUPELO MISS COM	**	205,827
BANDO CHEMICAL IND NPV	**	23,109
BANDWIDTH INC CL A CL A	**	1,659,636
BANGKOK BANK THB10 (NVDR)	**	467,170
BANGKOK BANK THB10(ALIEN MKT)	**	420,119
BANGKOK BANK THB10(LOCAL)	**	304,195
BANGKOK LAND PCL THB1(NVDR)	**	165,813
BANK 2017-BNK9 3.47% DUE 11-15-2054	**	3,796,702
BANK 2018-BNK10 COML MTG PASSTHRU CTF CL3.641% 02-15-2061	**	6,491,884
BANK AL JAZIRA SAR10	**	1,311,928
BANK ALBILAD SAR10	**	110,747
BANK AMER CORP 2.015% DUE 02-13-2026	**	25,939,021
BANK AMER CORP 3.093% 10-01-2025	**	1,461,397
BANK AMER CORP 3.093% 10-01-2025	**	3,247,549
BANK AMER CORP 3.194% 07-23-2030	**	1,602,587
BANK AMER CORP 3.248% DUE 10-21-2027	**	895,274
BANK AMER CORP 3.3% DUE 01-11-2023	**	4,346,861
BANK AMER CORP 3.366% DUE 01-23-2026	**	275,225
BANK AMER CORP 3.419% 12-20-2028	**	147,970
BANK AMER CORP 3.419% 12-20-2028	**	33,730,446

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
BANK AMER CORP 3.499% 05-17-2022	**	7,467,449
BANK AMER CORP 3.5% DUE 04-19-2026	**	15,016,606
BANK AMER CORP 3.95% DUE 04-21-2025	**	2,141,848
BANK AMER CORP 4% DUE 01-22-2025	**	605,664
BANK AMER CORP 4% DUE 01-22-2025	**	4,983,527
BANK AMER CORP 4.25% DUE 10-22-2026	**	199,404
BANK AMER CORP 4.3% DUE 12-31-2049	**	4,144,861
BANK AMER CORP 4.45% DUE 03-03-2026	**	582,775
BANK AMER CORP 4.45% DUE 03-03-2026	**	3,962,868
BANK AMER CORP BDS 4 04-01-2024	**	10,155,951
BANK AMER CORP CORP BD 4.125 DUE 01-22-2024 REG	**	4,222,751
BANK AMER CORP FIXED 2.496% DUE 02-13-2031	**	700,964
BANK AMER CORP FIXED 3.864% 07-23-2024	**	10,623,006
BANK AMER CORP FIXED 4.078% 04-23-2040	**	615,632
BANK AMER CORP FLTG RT .981% DUE 09-25-2025	**	5,057,427
BANK AMER CORP FLTG RT .99475% DUE 02-05-2026	**	251,479
BANK AMER CORP FLTG RT 1.319% DUE 06-19-2026	**	7,945,955
BANK AMER CORP FLTG RT 2.592% DUE 04-29-2031	**	1,200,369
BANK AMER CORP FLTG RT 2.884% DUE 10-22-2030	**	2,959,406
BANK AMER CORP FLTG RT 3.593% DUE 07-21-2028	**	9,588,010
BANK AMER CORP MTN 3.458% 03-15-2025	**	6,957,378
BANK AMER CORP SR NT 2.625% DUE 04-19-2021/04-20-2017	**	6,182,930
BANK AMER CORP VAR RT 2.816% DUE 07-21-2023	**	934,588
BANK AMER CORP VAR RT 3.124% DUE 01-20-2023	**	1,172,728
BANK AMER MERRILL LYNCH COML MTG TR SER 2016-UB10 CLS ASB 3.019% 06-15-2049	**	2,124,320
BANK BJB LKD SHS (IDR250 'A' & 'B')	**	29,888
BANK COMM HLDGS COM STK	**	22,077
BANK MANDIRI (PERS IDR250	**	131,816
BANK MARIN BANCORP COM STK	**	114,077
BANK MONTREAL MEDIUM TERM SR NTS 1.85% 05-01-2025	**	3,760,478
BANK MONTREAL MEDIUM TERM SR NTS BOOK ENTRANCHE # TR 00340 VAR RT DUE 09-10-2021	**	5,087,651
BANK MONTREAL QUE 1.75% DUE 06-15-2021	**	8,013,247
BANK NEW YORK MELLON CORP 3.3% 08-23-2029	**	569,813
BANK NEW YORK MELLON CORP 3.3% 08-23-2029	**	11,248,101
BANK NEW YORK MELLON CORP MEDIUM TERM 2.2% 08-16-2023	**	5,111,983
BANK NEW YORK MELLON CORP MEDIUM TERM SR NT BOOK ENTRY 2.95% 01-29-2023	**	1,609,355
BANK NOVA SCOTIA 2.45% 09-19-2022	**	87,880
BANK NOVA SCOTIA B C .55% DUE 09-15-2023	**	2,035,876
BANK NOVA SCOTIA B C 1.3% DUE 06-11-2025BEO	**	3,370,583
BANK NOVA SCOTIA B C CORP 1.95% 02-01-2023	**	2,303,008
BANK NT BUTTERFIELD COM BMD1(POST REV SPLIT)	**	101,083
BANK OF AMER CORP 5.00 DUE 05-13-2021	**	493,300
BANK OF AMERICA CORP	**	23,320,514
BANK OF AMERICA CORP 3.004% 12-20-2023	**	526,255
BANK OF AMERICA CORP 3.004% 12-20-2023	**	11,541,825
BANK OF AMERICA CORP 3.55% 03-05-2024	**	534,145
BANK OF AMERICA CORP 3.55% 03-05-2024	**	977,485
BANK OF AMERICA CORP BNDS 4.2 DUE 08-26-2024	**	2,541,222

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
BANK OF AMERICA CORP MTN 0.81% 10-24-2024	**	1,917,754
BANK OF AMERICA CORP MTN 0.81% 10-24-2024	**	3,051,248
BANK OF AMERICA CORP MTN 1.197% 10-24-2026	**	1,925,298
BANK OF AMERICA CORP MTN 1.197% 10-24-2026	**	9,059,034
BANK OF AMERICA CORPORATION 2.676% DUE 06-19-2041/06-19-2020 REG	**	677,233
BANK OF CHINA LTD H CNY1	**	647,984
BANK OF MONTREAL FIXED 2.9% DUE 03-26-2022	**	1,032,502
BANK OZK COM	**	633,874
BANK PEKAO SA PLN1.00	**	24,057
BANK RAKYAT INDONESIA PERSER	**	1,112,416
BANK SER 2017-BNK8 CL A-3 3.229% 11-15-2050	**	2,676,860
BANK ST PETERSBURG COM	**	56,513
BANKUNITED INC	**	1,217,613
BANKWELL FINL GROUP INC COM	**	15,112
BANNER CORP COM NEW COM NEW	**	2,800,199
BANQUE FEDERATIVE 2.5% DUE 04-13-2021	**	200,705
BANQUE FEDERATIVE 3.75% DUE 07-20-2023	**	1,080,719
BANQUE SAUDI FRANS SAR10	**	292,238
BAR HBR BANKSHARES COM	**	63,094
BARCLAYS BK PLC 7.625 DUE 11-21-2022	**	3,058,035
BARCLAYS BK PLC FIXED 1.7% DUE 05-12-2022	**	1,816,576
BARCLAYS BK PLC FIXED 1.7% DUE 05-12-2022	**	3,684,020
BARCLAYS PLC 1.007% DUE 12-10-2024	**	523,687
BARCLAYS PLC 1.007% DUE 12-10-2024	**	5,079,762
BARCLAYS PLC 3.65% DUE 03-16-2025	**	2,255,279
BARCLAYS PLC 3.684% DUE 01-10-2023	**	412,260
BARCLAYS PLC 3.684% DUE 01-10-2023	**	4,885,276
BARCLAYS PLC 4.337% DUE 01-10-2028	**	3,871,415
BARCLAYS PLC 4.338% 05-16-2024	**	1,948,159
BARCLAYS PLC 4.338% 05-16-2024	**	8,658,483
BARCLAYS PLC 4.375% DUE 01-12-2026	**	3,457,786
BARCLAYS PLC 4.61% 02-15-2023	**	6,164,431
BARCLAYS PLC 4.972% 05-16-2029	**	599,806
BARCLAYS PLC 4.972% 05-16-2029	**	2,123,313
BARCLAYS PLC 8.0% 06-15-2164	**	223,000
BARCLAYS PLC BARCLAYS PLC 7.75% DUE 12-31-2049 BEO	**	1,397,500
BARCLAYS PLC FIXED 6.125% DUE 12-31-2049	**	323,250
BARCLAYS PLC FLTG RT 3.932% DUE 05-07-2025	**	3,828,981
BARCLAYS PLC ORD GBP0.25	**	1,893,714
BARCLAYS PLC SR NT FLTG VAR RT DUE 05-16-2024/05-16-2023	**	1,216,176
BARLOWORLD LTD ZAR0.05	**	366,336
BARNES & NOBLE ED INC COM	**	56,191
BARNES GROUP INC COM	**	259,837
BARRETT BUSINESS SVCS INC COM	**	405,918
BARRICK GOLD CORP COM NPV	**	1,346,724
BASSETT FURNITURE INDS INC COM STK	**	102,207
BASSO INDUSTRY TWD10	**	121,342
BAUSCH HEALTH COMP COM NPV	**	2,076,543

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
BAY AREA TOLL AUTH CALIF TOLL BRDG REV 2.574% 04-01-2031 BEO TAXABLE	**	3,105,850
BAYCOM CORP COM	**	29,976
BAYER AG NPV (REGD)	**	6,421,741
BAYER US FIN II 3.5% DUE 06-25-2021	**	5,566,866
BAYER US FIN II 4.375% DUE 12-15-2028	**	352,865
BAYER US FIN II LLC GTD NT FLTG RATE 144A DUE 12-15-2023/06-25-2018 BEO	**	303,085
BAYERISCHE MOTOREN WERKE A G COM	**	3,774,293
BB SEGURIDADE PART COM NPV	**	104,225
BB&T CO GLOBAL BK 2.625% DUE 01-15-2022	**	510,785
BB&T CORP MEDIUM TERM NTS 3.05% 06-20-2022	**	570,846
BB&T CORP SR 2.05% DUE 05-10-2021	**	532,562
BB&T CORP SR 2.2% DUE 03-16-2023	**	7,811,369
BB&T CORP SR 3.2% DUE 09-03-2021	**	4,191,416
BBCMS MTG TR 1.617% DUE 10-15-2053	**	6,234,329
BBVA(BILB-VIZ-ARG) 8.875%-FRN PERP EUR200000'4	**	500,865
BBVA(BILB-VIZ-ARG) EUR0.49	**	665,109
BBX CAP INC CL A CL A	**	12,973
BCA MPS 2.625% SNR 28/04/25 EUR1000	**	126,007
BCB BANCORP INC COM STK	**	13,926
BCO CREDITO INVERS COM NPV	**	76,566
BCO DE SABADELL EUR0.125	**	64,511
BCO DO BRASIL SA COM NPV	**	1,161,840
BCO EST R GDE SUL PRF CLASS 'B' NPV	**	59,666
BDO UNIBANK INC PHP10	**	146,686
BEACON ROOFING SUPPLY INC COM	**	927,666
BEAM THERAPEUTICS INC COM	**	643,405
BEAR STEARNS ARM FLTG RT 3.30203% DUE 05-25-2034	**	5,213
BEAR STEARNS ASSET BACKED SECS I LLC ASSASSET BKD CTF CL I-A-1A 5.5 25 AUG 2036	**	209,197
BEAR STEARNS AST BACKED SECS I TR 2007 AST BACKED CTF CL I-A-1 08-25-2037 REG	**	227,279
BEASLEY BROADCAST GROUP INC CL A CL A	**	2,479
BEAZER HOMES USA INC COM NEW COM NEW	**	257,308
BECTON DICKINSON & 3.363% DUE 06-06-2024	**	3,641,700
BECTON DICKINSON & 3.734% DUE 12-15-2024	**	282,715
BECTON DICKINSON & 4.685% DUE 12-15-2044	**	657,024
BED BATH & BEYOND INC COM	**	329,270
BEENOS INC NPV	**	936,026
BEIERSDORF AG EUR1	**	7,586,179
BEKAERT SA NPV	**	181,254
BEL FUSE INC CL B CL B	**	29,639
BELDEN INC COM	**	153,983
BENCHMARK 2020-B20 1.94539999962% DUE 10-15-2053	**	3,841,494
BENCHMARK ELECTRS INC COM	**	614,153
BENEFITFOCUS INC COM	**	216,548
BENEXT GROUP INC NPV	**	168,612
BENTLEY SYS INC CL B CL B	**	1,922,200
BERKLEY GP HOLDINGS	**	145,018
BERKSHIRE HATHAWAY 3.125% DUE 03-15-2026	**	1,288,253
BERKSHIRE HATHAWAY 3.25% DUE 04-15-2028	**	457,259

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
BERKSHIRE HATHAWAY FIN CORP 2.85% DUE 10-15-2050	**	267,743
BERKSHIRE HILLS BANCORP INC COM	**	132,047
BERRY CORPORATION	**	48,602
BEST BUY INC COM STK	**	308,351
BEST WORLD INTL NPV (POST SUBDIVISION)	**	706,935
BETSSON AB SER'B'NPV	**	1,224,649
BEYONDSPRING INC COM USD0.0001	**	54,009
BFI FIN INDONESIA IDR25	**	335,046
BG STAFFING INC COM	**	15,770
BGC PARTNERS INC FIXED 5.375% DUE 07-24-2023	**	1,514,642
BGF RETAIL CO LTD KRW1000	**	71,305
BHP BILLITON FIN 2.875% DUE 02-24-2022	**	254,705
BHP BILLITON FIN 5% DUE 09-30-2043	**	169,157
BHP GROUP LIMITED	**	1,816,259
BHP GROUP PLC ORD USD0.50	**	3,350,118
BIESSE SPA EUR1	**	77,440
BIG 5 SPORTING GOODS CORP COM	**	23,024
BIG LOTS INC COM	**	265,951
BIGLARI HLDGS INC CL A CL A	**	22,815
BIGLARI HLDGS INC CL B CL B	**	33,138
BILL COM HLDGS INC COM	**	3,474,881
BIOATLA INC COM	**	200,659
BIOGEN INC 2.25% DUE 05-01-2030	**	313,380
BIOGEN INC CORP 3.15% 05-01-2050	**	311,079
BIOLIFE SOLUTIONS INC COM NEW COM NEW	**	2,519,851
BIONEER CORP KRW500	**	206,998
BIO-TECHNE CORP COM	**	1,197,164
BIOTELEMETRY INC COM	**	3,338,746
BJS RESTAURANTS INC COM	**	91,606
BJS WHSL CLUB HLDGS INC COM	**	2,919,583
BK CENTRAL ASIA IDR62.50	**	580,434
BK MONTREAL MEDIUM 2.5% DUE 06-28-2024	**	4,263,381
BK NEW YORK MELLON 1.6% DUE 04-24-2025	**	3,830,620
BK NEW YORK MELLON 1.95% DUE 08-23-2022	**	2,873,978
BK NEW YORK MELLON 2.1% DUE 10-24-2024	**	743,431
BK NEW YORK MELLON 2.5% DUE 04-15-2021	**	138,433
BK NEW YORK MELLON 2.5% DUE 04-15-2021	**	1,521,827
BK NEW ZEALAND 2% DUE 02-21-2025	**	1,569,602
BK NOVA SCOTIA B C .8% DUE 06-15-2023	**	7,274,511
BK NOVA SCOTIA B C 2.45% DUE 03-22-2021	**	145,355
BK NOVA SCOTIA B C 2.5% 01-08-2021	**	810,377
BK NOVA SCOTIA B C 2.7% DUE 03-07-2022	**	161,604
BK NOVA SCOTIA B C 4.5% DUE 12-16-2025	**	291,422
BK NOVA SCOTIA B C FIXED 1.625% DUE 05-01-2023	**	3,343,517
BK NY INC MEDIUM TERM SR NTS BEO TRANCHE# TR 00043 4.15 DUE 02-01-2021	**	551,537
BK OF NOVA SCOTIA COM NPV	**	1,599,951
BK OF PHILIP ISLAN PHP10	**	61,280
BK W AUTO TR 2.4% DUE 10-17-2022	**	92,943

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
BLACK DIAMOND THERAPEUTICS INC COM	**	85,894
BLACK HILLS CORP COM	**	2,686,594
BLACKLINE INC COM	**	2,949,032
BLACKROCK INC COM STK	**	16,715,196
BLOCK FINL LLC 3.875% DUE 08-15-2030	**	1,620,419
BLOCK H & R INC COM	**	1,017,784
BLOOMIN BRANDS INC COM	**	1,202,098
BLUCORA INC COM	**	60,331
BLUEBIRD BIO INC COM	**	1,573,384
BLUEGREEN VACATIONS HLDG CORP COM CL A	**	30,846
BLUEPRINT MEDICINES CORP COM	**	2,029,354
BLUESCOPE STEEL NPV	**	2,005,103
BML INC NPV	**	370,043
BMW US CAP LLC 3.8% DUE 04-06-2023	**	2,996,453
BMW VEH OWNER TR 2018-ACL A-3 2.54% 04-25-2022	**	197,921
BMW VEH OWNER TR 2018-ACL A-3 2.54% 04-25-2022	**	482,848
BMW VEH OWNER TR SR 20-A CL A2 0.39% 02-27-2023	**	1,321,008
BNK FINANCIAL GROUP INC	**	15,164
BNP PARIBAS / BNP 5 DUE 01-15-2021	**	1,282,695
BNP PARIBAS 3.375% SNR NPF 23/01/26 GBP	**	616,716
BNP PARIBAS EUR2	**	1,163,340
BNP PARIBAS MEDIUM FIXED 3.8% DUE 01-10-2024	**	3,959,669
BNP PARIBAS SR NON FLTG RT 3.052% DUE 01-13-2031	**	2,875,386
BNP PARIBAS SR NON PFD 144A MED 2.95% 05-23-2022	**	2,640,740
BNP PARIBAS SR NON PFD 144A MED TERM NT PROGRAM BOOK ENTRY 3.5% 03-01-2023	**	638,475
BNP PARIBAS SR NON VAR RT 2.819% DUE 11-19-2025	**	5,862,577
BOARDWALK 3.4% DUE 02-15-2031	**	1,460,805
BOARDWALK 5.95% DUE 06-01-2026	**	70,963
BOARDWALK PIPELINES LP 4.8% 05-03-2029	**	114,589
BOARDWALK R/EST IN TRUST UNITS	**	651,495
BOC AVIATION PTE 2.375% DUE 09-15-2021	**	502,050
BOC AVIATION PTE 2.75% DUE 09-18-2022	**	204,072
BOC AVIATION PTE 3.5% DUE 09-18-2027	**	213,273
*BOEING CO COM	**	7,317,467,498
BOINGO WIRELESS INC COM STK	**	268,265
BOISE CASCADE CO COM	**	1,475,443
BOK FINL CORP COM NEW	**	346,235
BON SECOURS MERCY 1.35% DUE 06-01-2025	**	1,261,225
BONANZA CREEK ENERGY INC COM NEW COM NEW	**	326,252
BONOS DE TESORERIA 144A 5.94% 12/02/2 029	**	1,485,473
BONOS Y OBLIG DEL .25% 30/07/2024	**	1,006,626
BONOS Y OBLIG DEL 144A 1.25% 31/10/2030	**	1,368,137
BOOHOO GROUP PLC ORD GBP0.01	**	543,468
BOOKING HLDGS INC COM	**	8,686,353
BOOKING HOLDINGS INC 4.1% DUE 04-13-2025	**	5,593,333
BOOT BARN HLDGS INC COM	**	1,699,105
BOOZ ALLEN HAMILTON HLDG CORP CL A COM STK	**	2,310,270
BORAL FIN PTY LTD 3.75% 05-01-2028	**	527,384

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
BORG WARNER INC COM	**	893,318
BOSTON BEER INC CL A CL A	**	1,228,942
BOSTON OMAHA CORP CL A CL A	**	223,025
BOSTON PRIVATE FINL HLDGS INC COM	**	2,607,459
BOSTON SCIENTIFIC CORP COM	**	10,164,000
BOUYGUES EUR1	**	448,976
BOX INC CL A CL A	**	3,037,021
BP CAP MKTS AMER 1.749% DUE 08-10-2030	**	372,267
BP CAP MKTS AMER 1.749% DUE 08-10-2030	**	1,016,189
BP CAP MKTS AMER 2.772% DUE 11-10-2050	**	279,040
BP CAP MKTS AMER 2.939% DUE 06-04-2051	**	638,458
BP CAP MKTS AMER 3.194% DUE 04-06-2025	**	7,589,914
BP CAP MKTS AMER 3.633% DUE 04-06-2030	**	640,729
BP CAP MKTS AMER 3.633% DUE 04-06-2030	**	745,575
BP CAP MKTS AMER 3.937% DUE 09-21-2028	**	2,113,185
BP CAP MKTS AMER 4.234% DUE 11-06-2028	**	1,195,078
BP CAP MKTS AMER FIXED 3.245% DUE 05-06-2022	**	1,148,968
BP CAP MKTS AMER FIXED 3.79% DUE 02-06-2024	**	5,540,691
BP CAP MKTS AMER FIXED 4.742% DUE 03-11-2021	**	3,337,293
BP CAP MKTS AMER INC 2.937% DUE 04-06-2023 REG	**	3,466,766
BP CAP MKTS AMER INC 3.119% 05-04-2026	**	276,790
BP CAP MKTS AMER INC 3.216% 11-28-2023	**	2,076,254
BP CAP MKTS AMER INC CORP BOND 3.41% 02-11-2026	**	941,774
BP CAP MKTS P L C 3.062% DUE 03-17-2022	**	361,446
BP CAP MKTS P L C 3.506% DUE 03-17-2025	**	2,018,472
BP CAP MKTS P L C 3.535% DUE 11-04-2024	**	199,195
BP CAP MKTS P L C 3.814% DUE 02-10-2024	**	225,142
BP ORD USD0.25	**	531,478
BPCE S A MEDIUM 2.75% DUE 01-11-2023	**	1,881,723
BPCE S A MEDIUM 2.75% DUE 12-02-2021	**	3,083,398
BPCE S A MEDIUM 2.75% DUE 12-02-2021	**	919,574
BPCE S A MEDIUM FLTG RT .53375% DUE 01-14-2022	**	6,291,139
BPCE S A MEDIUM VAR RT .516672% DUE 02-17-2022	**	8,978,208
BPCE SR NON PFD 2.375% DUE 01-14-2025	**	3,551,029
BPCE SR NON PFD 3% DUE 05-22-2022	**	11,155,768
BPER BANCA NPV	**	124,241
BPOST SA NPV	**	1,038,273
BRADY CORP CL A	**	5,125,019
BRAMBLES LTD NPV	**	119,239
BRANCH BANKING & TRUST 2.85 DUE 04-01-2021 REG	**	301,249
BRANDYWINE RLTY TR SH BEN INT NEW REIT	**	188,559
BRENNTAG AG NPV	**	2,634,153
BREWIN DOLPHIN ORD GBP0.01	**	152,791
BRF SA COM NPV	**	315,438
BRIDGE BANCORP INC COM STK	**	86,202
BRIDGEBIO PHARMA INC COM	**	610,550
BRIDGESTONE CORP NPV	**	131,409
BRIDGEWATER BANCSHARES INC COM	**	11,241

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
BRIGHAM MINERALS INC CL A CL A	**	1,624,322
BRIGHT HORIZONS FA COM USD0.001	**	1,089,837
BRIGHTCOVE INC	**	180,118
BRIGHTHOUSE FINL INC 3.7% 06-22-2027	**	366,495
BRIGHTHOUSE FINL INC COM	**	2,220,344
BRIGHTVIEW HLDGS INC COM	**	75,328
BRILLIANCE CHINA USD0.01	**	1,101,997
BRINKER INTL INC COM	**	2,049,361
BRISTOL MYERS FIXED 2.75% DUE 02-15-2023	**	10,493,497
BRISTOL MYERS FIXED 2.9% DUE 07-26-2024	**	16,647,816
BRISTOL MYERS FIXED 3.4% DUE 07-26-2029	**	6,041,995
BRISTOL MYERS FIXED 3.625% DUE 05-15-2024	**	394,674
BRISTOL MYERS FIXED 3.875% DUE 08-15-2025	**	2,292,990
BRISTOL MYERS FIXED 4.125% DUE 06-15-2039	**	318,539
BRISTOL MYERS SQUIBB CO .75% DUE 11-13-2025	**	1,856,650
BRISTOL MYERS SQUIBB CO 3.9% DUE 02-20-2028 BEO	**	236,782
BRISTOL MYERS SQUIBB CO 3.9% DUE 02-20-2028 BEO	**	2,766,799
BRISTOL MYERS SQUIBB CO COM	**	6,953,563
BRISTOL MYERS SQUIBB CO CORP 3.2% 06-15-2026	**	140,642
BRISTOL MYERS SQUIBB CO CORP 3.2% 06-15-2026	**	1,777,710
BRISTOL MYERS SQUIBB CO CORP 5.0% 08-15-2045	**	433,915
BRISTOW GROUP INC DEL NEW COM	**	36,980
BRITISH AMERICAN TOBACCO ORD GBP0.25	**	786,951
BRITISH TELECOMMUNICATIONS P L C NT STEPUP 12-15-2030 12-12-2000	**	248,878
BRIXMOR OPER 3.65% DUE 06-15-2024	**	298,629
BRIXMOR OPER PARTNERSHIP LP FLTG 02-01-2022	**	8,490,936
BRIXMOR OPERATING PARTNERSHIP LP 3.85% NTS 02-01-2025 USD1000	**	125,964
BRIXMOR OPERATING PARTNERSHIP LP 3.85% NTS 02-01-2025 USD1000	**	5,969,595
BRIXMOR PPTY GROUP INC COM	**	1,814,575
BROADCOM CORP / 2.65% DUE 01-15-2023	**	208,092
BROADCOM CORP / BROADCOM CAYMAN FIN LTD 3.125% 01-15-2025	**	448,110
BROADCOM CORP / BROADCOM CAYMAN FIN LTD 3.125% 01-15-2025	**	5,398,915
BROADCOM CORP/ CAYMN FI 3.875% 01-15-2027	**	561,154
BROADCOM INC 2.25% DUE 11-15-2023 REG	**	1,577,020
BROADCOM INC 3.15% DUE 11-15-2025	**	8,628,602
BROADCOM INC 3.459% 09-15-2026	**	1,618,845
BROADCOM INC 3.459% 09-15-2026	**	5,202,716
BROADCOM INC 3.625% 10-15-2024	**	1,318,406
BROADCOM INC 4.11% DUE 09-15-2028 REG	**	4,870,931
BROADCOM INC 4.3% DUE 11-15-2032 BEO	**	355,647
BROADCOM INC CORP 4.7% 04-15-2025	**	14,857,472
BROADCOM INC FIXED 4.15% DUE 11-15-2030	**	2,083,972
BROADRIDGE FINL SOLUTIONS INC COM STK	**	1,194,960
BROADWIND INC COM USD0.001	**	11,324
BROOKDALE SR LIVING INC COM STK	**	139,882
BROOKFIELD FIN INC 3.5% DUE 03-30-2051	**	266,990
BROOKFIELD FIN INC 3.9% DUE 01-25-2028	**	229,484
BROOKFIELD FIN INC FIXED 4.7% 09-20-2047	**	130,341

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
BROOKFIELD FIN LLC 4% DUE 04-01-2024	**	2,025,233
BROOKFIELD RENEWABLE CORP CLASS A SUBORDINATE VOTING SHARES WI	**	396,556
BROOKLINE BANCORP INC DEL COM BROOKLINE BANCORP INC +	**	162,203
BROOKS AUTOMATION INC COM	**	515,728
BROTHER INDUSTRIES NPV	**	3,809,140
BROWN & BROWN INC 2.375% DUE 03-15-2031	**	444,811
BRUNSWICK CORP COM	**	1,684,904
BRYN MAWR BK CORP COM STK	**	86,064
BSE LIMITED INR2	**	334,445
BSTN PPTYS LTD 2.75% DUE 10-01-2026	**	1,853,422
BSTN PPTYS LTD 2.9% DUE 03-15-2030	**	296,117
BSTN PPTYS LTD 3.125% DUE 09-01-2023	**	127,286
BSTN PPTYS LTD 3.2% DUE 01-15-2025	**	289,856
BSTN SCIENTIFIC 1.9% DUE 06-01-2025	**	1,936,960
BSTN SCIENTIFIC 2.65% DUE 06-01-2030	**	61,053
BSTN SCIENTIFIC 3.75% DUE 03-01-2026	**	111,214
BT GROUP ORD GBP0.05	**	1,178,454
BUANA LINTAS LAUTA IDR800	**	61,579
BUCKLE INC COM	**	106,288
BUDIMEX SA PLN5.00	**	78,224
BUILD-A-BEAR WORKSHOP INC COM STK	**	8,779
BUILDERS FIRSTSOURCE INC COM STK	**	972,176
BUKIT ASAM TBK IDR500 SER'B'	**	76,347
BUNGE LTD	**	3,514,170
BUNGE LTD FIN CORP FIXED 1.63% DUE 08-17-2025	**	175,697
BUNKA SHUTTER CO NPV	**	983,457
BUONI POLIENNALI 1.85% 01/07/2025	**	1,864,559
BURL NORTHN SANTA 4.1% DUE 06-01-2021	**	150,887
BURL NORTHN SANTA 4.375% DUE 09-01-2042	**	330,825
BURL NORTHN SANTA 5.75% DUE 05-01-2040	**	118,618
BURL NORTHN SANTA FIXED 3% DUE 04-01-2025	**	164,394
BURLINGTN N SANTA FIXED 4.05% DUE 06-15-2048	**	658,258
BURLINGTON NORTHN SANTA 4.55 09-01-2044	**	108,060
BURSA MALAYSIA BHD MYR0.50	**	104,253
BUSINESS FIRST BANCSHARES INC COM	**	10,363
BUY TO OPEN REPO W/J.P. MORG .11% FROM 01-04-2021 TO 01-05-2021	**	150,000,000
BUY TO OPEN REPO W/J.P. MORG .12% FROM 12-31-2020 TO 01-04-2021	**	100,000,000
BUY TO OPEN REPO W/RBC CAPIT .07% FROM 12-31-2020 TO 01-04-2021	**	87,700,000
BUZZI UNICEM SPA DI RISP EUR0.6(NON CNV)	**	90,894
BW OFFSHORE LTD	**	87,035
BWX TECHNOLOGIES INC COM	**	367,527
BX COML MTG TR 2.843% DUE 03-09-2044	**	2,347,814
BYD COMPANY LTD 'H'CNY1	**	1,015,423
BYD ELECTRONIC INT NPV	**	88,956
BYLINE BANCORP INC COM	**	85,794
C & F FINL CORP CMT-COM	**	23,454
C AND D PROPERTY MANAGEMENT GROUP CO	**	73,563
C&D INTERNATIONAL HKD0.1	**	285,475

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
C3 AI INC CL A CL A	**	47,869
CA INC 3.6% DUE 08-15-2022	**	1,869,789
CABLE ONE INC COM	**	2,831,432
CABOT CORP COM	**	1,779,627
CABOT OIL & GAS CORP COM	**	306,666
CACI INTL INC CL A CL A	**	1,092,813
CACTUS INC CL A CL A	**	1,078,594
CADENCE BANCORPORATION CL A CL A	**	4,063,113
CAI INTL INC COM	**	190,845
CAL MAINE FOODS INC COM NEW STK	**	154,853
CALAMP CORP COM	**	188,381
CALBEE INC	**	334,365
CALERES INC COM	**	65,761
CALIFORNIA INSTITUTE OF TECHNOLOGY 3.65%09-01-2119	**	1,947,433
CALIFORNIA ST 2.367% 04-01-2022 BEO TAXABLE	**	8,027,159
CALIFORNIA ST 6.65 03-01-2022 BEO TAXABLE	**	11,141,161
CALIFORNIA ST UNIV REV .885% 11-01-2025 BEO TAXABLE	**	4,592,749
CALIFORNIA ST UNIV REV 3.199% 11-01-2027BEO TAXABLE	**	1,633,860
CALIFORNIA ST UNIV REV 3.299% 11-01-2028BEO TAXABLE	**	1,685,846
CALITHERA BIOSCIENCES INC COM	**	310,096
CALL SWO USD BNPAFRPP P 3MLIBOR / R 1.306% European 317U874W5 10/29/2021	**	4,832
CALL SWO USD CITIUS33 P 3MLIBOR / R 1.37% European 317U840W6 10/25/2021	**	5,477
CALL SWO USD GSCMUS33 P 3MLIBOR / R 1.365% European 317U826W4 10/22/2021	**	10,792
CALLAWAY GOLF CO COM	**	3,880,880
CALLON PETE CO DEL COM NEW	**	65,195
CAMBIUM NETWORKS CORPORATION COM	**	367,949
CAMBRIDGE BANCORP COM	**	10,742
CAMDEN NATL CORP COM	**	96,391
CAMDEN PPTY TR SH BEN INT	**	1,649,879
CAMIL ALIMENTOS SA COM NPV	**	118,496
CAMPBELL SOUP CO 3.3% DUE 03-15-2021	**	100,584
CAMPBELL SOUP CO 3.65% 03-16-2018	**	30,965
CAMPBELL SOUP CO 3.65% 03-16-2018	**	244,514
CAMPBELL SOUP CO 3.95% DUE 03-15-2025	**	225,410
CAMPING WORLD HLDGS INC CL A CL A	**	691,263
CANADA(GOVT OF) I/L 1.5% BDS 01/12/44 CAD1000	**	668,699
CANADIAN IMPERIAL BK 2.606% DUE 07-22-2023	**	2,075,124
CANADIAN IMPERIAL BK COMM TORONTO BRH .95% DUE 06-23-2023 REG	**	7,314,453
CANADIAN NATL RY CO COM	**	17,341,251
CANADIAN PACIFIC R COM NPV	**	325,776
CANADIAN TIRE LTD CLASS'A'CUM NON-VTG COM NPV	**	1,409,433
CANFOR CORP COM NPV	**	928,940
CANWEL BUILDING MA COM NPV	**	305,235
CAP 1 FINL CORP 3.2% DUE 02-05-2025	**	403,726
CAP 1 FINL CORP 3.45% DUE 04-30-2021	**	1,047,725
CAP 1 FINL CORP 3.75 DUE 04-24-2024	**	3,120,875
CAP 1 FINL CORP 3.9% DUE 01-29-2024	**	4,567,722
CAP 1 FINL CORP FIXED 3.05% DUE 03-09-2022	**	3,009,278

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
CAP 1 MULTI-ASSET 1.66% DUE 06-17-2024	**	9,686,730
CAP 1 MULTI-ASSET 2.29% DUE 07-15-2025	**	7,329,295
CAP 1 PRIME AUTO 1.63% DUE 08-15-2025	**	2,212,020
CAP 1 PRIME AUTO RECEIVABLES TR SER 19-1 CL A4 3.05% 10-15-2024 BEO	**	2,283,710
CAP CY BK GROUP INC COM	**	75,436
CAP SA COM NPV	**	183,991
CAPGEMINI EUR8	**	7,925,898
CAPITA PLC ORD GBP0.02066666	**	67,333
CAPITAL ONE NATL ASSN MCLEAN VA 2.15% DUE 09-06-2022	**	256,939
CAPITAL SECURITIES CORP TWD10	**	116,992
CAPITALAND INTEGRATED COMMERCIAL TRUST	**	178,371
CAPITOL FED FINL INC COM .	**	295,088
CAPRI HOLDINGS LTD COM NPV	**	472,290
CAPSTAR FINL HLDGS INC COM	**	39,530
CAPSTONE MNG CORP COM NPV	**	114,330
CARA THERAPEUTICS INC COM	**	343,375
CARDIOVASCULAR SYS INC DEL COM	**	386,838
CARDLYTICS INC COM	**	1,104,183
CARE PROPERTY INV NPV SICAFI	**	147,905
CARETRUST REIT INC COM	**	107,928
CARGURUS INC CL A CL A	**	1,621,784
CARLISLE COMPANIES INC COM	**	830,253
CARLSBERG SER'B'DKK20	**	3,721,451
CARLYLE GLOBAL M16 FRN A/BKD 01/2030 EUR'A-1-R	**	611,299
CARMAX AUTO OWNER 2.41% DUE 12-15-2022	**	884,046
CARMAX AUTO OWNER 2.6% DUE 02-15-2023	**	333,464
CARMAX AUTO OWNER 2.77% DUE 12-16-2024	**	1,051,849
CARMAX AUTO OWNER 3.39% DUE 10-16-2023	**	677,932
CARMAX AUTO OWNER FIXED 1.97% DUE 04-15-2022	**	361,011
CARMAX AUTO OWNER TR 2017-1 ASSET BACKEDNT CL D 3.43% 07-17-2023	**	1,106,005
CARMAX AUTO OWNER TR 2017-4 CL A-3 2.11% 10-17-2022 REG	**	102,556
CARMAX AUTO OWNER TR 2018-4 SER 18-4 CL A3 3.36% 09-15-2023	**	1,393,851
CARMAX AUTO OWNER TR 2018-4 SER 18-4 CL C 3.85% 07-15-2024	**	3,337,764
CARMAX AUTO OWNER TR 2020-4 SER 20-4 CL A2 .31% 01-16-2024	**	3,154,027
CARMAX AUTO OWNER TR SER 19-3 CL A4 2.3% 04-15-2025 REG	**	3,912,289
CARMAX AUTO OWNER TRSER 19-A CL A4 2.19% 07-15-2025 REG	**	2,888,859
CARPENTER TECHNOLOGY CORP COM	**	2,205,345
CARREFOUR SA EUR2.50	**	3,544,805
CARRIAGE SERVICES INC COM	**	107,553
CARRIER GLOBAL CORP 1.923% DUE 02-15-2023	**	1,807,948
CARRIER GLOBAL CORP 2.242% 02-15-2025	**	804,204
CARRIER GLOBAL CORP 2.722% 02-15-2030	**	427,765
CARROLS RESTAURANT GROUP INC COM	**	48,846
CARS COM INC COM	**	131,250
CARSALES.COM LTD NPV	**	381,650
CARTER INC FORMERLY CARTER HLDGS INC TO 09/13/2003 COM	**	2,798,112
CARVANA AUTO RECEIVABLES TR 2019-1 ASSETBACKED NT CL C 144A 3.5% 02-15-2024	**	2,829,357
CARVANA CO CL A CL A	**	547,588

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
CASA SYS INC COM	**	73,096
CASEYS GEN STORES INC COM	**	1,804,062
CASS INFORMATION SYS INC COM	**	72,840
CASTLE BIOSCIENCES INC COM	**	640,611
CASTLIGHT HEALTH INC CL B CL B	**	21,473
CATABASIS PHARMACEUTICALS INC COM NEW COM NEW	**	2,410
CATALENT INC COM	**	2,320,761
CATALYST BIOSCIENCES INC COM NEW COM NEW	**	10,916
CATALYST PHARMACEUTICALS INC COM STK USD0.001 STK	**	57,999
CATCHER TECHNOLOGY TWD10	**	279,495
CATERPILLAR FINL .65% DUE 07-07-2023	**	1,780,795
CATERPILLAR FINL 2.9% DUE 03-15-2021	**	25,036
CATERPILLAR FINL 3.65% DUE 12-07-2023	**	1,997,911
CATERPILLAR FINL SVCS 1.931% 10-01-2021	**	4,016,806
CATERPILLAR FINL SVCS CORP MEDIUM TERM NTS BOOK ENTRY 2.95% 02-26-2022	**	3,484,564
CATERPILLAR FINL SVCS CORP MEDIUM TERM N.8% DUE 11-13-2025	**	4,918,983
CATERPILLAR FINL SVCS CORP MEDIUM TERM NTRANCHE # TR 00776 VAR RT DUE 03-15-2021	**	1,712,030
CATERPILLAR FINL VAR RT .45725% DUE 01-06-2022	**	2,416,136
CATERPILLAR INC 2.6% DUE 04-09-2030 BEO	**	1,245,658
CATERPILLAR INC 3.4% DUE 05-15-2024	**	465,520
CATO CORP NEW CL A CL A	**	32,980
CAVCO INDS INC DEL COM STK	**	2,644,909
CAWACHI LIMITED NPV	**	136,742
CBIZ INC COM	**	203,939
CBS CORP 4% DUE 01-15-2026	**	33,191
CBS CORP NEW 3.7% DUE 08-15-2024	**	171,050
CBS CORP NEW 4.6% DUE 01-15-2045	**	119,698
CBS CORP NEW FIXED 3.7% DUE 06-01-2028	**	85,665
CBTX INC FORMERLY CBFH INC TO 09/19/2017COM	**	83,316
CC HLDGS GS V LLC 3.849% DUE 04-15-2023	**	643,970
CCSW ANZBAU3M 04/01/2031 USD 3MLIBOR /AUD 3MBBSW CCS212234-CCS11223	**	1,796
CCSW CITIUS33 31/07/2029 USD 3MLIBOR /AUD 3MBBSW CCS220625-CCS220	**	10,571
CCSW GSCMUS33 01/08/2029 USD 3MLIBOR /AUD 3MBBSW CCS0069N9-CCS006	**	8,011
CCSW GSCMUS33 01/08/2029 USD 3MLIBOR /AUD 3MBBSW CCS0069N9-CCS006	**	4,006
CCSW MSCSUS33 14/10/2030 USD 3MLIBOR /AUD 3MBBSW CCS004144-CCS00413	**	1,197
CD 2016-CD2 MTG TR 3.348% DUE 11-10-2049	**	3,257,166
CDN IMPERIAL BK COMM FIXED 3.1% 04-02-2024 REG	**	270,525
CDN NAT RES LTD FIXED 2.95% DUE 01-15-2023	**	6,505,374
CDN PAC RY CO NEW 2.9% DUE 02-01-2025	**	378,908
CDN PAC RY CO NEW 4.5% DUE 01-15-2022	**	83,310
CDN WESTERN BANK COM NPV	**	58,408
CDS BARCGB5G 06/20/2025 SELL ITALY GOV'T INT BOND 6 SWPC0JFW0	**	428
CDS BARCGB5G 06/20/2025 SELL ITALY GOV'T INT BOND 6 SWPC0JG41	**	857
CDS CITIUS33 06/20/2025 SELL ITALY GOV'T INT BOND 6 SWPC0JG66	**	857
CDS CSFPGB2L 12-20-2021 SWPC0EQD1	**	1,093
CDS GSILGB2X 12/20/2024 SELL RUSSIA FOREIGN BOND 7. SWPC0IM38	**	10,471
CDS GSILGB2X 12/20/2024 SELL RUSSIA FOREIGN BOND 7. SWPC0IM38	**	6,544
CECO ENVIRONMENTAL CORP COM	**	43,632

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
CELANESE US HLDGS 5.875% DUE 06-15-2021	**	204,403
CELANESE US HLDGS FIXED 3.5% 05-08-2024	**	42,234
CELESTICA INC SUB ORD VTG SHS NPV	**	364,085
CENT ASIA METALS COMSTK	**	752,823
CENT GARDEN & PET CO CL A	**	660,770
CENT PATTANA PUB	**	445,784
CENTENNIAL RESOURCE DEVELOPMENT INC COM USD0.01	**	42,996
CENTERPOINT ENERGY 2.4% DUE 09-01-2026	**	2,546,421
CENTERPOINT ENERGY 2.5% DUE 09-01-2022	**	1,555,626
CENTERPOINT ENERGY 3.95% 03-01-2048	**	40,273
CENTERPOINT ENERGY 5.85 DUE 01-15-2041	**	112,680
CENTERPOINT ENERGY INC COM	**	1,512,506
CENTERPOINT ENERGY RES CORP 1.75% DUE 10-01-2030	**	302,893
CENTERPOINT ENERGY RES CORP 3.55% 04-01-2023	**	106,654
CENTERPOINT ENERGY RES CORP 3.55% 04-01-2023	**	1,066,536
CENTERRA GOLD INC COM NPV	**	351,724
CENTERSPACE COM NPV	**	82,649
CENTEX HOME EQTY FLTG RT 1.045% DUE 10-25-2035	**	596,377
CENTRAL GARDEN & PET CO COM	**	76,371
CENTRAL NIPPON EXP 2.362% SNR 28/05/2021USD	**	605,082
CENTRAL PAC FINL CORP COM NEW	**	70,147
CENTRAL VY CMNTY BANCORP COM STK	**	36,942
CENTRICA ORD GBP0.061728395	**	553,797
CENTURIA INDUSTRIA NPV	**	951,297
CENTURY ALUM CO COM	**	182,326
CENTURY CASINOS INC COM	**	10,064
CENTURY CMNTYS INC COM	**	2,314,167
CENTURY PACIFIC FO PHP1	**	43,496
CENTY BANCORP INC MASS CL A NON VTG	**	50,439
CERENCE INC COM	**	4,650,817
CERIDIAN HCM HLDG INC COM	**	1,513,365
CESP-COMPANHIA ENE PRF NPV 'B'	**	491,530
CEVA INC COM	**	65,611
CEWE STIFTUNG & CO NPV	**	38,862
CF INDS HLDGS INC COM	**	710,987
CF INDS INC 3.45% DUE 06-01-2023	**	516,038
CF JPMCB LIQUIDITY FD	**	357,181,753
CFCRE 2017-C8 MTG 2.9816% DUE 06-15-2050	**	1,018,187
CGI INC	**	1,585,400
CHAILEASE HOLDING TWD10	**	827,397
CHAMPION IRON LTD COMMON STOCK	**	72,301
CHAMPIONX CORPORATION COM USD0.01 WI	**	234,090
CHANNELADVISOR CORP COM	**	59,030
CHAOWEI POWER HLDG USD0.01	**	15,950
CHARLES RIV LABORATORIES INTL INC COM	**	3,123,250
CHART INDS INC COM PAR $0.01 COM PAR $0.01	**	4,631,621
CHARTER 2.3% DUE 02-01-2032	**	7,303,471
CHARTER 4.464% DUE 07-23-2022	**	1,159,668

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
CHARTER 4.464% DUE 07-23-2022	**	6,035,544
CHARTER 4.5% DUE 02-01-2024	**	5,545,931
CHARTER 4.908% DUE 07-23-2025	**	1,509,882
CHARTER 4.908% DUE 07-23-2025	**	19,465,868
CHARTER 6.384% DUE 10-23-2035	**	1,644,056
CHARTER COMMUNICATIONS INC NEW CL A CL A	**	34,304,014
CHARTER COMMUNICATIONS OPER LLC / 5.05% 03-30-2029	**	1,300,974
CHARTER COMMUNICATIONS OPER LLC/CHARTE 4.2% DUE 03-15-2028 BEO	**	196,134
CHARTER COMMUNICATIONS OPER LLC/CHARTE 4.8% DUE 03-01-2050	**	621,088
CHARTER FIXED 3.85% DUE 04-01-2061	**	100,815
CHARTER HALL GROUP NPV (STAPLED)	**	1,575,144
CHARTER HALL LONG NPV (STAPLED)	**	271,181
CHATHAM LODGING TR COM	**	47,736
CHECK PT SOFTWARE TECHNOLOGIES ORDILS.01	**	6,261,390
CHEFS' WAREHOUSE HOLDINGS IN	**	98,855
CHEGG INC COM	**	4,167,284
CHEIL WORLDWIDE KRW200	**	73,161
CHEMED CORP NEW COM	**	1,491,308
CHEMOCENTRYX INC COM STK	**	305,885
CHEMUNG FINL CORP COM	**	29,435
CHENG UEI PRECISIO TWD10	**	120,667
CHENIERE CORPUS CHRISTI HLDGS LLC 5.125% 06-30-2027	**	170,349
CHES UTILS CORP COM	**	2,263,753
CHESTER CNTY PA HLTH & ED FACS AUTH HLTHSYS REV 3.314 06-01-2051 BEO TAXABLE	**	384,579
CHEVRON CORP COM	**	5,497,611
CHEVRON CORP NEW 1.554% DUE 05-11-2025	**	1,871,963
CHEVRON CORP NEW 1.554% DUE 05-11-2025	**	998,380
CHEVRON CORP NEW 1.995% DUE 05-11-2027	**	583,270
CHEVRON CORP NEW 2.566% DUE 05-16-2023	**	206,906
CHEVRON PHILLIPS 5.125% DUE 04-01-2025	**	528,430
CHEVRON U S A INC .426% DUE 08-11-2023 REG	**	1,524,654
CHEVRON U S A INC 2.343% DUE 08-12-2050 REG	**	494,682
CHGO ILL TRAN AUTH SALES & TRANSFER T 6.899 DUE 12-01-2040 REG	**	578,384
CHIA CHANG CO LTD TWD10	**	43,150
CHIASMA INC COM	**	95,265
CHICAGO ILL 7.75% 01-01-2042 BEO TAXABLE	**	35,788
CHICAGO ILL TRAN AUTH SALES & TRANSFER T 6.899% 12-01-2022	**	722,980
CHICAGO ILL TRAN AUTH SALES TAX RCPTS REV 6.2% 12-01-2040 BEO TAXABLE	**	13,925
CHICONY ELECTRONI TWD10	**	58,419
CHICOS FAS INC COM	**	31,361
CHILE(REP OF) 0% SNR 15/01/21 CLP500'BTP'	**	6,601,315
CHILE(REP OF) 4.7% SNR 01/09/2030 CLP	**	611,921
CHIMERIX INC COM	**	106,105
CHINA AOYUAN GROUP HKD0.01	**	124,549
CHINA CITIC BANK CORPORATION LTD HCNY1	**	1,848,949
CHINA COMM SERVICE 'H'CNY1	**	24,710
CHINA CONCH VENTUR HKD0.01	**	807,482
CHINA CONSTRUCTION BANK HCNY1	**	319,562

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
CHINA EDUCATION GP HKD0.00001	**	80,923
CHINA EVERBRIGHT B 'H'CNY1	**	175,811
CHINA EVERGRANDE GROUP ( LOCAL 3333)	**	126,909
CHINA HIGH SPEED T USD0.01	**	525,526
CHINA HONGQIAO GRO USD0.01	**	1,140,630
CHINA LESSO GROUP HKD0.05	**	268,410
CHINA LIFE INS TWD10	**	166,539
CHINA LIFE INSURANCE CO H CNY1	**	1,052,784
CHINA MEDICAL SYS USD0.005	**	884,069
CHINA MOBILE LTD NPV	**	814,187
CHINA NATIONAL BUI 'H'CNY1	**	1,408,451
CHINA OVERSEAS GRA NPV	**	293,052
CHINA OVERSEAS LAND & INVESTMNT HKD0.10	**	193,572
CHINA RES CEMENT HKD0.1	**	887,272
CHINA RES PHARM GR NPV	**	347,098
CHINA RESOURCES LAND HKD0.10	**	1,375,399
CHINA SANJIANG FIN HKD0.10	**	77,425
CHINA SCE GROUP COM	**	141,623
CHINA SHENHUA ENERGY CO 'H'	**	297,664
CHINA TAIPING INSU NPV	**	509,575
CHINA TRAD CHINESE NPV	**	284,634
CHINA VANKE CO 'H'CNY1	**	183,570
CHINA YUCHAI INTL LTD COM	**	106,210
CHIPBOND TECHNOLO TWD10	**	451,548
CHIPOTLE MEXICAN GRILL INC COM STK	**	10,956,396
CHOLAMANDALAM INV INR2	**	163,521
CHUBB LTD ORD CHF24.15	**	25,448,209
CHUGOKU MAR PAINTS NPV	**	226,323
CHURCHILL DOWNS INC COM	**	2,422,214
CHUYS HOLDINGS INC COM USD0.01	**	70,887
CI FINANCIAL CORP COMSTK	**	546,615
CIA SIDERURGICA NC COM NPV	**	979,786
CIE DE ST-GOBAIN EUR4	**	3,493,330
CIENA CORP COM NEW	**	443,042
CIGNA CORP NEW 3.05% DUE 11-30-2022 BEO	**	314,209
CIGNA CORP NEW 3.4% DUE 03-01-2027 BEO	**	1,930,810
CIGNA CORP NEW 3.5% 06-15-2024	**	5,331,937
CIGNA CORP NEW COM	**	26,047,482
CIGNA CORP NEW CORP 3.4% 09-17-2021	**	735,478
CIGNA CORP NEW CORP 3.75% 07-15-2023	**	475,671
CIGNA CORP NEW CORP 4.125% 11-15-2025	**	1,797,154
CIGNA CORP NEW CORP 4.375% 10-15-2028	**	10,327,021
CIIG MERGER CORP CL A	**	1,105,116
CIM TR 2020-R2 FLTG RT 2.581% DUE 10-25-2059	**	8,205,471
CIMAREX ENERGY CO 3.9% 05-15-2027	**	661,283
CIMAREX ENERGY CO 3.9% 05-15-2027	**	1,598,100
CIMAREX ENERGY CO 4.375% 03-15-2029	**	1,701,675
CIMAREX ENERGY CO 4.375% DUE 06-01-2024	**	1,243,365

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
CIMAREX ENERGY CO COM	**	427,914
CIN FINL CORP 6.92% DUE 05-15-2028	**	263,602
CINCINNATI BELL INC NEW COM NEW COM NEW	**	10,803
CINEMARK HLDGS INC COM	**	509,016
CINTAS CORP NO 2 2.9% DUE 04-01-2022	**	1,564,500
CINTAS CORP NO 2 3.7% DUE 04-01-2027	**	1,797,405
CIPLA LTD INR2	**	1,067,654
CIRCOR INTL INC COM	**	127,698
CIRRUS LOGIC INC COM	**	2,248,828
CIT GROUP INC NEW COM NEW COM NEW	**	538,356
CIT HOME EQUITY LN TR 2002-1 ASSET BKD CTF CL AF-5 02-25-2033 BEO	**	281,463
CITI TRENDS INC COM ORD USD1	**	106,116
CITIBANK CITIBANK NA FLTG 02-19-2022 BEO	**	1,498,363
CITIBANK CR CARD 3.21% DUE 12-07-2024	**	2,569,365
CITIBANK CR CARD 3.29% DUE 05-23-2025	**	6,728,182
CITIBANK CR CARD ISSUANCE TR 2018-A2 FLTG RATE 01-20-2025 REG	**	1,255,909
CITIBANK CR CARD ISSUANCE TR NT CL 2018-A7 3.96% 10-13-2030	**	8,453,873
CITIBANK N A 2.85% 02-12-2021	**	324,692
CITIBANK N A 3.165% 02-19-2022	**	2,006,974
CITIBANK N A 3.4% 07-23-2021	**	375,450
CITIC LTD	**	1,895,739
CITIGROUP COML MTG 2.29200005531% DUE 02-10-2049	**	4,495,939
CITIGROUP COML MTG 2.505% DUE 11-15-2049	**	2,780,744
CITIGROUP COML MTG 2.71000003815% DUE 08-10-2049	**	13,586,093
CITIGROUP COML MTG 3.06100010872% DUE 02-10-2048	**	2,364,921
CITIGROUP COML MTG 3.575% DUE 05-10-2047	**	2,952,366
CITIGROUP COML MTG 3.654% DUE 12-10-2049	**	3,965,359
CITIGROUP COML MTG 3.855% DUE 05-10-2047	**	2,694,059
CITIGROUP COML MTG FLTG RT 5.10914% DUE 11-10-2046	**	1,498,217
CITIGROUP COML MTG TR 2018-B2 COML MTG PASSTHRU CTF CL 3.788% 03-10-2051	**	4,199,532
CITIGROUP COML MTG TRUST SER 2015-GC27 CL A-AB 2.944% 02-10-2048	**	2,045,204
CITIGROUP INC 2.35% DUE 08-02-2021	**	5,240,332
CITIGROUP INC 2.572% DUE 06-03-2031	**	2,110,403
CITIGROUP INC 2.7% DUE 10-27-2022	**	4,940,100
CITIGROUP INC 2.876% DUE 07-24-2023	**	2,851,458
CITIGROUP INC 2.9% DUE 12-08-2021	**	7,151,281
CITIGROUP INC 3.106% DUE 04-08-2026	**	17,801,114
CITIGROUP INC 3.142% 01-24-2023	**	237,535
CITIGROUP INC 3.142% 01-24-2023	**	5,059,177
CITIGROUP INC 3.2% DUE 10-21-2026	**	368,830
CITIGROUP INC 3.3% DUE 04-27-2025	**	1,607,995
CITIGROUP INC 3.4% DUE 05-01-2026	**	461,487
CITIGROUP INC 3.4% DUE 05-01-2026	**	21,385,977
CITIGROUP INC 3.5% DUE 05-15-2023	**	6,128,501
CITIGROUP INC 3.668% DUE 07-24-2028	**	7,165,014
CITIGROUP INC 3.7% DUE 01-12-2026	**	12,465,848
CITIGROUP INC 3.887% 01-10-2028	**	458,431
CITIGROUP INC 4.044% 06-01-2024	**	1,413,808

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
CITIGROUP INC 4.3% DUE 11-20-2026	**	547,176
CITIGROUP INC 4.4% DUE 06-10-2025	**	783,165
CITIGROUP INC 4.4% DUE 06-10-2025	**	2,115,116
CITIGROUP INC 4.412% DUE 03-31-2031	**	1,612,834
CITIGROUP INC 4.45% DUE 09-29-2027	**	1,063,924
CITIGROUP INC 4.45% DUE 09-29-2027	**	7,057,365
CITIGROUP INC 4.5% DUE 01-14-2022	**	531,766
CITIGROUP INC 4.6% DUE 03-09-2026	**	949,229
CITIGROUP INC 4.65% DUE 07-30-2045	**	459,095
CITIGROUP INC 5.5% DUE 09-13-2025	**	3,304,492
CITIGROUP INC COM NEW COM NEW	**	71,351,287
CITIGROUP INC FIXED 3.98% 03-20-2030	**	176,401
CITIGROUP INC FIXED 3.98% 03-20-2030	**	1,046,647
CITIGROUP INC FLTG RT .776% DUE 10-30-2024	**	11,589,700
CITIGROUP INC FLTG RT 1.678% DUE 05-15-2024	**	1,854,200
CITIGROUP INC FLTG RT 1.678% DUE 05-15-2024	**	3,499,287
CITIGROUP INC FLTG RT 4.075% DUE 04-23-2029	**	15,270,950
CITIGROUP INC NEW 2.312% DUE 11-04-2022	**	6,537,817
CITIGROUP INC NEW 2.976% DUE 11-05-2030	**	6,530,787
CITIGROUP INC SR NT 3.352% 04-24-2025	**	157,641
CITIGROUP INC SR NT 3.352% 04-24-2025	**	7,278,642
CITIGROUP MTG LN FLTG RT 1.105% DUE 11-25-2034	**	478,889
CITIZENS & NORTHN CORP COM	**	34,403
CITIZENS BK MEDIUM 2.65% DUE 05-26-2022	**	257,337
CITIZENS BK MEDIUM 3.25% DUE 02-14-2022	**	5,044,747
CITIZENS BK MEDIUM 3.7% DUE 03-29-2023	**	3,817,656
CITIZENS FINL 2.85% DUE 07-27-2026	**	445,171
CITIZENS FINL GROUP INC COM	**	22,779,120
CITIZENS HLDG CO MISS COM US1747151025 ISIN	**	12,884
CITRIX SYS INC 4.5% 12-01-2027	**	587,962
CITY HLDG CO COM	**	60,091
CITY OFFICE REIT INC COM	**	28,069
CIVEO CORP CDA	**	26,354
CIVISTA BANCSHARES INC COM NO PAR COM NOPAR	**	46,139
CJ CHEILJEDANG 1ST PRF KRW5000	**	4,788
CJ CORP KRW5000	**	221,281
CJ ENM CO LTD	**	70,831
CJ LOGISTICS KRW5000	**	235,173
CK ASSET HOLDINGS LTD	**	1,949,068
CK HUTCHISON HLDGS HKD1	**	4,967,663
CK HUTCHISON INTL 2.875% DUE 04-05-2022	**	1,025,400
CK INFRASTRUCTURE HKD1	**	48,362
CLEAN ENERGY FUELS CORP COM	**	286,937
CLEAN HBRS INC COM	**	4,742,324
CLEARFIELD INC COM	**	27,192
CLEARWATER PAPER CORP COM STK	**	355,605
CLEV ELEC ILLUM CO 4.55% DUE 11-15-2030	**	213,287
CLEVELAND CLIFFS USD0.125	**	371,426

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
CLINIGEN GROUP PLC ORD GBP0.001	**	541,267
CLSA (YANTAI JEREH OILFIELD-A) P-NOTE 25/07/2024	**	749,532
CLSA GLOBAL MARKET (WUXI LEAD INTELLIGENT) PNOTE 12/22/2025	**	437,154
CLSA GLOBAL MARKETS PTE LD (NARI TECHNOLOGY CO LD-A)P-NOTE 04/09/23	**	452,442
CLSA GLOBAL MARKETS PTE LTD(CHINA JUSHI CO-A) PNOTE 26/08/2025	**	563,328
CLSA GLOBAL MARKETS PTE LTD(LAOBAIXING PHA-A) PNOTE 31/08/2025	**	255,357
CLSA GLOBAL PNOTE 05/03/2024	**	895,544
CMC MATLS INC COM	**	1,452,177
CMD SWP BNPAFRPP 02/16/2021 USD 3MTBILL/BLOOMBERG COMM SWU0NH013	**	79,358
CMD SWP BNPAFRPP 02-16-2021 SWU0NH021	**	95,940
CMD SWP CHASUS33 02/16/2021 USD 3MTBILL/BLOOMBERG COMM SWU0NH260	**	21,794
CMD SWP CHASUS33 02-16-2021 SWU0NH302	**	110,048
CMD SWP CHASUS33 12-31-2020 SWU0CA879	**	7,659
CMD SWP CHASUS33 16/02/2021 USD 3MTBILL/BLOOMBERG COMM SWU0NH260	**	12,625
CMD SWP CIBCUS33 02/16/2021 USD CIBC CUSTOM INDEX 1/0% SWU0NH120	**	15,555
CMD SWP CITIUS33 02/16/2021 USD 3MTBILL/BLOOMBERG COMM SWU0NH070	**	7,504
CMD SWP CITIUS33 02-16-2021 SWU0NH096	**	83
CMD SWP GSILGB2X 02/16/2021 USD 3MTBILL/BLOOMBERG COMM SWU0SJ865	**	56,693
CMD SWP GSILGB2X 02/16/2021 USD 3MTBILL/BLOOMBERG COMM SWU0SJ865	**	7,214
CMD SWP GSILGB2X 02/16/2021 USD 3MTBILL/BLOOMBERG COMM SWU0SJ865	**	3,300
CMD SWP GSILGB2X 02-16-2021 SWU0SI917	**	18,770
CMD SWP MACQAU2S 02-16-2021 SWU0NH401	**	69,798
CMD SWP MLILGB3L 02/16/2021 USD 3MTBILL/BLOOMBERG COMM SWU0NH435	**	264,893
CMD SWP SOGEFRPPHCM 02-16-2021 SWU0NH526	**	4,269
CME_IRS GOLDUS33 07/07/2025 MXN P 28DTIIE / R 4.87% SWU013KR9	**	15,480
CME_IRS GOLDUS33 09/17/2051 USD P 3MLIBOR / R 1.71% SWU00WQT6	**	6,741
CME_IRS GOLDUS33 12/02/2050 USD P 1.325% / R 3MLIBOR SWU016TV4	**	8,934
CME_IRS GOLDUS33 12/16/2022 USD P 3MLIBOR / R 0.75% SWU012TM3	**	18,740
CME_IRS GOLDUS33 12/16/2050 USD P 1.25% / R 3MLIBOR SWU012TP6	**	4,169
CME_IRS GOLDUS33 15/03/2022 ZAR P 3MJIBAR / R 7.75% SWU00JTL9	**	136,627
CME_IRS GOLDUS33 19/06/2029 CAD P 3MCDOR / R 2.5% SWU00S6N0	**	137,019
CME_IRS GOLDUS33 19/09/2023 PLN P 6MWIBOR / R 2.5% SWU00OR14	**	33,926
CME_IRS GOLDUS33 19/09/2028 PLN P 6MWIBOR / R 3% SWU00OSS4	**	4,262
CME_IRS GOLDUS33 21/03/2028 NZD P 3MBBR / R 3.25% SWU00MYL6	**	140,826
CME_IRS GOLDUS33 26/02/2025 MXN P 28DTIIE / R 6.08% SWU010CA1	**	7,445
CME_OIS GOLDUS33 02/01/2025 BRL P 1DBZDIO / R 6.745% SWU00VEG9	**	54,630
CME_OIS GOLDUS33 03/01/2022 BRL P 1DBZDIO / R 3.3% SWU016H54	**	122,514
CMIC HOLDINGS CO LTD	**	111,687
CMO ADJBL RATE MTG TR DUE 09-25-2035 BEO	**	434,243
CMO ALTERNATIVE LN TR 2006-OA9 MTG CL 2A-1A 0 DUE 07-25-2036 REG	**	102,765
CMO AMERN HOME MTG INVT TR 2005-2 MTG BKD NT CL IV-A-1 VAR 09-25-45	**	32,734
CMO BANK OF AMER MERRILL LYNCH COML MTG TR 2 3.366% DUE 02-15-2050 BEO	**	3,261,821
CMO BANK SER 2017-BNK9 CL A-2 2.766% 11-15-2054 REG	**	9,190,156
CMO BANK SR 2017-BNK6 A-SB 3.289% 07-15-2060	**	2,125,580
CMO BBCMS MTG TR 2018-C2 MTG PASS THRU CTF CL A-3 4.052% DUE 12-15-2051 REG	**	8,013,505
CMO BEAR STEARNS ALT-A TR 2006-8 MTG PASSTHRU CTF CL III-A-1 01-25-2037 REG	**	115,686
CMO BEAR STEARNS ALT-A TR SER 2005-4 CL II-3A-2 DUE 05-25-2035 REG	**	592,140
CMO BEAR STEARNS ARM TR 2000-2 MTG PASS THRU CTF CL A-1 VAR RATE 11-25-2030 BEO	**	15,329

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
CMO BEAR STEARNS ARM TR 2002-11 CL I-A-1DUE 02-25-2033/04-25-2006 BEO	**	1,906
CMO BEAR STEARNS ARM TR 2004-10 MTG DUE 01-25-2035	**	33,671
CMO BEAR STEARNS ARM TR DUE 02-25-2034 REG	**	125,122
CMO BEAR STEARNS STRUCTURED PRODS INC TR200 DUE 12-25-2046 REG	**	1,505,165
CMO BEAR STEARNS STRUCTURED PRODS INC TR200 MTG PASSTHRU CTF CL I-A-1 VAR DUE	**	37,163
CMO BENCHMARK 2018-B4 MTG TRSE 2018-B4 CL A3 3.886% DUE 07-15-2051	**	6,490,598
CMO BENCHMARK 2020-B16 MTG TR 2.475% 12-15-2057	**	7,278,757
CMO CFCRE 2016-C4 MTG TR MTG PASS THRU CTF CL A-2 2.707% DUE 05-10-2058 REG	**	517,316
CMO CHASE MTG FIN TR SER 2007-A1 PASSTHRU CTF CL 1-A1 4.366 03-25-37 REG	**	26,624
CMO CITIGROUP COML MTG TR 2016-C3 COML MTG CTF CL A-3 2.86% 11-15-2049	**	7,589,850
CMO CITIGROUP COML MTG TR 2016-P5 COML MTG PASSTHRU CTF CL A-2 2.4% 10-10-2049	**	2,443,642
CMO CITIGROUP COML MTG TR 2016-P6 CL AAB 3.512% DUE 12-10-2049	**	1,635,964
CMO CITIGROUP COML MTG TR 2017-B1 COML MTG CTF CL A-AB 3.243% 08-15-2050	**	8,860,408
CMO CITIGROUP COML MTG TR SER 2016-P6 CLS A4 3.458% 12-10-2049	**	1,832,867
CMO CITIGROUP COML MTG TR SR 2012-GC8 CL AAB 2.608% DUE 09-10-2045	**	2,958,377
CMO CITIGROUP COMMERCIAL MORTGAGE TRUST SR 17-C4 CL A2 3.19% 10-12-2050	**	5,270,835
CMO CITIGROUP MTG LN TR SER 2005-6 CL A1FLT RT DUE 09-25-2035 BEO	**	9,047
CMO CITIGRP COMMERICAL MTG CITIGROUP COML MTG TR 3.127 DUE 04-15-2049 REG	**	11,653,532
CMO COML MTG PASSTHRU CTF CL A-2 2.223% DUE 10-10-2048 REG	**	75,659
CMO COMM 2012-CCRE1 MTG TR CTF CL A-3 3.391% DUE 05-15-2045 REG	**	7,726,343
CMO COMM 2012-CCRE2 MTG TR COML MTG CTF CL A-4 3.147 DUE 08-15-2045	**	4,329,704
CMO COMM 2013-CCRE12 MTG TR MTG PASS THRU CTF CL A-4 4.046 DUE 10-10-2046 REG	**	3,789,767
CMO COMM 2013-CCRE12 MTG TR MTG PASS THRU CTF CL B 4.762% DUE 10-10-2046 REG	**	265,547
CMO COMM 2013-CCRE8 MTG TR COML MTG PASSTHRU CTF CL A-4 3.334 6-10-2046	**	520,977
CMO COMM 2013-CCRE9 MTG TR COML MTG PASSTHRU CTF A-4 DUE 07-10-2045 REG	**	6,969,159
CMO COMM 2014-CCRE14 MTG TR MTG PASS THRU CTF CL A-3 3.955 DUE 02-10-2047 REG	**	5,958,289
CMO COMM 2014-CCRE18 MTG TR SER 2014-CR18 CL A-SB 3.452 DUE 7-15-47	**	2,621,667
CMO COMM 2014-CCRE21 MTG TR MTG PASS THRU CTF CL A-3 3.528 DUE 12-10-2047 REG	**	5,011,260
CMO COMM 2014-UBS6 MTG TR MTG PASS THRU CTF CL A-4 3.378% DUE 12-10-2047 REG	**	9,019,023
CMO COMM 2014-UBS6 MTG TR MTG PASS THRU CTF CL A-5 3.644% DUE 12-10-2047 REG	**	2,314,363
CMO COMM 2015-LC19 MTG TR SER 15-LC19 CLA4 3.18300008774% DUE 02-10-2048 REG	**	1,612,814
CMO COMM 2015-LC23 MTG TR CL A-SB 3.598% DUE 10-10-2053 REG	**	16,096,000
CMO COMM 2019-GC44 MTG TR SER 19-GC44 CLS A3 2.688% DUE 08-15-2057 REG	**	5,941,279
CMO COMM MORTGAGE SER 2013-LC6 CL C FLTGRT 01-10-2046	**	2,731,305
CMO COMM MORTGAGE TR SER 2013-LC6 CL ASB2.478 01-10-2046	**	1,225,240
CMO COMM MORTGAGE TRUST SER 2015-DC1 CL A2 2.87% 02-10-2048	**	703,317
CMO COMM MTG TR SER 2014-CR15 CL A-2 2.928 02-10-2047	**	1,235,470
CMO COMM MTG TR SER-2014-UBS2 CL-A4 3.691% 03-10-2047 BEO	**	4,149,070
CMO COMM SER 2013-CR13CL A-SB 3.706 DUE 10-10-46	**	327,598
CMO CREDIT SUISSE 1ST BSTN MTG SECS CORPSER 2004-8 CL 6A1 4.5 DUE 12-25-2019 REG	**	16,054
CMO CSAIL 2015-C4 COML MTG TRUST SR 2015-C4 CL-ASB 3.6167% DUE 11-11-2048	**	2,543,674
CMO CSAIL 2016-C5 COML MTG TR CL A-SB 3.5325% DUE 11-15-2048 REG	**	10,354,406
CMO CSAIL 2018-CX12 SER 2018-CX12 CLS A1 3.2197% 08-15-2051 REG	**	5,248,427
CMO CSAIL 2018-CX12 COML MTG TR SER 2018CLS CX12 VAR 08-15-2051	**	7,881,222
CMO CSMC 2018-J1 TR CL A-2 FLTGE 02-01-2048	**	10,063,471
CMO CWMBS INC SER 2005-11 CL 3-A-1 FLT RT DUE 04-25-2035 REG	**	511,027
CMO CWMBS INC SER 2005-11 CL 3-A-3 FLT RT DUE 04-25-2035 REG	**	58,710
CMO DBJPM 2016-C1 MTG TR CL A-SB 3.038% DUE 05-10-2049 REG	**	3,616,580

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
CMO FNMA SER 2019 M6 CL A2 3.45% FIXED DUE 01-25-2029 REG	**	2,406,164
CMO FNMA SER 2019-M7 CL A1 2.875% FIXED 02-25-2029	**	16,482,256
CMO GS MTG SECS CORP 2003-2F CL IIIA-1 6% DUE 03-25-2032 BEO	**	2,370
CMO GS MTG SECS TR 2013-GCJ12 CL AAB VARRT DUE 06-10-2046 BEO	**	3,748,618
CMO GS MTG SECS TR 2015-GS1 CL A-AB 3.553% DUE 11-10-2048 REG	**	13,122,829
CMO GS MTG SECS TR 2017-GS7 COML MTG PASSTHRU CTF CL A-4 0 DUE 08-10-2050 REG	**	9,281,094
CMO GS MTG SECS TR SER 2016-GS3 CL AAB 2.777% 10-10-2049	**	3,341,091
CMO HARBORVIEW MTG LN TR 2003-1 CL A FLTG RT 05-19-2033	**	4,953
CMO HARBORVIEW MTG LN TR 2005-4 MTG PASSTHRU CTF CL 4-A DUE 07-19-2035 REG	**	107,374
CMO HARBORVIEW MTG LN TR 2005-9 CL 2-A-1A DUE 06-20-2035 REG	**	138,996
CMO IRVINE CORE OFFICE TR 2013-IRV MTG PASS THRU CTF CL A-2 144A DUE 5-15-48BEO	**	5,259,558
CMO J P MORGAN CHASE 2013-C PASSTHRU CTF CL C 12-15-2047 REG	**	2,453,901
CMO J P MORGAN CHASE COML MTG SECS TR 2012-C8 CL A-SB 2.3791 10-15-2045	**	1,110,004
CMO J P MORGAN CHASE COML MTG SECS TR 2013-C CL B FLTG RT 12-15-2047 REG	**	5,068,893
CMO J P MORGAN MTG TR 2004-A3 CL 1-A-1 DUE 07-25-2034 REG	**	114,567
CMO J P MORGAN MTG TR 2005-A1 MTG PASSTHRU CTF CL 6-T-1 DUE 02-25-2035 REG	**	90,836
CMO JJPMDB COML MTG SECS SER 17-C5 CL A4 3.4141% DUE 03-15-2050 REG	**	9,944,970
CMO JPMBB COML MTG SECS TR 2013-C12 COML CTF CL A-5 3.6637 DUE 07-15-2045 REG	**	5,679,528
CMO JPMBB COML MTG SECS TR 2013-C15 COM MTG PASSTH CTF CL B 4.9267 11-15-2045	**	2,596,061
CMO JPMBB COML MTG SECS TR 2013-C17 COMLMTG PASSTHRU CTF CL B DUE 01-15-2047 REG	**	321,993
CMO JPMBB COML MTG SECS TR 2014-C21 COML CTF CL A-5 3.7748 DUE 08-15-2047 REG	**	8,009,360
CMO JPMBB COML MTG SECS TR 2015-C30 COMLMTG PASSTHRU CTF CL B DUE 07-15-2048 REG	**	3,278,897
CMO JPMBB COML MTG SER 15-C32 CL A4 3.3293% DUE 11-15-2048 REG	**	5,359,061
CMO JPMCC COML MTG SECS 2015-JP1 CL A4 3.6498% 01-15-2049	**	4,687,100
CMO JPMCC COML MTG SECS TR 2016-JP2 2.713% DUE 08-15-2049 BEO	**	3,299,814
CMO JPMCC COML MTG SECS TR 2017 CL A-3 3.3422% DUE 03-15-2050 REG	**	4,197,419
CMO JPMCC COML MTG SECS TR 2017-JP7 CL A-3 3.3785% 09-15-2050	**	1,385,080
CMO JPMCC COML MTG SECS TR 2017-JP7 CL A-3 3.3785% 09-15-2050	**	5,071,522
CMO JPMDB COML MTG SECS TR 2017-C7 CL A-3 10-15-2050	**	10,101,877
CMO JPMDB COML MTG SECS TR 2020-COR7 SR 20-COR7 CL A-4 1.9152% 05-13-2053	**	8,788,902
CMO MASTR ADJ RATE MTGS TR 2003-6 MTG PASSTHRU CTF CL 3-A-1 DUE 12-25-2033 REG	**	179,490
CMO MELLON RESDNTL FDG CORP 2000-TBC2 MTG PASSTHRU CTF CL A-1 VAR 05-25-30	**	150,191
CMO MERRILL LYNCH MTG INVS INC 2004-A CLA-1 FLTG DUE 04-25-2029 REG	**	4,612
CMO MERRILL LYNCH MTG INVS INC SER 2003-C CL A1 6-25-28	**	109,547
CMO MERRILL LYNCH MTG INVS INC SER 2005-A5 CL A3 DUE 06-25-2035 REG	**	2,480,944
CMO MORGAN STANLEY BAML TRUST SER 2013-C13 CL A-4 FLTG RT 11-15-2046	**	5,924,676
CMO MORGAN STANLEY BK AMER MERRILL LYNCHTR DUE 05-15-2046 REG	**	324,099
CMO MORGAN STANLEY BK AMER MERRILL SER 2015-C26 CL ASB 3.323% 11-15-2048	**	10,212,912
CMO MORGAN STANLEY BK AMER MERRILL LYN TR COML MTG CTF CL A-SB 3.654 04-15-47	**	1,837,912
CMO MORGAN STANLEY BK AMER MERRILL LYNCH TR COML MTG P DUE 07-15-2046 REG	**	2,297,587
CMO MORGAN STANLEY BK AMER MERRILL LYNCH TR SER 2013-C10 CL A5 VAR 07-15-2046	**	6,998,967
CMO MORGAN STANLEY BK AMER MERRILL LYNCH TR SERIES 2015-C24 3.732% 05-15-2048	**	5,038,716
CMO MORGAN STANLEY BK AMER MERRILL LYNCHTR SER 2013-C8 CL ASB 2.699 12-15-2048	**	2,793,343
CMO MORGAN STANLEY BK AMER MERRILL TR 2017-C33 CL A-3 3.295% 05-15-2050	**	8,537,944
CMO MORGAN STANLEY CAP I TR 2018-H3 CL A-SB 4.12% 07-15-2051	**	5,283,628
CMO MORGAN STANLEY CAP I TR SER 2019-L2 CL A4 4.071% 03-15-2052	**	1,538,768
CMO MORGAN STANLEY CAP I TR SER-2018-H3 CL-A3 3.919% 07-15-2051 REG	**	7,845,552
CMO MORGAN STANLEY CAP I TR SR 19-L3 CL A2 2.529% 11-15-2024	**	8,745,582

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
CMO MORGAN STANLEY CAPITAL I TRUST SR 2019-H6 CL A2 3.228% 06-15-2052	**	9,088,041
CMO MORGAN STANLEY MTG LN TR 2004-2AR DUE 01-25-2035 REG	**	60,816
CMO MORTGAGEIT TR 2005-2 MTG BKD NT CL 1-A-1 ADJ RATE DUE 05-25-2035 REG	**	453,063
CMO PFP III FLTG RT SER 2019-5 CL A 04-14-2036 BEO	**	1,101,421
CMO RALI SER 2006-QO7 TR MTG AST BKD PASSTHRU CTF CL III-A-2 DUE 9-25-46 REG	**	54,619
CMO RBSGC MTG LN TR 2007-B MTG PASSTHRU CTF CL 1A4 DUE 01-25-2037 REG	**	222,111
CMO RESDNTL FDG MTG SECS I INC MTG PASS 2003-S9 CL A-1 6.5 03-25-2032 REG	**	1,471
CMO SEQUOIA MTG TR 2004-1 2004-3 MTG PASSTHRU CTF CL A-1 VAR RT 04-20-34 REG	**	4,323
CMO SEQUOIA MTG TR 2004-1 2005-2 MTG PASSTHRU CTF A-2 DUE 03-20-2035 REG	**	141,028
CMO SER 12-CR4 CL A3 2.853% DUE 10-15-2045 REG	**	4,092,098
CMO SMALL BUSINESS ADMIN GTD DEV PARTN CTF SER 2005-20B CL 1 DUE 02-01-2025 REG	**	255,449
CMO STRUCTU ASST MTG INVTS II INC 2004-AR1 FLT MTG PASS CTF CL IA1 3-19-34	**	77,968
CMO STRUCTURED ASSET MTG INVTS II INC 2003-AR4 CL A-1 DUE 01-19-2034 REG	**	391,025
CMO STRUCTURED ASSET SECS CORP 2004-4 MTG PASSTHRU CTF 2-A1 DUE 04-25-2034 REG	**	244,084
CMO STRUCTURED ASSET SECS CORP 2004-4 MTG PASSTHRU CTF 3-A2 DUE 04-25-2034 REG	**	6,358
CMO STRUCTURED AST MTG INVTS II INC DUE 05-19-2035 REG	**	3,693,125
CMO STRUCTURED AST MTG INVTS II INC DUE 07-19-2035 REG	**	695,987
CMO STRUCTURED AST MTG INVTS II TR 2006-AR5 CL 2-A-1 DUE 06-25-2036 REG	**	1,237,864
CMO STRUCTURED AST SECS CORP 2004-1 MTG PASSTHRU CTF CL 4-A1 DUE 02-25-2034 REG	**	4,455
CMO STRUCTURED AST SECS CORP FOR FUTURE IS 2003-31A CL 2-A7 10-25-2033 REG	**	1,002,271
CMO STRUCTURED AST SECS CORP FOR FUTURE IS DUE 06-25-2033 REG	**	46,161
CMO STRUCTURED AST SECS CORP FOR FUTURE IS SER 2003-34A CL 3-A3 4.7 11-25-33 REG	**	273,401
CMO STRUCTURED AST SECS CORP SER 2003-22A CL 3-A 4.42 DUE 6-25-2033 REG	**	64,373
CMO UBS COML MTG TR 2012-C1 COML MTG PASSTHRU CTF CL A-3 3.4 05-10-2045	**	9,626,027
CMO UBS COML MTG TR SER 2017-C3 CL ASB 3.215% 08-15-2050	**	5,481,894
CMO UBS-BARCLAYS COML MTG TR 2012-C2 CTFCL A-4 3.525% DUE 05-10-2063 REG	**	235,112
CMO UBS-BARCLAYS COML MTG TR 2012-C2 CTFCL A-4 3.525% DUE 05-10-2063 REG	**	4,430,239
CMO UBS-BARCLAYS COML MTG TR SER 2012-C4CL A3 2.532 12-10-2045	**	2,174,995
CMO UBS-BARCLAYS COML MTG TR SER 2012-C4CL A-AB 2.4589 12-10-2045	**	1,119,185
CMO WAMU MTG PASS THRU CTFS SER 2006 AR13 CL 2A FLTG RATE DUE 10-25-2046 REG	**	220,381
CMO WAMU MTG PASS-THROUGH CTFS 2005-AR2 CL 2A-1A VAR DUE 01-25-2045 REG	**	1,134,221
CMO WAMU MTG PASS-THROUGH CTFS 2005-AR2 CL 2A-1B VAR RATE 01-25-2045 REG	**	27,762
CMO WAMU MTG PASS-THRU CTFS 2005-AR8 CTFCL 2-A-1A DUE 07-25-2045 REG	**	85,454
CMO WAMU MTG PASS-THRU CTFS SER 2005-AR13 CL A-1A1 FLT 10-25-45	**	2,044,452
CMO WAMU MTG PASS-THRU CTFS TR 2002-AR2 MTG PASSTHRU CTF CL A VAR DUE 02-27-2034	**	1,074,776
CMO WELLS FARGO COML MTG SER 15-NXS3 CL ASB 3.371% 09-15-2057	**	2,888,145
CMO WELLS FARGO COML MTG SER 2017-C39 CL ASB 3.212% 09-15-2050	**	2,727,551
CMO WELLS FARGO COML MTG TR 2016-C37 COML MTG CL A-3 3.704 12-15-2049	**	3,881,791
CMO WELLS FARGO COML MTG TR 2016-LC24 CL A-2 2.501% DUE 10-15-2049 REG	**	555,877
CMO WELLS FARGO COML MTG TR 2016-NXS6 CTF CL A-2 2.399% DUE 11-15-2049 REG	**	2,216,985
CMO WELLS FARGO COML MTG TR 2018-C47 SER2018-C47 CLS A1 3.409% 09-15-2061	**	721,894
CMO WELLS FARGO COML MTG TR SER 2015-C26 CL A4 3.166% 02-15-2048	**	5,451,571
CMO WELLS FARGO COML MTG TRUST SR 2017-C38 CL A-2 3.043% DUE 07-15-2050	**	3,178,305
CMO WELLS FARGO COML SER 2015-LC22 CL ASB 3.571% 09-15-2058 REG	**	5,188,262
CMO WFRBS COML MTG TR 2012-C6 COML MTG PASSTHRU CTF CL B 4.697 DUE 04-15-45	**	772,503
CMO WFRBS COML MTG TR 2013-C14 MTG PASS THRU CTF CL B DUE 06-15-2046 REG	**	2,344,289
CMO WFRBS COML MTG TR 2013-C14 SER 2013-C14 CL C DUE 06-15-2046 REG	**	3,074,733
CMO WFRBS COML MTG TR 2013-C18 CL A-5 4.162 DUE 12-15-2046 BEO	**	2,629,647

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
CMO WFRBS COML MTG TR 2013-UBS1 MTG PASSTHRU CTF CL A-4 FLTG RT DUE 03-15-2046	**	6,591,384
CMO WFRBS COML MTG TR 2014-C19 COML MTG PASSTHRU CTF CL B 4.723 DUE 03-15-2047	**	325,746
CMO WFRBS COML MTG TR 2014-C23 COML MTG PASSTHRU CTF CL B DUE 10-14-2057 REG	**	5,608,888
CMO WFRBS COML MTG TR SER 2014-LC14 CL A-5 FLTG RT 03-15-2047	**	2,652,194
CMO WFRBS COML MTG TR SER 2012-C8 CL A-3 3.001% 08-15-2045	**	1,898,223
CMOMORGAN STANLEY BK AMER MERRILL SER 2016-C31 CL A-SB 2.952% 12-15-2025	**	3,734,043
CMS ENERGY CORP 3.45% 08-15-2027	**	135,597
CN LT & PWR CO 3.2% DUE 03-15-2027	**	5,050,422
CNA FINL CORP 2.05% DUE 08-15-2030	**	545,457
CNA FNCL CORP COM	**	139,204
CNB FINL CORP PA COM	**	56,376
CNH EQUIP SER 17-C CL A3 2.3% 02-15-2023	**	2,540,701
CNH EQUIP TR 2.07% DUE 05-16-2022	**	89,318
CNH EQUIP TR FIXED 1.86% DUE 09-15-2022	**	1,083,543
CNH EQUIP TR SR 17-B CL A4 2.17% 04-17-2023	**	1,461,609
CNH INDUSTRIAL NV COM STK	**	25,048,593
CNO FINL GROUP INC COM	**	3,178,356
CNOOC FIN 2013 LTD 3% DUE 05-09-2023	**	259,753
CNOOC FIN 2015 U S 3.5% DUE 05-05-2025	**	2,163,919
CNOOC FIN 2015 U S 4.375% DUE 05-02-2028	**	2,076,446
CNOOC NEXEN FIN 2014 ULC 4.25 DUE 04-30-2024	**	325,660
CNOOC NEXEN FIN 2014 ULC 4.25 DUE 04-30-2024	**	1,107,242
CNP ASSURANCES EUR1.00	**	1,084,201
CNSMR PORTFOLIO SVCS DEL	**	10,430
CNX RESOURCES CORPORATION COM	**	2,312,399
COCA COLA CO 1.45% DUE 06-01-2027	**	1,063,912
COCA COLA CO 2.5% 03-15-2051	**	257,627
COCA COLA CO 2.6% DUE 06-01-2050	**	358,772
COCA COLA CO 3.2 DUE 11-01-2023 REG	**	149,623
COCA COLA CO 3.375% DUE 03-25-2027	**	676,697
COCA COLA CO FIXED 2.95% DUE 03-25-2025	**	462,948
COCA COLA CO/THE 1.375% DUE 03-15-2031 BEO	**	599,436
COCA-COLA CONSOLIDATED INC COM	**	526,150
COCA-COLA FEMSA S 1.85% DUE 09-01-2032	**	370,463
CODORUS VY BANCORP INC COM	**	27,950
COEUR MNG INC COM NEW COM NEW	**	99,784
COFACE EUR2.00	**	377,463
COGECO INC SUB-VTG SHS NPV	**	93,370
COGENT COMMUNICATIONS HLDGS INC	**	525,898
COGNEX CORP COM	**	1,260,073
COHERUS BIOSCIENCES INC COM	**	316,751
COHU INC COM	**	294,330
COLES GROUP LTD	**	3,844,020
COLFAX CORP COM US .01	**	685,796
COLGATE-PALMOLIVE CO COM	**	2,654,914
COLLINS FOOD LTD	**	1,158,788
COLOMBIA(REP OF) 6% GTD SNR 28/04/2028 COP	**	181,637
COLOPLAST SER'B'DKK1	**	915,924

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
COLT 2020-1R MTG 1.255% DUE 09-25-2065	**	507,018
COLTV SHORT TERM INVT FD	**	51,214,203
COLUMBIA BKG SYS INC COM	**	394,469
COLUMBIA FINL INC COM	**	12,837
COLUMBIA PPTY TR INC COM NEW STK	**	159,317
COLUMBUS MCKINNON CORP N Y COM	**	141,728
COM ALCOA CORPORATION COM USD0.01	**	905,842
COM7 PCL THB0.25(NVDR)	**	228,466
COMCAST CORP 3.7% 04-15-2024	**	3,969,552
COMCAST CORP 4.7% 10-15-2048	**	209,570
COMCAST CORP NEW 2.8% DUE 01-15-2051/05-28-2020 REG	**	2,137,098
COMCAST CORP NEW 3.1% DUE 04-01-2025 REG	**	8,710,061
COMCAST CORP NEW 3.15% DUE 02-15-2028	**	16,929,114
COMCAST CORP NEW 3.15% DUE 03-01-2026	**	103,831
COMCAST CORP NEW 3.15% DUE 03-01-2026	**	547,067
COMCAST CORP NEW 3.25% 11-01-2039	**	510,924
COMCAST CORP NEW 3.25% 11-01-2039	**	488,216
COMCAST CORP NEW 3.375 DUE 02-15-2025	**	110,562
COMCAST CORP NEW 3.375% DUE 08-15-2025	**	1,043,218
COMCAST CORP NEW 3.45% DUE 02-01-2050	**	755,242
COMCAST CORP NEW 3.55% DUE 05-01-2028	**	575,057
COMCAST CORP NEW 3.75% DUE 04-01-2040	**	108,722
COMCAST CORP NEW 3.95% 10-15-2025	**	99,953
COMCAST CORP NEW 3.95% 10-15-2025	**	6,342,966
COMCAST CORP NEW 4.15% DUE 10-15-2028	**	601,887
COMCAST CORP NEW 4.15% DUE 10-15-2028	**	746,340
COMCAST CORP NEW 4.2% DUE 08-15-2034	**	187,993
COMCAST CORP NEW 4.25% DUE 01-15-2033	**	125,506
COMCAST CORP NEW 4.6% 10-15-2038	**	421,704
COMCAST CORP NEW 4.95% DUE 10-15-2058	**	432,704
COMCAST CORP NEW FIXED 2.65% DUE 08-15-2062	**	550,609
COMCAST CORP NEW FIXED 3.3% DUE 04-01-2027	**	909,676
COMCAST CORP NEW FIXED 3.4% DUE 04-01-2030	**	2,185,508
COMCAST CORP NEW FIXED 3.999% DUE 11-01-2049	**	705,678
COMCAST CORP NEW-CL A	**	56,676,888
COMERICA INC 3.7% DUE 07-31-2023	**	269,711
COMERICA INC 3.7% DUE 07-31-2023	**	1,510,383
COMERICA INC COM	**	557,986
COMFORT SYS USA INC COM	**	13,218
COML METALS CO COM	**	423,062
COMM MTG TRUST SER 2015-CR24 CL A-4 3.432% 8-10-2048	**	8,001,421
COMM 2012-LC4 MTG TR CTF CL A-4 3.288 12-10-2044	**	697,391
COMM 2013-CCRE12 4.3% DUE 10-10-2046	**	303,587
COMM 2013-CCRE12 MTG TR MTG PASS THRU CTF CL C VAR RATE DUE 10-10-2046	**	830,475
COMM 2014-CCRE16 4.05100011826% DUE 04-10-2047	**	1,278,940
COMM 2014-UBS4 MTG 2.963% DUE 08-10-2047	**	686,155
COMM 2014-UBS6 MTG SER 2014-UBS6 CL A-2 2.935% 12-10-2047 REG	**	623,288
COMM 2015-CCRE22 3.309% DUE 03-10-2048	**	3,847,238

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
COMM 2015-CCRE22 FIXED 2.856% DUE 03-10-2048	**	1,430,725
COMM 2015-CCRE23 2.852% DUE 05-10-2048	**	214,348
COMM 2015-CCRE23 MTG TR 2015-CR23 CL A-SB 3.257% DUE 05-10-2048	**	2,567,174
COMM 2015-CCRE26 3.359% DUE 10-10-2048	**	5,374,977
COMM 2015-CCRE26 3.373% DUE 10-10-2048	**	2,591,125
COMM 2018-HOME MTG VAR RT 3.81507% DUE 04-10-2033	**	1,135,962
COMM 2018-HOME MTG VAR RT 3.81507% DUE 04-10-2033	**	6,904,865
COMM MORTGAGE TRUST SR 2013-CR9 CL A-SB 3.834 DUE 07-10-2045 REG	**	7,338,516
COMM SER 2015-DC1 CL A-SB 3.142% 02-10-2048	**	890,559
COMMERCIAL VEH GROUP INC COM	**	247,459
COMMONSPIRIT HLTH 2.76% DUE 10-01-2024	**	5,789,039
COMMONSPIRIT HLTH 2.782% DUE 10-01-2030	**	688,178
COMMONWEALTH EDISON CO 2.95% 08-15-2027	**	2,664,542
COMMONWEALTH EDISON CO 4.0% DUE 03-01-2048 REG	**	284,966
COMMONWEALTH FING AUTH PA REV 3.631% 06-01-2029 BEO TAXABLE	**	1,706,945
COMMSCOPE HLDG CO INC COM	**	1,225,604
COMMUNITY BANKERS TR CORP COM STK	**	10,179
COMMUNITY FINL CORP MD COM	**	17,318
COMMUNITY HEALTH SYS INC NEW COM	**	44,885
COMMUNITY TR BANCORP INC COM	**	118,301
COMMVAULT SYS INC COM STK	**	966,760
COMP ENG & CONSULT NPV	**	313,493
COMPAGNIE FINANCIERE RICHEMONT SA (CIE FINANCI-REG) WRT 22/11/2023	**	32,532
COMPASS BK 2.875% DUE 06-29-2022	**	518,141
COMPASS BK 3.5% DUE 06-11-2021	**	3,170,420
COMPASS GROUP ORD GBP0.1105	**	6,851,080
COMPUTER PROGRAMS & SYS INC COM	**	205,997
COMPUTER TASK GROUP INC COM	**	7,528
COMSCORE INC COM	**	107,244
COMTECH TELECOMMUNICATIONS CORP COM NEW COM NEW	**	373,889
CONAGRA BRANDS INC 1.375% DUE 11-01-2027	**	252,307
CONCENTRIX CORP COM USD0.0001	**	753,476
CONCERT PHARMACEUTICALS INC COM	**	181,156
CONCHO RES INC 3.75% DUE 10-01-2027	**	2,577,266
CONCHO RES INC FIXED 2.4% DUE 02-15-2031	**	518,078
CONCHO RESOURCES INC 4.3% 06-18-2028	**	555,651
CONDUENT INC COM	**	153,110
CONMED CORP COM	**	8,095,024
CONNECTICUT LIGHT & POWER CO 1ST & REF MTG BD 2020 SER A .75% 12-01-2025	**	2,125,874
CONNECTONE BANCORP INC NEW COM	**	123,648
CONNS INC COM	**	62,109
CONOCO INC 6.95% DUE 04-15-2029	**	196,191
CONOCOPHILLIPS COM	**	7,563,109
CONS EDISON CO N Y 3.875% DUE 06-15-2047	**	106,540
CONS EDISON CO N Y 4.2% DUE 03-15-2042	**	145,751
CONSOL ENERGY INC NEW COM	**	127,321
CONSOLIDATED COMMUNICATIONS HLDGS INC COM STK	**	69,780
CONSOLIDATED EDISON CO N Y INC 3.95% 04-01-2050	**	3,350,531

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
CONSOLIDATED EDISON CO N Y INC 4.125% 05-15-2049 REG	**	185,388
CONSTELLATION 2.65% DUE 11-07-2022	**	3,353,501
CONSTELLATION 4.75% DUE 11-15-2024	**	132,040
CONSTELLATION BRANDS INC 3.15% 08-01-2029 BEO	**	194,889
CONSTELLATION PHARMACEUTICALS INC COM	**	237,370
CONSTELLATION SOFT COM STK NPV	**	2,153,726
CONSTRUCTION PARTNERS INC CL A CL A	**	26,199
CONSTRUTORA TENDA COM NPV	**	30,002
CONSUMERS ENERGY 3.375 DUE 08-15-2023	**	2,532,793
CONSUMERS ENERGY 4.05% DUE 05-15-2048	**	328,324
CONSUMERS ENERGY FIXED 3.75% 02-15-2050	**	188,642
CONSUN PHARMACEUTI HKD0.1	**	39,693
CONTAINER STORE GROUP INC COM	**	75,748
CONTINENTAL AG ORD NPV	**	602,988
CONTINENTAL AIRLS PASS THRU TR 2007-1A 5.983% DUE 04-19-2023	**	1,013,091
CONTINENTAL RES INC COM	**	440,719
CONTL AIRLS INC 4% DUE 04-29-2026	**	200,659
CONTL RES INC 4.5 DUE 04-15-2023	**	938,301
CONTL RES INC 5 DUE 09-15-2022	**	723,083
CONTL RES INC FIXED 3.8% DUE 06-01-2024	**	3,515,004
CONTROLADORA NEMAK NPV	**	8,073
COOPER TIRE & RUBBER CO COM, NO PAR	**	341,658
COOPERATIEVE 2.5% DUE 01-19-2021	**	279,497
COOPERATIEVE 2.5% DUE 01-19-2021	**	2,832,365
COOPERATIEVE 2.75% DUE 01-10-2022	**	2,398,643
COOPERATIEVE 3.75% DUE 07-21-2026	**	565,080
COOPERATIEVE 4.375% DUE 08-04-2025	**	8,034,582
COOPERATIEVE RABOB 6.625%-FRN PERP EUR200000	**	503,760
COOPERATIEVE RABOBANK UA 4.625% DUE 12-01-2023 REG	**	557,276
COOPER-STANDARD HOLDING COM	**	750,363
COPA HOLDINGS SA COM STK	**	133,222
CORDATUS CLO PLC SRS 4A CL 22/04/2030	**	366,702
CORE MOLDING TECHNOLOGIES INC COM STK	**	11,546
CORECIVIC INC COM	**	421,899
CORE-MARK HLDG CO INC COM	**	187,381
COREPOINT LODGING INC COM	**	105,367
CORESITE RLTY CORP COM CORESITE REALTY CORP	**	1,600,452
CORETRONICS CORP TWD10	**	273,200
CORNERSTONE BLDG BRANDS INC COM	**	4,937
CORNERSTONE ONDEMAND INC COM	**	1,395,363
CORNING INC 5.35% DUE 11-15-2048	**	424,444
CORNING INC COM	**	13,996,800
CORP OFFICE PPTYS TR COM	**	264,582
CORPORACION ANDINA DE FOMENTO NT 2.125% DUE 09-27-2021 REG	**	2,351,203
CORPORACION ANDINA DE FOMENTO NT 2.75% DUE 01-06-2023 REG	**	543,732
CORPORATE OFFICE PPTYS L P 2.25% DUE 03-15-2026	**	83,399
CORUS ENTERTAINMNT CLASS 'B' NON-VTG NPV	**	648,383
COSCO CAPITAL INC PHP1	**	2,344

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
COSCO SHIPPING HOLDINGS CO LTD	**	62,414
COSMO FILMS LTD INR10	**	25,148
COSTAMARE INC COM STK	**	129,665
COSTAR GROUP INC COM	**	341,984
COSTCO WHOLESALE CORP NEW 1.6% DUE 04-20-2030 REG	**	973,462
COSTCO WHOLESALE CORP NEW COM	**	18,728,980
COSTCO WHSL CORP FIXED 1.375% DUE 06-20-2027	**	1,699,978
COTY INC COM CL A COM CL A	**	33,443
COUNTRY GARDEN HLD HKD0.10	**	260,087
COUNTRYWIDE AST-BACKED CERTIFICATES SER 2007-13 RATE 02-25-2036 REG	**	2,753,209
COUNTY BANCORP INC COM	**	9,958
COUPA SOFTWARE INC COM	**	32,001,577
COUSINS PPTYS INC	**	446,790
COVENANT LOGISTICS GROUP INC CL A	**	181,111
COVETRUS INC COM NPV	**	1,102,122
COWEN INC COM USD0.01 CL A	**	427,821
COX COMMUNICATIONS 3.15% DUE 08-15-2024	**	4,878,957
CPFL ENERGIA SA COM NPV	**	899,363
CPI AEROSTRUCTURES INC COM NEW	**	6,091
CPPIB CAPITAL INC 144A 2.25% DUE 01-25-2022 REG	**	6,097,195
CPS AUTO 3.95% DUE 03-15-2023	**	111,571
CR ACCEP AUTO LN 1.93% DUE 09-17-2029	**	4,055,800
CR ACCEP AUTO LN 2.38% DUE 11-15-2028	**	3,490,460
CR ACCEP AUTO LN 3.33% DUE 02-15-2028	**	6,111,308
CR ACCEP AUTO LN 3.75% DUE 04-17-2028	**	1,040,529
CR AGRICOLE S A 1.907% DUE 06-16-2026	**	1,763,252
CR AGRICOLE S A 1.907% DUE 06-16-2026	**	850,510
CR AGRICOLE S A 3.25% DUE 10-04-2024	**	11,498,640
CR AGRICOLE S A 3.75% DUE 04-24-2023	**	268,370
CR AGRICOLE S A 3.75% DUE 04-24-2023	**	1,250,603
CR SUISSE AG FIXED 3.625% DUE 09-09-2024	**	9,560,386
CR SUISSE AG NEW 1% DUE 05-05-2023	**	1,400,051
CR SUISSE AG NEW 1% DUE 05-05-2023	**	6,080,609
CR SUISSE AG NEW 2.1% DUE 11-12-2021	**	1,680,833
CR SUISSE AG NEW 2.8% DUE 04-08-2022	**	5,675,081
CR SUISSE AG NEW 3% DUE 10-29-2021	**	510,954
CR SUISSE AG NEW YORK BRH MEDIUM TRANCHE# SB 00771 2.95% 04-09-2025	**	4,122,495
CR SUISSE GROUP 3.75% DUE 03-26-2025	**	555,105
CR SUISSE GROUP 3.75% DUE 03-26-2025	**	4,662,880
CR SUISSE GROUP 4.55% DUE 04-17-2026	**	15,647,445
CR SUISSE GROUP AG 3.574% DUE 01-09-2023	**	1,751,524
CR SUISSE GROUP AG 4.282% DUE 01-09-2028	**	1,791,203
CR SUISSE GROUP AG 4.282% DUE 01-09-2028	**	5,778,075
CR SUISSE GROUP AG FLTG RT 2.193% DUE 06-05-2026	**	418,021
CR SUISSE GROUP AG FLTG RT 2.193% DUE 06-05-2026	**	1,588,480
CRA INTL INC COM	**	55,055
CRANE CO COM	**	54,750
CREDBK OF MOSCOW RUB1(RUB)	**	184,984

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
CREDICORP LTD COM STK	**	180,422
CREDIT AGRICOLE CORP & INVT BK NEW YORK 09-20-2019 FLTG RT DUE 09-17-2021	**	4,388,128
CREDIT AGRICOLE CORP & INVT BK NEW YORK CTF DEP 02-07-2020 FLTG 08-09-2021	**	6,711,101
CREDIT AGRICOLE SA EUR3	**	284,014
CREDIT SUISSE AG CHF0.04(REGD)	**	628,920
CREDIT SUISSE AG N Y BRH INSTL CTF DEP PDTD 01-23-2020 1.8 C/D 01-22-2021	**	7,589,578
CREDIT SUISSE GROUP AG 6.5% 08/08/2023	**	677,185
CREE INC COM	**	401,255
CRESCO LTD NPV	**	238,934
CRINETICS PHARMACEUTICALS INC COM	**	163,323
CRISPR THERAPEUTICS AG COM CHF0.03	**	288,765
CROSS CTRY HEALTHCARE INC COM	**	189,703
CROSSFIRST BANKSHARES INC COM	**	62,296
CROWDSTRIKE HLDGS INC CL A CL A	**	318,789
CROWN CASTLE 3.72% DUE 07-15-2043	**	261,870
CROWN CASTLE INTL 2.25% DUE 01-15-2031	**	145,227
CROWN CASTLE INTL 3.15% 07-15-2023	**	1,489,315
CROWN CASTLE INTL 3.2% DUE 09-01-2024	**	6,518,578
CROWN CASTLE INTL 4% DUE 03-01-2027	**	76,946
CROWN CASTLE INTL 5.25% DUE 01-15-2023	**	54,713
CROWN CASTLE INTL 5.25% DUE 01-15-2023	**	1,094,253
CROWN CASTLE TOWERS LLC/CROWN PPN BOND 4.241% 07-15-2028	**	9,455,244
CROWN HLDGS INC COM	**	1,357,009
CSAIL COML MTG SR 2018-CX11 CL ASB 4.0339% 04-15-2051	**	5,083,075
CSAIL 2016-C6 COML 2.8233% DUE 01-15-2049	**	2,384,999
CSAIL 2016-C6 COML 2.9599% DUE 01-15-2049	**	12,898,999
CSAIL 2017-C8 CL A-SB 3.18574% 06-15-2050	**	9,341,383
CSAIL COML MTG TR 2015-C1 CL A-SB COML MTG PASSTHRU 3.3512% DUE 04-15-2050 REG	**	4,416,927
CSAIL COMMERCIAL MORTGAGE TRUST 19-C16 CL A1 2.3595% 06-15-2029 REG	**	1,770,904
CSG HOLDING CO 'B'CNY1	**	128,189
CSG SYS INTL INC COM	**	478,734
CSPC PHARMACEUTICAL GROUP LTD HKD0.10	**	1,308,687
C-SUN MFG TWD10	**	22,187
CSX CORP 2.5% DUE 05-15-2051	**	597,570
CSX CORP 4.75% DUE 11-15-2048	**	342,920
CTO RLTY GROWTH INC. COM	**	86,934
CTS CORP COM	**	158,021
CUBESMART	**	592,040
CUBESMART L P FIXED 2% DUE 02-15-2031	**	426,147
CUBIC CORP COM	**	234,821
CULP INC COM	**	47,134
CUMMINS INC	**	20,597,970
CUMULUS MEDIA INC CL A COM 2018 CL A COM2018	**	24,102
CURTISS WRIGHT CORP COM	**	5,200,729
CUSHMAN & WAKEFIELD INC	**	210,186
CUSTOMERS BANCORP INC COM	**	148,240
CVB FINL CORP COM	**	16,029
CVS HEALTH CORP 1.3% DUE 08-21-2027 REG	**	552,554

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
CVS HEALTH CORP 1.75% DUE 08-21-2030	**	502,912
CVS HEALTH CORP 1.875% DUE 02-28-2031	**	789,690
CVS HEALTH CORP 2.125% DUE 06-01-2021	**	3,860,528
CVS HEALTH CORP 2.125% DUE 06-01-2021	**	324,913
CVS HEALTH CORP 2.625% DUE 08-15-2024	**	12,966,017
CVS HEALTH CORP 2.7% DUE 08-21-2040	**	536,177
CVS HEALTH CORP 2.75% DUE 12-01-2022	**	3,285,027
CVS HEALTH CORP 3% DUE 08-15-2026	**	1,549,111
CVS HEALTH CORP 3.25% DUE 08-15-2029	**	157,673
CVS HEALTH CORP 3.35% DUE 03-09-2021	**	54,296
CVS HEALTH CORP 3.35% DUE 03-09-2021	**	641,498
CVS HEALTH CORP 3.625% DUE 04-01-2027 REG	**	2,992,875
CVS HEALTH CORP 3.7% DUE 03-09-2023	**	14,977
CVS HEALTH CORP 3.7% DUE 03-09-2023	**	2,211,314
CVS HEALTH CORP 3.875% DUE 07-20-2025	**	14,104,275
CVS HEALTH CORP 4.3% DUE 03-25-2028	**	919,840
CVS HEALTH CORP 4.3% DUE 03-25-2028	**	7,263,521
CVS HEALTH CORP 4.78% DUE 03-25-2038	**	1,076,934
CVS HEALTH CORP 5% DUE 12-01-2024	**	2,032,736
CVS HEALTH CORP 5.05% DUE 03-25-2048	**	1,043,564
CVS HEALTH CORP 5.05% DUE 03-25-2048	**	908,037
CVS HEALTH CORP SR NT FLTG RATE DUE 03-09-2021 REG	**	200,232
CWABS INC 2004-3 AST BKD CTF CL 1-A .55%08-25-2034	**	2,225,684
CWABS INC 2004-6 ASSET BKD CTF CL 1-A-1 FLTG RATE 12-25-2034 REG	**	2,281,646
CWABS INC FLTG RT .63% DUE 10-25-2034	**	6,207,129
CWABS INC SER 2005-15 CL 2AV3 VAR RT 04-25-2036	**	1,736,021
CYBER-ARK SOFTWARE LTD COM ILS0.01	**	1,729,013
CYBERNET SYSTEMS NPV	**	115,605
CYBEROPTICS CORP COM	**	12,774
CYCLERION THERAPEUTICS INC	**	48,694
CYFROWY POLSAT SA PLN0.04	**	264,405
CYRELA BRAZIL RLTY S A EMPREENDIMENTOS ECOM NPV	**	1,231,998
CYRUSONE INC COM	**	475,475
CYRUSONE LP / 2.9% DUE 11-15-2024	**	1,494,654
CYTOKINETICS INC COMMON STOCK	**	164,723
CYTOMX THERAPEUTICS INC. COM	**	131,151
CZECH(REP OF) 0.95% SNR 15/05/30 CZK10000	**	140,768
D R HORTON INC SR NT 4.375 09-15-2022	**	316,403
DAE CHANG FORGING KRW1000.00	**	203,580
DAELIM CONSTRUCTION CO LTD	**	99,777
DAESANG CORPN KRW1000	**	206,041
DAH SING FINANCIAL NPV	**	104,891
DAI NIPPON PRINTNG NPV	**	169,571
DAIKIN INDUSTRIES NPV	**	11,381,930
DAIMLER AG ORD NPV(REGD)	**	1,228,011
DAIMLER FIN N AMER 3.35% DUE 02-22-2023	**	211,659
DAIMLER FIN N AMER 3.35% DUE 02-22-2023	**	687,893
DAISHIN SECURITIES 1ST PRF KRW5000	**	196,608

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
DAISHIN SECURITIES KRW5000	**	142,496
DAITO TRUST CONST NPV	**	121,599
DAIWA HOUSE INDS NPV	**	200,012
DAIWA SECS GROUP 3.129% DUE 04-19-2022	**	187,864
DAIWA SECS GROUP 3.129% DUE 04-19-2022	**	722,554
DAKTRONICS INC COM	**	120,407
DALI FOODS GROUP C HKD0.01	**	48,862
DALLAS TEX TAXABLE-CAP APPREC-SER B DUE 02-15-2027 BEO TAXABLE ZCP	**	2,665,738
DALLAS TEX ZERO CPN 0% 02-15-2026 BEO TAXABLE	**	3,646,773
DANA INC COM	**	1,503,450
DANAHER CORP 2.6% DUE 10-01-2050	**	103,830
DANAHER CORP COM	**	33,368,316
DANIELI & C DI RISP EUR1(NON CNV)	**	282,910
DANONE EUR0.25	**	6,089,764
DANSKE BANK A/S DKK10	**	238,703
DANSKE BK A/S 1.621% DUE 09-11-2026	**	1,707,675
DARDEN RESTAURANTS INC COM	**	528,774
DARLING INGREDIENTS INC COMSTK	**	6,023,522
DASSAULT SYSTEMES EUR0.50	**	3,229,507
DATADOG INC COM USD0.00001 CL A	**	15,086,028
DAWSON GEOPHYSICAL CO NEW COM	**	8,775
DBJPM 2020-C9 MTG PASS THRU CTF CL A-3 1.88199996948% 09-15-2053	**	5,176,734
DBS GROUP HLDGS NPV	**	4,783,393
DECIPHERA PHARMACEUTICALS INC COM	**	216,067
DECKERS OUTDOOR CORP COM	**	4,742,481
DEERE & CO 2.6% DUE 06-08-2022	**	709,791
DEERE & CO FIXED 3.1% DUE 04-15-2030	**	114,487
DEERE & CO FIXED 3.75% DUE 04-15-2050	**	596,038
DEERE JOHN CAP .4% DUE 10-10-2023	**	1,856,230
DEERE JOHN CAP 1.75% DUE 03-09-2027	**	315,032
DEERE JOHN CAP CORP 2.875% 03-12-2021 REG	**	3,162,954
DEERE JOHN CAP CORP MEDIUM TERM 3.45% 03-07-2029	**	290,107
DEFAULTED CBL & ASSOCS LTD PARTNERSHIP 0.0% 12-31-2040	**	395,000
DEL TACO RESTAURANTS INC NEW COM USD 0.0001	**	233,666
DELEK US HLDGS INC NEW COM	**	183,069
DELIVERY HERO SE NPV	**	461,225
DELMARVA PWR & LT 3.5% DUE 11-15-2023	**	756,590
DELTA AIR LINES 3.4% DUE 04-19-2021	**	5,344,715
DELTA AIR LINES 3.625% DUE 03-15-2022	**	3,343,619
DELTA AIR LINES 6.821% DUE 02-10-2024	**	756,520
DELTA AIR LINES INC DEL 2.5% 12-10-2029	**	821,698
DELTA APPAREL INC COM	**	8,028
DELTA ELECTRONIC TWD10	**	914,158
DELUXE CORP COM STK USD1	**	28,470
DENSO CORP NPV	**	2,637,843
DEPY TR & CLEARING FLTG RT 3.3835% DUE 12-29-2049	**	720,000
DERICHEBOURG EUR0.25	**	169,556
DESIGNER BRANDS INC COM CL A NPV	**	76,928

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
DETROIT EDISON CO 3.9% DUE 06-01-2021	**	286,620
DETSKY MIR PUBLIC RUB0.0004(RUB)	**	248,477
DEUTSCHE BANK AG 1.625% SNR 20/01/2027 EUR	**	255,916
DEUTSCHE BANK AG 2.625% MTN 2.625% 16/12/2024	**	576,860
DEUTSCHE BANK AG 2.625% SNR NPF 12/02/26EUR	**	268,731
DEUTSCHE BK AG 3.375% DUE 05-12-2021	**	2,219,748
DEUTSCHE BK AG 3.7% DUE 05-30-2024	**	72,210
DEUTSCHE BK AG N Y FLTG DUE 01-22-2021	**	500,057
DEUTSCHE BK AG N Y 3.15% DUE 01-22-2021	**	1,501,664
DEUTSCHE BK AG N Y 3.15% DUE 01-22-2021	**	4,731,242
DEUTSCHE BK AG N Y BRANCH 5.0% 02-14-2022	**	1,359,187
DEUTSCHE BK AG N Y BRH 4.25% 02-04-2021	**	3,855,384
DEUTSCHE BK AG N Y FIXED 3.125% DUE 01-13-2021	**	150,068
DEUTSCHE BK AG N Y FIXED 3.125% DUE 01-13-2021	**	2,010,906
DEUTSCHE BK AG N Y FIXED 3.375% DUE 05-12-2021	**	230,195
DEUTSCHE BK AG N Y FIXED 4.25% DUE 10-14-2021	**	3,486,452
DEUTSCHE BK AG N Y FLTG RT 2.129% DUE 11-24-2026	**	4,119,339
DEUTSCHE BK AG N Y FLTG RT 2.222% DUE 09-18-2024	**	514,369
DEUTSCHE BK AG N Y FLTG RT 3.547% DUE 09-18-2031	**	3,251,224
DEUTSCHE BK AG N Y FLTG RT 3.961% DUE 11-26-2025	**	4,043,507
DEUTSCHE BK AG N Y FLTG RT 3.961% DUE 11-26-2025	**	11,256,250
DEUTSCHE BOERSE AG NPV(REGD)	**	7,741,323
DEUTSCHE POST AG NPV(REGD)	**	2,146,696
DEUTSCHE WOHNEN SE NPV (BR)	**	195,471
DEVON ENERGY CORP 5.85% DUE 12-15-2025	**	3,185,167
DEVON ENERGY CORP NEW COM	**	2,865,041
DEXCOM INC COM	**	7,821,796
DEXERIALS CORP NPV	**	130,897
DEXUS PROPERTY GROUP NPV	**	180,967
DGB FINANCIAL GROU KRW5000	**	123,438
DH EUROPE FIN II S 2.05% DUE 11-15-2022	**	3,742,318
DH EUROPE FIN II S FIXED 3.25% 11-15-2039	**	113,895
DHAMPUR SUGAR MILL INR10	**	205,240
DHI GROUP INC COM	**	21,381
DHP KOREA CO LTD KRW500	**	29,871
DHT HOLDINGS INC SHS NEW	**	368,956
DIAGEO CAP PLC 1.375% DUE 09-29-2025/04-29-2020 REG	**	950,452
DIAGEO CAP PLC 3.5% DUE 09-18-2023	**	398,740
DIAGEO CAP PLC FIXED 2.125% DUE 10-24-2024	**	2,638,647
DIAGEO INVT CORP 2.875% DUE 05-11-2022	**	124,089
DIAGEO ORD PLC	**	7,226,289
DIAGEO PLC SPONSORED ADR NEW	**	17,089,703
DIAMOND 1 FIN CORP 5.45% DUE 06-15-2023	**	2,101,439
DIAMOND S SHIPPING INC COM NPV	**	75,171
DIAMONDBACK ENERGY 2.875% DUE 12-01-2024	**	6,627,502
DIAMONDBACK ENERGY 5.375% DUE 05-31-2025	**	2,966,896
DIAMONDBACK ENERGY FIXED 3.25% DUE 12-01-2026	**	890,452
DIAMONDBACK ENERGY INC 3.5% DUE 12-01-2029	**	32,049

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
DIAMONDBACK ENERGY INC COM	**	1,201,966
DIAMONDROCK HOSPITALITY CO COM STK	**	120,920
DIASORIN SPA EUR1	**	833,672
DICERNA PHARMACEUTICALS INC COM	**	220,520
DICKS SPORTING GOODS INC OC-COM OC-COM	**	558,109
DIEBOLD NIXDORF INC COM STK	**	194,012
D'IETEREN NV NPV	**	664,376
DIGI INTL INC COM	**	97,108
DIGITAL BROS SPA EUR0.40	**	243,800
DIGITAL RLTY TR LP FIXED 3.7% 08-15-2027	**	528,714
DILLARDS INC CL A COM	**	239,086
DIME CMNTY BANCSHARES INC COM	**	76,721
DINE BRANDS GLOBAL INC	**	341,504
DINO POLSKA SA PLN0.10	**	947,316
DIODES INC COM	**	489,341
DIOS FASTIGHETER NPV	**	1,224,749
DIRECT LINE INSURANCE PLC ORD GBP	**	1,770,307
DISCO CORPORATION NPV	**	2,057,666
DISCOVER BK NEW 3.35% DUE 02-06-2023	**	2,120,927
DISCOVER BK NEW 3.45% DUE 07-27-2026	**	335,518
DISCOVER BK NEW 4.2% DUE 08-08-2023	**	2,733,287
DISCOVER BK NEW CASTLE DEL 3.200 DUE 08-09-2021	**	608,844
DISCOVER CARD 2.39% DUE 07-15-2024	**	6,234,206
DISCOVER CARD 3.03% DUE 08-15-2025	**	5,559,985
DISCOVER FINL SVCS 3.75% DUE 03-04-2025	**	1,084,088
DISCOVER FINL SVCS 3.85% DUE 11-21-2022	**	1,842,022
DISCOVER FINL SVCS COM STK	**	9,297,431
DISCOVERY 3.625% DUE 05-15-2030	**	1,260,058
DISCOVERY COMMUNICATIONS LLC 2.95% 03-20-2023	**	632,146
DISCOVERY COMMUNICATIONS LLC 2.95% 03-20-2023	**	2,764,586
DISCOVERY INC COM USD0.01 SERIES C	**	14,299,740
DISNEY WALT CO 1.75% DUE 08-30-2024	**	1,659,218
DISNEY WALT CO 2.65% DUE 01-13-2031	**	1,754,100
DISNEY WALT CO 3% DUE 09-15-2022	**	1,211,518
DISNEY WALT CO 3.5% DUE 05-13-2040 REG	**	117,549
DISNEY WALT CO 3.6% DUE 01-13-2051 REG	**	121,050
DISNEY WALT CO FIXED 1.75% DUE 01-13-2026	**	104,828
DISNEY WALT CO GTD NT FLTG RATE DUE 09-01-2021 REG	**	714,266
DISNEY WALT CO NEW 2.75 DUE 08-16-2021	**	629,454
DISNEY WALT CO NEW 4.125 DUE 06-01-2044	**	65,372
DISNEY WALT CO NEW MEDIUM TERM NTS BOOK TRANCHE # TR 00087 2.45% DUE 03-04-2022	**	2,448,833
DISNEY WALT CO SR NT 3.7% 10-15-2025	**	169,784
DIVERSIFIED HEALTHCARE TR SHS OF BENEFICIAL INTEREST USD0.01	**	73,352
DL CO LTD	**	266,764
DMC GLOBAL INC COM	**	64,313
DNB BOLIGKREDITT A CORPBOND 3.25% 06-28-2023	**	427,927
DNB BOLIGKREDITT A CORPBOND 3.25% 06-28-2023	**	3,480,115
DOCUSIGN INC COM	**	58,243

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
DOLBY LABORATORIES INC CL A COM STK	**	318,392
DOMAIN HLDGS AUSTR NPV	**	148,562
DOMINION ENERGY GAS HLDGS LLC FORMERLY 3.9% DUE 11-15-2049	**	111,520
DOMINION ENERGY INC COM STK NPV	**	14,118,349
DOMINION ENERGY INC JR SUB NT SER A-1 STEP UP 08-15-2021	**	1,475,989
DOMINION RES INC 2.75 DUE 09-15-2022	**	124,222
DOMINION RES INC 2.85% DUE 08-15-2026	**	683,173
DOMINOS PIZZA INC COM	**	381,543
DOMO INC CL B CL B	**	244,367
DOMTAR CORP COM NEW COM NEW	**	299,251
DONEGAL GROUP INC CL A NEW CLA	**	48,865
DONG A ELTEK CO LT KRW500	**	89,512
DONGBU INSURANCE CO LTD KRW500	**	64,070
DONGFANG ELECT COR 'H'CNY1	**	37,889
DONGKUK STEEL MILL KRW5000	**	119,309
DONGSUNG CHEMICAL KRW1000.00	**	165,637
DONGWON INDUSTRY KRW5000	**	44,719
DONGYANG COMSTK	**	88,720
DONGYANG E&P INC KRW500	**	15,062
DONGYUE GROUP LTD HKD0.1	**	134,073
DONNELLEY FINL SOLUTIONS INC COM	**	86,055
DORIAN LPG LIMITED COM USD0.01	**	371,990
DOUBLEUGAMES CO KRW500	**	360,509
DOUGLAS EMMETT INC COM REIT	**	2,034,896
DOW CHEM CO 3.5% DUE 10-01-2024	**	181,835
DOW CHEMICAL CO 3.6% 11-15-2050	**	561,775
DOWA HOLDINGS CO LTD	**	313,173
DOWDUPONT INC 5.319% DUE 11-15-2038	**	338,602
DR AUTO .83% DUE 05-15-2024	**	2,160,725
DR AUTO 2.16% DUE 05-15-2023	**	3,179,542
DR AUTO 3.63% DUE 08-15-2024	**	86,251
DR AUTO 3.99% DUE 01-15-2025	**	3,315,083
DR AUTO 4.18% DUE 03-15-2024	**	108,833
DR PEPPER SNAPPLE 2.55% DUE 09-15-2026	**	57,873
DR PEPPER SNAPPLE 3.13% DUE 12-15-2023	**	538,103
DR REDDYS LABS INR5	**	954,986
DRAEGERWERK KGAA NON-VTG PRF NPV	**	441,322
DRAFTKINGS INC CL A COM USD0.0001 CL A	**	346,034
DRAPER ESPRIT PLC ORD GBP0.01	**	378,180
DRAX GROUP ORD GBP0.1155172	**	1,299,527
DRECOM CO.LTD NPV	**	50,056
DRIL-QUIP INC COM	**	167,205
DRIVE AUTO RECEIVABLES SER 19-2 CL C 3.42% FIXED DUE 06-16-2025	**	2,465,619
DRIVE AUTO RECEIVABLES TR 2019-2 CL D 3.69% 08-17-2026	**	1,051,647
DRIVE AUTO RECEIVABLES TR 2019-2 CL B 3.17% 11-15-2023	**	529,321
DRIVE AUTO RECEIVABLES TR SER 17-1 CL D 3.84% 03-15-2023	**	82,882
DT AUTO OWNER TR 2020-3 ASSET BACKED NT CL C 144A 1.47% 06-15-2026	**	186,698
DTE ELEC CO 3.65 DUE 03-15-2024	**	234,136

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
DTE ENERGY CO 2.6% DUE 06-15-2022	**	2,187,396
DTE ENERGY CO FIXED 1.05% DUE 06-01-2025	**	1,213,473
DTR AUTOMOTIVE CORPORATION	**	257,336
DUCOMMUN INC DEL COM	**	116,368
DUKE ENERGY 3.95% DUE 11-15-2028	**	1,478,957
DUKE ENERGY CORP .9% DUE 09-15-2025	**	4,809,450
DUKE ENERGY CORP 2.4% DUE 08-15-2022	**	1,977,867
DUKE ENERGY CORP 2.65% DUE 09-01-2026	**	1,509,093
DUKE ENERGY CORP 3.05 DUE 08-15-2022	**	517,949
DUKE ENERGY CORP 3.05 DUE 08-15-2022	**	517,949
DUKE ENERGY CORP 3.4% DUE 06-15-2029	**	56,764
DUKE ENERGY CORP NEW 3.95 DUE 10-15-2023	**	13,480,515
DUKE ENERGY CORP NEW COM NEW COM NEW	**	26,107,327
DUKE ENERGY CORP NEW SR NT FLTG RATE 144A DUE 05-14-2021 BEO	**	300,447
DUKE ENERGY FIXED 3.7% DUE 12-01-2047	**	483,028
DUKE ENERGY FLA 3.2% DUE 01-15-2027	**	7,925,752
DUKE ENERGY FLA FIXED 3.8% DUE 07-15-2028	**	8,568,179
DUKE ENERGY FLTG RT .40038% DUE 02-18-2022	**	1,560,213
DUKE ENERGY PROGRESS LLC 2.5% DUE 08-15-2050	**	402,766
DUKE RLTY LTD 2.875% DUE 11-15-2029	**	442,236
DUKE RLTY LTD 3.375% DUE 12-15-2027	**	562,563
DUNDEE PREC METALS COM NPV	**	593,242
DUPONT DE NEMOURS INC 4.205% DUE 11-15-2023	**	4,412,961
DUPONT DE NEMOURS INC COMMON STOCK	**	10,282,222
DURATEX SA COM NPV	**	331,855
DXC TECHNOLOGY CO COM	**	906,992
DXC TECHNOLOGY CO FIXED 4.25% DUE 04-15-2024	**	68,739
DXP ENTERPRISES INC COM NEW STK	**	133,024
DYCOM INDS INC COM	**	3,653,733
DYNAPACK INTL TECH TWD10	**	120,167
DZS INC COM	**	45,482
E INK HOLDINGS INC TWD10	**	285,929
E L F BEAUTY INC COM	**	3,251,475
EAGLE BANCORP INC MD COM	**	175,195
EAGLE BULK SHIPPING INC COM USD0.01(POSTREV SPLT)	**	35,758
EAGLE PHARMACEUTICALS INC COM	**	183,253
EARGO INC COM	**	757,055
EARTHSTONE ENERGY INC COM USD0.10 CL A	**	23,974
EASTMAN CHEM CO 3.5% DUE 12-01-2021	**	2,084,108
EASTN CO COM	**	25,377
EATON CORP OHIO 2.75% DUE 11-02-2022	**	4,257,279
EATON CORP PLC COM USD0.50	**	17,544,885
EBARA CORP NPV	**	242,046
EBIX INC FORMERLY EBIX COM INC TO 01/02/2004 COM NEW COM NEW	**	152,791
ECHO GLOBAL LOGISTICS INC COM	**	383,043
ECHOSTAR CORPORATION	**	679,309
ECOLAB INC 3.25% DUE 12-01-2027	**	243,989
ECOLAB INC FIXED 2.125% DUE 08-15-2050	**	671,382

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
ECOPETROL S A 5.375% DUE 06-26-2026	**	7,106,421
ECOPETROL S A 5.875% DUE 05-28-2045	**	363,150
ECO'S CO LTD NPV	**	102,838
EDF EUR0.5	**	1,295,547
EDGEWELL PERS CARE CO COM	**	311,808
EDION CORP NPV	**	594,343
EDISON INTERNATIONAL 3.55% 11-15-2024	**	53,836
EDISON INTL 4.125% DUE 03-15-2028	**	278,760
EDP ENERGIAS BR COM NPV	**	70,960
EDWARDS LIFESCIENCES CORP COM	**	41,241,069
EGAIN CORPORATION COM NEW	**	116,565
E-GUARDIAN INC COMSTK	**	49,841
EID PARRY LTD	**	34,246
EIS BNPAFRPP 02-16-2021 SWU0NH039	**	244,938
EIS BOFAUS3N 17/03/2021 BRL 1DBZDIO/MSCI BRAZIL NE AQR11867386	**	10,560
EIS BOFAUS3N 17/03/2021 EUR 1MEURIB/MSCI ITALY NET AQR11867377	**	37,129
EIS BOFAUS3N 17/03/2021 EUR MSCI Spain Net/1MEURIB AQR11867379	**	63,438
EIS CHASUS33 02/16/2021 USD 3MTBILL/BLOOMBERG COMM SWU0NH260	**	11,079
EIS CHASUS33 02-16-2021 SWU0NH260	**	42
EIS CHASUS33 02-16-2021 SWU0NH310	**	38,441
EIS CHASUS33 03/17/2021 USD 1MLIBOR/MSCI Daily TR AQR11867371	**	22,757
EIS CHASUS33 03/17/2021 USD MSCI DAILY TR /1MLIBOR AQR11867373	**	3,972
EIS CITIUS33 02-16-2021 SWU0NH070	**	235,533
EIS GSILGB2X 02/16/2021 USD 3MTBILL/BLOOMBERG COMM SWU0SJ865	**	154,505
EIS MACQAU2S 02-16-2021 SWU0NH377	**	198,107
EL PASO ENERGY CORP MEDIUM TERM NTS BOOK TR 4 7.8 8-1-31	**	1,945,042
EL PASO ENERGY CORP MTN BOOKTRANCHE # TR00005 7.75 1-15-2032 BEO	**	433,707
EL PASO PIPELINE PART OP 5 10-1-2021	**	4,832,200
EL POLLO LOCO HLDGS INC COM	**	110,265
ELAN MICROELECTRON TWD10	**	123,986
ELASTIC N V COM USD0.01	**	1,934,907
ELECTR ARTS INC 3.7% DUE 03-01-2021	**	2,414,445
ELECTRIC POWER DEVELOPMENT CO LTD NPV	**	166,431
ELECTROLUX AB SER'B'NPV (POST SPLIT)	**	1,379,934
ELEMENT SOLUTION INC COM	**	2,671,184
ELEVATE CR INC COM	**	28,389
ELI LILLY & CO COM	**	10,909,597
E-MART INC. KRW5000	**	1,385,103
EMCOR GROUP INC COM	**	4,681,106
EMCORE CORP COM STK	**	26,972
EMERGENT BIOSOLUTIONS INC COM	**	37,184
EMIRATE OF ABU DHABI 3.125% DUE 04-16-2030	**	1,919,640
EMIRATE OF ABU DHABI 3.875% DUE 04-16-2050	**	609,500
EMIRATES TELECOMMUNICATIONS GROUP COMPA NY PJSC ETISALAT GROUP	**	91,295
EMIS GROUP PLC ORD GBP0.01	**	748,009
EMPIRE ST RLTY TR INC CL A CL A	**	125,391
EMPIRIC STUDENT PR GBP0.01	**	117,872
EMPLOYERS HLDGS INC COM	**	574,527

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
ENABLE MIDSTREAM PARTNERS LP 4.4% DUE 03-15-2027 REG	**	151,367
ENAGAS SA EUR1.50	**	3,822,987
ENANTA PHARMACEUTICALS INC COM	**	533,744
ENAUTA PARTICIPACOES SA BRL1	**	387,245
ENBRIDGE INC 2.5% DUE 01-15-2025	**	11,252,880
ENBRIDGE INC 2.9% 07-15-2022	**	3,338,958
ENBRIDGE INC 4.25% DUE 12-01-2026	**	203,560
ENBRIDGE INC COM NPV	**	412,820
ENCANA CORP 6.5% DUE 08-15-2034	**	115,804
ENCOMPASS HEALTH CORP COM USD0.01	**	8,360,621
ENCORE CAP GROUP INC COM	**	694,907
ENCORE WIRE CORP COM	**	195,581
ENDESA SA EUR1.2	**	2,011,710
ENDO INTL LTD COM STK	**	592,070
ENEL FIN AMER LLC DISC COML PAPER NOTE DUE 04-20-2021	**	2,639,305
ENEL FIN INTL N V 4.25% DUE 09-14-2023	**	1,530,529
ENEOS HOLDINGS INC	**	631,366
ENERGY RECOVERY INC COM	**	51,491
ENERGY TRANSFER 2.9% DUE 05-15-2025	**	528,981
ENERGY TRANSFER 3.75% DUE 05-15-2030	**	3,300,676
ENERGY TRANSFER 4.65% DUE 06-01-2021	**	100,750
ENERGY TRANSFER 4.65% DUE 06-01-2021	**	2,849,216
ENERGY TRANSFER 4.75% DUE 01-15-2026	**	16,972
ENERGY TRANSFER 4.95% DUE 06-15-2028	**	1,123,799
ENERGY TRANSFER 5.25% DUE 04-15-2029	**	350,267
ENERGY TRANSFER 6.25% DUE 04-15-2049	**	302,390
ENERGY TRANSFER FIXED 4.25% DUE 03-15-2023	**	265,664
ENERGY TRANSFER FIXED 4.25% DUE 03-15-2023	**	9,776,439
ENERGY TRANSFER FIXED 5.5% DUE 06-01-2027	**	1,765,498
ENERGY TRANSFER OPER L P 5.875% DUE 01-15-2024	**	15,849,604
ENERGY TRANSFER OPERATUNG 4.5% DUE 04-15-2024	**	21,874
ENERGY TRANSFER PARTNERS L P 4.2% 04-15-2027	**	1,515,473
ENERPLUS CORP COM	**	44,305
ENERSYS COM	**	175,506
ENGIE COMSTK	**	4,768,174
ENI SPA EUR1	**	2,431,591
ENLABS AB NPV	**	88,988
ENLINK MIDSTREAM 4.4% DUE 04-01-2024	**	641,401
ENLINK MIDSTREAM LLC COM COM UNIT REPSTG LTD LIABILITY CO INTS	**	235,834
ENNIS INC COM	**	74,452
ENOVA INTL INC COM	**	1,192,205
ENPHASE ENERGY INC COM	**	426,392
ENPRO INDS INC COM	**	244,232
ENSTAR GROUP LIMITED COM	**	1,379,524
ENTAIN PLC EUR0.01	**	3,118,349
ENTEGRIS INC COM	**	3,048,388
ENTERCOM MUNICATIONS CORP CL A CL A	**	52,643
ENTERGY ARK INC 3.05% DUE 06-01-2023	**	56,931

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
ENTERGY ARK LLC 2.65% DUE 06-15-2051	**	666,409
ENTERGY CORP DISC COML PAPER 4/2 YRS 1&202-04-2021	**	3,936,327
ENTERGY CORP NEW FIXED .9% DUE 09-15-2025	**	1,233,581
ENTERGY GULF STS 5.59% DUE 10-01-2024	**	471,819
ENTERGY LA LLC 3.3 DUE 12-01-2022	**	736,956
ENTERGY LA LLC 2.4% DUE 10-01-2026	**	86,495
ENTERGY LA LLC 3.12% 09-01-2027	**	105,842
ENTERGY LA LLC 4.0% 03-15-2033	**	205,339
ENTERGY LA LLC 5.4% DUE 11-01-2024	**	1,406,647
ENTERGY LOUISIANA LLC .62% DUE 11-17-2023 BEO	**	2,952,320
ENTERGY MISS LLC 3.85% DUE 06-01-2049	**	121,586
ENTERPRISE BANCORP INC MASS CDT-COM CDT-COM	**	35,361
ENTERPRISE FINL SVCS CORP COM STK	**	112,854
ENTERPRISE PRODS 2.8% DUE 01-31-2030	**	487,718
ENTERPRISE PRODS 2.8% DUE 01-31-2030	**	4,367,789
ENTERPRISE PRODS 2.85% DUE 04-15-2021	**	1,185,761
ENTERPRISE PRODS 3.35% DUE 03-15-2023	**	1,786,302
ENTERPRISE PRODS 3.9% DUE 02-15-2024	**	437,277
ENTERPRISE PRODS 3.95% DUE 02-15-2027	**	1,076,687
ENTERPRISE PRODS 4.15% DUE 10-16-2028	**	2,415,053
ENTERPRISE PRODS FIXED 3.2% 02-15-2052	**	508,374
ENTERPRISE PRODS OPER LLC 2.8% 02-15-2021 REG	**	1,390,916
ENTERPRISE PRODS OPER LLC 3.7% 02-15-2026	**	61,166
ENTERPRISE PRODUCTS OPER L P 3.125% DUE 07-31-2029	**	360,261
ENTERPRISE PRODUCTS OPER L P 3.125% DUE 07-31-2029	**	4,694,482
ENTRAVISION COMMUNICATIONS CORP CL A CL A	**	38,767
ENVESTNET INC COM STK	**	1,357,785
ENVISTA HLDGS CORP COM	**	450,667
EOG RES INC 4.1% DUE 02-01-2021	**	556,422
EOG RES INC 4.15% DUE 01-15-2026	**	2,332,297
EOG RES INC 4.375% DUE 04-15-2030	**	2,576,555
EOG RESOURCES INC COM	**	4,929,151
EPLUS INC COM	**	150,922
EPR PPTYS COM SH BEN INT COM SH BEN INT	**	225,680
EPS HOLDINGS INC NPV	**	669,289
EQM MIDSTREAM 4.125% DUE 12-01-2026	**	906,750
EQT CORP COM	**	606,292
EQTY LIFESTYLE PPTYS INC REIT	**	1,608,204
EQUATE 4.25% DUE 11-03-2026	**	5,568,850
EQUATE PETROCHEMIC 4.25% GTD SNR 03/11/26 USD	**	6,917,542
EQUIFAX INC COM	**	11,418,056
EQUIFAX INC FIXED 2.6% DUE 12-15-2025	**	667,063
EQUIFAX INC SR NT FLTG DUE 08-15-2021 REG	**	300,922
EQUINIX INC 1.55% DUE 03-15-2028	**	925,034
EQUINIX INC FIXED 2.625% DUE 11-18-2024	**	10,700,882
EQUINIX INC FIXED 2.95% 09-15-2051	**	555,358
EQUINOR ASA 2.75% 11-10-2021	**	1,084,578
EQUINOR ASA 2.875% DUE 04-06-2025	**	13,236,440

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
EQUITABLE FINL .5% DUE 11-17-2023	**	2,325,223
EQUITABLE HLDGS INC COM	**	11,024,172
EQUITRANS MIDSTREAM CORP COM NPV WI	**	263,189
EQUITY BANCSHARES INC COM CL A COM CL A	**	61,488
EQUITY COMMONWEALTH USD0.01( BNF INT)	**	42,393
ERAC USA FIN LLC 2.6% DUE 12-01-2021	**	305,188
ERAC USA FIN LLC 2.6% DUE 12-01-2021	**	2,197,351
ERAJAYA SWASEMBADA TBK PT	**	213,822
EREGLI DEMIR CELIK TRY1 (B SHARES)	**	415,271
ERG SPA EUR0.10	**	884,112
ERGOMED PLC ORD GBP0.01	**	230,160
ERICSSON	**	12,549,890
ERICSSON SER'B'NPV	**	957,409
ERSTE GROUP BANK AG NPV	**	961,331
ESCALADE INC COM	**	46,426
ESCO TECHNOLOGIES INC	**	2,627,052
ESCORTS INR10	**	275,559
ESPERION THERAPEUTICS INC NEW COM	**	74,412
ESPRINET EUR0.15	**	1,252,731
ESSA BANCORP INC COM STK	**	18,450
ESSENT GROUP LTD COM STK	**	668,477
ESSENTIAL PROPERTIES REALTY TR INC USD0.01	**	145,453
ESSENTIAL UTILS FIXED 2.704% DUE 04-15-2030	**	2,504,246
ESSEX PORTFOLIO L 3.25 DUE 05-01-2023	**	526,982
ESSEX PORTFOLIO L FIXED 1.65% DUE 01-15-2031	**	315,618
ESSEX PORTFOLIO L FIXED 2.65% DUE 03-15-2032	**	321,897
ESSEX PORTFOLIO L FIXED 2.65% DUE 09-01-2050	**	421,898
ESSILORLUXOTTICA EUR 0.18	**	5,002,106
ESSILORLUXOTTICA EUR0.18	**	488,245
ESSITY AB SER'B'NPV	**	4,743,519
ESTEE LAUDER COMPANIES INC CL A USD0.01	**	17,147,694
ESTEE LAUDER COS 3.15% DUE 03-15-2027	**	73,073
ETABLISSEMENTEN COLRUYT ORDSHR	**	677,984
ETHAN ALLEN INTERIORS INC COM	**	83,609
ETSY INC COM	**	2,144,171
EUROCOMMERCIAL EUR0.50	**	325,737
EUROPEAN UNION 0% SNR 04/07/2035 EUR1000'8	**	503,131
EUROPRIS ASA NOK1	**	895,179
EUROSAIL-UK 07-3BL FRN M/BKD 06/2045 GBP'A3A'	**	42,828
EUROSAIL-UK 2007-3BL PLC NO MIN REGD NOTES FLTG RT REG-S 13/06/2045	**	57,098
EVANS BANCORP INC COM NEW COM NEW	**	23,051
EVEN CONSTRUT INCO COM NPV	**	128,156
EVERCORE INC	**	2,081,515
EVEREST RE GROUP COM	**	834,999
EVERI HLDGS INC COM	**	536,284
EVERLIGHT ELECTRON TWD10	**	169,334
EVERSOURCE ENERGY 2.5% DUE 03-15-2021	**	2,242,373
EVERSOURCE ENERGY FIXED 1.65% DUE 08-15-2030	**	2,375,338

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
EVO PMTS INC CL A COM CL A COM	**	6,411,445
EVOLENT HEALTH INC CL A CL A	**	226,632
EVOLUTION GAMING NPV	**	480,741
EVOLUTION PETE CORP COM STK	**	13,965
EVRAZ PLC ORD US0.5	**	2,124,655
EXACT SCIENCES CORP COM	**	411,646
EXELON CORP 3.95% DUE 06-15-2025	**	113,118
EXELON CORP JR SUB NT STEP UP 06-01-202205-01-2022	**	93,617
EXELON CORP JR SUB NT STEP UP 06-01-202205-01-2022	**	780,144
EXELON GENERATION 5.75% DUE 10-01-2041	**	56,780
EXELON GENERATION CO LLC 3.4% 03-15-2022	**	320,053
EXELON GENERATION CO LLC 4.25 06-15-2022	**	120,045
EXELON GENERATION FIXED 3.25% DUE 06-01-2025	**	218,082
EXELON GENERATION FIXED 3.25% DUE 06-01-2025	**	3,640,885
EXETER AUTOMOBILE 1.32% DUE 07-15-2025	**	115,907
EXETER AUTOMOBILE 2.44% DUE 09-16-2024	**	1,036,324
EXETER AUTOMOBILE 2.58% DUE 08-15-2023	**	2,574,804
EXETER AUTOMOBILE 3.68% DUE 07-17-2023	**	2,402,568
EXETER AUTOMOBILE 3.71% DUE 06-15-2023	**	678,136
EXETER AUTOMOBILE RECEIVABLES SER 18-1A CL C 3.03% 01-16-2023	**	65,585
EXETER AUTOMOBILE RECEIVABLES TR 2019-1 SR 19-1A CL B 3.45% 02-15-2023	**	196,627
EXLSERVICE COM INC COM STK	**	883,990
EXP WORLD HOLDINGS INC	**	2,042,563
EXPERIAN ORD USD0.10	**	6,923,448
EXPORT IMPORT BK KOREA 1.875% 02-12-2025	**	6,288,103
EXPORT IMPORT BK KOREA NT 4% DUE 01-29-2021 REG	**	400,984
EXPRESS SCRIPTS 3.9% DUE 02-15-2022	**	1,055,417
EXTENDED STAY AMER INC PAIRED SHS COMPRISED 1 COM 1 CL B COM	**	149,492
EXTERRAN CORP COM	**	102,575
EXTREME NETWORKS INC COM	**	813,998
EXXON MOBIL CORP 2.61% DUE 10-15-2030	**	9,874,233
EXXON MOBIL CORP 2.992% DUE 03-19-2025	**	7,488,599
EXXON MOBIL CORP 2.995% DUE 08-16-2039	**	596,990
EXXON MOBIL CORP 3.043% DUE 03-01-2026	**	2,160,558
EXXON MOBIL CORP FIXED 1.571% DUE 04-15-2023	**	174,828
EXXON MOBIL CORP FIXED 4.327% DUE 03-19-2050	**	405,869
EZCORP INC CL A NON VTG CL A NON VTG	**	148,653
F N B CORP PA COM	**	2,883,915
F5 NETWORKS INC COM STK	**	428,414
FABRINET COM USD0.01	**	785,366
FACEBOOK INC COM USD0.000006 CL 'A'	**	37,297,266
FAIR ISAAC CORPORATION COM	**	911,695
FAIRFAX FINL HLDGS 2.75% 29/03/2028 DUALCURR	**	272,804
FANNIE MAE 0.75% 10-08-2027	**	37,244,280
FANNIE MAE 1997-89 CL-ZA 7.0% DUE 12-20-2027	**	109,197
FANNIE MAE 2.0% 01/01/2051 2% 01-01-2051	**	3,096,609
FANNIE MAE REMIC SR 015-60 CL-AF FLTG RATE 08-25-2045	**	1,396,342
FANNIE MAE SER 1994-43 CL PK 6.35% 02-25-2024	**	27,507

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FANNIE MAE SR 12-104 CL QC 2.5% 05-25-2042	**	492,223
FANNIEMAE-ACES SR 2015-M8 CL AB 2.829% 01-25-2025	**	1,088,115
FANUC CORP NPV	**	1,502,071
FARMERS NATL BANC CORP COM	**	63,470
FB FINL CORP COM	**	246,548
FBL FINL GROUP INC CL A CL A	**	200,746
FED HOME LN MTG 1% DUE 05-15-2041	**	17,005,450
FED HOME LN MTG 3.5% DUE 04-01-2050	**	13,464,866
FED HOME LN MTG CORP G14239 4 DUE 09-01-2026	**	63,179
FED HOME LOAN MTG SR 3981 CL ME 3.0% 01-15-2027	**	142,920
FED RLTY INVT TR 3.95% DUE 01-15-2024	**	2,014,694
FEDERAL AGRIC MTG CORP CL C	**	117,389
FEDERAL AGRIC MTG CORP MEDIUM TERM NTS F.32% 05-26-2023	**	1,921,353
FEDERAL FARM CR BKS CONS SYSTEMWIDE BDS .3% DUE 09-01-2023	**	16,330,480
FEDERAL FARM CR BKS CONS SYSTEMWIDE BDS .39% 06-17-2024	**	14,845,010
FEDERAL FARM CREDIT 4% 07-01-2047	**	331,004
FEDERAL FARM CREDIT 4.5% 07-01-2045	**	397,163
FEDERAL HOME LN BKS .35% 12-29-2022	**	6,997,357
FEDERAL HOME LN BKS .6% 04-28-2023	**	15,006,196
FEDERAL HOME LN BKS 3.0% DUE 10-12-2021 REG	**	526,423
FEDERAL HOME LN MTG CORP .25% DUE 06-26-2023 REG	**	4,509,783
FEDERAL HOME LN MTG CORP .3% 09-28-2023	**	34,015,882
FEDERAL HOME LN MTG CORP .375% DUE 05-05-2023 REG	**	4,969,382
FEDERAL HOME LN MTG CORP .9% 10-13-2027	**	23,782,109
FEDERAL HOME LN MTG CORP 0.3% 12-29-2023	**	7,231,638
FEDERAL HOME LN MTG CORP 2014-DN1 CL M2 FLT RT 02-25-2024 REG	**	248,557
FEDERAL HOME LN MTG CORP DTD 8/5/2020 .69% 08-05-2025	**	54,525,352
FEDERAL HOME LN MTG CORP MULTICLASS MTG 4 11-15-2039	**	514,213
FEDERAL HOME LN MTG CORP MULTICLASS SER 004639 CL KB STEP UP 04-15-2053	**	3,567,520
FEDERAL HOME LN MTG CORP MULTICLASS SER 3384 CL FL FLTG RT 11-15-2037	**	1,744,217
FEDERAL HOME LN MTG CORP MULTICLASS SER 3778 CL M 4.5 08-15-2039	**	680,124
FEDERAL HOME LN MTG CORP MULTICLASS SR 2008-25 CL EF VAR 04-25-2038 REG	**	1,206,142
FEDERAL HOME LN MTG CORP MULTICLASS SR 2008-6 CL BF VAR 02-25-2038 REG	**	1,494,970
FEDERAL HOME LN MTG CORP MULTICLASS SR 2410 CL PF VAR 02-15-2032 REG	**	636,911
FEDERAL HOME LN MTG CORP MULTICLASS SR 3055 CL CF VAR 10-15-2035 REG	**	281,023
FEDERAL HOME LN MTG CORP MULTICLASS SR 3150 CL FA VAR 05-15-2036 REG	**	1,253,146
FEDERAL HOME LN MTG CORP MULTICLASS VAR SR 2012-17 CL FG 03-25-2042 REG	**	1,717,060
FEDERAL HOME LN MTG CORP POOL #2B0646 FLTG RT DUE 07-01-2042 BEO	**	55,484
FEDERAL HOME LN MTG CORP POOL #410792 2.456% 02-01-2030 BEO	**	16,320
FEDERAL HOME LN MTG CORP POOL #840698 2.266% 03-01-2047 BEO	**	277,489
FEDERAL HOME LN MTG CORP POOL #846004 2.955% 12-01-2024 BEO	**	4,497
FEDERAL HOME LN MTG CORP POOL #846313 FLTG RT 2.428% 02-01-2026 BEO	**	503
FEDERAL HOME LN MTG CORP POOL #849407 2.814% 09-01-2037 BEO	**	212,078
FEDERAL HOME LN MTG CORP POOL #84-9790 FLTG RT DUE 03-01-2045	**	3,616,837
FEDERAL HOME LN MTG CORP POOL #A39803 5.5% 11-01-2035 BEO	**	130,514
FEDERAL HOME LN MTG CORP POOL #A47038 5%09-01-2035 BEO	**	79,795
FEDERAL HOME LN MTG CORP POOL #A62378 6%06-01-2037 BEO	**	19,668
FEDERAL HOME LN MTG CORP POOL #A63809 6%08-01-2037 BEO	**	28,832

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FEDERAL HOME LN MTG CORP POOL #A69654 6%12-01-2037 BEO	**	17,519
FEDERAL HOME LN MTG CORP POOL #A71410 6%01-01-2038 BEO	**	462
FEDERAL HOME LN MTG CORP POOL #A85726 5%04-01-2039 BEO	**	81,008
FEDERAL HOME LN MTG CORP POOL #A86313 5%05-01-2039 BEO	**	15,793
FEDERAL HOME LN MTG CORP POOL #A90176 5%12-01-2039 BEO	**	20,596
FEDERAL HOME LN MTG CORP POOL #A90826 4.5% 01-01-2040 BEO	**	249,606
FEDERAL HOME LN MTG CORP POOL #A91235 4.5% 02-01-2040 BEO	**	105,328
FEDERAL HOME LN MTG CORP POOL #A93318 5%08-01-2040 BEO	**	296,334
FEDERAL HOME LN MTG CORP POOL #A93625 5%08-01-2040 BEO	**	282,053
FEDERAL HOME LN MTG CORP POOL #A93652 5%09-01-2040 BEO	**	96,105
FEDERAL HOME LN MTG CORP POOL #A93713 5%09-01-2040 BEO	**	406,529
FEDERAL HOME LN MTG CORP POOL #A94069 5%09-01-2040 BEO	**	93,703
FEDERAL HOME LN MTG CORP POOL #A94113 5%10-01-2040 BEO	**	241,213
FEDERAL HOME LN MTG CORP POOL #A94132 5%09-01-2040 BEO	**	2,530
FEDERAL HOME LN MTG CORP POOL #A94898 4.5% 11-01-2040 BEO	**	200,042
FEDERAL HOME LN MTG CORP POOL #A95085 4%11-01-2040 BEO	**	253,288
FEDERAL HOME LN MTG CORP POOL #A95519 4.5% 12-01-2040 BEO	**	63,742
FEDERAL HOME LN MTG CORP POOL #A95561 4%12-01-2040 BEO	**	426,084
FEDERAL HOME LN MTG CORP POOL #A95575 4%12-01-2040 BEO	**	348,695
FEDERAL HOME LN MTG CORP POOL #A97040 4%02-01-2041 BEO	**	276,415
FEDERAL HOME LN MTG CORP POOL #C01623 5.5% 09-01-2033 BEO	**	226,532
FEDERAL HOME LN MTG CORP POOL #C03517 4.5% 09-01-2040 BEO	**	185,133
FEDERAL HOME LN MTG CORP POOL #C03520 4%09-01-2040 BEO	**	1,167,084
FEDERAL HOME LN MTG CORP POOL #C03520 4%09-01-2040 BEO	**	519,559
FEDERAL HOME LN MTG CORP POOL #C03545 5%08-01-2040 BEO	**	256,813
FEDERAL HOME LN MTG CORP POOL #C03613 4%11-01-2040 BEO	**	233,695
FEDERAL HOME LN MTG CORP POOL #C03792 3.5% 04-01-2042 BEO	**	823,973
FEDERAL HOME LN MTG CORP POOL #C04240 3.5% 09-01-2042 BEO	**	401,944
FEDERAL HOME LN MTG CORP POOL #C04422 3%12-01-2042 BEO	**	475,781
FEDERAL HOME LN MTG CORP POOL #C09022 3%01-01-2043 BEO	**	2,370,624
FEDERAL HOME LN MTG CORP POOL #C09055 4%12-01-2043 BEO	**	394,034
FEDERAL HOME LN MTG CORP POOL #C10542 7%06-01-2028 BEO	**	4,501
FEDERAL HOME LN MTG CORP POOL #C12585 7%07-01-2028 BEO	**	634
FEDERAL HOME LN MTG CORP POOL #C14084 7%08-01-2028 BEO	**	6,575
FEDERAL HOME LN MTG CORP POOL #C91161 5%02-01-2028 BEO	**	11,779
FEDERAL HOME LN MTG CORP POOL #C91362 4.5% 03-01-2031 BEO	**	275,373
FEDERAL HOME LN MTG CORP POOL #C91581 3%11-01-2032 BEO	**	1,464,736
FEDERAL HOME LN MTG CORP POOL #C91589 3.5% 11-01-2032 BEO	**	291,215
FEDERAL HOME LN MTG CORP POOL #C91925 3.5% 04-01-2037 BEO	**	1,194,030
FEDERAL HOME LN MTG CORP POOL #C91928 3.5% 05-01-2037 BEO	**	209,132
FEDERAL HOME LN MTG CORP POOL #C91960 3.5% 11-01-2037 BEO	**	890,599
FEDERAL HOME LN MTG CORP POOL #C91981 3%02-01-2038 BEO	**	895,446
FEDERAL HOME LN MTG CORP POOL #C91987 3%04-01-2038 BEO	**	741,496
FEDERAL HOME LN MTG CORP POOL #D64290 7%10-01-2025 BEO	**	8,807
FEDERAL HOME LN MTG CORP POOL #D70703 7%04-01-2026 BEO	**	6,187
FEDERAL HOME LN MTG CORP POOL #D75558 8%10-01-2026 BEO	**	726
FEDERAL HOME LN MTG CORP POOL #D75787 8%11-01-2026 BEO	**	1,943
FEDERAL HOME LN MTG CORP POOL #D77163 7.5% 01-01-2027 BEO	**	1,884

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FEDERAL HOME LN MTG CORP POOL #D80177 7%05-01-2027 BEO	**	5,773
FEDERAL HOME LN MTG CORP POOL #D98914 4%01-01-2032 BEO	**	84,616
FEDERAL HOME LN MTG CORP POOL #E04113 2.5% 11-01-2027 BEO	**	617,690
FEDERAL HOME LN MTG CORP POOL #G00552 8.5% 03-01-2023 BEO	**	2,617
FEDERAL HOME LN MTG CORP POOL #G00561 9.5% 06-01-2025 BEO	**	511
FEDERAL HOME LN MTG CORP POOL #G00627 8%06-01-2025 BEO	**	3,337
FEDERAL HOME LN MTG CORP POOL #G00704 7%12-01-2026 BEO	**	3,891
FEDERAL HOME LN MTG CORP POOL #G01665 5.5% 03-01-2034 BEO	**	285,302
FEDERAL HOME LN MTG CORP POOL #G02031 5.5% 02-01-2036 BEO	**	79,851
FEDERAL HOME LN MTG CORP POOL #G02427 5.5% 12-01-2036 BEO	**	260,062
FEDERAL HOME LN MTG CORP POOL #G03073 5.5% 07-01-2037 BEO	**	134,308
FEDERAL HOME LN MTG CORP POOL #G03233 6%08-01-2037 BEO	**	5,019
FEDERAL HOME LN MTG CORP POOL #G03600 7%11-01-2037 BEO	**	47,289
FEDERAL HOME LN MTG CORP POOL #G03695 5.5% 11-01-2037 BEO	**	74,423
FEDERAL HOME LN MTG CORP POOL #G03812 5.5% 02-01-2038 BEO	**	93,060
FEDERAL HOME LN MTG CORP POOL #G03819 6%01-01-2038 BEO	**	34,259
FEDERAL HOME LN MTG CORP POOL #G04448 5.5% 07-01-2038 BEO	**	40,122
FEDERAL HOME LN MTG CORP POOL #G04585 5.5% 02-01-2038 BEO	**	69,862
FEDERAL HOME LN MTG CORP POOL #G04588 5.5% 08-01-2038 BEO	**	42,732
FEDERAL HOME LN MTG CORP POOL #G04636 5%12-01-2035 BEO	**	34,846
FEDERAL HOME LN MTG CORP POOL #G04688 5.5% 09-01-2038 BEO	**	39,021
FEDERAL HOME LN MTG CORP POOL #G05179 5.5% 01-01-2039 BEO	**	49,914
FEDERAL HOME LN MTG CORP POOL #G05527 4%07-01-2039 BEO	**	33,879
FEDERAL HOME LN MTG CORP POOL #G05676 4%11-01-2039 BEO	**	601,689
FEDERAL HOME LN MTG CORP POOL #G05726 5%08-01-2039 BEO	**	136,493
FEDERAL HOME LN MTG CORP POOL #G05741 4.5% 12-01-2039 BEO	**	294,990
FEDERAL HOME LN MTG CORP POOL #G05927 4.5% 07-01-2040 BEO	**	698,556
FEDERAL HOME LN MTG CORP POOL #G06021 5.5% 01-01-2040 BEO	**	110,636
FEDERAL HOME LN MTG CORP POOL #G06087 5%09-01-2040 BEO	**	31,355
FEDERAL HOME LN MTG CORP POOL #G06172 5.5% 12-01-2038 BEO	**	269,428
FEDERAL HOME LN MTG CORP POOL #G06601 4.5% 12-01-2040 BEO	**	1,271,907
FEDERAL HOME LN MTG CORP POOL #G06669 6.5% 09-01-2039 BEO	**	135,242
FEDERAL HOME LN MTG CORP POOL #G07032 3%06-01-2042 BEO	**	718,713
FEDERAL HOME LN MTG CORP POOL #G07129 3.5% 09-01-2042 BEO	**	697,714
FEDERAL HOME LN MTG CORP POOL #G07434 3.5% 07-01-2043 BEO	**	1,207,019
FEDERAL HOME LN MTG CORP POOL #G08273 5.5% 06-01-2038 BEO	**	27,207
FEDERAL HOME LN MTG CORP POOL #G08368 4.5% 10-01-2039 BEO	**	281,603
FEDERAL HOME LN MTG CORP POOL #G08457 4.5% 08-01-2041 BEO	**	487,646
FEDERAL HOME LN MTG CORP POOL #G08521 3%01-01-2043 BEO	**	405,309
FEDERAL HOME LN MTG CORP POOL #G08540 3%08-01-2043 BEO	**	665,670
FEDERAL HOME LN MTG CORP POOL #G08567 4%01-01-2044 BEO	**	878,111
FEDERAL HOME LN MTG CORP POOL #G08624 4%01-01-2045 BEO	**	1,208,851
FEDERAL HOME LN MTG CORP POOL #G08653 3%07-01-2045 BEO	**	1,347,789
FEDERAL HOME LN MTG CORP POOL #G08672 4%10-01-2045 BEO	**	737,742
FEDERAL HOME LN MTG CORP POOL #G08681 3.5% 12-01-2045 BEO	**	2,671,608
FEDERAL HOME LN MTG CORP POOL #G08732 3%11-01-2046 BEO	**	2,663,488
FEDERAL HOME LN MTG CORP POOL #G08734 4%11-01-2046 BEO	**	1,491,847
FEDERAL HOME LN MTG CORP POOL #G08741 3%01-01-2047 BEO	**	1,665,673

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FEDERAL HOME LN MTG CORP POOL #G08764 4.5% 05-01-2047 BEO	**	420,804
FEDERAL HOME LN MTG CORP POOL #G08770 3.5% 07-01-2047 BEO	**	5,278,825
FEDERAL HOME LN MTG CORP POOL #G08772 4.5% 07-01-2047 BEO	**	235,545
FEDERAL HOME LN MTG CORP POOL #G08785 4%10-01-2047 BEO	**	476,743
FEDERAL HOME LN MTG CORP POOL #G08786 4.5% 10-01-2047 BEO	**	469,583
FEDERAL HOME LN MTG CORP POOL #G08790 4.5% 11-01-2047 BEO	**	392,966
FEDERAL HOME LN MTG CORP POOL #G08792 3.5% 12-01-2047 BEO	**	5,319,131
FEDERAL HOME LN MTG CORP POOL #G08809 4%04-01-2048 BEO	**	211,852
FEDERAL HOME LN MTG CORP POOL #G08827 4.5% 07-01-2048 BEO	**	1,886,816
FEDERAL HOME LN MTG CORP POOL #G08832 4.5% 08-01-2048 BEO	**	806,370
FEDERAL HOME LN MTG CORP POOL #G08844 5%10-01-2048 BEO	**	42,327
FEDERAL HOME LN MTG CORP POOL #G08847 4%11-01-2048 BEO	**	23,897,397
FEDERAL HOME LN MTG CORP POOL #G08862 4%02-01-2049 BEO	**	9,398,126
FEDERAL HOME LN MTG CORP POOL #G12467 6%11-01-2021 BEO	**	13,706
FEDERAL HOME LN MTG CORP POOL #G12978 5.5% 12-01-2022 BEO	**	31,607
FEDERAL HOME LN MTG CORP POOL #G13825 4%05-01-2025 BEO	**	443,763
FEDERAL HOME LN MTG CORP POOL #G13868 4.5% 07-01-2025 BEO	**	110,758
FEDERAL HOME LN MTG CORP POOL #G14171 6%10-01-2024 BEO	**	21,004
FEDERAL HOME LN MTG CORP POOL #G14375 4%07-01-2026 BEO	**	260,053
FEDERAL HOME LN MTG CORP POOL #G14956 2.5% 05-01-2028 BEO	**	580,224
FEDERAL HOME LN MTG CORP POOL #G15252 3%12-01-2029 BEO	**	628,370
FEDERAL HOME LN MTG CORP POOL #G15403 3.5% 04-01-2030 BEO	**	1,552,761
FEDERAL HOME LN MTG CORP POOL #G15441 3%03-01-2030 BEO	**	580,655
FEDERAL HOME LN MTG CORP POOL #G16015 3%01-01-2032 BEO	**	483,932
FEDERAL HOME LN MTG CORP POOL #G16177 2%01-01-2032 BEO	**	1,267,832
FEDERAL HOME LN MTG CORP POOL #G16763 4%02-01-2034 BEO	**	3,567,893
FEDERAL HOME LN MTG CORP POOL #G16789 4%02-01-2034 BEO	**	4,253,532
FEDERAL HOME LN MTG CORP POOL #G16792 4%03-01-2034 BEO	**	3,933,043
FEDERAL HOME LN MTG CORP POOL #G18401 3.5% 09-01-2026 BEO	**	55,572
FEDERAL HOME LN MTG CORP POOL #G18475 2.5% 08-01-2028 BEO	**	146,026
FEDERAL HOME LN MTG CORP POOL #G18552 3%05-01-2030 BEO	**	901,020
FEDERAL HOME LN MTG CORP POOL #G20028 7.5% 12-01-2036 BEO	**	585,017
FEDERAL HOME LN MTG CORP POOL #G30591 6%02-01-2028 BEO	**	32,410
FEDERAL HOME LN MTG CORP POOL #G31156 5.5% 02-01-2029 BEO	**	6,973,807
FEDERAL HOME LN MTG CORP POOL #G60985 3%05-01-2047 BEO	**	5,022,246
FEDERAL HOME LN MTG CORP POOL #G61047 4.5% 07-01-2047 BEO	**	310,489
FEDERAL HOME LN MTG CORP POOL #G61060 4.5% 06-01-2047 BEO	**	1,559,807
FEDERAL HOME LN MTG CORP POOL #G61374 4.5% 04-01-2048 BEO	**	1,015,026
FEDERAL HOME LN MTG CORP POOL #G61502 5%02-01-2048 BEO	**	288,240
FEDERAL HOME LN MTG CORP POOL #G61638 4%07-01-2048 BEO	**	982,313
FEDERAL HOME LN MTG CORP POOL #G61657 5%12-01-2047 BEO	**	1,094,271
FEDERAL HOME LN MTG CORP POOL #G61713 3.5% 01-01-2045 BEO	**	756,963
FEDERAL HOME LN MTG CORP POOL #G61739 3%09-01-2048 BEO	**	3,768,123
FEDERAL HOME LN MTG CORP POOL #J09212 5%01-01-2024 BEO	**	9,449
FEDERAL HOME LN MTG CORP POOL #J12439 4.5% 06-01-2025 BEO	**	155,682
FEDERAL HOME LN MTG CORP POOL #J14494 4%02-01-2026 BEO	**	45,577
FEDERAL HOME LN MTG CORP POOL #J14494 4%02-01-2026 BEO	**	307,723
FEDERAL HOME LN MTG CORP POOL #J15658 4%06-01-2026 BEO	**	115,647

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FEDERAL HOME LN MTG CORP POOL #J15719 4%06-01-2026 BEO	**	330,208
FEDERAL HOME LN MTG CORP POOL #J15974 4%06-01-2026 BEO	**	120,676
FEDERAL HOME LN MTG CORP POOL #J16059 4%07-01-2026 BEO	**	52,070
FEDERAL HOME LN MTG CORP POOL #J1-8912 FIXED 2.5% 04-01-2027 BEO	**	215,404
FEDERAL HOME LN MTG CORP POOL #J25735 3%09-01-2028 BEO	**	303,867
FEDERAL HOME LN MTG CORP POOL #J27464 3.5% 02-01-2029 BEO	**	605,318
FEDERAL HOME LN MTG CORP POOL #J31736 3.5% 05-01-2030 BEO	**	755,164
FEDERAL HOME LN MTG CORP POOL #J34888 2.5% 07-01-2031 BEO	**	647,861
FEDERAL HOME LN MTG CORP POOL #Q04673 4%11-01-2041 BEO	**	590,356
FEDERAL HOME LN MTG CORP POOL #Q04674 4%12-01-2041 BEO	**	35,084
FEDERAL HOME LN MTG CORP POOL #Q10448 3.5% 08-01-2042 BEO	**	295,874
FEDERAL HOME LN MTG CORP POOL #Q19853 3.5% 06-01-2043 BEO	**	566,544
FEDERAL HOME LN MTG CORP POOL #Q25702 4.5% 04-01-2044 BEO	**	481,574
FEDERAL HOME LN MTG CORP POOL #Q25703 4.5% 04-01-2044 BEO	**	551,057
FEDERAL HOME LN MTG CORP POOL #Q25705 4.5% 04-01-2044 BEO	**	286,172
FEDERAL HOME LN MTG CORP POOL #Q25712 4.5% 04-01-2044 BEO	**	237,241
FEDERAL HOME LN MTG CORP POOL #Q25850 4.5% 04-01-2044 BEO	**	196,344
FEDERAL HOME LN MTG CORP POOL #Q25851 4.5% 04-01-2044 BEO	**	37,968
FEDERAL HOME LN MTG CORP POOL #Q25852 4.5% 04-01-2044 BEO	**	327,038
FEDERAL HOME LN MTG CORP POOL #Q25853 4.5% 04-01-2044 BEO	**	375,818
FEDERAL HOME LN MTG CORP POOL #Q29920 4.5% 11-01-2044 BEO	**	35,654
FEDERAL HOME LN MTG CORP POOL #Q52046 3.5% 11-01-2047 BEO	**	331,780
FEDERAL HOME LN MTG CORP POOL #Q54896 5%03-01-2048 BEO	**	28,953
FEDERAL HOME LN MTG CORP POOL #Q55484 3.5% 04-01-2048 BEO	**	205,328
FEDERAL HOME LN MTG CORP POOL #Q56364 4%05-01-2048 BEO	**	1,265,860
FEDERAL HOME LN MTG CORP POOL #Q56795 5%06-01-2048 BEO	**	14,104
FEDERAL HOME LN MTG CORP POOL #Q59125 5%10-01-2048 BEO	**	341,716
FEDERAL HOME LN MTG CORP POOL #QA8791 3.5% DUE 04-01-2050 BEO	**	761,402
FEDERAL HOME LN MTG CORP POOL #QN0574 3.5% DUE 09-01-2034	**	4,942,041
FEDERAL HOME LN MTG CORP POOL #RA2141 4.0% DUE 02-01-2050 REG	**	635,285
FEDERAL HOME LN MTG CORP POOL #RA2335 3%DUE 03-01-2050 REG	**	4,962,534
FEDERAL HOME LN MTG CORP POOL #RA2353 4.5% DUE 03-01-2050 REG	**	460,573
FEDERAL HOME LN MTG CORP POOL #RA2358 4.0% DUE 03-01-2050 REG	**	459,301
FEDERAL HOME LN MTG CORP POOL #S0-6179 3% 09-15-2042 BEO	**	3,962,234
FEDERAL HOME LN MTG CORP POOL #S0-6228 3% 09-15-2042 BEO	**	3,455,461
FEDERAL HOME LN MTG CORP POOL #S0-6297 3.5% 09-15-2042 BEO	**	269,147
FEDERAL HOME LN MTG CORP POOL #T45022 2.5% 01-01-2028 BEO	**	1,749,598
FEDERAL HOME LN MTG CORP POOL #T45023 2.5% 02-01-2028 BEO	**	750,862
FEDERAL HOME LN MTG CORP POOL #U79065 3.5% 04-01-2030 BEO	**	874,280
FEDERAL HOME LN MTG CORP POOL #U80439 3.5% 07-01-2033 BEO	**	274,779
FEDERAL HOME LN MTG CORP POOL #U90245 3.5% 10-01-2042 BEO	**	476,758
FEDERAL HOME LN MTG CORP POOL #U9-0690 3.5 DUE 06-01-2042	**	155,862
FEDERAL HOME LN MTG CORP POOL #U92272 4.5% 12-01-2043 BEO	**	511,534
FEDERAL HOME LN MTG CORP POOL #U99076 4.5% 12-01-2043 BEO	**	172,856
FEDERAL HOME LN MTG CORP POOL #U99076 4.5% 12-01-2043 BEO	**	3,605,292
FEDERAL HOME LN MTG CORP POOL #U99084 4.5% 02-01-2044 BEO	**	3,235,485
FEDERAL HOME LN MTG CORP POOL #U99091 4.5% 03-01-2044 BEO	**	250,245
FEDERAL HOME LN MTG CORP POOL #U99091 4.5% 03-01-2044 BEO	**	850,832

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FEDERAL HOME LN MTG CORP POOL #U99114 3.5% 02-01-2044 BEO	**	190,254
FEDERAL HOME LN MTG CORP POOL #ZA3714 3%06-01-2029 BEO	**	2,454,983
FEDERAL HOME LN MTG CORP POOL #ZA5318 3.5% 03-01-2048 BEO	**	574,989
FEDERAL HOME LN MTG CORP POOL #ZA5433 3.5% 06-01-2048 BEO	**	2,754,001
FEDERAL HOME LN MTG CORP POOL #ZA5454 4%06-01-2048 BEO	**	2,484,390
FEDERAL HOME LN MTG CORP POOL #ZM1238 3%06-01-2046 BEO	**	339,605
FEDERAL HOME LN MTG CORP POOL #ZM2846 3.5% 03-01-2047 BEO	**	237,533
FEDERAL HOME LN MTG CORP POOL #ZM3481 3.5% 06-01-2047 BEO	**	375,276
FEDERAL HOME LN MTG CORP POOL #ZM5146 4%12-01-2047 BEO	**	2,301,054
FEDERAL HOME LN MTG CORP POOL #ZM5284 4%01-01-2048 BEO	**	830,748
FEDERAL HOME LN MTG CORP POOL #ZM6115 4.5% 04-01-2048 BEO	**	676,128
FEDERAL HOME LN MTG CORP POOL #ZM6138 4.5% 04-01-2048 BEO	**	578,073
FEDERAL HOME LN MTG CORP POOL #ZM6880 4.5% 06-01-2048 BEO	**	484,623
FEDERAL HOME LN MTG CORP POOL #ZM6968 4%06-01-2048 BEO	**	215,305
FEDERAL HOME LN MTG CORP POOL #ZM7733 5%DUE 08-01-2048 REG	**	734,423
FEDERAL HOME LN MTG CORP POOL #ZN1436 5%11-01-2048 BEO	**	802,007
FEDERAL HOME LN MTG CORP POOL #ZS3412 5.5% 12-01-2038 BEO	**	912,984
FEDERAL HOME LN MTG CORP POOL #ZS4697 3%01-01-2047 BEO	**	444,083
FEDERAL HOME LN MTG CORP POOL #ZS4699 4%01-01-2047 BEO	**	46,322
FEDERAL HOME LN MTG CORP POOL #ZS4703 3%02-01-2047 BEO	**	630,917
FEDERAL HOME LN MTG CORP POOL #ZS8669 3%09-01-2032 BEO	**	526,308
FEDERAL HOME LN MTG CORP POOL #ZS8673 3%10-01-2032 BEO	**	305,895
FEDERAL HOME LN MTG CORP POOL #ZT0474 4.5% 08-01-2048 BEO	**	158,802
FEDERAL HOME LN MTG CORP POOL #ZT1257 3%01-01-2046 BEO	**	700,074
FEDERAL HOME LN MTG CORP POOL #ZT1408 2%10-01-2032 BEO	**	4,542,741
FEDERAL HOME LN MTG CORP POOL #ZT1545 4%DUE 12-01-2048 BEO	**	15,870,918
FEDERAL HOME LN MTG CORP POOL #ZT1596 5%01-01-2049 BEO	**	2,501,431
FEDERAL HOME LN MTG CORP Q15062 3 DUE 02-01-2043	**	1,648,638
FEDERAL HOME LN MTG CORP Q5-2319 3.5% 11-01-2047	**	1,741,805
FEDERAL HOME LN MTG CORP REMIC SER 4042 CL EB 6.5 08-15-2039	**	933,530
FEDERAL HOME LN MTG CORP SER 004288 CL AG 3 DUE 09-15-2037 REG	**	899,961
FEDERAL HOME LN MTG CORP SER 004569 CL G3.5% DUE 06-15-2042 REG	**	2,265,861
FEDERAL HOME LN MTG CORP SER 004638 CL FA FLTG 07-15-2040	**	132,988
FEDERAL HOME LN MTG CORP SER 004989 CL FA .50475% 08-15-2040	**	791,390
FEDERAL HOME LN MTG CORP SER 004989 CL FA .50475% 08-15-2040	**	2,110,373
FEDERAL HOME LN MTG CORP SER 004989 CL FB .50475% 10-15-2040	**	794,585
FEDERAL HOME LN MTG CORP SER 004989 CL FB .50475% 10-15-2040	**	1,677,457
FEDERAL HOME LN MTG CORP SER 17-DNA2 CLASS M2 VAR RT DUE 10-25-2029	**	5,153,604
FEDERAL HOME LN MTG CORP SER 2519 CL NU 5.0% 11-15-2032	**	2,402,671
FEDERAL HOME LN MTG CORP SER 2595 CL DC 5 04-15-2023	**	20,421
FEDERAL HOME LN MTG CORP SER 2631 CL DA 3.625 06-15-2033	**	19,976
FEDERAL HOME LN MTG CORP SER 3221 CL FW 09-15-2036	**	804,186
FEDERAL HOME LN MTG CORP SER 3231 CL FA FRN 10-15-2036	**	439,333
FEDERAL HOME LN MTG CORP SER 3361 CL PF FRN 08-15-2035	**	1,760,495
FEDERAL HOME LN MTG CORP SER 3404 CL FB FRN 01-15-2038	**	1,318,724
FEDERAL HOME LN MTG CORP SER 3539 CL DB 4.5% 06-15-2024	**	439,848
FEDERAL HOME LN MTG CORP SER 3616 CL FG FRN 03-15-2032	**	464,979
FEDERAL HOME LN MTG CORP SER 3680 CL MA 4.5% DUE 07-15-2039	**	114,272

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FEDERAL HOME LN MTG CORP SER 3713 CL PA 2.0% 02-15-2040	**	537,710
FEDERAL HOME LN MTG CORP SER 3725 CL PD 2.5% 01-15-2040	**	1,285,140
FEDERAL HOME LN MTG CORP SER 3741 CL HF FLTG 11-15-2039	**	336,997
FEDERAL HOME LN MTG CORP SER 3786 CL NA 4.5 DUE 07-15-2040 REG	**	577,433
FEDERAL HOME LN MTG CORP SER 3843 CL GH 3.75 10-15-2039	**	258,356
FEDERAL HOME LN MTG CORP SER 3905 CL MP 2.0% DUE 03-15-2041 REG	**	553,758
FEDERAL HOME LN MTG CORP SER 3925 CL DE 2.0% 07-15-2040	**	586,757
FEDERAL HOME LN MTG CORP SER 3994 CL JA 2.0% 15/03/2040	**	618,308
FEDERAL HOME LN MTG CORP SER 4016 CL NL 3.0% 09-15-2039	**	107,917
FEDERAL HOME LN MTG CORP SER 4024 CL C 3.0% 03-15-2027	**	916,748
FEDERAL HOME LN MTG CORP SER 4093 CL QA 1.9 DUE 01-15-2038	**	153,512
FEDERAL HOME LN MTG CORP SER 4120 CL KA 1.75% 10-15-2032	**	2,497,125
FEDERAL HOME LN MTG CORP SER 4125 CL PH 3 08-15-2041	**	2,751,331
FEDERAL HOME LN MTG CORP SER 4208 CL PA 1.5 04-15-2041	**	103,365
FEDERAL HOME LN MTG CORP SER 4229 CL MA 3.5 05-15-2041 REG	**	1,186,332
FEDERAL HOME LN MTG CORP SER 4238 CL BF FLTG 08-15-2030	**	616,200
FEDERAL HOME LN MTG CORP SER 4247 CL AK 4.5 12-15-2042	**	1,126,148
FEDERAL HOME LN MTG CORP SER 4374 CL CE 3.5% 12-15-2043	**	992,238
FEDERAL HOME LN MTG CORP SER 4377 CL LA 3.0% 06-15-2040	**	565,899
FEDERAL HOME LN MTG CORP SER 4412 CL LE 3.0% 12-15-2041	**	243,493
FEDERAL HOME LN MTG CORP SER 4508 CL CF FLTG 09-15-2045	**	5,627,994
FEDERAL HOME LN MTG CORP SER 4550 CL TA 2% 01-15-2045	**	4,034,334
FEDERAL HOME LN MTG CORP SER 4559 CL AF FLTG 03-15-2042 REG	**	820,843
FEDERAL HOME LN MTG CORP SER 4637 CL WF FLTG RT 07-15-2041	**	2,948,360
FEDERAL HOME LN MTG CORP SER 4678 CL AF FLTG RT 12-15-2042	**	2,472,881
FEDERAL HOME LN MTG CORP SER 4772 CL GA 4.5% 10-15-2044	**	597,444
FEDERAL HOME LN MTG CORP SER K091 CL AM 3.566% DUE 03-25-2029	**	8,333,632
FEDERAL HOME LN MTG CORP SL 4365 CL FH FRN 01-15-2040 REG	**	4,462,438
FEDERAL HOME LN MTG CORP SR 4097 CL KF FLTG 09-15-2031	**	967,999
FEDERAL HOME LN MTG CORP SR 4254 CL TA 2.5% 10-15-2031	**	284,101
FEDERAL HOME LN MTG CORP SR 4387 CL NA 1.5% 09-15-2029	**	326,286
FEDERAL HOME LN MTG CORP SR K090 CL A-M VAR RT 02-25-2052	**	7,345,938
FEDERAL HOME LN MTG CORP SR K156 CL A1 3.7% 07-25-2036	**	8,397,073
FEDERAL HOME LN MTG CORP TRANCHE # TR 00439 .57% 09-24-2025	**	22,459,757
FEDERAL HOME LN MTG CORP TRANCHE # TR 00726 .375% 03-25-2024	**	16,381,066
FEDERAL HOME LN MTG CORP TRANCHE # TR 00856 .65% 10-27-2025	**	33,101,219
FEDERAL HOME LN MTG CORP TRANCHE # TR 00867 .8% 10-28-2026	**	11,500,205
FEDERAL HOME LN MTG CORP TRANCHE 2.864% SER KJ13 CL A2 08-25-2022	**	215,129
FEDERAL HOME LN MTG CORP TRANCHE VAR RT 11-25-2027	**	458,125
FEDERAL HOME LN MTG CORP VAR RT 10-25-2028	**	5,414,196
FEDERAL HOME LOAN MORTGAGE CORP 4% 04-01-2049	**	2,551,512
FEDERAL NATIONAL MORTGAGE ASSOC 1.5% 12-01-2035	**	723,336
FEDERAL NATIONAL MORTGAGE ASSOC 2% 02-15-2051	**	107,955,406
FEDERAL NATIONAL MORTGAGE ASSOC 2% 03-15-2051	**	72,063,252
FEDERAL NATIONAL MORTGAGE ASSOC 2% 03-15-2051	**	114,410,766
FEDERAL NATIONAL MORTGAGE ASSOC 3% 08-01-2050	**	515,668
FEDERAL NATIONAL MORTGAGE ASSOC 3.5% 06-01-2050	**	4,543,285
FEDERAL NATIONAL MORTGAGE ASSOC 4% 04-01-2050	**	5,196,893

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FEDERAL NATIONAL MORTGAGE ASSOC FR SER 11-124 CL JF FLTG RT DUE 02-25-2041	**	363,069
FEDERAL NATIONAL MORTGAGE ASSOC SER 2016-M11 CL AB2 2.254% 07-25-2026	**	4,541,179
FEDERAL NATIONAL MORTGAGE ASSOC SER 2016-M11 CL AL 2.944% 07-25-2039	**	424,470
FEDERAL NATIONAL MORTGAGE ASSOC SER 2016-M12 CL AB2 2.362% 09-25-2026	**	3,115,862
FEDERAL NATL MTG ASSN GTD MTG POOL #AH0210 4.5% 12-01-2040 BEO	**	727,888
FEDERAL NATL MTG ASSN GTD MTG POOL #AH0864 4% 12-01-2040 BEO	**	11,882
FEDERAL NATL MTG ASSN GTD MTG POOL #AH0943 4% DUE 12-01-2040 BEO	**	868,805
FEDERAL NATL MTG ASSN GTD MTG POOL #AH1115 4.5% 01-01-2041 BEO	**	1,326,429
FEDERAL NATL MTG ASSN GTD MTG POOL #AH1266 4% 01-01-2041 BEO	**	236,733
FEDERAL NATL MTG ASSN GTD MTG POOL #AH1508 4.5% 12-01-2040 BEO	**	844,387
FEDERAL NATL MTG ASSN GTD MTG POOL #AH1559 4% 12-01-2040 BEO	**	552,800
FEDERAL NATL MTG ASSN GTD MTG POOL #AH1560 4% 01-01-2041 BEO	**	753,273
FEDERAL NATL MTG ASSN GTD MTG POOL #AH1565 4.5% 12-01-2040 BEO	**	328,495
FEDERAL NATL MTG ASSN GTD MTG POOL #AH2442 4% 01-01-2041 BEO	**	33,497
FEDERAL NATL MTG ASSN GTD MTG POOL #AH3203 4% DUE 01-01-2041 BEO	**	124,867
FEDERAL NATL MTG ASSN GTD MTG POOL #AH4404 4% 01-01-2041 BEO	**	943,025
FEDERAL NATL MTG ASSN GTD MTG POOL #AH6958 ADJ RT DUE 02-01-2041 BEO	**	77,946
FEDERAL NATL MTG ASSN GTD MTG POOL #AI0511 5% 04-01-2041 BEO	**	53,546
FEDERAL NATL MTG ASSN GTD MTG POOL #AI1051 4% DUE 06-01-2026 REG	**	139,787
FEDERAL NATL MTG ASSN GTD MTG POOL #AI1863 5% 05-01-2041 BEO	**	107,975
FEDERAL NATL MTG ASSN GTD MTG POOL #AI1892 5% 05-01-2041 BEO	**	556,968
FEDERAL NATL MTG ASSN GTD MTG POOL #AI2433 5% 05-01-2041 BEO	**	146,694
FEDERAL NATL MTG ASSN GTD MTG POOL #AI2443 5% 05-01-2041 BEO	**	69,647
FEDERAL NATL MTG ASSN GTD MTG POOL #AI2462 5% 05-01-2041 BEO	**	90,730
FEDERAL NATL MTG ASSN GTD MTG POOL #AI4261 5% 06-01-2041 BEO	**	69,542
FEDERAL NATL MTG ASSN GTD MTG POOL #AI7778 4% 07-01-2041 BEO	**	7,919
FEDERAL NATL MTG ASSN GTD MTG POOL #AI8382 3.5% 09-01-2026 BEO	**	135,816
FEDERAL NATL MTG ASSN GTD MTG POOL #AI8630 4% 07-01-2042 BEO	**	59,729
FEDERAL NATL MTG ASSN GTD MTG POOL #AI9940 5% 09-01-2041 BEO	**	357,161
FEDERAL NATL MTG ASSN GTD MTG POOL #AJ1884 FIXED 3.5% 02-01-2042 BEO	**	498,903
FEDERAL NATL MTG ASSN GTD MTG POOL #AJ2288 4% 09-01-2041 BEO	**	306,332
FEDERAL NATL MTG ASSN GTD MTG POOL #AJ4051 4% 10-01-2041 BEO	**	4,713
FEDERAL NATL MTG ASSN GTD MTG POOL #AJ9317 4% 01-01-2042 BEO	**	921,593
FEDERAL NATL MTG ASSN GTD MTG POOL #AJ9982 3.5% 08-01-2042 BEO	**	1,905,418
FEDERAL NATL MTG ASSN GTD MTG POOL #AK0968 3% 02-01-2027 BEO	**	274,598
FEDERAL NATL MTG ASSN GTD MTG POOL #AK1140 3% 02-01-2027 BEO	**	182,680
FEDERAL NATL MTG ASSN GTD MTG POOL #AK1608 3% 01-01-2027 BEO	**	188,306
FEDERAL NATL MTG ASSN GTD MTG POOL #AK5551 FIXED 4% 04-01-2042 BEO	**	2,855,316
FEDERAL NATL MTG ASSN GTD MTG POOL #AK6966 3% 03-01-2027 BEO	**	299,206
FEDERAL NATL MTG ASSN GTD MTG POOL #AL0007 5% 12-01-2034 BEO	**	492,947
FEDERAL NATL MTG ASSN GTD MTG POOL #AL0009 5.5% 12-01-2034 BEO	**	423,038
FEDERAL NATL MTG ASSN GTD MTG POOL #AL0379 8% 12-01-2036 BEO	**	106,521
FEDERAL NATL MTG ASSN GTD MTG POOL #AL0476 5% 11-01-2040 BEO	**	367,224
FEDERAL NATL MTG ASSN GTD MTG POOL #AL0484 5.5% DUE 05-01-2040 BEO	**	159,338
FEDERAL NATL MTG ASSN GTD MTG POOL #AL0533 ADJ RT DUE 07-01-2041 BEO	**	327,710
FEDERAL NATL MTG ASSN GTD MTG POOL #AL0998 4.5% 10-01-2041 BEO	**	340,073
FEDERAL NATL MTG ASSN GTD MTG POOL #AL1051 4.5% 09-01-2041 BEO	**	306,011
FEDERAL NATL MTG ASSN GTD MTG POOL #AL1469 7% DUE 02-01-2039 BEO	**	443,956

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FEDERAL NATL MTG ASSN GTD MTG POOL #AL1470 7% DUE 04-01-2037 BEO	**	209,267
FEDERAL NATL MTG ASSN GTD MTG POOL #AL1945 3.5% 06-01-2042 BEO	**	322,531
FEDERAL NATL MTG ASSN GTD MTG POOL #AL2151 3.5% 03-01-2042 BEO	**	689,361
FEDERAL NATL MTG ASSN GTD MTG POOL #AL2389 3.5% 09-01-2042 BEO	**	719,597
FEDERAL NATL MTG ASSN GTD MTG POOL #AL3026 3.5% 12-01-2042 BEO	**	291,194
FEDERAL NATL MTG ASSN GTD MTG POOL #AL3626 4% 09-01-2042 BEO	**	11,649
FEDERAL NATL MTG ASSN GTD MTG POOL #AL3797 2.5% 06-01-2028 BEO	**	2,164,919
FEDERAL NATL MTG ASSN GTD MTG POOL #AL4043 3% 09-01-2028 BEO	**	2,982,457
FEDERAL NATL MTG ASSN GTD MTG POOL #AL4324 6.5% 05-01-2040 BEO	**	1,659,952
FEDERAL NATL MTG ASSN GTD MTG POOL #AL4465 3% 07-01-2028 BEO	**	895,820
FEDERAL NATL MTG ASSN GTD MTG POOL #AL4741 4.5% 01-01-2044 BEO	**	161,396
FEDERAL NATL MTG ASSN GTD MTG POOL #AL4741 4.5% 01-01-2044 BEO	**	443,839
FEDERAL NATL MTG ASSN GTD MTG POOL #AL4895 3.5% 12-01-2028 BEO	**	2,192,093
FEDERAL NATL MTG ASSN GTD MTG POOL #AL4936 3% 03-01-2029 BEO	**	882,236
FEDERAL NATL MTG ASSN GTD MTG POOL #AL5548 2.668% DUE 05-01-2038 BEO	**	184,872
FEDERAL NATL MTG ASSN GTD MTG POOL #AL5674 4.5% 08-01-2044 BEO	**	1,422,817
FEDERAL NATL MTG ASSN GTD MTG POOL #AL5760 4% 09-01-2043 BEO	**	32,400
FEDERAL NATL MTG ASSN GTD MTG POOL #AL6185 3% 10-01-2029 BEO	**	1,930,921
FEDERAL NATL MTG ASSN GTD MTG POOL #AL6308 5% 08-01-2038 BEO	**	1,588,109
FEDERAL NATL MTG ASSN GTD MTG POOL #AL6605 3% 04-01-2030 BEO	**	511,933
FEDERAL NATL MTG ASSN GTD MTG POOL #AL6613 2.5% 06-01-2028 BEO	**	1,016,588
FEDERAL NATL MTG ASSN GTD MTG POOL #AL6851 2.5% 10-01-2043 BEO	**	572,797
FEDERAL NATL MTG ASSN GTD MTG POOL #AL7204 5% 10-01-2043 BEO	**	62,977
FEDERAL NATL MTG ASSN GTD MTG POOL #AL7320 3% 09-01-2030 BEO	**	651,208
FEDERAL NATL MTG ASSN GTD MTG POOL #AL7430 3.5% DUE 08-01-2030 REG	**	1,327,589
FEDERAL NATL MTG ASSN GTD MTG POOL #AL9397 3% 10-01-2046 BEO	**	1,609,242
FEDERAL NATL MTG ASSN GTD MTG POOL #AL9546 3.5% 11-01-2046 BEO	**	1,104,655
FEDERAL NATL MTG ASSN GTD REMIC PASS THRU 3 1-25-2040	**	215,989
FEDERAL NATL MTG ASSN SR 2011-59 CL NZ 5.5 DUE 07-25-2041	**	2,175,562
FEDERAL RLTY INVT TR 3.5% DUE 06-01-2030	**	1,882,331
FEDERAL RLTY INVT TR SH BEN INT NEW SH BEN INT NEW	**	466,202
FEDERAL SIGNAL CORP COM	**	1,818,545
FEDEX CORP 3.8% DUE 05-15-2025	**	1,809,552
FEDEX CORP COM	**	18,718,602
FEDNAT HLDG CO COMSTK	**	14,214
FERRO CORP COM	**	41,520
FERROGLOBE PLC COM NPV	**	47,960
FERRONORDIC AB NPV	**	143,135
FFNMA SER 2015-38 CL-PG 3.0% 08-25-2044	**	3,401,282
FHLB BD 5.5 07-15-2036	**	5,623,686
FHLMC #QA7238 3.5% 02-01-2050	**	457,293
FHLMC 4.5% MBS 01/09/2049 USD'RA-1830' POOL #RA1830 4.5 09-01-2049	**	322,174
FHLMC CMO SER 2248 CL FB FLTG DUE 09-15-2030 REG	**	3,530
FHLMC GOLD #A53630 A53630 6 10-01-2036	**	95,672
FHLMC GOLD #G00473 7.5% DUE 05-01-2026	**	94
FHLMC GOLD 3% MBS 01/06/2029 USD'V6-0564' V60564 3 06-01-2029	**	588,086
FHLMC GOLD 3% MBS 01/10/2046 USD'G6-7701' G67701 3 10-01-2046	**	2,962,518
FHLMC GOLD 3% MBS 01/10/2046 USD'Q4-3413' Q43413 3 10-01-2046	**	652,662

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FHLMC GOLD 3.5% MBS 01/01/2046 USD'Q3-8490' Q38490 3.5 01-01-2046	**	3,368,110
FHLMC GOLD 4.5% MBS 01/02/2048 USD'V8-3956' V83956 4.5 02-01-2048	**	1,230,249
FHLMC GOLD A47999 5 08-01-2035	**	315,202
FHLMC GOLD A62077 6 06-01-2037	**	18,057
FHLMC GOLD A9-5825 4.0% DUE 12-01-2040	**	354,168
FHLMC GOLD A95831 4.5 12-01-2040	**	616,570
FHLMC GOLD C00371 7 09-01-2024	**	663
FHLMC GOLD C00522 7.0% 05-01-2027	**	3,647
FHLMC GOLD C00632 7 07-01-2028	**	3,552
FHLMC GOLD C00987 7.5 05-01-2030	**	636
FHLMC GOLD C01116 7.5 01-01-2031	**	18,892
FHLMC GOLD C04272 3 10-01-2042	**	1,193,269
FHLMC GOLD C80373 7.5% 01-01-2026	**	134
FHLMC GOLD C80379 7.0% 02-01-2026	**	4,085
FHLMC GOLD C80407 7.0% 06-01-2026	**	453
FHLMC GOLD C91908 3 01-01-2037	**	660,152
FHLMC GOLD G02408 5.5 12-01-2036	**	123,547
FHLMC GOLD G06506 4 12-01-2040	**	1,134,416
FHLMC GOLD G06507 4 02-01-2041	**	211,398
FHLMC GOLD G07335 7 03-01-2039	**	359,081
FHLMC GOLD G0-7388 3.5 05-01-2043	**	1,151,660
FHLMC GOLD G07509 6.5 09-01-2039	**	275,590
FHLMC GOLD G07762 4.5 06-01-2044	**	815,390
FHLMC GOLD G08372 4.5 11-01-2039	**	267,256
FHLMC GOLD G08553 3 10-01-2043	**	83,393
FHLMC GOLD G08793 4 12-01-2047	**	426,657
FHLMC GOLD G13492 5 02-01-2024	**	32,138
FHLMC GOLD G67720 4.5 03-01-2049	**	15,566,005
FHLMC GOLD GROUP #C00636 7.5 MTG PARTN CTF DUE 07-01-2028 REG	**	11,841
FHLMC GOLD J16432 3.5 08-01-2026	**	113,704
FHLMC GOLD J23935 3 05-01-2028	**	268,780
FHLMC GOLD J2-7964 3 04-01-2029	**	290,647
FHLMC GOLD J28196 3 05-01-2029	**	1,915,459
FHLMC GOLD J29007 3 08-01-2029	**	380,370
FHLMC GOLD J35097 2.5 08-01-2031	**	523,730
FHLMC GOLD POOL #G00280 9.5% 12-01-2022	**	9
FHLMC GOLD POOL #G00675 7.5% DUE 03-01-2027	**	5,692
FHLMC GOLD POOL #G00869 7.5% DUE 01-01-2028	**	6,021
FHLMC GOLD POOL #Q11288 3.5 09-01-2042	**	296,628
FHLMC GOLD POOL #Q1-1788 3 DUE 10-01-2042	**	166,647
FHLMC GOLD POOL #Q12052 Q12052 3.5 10-01-2042	**	355,130
FHLMC GOLD POOL C00984 8 05-01-2030	**	816
FHLMC GOLD POOL G0-0529 7.5% DUE 08-01-2026	**	365
FHLMC GOLD POOL G01091 7 12-01-2029	**	14,484
FHLMC GOLD POOL G67713 4.0% DUE 06-01-2048	**	12,219,979
FHLMC GOLD POOL J12398 FLTG RT 4.5% DUE 06-01-2025	**	109,896
FHLMC GOLD POOL Q41209 3.5% 06-01-2046	**	536,327
FHLMC GOLD POOL Q44963 3.5% 12-01-2046	**	1,130,992

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FHLMC GOLD POOL# U91254 4 DUE 04-01-2043	**	728,301
FHLMC GOLD POOL#Q17792 3.5 DUE 05-01-2043	**	1,686,677
FHLMC GOLD Q08998 3.5 06-01-2042	**	652,971
FHLMC GOLD Q12520 3 10-01-2042	**	82,722
FHLMC GOLD Q14326 2.5 01-01-2043	**	648,346
FHLMC GOLD Q44452 3 11-01-2046	**	1,170,943
FHLMC GOLD Q45458 4 08-01-2046	**	320,452
FHLMC GOLD Q48338 4.5 05-01-2047	**	108,438
FHLMC GOLD Q48875 4.0% DUE 06-01-2047	**	1,535,664
FHLMC GOLD Q49494 4.5% 07-01-2047	**	397,265
FHLMC GOLD U90291 4 10-01-2042	**	121,217
FHLMC GOLD U90316 4 10-01-2042	**	1,427,829
FHLMC GOLD U91619 4 06-01-2043	**	672,800
FHLMC GOLD U95137 4 08-01-2043	**	380,066
FHLMC GOLD V60298 3.0% 10-01-2028	**	291,584
FHLMC GOLD V60869 2.5 07-01-2030	**	1,297,546
FHLMC GOLDPOOL #Q10241 3.5 08-01-2042	**	303,165
FHLMC GOLDPOOL G67721 4.5% FIXED 04-01-2049	**	743,228
FHLMC GROUP #C00098 8.00 MTG PARTN CTF DUE 2-1-2022 REG	**	337
FHLMC GROUP #C00516 8.0 MTG PARTN CTF DUE 05-01-2027 REG	**	2,493
FHLMC GROUP #G00825 7.0 MTG PARTN CTF DUE 11-01-2027 REG	**	309
FHLMC MTN 6.25 07-15-2032	**	69,526
FHLMC MULTICLASS SER 4102 CL EG 1.25% 09-15-2027	**	359,183
FHLMC MULTICLASS 2.0% SRS 19-55 CL-UG DUE 04-25-2048 REG	**	2,908,986
FHLMC MULTICLASS 2.5% DUE 10-15-2033 REG	**	825,490
FHLMC MULTICLASS 2005-S001 CTF CL 2A2 VAR RATE 09-25-2045	**	346,089
FHLMC MULTICLASS 3.5 07-15-2041	**	152,564
FHLMC MULTICLASS 3122 CL FE FLTG 03-15-2036	**	2,329,950
FHLMC MULTICLASS 4 09-15-2039	**	182,425
FHLMC MULTICLASS 5.0% DUE 07-15-2033 REG	**	1,014,924
FHLMC MULTICLASS FEDERAL HOME LN MTG CORP SR 4795 CL MP 3.5% 05-15-2043 REG	**	1,513,722
FHLMC MULTICLASS FHLMC #80-0146 10-15-2037	**	3,007,390
FHLMC MULTICLASS FIXED 3.422% 11-25-2018 REG	**	1,680,110
FHLMC MULTICLASS FREDDIE MAC SER 2017-SR01 CL A3G 3.089% 11-25-2027	**	4,118,383
FHLMC MULTICLASS PREASSIGN 00320 4.5 09-15-2034	**	621,930
FHLMC MULTICLASS PREASSIGN 00343 08-25-2031	**	4,181
FHLMC MULTICLASS PREASSIGN 00366 5 08-15-2035	**	444,944
FHLMC MULTICLASS REMIC TR 2013-130 CL-EA3 06-25-2038	**	132,206
FHLMC MULTICLASS SER 004254 CL BM 2.5% DUE 01-15-2031 REG	**	229,981
FHLMC MULTICLASS SER 004257 CL A 2.5 10-15-2027	**	1,685,292
FHLMC MULTICLASS SER 004258 CL D 2.5 06-15-2027	**	912,334
FHLMC MULTICLASS SER 004281 CL LG 4 01-15-2043	**	4,002,180
FHLMC MULTICLASS SER 004293 CL KG 3.0% DUE 08-15-2043 REG	**	762,128
FHLMC MULTICLASS SER 004302 CL HF 01-15-2038	**	572,972
FHLMC MULTICLASS SER 004305 CL A 3.5 06-15-2048	**	728,343
FHLMC MULTICLASS SER 004305 CL GA 2.0% DUE 02-15-2024 REG	**	61,548
FHLMC MULTICLASS SER 004579 CL FD 01-15-2038	**	331,769
FHLMC MULTICLASS SER 004582 CL PA 3 11-15-2045	**	12,665,897

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FHLMC MULTICLASS SER 004711 CL HA 3 12-15-2043	**	491,738
FHLMC MULTICLASS SER 004764 CL MA 3.5% 07-15-2043	**	2,044,976
FHLMC MULTICLASS SER 004774 CL LP 3.5% 09-15-2046	**	1,708,823
FHLMC MULTICLASS SER 004877 CL CA 3 04-15-2034	**	2,606,768
FHLMC MULTICLASS SER 004936 CL AP 2.5 09-25-2048	**	17,744,727
FHLMC MULTICLASS SER 18-4 CL MA 3.5% FIXED UE 11-25-2057 REG	**	545,908
FHLMC MULTICLASS SER 19-1 CL MT 3.5% 07-25-2058 REG	**	1,142,649
FHLMC MULTICLASS SER 2012-154 CLS PW 10-25-2042	**	763,099
FHLMC MULTICLASS SER 2113 CL MW 6.5 01-15-2029	**	85,552
FHLMC MULTICLASS SER 2135 CL OH 6.5 03-15-2029	**	85,428
FHLMC MULTICLASS SER 2175 CL TH 6 07-15-2029	**	83,084
FHLMC MULTICLASS SER 2319 CL PZ 6.5 05-15-2031	**	241,052
FHLMC MULTICLASS SER 2338 CL ZC 6.5 07-15-2031	**	119,033
FHLMC MULTICLASS SER 2430 CL WF 6.5 03-15-2032 REG	**	45,944
FHLMC MULTICLASS SER 2663 CL Z 5.5 08-15-2033	**	824,201
FHLMC MULTICLASS SER 2792 CL MB 5.5% 05-15-2034	**	5,374,132
FHLMC MULTICLASS SER 2980 CL QA 6 05-15-2035	**	53,566
FHLMC MULTICLASS SER 3005 CL ED 5 07-15-2025	**	28,819
FHLMC MULTICLASS SER 3108 CL FP 12-15-2035	**	1,960,312
FHLMC MULTICLASS SER 3117 CL FE FLT RT 02-15-2036	**	448,284
FHLMC MULTICLASS SER 3187 CL Z 5 07-15-2036	**	94,230
FHLMC MULTICLASS SER 3397 CL FC FLTG 12-15-2037	**	4,807
FHLMC MULTICLASS SER 3564 CL AL FLT RT 08-15-2036	**	371,861
FHLMC MULTICLASS SER 3578 CL VZ 5.5 08-15-2036	**	468,632
FHLMC MULTICLASS SER 3648 CL CY 4.5% DUE 03-15-2030	**	112,951
FHLMC MULTICLASS SER 3649 CL BW 4 03-15-2025	**	203,982
FHLMC MULTICLASS SER 3653 CL HJ 5 04-15-2040	**	132,830
FHLMC MULTICLASS SER 3662 CL PJ 5 DUE 04-15-2040	**	112,826
FHLMC MULTICLASS SER 3677 CL PB 4.5 DUE 05-15-2040 REG	**	136,229
FHLMC MULTICLASS SER 3743 CL PA 2.5 12-15-2039	**	495,804
FHLMC MULTICLASS SER 3746 CL KL 3.25 04-15-2040	**	1,063,635
FHLMC MULTICLASS SER 3775 CL GC 4% 01-15-2039	**	513,218
FHLMC MULTICLASS SER 3786 CL P 4 01-15-2041	**	3,793,485
FHLMC MULTICLASS SER 3793 CL PE 4.0% 06-15-2039	**	3,078,867
FHLMC MULTICLASS SER 3806 CL JA 3.5 02-15-2026	**	56,098
FHLMC MULTICLASS SER 3819 CL G 4 06-15-2040	**	2,157,367
FHLMC MULTICLASS SER 3846 CL KA 3.5 03-15-2026	**	480,085
FHLMC MULTICLASS SER 3857 CL LH 2.5% 01-15-2040	**	672,931
FHLMC MULTICLASS SER 3910 CL CU 4.0% DUE03-15-2041 REG	**	197,343
FHLMC MULTICLASS SER 3919 CL BE 2.75%08-15-2039	**	69,733
FHLMC MULTICLASS SER 3939 CL BZ 4.5 06-15-2041	**	1,163,180
FHLMC MULTICLASS SER 3956 CL EB 3.25 11-15-2041	**	1,374,532
FHLMC MULTICLASS SER 3966 CL VZ 4 12-15-2041	**	666,003
FHLMC MULTICLASS SER 3974 CL C 3 01-15-2026	**	93,623
FHLMC MULTICLASS SER 3976 CL AE 2.5 08-15-2029	**	3,235
FHLMC MULTICLASS SER 4001 CL MH 2 01-15-2039	**	93,499
FHLMC MULTICLASS SER 4003 CL BG 2 10-15-2026	**	1,678,554
FHLMC MULTICLASS SER 4016 CL CA 2% 07-15-2041	**	503,217

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FHLMC MULTICLASS SER 4018 CL AL 2.0% 03-15-2027 REG	**	729,110
FHLMC MULTICLASS SER 4027 CL QJ 1.75 12-15-2040	**	218,883
FHLMC MULTICLASS SER 4057 CL CD 2.0% 04-15-2039 REG	**	115,391
FHLMC MULTICLASS SER 4059 CL DA 2.0% 02-15-2041 REG	**	284,549
FHLMC MULTICLASS SER 4100 CL EC 1.5 DUE 08-15-2027 REG	**	211,903
FHLMC MULTICLASS SER 4118 CL PD 1.5 05-15-2042	**	302,960
FHLMC MULTICLASS SER 4148 CL JB 1.5 12-15-2027	**	184,752
FHLMC MULTICLASS SER 4150 CL FN FLTG 07-15-2041	**	1,689,678
FHLMC MULTICLASS SER 4170 CL TC 1.625 02-15-2028	**	218,506
FHLMC MULTICLASS SER 4171 CL NG 2 06-15-2042	**	1,004,868
FHLMC MULTICLASS SER 4176 CL HA 4 DUE 12-15-2042	**	251,491
FHLMC MULTICLASS SER 4188 CL AG 2 04-15-2028	**	145,080
FHLMC MULTICLASS SER 4198 CL PN 3 02-15-2033	**	3,008,906
FHLMC MULTICLASS SER 4198 CL QP 4.0% 01-15-2033	**	1,650,859
FHLMC MULTICLASS SER 4203 CL DG 2.25% DUE 04-15-2033 REG	**	596,047
FHLMC MULTICLASS SER 4219 CL JA 3.5 08-15-2039	**	98,485
FHLMC MULTICLASS SER 4227 CL VA 3.5 DUE 10-15-2037 REG	**	1,675,940
FHLMC MULTICLASS SER 4261 CL DA 2.5% DUE06-15-2032	**	332,327
FHLMC MULTICLASS SER 4268 CL BP 4.25 08-15-2042	**	2,436,309
FHLMC MULTICLASS SER 4281 CL MP 3.75% 12-15-2043	**	843,020
FHLMC MULTICLASS SER 4318 CL MA 3.0% DUE09-15-2039 REG	**	576,890
FHLMC MULTICLASS SER 4323 CL CB 2.0% DUE 03-15-2040 REG	**	173,983
FHLMC MULTICLASS SER 4331 CL EA 4 03-15-2043	**	729,718
FHLMC MULTICLASS SER 4332 CL CU 2.5% DUE01-15-2033	**	1,282,376
FHLMC MULTICLASS SER 4338 CL A 2.5% 05-15-2044	**	1,702,691
FHLMC MULTICLASS SER 4358 CL DA 3% 06-15-2040	**	92,740
FHLMC MULTICLASS SER 4373 CL PA 3 02-15-2043	**	778,055
FHLMC MULTICLASS SER 4374 CL GA 3.0% 09-15-2036	**	1,785,672
FHLMC MULTICLASS SER 4377 CL KA STEP UP 12-15-2047	**	1,245,549
FHLMC MULTICLASS SER 4457 CL BA 3.0% DUE07-15-2039	**	854,891
FHLMC MULTICLASS SER 4458 CL CB 2.0% 2.0% DUE 11-15-2028 REG	**	148,945
FHLMC MULTICLASS SER 4479 CL AG 2 03-15-2026	**	1,578,125
FHLMC MULTICLASS SER 4480 CL EA 3.5 11-15-2043	**	1,475,828
FHLMC MULTICLASS SER 4488 CL MC 2.5% 09-15-2041 REG	**	105,292
FHLMC MULTICLASS SER 4631 CL AE 3.5 05-15-2044	**	5,817,721
FHLMC MULTICLASS SER 4650 CL CA 3.5% DUE 05-15-2043 REG	**	5,182,369
FHLMC MULTICLASS SER 4660 CL AG 3.0% DUE 01-15-2043 REG	**	1,257,918
FHLMC MULTICLASS SER T-21 CL A 10-25-2029	**	84,119
FHLMC MULTICLASS SER T-34 CL A1V 07-25-2031	**	4,078,138
FHLMC MULTICLASS SER T-61 CL 1A1 FLT RT 07-25-2044	**	441,450
FHLMC MULTICLASS SER-4238 CL-BG 3.0% 08-15-2030	**	631,197
FHLMC MULTICLASS SER-4447 CL-BA 3.0% 02-15-2033	**	1,196,399
FHLMC MULTICLASS SER-4777 CL-CB 3.5% 10-15-2045 REG	**	10,391,306
FHLMC MULTICLASS SERIES K725 CLASS AM 3.104% DUE 05-25-2023 REG	**	637,123
FHLMC MULTICLASS SR 18-1 CL A1 3.5% 06-25-2028	**	1,262,785
FHLMC MULTICLASS SR 4569 CL JA FLTG 3.0% 03-15-2042	**	4,085,751
FHLMC MULTICLASS SR K081 CL A2 VAR RT 08-25-2028	**	2,458,488
FHLMC MULTICLASS SRS 4961 CL A 2.5% DUE 07-25-2034 REG	**	2,772,899

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FHLMC MULTICLASS TRANCHE 00045 2.952 02-25-2027	**	2,493,562
FHLMC MULTICLASS TRANCHE 00112 3.176 11-25-2028	**	2,767,121
FHLMC MULTICLASS TRANCHE 00222 09-25-2028	**	6,239,244
FHLMC MULTICLASS TRANCHE 00346 2.624 08-25-2026	**	4,869,540
FHLMC MULTICLASS TRANCHE 00544 2.2 07-25-2025	**	4,152,760
FHLMC MULTICLASS TRANCHE 00627 3.243 04-25-2027	**	204,411
FHLMC MULTICLASS TRANCHE 00628 3.326 05-25-2027	**	152,247
FHLMC MULTICLASS TRANCHE 00868 09-25-2022	**	7,800
FHLMC MULTICLASS TRANCHE 2.158 10-25-2021	**	3,023,344
FHLMC MULTICLASS TRANCHE 2.72 07-25-2026	**	406,118
FHLMC MULTICLASS TRANCHE 2.83799982071 09-25-2022	**	81,210
FHLMC MULTICLASSSER 3613 CL HJ 5.5 DUE 12-15-2039 REG	**	384,029
FHLMC MULTIFAMILY STRUCTURED PASS THRO SER K733 CL AM VAR 09-25-2025	**	4,429,978
FHLMC POOL #1B8062 ADJ RT 03-01-2041	**	51,811
FHLMC POOL #1G1381 ADJ RT 12-01-2036	**	24,755
FHLMC POOL #1J1467 ADJ RT 12-01-2036	**	50,102
FHLMC POOL #1J1492 ADJ RT 11-01-2036	**	27,953
FHLMC POOL #2B4296 ADJ RT 06-01-2045	**	1,079,690
FHLMC POOL #C00650 7 09-01-2028	**	1,868
FHLMC POOL #G08788 3.5 11-01-2047	**	508,782
FHLMC POOL #Q25818 4.5 04-01-2044	**	2,174,152
FHLMC POOL #Q25819 4.5 04-01-2044	**	1,770,053
FHLMC POOL #QA5768 3.0% 01-01-2050	**	170,054
FHLMC POOL #QA5770 3% DUE 01-01-2050 REG	**	88,762
FHLMC POOL #QA7477 3.0% DUE 03-01-2050	**	7,731,735
FHLMC POOL #QA8290 3.0% DUE 03-01-2050	**	4,608,260
FHLMC POOL #QN3575 3.0% DUE 09-01-2035	**	2,400,761
FHLMC POOL #RA1103 3 07-01-2049	**	1,803,380
FHLMC POOL #RA1293 3.0% DUE 09-01-2049	**	2,196,817
FHLMC POOL #RA1341 3% 09-01-2049	**	1,500,107
FHLMC POOL #RA2362 3.5% 03-01-2050	**	916,926
FHLMC POOL #RA2608 4.5% 05-01-2050	**	723,385
FHLMC POOL #RA2658 3.5 05-01-2050	**	1,079,813
FHLMC POOL #SD0291 5.0% DUE 03-01-2050 BEO	**	1,811,616
FHLMC POOL #ZT1854 4.5% 03-01-2049	**	1,544,737
FHLMC POOL 846661 ADJ RT DUE 02-01-2029	**	555
FHLMC SER 3645 CL KP 5 02-15-2040	**	400,463
FHLMC UMBS 30Y FIXED 3% 07-01-2050	**	3,296,012
FHLMC UMBS 30Y FIXED 3% 09-01-2050	**	837,207
FIAT CHRYSLER AUTOMOBILES NV	**	533,728
FID NATL FIXED .75% DUE 05-21-2023	**	124,871
FIDELITY NATL FINANCIAL 5.5 DUE 09-01-2022 BEO	**	2,477,853
FIDELITY NATL INFORMATION SVCS INC 3.75%05-21-2029 REG	**	146,750
FIDELITY NATL INFORMATION SVCS INC COM STK	**	15,487,041
FIESTA RESTAURANT GROUP INC COM	**	49,396
FIFTH THIRD BANCORP 2.375% DUE 01-28-2025 REG	**	319,272
FIFTH THIRD BANCORP 3.65% DUE 01-25-2024	**	3,659,053
FILA HOLDINGS CORP	**	144,177

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FINANCIAL INSTNS INC COM	**	64,328
FINNING INTL INC COM NPV	**	199,436
FINNVERA PLC SR NT 144A 2.375% DUE 06-04-2025 BEO	**	431,391
FINSBURY SQUARE FRN M/BKD 06/2070 GBP 'A'	**	521,959
FINSBURY SQUARE FRN M/BKD 06/2070 GBP 'A'	**	1,696,366
FIREEYE INC COM	**	2,662,577
FIRST ABU DHABI BK AED1	**	101,111
FIRST ABU DHABI BK P J S C DISC COML PAPER NOTE DUE 08-27-2021	**	19,743,602
FIRST AMERN FINL CORP COM STK	**	2,055,390
FIRST BANCORP INC ME COM	**	42,824
FIRST BANCORP N C COM	**	139,616
FIRST BANCORP P R COM NEW COM NEW	**	318,486
FIRST BANCSHARES INC MISS COM	**	88,533
FIRST BK WILLIAMSTOWN NEW JERSEY COM	**	25,748
FIRST BUSEY CORP COM NEW COM NEW	**	184,080
FIRST BUSINESS FINL SVCS INC WIS COM STK	**	28,609
FIRST CMNTY BANKSHARES	**	61,870
FIRST CMNTY CORP S C COM	**	13,133
FIRST FINL BANCORP OHIO COM	**	287,492
FIRST FINL CORP IND COM	**	164,025
FIRST FINL NORTHWEST INC COM STK	**	17,522
FIRST HAWAIIAN INC COM	**	91,255
FIRST HORIZON CORPORATION COM	**	1,605,336
FIRST INTERNET BANCORP COM STK	**	51,991
FIRST INTERSTATE BANCSYS/MT	**	215,510
FIRST LONG IS CORP COM	**	80,414
FIRST MERCHANTS CORP COM	**	298,532
FIRST MID BANCSHARES INC COM USD4.00	**	93,104
FIRST MIDWEST BANCORP INC DEL COM	**	290,062
FIRST NORTHWEST BANCORP COM	**	32,386
FIRST SOLAR INC COM	**	3,138,237
FIRSTENERGY CORP 1.6% DUE 01-15-2026/06-08-2020 REG	**	381,173
FIRSTENERGY CORP 2.85% 07-15-2022	**	203,276
FIRSTENERGY CORP 2.85% 07-15-2022	**	3,232,095
FIRSTENERGY CORP 4.25 DUE 03-15-2023	**	7,773,056
FIRSTENERGY CORP 7.375% DUE 11-15-2031	**	1,425,964
FIRSTENERGY TRANSMISSION LLC SR NT 144A 4.55% 04-01-2049	**	192,692
FIRSTKEY HOMES 2020-SFR1 TR 1.339% 09-17-2025	**	5,057,257
FIRSTSOURCE SOLUTI INR10	**	117,358
FISERV INC 2.75% DUE 07-01-2024	**	5,958,476
FISERV INC 3.2% DUE 07-01-2026	**	560,090
FISERV INC 3.5% DUE 07-01-2029	**	8,426,901
FISERV INC 3.8% 10-01-2023	**	2,249,190
FISERV INC COM	**	17,042,223
FITIPOWER INTEGRATED TECHNOLOGY INC TWD10	**	388,193
FIVE BELOW INC COM USD0.01	**	2,035,017
FIVE PRIME THERAPEUTICS INC COM	**	185,766
FIVE STAR SR LIVING INC FORMERLY FIVE STAR QUALITY CARE INC COM NEW COM NEW	**	38,799

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FIVERR INTERNATIONAL LTD COM	**	330,109
FJORDKRAFT HLDG NOK0.30	**	161,950
FL PWR & LT CO 3.125% DUE 12-01-2025	**	8,321,220
FL PWR & LT CO 3.8% DUE 12-15-2042	**	148,659
FL PWR & LT CO 3.95% 03-01-2048	**	260,829
FLAGSHIP CR AUTO 2.33% DUE 02-15-2024	**	1,622,570
FLAGSHIP CR AUTO 2.71% DUE 11-15-2022	**	161,302
FLAGSHIP CR AUTO 2.74% DUE 10-15-2025	**	414,115
FLAGSHIP CR AUTO 2.83% DUE 10-16-2023	**	543,978
FLAGSHIP CR AUTO 2.96000003815% DUE 07-15-2023	**	178,278
FLAGSHIP CR AUTO 3.59% DUE 12-16-2024	**	1,749,095
FLAGSHIP CR AUTO 3.61999988556% DUE 07-15-2023	**	163,659
FLAGSTAR BANCORP INC COM PAR$.001	**	384,897
FLAGSTAR MTG TR 2018-2 MTG SER 2018-2 CLS A4 VAR 04-25-2048	**	2,139,457
FLEX LTD COM USD0.01	**	2,511,554
FLEXION THERAPEUTICS INC COM	**	134,972
FLEXSTEEL INDS INC COM	**	49,308
FLOOR & DECOR HLDGS INC CL A CL A	**	1,802,590
FLORIDA PWR & LT CO NT FLTG RATE DUE 07-28-2023/01-28-2021 REG	**	10,465,598
FLORIDA ST BRD ADMIN FIN CORP REV 1.258%07-01-2025	**	7,798,666
FLOW TRADERS NV EUR0.10	**	45,127
FLOWERS FOODS INC COM	**	108,081
FLUENT INC COM	**	67,803
FLUIDIGM CORP DEL COM STK	**	24,186
FLUOR CORP NEW COM	**	695,190
FLUSHING FINL CORP COM	**	76,844
FMC CORP 3.45% DUE 10-01-2029	**	3,164,845
FMR BROS CO DEL	**	28,342
FNMA .25% 07-10-2023 REG	**	24,157,550
FNMA . POOL #AO6482 ADJ RT DUE 07-01-2042 BEO	**	28,305
FNMA .55% DUE 08-19-2025/08-19-2022 REG	**	23,938,772
FNMA .625% DUE 08-28-2025	**	8,454,447
FNMA .75 05-27-2025/05-27-2021	**	3,404,597
FNMA .75% 11-25-2050	**	6,702,885
FNMA 0.5% DUE 06-17-2025 REG	**	3,000,834
FNMA 0.87% DUE 08-05-2030	**	1,349,409
FNMA 2% 02-25-2049	**	3,836,627
FNMA 2% CMO 25/08/2040 USD'PB' 2 08-25-2040	**	354,939
FNMA 2.0% DUE 02-25-2043 REG	**	644,876
FNMA 2.0% SRS 20- 47 CL GZ DUE 07-25-2050 REG	**	818,217
FNMA 2.375% 01-19-2023	**	2,787,060
FNMA 2.5 02-05-2024	**	4,867,985
FNMA 2.61% DUE 10-25-2028 REG	**	16,065,957
FNMA 2004-W1 CL-2A1 6.5% DUE 12-25-2043	**	105,456
FNMA 2011-74 CL QM 4.5 11-25-2040	**	3,338,852
FNMA 2019-M23 CL 3A3 VAR RT DUE 10-25-2031	**	1,186,692
FNMA 3% 06-01-2050	**	1,126,636
FNMA 3% 06-01-2050	**	2,593,741

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA 3% 07-01-2050	**	105,655
FNMA 3% 11-25-2044	**	4,186,332
FNMA 4.5% 01/04/2048 POOL #CA1565 4.5% DUE 04-01-2048 BEO	**	486,458
FNMA 4.5% DUE 03-25-2037 BEO	**	1,700,820
FNMA 4.5% MBS 01/04/2049 USD'BN5404F' POOL #BN5404 4.5% DUE 04-01-2049 BEO	**	1,099,274
FNMA 4.5% MBS 01/10/2048 USD'CA2482F' POOL #CA2482 4.5% DUE 10-01-2048 BEO	**	1,744,912
FNMA 5% MBS 01/08/2048 USD'CA2251F' POOL#CA2251 5% DUE 08-01-2048 BEO	**	400,260
FNMA AR9203 3.5 DUE 03-01-2043	**	983,034
FNMA BOND 1.625% 01-07-2025	**	974,736
FNMA CMO SER 2002-86 CL PG 6 09-25-2032 BEO	**	109,089
FNMA DTD 11/03/2000 6.625 11-15-2030	**	3,891,295
FNMA FANNIE MAE 2.125 04-24-2026	**	326,850
FNMA FLTG RT SER 19-14 CL FA 04-25-2049 REG	**	18,425,164
FNMA FN BF0145 POOL #BF0145 3.5% DUE 03-01-2057 REG	**	8,919,421
FNMA FNMA 11-25-2046	**	1,499,768
FNMA FNMA 2.25% DUE 11-25-2040 BEO 2.25 11-25-2040	**	341,341
FNMA FNMA 3.726 06-25-2021	**	853,137
FNMA FNR 2011-75 ME 3 08-25-2026	**	450,727
FNMA FR CMO 25/02/2037 USD1000'DF' 2007-4 02-25-2037	**	395,370
FNMA FR CMO 25/10/2037 USD1000 A7 10-25-2037	**	21,772
FNMA MULTICLASS SER 2018-M7 CL A1 VAR RT 03-25-2028 REG	**	5,967,446
FNMA POOL CA2652 5.0% 11-01-2048	**	4,214,565
FNMA POOL # BN7652 3.0% 07-01-2049	**	5,821,944
FNMA POOL #190353 5% 08-01-2034 BEO	**	5,020
FNMA POOL #190357 5% 03-01-2035 BEO	**	3,904
FNMA POOL #190360 5% 08-01-2035 BEO	**	3,014
FNMA POOL #190377 5% 11-01-2036 BEO	**	126,786
FNMA POOL #190533 7% 01-01-2024 BEO	**	565
FNMA POOL #242136 7% 10-01-2023 BEO	**	181
FNMA POOL #245442 7.0 GTD MTG PASS THRU CTF DUE 11-01-2023 REG	**	1,146
FNMA POOL #253947 8% DUE 08-01-2031 REG	**	24,536
FNMA POOL #254223 7.5% DUE 02-01-2032 REG	**	276
FNMA POOL #254793 5% 07-01-2033 BEO	**	97,318
FNMA POOL #256901 6.5% 09-01-2037 BEO	**	3,471
FNMA POOL #256937 6.5% 10-01-2037 BEO	**	4,448
FNMA POOL #257239 5.5% 06-01-2028 BEO	**	59,267
FNMA POOL #267989 7.0 GTD MTG PASS THRU CTF DUE 02-01-2024 REG	**	1,163
FNMA POOL #274621 7% 03-01-2024 BEO	**	553
FNMA POOL #312206 2.47% 06-01-2025 BEO	**	22,434
FNMA POOL #313947 7% 01-01-2028 BEO	**	684
FNMA POOL #330089 8% 04-01-2025 BEO	**	9,420
FNMA POOL #330126 3.725% 08-01-2025 BEO	**	15,078
FNMA POOL #331427 ADJ RT DUE 11-01-2025 REG	**	5,811
FNMA POOL #347547 ADJ RT DUE 08-01-2026 BEO	**	122
FNMA POOL #347633 2.5% 07-01-2026 BEO	**	8,371
FNMA POOL #362968 ADJ RT DUE 01-01-2026 REG	**	22,864
FNMA POOL #369996 7.5% DUE 01-01-2027 REG	**	2,260
FNMA POOL #371073 7.5% 02-01-2027 BEO	**	4,724

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA POOL #396439 7.5% 11-01-2027 BEO	**	5,705
FNMA POOL #397256 7.5% 10-01-2027 BEO	**	291
FNMA POOL #398754 7.5% 09-01-2027 BEO	**	3,864
FNMA POOL #401788 7.5 GTD MTG PASS THRU CTF DUE 10-01-2027 REG	**	380
FNMA POOL #479545 7% DUE 08-01-2029 REG	**	454
FNMA POOL #503573 7% DUE 10-01-2029 REG	**	1,982
FNMA POOL #50402 9% 02-01-2021 BEO	**	6
FNMA POOL #50415 9.00 GTD MTG PASS THRU CTF DUE 03-01-2021 REG	**	3
FNMA POOL #507521 7% 08-01-2029 BEO	**	3,685
FNMA POOL #50795 7% 09-01-2023 BEO	**	300
FNMA POOL #509436 7% DUE 10-01-2029 REG	**	6,269
FNMA POOL #50947 7% 12-01-2023 BEO	**	4,756
FNMA POOL #50966 7% 01-01-2024 BEO	**	1,661
FNMA POOL #509662 7% DUE 08-01-2029 REG	**	373
FNMA POOL #50993 7% DUE 02-01-2024 REG	**	1,176
FNMA POOL #511384 7% 09-01-2029 BEO	**	818
FNMA POOL #515518 7% DUE 10-01-2029 REG	**	2,810
FNMA POOL #523486 8% DUE 08-01-2030 REG	**	827
FNMA POOL #534194 8% DUE 04-01-2030 REG	**	2,473
FNMA POOL #545204 ADJ RT DUE 05-01-2036 REG	**	13,831
FNMA POOL #545278 7.5% DUE 11-01-2031 REG	**	41,750
FNMA POOL #554482 7.5% 10-01-2030 BEO	**	47,572
FNMA POOL #555743 5% 09-01-2033 BEO	**	118,511
FNMA POOL #569972 7.5% DUE 03-01-2031 REG	**	12,915
FNMA POOL #593848 8% 07-01-2031 BEO	**	17,544
FNMA POOL #602065 7% DUE 09-01-2031 REG	**	45,061
FNMA POOL #604576 6.5% 09-01-2021 BEO	**	658
FNMA POOL #60680 ADJ RT DUE 02-01-2028 REG	**	7,027
FNMA POOL #609504 7% DUE 10-01-2031 REG	**	84,327
FNMA POOL #725162 6% 02-01-2034 BEO	**	29,496
FNMA POOL #725229 6% 03-01-2034 BEO	**	78,809
FNMA POOL #725946 5.5% 11-01-2034 BEO	**	67,155
FNMA POOL #735061 6% 11-01-2034 BEO	**	738,736
FNMA POOL #735382 5% 04-01-2035 BEO	**	507,964
FNMA POOL #735500 5.5% 05-01-2035 BEO	**	713,527
FNMA POOL #735501 6% 05-01-2035 BEO	**	173,006
FNMA POOL #735503 6% 04-01-2035 BEO	**	207,703
FNMA POOL #735561 FLTG DUE 04-01-2034	**	37,059
FNMA POOL #735580 5% 06-01-2035 BEO	**	236,095
FNMA POOL #735676 5% 07-01-2035 BEO	**	159,934
FNMA POOL #735893 5% 10-01-2035 BEO	**	67,491
FNMA POOL #735989 5.5% 02-01-2035 BEO	**	1,019,524
FNMA POOL #745000 6% 10-01-2035 BEO	**	45,776
FNMA POOL #745140 5% 11-01-2035 BEO	**	949,272
FNMA POOL #745327 6% DUE 03-01-2036 REG	**	101,603
FNMA POOL #745412 5.5% 12-01-2035 BEO	**	520,919
FNMA POOL #745885 6% 10-01-2036 BEO	**	320,319
FNMA POOL #745948 6.5% DUE 10-01-2036 BEO	**	35,958

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA POOL #745959 5.5% 11-01-2036 BEO	**	232,725
FNMA POOL #811569 6% 06-01-2021 BEO	**	64
FNMA POOL #813599 ADJ RT DUE 01-01-2036 BEO	**	105,498
FNMA POOL #825480 FLTG RT 06-01-2035	**	19,564
FNMA POOL #831561 6.5% 05-01-2036 BEO	**	20,572
FNMA POOL #833600 6.5% DUE 11-01-2035 REG	**	9,279
FNMA POOL #836464 ADJ RT DUE 10-01-2035 BEO	**	39,898
FNMA POOL #836852 ADJ RT DUE 10-01-2035 BEO	**	195,366
FNMA POOL #843823 ADJ RT DUE 11-01-2035 BEO	**	192,682
FNMA POOL #843997 2.488% 11-01-2035 BEO	**	77,579
FNMA POOL #844052 4.065 11-01-2035 BEO	**	6,811
FNMA POOL #844148 2.524% 11-01-2035 BEO	**	9,805
FNMA POOL #844237 ADJ RT DUE 11-01-2035 BEO	**	6,242
FNMA POOL #844789 2.511% 11-01-2035 BEO	**	7,523
FNMA POOL #866888 ADJ RT DUE 01-01-2036 BEO	**	47,677
FNMA POOL #872021 6% 06-01-2021 BEO	**	1,323
FNMA POOL #879067 ADJ RT DUE 04-01-2036 BEO	**	570,338
FNMA POOL #880870 6.5% 03-01-2036 BEO	**	12,517
FNMA POOL #884729 3.81% 08-01-2036 BEO	**	16,321
FNMA POOL #884773 ADJ RT DUE 10-01-2036 BEO	**	66,965
FNMA POOL #888365 6% 04-01-2022 BEO	**	1,435
FNMA POOL #888560 6 11-01-2035 BEO	**	387,850
FNMA POOL #888637 6% 09-01-2037 BEO	**	53,897
FNMA POOL #888832 6.5% 11-01-2037 BEO	**	15,474
FNMA POOL #888890 6.5% DUE 10-01-2037 BEO	**	101,322
FNMA POOL #888893 5.5% 08-01-2037 BEO	**	23,367
FNMA POOL #889072 6.5% 12-01-2037 BEO	**	112,127
FNMA POOL #889117 5% 10-01-2035 BEO	**	330,166
FNMA POOL #889190 6% 03-01-2038 BEO	**	48,791
FNMA POOL #889579 6% DUE 05-01-2038 REG	**	705,305
FNMA POOL #890116 7% 02-01-2023 BEO	**	35,190
FNMA POOL #890236 4.5% 08-01-2040 BEO	**	50,872
FNMA POOL #890248 6% 08-01-2037 BEO	**	844,294
FNMA POOL #890268 6.5% 10-01-2038 BEO	**	161,373
FNMA POOL #890594 3% 01-01-2029 BEO	**	286,540
FNMA POOL #890604 4.5% 10-01-2044 BEO	**	1,683,538
FNMA POOL #890843 3% 09-01-2047 BEO	**	6,284,412
FNMA POOL #890876 3.5% 02-01-2049 BEO	**	365,576
FNMA POOL #891654 6.5% DUE 06-01-2036 REG	**	97,526
FNMA POOL #902425 ADJ RT DUE 11-01-2036	**	21,245
FNMA POOL #903261 6% 10-01-2036 BEO	**	27,901
FNMA POOL #906666 6.5% 12-01-2036 BEO	**	5,017
FNMA POOL #908172 6.5% DUE 01-01-2037 REG	**	555
FNMA POOL #914875 6.5% DUE 04-01-2037 REG	**	182,144
FNMA POOL #918653 6% 06-01-2037 BEO	**	16,737
FNMA POOL #924874 7% 10-01-2037 BEO	**	9,292
FNMA POOL #928746 6.5% DUE 09-01-2037 REG	**	5,611
FNMA POOL #928938 7% 12-01-2037 BEO	**	39,194

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA POOL #929298 5% 03-01-2038 BEO	**	123,375
FNMA POOL #931307 4.5% 06-01-2039 BEO	**	234,609
FNMA POOL #931991 4.5% 09-01-2039 BEO	**	387,242
FNMA POOL #932058 4.5% 10-01-2039 BEO	**	252,768
FNMA POOL #932426 4.5% 01-01-2040 BEO	**	752,047
FNMA POOL #932495 4.5% 02-01-2040 BEO	**	77,422
FNMA POOL #932669 4.5% 03-01-2040 BEO	**	5,918
FNMA POOL #932850 4% 12-01-2040 BEO	**	149,525
FNMA POOL #933409 5% 03-01-2038 BEO	**	92,044
FNMA POOL #933638 ADJ RT DUE 08-01-2038 BEO	**	30,801
FNMA POOL #934648 7% DUE 11-01-2038 BEO	**	104,599
FNMA POOL #942798 6.5% DUE 08-01-2037 REG	**	35,056
FNMA POOL #943699 6.5% DUE 08-01-2037 REG	**	72,396
FNMA POOL #946065 6.5% 09-01-2037 BEO	**	17,297
FNMA POOL #948849 6% 08-01-2037 BEO	**	300,478
FNMA POOL #955183 7% 11-01-2037 BEO	**	64,756
FNMA POOL #955762 6.5% 10-01-2037 BEO	**	3,679
FNMA POOL #962062 5% 03-01-2038 BEO	**	178,998
FNMA POOL #962444 5% DUE 04-01-2038 BEO	**	129,467
FNMA POOL #968066 6% 10-01-2022 BEO	**	8,287
FNMA POOL #968252 7% 02-01-2038 BEO	**	12,249
FNMA POOL #971053 4.5% 02-01-2039 BEO	**	34,562
FNMA POOL #972242 6.5% 03-01-2038 BEO	**	1,534
FNMA POOL #972571 5% 03-01-2038 BEO	**	16,023
FNMA POOL #972572 5% DUE 03-01-2038 REG	**	2,292
FNMA POOL #973161 6.5% 02-01-2038 BEO	**	55,277
FNMA POOL #974156 7% 02-01-2038 BEO	**	18,936
FNMA POOL #975184 5% 03-01-2038 BEO	**	101,210
FNMA POOL #975441 5% DUE 03-01-2038 REG	**	58,117
FNMA POOL #979973 5% 09-01-2036 BEO	**	7,791
FNMA POOL #985626 6% 04-01-2033 BEO	**	224,898
FNMA POOL #987325 ADJ RT DUE 09-01-2038 BEO	**	163,205
FNMA POOL #991549 7% 11-01-2038 BEO	**	40,884
FNMA POOL #992249 7% 11-01-2038 BEO	**	8,410
FNMA POOL #992262 5% 01-01-2039 BEO	**	12,649
FNMA POOL #995072 5.5% 08-01-2038 BEO	**	185,019
FNMA POOL #995149 6.5% 10-01-2038 BEO	**	109,983
FNMA POOL #995381 6% 01-01-2024 BEO	**	21,786
FNMA POOL #995899 6% 02-01-2038 BEO	**	81,596
FNMA POOL #AA0472 4% 03-01-2039 BEO	**	82,172
FNMA POOL #AA2700 5% 01-01-2039 BEO	**	3,335
FNMA POOL #AB1228 5% 07-01-2040 BEO	**	26,234
FNMA POOL #AB3701 4.5% 10-01-2041 BEO	**	578,382
FNMA POOL #AB4058 4% 12-01-2041 BEO	**	387,094
FNMA POOL #AB4590 3.5% DUE 03-01-2042 BEO	**	551,994
FNMA POOL #AB4689 3.5% 03-01-2042 BEO	**	663,674
FNMA POOL #AB4941 3.5% 04-01-2042 BEO	**	1,885,929
FNMA POOL #AB5236 3% 05-01-2027 BEO	**	219,714

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA POOL #AB5546 3.5% DUE 06-01-2042 BEO	**	653,435
FNMA POOL #AB5593 3.5% 07-01-2042 BEO	**	332,244
FNMA POOL #AB6136 2.5% 09-01-2027 BEO	**	835,012
FNMA POOL #AB6229 3.5% 09-01-2042 BEO	**	1,537,912
FNMA POOL #AB6238 3.5% 09-01-2042 BEO	**	359,578
FNMA POOL #AB6390 3% 10-01-2042 BEO	**	250,082
FNMA POOL #AB6694 3% 10-01-2042 BEO	**	386,721
FNMA POOL #AB6832 3.5% 11-01-2042 BEO	**	1,281,876
FNMA POOL #AB7272 3 12-01-2042 REG	**	891,026
FNMA POOL #AB7410 3% 12-01-2042 BEO	**	1,894,548
FNMA POOL #AB7426 3% 12-01-2042 BEO	**	655,075
FNMA POOL #AB7568 3% 01-01-2043 BEO	**	1,028,415
FNMA POOL #AB7570 3% 01-01-2043 BEO	**	1,616,952
FNMA POOL #AB7716 2.5% 01-01-2028 BEO	**	139,042
FNMA POOL #AB7741 3% 01-01-2043 BEO	**	1,206,578
FNMA POOL #AB8925 3% DUE 04-01-2043 BEO	**	72,000
FNMA POOL #AB9347 3% 05-01-2043 BEO	**	1,482,271
FNMA POOL #AB9361 3.5% DUE 05-01-2043 BEO	**	417,811
FNMA POOL #AB9461 3% 05-01-2043 BEO	**	1,492,550
FNMA POOL #AB9516 2.5% 05-01-2028 BEO	**	146,573
FNMA POOL #AB9615 4% 06-01-2033 BEO	**	140,956
FNMA POOL #AB9663 3% 06-01-2043 BEO	**	177,800
FNMA POOL #AB9825 2.5% 07-01-2028 BEO	**	55,893
FNMA POOL #AB9980 3.5% 07-01-2043 BEO	**	404,420
FNMA POOL #AC1889 4% 09-01-2039 BEO	**	206,992
FNMA POOL #AC2953 4.5% 09-01-2039 BEO	**	75,050
FNMA POOL #AC3237 5% 10-01-2039 BEO	**	101,123
FNMA POOL #AC3237 5% 10-01-2039 BEO	**	685,880
FNMA POOL #AC9526 5.5% DUE 01-01-2040 BEO	**	521,631
FNMA POOL #AD0121 4.5% 09-01-2029 BEO	**	741,454
FNMA POOL #AD0217 6% 08-01-2037 BEO	**	52,937
FNMA POOL #AD0249 5.5% 04-01-2037 BEO	**	314,838
FNMA POOL #AD0296 FLTG 12-01-2036	**	73,029
FNMA POOL #AD0329 6.5 DUE 09-01-2028 BEO	**	36,468
FNMA POOL #AD0452 6% 04-01-2021 BEO	**	34
FNMA POOL #AD0471 5.5% 01-01-2024 BEO	**	19,635
FNMA POOL #AD0752 7% 01-01-2039 BEO	**	60,318
FNMA POOL #AD0979 7.5% 10-01-2035 BEO	**	82,128
FNMA POOL #AD4178 4.5% 06-01-2040 BEO	**	737,481
FNMA POOL #AD6510 5% 05-01-2040 BEO	**	17,989
FNMA POOL #AD9143 4.5% 08-01-2040 BEO	**	19,665
FNMA POOL #AD9153 4.5% 08-01-2040 BEO	**	146,210
FNMA POOL #AD9713 5% 08-01-2040 BEO	**	82,787
FNMA POOL #AE0081 6% 07-01-2024 BEO	**	40,314
FNMA POOL #AE0113 4% 07-01-2040 BEO	**	259,756
FNMA POOL #AE0478 4% 11-01-2040 BEO	**	4,047
FNMA POOL #AE0521 6% 08-01-2037 BEO	**	339,321
FNMA POOL #AE0654 2.266% DUE 12-01-2040 BEO	**	1,420,440

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA POOL #AE0758 7% 02-01-2039 BEO	**	440,350
FNMA POOL #AE0967 3.5% 06-01-2039 BEO	**	561,848
FNMA POOL #AE1807 4% 10-01-2040 BEO	**	6,620
FNMA POOL #AE1840 5% 08-01-2040 BEO	**	27,167
FNMA POOL #AE1862 5% 08-01-2040 BEO	**	114,920
FNMA POOL #AE4456 4% 02-01-2041 BEO	**	56,863
FNMA POOL #AE4664 4% 10-01-2040 BEO	**	67,109
FNMA POOL #AE6090 4% 10-01-2040 BEO	**	206,837
FNMA POOL #AE6191 4% 11-01-2040 BEO	**	19,683
FNMA POOL #AE7314 4% 11-01-2040 BEO	**	1,549
FNMA POOL #AE8446 4% 11-01-2040 BEO	**	2,355
FNMA POOL #AE9387 4% 12-01-2040 BEO	**	1,255
FNMA POOL #AH2683 4% 01-01-2041 BEO	**	888,603
FNMA POOL #AL8558 6% 07-01-2041 BEO	**	243,075
FNMA POOL #AM2674 2.61% DUE 03-01-2023 BEO	**	626,384
FNMA POOL #AM4066 3.59% 08-01-2023 BEO	**	965,441
FNMA POOL #AM4764 3.44% DUE 11-01-2023 BEO	**	637,301
FNMA POOL #AM5473 3.76% 03-01-2024 BEO	**	953,114
FNMA POOL #AM5612 3.42% DUE 05-01-2024 REG	**	812,145
FNMA POOL #AM7514 3.07% DUE 02-01-2025 BEO	**	1,249,516
FNMA POOL #AN0360 3.95% DUE 12-01-2045 BEO	**	5,300,430
FNMA POOL #AN2309 2.21% 07-01-2026	**	735,648
FNMA POOL #AN2670 2.305% DUE 11-01-2026 BEO	**	371,547
FNMA POOL #AN2689 2.2% 10-01-2026	**	1,029,148
FNMA POOL #AN4000 3% DUE 12-01-2026 BEO	**	1,059,300
FNMA POOL #AN4439 2.93% DUE 01-01-2027 BEO	**	382,231
FNMA POOL #AN7895 3.55% DUE 12-01-2027 BEO	**	4,634,891
FNMA POOL #AN7904 3.44% 12-01-2027	**	3,582,948
FNMA POOL #AN9686 3.52% DUE 06-01-2028 BEO	**	2,311,763
FNMA POOL #AN9976 3.96% DUE 02-01-2030 BEO	**	2,537,261
FNMA POOL #AO0454 3.5% 08-01-2042 BEO	**	438,275
FNMA POOL #AO0527 3% 05-01-2027 BEO	**	199,351
FNMA POOL #AO2801 3% DUE 06-01-2027 BEO	**	997,177
FNMA POOL #AO2802 3% 06-01-2027 BEO	**	1,277,458
FNMA POOL #AO4135 3.5% 06-01-2042 BEO	**	1,006,642
FNMA POOL #AO4688 3% DUE 07-01-2043 BEO	**	1,704,557
FNMA POOL #AO6757 4% 06-01-2042 BEO	**	204,743
FNMA POOL #AO7348 4% 08-01-2042 BEO	**	271,874
FNMA POOL #AP0006 ADJ RT DUE 07-01-2042 BEO	**	55,502
FNMA POOL #AP0645 3.5% 07-01-2032 BEO	**	51,557
FNMA POOL #AP2611 3.5% 09-01-2042 BEO	**	288,066
FNMA POOL #AP3308 3.5% 09-01-2042 BEO	**	331,350
FNMA POOL #AP3902 3% 10-01-2042 BEO	**	320,347
FNMA POOL #AP4710 3.5% 08-01-2042 BEO	**	646,070
FNMA POOL #AP5143 3% 09-01-2042 BEO	**	368,930
FNMA POOL #AP6027 3% 04-01-2043 BEO	**	385,326
FNMA POOL #AP6032 3% 04-01-2043 BEO	**	409,419
FNMA POOL #AP6053 2.5% 07-01-2028 BEO	**	92,387

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA POOL #AP6054 3% 07-01-2043 BEO	**	37,379
FNMA POOL #AP7126 2.5% 10-01-2027 BEO	**	226,411
FNMA POOL #AP8057 3.5% 09-01-2042 BEO	**	432,812
FNMA POOL #AP8903 3.5% 10-01-2042 BEO	**	365,604
FNMA POOL #AP9539 3% DUE 10-01-2042 BEO	**	202,710
FNMA POOL #AP9766 4% 10-01-2042 BEO	**	904,378
FNMA POOL #AQ0556 3% 11-01-2042 BEO	**	1,406,407
FNMA POOL #AQ1534 3.5% 10-01-2032 BEO	**	182,199
FNMA POOL #AQ1607 3.5% 11-01-2032 BEO	**	137,625
FNMA POOL #AQ1802 3.5% 10-01-2042 BEO	**	185,601
FNMA POOL #AQ7192 3% DUE 07-01-2043 REG	**	64,837
FNMA POOL #AQ8359 3% 01-01-2043 BEO	**	456,042
FNMA POOL #AR2638 3.5% 02-01-2043 BEO	**	455,194
FNMA POOL #AR3368 2.5% DUE 02-01-2028 REG	**	121,745
FNMA POOL #AR4343 3% 06-01-2043 BEO	**	236,840
FNMA POOL #AR4473 2.5% 03-01-2028 BEO	**	792,483
FNMA POOL #AR7214 3% DUE 06-01-2043 REG	**	1,517,401
FNMA POOL #AR7399 3% 06-01-2043 BEO	**	98,369
FNMA POOL #AR7961 3.5% DUE 03-01-2033 REG	**	171,353
FNMA POOL #AR8749 3% 03-01-2043 BEO	**	1,529,985
FNMA POOL #AR9215 3% DUE 03-01-2043 REG	**	1,178,880
FNMA POOL #AS0047 2.5% 07-01-2028 BEO	**	370,334
FNMA POOL #AS0070 4% DUE 08-01-2043 REG	**	360,575
FNMA POOL #AS0302 3% 08-01-2043 BEO	**	85,579
FNMA POOL #AS0522 3.5% 09-01-2043 BEO	**	157,995
FNMA POOL #AS0838 5% 10-01-2043 BEO	**	117,959
FNMA POOL #AS1364 3% 12-01-2043 BEO	**	76,537
FNMA POOL #AS1745 3% 02-01-2029 BEO	**	1,233,666
FNMA POOL #AS1774 4% 02-01-2044 BEO	**	90,555
FNMA POOL #AS2117 4.0% 04-01-2044	**	5,600
FNMA POOL #AS2369 3.5% 05-01-2029 BEO	**	835,200
FNMA POOL #AS3282 3% 10-01-2043 BEO	**	112,510
FNMA POOL #AS3293 4% 09-01-2044 BEO	**	557,502
FNMA POOL #AS4271 4.5% 01-01-2045 BEO	**	182,451
FNMA POOL #AS4302 4% 01-01-2045 BEO	**	626,239
FNMA POOL #AS4354 4.5% 01-01-2045 BEO	**	1,419,191
FNMA POOL #AS4427 4.5% 02-01-2045 BEO	**	1,189,638
FNMA POOL #AS4431 4.5% 02-01-2045 BEO	**	707,446
FNMA POOL #AS5068 3.5% 06-01-2045 BEO	**	84,384
FNMA POOL #AS5103 3% 06-01-2030 BEO	**	1,180,833
FNMA POOL #AS5133 3.5% 06-01-2045 BEO	**	1,648,081
FNMA POOL #AS5598 4% 08-01-2045 BEO	**	995,651
FNMA POOL #AS5722 3.5% 09-01-2045 BEO	**	8,115,432
FNMA POOL #AS6065 3.5% 10-01-2045 BEO	**	210,876
FNMA POOL #AS6067 3.5% 10-01-2045 BEO	**	10,038,428
FNMA POOL #AS6286 4% 12-01-2045 BEO	**	1,579,613
FNMA POOL #AS6304 4% DUE 12-01-2045 BEO	**	2,316,483
FNMA POOL #AS6315 4% 12-01-2045 BEO	**	87,190

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA POOL #AS6328 3.5% 12-01-2045 BEO	**	2,441,604
FNMA POOL #AS6386 3% 12-01-2045 BEO	**	216,299
FNMA POOL #AS6395 3.5% 12-01-2045 BEO	**	117,345
FNMA POOL #AS6452 3.5% 01-01-2046 BEO	**	412,401
FNMA POOL #AS6489 4% DUE 01-01-2046 BEO	**	1,445,580
FNMA POOL #AS6534 3.5% 01-01-2046 BEO	**	3,960,363
FNMA POOL #AS7125 2.5% 05-01-2046 BEO	**	790,777
FNMA POOL #AS7155 3% 05-01-2046 BEO	**	632,623
FNMA POOL #AS7530 2.5% 07-01-2046 BEO	**	1,252,707
FNMA POOL #AS7533 3% 07-01-2046 BEO	**	2,690,748
FNMA POOL #AS7693 2% DUE 08-01-2031 BEO	**	1,327,740
FNMA POOL #AS7738 3% 08-01-2046 BEO	**	1,985,822
FNMA POOL #AS7844 3% 09-01-2046 BEO	**	1,320,338
FNMA POOL #AS7877 2.5% 09-01-2046 BEO	**	1,408,200
FNMA POOL #AS8143 4% 10-01-2046 BEO	**	189,097
FNMA POOL #AS8249 3% 11-01-2036 BEO	**	2,093,999
FNMA POOL #AS8269 3% 11-01-2046 BEO	**	10,055,218
FNMA POOL #AS8386 2.5% 11-01-2031 BEO	**	766,868
FNMA POOL #AS8980 4.5% 03-01-2047 BEO	**	1,946,726
FNMA POOL #AS9453 4% 04-01-2047 BEO	**	3,863,101
FNMA POOL #AS9588 4% 05-01-2047 BEO	**	4,008,816
FNMA POOL #AS9610 4.5% 05-01-2047 BEO	**	6,272,681
FNMA POOL #AT0874 POOL #AT0874 3% DUE 07-01-2043 REG	**	76,967
FNMA POOL #AT1572 3% DUE 05-01-2043 REG	**	1,534,045
FNMA POOL #AT2005 2.5% 04-01-2028 BEO	**	625,729
FNMA POOL #AT2043 3% DUE 04-01-2043 REG	**	50,575
FNMA POOL #AT2722 3% DUE 05-01-2043 REG	**	727,840
FNMA POOL #AT2725 3% 05-01-2043 BEO	**	7,983,413
FNMA POOL #AT2894 2.5% DUE 05-01-2028 REG	**	154,858
FNMA POOL #AT3179 3% 05-01-2043 BEO	**	400,778
FNMA POOL #AT3487 3.5% DUE 04-01-2043 REG	**	1,309,559
FNMA POOL #AT5690 3% 06-01-2043 BEO	**	44,457
FNMA POOL #AT5803 3% 06-01-2043 BEO	**	60,497
FNMA POOL #AT5907 4% 06-01-2043 BEO	**	759,771
FNMA POOL #AT5915 4 DUE 06-01-2043 REG	**	264,971
FNMA POOL #AT5994 3% 05-01-2043 BEO	**	153,416
FNMA POOL #AT6764 3% 07-01-2043 BEO	**	31,822
FNMA POOL #AT7213 2.5% DUE 06-01-2028 BEO	**	56,482
FNMA POOL #AT7620 3% DUE 06-01-2043 REG	**	1,278,307
FNMA POOL #AT8000 3% 06-01-2043 BEO	**	91,049
FNMA POOL #AT8326 3% DUE 06-01-2043 BEO	**	1,531,053
FNMA POOL #AT8419 3 DUE 06-01-2043 REG	**	218,388
FNMA POOL #AT8489 3% DUE 08-01-2043 REG	**	1,957,704
FNMA POOL #AT8968 2.5% 07-01-2028 BEO	**	49,732
FNMA POOL #AT9250 3% 07-01-2043 BEO	**	1,163,152
FNMA POOL #AT9311 FIXED 2.5% 07-01-2028 BEO	**	95,761
FNMA POOL #AT9521 2.5% 07-01-2028 BEO	**	177,170
FNMA POOL #AU0317 3% 06-01-2043 BEO	**	139,879

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA POOL #AU0909 2% 07-01-2028 BEO	**	288,533
FNMA POOL #AU0923 3.5% 07-01-2043 BEO	**	461,029
FNMA POOL #AU1629 3% DUE 07-01-2043 REG	**	118,178
FNMA POOL #AU1632 3% DUE 07-01-2043 REG	**	3,008,040
FNMA POOL #AU1811 2.5% 08-01-2028 BEO	**	95,122
FNMA POOL #AU2032 3% 07-01-2043 BEO	**	126,348
FNMA POOL #AU2909 3% 08-01-2028 BEO	**	723,327
FNMA POOL #AU3034 2.5% 08-01-2028 BEO	**	36,198
FNMA POOL #AU3176 3% DUE 08-01-2043 REG	**	125,480
FNMA POOL #AU3191 2.5% DUE 08-01-2028 REG	**	205,436
FNMA POOL #AU3195 3% 08-01-2043 BEO	**	113,166
FNMA POOL #AU3334 2.5% DUE 07-01-2028 REG	**	187,773
FNMA POOL #AU3789 2.5% DUE 08-01-2028 REG	**	116,957
FNMA POOL #AU3811 3% DUE 08-01-2043 REG	**	83,498
FNMA POOL #AU4585 3% 08-01-2043 BEO	**	61,403
FNMA POOL #AU5161 3 DUE 08-01-2043 REG	**	2,078,431
FNMA POOL #AU5190 2.5% 08-01-2028 BEO	**	144,639
FNMA POOL #AU5202 3% 08-01-2043 BEO	**	86,734
FNMA POOL #AU5904 3.5% 09-01-2033 BEO	**	378,997
FNMA POOL #AU8066 3% 09-01-2043 BEO	**	103,687
FNMA POOL #AV0702 4% 12-01-2043 BEO	**	222,115
FNMA POOL #AV0802 2.5% 08-01-2028 BEO	**	26,369
FNMA POOL #AV2425 4% 02-01-2045 BEO	**	86,863
FNMA POOL #AV4486 4.5% 01-01-2044 BEO	**	214,990
FNMA POOL #AV4502 4.5% 01-01-2044 BEO	**	128,141
FNMA POOL #AV4736 4% 12-01-2043 BEO	**	135,395
FNMA POOL #AV5425 4.5% 01-01-2044 BEO	**	1,073,114
FNMA POOL #AV5667 4% 01-01-2044 BEO	**	167,924
FNMA POOL #AV5730 4.5% 04-01-2044 BEO	**	550,761
FNMA POOL #AV5731 4.5% 04-01-2044 BEO	**	235,298
FNMA POOL #AV5732 4.5% 04-01-2044 BEO	**	169,022
FNMA POOL #AV5733 4.5% 04-01-2044 BEO	**	124,005
FNMA POOL #AV5734 4.5% 04-01-2044 BEO	**	300,661
FNMA POOL #AV7116 4.5% 03-01-2044 BEO	**	199,308
FNMA POOL #AV8492 4.5% 02-01-2044 BEO	**	366,916
FNMA POOL #AV9290 4.5% 02-01-2044 BEO	**	636,012
FNMA POOL #AW3146 4% 06-01-2044 BEO	**	331,584
FNMA POOL #AW9504 3% 01-01-2045 BEO	**	96,518
FNMA POOL #AX1348 4% 10-01-2044 BEO	**	21,442
FNMA POOL #AX3719 3.5% 07-01-2027 BEO	**	378,928
FNMA POOL #AX4277 3% 01-01-2045 BEO	**	607,446
FNMA POOL #AX4883 3% 12-01-2044 BEO	**	1,815,014
FNMA POOL #AX6579 3% 01-01-2045 BEO	**	98,816
FNMA POOL #AX7578 3% 01-01-2045 BEO	**	96,329
FNMA POOL #AY1022 3% 05-01-2045 BEO	**	990,037
FNMA POOL #AY1363 4% 04-01-2045 BEO	**	342,884
FNMA POOL #AY1377 4% DUE 04-01-2045 REG	**	391,334
FNMA POOL #AY3913 3.5% 02-01-2045 BEO	**	339,177

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA POOL #AY4869 4% 06-01-2045 BEO	**	498,025
FNMA POOL #AY5484 4% 12-01-2044 BEO	**	6,251
FNMA POOL #AY6181 3.5% 04-01-2045 BEO	**	451,040
FNMA POOL #AY9434 4% 12-01-2045 BEO	**	112,250
FNMA POOL #AZ0711 3.5% 02-01-2046 BEO	**	60,228
FNMA POOL #AZ3743 3.5% 11-01-2045 BEO	**	1,270,141
FNMA POOL #AZ3926 4% 10-01-2045 BEO	**	9,230
FNMA POOL #AZ4234 3% 06-01-2030 BEO	**	2,662,396
FNMA POOL #AZ4775 3.5% 10-01-2045 BEO	**	5,312,909
FNMA POOL #AZ5713 4% 09-01-2045 BEO	**	779,553
FNMA POOL #AZ7353 3.5% 11-01-2045 BEO	**	458,572
FNMA POOL #B00968 4% DUE 06-01-2049	**	213,162
FNMA POOL #BA3779 4% 01-01-2046 BEO	**	9,894
FNMA POOL #BA4750 3.5% 01-01-2031 BEO	**	433,379
FNMA POOL #BA4766 4% 01-01-2046 BEO	**	221,122
FNMA POOL #BA4780 4% 01-01-2046 BEO	**	4,731,886
FNMA POOL #BA4801 4% 02-01-2046 BEO	**	1,006,674
FNMA POOL #BA5330 4% 11-01-2045 BEO	**	22,730
FNMA POOL #BA5827 3% 11-01-2030 BEO	**	446,604
FNMA POOL #BA6018 3% 01-01-2046 BEO	**	20,397
FNMA POOL #BA6555 3% 01-01-2046 BEO	**	33,423
FNMA POOL #BA6798 4% 01-01-2046 BEO	**	259,845
FNMA POOL #BA6824 3% 02-01-2046 BEO	**	337,041
FNMA POOL #BA6924 3% 02-01-2046 BEO	**	37,077
FNMA POOL #BC0884 3% 05-01-2046 BEO	**	1,290,961
FNMA POOL #BC1104 3% 02-01-2046 BEO	**	366,709
FNMA POOL #BC1509 3% 08-01-2046 BEO	**	1,130,612
FNMA POOL #BC2817 3% 09-01-2046 BEO	**	2,300,828
FNMA POOL #BC3020 3% 02-01-2046 BEO	**	656,206
FNMA POOL #BC3883 4% DUE 03-01-2046 BEO	**	759,439
FNMA POOL #BC4411 3.5% 03-01-2031 BEO	**	716,076
FNMA POOL #BC4764 3% 10-01-2046 BEO	**	1,189,495
FNMA POOL #BC9096 3.5% DUE 12-01-2046 REG	**	159,060
FNMA POOL #BD5992 2.5% 07-01-2031 BEO	**	614,023
FNMA POOL #BD8104 3% 10-01-2046 BEO	**	1,749,440
FNMA POOL #BE3776 4.5% 07-01-2047 BEO	**	2,040,820
FNMA POOL #BE9806 4.5% 03-01-2047 BEO	**	579,911
FNMA POOL #BE9838 4.5% 03-01-2047 BEO	**	672,171
FNMA POOL #BE9839 4.5% 04-01-2047 BEO	**	627,806
FNMA POOL #BF0035 4% 04-01-2055 BEO	**	64,909
FNMA POOL #BF0064 4% 09-01-2055 BEO	**	70,098
FNMA POOL #BF0104 4% 02-01-2056 BEO	**	3,748,881
FNMA POOL #BF0133 4% 08-01-2056 BEO	**	12,781,499
FNMA POOL #BF0183 4% 01-01-2057 BEO	**	2,273,361
FNMA POOL #BF0191 4% 06-01-2057 BEO	**	4,313,218
FNMA POOL #BF0222 4.5% 09-01-2057 BEO	**	2,528,011
FNMA POOL #BF0301 4.5% 08-01-2058 BEO	**	3,291,284
FNMA POOL #BF0334 3.5% 01-01-2059 BEO	**	360,871

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA POOL #BH2623 4% DUE 08-01-2047 BEO	**	15,138,411
FNMA POOL #BH4095 4% 10-01-2047 BEO	**	486,691
FNMA POOL #BH4101 3.5% 10-01-2047 BEO	**	2,615,857
FNMA POOL #BH6197 4% 07-01-2047 BEO	**	621,102
FNMA POOL #BH6198 4% 07-01-2047 BEO	**	1,112,600
FNMA POOL #BH6199 4% 07-01-2047 BEO	**	1,185,829
FNMA POOL #BJ0669 3.5% 03-01-2033 BEO	**	1,160,672
FNMA POOL #BJ0685 4% 04-01-2048 BEO	**	708,552
FNMA POOL #BJ1635 3% 11-01-2032 BEO	**	1,478,601
FNMA POOL #BJ2544 3% 12-01-2037 BEO	**	785,532
FNMA POOL #BJ2763 4.5% 05-01-2048 BEO	**	1,808,168
FNMA POOL #BJ5803 4% DUE 03-01-2048 BEO	**	787,485
FNMA POOL #BJ6133 4% 01-01-2048 BEO	**	118,865
FNMA POOL #BJ8078 3.5% 03-01-2048 BEO	**	274,860
FNMA POOL #BJ8703 3.5% 05-01-2049 BEO	**	157,053
FNMA POOL #BJ9249 4.5% 06-01-2048 BEO	**	909,115
FNMA POOL #BK0751 3.5% 03-01-2048 BEO	**	247,795
FNMA POOL #BK5094 5% 05-01-2048 BEO	**	941,943
FNMA POOL #BK5710 4% 04-01-2048 BEO	**	1,258,913
FNMA POOL #BK7603 4.5% 10-01-2048 BEO	**	414,664
FNMA POOL #BK7608 4% 09-01-2048 BEO	**	14,026,286
FNMA POOL #BK7700 4.5% 10-01-2048 BEO	**	2,349,072
FNMA POOL #BK8753 4.5% 06-01-2049 BEO	**	1,022,792
FNMA POOL #BK8814 4.5% 08-01-2048 BEO	**	898,717
FNMA POOL #BK8893 4% 10-01-2048 BEO	**	10,033,227
FNMA POOL #BK9849 4% 09-01-2033 BEO	**	974,133
FNMA POOL #BL2576 3.04% DUE 06-01-2029 BEO	**	1,139,167
FNMA POOL #BL3540 2.79% DUE 08-01-2029 BEO	**	2,929,882
FNMA POOL #BL3975 2.4% 10-01-2031 BEO	**	1,273,950
FNMA POOL #BL5081 2.63% DUE 05-01-2030 BEO	**	2,412,357
FNMA POOL #BL5850 2.26% DUE 04-01-2030 BEO	**	1,393,876
FNMA POOL #BL6028 2.14% DUE 04-01-2030 BEO	**	323,340
FNMA POOL #BL6386 2.02% DUE 08-01-2030 BEO	**	1,767,385
FNMA POOL #BM1565 3% 04-01-2047 BEO	**	2,882,350
FNMA POOL #BM1775 4.5% 07-01-2047 BEO	**	745,006
FNMA POOL #BM1948 6% 07-01-2041 BEO	**	566,782
FNMA POOL #BM2005 4% 12-01-2047 BEO	**	171,176
FNMA POOL #BM3119 1.8% 02-01-2047 BEO	**	2,078,393
FNMA POOL #BM3280 4.5% 11-01-2047 BEO	**	7,168,303
FNMA POOL #BM3473 3.5% 11-01-2047 BEO	**	1,064,911
FNMA POOL #BM3724 3.5% 03-01-2048 BEO	**	27,111,813
FNMA POOL #BM3855 4% 03-01-2048 BEO	**	1,989,786
FNMA POOL #BM3904 5% 05-01-2048 BEO	**	1,447,039
FNMA POOL #BM3933 4.5% 05-01-2048 BEO	**	3,887,450
FNMA POOL #BM4579 3% 04-01-2047 BEO	**	6,785,049
FNMA POOL #BM4676 4% 10-01-2048 BEO	**	2,271,180
FNMA POOL #BM4716 3.5% 12-01-2030 BEO	**	497,315
FNMA POOL #BM4750 3.5% 02-01-2045 BEO	**	370,252

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA POOL #BM4751 3.5% 03-01-2043 BEO	**	2,140,881
FNMA POOL #BM4781 4.5% 10-01-2048 BEO	**	263,449
FNMA POOL #BM4897 3.5% 12-01-2046 BEO	**	2,868,290
FNMA POOL #BM4898 4% 11-01-2038 BEO	**	1,523,543
FNMA POOL #BM5082 4.5% 11-01-2048 BEO	**	2,779,560
FNMA POOL #BM5119 4.5% 12-01-2048 BEO	**	392,957
FNMA POOL #BM5184 4% 09-01-2033 BEO	**	1,851,020
FNMA POOL #BM5261 4% 01-01-2048 BEO	**	8,193,338
FNMA POOL #BM5521 3.5% 07-01-2048 BEO	**	3,355,970
FNMA POOL #BM5568 4.5% 02-01-2049 BEO	**	4,035,436
FNMA POOL #BN0341 5% DUE 12-01-2048 REG	**	2,327,090
FNMA POOL #BN4428 4.5% DUE 12-01-2048 REG	**	1,310,789
FNMA POOL #BO1858 3.0% DUE 08-01-2049	**	377,299
FNMA POOL #BO1864 3.0% DUE 08-01-2049 REG	**	98,896
FNMA POOL #BO2234 3.5% DUE 09-01-2034	**	5,792,388
FNMA POOL #BO2252 3.5% DUE 10-01-2049	**	9,021,529
FNMA POOL #BO8932 3.0% DUE 01-01-2050	**	225,493
FNMA POOL #CA0789 3.5% 11-01-2032	**	1,174,192
FNMA POOL #CA0907 3.5% DUE 12-01-2047	**	1,011,795
FNMA POOL #CA1551 4.0% DUE 04-01-2048 REG	**	375,510
FNMA POOL #CA1576 5.0% DUE 01-01-2048 REG	**	745,457
FNMA POOL #CA1707 4.5% DUE 05-01-2048 BEO	**	52,802
FNMA POOL #CA2047 4.5% 07-01-2048	**	1,390,566
FNMA POOL #CA2369 4.5% 09-01-2048	**	57,256
FNMA POOL #CA2756 5% DUE 11-01-2048 REG	**	1,455,366
FNMA POOL #CA3055 4.5% DUE 02-01-2049 BEO	**	853,978
FNMA POOL #CA3283 4.0% 03-01-2034	**	2,240,643
FNMA POOL #CA3285 4.0% 03-01-2034	**	2,082,916
FNMA POOL #CA3287 4.0% 03-01-2034	**	569,893
FNMA POOL #CA3288 4.0% 04-01-2034	**	3,322,276
FNMA POOL #CA3493 4% DUE 05-01-2049 REG	**	183,771
FNMA POOL #CA3809 3% DUE 07-01-2049 REG	**	1,054,252
FNMA POOL #CA3842 4.5% DUE 07-01-2049 REG	**	705,435
FNMA POOL #CA3860 3.5% 07-01-2049	**	3,674,182
FNMA POOL #CA4033 4.5% DUE 08-01-2049 REG	**	719,865
FNMA POOL #CA4110 3.0% DUE 09-01-2049	**	6,095,752
FNMA POOL #CA4133 3.0% DUE 09-01-2049	**	3,260,902
FNMA POOL #CA4346 3% DUE 10-01-2049 REG	**	499,597
FNMA POOL #CA4819 4% DUE 12-01-2049 BEO	**	1,067,635
FNMA POOL #CA4823 4% DUE 12-01-2049 REG	**	1,324,131
FNMA POOL #CA4979 3.0% 01-01-2050	**	1,866,611
FNMA POOL #CA5164 3.5% DUE 02-01-2050 BEO	**	736,438
FNMA POOL #CA5226 3% DUE 02-01-2050 REG	**	779,228
FNMA POOL #CA5379 4.5% DUE 03-01-2050 BEO	**	12,479,512
FNMA POOL #CA5561 3.5% DUE 04-01-2050 BEO	**	872,208
FNMA POOL #CA6000 3.0% 06-01-2050	**	1,798,882
FNMA POOL #CA6427 3.0% 07-01-2050	**	1,406,787
FNMA POOL #FM0062 3.5% 02-01-2050 BEO	**	2,289,627

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA POOL #FM1098 4% 05-01-2049 BEO	**	433,185
FNMA POOL #FM1245 4% 09-01-2033 BEO	**	13,162,928
FNMA POOL #FM1263 4.5% 07-01-2049 BEO	**	117,168
FNMA POOL #FM1349 3.5% 03-01-2047 BEO	**	3,760,300
FNMA POOL #FM1458 4.5% 04-01-2049 BEO	**	185,779
FNMA POOL #FM1467 3% 12-01-2047 BEO	**	3,126,644
FNMA POOL #FM1539 4.5% 09-01-2049 BEO	**	345,078
FNMA POOL #FM1637 4.5% 05-01-2049 BEO	**	2,381,477
FNMA POOL #FM1727 5% 09-01-2049 BEO	**	3,489,360
FNMA POOL #FM1742 3% 10-01-2049 BEO	**	86,960
FNMA POOL #FM1789 3% 11-01-2049 BEO	**	3,201,231
FNMA POOL #FM1796 3.5% 10-01-2034 BEO	**	138,889
FNMA POOL #FM1800 4% 08-01-2049 BEO	**	8,665,934
FNMA POOL #FM2091 3.5% 12-01-2049 BEO	**	3,684,065
FNMA POOL #FM2157 3.5% 12-01-2049 BEO	**	2,181,127
FNMA POOL #FM2158 4% 10-01-2049 BEO	**	332,541
FNMA POOL #FM2173 4% 09-01-2048 BEO	**	200,565
FNMA POOL #FM2201 4.0% 01-01-2048	**	986,918
FNMA POOL #FM2333 3.5% 02-01-2050 BEO	**	2,322,167
FNMA POOL #FM2373 5% 12-01-2049 BEO	**	394,680
FNMA POOL #FM2378 4.5% 01-01-2050 BEO	**	1,122,124
FNMA POOL #FM2477 3% 05-01-2036 BEO	**	4,300,257
FNMA POOL #FM2745 4.5% 03-01-2050 BEO	**	404,281
FNMA POOL #FM2793 3% 03-01-2050 BEO	**	1,621,465
FNMA POOL #FM2922 3% 02-01-2038 BEO	**	2,100,013
FNMA POOL #FM3002 4.5% 11-01-2049 BEO	**	77,202
FNMA POOL #FM3023 4% 02-01-2048 BEO	**	230,526
FNMA POOL #FM3083 4.5% 10-01-2049 BEO	**	220,489
FNMA POOL #FM3099 3.5% 09-01-2032 BEO	**	8,864,506
FNMA POOL #FM3141 3.5% 11-01-2048 BEO	**	3,020,026
FNMA POOL #FM3154 5% 09-01-2049 BEO	**	731,131
FNMA POOL #FM3155 5% 12-01-2049 BEO	**	7,086,906
FNMA POOL #FM3158 4% 11-01-2048 BEO	**	589,100
FNMA POOL #FM3241 3% 03-01-2050 BEO	**	27,848,287
FNMA POOL #FM3243 3.5% 02-01-2050 BEO	**	321,637
FNMA POOL #FM3278 3.5% 11-01-2048 BEO	**	1,837,176
FNMA POOL #FM3347 3.5% 05-01-2047 BEO	**	5,295,616
FNMA POOL #FM3386 3.5% DUE 07-01-2034 BEO	**	2,539,184
FNMA POOL #FM3469 3.5% 08-01-2048 BEO	**	2,699,959
FNMA POOL #FM3522 3% 02-01-2035 BEO	**	3,063,124
FNMA POOL #FM3542 4% 05-01-2049 BEO	**	169,027
FNMA POOL #FM3572 4.5% 09-01-2049 BEO	**	1,269,650
FNMA POOL #FM3753 3.5% 04-01-2048 BEO	**	269,439
FNMA POOL #FM3773 3.5% 11-01-2048 BEO	**	7,422,776
FNMA POOL #FM3785 4% 07-01-2050 BEO	**	1,546,587
FNMA POOL #FM3904 4% 03-01-2049 BEO	**	2,924,971
FNMA POOL #FM3948 4% 04-01-2050 BEO	**	4,733,766
FNMA POOL #FM3957 5% 03-01-2050 BEO	**	1,067,776

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA POOL #FM4000 4% 01-01-2049 BEO	**	4,761,283
FNMA POOL #FM4281 3.5% 08-01-2050 BEO	**	2,378,136
FNMA POOL #FM4436 4% 06-01-2034 BEO	**	3,399,061
FNMA POOL #FM5002 3.5% 05-01-2033 BEO	**	4,198,399
FNMA POOL #FM5054 4% 11-01-2048 BEO	**	202,938
FNMA POOL #FNAT5995 3 DUE 05-01-2043 REG	**	112,766
FNMA POOL #G67717 4.0% DUE 11-01-2048 REG	**	945,763
FNMA POOL #MA0006 4% 03-01-2039 BEO	**	9,154
FNMA POOL #MA0214 5% 10-01-2029 BEO	**	273,409
FNMA POOL #MA0243 5% 11-01-2029 BEO	**	222,874
FNMA POOL #MA0295 5% 01-01-2030 BEO	**	123,057
FNMA POOL #MA0320 5% 02-01-2030 BEO	**	80,626
FNMA POOL #MA0583 4% 12-01-2040 BEO	**	3,664
FNMA POOL #MA0706 4.5% 04-01-2031 BEO	**	119,321
FNMA POOL #MA0734 4.5% DUE 05-01-2031 BEO	**	382,490
FNMA POOL #MA0776 4.5% DUE 06-01-2031 BEO	**	386,620
FNMA POOL #MA0816 4.5% 08-01-2031 BEO	**	302,335
FNMA POOL #MA0833 3% DUE 08-01-2021 BEO	**	5,092
FNMA POOL #MA0913 4.5% 11-01-2031 BEO	**	252,356
FNMA POOL #MA0939 4.5% 12-01-2031 BEO	**	295,906
FNMA POOL #MA0968 4.5% 12-01-2031 BEO	**	62,542
FNMA POOL #MA1044 3% DUE 04-01-2042 BEO	**	108,578
FNMA POOL #MA1045 3% 04-01-2027 BEO	**	478,538
FNMA POOL #MA1125 4 07-01-2042 BEO	**	236,938
FNMA POOL #MA1146 4% 08-01-2042 BEO	**	2,634,252
FNMA POOL #MA1177 3.5% 09-01-2042 BEO	**	190,385
FNMA POOL #MA1177 3.5% 09-01-2042 BEO	**	219,675
FNMA POOL #MA1213 3.5% DUE 10-01-2042 BEO	**	184,554
FNMA POOL #MA1221 4.5% 09-01-2042 BEO	**	56,416
FNMA POOL #MA1253 4% 11-01-2042 BEO	**	767,114
FNMA POOL #MA1272 3% 12-01-2042 BEO	**	832,836
FNMA POOL #MA1373 3.5% 03-01-2043 BEO	**	469,569
FNMA POOL #MA1458 3% 06-01-2043 BEO	**	691,850
FNMA POOL #MA1463 3.5% 06-01-2043 BEO	**	1,115,657
FNMA POOL #MA1508 3.5% 07-01-2043 BEO	**	308,346
FNMA POOL #MA1510 4% 07-01-2043 BEO	**	344,821
FNMA POOL #MA1510 4% 07-01-2043 BEO	**	42,309
FNMA POOL #MA1546 3.5% DUE 08-01-2043 BEO	**	399,358
FNMA POOL #MA1547 4% 08-01-2043 BEO	**	279,025
FNMA POOL #MA1553 2.5% 08-01-2028 BEO	**	1,085,595
FNMA POOL #MA1582 3.5% DUE 09-01-2043 BEO	**	2,028,626
FNMA POOL #MA1591 4.5% 09-01-2043 BEO	**	227,996
FNMA POOL #MA1591 4.5% 09-01-2043 BEO	**	911,985
FNMA POOL #MA1629 4.5% 10-01-2043 BEO	**	218,408
FNMA POOL #MA1629 4.5% 10-01-2043 BEO	**	786,270
FNMA POOL #MA1664 4.5% 11-01-2043 BEO	**	538,188
FNMA POOL #MA1711 4.5% 12-01-2043 BEO	**	178,785
FNMA POOL #MA1711 4.5% 12-01-2043 BEO	**	670,442

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA POOL #MA1728 5% 11-01-2033 BEO	**	137,777
FNMA POOL #MA2373 2.5% 08-01-2030 BEO	**	172,784
FNMA POOL #MA2516 3% 01-01-2046 BEO	**	695,311
FNMA POOL #MA2670 3% 07-01-2046 BEO	**	2,150,973
FNMA POOL #MA2728 2.5% 08-01-2031 BEO	**	1,099,260
FNMA POOL #MA2798 2.5% 10-01-2031 BEO	**	359,656
FNMA POOL #MA2806 3% DUE 11-01-2046 REG	**	10,437,536
FNMA POOL #MA2832 3% 12-01-2036 BEO	**	2,105,091
FNMA POOL #MA2863 3% DUE 01-01-2047 BEO	**	5,577,038
FNMA POOL #MA2913 2.5% 02-01-2032 BEO	**	283,871
FNMA POOL #MA2930 4% 03-01-2047 BEO	**	290,931
FNMA POOL #MA2941 3.5% 03-01-2032 BEO	**	1,767,259
FNMA POOL #MA2960 4% 04-01-2047 BEO	**	1,780,301
FNMA POOL #MA2995 4% 05-01-2047 BEO	**	1,462,668
FNMA POOL #MA3058 4% 07-01-2047 BEO	**	304,996
FNMA POOL #MA3088 4% 08-01-2047 BEO	**	2,759,198
FNMA POOL #MA3149 4% 10-01-2047 BEO	**	1,020,709
FNMA POOL #MA3182 3.5% 11-01-2047 BEO	**	5,189,365
FNMA POOL #MA3183 4% 11-01-2047 BEO	**	495,722
FNMA POOL #MA3187 2.5% 11-01-2032 BEO	**	1,403,009
FNMA POOL #MA3210 3.5% 12-01-2047 BEO	**	96,759
FNMA POOL #MA3211 4% DUE 12-01-2047 BEO	**	1,180,885
FNMA POOL #MA3217 2.5% 12-01-2032 BEO	**	3,188,917
FNMA POOL #MA3239 4% 01-01-2048 BEO	**	2,591,768
FNMA POOL #MA3246 2.5% 01-01-2033 BEO	**	18,077,645
FNMA POOL #MA3305 3.5% 03-01-2048 BEO	**	31,690,661
FNMA POOL #MA3333 4% 04-01-2048 BEO	**	217,590
FNMA POOL #MA3356 3.5% 05-01-2048 BEO	**	8,065,184
FNMA POOL #MA3383 3.5% 06-01-2048 BEO	**	28,336,548
FNMA POOL #MA3385 4.5% 06-01-2048 BEO	**	1,509,892
FNMA POOL #MA3442 3.5% 08-01-2048 BEO	**	3,186,053
FNMA POOL #MA3467 4% 09-01-2048 BEO	**	571,926
FNMA POOL #MA3495 4% DUE 10-01-2048 BEO	**	17,044,451
FNMA POOL #MA3501 5% 10-01-2048 BEO	**	1,360,795
FNMA POOL #MA3527 5% 11-01-2048 BEO	**	2,093,872
FNMA POOL #MA3536 4% 12-01-2048 BEO	**	10,634,968
FNMA POOL #MA3564 4.5% 01-01-2049 BEO	**	797,824
FNMA POOL #MA3864 2.5% 12-01-2034 BEO	**	421,943
FNMA POOL #MA3879 4.5% 12-01-2049 BEO	**	6,560,975
FNMA POOL #MA3896 2.5% 01-01-2035 BEO	**	2,066,785
FNMA POOL #MA3897 3% 01-01-2035 BEO	**	3,892,261
FNMA POOL #MA3945 4.5% 02-01-2050 BEO	**	3,957,882
FNMA POOL #MA3997 3% 04-01-2050 BEO	**	2,639,925
FNMA POOL #MA4031 4.5% 05-01-2050 BEO	**	311,315
FNMA POOL #MA4183 2.5% 11-01-2050 BEO	**	6,847,064
FNMA POOL AM8674 2.81% 04-01-2025	**	184,416
FNMA POOL AT3389 3 DUE 08-01-2043 REG	**	466,725
FNMA POOL AU4346 3.5 DUE 07-01-2043 REG	**	718,533

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA POOL BO9692 3.0% 01-01-2050	**	732,552
FNMA POOL BP1662 3.5% 02-01-2050	**	538,576
FNMA POOL BQ6331 2.0% 2% 11-01-2050	**	3,940,408
FNMA POOL CA0243 4.5% DUE 08-01-2047	**	324,062
FNMA POOL#BO2218 3.5% 09-01-2034	**	7,068,965
FNMA POOL#CA1535 3.5% 02-01-2048 REG	**	13,173,208
FNMA PREASSIGN 00800 5.5 03-25-2033	**	53,433
FNMA REMIC 2004-40 CL-FY FRN 05-25-2034	**	1,055,503
FNMA REMIC 2017-77 CL-CA 2.0% DUE 10-25-2047	**	1,072,566
FNMA REMIC SER 2015-M7 CLS A2 2.59% 12-25-2024	**	1,166,343
FNMA REMIC SER 03-85 CL PZ 5% 09-25-2033REG	**	2,477,547
FNMA REMIC SER 10-21 CL FA FLTG 03-25-2040	**	3,166,165
FNMA REMIC SER 12-128 CL JC 1.5% 09-25-2042	**	2,335,354
FNMA REMIC SER 12-20 CL-BD 2.0% 01-25-2031	**	3,058,405
FNMA REMIC SER 13-129 CL WT 2.5% DUE 11-25-2027	**	345,733
FNMA REMIC SER 13-135 CL GA 3.0% 07-25-2032	**	263,790
FNMA REMIC SER 13-37 CL JA 1.75% DUE 06-25-2042	**	367,608
FNMA REMIC SER 16-49 CL-BA 2.5% 11-25-2041	**	646,417
FNMA REMIC SER 16-60 CL Q 1.75% 09-25-2046	**	1,374,339
FNMA REMIC SER 18-41 CL QB 3.5% FIXED 11-25-2043	**	283,020
FNMA REMIC SER 2003-W1 CL IA-1 5.16683 12-25-2042	**	92,754
FNMA REMIC SER 2003-W15 CL 1A1 6.5 07-25-2043	**	55,833
FNMA REMIC SER 2005-70 CL NA 5.5 08-25-2035	**	27,321
FNMA REMIC SER 2007-73 CL A1 FLT RT 07-25-2037	**	197,584
FNMA REMIC SER 2012-19 CL BG 2.0% 12-25-2039	**	183,366
FNMA REMIC SER 2013-133 CL-LA 3.0% 01-25-2033	**	890,270
FNMA REMIC SER 2013-88 CL-CA 2.5% 08-25-2038	**	37,670
FNMA REMIC SER 2013-9 CL CB 5.50 04-25-2042	**	2,461,940
FNMA REMIC SER 2013-90 CL A 4.0% 11-25-2038	**	213,514
FNMA REMIC SER 2014-87 CL-JB 3.0% 01-25-2045	**	913,499
FNMA REMIC SER 2014-M1 CL A2 FLTG RT 07-25-2023	**	337,829
FNMA REMIC SER 2015-33 CL-P 2.5% DUE 06-25-2045	**	1,748,126
FNMA REMIC SER 2015-M12 CL A1 2.331% 04-25-2025	**	1,284,508
FNMA REMIC SER 2017-30 CL E 3.0% 07-25-2043 REG	**	7,602,397
FNMA REMIC SER-2018-MP CL-APT2 VAR 04-25-2028	**	219,543
FNMA REMIC SR 10-134 CL DJ 2.25% 03-25-2039	**	150,810
FNMA REMIC SR 12-128 CL QC 1.75% 06-25-2042	**	350,396
FNMA REMIC SR 12-146 CL KC 2.0% 11-25-2042	**	274,152
FNMA REMIC SR 13-129 CL CE 2.5% 10-25-2031	**	276,231
FNMA REMIC SR 15-64 CL-E 3.0% 06-25-2039	**	932,520
FNMA REMIC SR 2009-88 CL-MA 4.5% 10-25-2039	**	48,404
FNMA REMIC SR 2010-149 CL VA 4.5% 02-25-2022	**	1,187,146
FNMA REMIC SR 2014-59 CL-CA 1.5% DUE 08-25-2040	**	159,206
FNMA REMIC SR 2017-46 CLLB 3.5 12-25-2052	**	572,297
FNMA REMIC SR 2018-21 CL CA 3.5% 04-25-2045	**	6,024,152
FNMA REMIC SR 2019-M19 CL A2 2.56% 12-31-2049	**	1,469,313
FNMA REMIC TR 18-35 CL-EA 3.0% 05-25-2048	**	7,683,388
FNMA REMIC TR 1994-29 CL Z 6.5 02-25-2024	**	13,245

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA REMIC TR 2001-81 CL-HE 6.5 01-25-2032	**	350,683
FNMA REMIC TR 2004-38 CL-FK FLTG RATE 05-25-2034	**	148,409
FNMA REMIC TR 2004-W1 CL-1A7 5.681 11-25-2043	**	244,847
FNMA REMIC TR 2005-64 CL-PL 5.5% 07-25-2035	**	438,825
FNMA REMIC TR 2005-84 CL-XM 5.75 10-25-2035	**	923,820
FNMA REMIC TR 2006-30 CL-KF VAR RATE 05-25-2036	**	51,693
FNMA REMIC TR 2006-48 CL-TF VAR RATE 06-25-2036	**	22,175
FNMA REMIC TR 2006-9 CL-KZ 6 03-25-2036	**	134,891
FNMA REMIC TR 2007-100 CL-YF FLT RATE DUE 10-25-2037	**	337,097
FNMA REMIC TR 2009-29 CL-LA VAR RATE 05-25-2039	**	640,572
FNMA REMIC TR 2009-62 CL-HJ 6 05-25-2039	**	107,621
FNMA REMIC TR 2009-73 CL-AB 4.0% 09-25-2029	**	2,135,841
FNMA REMIC TR 2009-87 CL-NF VAR RATE 11-25-2039	**	685,385
FNMA REMIC TR 2009-W1 CL-A 6.0% DUE 12-25-2049 REG	**	59,176
FNMA REMIC TR 2010-107 CL-KF FLTG RATE 03-25-2036	**	163,710
FNMA REMIC TR 2010-134 CL-KZ PRIN ONLY 4.5 12-25-2040	**	992,535
FNMA REMIC TR 2010-135 CL-BM 4.0% DUE 12-25-2040	**	1,659,107
FNMA REMIC TR 2010-26 CL-F FLTG RATE DUE 11-25-2036	**	2,948,340
FNMA REMIC TR 2010-43 CL-MC 3.5 DUE 05-25-2040 REG	**	22,565
FNMA REMIC TR 2011-44 CL-EB 3 05-25-2026	**	477,478
FNMA REMIC TR 2012-33 CL-CD 2.0% DUE 03-25-2027	**	1,128,937
FNMA REMIC TR 2012-45 CL-PH 3.5 12-25-2039	**	14,173
FNMA REMIC TR 2012-54 CL-WA 3.0% DUE 04-25-2032 REG	**	121,346
FNMA REMIC TR 2012-68 CL-NA 2 DUE 03-25-2042 REG	**	1,332,192
FNMA REMIC TR 2012-90 CL-DA 1.5 03-25-2042	**	258,914
FNMA REMIC TR 2013-118 CL-YA 3.0% DUE 07-25-2028	**	165,897
FNMA REMIC TR 2013-132 CL-LA 3 01-25-2044	**	387,005
FNMA REMIC TR 2013-15 CL-CP 1.75% 04-25-2041	**	4,122,019
FNMA REMIC TR 2013-20 CL-YC 1.75% 03-25-2042	**	1,685,189
FNMA REMIC TR 2013-53 CL-CL 3 06-25-2037	**	276,896
FNMA REMIC TR 2013-57 CL-DG 3.5 06-25-2028	**	284,003
FNMA REMIC TR 2013-58 CL-KJ 3 DUE 02-25-2043	**	4,668,391
FNMA REMIC TR 2013-59 CL-HC 1.5 06-25-2028	**	302,421
FNMA REMIC TR 2013-6 CL-NE 2.0% DUE 11-25-2032 REG	**	234,767
FNMA REMIC TR 2013-62 CL-QA 3 06-25-2037	**	688,071
FNMA REMIC TR 2013-71 CL-AC 2 03-25-2038	**	80,357
FNMA REMIC TR 2013-86 CL-LC 3 02-25-2043	**	692,658
FNMA REMIC TR 2013-90 CL-PD 3% 09-25-2042	**	2,866,891
FNMA REMIC TR 2013-93 CL-PJ 3 07-25-2042 REG	**	1,195,895
FNMA REMIC TR 2013-96 CL-FY VAR RATE 07-25-2042	**	2,931,057
FNMA REMIC TR 2013-M6 CL-1AC VAR RATE DUE 02-25-2043	**	190,904
FNMA REMIC TR 2014-20 CL-HK 1.5 01-25-2040	**	116,131
FNMA REMIC TR 2014-26 CL-HC 2.5 02-25-2028	**	1,924,002
FNMA REMIC TR 2014-27 CL-BA 3 05-25-2039	**	119,236
FNMA REMIC TR 2014-32 CL-DK 3.0% 08-25-2043	**	557,563
FNMA REMIC TR 2014-70 CL-BG 3% 09-25-2039	**	1,529,858
FNMA REMIC TR 2015-53 CL-MA 2.5 06-25-2045	**	1,817,706
FNMA REMIC TR 2015-79 CL-FE VAR RATE 11-25-2045	**	196,815

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA REMIC TR 2015-94 CL-EP 3 07-25-2043	**	737,722
FNMA REMIC TR 2016-10 CL-MA 1.5 10-25-2044	**	520,941
FNMA REMIC TR 2016-100 CL-WF VAR RATE 01-25-2047	**	3,913,561
FNMA REMIC TR 2016-12 CL-EG 2 05-25-2032	**	1,007,576
FNMA REMIC TR 2016-14 CL-PN 4% 01-25-2046	**	1,957,122
FNMA REMIC TR 2016-2 CL-WA 3.5 05-25-2041	**	844,009
FNMA REMIC TR 2016-75 CL-LA 2.5% DUE 05-25-2045 REG	**	949,055
FNMA REMIC TR 2016-84 CL-DF VAR RATE 11-25-2046	**	2,408,647
FNMA REMIC TR 2016-97 CL-CF VAR RATE 12-25-2056	**	671,634
FNMA REMIC TR 2017-79 CL-AB 3 09-25-2043	**	2,653,648
FNMA REMIC TR 2019-59 CL-AD 3% 07-25-2040	**	2,644,575
FNMA REMIC TR SER 06-106 CL FC FLTG DUE 11-25-2036 REG	**	768,084
FNMA REMIC TR SER 13-99 CL BD 2% 08-25-2041	**	404,215
FNMA REMIC TR SER 1994-15 CL ZK 5.5 GTD MTG PASS THRU CTF DUE 02-25-2024 REG	**	118,828
FNMA REMIC TR SER 2013-12 CL-P 1.75% DUE 11-25-2041 REG	**	1,673,845
FNMA REMIC TR SR 12-128 CL WB 1.5% 10-25-2032	**	1,620,484
FNMA REMIC TR SR 2010-130 CL-EF VAR RATE 11-25-2040	**	168,196
FNMA REMIC TR SR 2010-135 CL-CA 2.0% 04-25-2040	**	198,623
FNMA REMIC TRANCHE SR 2019-M21 CL 1A1 1.95% 12-31-2049	**	4,963,973
FNMA REMICSER 2012-49 CL-QJ 1.75% 12-25-2040	**	204,382
FNMA SER 07-15 CL CF FLT RT DUE 03-25-2037 REG	**	241,092
FNMA SER 10-118 CLS FN VAR RT 10-25-2040	**	8,776,720
FNMA SER 10-57 CL HA 3.5% 02-25-2040	**	159,935
FNMA SER 12-139 CL CA 2.0% 11-25-2042 REG	**	933,533
FNMA SER 12-35 CL PL 2.0% DUE 11-25-2041 REG	**	358,947
FNMA SER 12-68 CLS CA 1.5 05-25-2031	**	1,020,337
FNMA SER 12-93 CL FL FLTG DUE 09-25-2032 BEO	**	1,393,104
FNMA SER 13-137 CL BA 1.5% 01-25-2029	**	1,526,061
FNMA SER 13-4 CLS GB 3.92 02-25-2043	**	798,583
FNMA SER 13-44 CLS PB 1.75% DUE 01-25-2043	**	807,696
FNMA SER 13-6 CLS NC 1.5% 11-25-2032	**	1,621,936
FNMA SER 14-35 CLS CA 3.5 06-25-2044	**	1,672,061
FNMA SER 14-67 CL HC 3.0% 03-25-2044	**	123,720
FNMA SER 15-79 CLS FA FLTG 11-25-2045	**	6,928,680
FNMA SER 16-2 CLS HA 3 12-25-2041	**	1,112,500
FNMA SER 16-8 CLS HA 3.0% 06-25-2027	**	267,681
FNMA SER 17-M3 CL A1 FLTG RT DUE 12-25-2026 REG	**	1,380,735
FNMA SER 18-49 CL CA 4.0% 12-25-2042	**	4,553,394
FNMA SER 19-28 CL FJ FLTG DUE 06-25-2059 REG	**	3,345,701
FNMA SER 2010-54 CL FT FRN 04-25-2037	**	1,639,299
FNMA SER 2010-58 CL NK 3% 05-25-2040	**	17,353
FNMA SER 2010-64 CL DM 05/01/2010 5 06/25/2040	**	167,072
FNMA SER 2011-146 CL NB 4 09-25-2041	**	191,891
FNMA SER 2011-4 CL PK 3.0% 04-25-2040	**	67,759
FNMA SER 2012-102 CL GA 1.375 DUE 09-25-2027 REG	**	2,189,663
FNMA SER 2012-145 CL DC 1.5 DUE 01-25-2028	**	408,796
FNMA SER 2012-28 CL B 6.5 06-25-2039	**	45,163
FNMA SER 2013-23 CL-NH 2% 03-25-2028	**	507,164

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA SER 2013-9 CL BC 6.5 07-25-2042	**	1,438,431
FNMA SER 2013-M7 CL A2 2.27999997139 12-27-2022	**	180,569
FNMA SER 2014-23 CL PA 3.5 08-25-2036	**	85,407
FNMA SER 2016-76 CL-ME 3.0% 01-25-2046	**	3,700,039
FNMA SER 2017-M12 CL A2 FLTG RT 06-25-2027	**	429,234
FNMA SER 2017-M5 CL A2 3.303% 04-25-2029	**	275,263
FNMA SER 2017-T1 CL A 2.898% DUE 06-25-2027 REG	**	553,050
FNMA SER 2017-T1 CL A 2.898% DUE 06-25-2027 REG	**	440,677
FNMA SER 2018-17 CL EA 3.5% DUE 11-25-2047	**	772,774
FNMA SER 2018-M10 CLS A1 VAR RT 07-25-2028	**	5,152,067
FNMA SER 2018-M2 CL A1 VAR 01-25-2028	**	7,768,096
FNMA SER 2018-M3 CL A2 3.1935% 02-25-2030	**	393,915
FNMA SER 2018-M4 CL A2 VAR RT DUE 03-25-2028 REG	**	549,340
FNMA SER 2019-M18 CL A1 2.079% 04-25-2029	**	13,806,465
FNMA SER 2019-M25 CLS A1 2.142 09-25-2029	**	9,342,103
FNMA SER 2019-M25 CLS AV1 2.05 10-25-2025	**	3,163,261
FNMA SER 2019-M4 CL A2 3.61% 02-25-2031 REG	**	1,193,840
FNMA SER 2019-M5 CLS A1 3.009% 06-25-2028	**	12,088,235
FNMA SER 3877 CL FA VAR RT 11-15-2040	**	723,622
FNMA SER 4544 CL CA 3.5 06-15-2042	**	814,080
FNMA SERIES 2013-96 CLASS YA 3.5 09-25-2038	**	141,018
FNMA SR 06-101 CL FC VAR RT 07-25-2036	**	216,411
FNMA SR 12-107 CL-AJ 1.75 12-25-2031	**	1,495,833
FNMA SR 13-54 CL-CA 3.0% 06-25-2033	**	4,519,736
FNMA SR 18-M14 CL A1 FLTG 08-25-2028	**	6,117,202
FNMA SR 19-60 CL BA 2.5% 10-25-2049	**	456,360
FNMA SR 1993-G31 CL-PW 7.0% 09-25-2023	**	1,353,746
FNMA SR 2013-26 CL-JD 3.0% 04-25-2033	**	2,973,460
FNMA SR 2017-30 CL-VG 3 06-25-2030	**	1,170,497
FNMA SR 2017-M7 CL A2 VAR RT 02-25-2027	**	248,046
FNMA SR 2018-M13 CL A1 VAR DUE 03-25-2030 REG	**	5,122,236
FNMA SR 2019-37 CL-AC 3.5% 12-25-2044	**	2,202,799
FNMA SR 2019-M21 CL 2A1 2.0% 01-25-2030	**	8,337,272
FNMA TRANCHE 00152 1.848% 11-25-2028	**	12,899,496
FNMA TRANCHE 00633 1.754% DUE 05-25-2033REG	**	4,834,849
FNMA TRANCHE 00641 1.375 02-26-2021	**	4,853,931
FNMA TRANCHE 00689 1.875 09-24-2026	**	421,688
FNMA TRANCHE 00766 2.25 12-25-2032	**	1,140,926
FNMA TRANCHE 05-25-2027	**	432,280
FNMA TRANCHE 05-25-2027	**	224,561
FNMA TRANCHE 12-25-2026	**	585,835
FNMA TRANCHE 2 01-05-2022	**	6,134,561
FNMA TRANCHE 2.15656 10-25-2023	**	3,118,795
FNMA TRANCHE 2.375 04-25-2026	**	1,482,034
FNMA TRANCHE 2.654 12-25-2026	**	7,235,251
FNMA TRANCHE 2.875% 09-12-2023	**	428,602
FNMA TRANCHE 3 01-25-2046	**	281,997
FNMA TRANCHE 3.5 08-25-2042	**	3,559,482

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA TRANCHE 3.5 10-25-2042	**	1,544,665
FNMA TRANCHE 4.00 10-25-2040	**	1,087,264
FNMA TRANCHE SER 2013-1 CL LA 1.25 02-25-2028	**	2,307,464
FNMA TRANCHE SER 2018-57 CL QA 4.5% DUE 05-25-2046 REG	**	1,764,404
FNMA TRANCHE SER 2018-M4 CLS A1 VAR RT DUE 11-25-2027	**	2,518,037
FNMA TREMIC SER 2019-M2 CL A1 3.024% FIXED DUE 08-25-2028	**	14,707,195
FNMA TRUST 2004 W-2 CL 2A-2 7 02-25-2044	**	25,859
FNMA VAR 07-25-2024	**	1,205,371
FNMAREMIC SER 13-126 CL VH 4% FIXED 02-25-2025 REG	**	638,952
FOCUS HOME INTERAC EUR1.2	**	148,978
FOMENTO ECONOMICO MEXICANO S A B DE C V 3.5% DUE 01-16-2050	**	233,687
FONAR CORP COM NEW STK	**	19,947
FOOT LOCKER INC COM	**	649,264
FORD CR AUTO LEASE 1.85% DUE 03-15-2023	**	5,381,283
FORD CR AUTO LEASE 1.88% DUE 05-15-2023	**	1,581,720
FORD CR AUTO LEASE 3.3% DUE 02-15-2022	**	1,956,530
FORD CR AUTO LEASE FIXED 2.98% DUE 06-15-2022	**	1,012,674
FORD CR AUTO OWNER 1.87% DUE 09-15-2022	**	2,002,531
FORD CR AUTO OWNER FLTG RT 2018-A CL A4 3.16% DUE 10-15-2023	**	1,027,637
FORD CR AUTO OWNER TR 2020-C ASSET BACKED NT CL A-2 .25% DUE 09-15-2023 REG	**	3,342,828
FORD CR FLOORPLAN 2.44% DUE 09-15-2026	**	9,400,266
FORD CR FLOORPLAN MASTER OWNER SER 19-2 CL A 3.32% 04-15-2026	**	8,076,696
FORD CREDIT CANADA FRN GTD SNR 01/2022 CAD1	**	1,739,002
FORD FNDTN 2.815% DUE 06-01-2070	**	251,617
FORD MOTOR CR CO LLC 1% EMTN 10/02/2023 DUAL CURR 1.744% DUE 07-19-2024	**	1,831,755
FORD MOTOR CR LLC 1.514% EMTN 17/02/2023EUR	**	122,451
FORD MOTOR CR LLC FR SNR EMTN 12/21 EUR100000	**	1,576,347
FORD MOTOR CREDIT CO LLC 2.979% DUE 08-03-2022	**	3,558,450
FORD MOTOR CREDIT CO LLC 2.748% DUE 06-14-2024	**	136,866
FORD MOTOR CREDIT CO LLC FLTG RT MTN RT 05-14-2021	**	121,906
FORD MTR CR CO LLC 4.134% DUE 08-04-2025	**	419,500
FORD MTR CR CO LLC 3.219% DUE 01-09-2022	**	2,523,189
FORD MTR CR CO LLC 3.339% DUE 03-28-2022	**	565,600
FORD MTR CR CO LLC 3.37% DUE 11-17-2023	**	203,958
FORD MTR CR CO LLC 4.0% DUE 11-13-2030 BEO	**	315,000
FORD MTR CR CO LLC 4.14% DUE 02-15-2023	**	206,000
FORD MTR CR CO LLC 5.75% DUE 02-01-2021	**	200,500
FORD MTR CR CO LLC 5.75% DUE 02-01-2021	**	5,669,138
FORD MTR CR CO LLC FIXED 0% DUE 03-06-2024	**	508,328
FORD MTR CR CO LLC FIXED 3.087% DUE 01-09-2023	**	1,159,887
FORD MTR CR CO LLC MED TERM 01/12/2024	**	113,454
FORD MTR CR CO LLC MEDIUM TERM NTS SER BTRANCHE # TR 2 3.55% DUE 10-07-2022	**	1,424,500
FORD MTR CR CO LLC NT FLTG RATE DUE 04-05-2021 REG	**	298,715
FORESTAR GROUP INC COM	**	171,086
FORMA THERAPEUTICS HLDGS INC COM	**	82,294
FORMFACTOR INC COM STK	**	1,815,874
FORMOSAN RUBBER GP TWD10	**	474,539
FORTERRA INC COM	**	129,341

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FORTESCUE METALS GRP LTD NPV	**	4,808,453
FORTIS INC 3.055% DUE 10-04-2026	**	330,204
FORTITUDE GOLD CORP COM	**	2,743
FORTUNE BRANDS HOME & SEC INC COM	**	1,641,881
FORUM ENGINEERING NPV	**	138,599
FORWARD AIR CORP COM	**	61,165
FOSSIL GROUP INC COM	**	67,071
FOSTER L B CO CL A	**	63,210
FOUR CORNERS PPTY TR INC COM	**	1,889,472
FOX CORP 4.03% DUE 01-25-2024	**	5,041,952
FOX CORP 4.709% 01-25-2029	**	3,239,512
FOX CORP FIXED 3.05% DUE 04-07-2025	**	3,137,221
FOXCONN TECH CO TWD10	**	181,994
FOXSEMICON INTEGRA TWD10	**	126,633
FRANCE(GOVT OF) 0.75% SNR 25/05/2052 EUR1	**	204,609
FRANCE(GOVT OF) 1.5% GTD SNR 25/05/50 EUR1	**	2,120,840
FRANCE(GOVT OF) 2% SNR 25/05/2048 EUR1	**	891,955
FRANCE(GOVT OF) 3.25% SNR 25/05/2045 EUR1	**	211,532
FRANCE(GOVT OF) IDX/LKD SNR 25/07/2024 EUR1	**	2,284,219
FRANKLIN ELEC INC COM	**	146,379
FRANKLIN STR PPTYS CORP COM	**	44,517
FRANKS INTERNATIONAL NVRY5H0 EUR0.01	**	78,953
FREDDIE MAC .6% 09-30-2025	**	26,062,943
FREDDIE MAC 3% 01/06/2050 3% 06-01-2050	**	754,159
FREDDIE MAC 4.5% 01/01/2040 4.5% 01-01-2040	**	4,240,701
FREDDIE MAC SER 3914 CL NA 4.0% 06-15-2039	**	474,470
FREDDIE MAC SER 4000 CL PJ 3.0% 01-15-2042	**	58,704
FREDDIE MAC SER 4102 CL CE 1.5% 11-15-2040	**	554,717
FREDDIE MAC SER 4161 CL MA 3% 11-15-2039	**	68,216
FREDDIE MAC SER 4639 CL AC 3% 05-15-2040	**	129,439
FREDDIE MAC STACR REMIC TR NT CL M-1 VARRATE 144A .98234% 12-25-2050	**	2,260,356
FREED ABS TR 2020-3FP ASSET BACKED NT CLA 144A 2.4% 09-20-2027	**	108,044
FREIGHTCAR AMER INC COM	**	4,138
FREMF 2015-K45 MTG FLTG RT 3.58927989006% DUE 04-25-2048	**	625,994
FREQUENCY ELECTRS INC COM	**	17,166
FRESENIUS MEDICAL CARE NPV	**	4,446,261
FRESENIUS SE&KGAA NPV	**	304,800
FRESH DEL MONTE PRODUCE INC COM STK	**	135,683
FRONTDOOR INC COM	**	1,537,782
FRP HLDGS INC COM	**	42,134
FS BANCORP INC COM USD0.01	**	11,508
FTI CONSULTING INC COM	**	2,905,390
FUBON FINANCIAL HL TWD10	**	625,165
FUJIFILM HOLDINGS CORP NPV	**	116,039
FUJITSU Y50	**	2,562,557
FULLER H B CO COM	**	365,287
FULLSHARE HOLDINGS HKD0.01	**	213,018
FULTON FINL CORP PA COM	**	350,042

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FUMAKILLA LTD NPV	**	197,838
FUNKO INC CL A CL A	**	26,189
FUT CALL JUN 22 EURO DOLLARS 9975	**	3,938
FUT CALL MAR 22 EURO DOLLARS 9975	**	2,100
FUTUREFUEL CORP COM STK	**	98,641
G1 THERAPEUTICS IN COM USD0.0001	**	139,980
G5 ENTERTAINMENT NPV	**	869,312
GAIL INDIA LTD INR10	**	1,037,003
GALAXY ENTERTAINME NPV	**	264,407
GALP ENERGIA SGPS EUR1	**	3,006,994
GAMESTOP CORP NEW CL A	**	246,974
GAMESYS GROUP PLC ORD GBP0.1	**	259,106
GAMIDA CELL LTD COM ILS0.01	**	182,675
GAMING & LEISURE PPTYS INC COM	**	3,390,278
GANNETT CO INC NEW COM	**	57,100
GARDEN REACH SHIPB INR10.00	**	125,847
GARTNER INC COM	**	1,409,672
GASLOG LTD	**	41,675
GATES INDL CORP PL COM USD0.01	**	299,567
GATX CORP COM	**	491,012
GATX CORP FLTG 11-05-2021	**	100,228
GAZPROM PJSC SPON ADR-EACH REPR 2 ORD SHS	**	711,382
GAZPROM PJSC SPONSORED ADR	**	277,385
GCP APPLIED TECHNOLOGIES INC COM	**	16,106
GDI PROPERTY GROUP NPV (STAPLED UNITS)	**	443,308
GDR PAMPA ENERGIA S A SPONSORED ADR LEVEL 1	**	16,536
GE CAP FDG LLC GTD NT 144A 4.4% 05-15-2030	**	235,766
GE CAP INTL FDG CO 4.418% DUE 11-15-2035	**	1,491,933
GE CAP INTL FDG CO 4.418% DUE 11-15-2035	**	11,935,460
GEA GROUP AG NPV	**	1,104,007
GEBERIT AG CHF0.10 (REGD)	**	224,334
GEELY AUTOMOBILE H HKD0.02	**	1,550,948
GEN CORP NEW 3.25% DUE 04-15-2023	**	95,228
GEN DYNAMICS CORP 2.25% DUE 11-15-2022	**	923,204
GEN DYNAMICS CORP 3% DUE 05-11-2021	**	2,872,405
GEN DYNAMICS CORP 3.75% DUE 05-15-2028	**	2,702,464
GEN DYNAMICS CORP FIXED 3.25% DUE 04-01-2025	**	1,104,186
GEN DYNAMICS CORP FIXED 4.25% DUE 04-01-2040	**	572,751
GEN ELEC CAP CORP 5.55% DUE 01-05-2026	**	1,210,639
GEN ELEC CAP CORP MEDIUM TERM NTS BO TRANCHE # TR 00818 6.875 DUE 01-10-2039	**	1,236,549
GEN MOTORS FINL CO 4.3750 09-25-2021	**	2,567,506
GEN MOTORS FINL CO 3.2% DUE 07-06-2021	**	303,227
GEN MOTORS FINL CO FIXED 2.75% DUE 06-20-2025	**	2,673,260
GEN MOTORS FINL CO FLT MTN 26/03/2022	**	1,466,683
GEN MTRS CO COM	**	31,746,336
GEN MTRS FINL CO 3.15% DUE 06-30-2022	**	7,345,650
GEN MTRS FINL CO 3.7% DUE 05-09-2023	**	7,853,972
GEN MTRS FINL CO 5.25% DUE 03-01-2026	**	2,434,557

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
GEN MTRS FINL CO FIXED 4.15% 06-19-2023	**	1,726,693
GEN MTRS FINL CO FIXED 4.2% DUE 11-06-2021	**	3,107,612
GENCO SERIES A PFD STOCK	**	55,178
GENERAC HLDGS INC COM STK	**	136,901
GENERAL DYNAMICS CORP 4.25% DUE 04-01-2050 REG	**	720,932
GENERAL ELEC CO 3.625% DUE 05-01-2030 REG	**	1,942,908
GENERAL ELEC CO 3.625% DUE 05-01-2030 REG	**	480,013
GENERAL ELEC CO 4.125% DUE 10-09-2042	**	11,723
GENERAL ELEC CO 4.25% DUE 05-01-2040	**	508,348
GENERAL ELEC CO 4.35% DUE 05-01-2050 REG	**	668,882
GENERAL ELEC CO FIXED 3.45% DUE 05-01-2027	**	226,209
GENERAL ELECTRIC CO	**	45,634,320
GENERAL MLS INC 3.15% DUE 12-15-2021	**	2,548,205
GENERAL MLS INC 3.2% DUE 04-16-2021	**	1,242,928
GENERAL MLS INC 4% DUE 04-17-2025	**	169,574
GENERAL MLS INC NT FLTG DUE 04-16-2021 REG	**	1,302,183
GENERAL MLS INC NT FLTG DUE 04-16-2021 REG	**	2,676,825
GENERAL MOTORS FIN FRN GTD SNR EMTN 05/21 EUR	**	489,829
GENERAL MOTORS FINL CO BNDS 3.5% 11-07-2024	**	3,782,308
GENERAL MTRS CO 6.125% DUE 10-01-2025	**	5,458,359
GENERAL MTRS FINL CO INC 1.7% 08-18-2023	**	1,790,965
GENERAL MTRS FINL CO INC FLTG DUE 01-14-2022 REG	**	100,817
GENERAL MTRS FINL CO INC FLTG RT DUE 01-05-2023	**	3,246,913
GENERAL MTRS FINL CO INC SR NT FLTG RATEDUE 11-17-2023 REG	**	3,401,785
GENERALITAT DE CAT 4.22% SNR 26/04/35 EUR1000	**	165,255
GENERTEC UNIVERSAL MEDICAL GROUP COMPANY LIMITED	**	193,310
GENESCO INC COM	**	374,350
GENIE ENERGY LTD CL B CL B	**	22,481
GENMAB AS DKK1	**	135,294
GENPACT LIMITED COM STK USD0.01	**	1,098,273
GENTEX CORP COM	**	1,611,675
GENTHERM INC COM NPV	**	825,033
GENUS ORD GBP0.10	**	962,652
GENWORTH FINL INC COM CL A COM CL A	**	78,911
GEORGIA PWR CO 2.85% DUE 05-15-2022	**	723,306
GEOSPACE TECHNOLOGIES CORP COM	**	21,297
GERMAN AMERICAN BANCORP INC COM	**	86,597
GETINGE AB SER'B'NPV	**	915,950
GETTY RLTY CORP NEW COM	**	88,156
GFL ENVIRONMENTAL INC. COM NPV SUB VTG SHS	**	1,558,212
GIBRALTAR INDS INC COM	**	4,180,865
GIGA-BYTE TECH TWD10	**	488,913
G-III APPAREL GROUP LTD COM	**	161,836
GILEAD SCIENCES 1.2% DUE 10-01-2027	**	251,732
GILEAD SCIENCES 3.25% DUE 09-01-2022	**	10,443
GILEAD SCIENCES 3.65% DUE 03-01-2026	**	510,517
GILEAD SCIENCES 4.5% DUE 04-01-2021	**	796,000
GILEAD SCIENCES FLTG RT .37875% DUE 09-17-2021	**	2,204,649

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
GILEAD SCIENCES INC .75% DUE 09-29-2023	**	1,544,680
GILEAD SCIENCES INC 2.6% DUE 10-01-2040	**	625,974
GLACIER BANCORP INC NEW COM	**	3,055,754
GLADSTONE COML CORP COM STK	**	49,500
GLATFELTER CORP COM	**	115,446
GLAXOSMITHKLINE 2.875% DUE 06-01-2022	**	10,315,867
GLAXOSMITHKLINE 2.875% DUE 06-01-2022	**	1,734,073
GLAXOSMITHKLINE 3.375% DUE 05-15-2023	**	263,555
GLAXOSMITHKLINE CAP PLC .534% DUE 10-01-2023 REG	**	2,162,377
GLAXOSMITHKLINE ORD GBP0.25	**	683,981
GLENCORE FDG LLC 4% DUE 03-27-2027	**	1,809,892
GLENCORE FDG LLC DISC COML PAPER PROGRAM02-23-2021	**	2,669,156
GLENCORE PLC ORD USD0.01	**	475,222
GLENMARK PHARM INR1.00	**	50,654
GLOBAL BLOOD THERAPEUTICS INC COM	**	652,465
GLOBAL INDTY GROUP LLC CL A SHS	**	38,082
GLOBAL MED REIT INC COM NEW COM NEW	**	24,396
GLOBAL MIXED-MODE TWD10	**	387,163
GLOBAL NET LEASE INC COM NEW COMN STOCK	**	120,254
GLOBAL PMTS INC FIXED 2.9% DUE 05-15-2030	**	1,524,422
GLOBUS MED INC CL A NEW COM STK	**	1,279,812
GLORY LTD NPV	**	62,618
GLP CAP L P / GLP FING II INC 5.3% 01-15-2029	**	1,504,035
GLS AUTO 2.96% DUE 05-15-2025	**	3,598,814
GLS AUTO 3.16% DUE 06-16-2025	**	2,090,544
GLYCOMIMETICS INC COM	**	108,732
GM FINANCIAL AUTOMOBILE LEASING TRU 2020-2 CL A2A .71% DUE 10-20-2022	**	2,412,564
GM FINL AUTOMOBILE 1.67% DUE 04-20-2022	**	995,338
GM FINL AUTOMOBILE 1.7% DUE 12-20-2023	**	2,699,865
GM FINL AUTOMOBILE FIXED 2.03% DUE 06-20-2022	**	3,022,490
GM FINL AUTOMOBILE LEASING SER 19-2 CL A4 2.72% 03-20-2023	**	415,620
GM FINL AUTOMOBILE LEASING SER 20-3 CL B.76% 10-21-2024 REG	**	2,300,497
GM FINL AUTOMOBILE LEASING TR 2020-2 CL A-3 .8% DUE 07-20-2023 REG	**	1,158,692
GM FINL AUTOMOBILE LEASING TR 2020-3 SER20-3 CL A2A .35% 11-21-2022	**	2,165,629
GM FINL CNSMR 1.84% DUE 11-16-2022	**	522,601
GM FINL CNSMR 1.9% DUE 03-17-2025	**	8,375,015
GM FINL CNSMR 2.18% DUE 04-16-2024	**	1,930,739
GM FINL CNSMR 2.81% DUE 12-16-2022	**	418,445
GM FINL CNSMR 2.81% DUE 12-16-2022	**	947,627
GM FINL CNSMR 2.97% DUE 11-16-2023	**	1,988,499
GM FINL CNSMR AUTOMOBILE SER 19-4 CL A4 1.76% DUE 01-16-2025	**	1,543,153
GMF FLOORPLAN 2.9% DUE 04-15-2026	**	5,819,988
GMS INC COM	**	636,575
GNMA .6295% 07-20-2070	**	696,541
GNMA 2.3% DUE 11-16-2051	**	2,080,551
GNMA 2.35% DUE 07-16-2056	**	1,822,252
GNMA 2.4% DUE 09-16-2058	**	1,513,564
GNMA 2.5% DUE 09-16-2056	**	538,940

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
GNMA 2.5% DUE 10-16-2057	**	1,458,790
GNMA 2009-069 CL PV 4 DUE 08-20-2039	**	18,808
GNMA 2009-076 REMIC PASSTHRU MX CL CF 09-16-2039	**	598,554
GNMA 2009-096 REMIC PASSTHRU FT 10-20-2039	**	516,234
GNMA 2010-128 CL JC 4 DUE 06-20-2039	**	1,118,706
GNMA 2010-H22 REMIC PASSTHRU CTF CL FE FLTG RATE 05-20-2059	**	681,051
GNMA 2011-157 REMIC PASSTHRU CL PA 3.0% DUE 03-20-2041	**	282,184
GNMA 2011-H09 CL AF VAR 03-20-2061	**	1,312,157
GNMA 2012-031 REMIC PASSTHRU CL MJ 2.75 DUE 03-20-2041	**	1,110,067
GNMA 2012-059 REMIC PASSTHRU CTF CL F 05-20-2042	**	238,499
GNMA 2012-H08 REMIC PASSTHRU CTF CL FS 04-20-2062	**	2,721,363
GNMA 2012-H31 REMIC PASSTHRU SECS CL FD VAR RT 12-20-2062	**	9,362,210
GNMA 2013-088 REMIC PASSTHRU SECS CL LV 2.5% 09-16-2026	**	726,126
GNMA 2013-107 REMIC PASSTHRU CTF CL MX-AD FLTG RT 11-16-2047	**	914,350
GNMA 2013-88 REMIC CL WA VAR RT DUE 06-20-2030 REG	**	318,231
GNMA 2013-H04 REMIC PASSTHRU CTF CL BA 1.65 DUE 02-20-2063	**	16,846
GNMA 2013-H05 REMIC PASSTHRU CL FB FLTG RT 02-20-2062	**	8,100
GNMA 2014-190 REMIC PASSTHRU CTF CL PA FIXED 3.0% 06-20-2044	**	1,337,091
GNMA 2014-H10 CL FA FLTG RT DUE04-20-2064	**	1,112,013
GNMA 2015-021 REMIC PASSTHRU CTF CL MX-AF 07-16-2048	**	322,387
GNMA 2015-H27 REMIC PASSTHRU CTF CL FA 09-20-2065	**	4,049,420
GNMA 2015-H31 REMIC PASSTHRU SEC CL FT 11-20-2065	**	1,204,593
GNMA 2015-H32 REMIC PASSTHRU CTF CL FH 12-20-2065	**	286,844
GNMA 2016-H04 MTG PASSTHRU CTF CL FK 02-20-2066	**	3,510,042
GNMA 2016-H10 REMIC PASSTHRU CTF CL FJ 04-20-2066	**	4,452
GNMA 2016-H10 REMIC PASSTHRU CTF CL FJ 04-20-2066	**	256,425
GNMA 2016-H11 REMIC PASSTHRU CTF CL FE 04-20-2066	**	1,972,244
GNMA 2016-H13 REMIC PASS THRU SECS CL FT05-20-2066	**	2,381,714
GNMA 2016-H19 REMIC PASSTHRU SECS CL FA 09-20-2066	**	533,121
GNMA 2016-H20 REMIC PASSTHRU CTF CL FG 08-20-2066	**	2,357,512
GNMA 2016-H23 REMIC PASSTHRU CTF CL F FLTG RT 10-20-2066	**	1,055,895
GNMA 2016-H26 REMIC PASSTHRU SECS CL MX-FC 12-20-2066	**	100,484
GNMA 2017-121 MTG PASS THRU CTF 3% 07-20-2046	**	32,626
GNMA 2017-153 CL WA DUE 06-20-2036	**	857,233
GNMA 2017-H03 CL FB FLTG 06-20-2066	**	3,363,733
GNMA 2017-H10 REMIC PASSTHRU SECS CL FB FLTG RT 04-20-2067 REG	**	1,050,127
GNMA 2017-H14 CL FD FLTG 06-20-2067	**	832,453
GNMA 2017-H14 REMIC PASSTHRU CTF CL FB 06-20-2067	**	1,308,471
GNMA 2017-H14 REMIC PASSTHRU CTF CL FE 06-20-2067	**	2,473,835
GNMA 2017-H14 REMIC PASSTHRU CTF CL FG 06-20-2067	**	1,341,854
GNMA 2017-H16 REMIC PASSTHRU CTF CL FG FLTG 07-20-2067 REG	**	23,600,119
GNMA 2017-H16 REMIC PASSTHRU CTF CL FH 07-20-2067	**	26,342,499
GNMA 2018-94 REMIC PASSSTHRU CTF CL P 3.0% DUE 05-20-2043	**	8,211,706
GNMA 2018-H08 REMIC SER 2018-H08 CLS KF VAR RT DUE 05-20-2068	**	3,102,918
GNMA 2020-H13 REMIC PASSTHRU CTF .5295% 08-20-2070	**	94,253
GNMA 2020-H13 REMIC PASSTHRU CTF .5795% 07-20-2070	**	7,162,246
GNMA 2020-H13 REMIC PASSTHRU CTF .5795% 07-20-2070	**	7,651,567
GNMA 3% DUE 01-20-2046	**	905,866

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
GNMA 3% DUE 02-16-2046	**	1,410,520
GNMA 3% DUE 09-16-2039	**	20,967
GNMA 3.5% 09/20/2050 3.5% 09-20-2050	**	1,877,994
GNMA 4% DUE 04-16-2041	**	329,376
GNMA 4% DUE 07-16-2039	**	28,855
GNMA 5% DUE 03-16-2034	**	200,053
GNMA 5.5% DUE 08-20-2033	**	132,615
GNMA 5.5% DUE 11-20-2037	**	60,176
GNMA 6.5% DUE 08-16-2042	**	428,443
GNMA CL 2007-035 CL TE 6 DUE 06-20-2037	**	41,092
GNMA FIXED 2.35% DUE 05-16-2053	**	898,309
GNMA FIXED 3.5% DUE 02-20-2045	**	98,359
GNMA FLTG RT .48213% DUE 10-20-2060	**	4,184,209
GNMA FLTG RT .65213% DUE 04-20-2061	**	4,548,175
GNMA FLTG RT SER 18-H15 CL FG 08-20-2068 REG	**	151,432
GNMA FLTG RT SER 18-H19 CL FA 12-20-2063 REG	**	20,931,382
GNMA II JUMBOS TBA 2.0% 30 YEARS 03-15-2051	**	6,775,742
GNMA II JUMBOS TBA 2.0% 30 YEARS 03-15-2051	**	26,686,000
GNMA MTG PASS THRU CTF CL FM 02-20-2066	**	27,525
GNMA POOL #3529 5% 03-20-2034 BEO	**	2,131
GNMA POOL #4028 6% 09-20-2037 BEO	**	32,392
GNMA POOL #4041 7% 10-20-2037 BEO	**	162,831
GNMA POOL #4073 6% 01-20-2038 BEO	**	66,207
GNMA POOL #4222 6% 08-20-2038 BEO	**	30,519
GNMA POOL #4245 6% 09-20-2038 BEO	**	372,458
GNMA POOL #4247 7% 09-20-2038 BEO	**	134,152
GNMA POOL #4371 6% 02-20-2039 BEO	**	6,774
GNMA POOL #4423 4.5% 04-20-2039 BEO	**	3,311
GNMA POOL #4447 5% 05-20-2039 BEO	**	67,101
GNMA POOL #4520 5% 08-20-2039 BEO	**	301,307
GNMA POOL #4543 6% 09-20-2039 BEO	**	25,973
GNMA POOL #4602 6% 12-20-2039 BEO	**	5,667
GNMA POOL #4617 4.5% 01-20-2040 BEO	**	251,487
GNMA POOL #4717 6% 06-20-2040 BEO	**	15,562
GNMA POOL #4746 4.5% 07-20-2040 BEO	**	124,387
GNMA POOL #4772 5% 08-20-2040 BEO	**	197,261
GNMA POOL #4774 6% 08-20-2040 BEO	**	200,374
GNMA POOL #4800 4% 09-20-2040 BEO	**	296,231
GNMA POOL #4801 4.5% 09-20-2040 BEO	**	11,017
GNMA POOL #4802 5% 09-20-2040 BEO	**	163,029
GNMA POOL #4833 4% 10-20-2040 BEO	**	999,858
GNMA POOL #4834 4.5% 10-20-2040 BEO	**	38,545
GNMA POOL #4855 5% 11-20-2040 BEO	**	780,572
GNMA POOL #4883 4.5% 12-20-2040 BEO	**	197,447
GNMA POOL #4905 6% 12-20-2040 BEO	**	233,023
GNMA POOL #4923 4.5% 01-20-2041 BEO	**	267,321
GNMA POOL #4945 4% 02-20-2041 BEO	**	161,786
GNMA POOL #497630 SER 2029 6% DUE 02-15-2029 REG	**	1,048

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
GNMA POOL #4978 4.5% 03-20-2041 BEO	**	4,064,053
GNMA POOL #4979 5% 03-20-2041 BEO	**	365,445
GNMA POOL #498387 SER 2029 6% DUE 02-15-2029 REG	**	1,756
GNMA POOL #4984 5.5% 03-20-2041 BEO	**	430,363
GNMA POOL #4991 6% 03-20-2041 BEO	**	102,954
GNMA POOL #5016 4% 04-20-2041 BEO	**	142,616
GNMA POOL #5017 4.5% 04-20-2041 BEO	**	342,031
GNMA POOL #5018 5% 04-20-2041 BEO	**	271,066
GNMA POOL #5019 6% 04-20-2041 BEO	**	41,490
GNMA POOL #5115 4.5% 07-20-2041 BEO	**	56,452
GNMA POOL #5140 4.5% 08-20-2041 BEO	**	532,854
GNMA POOL #5189 6% 09-20-2041 BEO	**	113,567
GNMA POOL #521330 SER 2035 5% DUE 05-15-2035 BEO	**	125,304
GNMA POOL #523278 SER 2031 6% DUE 07-15-2031 REG	**	12,013
GNMA POOL #5240 6% 11-20-2041 BEO	**	104,785
GNMA POOL #5259 4% 12-20-2041 BEO	**	78,427
GNMA POOL #5269 6% 12-20-2041 BEO	**	12,585
GNMA POOL #5280 4% 01-20-2042 BEO	**	118,243
GNMA POOL #5305 4% 02-20-2042 BEO	**	724,428
GNMA POOL #543812 SER 2031 6% DUE 02-15-2031 REG	**	8,536
GNMA POOL #586373 5% DUE 02-15-2035 REG	**	3,734
GNMA POOL #594106 SER 2033 4.5% DUE 09-15-2033 BEO	**	48,198
GNMA POOL #595611 SER 2035 5% DUE 01-15-2035 BEO	**	3,724
GNMA POOL #603692 5% 06-15-2034 BEO	**	815
GNMA POOL #604497 5% 07-15-2033 BEO	**	5,620
GNMA POOL #607451 SER 2034 5% DUE 01-15-2034 REG	**	22,731
GNMA POOL #607465 5% DUE 02-15-2034 REG	**	48,959
GNMA POOL #610410 SER 2033 5% DUE 08-15-2033 BEO	**	8,975
GNMA POOL #615656 5% 10-15-2033 BEO	**	4,289
GNMA POOL #623871 5.0% 06-15-2034	**	3,749
GNMA POOL #633701 5.0% 09-15-2033	**	6,949
GNMA POOL #636484 5.0% 03-15-2035	**	12,227
GNMA POOL #637746 5.0% 12-15-2034	**	5,155
GNMA POOL #638222 5% 12-15-2034 BEO	**	2,733
GNMA POOL #643362 5% 10-15-2035 BEO	**	4,409
GNMA POOL #668014 3% 11-15-2044 BEO	**	2,831,786
GNMA POOL #670030 3% 07-15-2045 BEO	**	762,093
GNMA POOL #672676 SER 2038 5.5% DUE 04-15-2038 BEO	**	60,939
GNMA POOL #676754 SER 2038 5.5% DUE 03-15-2038 REG	**	145,164
GNMA POOL #687179 SER 2038 5.5% DUE 04-15-2038 REG	**	127,681
GNMA POOL #687835 6% 08-15-2038 BEO	**	45,016
GNMA POOL #688043 6% 11-15-2038 BEO	**	74,021
GNMA POOL #690922 5.5% 06-15-2038 BEO	**	67,843
GNMA POOL #697586 5.5% 11-15-2038 BEO	**	3,791
GNMA POOL #711379 SER 2038 5.5% DUE 07-15-2038 REG	**	1,910
GNMA POOL #723344 4% 09-15-2039 BEO	**	321,556
GNMA POOL #723430 4.5% 11-15-2039 BEO	**	90,802
GNMA POOL #723616 5% 01-15-2040 BEO	**	751,381

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
GNMA POOL #726480 5% 11-15-2039 BEO	**	989,064
GNMA POOL #733600 SER 2040 5% DUE 04-15-2040 REG	**	91,160
GNMA POOL #733627 5% 05-15-2040 BEO	**	183,878
GNMA POOL #736520 SER 2040 4.5% DUE 04-15-2040 REG	**	390,528
GNMA POOL #737111 FIXED 4.5% 04-15-2040 BEO	**	249,239
GNMA POOL #738108 4.5% 03-15-2041 BEO	**	335,772
GNMA POOL #745243 4% 07-15-2040 BEO	**	331,351
GNMA POOL #771561 4.0% 08-15-2041	**	160,899
GNMA POOL #780049 SER 2021 9.5 DUE 11-15-2021 REG	**	9
GNMA POOL #780151 SER 2021 9 DUE 12-15-2021 REG	**	38
GNMA POOL #780345 SER 2021 9.5% DUE 12-15-2021 REG	**	8
GNMA POOL #781804 6% 09-15-2034 BEO	**	185,459
GNMA POOL #781847 6% 12-15-2034 BEO	**	127,126
GNMA POOL #781885 SER 2035 5% DUE 03-15-2035 REG	**	9,426
GNMA POOL #781902 6% 02-15-2035 BEO	**	145,440
GNMA POOL #781958 5% 07-15-2035 BEO	**	10,000
GNMA POOL #782382 5.5% 08-15-2038 BEO	**	16,689
GNMA POOL #782436 6% 10-15-2038 BEO	**	68,938
GNMA POOL #782716 SER 2039 5% DUE 07-15-2039 REG	**	95,263
GNMA POOL #783867 SER 2036 6% DUE 08-15-2036 BEO	**	470,326
GNMA POOL #784119 3% 02-20-2046 BEO	**	552,819
GNMA POOL #784571 3.5% 06-15-2048 BEO	**	8,170,606
GNMA POOL #799706 SER 2042 3.5% DUE 09-15-2042 BEO	**	95,554
GNMA POOL #999999 2% 05-16-2049 BEO	**	1,689,656
GNMA POOL #999999 2.20000004768% 04-16-2057 BEO	**	977,949
GNMA POOL #AA5649 SER 2042 3.0% 09-15-2042	**	472,943
GNMA POOL #AA5821 3 DUE 11-15-2042 REG	**	716,974
GNMA POOL #AB2892 3.0% 09-15-2042	**	1,444,025
GNMA POOL #AB3031 SER 2042 3% DUE 10-15-2042 REG	**	164,435
GNMA POOL #AB9108 SER 2042 3% DUE 10-15-2042 BEO	**	3,142,386
GNMA POOL #AB9205 SER 2042 3% DUE 11-15-2042 BEO	**	2,617
GNMA POOL #AB9323 SER 2042 3.5% DUE 09-15-2042 BEO	**	44,975
GNMA POOL #AC3752 3 DUE 12-15-2042 REG	**	266,272
GNMA POOL #AD1034 3% DUE 07-15-2043 REG	**	389,197
GNMA POOL #AD2413 3.5% DUE 05-15-2043 REG	**	181,392
GNMA POOL #AD2414 3.5 DUE 05-15-2043 REG	**	156,250
GNMA POOL #AD4102 SER 2043 3 DUE 07-15-2043 REG	**	922,516
GNMA POOL #AD6086 3.5% 02-15-2050 BEO	**	1,898,404
GNMA POOL #AE7691 3 DUE 08-15-2043 REG	**	1,498,697
GNMA POOL #AE8109 SER 2044 3.5% DUE 01-15-2044 BEO	**	230,811
GNMA POOL #AF5807 SER 2044 3.5% DUE 01-15-2044 BEO	**	53,651
GNMA POOL #AI6888 3% 05-15-2045 BEO	**	1,379,971
GNMA POOL #AK6718 3% 01-15-2045 BEO	**	141,698
GNMA POOL #AK7285 3% 03-15-2045 BEO	**	290,454
GNMA POOL #AK7286 3% 03-15-2045 BEO	**	966,251
GNMA POOL #AK7329 3% 04-15-2045 BEO	**	2,389,976
GNMA POOL #AK8997 SER 2045 3% DUE 07-15-2045 BEO	**	986,221
GNMA POOL #AL1539 3% 05-15-2045 BEO	**	535,624

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
GNMA POOL #AL4608 SER 2045 3% DUE 03-15-2045 BEO	**	1,649,281
GNMA POOL #AL8635 SER 2045 3% DUE 03-15-2045 BEO	**	1,372,388
GNMA POOL #AM4099 3% 04-15-2045 BEO	**	1,164,816
GNMA POOL #AM8643 3% 05-15-2045 BEO	**	1,896,085
GNMA POOL #AM8646 3% 05-15-2045 BEO	**	757,927
GNMA POOL #AN5715 3% 06-15-2045 BEO	**	310,559
GNMA POOL #AN5721 3% 06-15-2045 BEO	**	134,454
GNMA POOL #AN5726 SER 2045 3% DUE 06-15-2045 BEO	**	1,708,060
GNMA POOL #AN5733 3% 06-15-2045 BEO	**	186,848
GNMA POOL #AN5734 SER 2045 3% DUE 06-15-2045 BEO	**	2,088,588
GNMA POOL #BD4016 3% 10-15-2049 BEO	**	1,140,496
GNMA POOL #BL1045X SER 2049 3.5% 10-15-2049	**	1,104,109
GNMA POOL #BM7534 3.5% 02-20-2050 BEO	**	506,282
GNMA POOL #BM9692 4.5% 07-20-2049 BEO	**	1,773,114
GNMA POOL #BM9734 4% 10-20-2049 BEO	**	417,393
GNMA POOL #BM9743 4% 11-20-2049 BEO	**	3,456,892
GNMA POOL #BP6203X 3.5% 11-15-2049	**	1,348,471
GNMA POOL #BP6229 3% 11-15-2049 BEO	**	1,786,284
GNMA POOL #BQ0651 3.5% 11-15-2049 BEO	**	809,657
GNMA POOL #BQ1238 3.5% 10-15-2049 BEO	**	484,032
GNMA POOL #BQ7371 3.5% 11-15-2049 BEO	**	437,153
GNMA POOL #BR6606 3% 02-15-2050 BEO	**	88,333
GNMA POOL #BS1728 4% 01-20-2050 BEO	**	320,349
GNMA POOL #BS1742 4% 02-20-2050 BEO	**	312,514
GNMA POOL #BS1754 4% 03-15-2050 BEO	**	100,014
GNMA POOL #BS1757 4% 03-20-2050 BEO	**	210,471
GNMA POOL #BS5027 3.5% 02-15-2050 BEO	**	99,946
GNMA POOL #BS5195 3.5% 01-15-2050 BEO	**	288,993
GNMA POOL #BS8439 3.5% 05-15-2050 BEO	**	941,388
GNMA POOL #BS8546 2.5% 12-20-2050 BEO	**	539,086
GNMA POOL #BT0812 3% 03-20-2050 BEO	**	2,690,674
GNMA POOL #MA0318 3.5% 08-20-2042 BEO	**	1,563,773
GNMA POOL #MA1376 4% 10-20-2043 BEO	**	369,919
GNMA POOL #MA1377 4.5% 10-20-2043 BEO	**	638,038
GNMA POOL #MA1448 3.5% 11-20-2043 BEO	**	11,360
GNMA POOL #MA1839 4% 04-20-2044 BEO	**	426,147
GNMA POOL #MA1997 4.5% 06-20-2044 BEO	**	473,334
GNMA POOL #MA2072 3% 07-20-2044 BEO	**	278,906
GNMA POOL #MA2149 4% 08-20-2044 BEO	**	259,714
GNMA POOL #MA2303 3.5% 10-20-2044 BEO	**	778,571
GNMA POOL #MA2446 4% 12-20-2044 BEO	**	470,508
GNMA POOL #MA2753 3% 04-20-2045 BEO	**	385,958
GNMA POOL #MA2825 3% 05-20-2045 BEO	**	353,766
GNMA POOL #MA2960 3% 07-20-2045 BEO	**	703,581
GNMA POOL #MA3037 5% 08-20-2045 BEO	**	250,860
GNMA POOL #MA3243 3% 11-20-2045 BEO	**	234,055
GNMA POOL #MA3245 4% 11-20-2045 BEO	**	758,186
GNMA POOL #MA3311 4% 12-20-2045 BEO	**	905,541

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
GNMA POOL #MA3375 3% 01-20-2046 BEO	**	154,435
GNMA POOL #MA3663 3.5% 05-20-2046 BEO	**	448,945
GNMA POOL #MA3737 4% 06-20-2046 BEO	**	1,261,946
GNMA POOL #MA3802 3% 07-20-2046 BEO	**	396,303
GNMA POOL #MA3803 3.5% 07-20-2046 BEO	**	5,298,954
GNMA POOL #MA3873 3% 08-20-2046 BEO	**	1,179,085
GNMA POOL #MA3937 3.5% 09-20-2046 BEO	**	423,142
GNMA POOL #MA3939 4.5% 09-20-2046 BEO	**	407,687
GNMA POOL #MA4068 3% 11-20-2046 BEO	**	560,041
GNMA POOL #MA4070 4% 11-20-2046 BEO	**	407,179
GNMA POOL #MA4071 4.5% 11-20-2046 BEO	**	1,017,065
GNMA POOL #MA4125 2.5% 12-20-2046 BEO	**	876,195
GNMA POOL #MA4127 3.5% 12-20-2046 BEO	**	1,433,096
GNMA POOL #MA4195 3% 01-20-2047 BEO	**	950,897
GNMA POOL #MA4196 3.5% 01-20-2047 BEO	**	1,064,072
GNMA POOL #MA4261 3% 02-20-2047 BEO	**	2,728,023
GNMA POOL #MA4263 4% 02-20-2047 BEO	**	605,279
GNMA POOL #MA4321 3.5% 03-20-2047 BEO	**	1,212,953
GNMA POOL #MA4381 3% 04-20-2047 BEO	**	99,399
GNMA POOL #MA4382 3.5% 04-20-2047 BEO	**	1,329,514
GNMA POOL #MA4425 3% 05-20-2032 BEO	**	2,832,076
GNMA POOL #MA4450 3% 05-20-2047 BEO	**	1,775,249
GNMA POOL #MA4510 3.5% 06-20-2047 BEO	**	2,127,669
GNMA POOL #MA4585 3% 07-20-2047 BEO	**	665,230
GNMA POOL #MA4781 5% 10-20-2047 BEO	**	1,389,983
GNMA POOL #MA4838 4% 11-20-2047 BEO	**	4,272,487
GNMA POOL #MA4899 3% 12-20-2047 BEO	**	2,881,342
GNMA POOL #MA4961 3% 01-20-2048 BEO	**	1,830,593
GNMA POOL #MA4962 3.5% 01-20-2048 BEO	**	957,982
GNMA POOL #MA4964 4.5% 01-20-2048 BEO	**	580,701
GNMA POOL #MA5018 3% 02-20-2048 BEO	**	194,902
GNMA POOL #MA5019 3.5% 02-20-2048 BEO	**	5,234,992
GNMA POOL #MA5021 4.5% 02-20-2048 BEO	**	3,712,207
GNMA POOL #MA5137 4% 04-20-2048 BEO	**	1,324,377
GNMA POOL #MA5138 4.5% 04-20-2048 BEO	**	639,566
GNMA POOL #MA5265 4.5% 06-20-2048 BEO	**	1,587,316
GNMA POOL #MA5399 4.5% 08-20-2048 BEO	**	1,160,503
GNMA POOL #MA5594 3.5% 11-20-2048 BEO	**	1,510,005
GNMA POOL #MA5764 4.5% 02-20-2049 BEO	**	686,191
GNMA POOL #MA5819 5% 03-20-2049 BEO	**	71,306
GNMA POOL #MA5877 4.5% DUE 04-20-2049 REG	**	1,143,206
GNMA POOL #MA6222 5% 10-20-2049 BEO	**	11,609,013
GNMA POOL #MA6413 5% 01-20-2050 BEO	**	78,729
GNMA POOL #MA6477 4.5% 02-20-2050 BEO	**	1,402,758
GNMA POOL #MA6603 5% 04-20-2050 BEO	**	94,790
GNMA POOL AE7613 SER 2043 3 DUE 07-15-2043 REG	**	197,175
GNMA POOL#MA5712 5.0% 01-20-2049 REG	**	2,487,248
GNMA REMIC 2015-H30 CL FD FLT RT 10-20-2065	**	3,054,129

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
GNMA REMIC SER 10-61 CL KG 4% FIXED DUE 03-16-2040	**	970,975
GNMA REMIC SER 11-116 CL BA 2% DUE 08-16-2026	**	548,567
GNMA REMIC SER 11-128 CL BL 2% DUE 09-16-2026	**	302,774
GNMA REMIC SER 13-H24 CL FB FLTG DUE 09-20-2063	**	3,120,902
GNMA REMIC SER 15-H04 CL FA FLTG DUE 12-20-2064 REG	**	7,762,453
GNMA REMIC SER 2008-032 CL PN 4.2 10-16-2037	**	20,181
GNMA REMIC SR 19-78 CL KP 2.5% 06-20-2049	**	2,525,751
GNMA REMIC SR 2017-H12 CL FL VAR RT 05-20-2067	**	23,293,985
GNMA SER 2017-H01 CL FC FLTG 12-20-2066	**	1,610,852
GNMA SER 09-98 CLS DA 3.25% 07-16-2039	**	2,371,750
GNMA SER 12-H12 CL HD 2.0% 05-20-2062	**	76,302
GNMA SER 12-H14 CL NA 2.0% 06-20-2062	**	181
GNMA SER 13-115 CL PB 02-20-2043	**	252,305
GNMA SER 13-17 CL A 2.5% 10-20-2039	**	2,171,566
GNMA SER 13-H18 CL EA FLTG DUE 07-20-2063 REG	**	2,644,506
GNMA SER 18-36 CL AM 3.0% 07-20-2045	**	7,575,458
GNMA SER 19-111 CL NA 3.5% 05-20-2048	**	8,553,249
GNMA SER 19-123 CLS A 3.0% 10-20-2049	**	700,096
GNMA SER 2.25 DUE 12-16-2041	**	1,034,411
GNMA SER 2009-061 CL NP 4.0% DUE 08-20-2039	**	536,908
GNMA SER 2010-113 CL CJ 3 DUE 11-20-2039	**	121,466
GNMA SER 2010-160 CL WX 4.5% 06-20-2039	**	1,237,626
GNMA SER 2010-H010 CL FC FLTG RT DUE 05-20-2060	**	1,900,033
GNMA SER 2013-144 CL DA 3.0% 09-20-2041	**	814,187
GNMA SER 2014-054 CL AC 2.87422 DUE 02-16-2049	**	873,089
GNMA SER 2014-17 CL AM FLTG RT DUE 06-16-2048 REG	**	76,483
GNMA SER 2015-H11 CL FC FLTG RT 5-20-2065	**	1,581,222
GNMA SER 2015-H20 CL FB FLT RT 08-20-2065	**	415,883
GNMA SER 2016-164 CL AD 2.0% 12-20-2037	**	1,119,293
GNMA SER 2017-051 CL AB 2.35% 04-16-2057	**	2,488,418
GNMA SER 2017-H07 CL FG FLTG RT DUE 02-20-2067 REG	**	5,294,742
GNMA SER 2017-H19 CL FA FLTG RT DUE 08-20-2067	**	6,025,043
GNMA SER 2018-38 CL WF FLTG DUE 10-20-2043	**	181,910
GNMA SER 2018-H06 CL PF FLTG 02-20-2068	**	3,767,449
GNMA SER 2018-H07 CL FD FLTG 05-20-2068 REG	**	6,541,057
GNMA SR 2006-38 CL FZ FLTG DUE 09-16-2035	**	1,176,198
GNMA SR 2010-115 CL DA 2.5% DUE 09-20-2040	**	843,348
GNMA SR 2011-156 CL PD 2.0% 04-20-2040	**	437,232
GNMA SR 2018-166 CL H-C 3.5% 09-20-2048	**	1,274,900
GNMA SR 2019-031CL HA 3.0% 07-20-2047	**	1,788,697
GNMA SR 20-H09 CL FL FLTG RT 05-20-2070	**	2,095,972
GNMA SR 20-H09 CL NF FLTG RT 04-20-2070	**	93,891
GNMAII POOL #004224 SER 2038 7 DUE 08-20-2038 REG	**	126,595
GNMAII POOL #2958 SER 2030 8% DUE 08-20-2030 REG	**	8,231
GNMAII POOL #3879 SER 2036 6% DUE 07-20-2036 REG	**	1,235
GNMAII POOL #4040 SER 2037 6.5% DUE 10-20-2037 REG	**	10,028
GNMAII POOL #4060 SER 2037 6% DUE 12-20-2037 REG	**	32,272
GNMAII POOL #4099 SER 2038 6% DUE 03-20-2038 REG	**	13,436

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
GNMAII POOL #4195 SER 2038 6% DUE 07-20-2038 REG	**	4,848
GNMAII POOL #4268 SER 2038 6% DUE 10-20-2038 REG	**	3,610
GNMAII POOL #4291 SER 2038 6% DUE 11-20-2038 REG	**	181,229
GNMAII POOL #4696 SER 2040 4.5% DUE 05-20-2040 REG	**	521,411
GNMAII POOL #4697 SER 2040 5% DUE 05-20-2040 REG	**	117,238
GNMAII POOL #4747 SER 2040 5% DUE 07-20-2040 BEO	**	683,774
GNMAII POOL #4837 SER 2040 6% DUE 10-20-2040 BEO	**	47,711
GNMAII POOL #4922 SER 2041 4% DUE 01-20-2041 BEO	**	215,182
GNMAII POOL #5063 SER 2041 6% DUE 05-20-2041 BEO	**	58,723
GNMAII POOL #5082 SER 2041 4.5% DUE 06-20-2041 BEO	**	230,944
GNMAII POOL #5326 SER 2027 3% DUE 03-20-2027 BEO	**	126,445
GNMAII POOL #783368 SER 2041 4.5% DUE 07-20-2041 BEO	**	779,030
GNMAII POOL #783637 SER 2042 3% DUE 06-20-2042 REG	**	75,143
GNMAII POOL #784825 SER 2049 3.5% DUE 10-20-2049	**	1,077,909
GNMAII POOL #784905 SER 2050 3.0% DUE 01-20-2050 REG	**	1,475,735
GNMAII POOL #80012 SER 2026 ADJ RT 11-20-2026	**	7,645
GNMAII POOL #80106 2.25% DUE 08-20-2027 REG	**	10,468
GNMAII POOL #80397 SER 2030 ADJ RT 04-20-2030	**	1,135
GNMAII POOL #8358 ADJ RT 01-20-2024	**	4,049
GNMAII POOL #8399 SER 2024 ADJ RT 04-20-2024	**	3,759
GNMAII POOL #8744 SER 2025 ADJ RT 11-20-2025	**	12,203
GNMAII POOL #8770 SER 2025 ADJ RT 12-20-2025	**	12,654
GNMAII POOL #8781 SER 2026 ADJ RT 01-20-2026	**	372
GNMAII POOL #8788 SER 2026 3% DUE 01-20-2026 REG	**	3,725
GNMAII POOL #BS8420 SER 2050 4% DUE 04-20-2050 BEO	**	1,586,978
GNMAII POOL #G2 MA4654 SER 2047 4.5% DUE08-20-2047 REG GNMAII	**	700,672
GNMAII POOL #MA0023 SER 2042 4% DUE 04-20-2042 REG	**	231,654
GNMAII POOL #MA0073 SER 2027 3% DUE 05-20-2027 REG	**	281,155
GNMAII POOL #MA0272 SER 2027 2.0% DUE 07-20-2027	**	232,601
GNMAII POOL #MA0299 SER 2027 2.5% DUE 08-20-2027 REG	**	561,970
GNMAII POOL #MA0317 3 DUE 08-20-2012 REG	**	847,711
GNMAII POOL #MA0391 SER 2042 3% DUE 09-20-2042 REG	**	1,083,593
GNMAII POOL #MA0392 SER 2042 3.5 DUE 09-20-2042 REG	**	1,183,852
GNMAII POOL #MA0462 3.5 DUE 10-20-2042 REG	**	1,664,185
GNMAII POOL #MA0463 4 DUE 10-20-2042 REG	**	1,140,285
GNMAII POOL #MA0624 3 12-20-2042 REG	**	408,056
GNMAII POOL #MA0626 4 DUE 11-20-2042 REG	**	544,942
GNMAII POOL #MA0698 3 01-20-2043 REG	**	583,274
GNMAII POOL #MA0933 SER 2043 3% DUE 04-20-2043 REG	**	492,687
GNMAII POOL #MA1012 SER 2043 3.5% DUE 05-20-2043 REG	**	1,295,002
GNMAII POOL #MA1995 SER 2044 3.5% DUE 06-20-2044 BEO	**	3,039,941
GNMAII POOL #MA2372 SER 2044 4% DUE 11-20-2044 REG	**	1,092,085
GNMAII POOL #MA2677 3.0% 03-20-2045 REG	**	828,710
GNMAII POOL #MA2678 SER 2045 3.5% DUE 03-20-2045 REG	**	1,265,295
GNMAII POOL #MA2754 SER 2045 3.5% DUE 04-20-2045 REG	**	2,450,575
GNMAII POOL #MA3172 SER 2045 3% DUE 10-20-2045 REG	**	1,208,057
GNMAII POOL #MA3174 SER 2045 4% DUE 10-20-2045 REG	**	615,457
GNMAII POOL #MA3597 SER 2046 3.5% DUE 04-20-2046 BEO	**	5,258,090

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
GNMAII POOL #MA3662 SER 2046 3% DUE 05-20-2046 REG	**	2,279,090
GNMAII POOL #MA4003 SER 2046 3% DUE 10-20-2046 REG	**	3,538,332
GNMAII POOL #MA4004 SER 2046 3.5% DUE 10-20-2046 REG	**	4,632,550
GNMAII POOL #MA4322 SER 2047 4% DUE 03-20-2047 REG	**	1,986,413
GNMAII POOL #MA4383 SER 2047 4% DUE 04-20-2047 REG	**	830,762
GNMAII POOL #MA4452 4.0% DUE 05-20-2047 REG	**	727,308
GNMAII POOL #MA4511 SER 2047 4% DUE 06-20-2047 REG	**	3,662,791
GNMAII POOL #MA4718 3% DUE 09-20-2047 REG	**	173,675
GNMAII POOL #MA4720 SER 2047 4% DUE 09-20-2047 REG	**	14,002,805
GNMAII POOL #MA4837 SER 2047 3.5% DUE 11-20-2047 REG	**	1,064,787
GNMAII POOL #MA4900 SER 2047 3.5% DUE 12-20-2047	**	256,470
GNMAII POOL #MA4901 4% 12-20-2047	**	1,795,881
GNMAII POOL #MA5020 4.0% 02-20-2048	**	1,322,743
GNMAII POOL #MA5078 4.0% 03-20-2048	**	2,228,439
GNMAII POOL #MA5079 4.5% 03-20-2048	**	196,023
GNMAII POOL #MA5193 4.5% DUE 05-01-2048 REG	**	2,585,082
GNMAII POOL #MA5266 SER 2048 5% DUE 06-01-2048 REG	**	304,833
GNMAII POOL #MA5331 4.5% DUE 07-20-2048 REG	**	210,436
GNMAII POOL #MA5467 4.5% DUE 09-20-2048	**	2,725,554
GNMAII POOL #MA5529 4.5% 10-20-2048	**	1,682,704
GNMAII POOL #MA5530 SER 2048 5.0% DUE 10-20-2048 REG	**	2,145,449
GNMAII POOL #MA5597 5.0% 11-20-2048 REG	**	66,453
GNMAII POOL #MA5652 SER 2048 4.5% DUE 12-20-2048 REG	**	656,650
GNMAII POOL #MA5762 3.5% DUE 02-20-2049	**	43,659
GNMAII POOL #MA5818 SER 2049 4.5% DUE 03-20-2049 REG MBS	**	1,802,657
GNMAII POOL #MA5988 5.0% 06-20-2049	**	317,890
GNMAII POOL #MA6153 3.0% 09-20-2049	**	2,078,261
GNMAII POOL #MA6339 3.5% 12-20-2049	**	706,144
GNMAII POOL #MA6342M 5.0% 12-20-2049	**	70,193
GNMAII POOL #MA6412 4.5% DUE 01-20-2050 REG	**	25,257,134
GNMAII POOL #MA6474 3.0% 02-20-2050 REG	**	4,028,368
GNMAII POOL #MA6544 4.5% 03-20-2050	**	848,345
GNMAII POOL #MA6656 SER 2050 3% DUE 05-20-2050 REG	**	1,811,631
GNMAII POOL #MA6866 3.0% 09-20-2050	**	2,283,413
GNMAII POOL #MA6932 3.0% DUE 10-20-2050	**	2,516,754
GNMAII POOL #MA7051 2.0% DUE 12-20-2050 REG	**	3,139,415
GNMAII POOL #MA7053 3.0% DUE 12-20-2050	**	6,167,725
GNMAII POOL MA5711 SER 2049 4.5% DUE 01-20-2049 REG	**	5,740,872
GODO STEEL LTD NPV	**	37,672
GODREJ PROPS LTD DEMAT EQUITY INR 5	**	835,467
GOGO INC COM	**	113,374
GOLD BULLION BAR .9999-1 OZ	**	9,887,041
GOLD RESOURCE CORP COM	**	26,609
GOLDMAN SACHS 2.875% DUE 02-25-2021	**	2,669,962
GOLDMAN SACHS 2.876% DUE 10-31-2022	**	3,836,308
GOLDMAN SACHS 2.905% DUE 07-24-2023	**	4,476,535
GOLDMAN SACHS 3% DUE 04-26-2022	**	1,522,253
GOLDMAN SACHS 3.2% DUE 02-23-2023	**	3,800,658

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
GOLDMAN SACHS 3.5% DUE 11-16-2026	**	7,005,294
GOLDMAN SACHS 3.691% DUE 06-05-2028	**	1,152,023
GOLDMAN SACHS 3.691% DUE 06-05-2028	**	16,531,531
GOLDMAN SACHS 3.75% DUE 02-25-2026	**	965,555
GOLDMAN SACHS 3.85% DUE 01-26-2027	**	8,165,248
GOLDMAN SACHS 3.85% DUE 07-08-2024	**	7,789,448
GOLDMAN SACHS 4% DUE 03-03-2024	**	30,519,325
GOLDMAN SACHS 4.25% DUE 10-21-2025	**	1,318,822
GOLDMAN SACHS 4.75% DUE 10-21-2045	**	13,927
GOLDMAN SACHS 5.25% DUE 07-27-2021	**	2,087,003
GOLDMAN SACHS 5.75% DUE 01-24-2022	**	2,457,515
GOLDMAN SACHS 6.75% DUE 10-01-2037	**	367,239
GOLDMAN SACHS CAP II GTD FIXED TO FLTG NORMAL PPS DUE 06-01-2043/06-01-2012 REG	**	5,895
GOLDMAN SACHS FIXED 3.5% DUE 04-01-2025	**	13,681,838
GOLDMAN SACHS FLTG RT 4.017% DUE 10-31-2038	**	610,170
GOLDMAN SACHS GROUP INC 1.093% DUE 12-09-2026 REG	**	5,257,159
GOLDMAN SACHS GROUP INC 2.6% DUE 02-07-2030	**	1,075,652
GOLDMAN SACHS GROUP INC 2.908% 06-05-2023 REG	**	1,501,548
GOLDMAN SACHS GROUP INC 3.272% 09-29-2025 REG	**	547,713
GOLDMAN SACHS GROUP INC 3.272% 09-29-2025 REG	**	5,477,127
GOLDMAN SACHS GROUP INC 4.223% 05-01-2029	**	830,454
GOLDMAN SACHS GROUP INC 4.223% 05-01-2029	**	12,812,721
GOLDMAN SACHS GROUP INC 6 45 05 01 6.45 DUE 05-01-2036 BEO	**	131,645
GOLDMAN SACHS GROUP INC COM	**	44,192,258
GOLDMAN SACHS GROUP INC FRN 10-28-2027	**	1,681,747
GOLDMAN SACHS MTG SER 2012-GCJ9 CL A3 2.773 DUE 11-10-2045	**	3,885,611
GOLFZON CO LTD KRW500	**	107,543
GOODMAN GROUP NPV	**	393,616
GOODRICH PETE CORP COM PAR $ COM PAR $	**	19,322
GOODYEAR TIRE & RUBBER CO COM	**	1,900,358
GOOSEHEAD INS INC COM CL A COM CL A	**	2,108,569
GOPRO INC CL A CL A	**	1,817,592
GORMAN RUPP CO COM	**	117,501
GOSSAMER BIO INC COM USD0.0001	**	234,401
GOVERNMENT NATIONAL MORTGAGE ASSOC 2% 01-15-2051	**	19,973,676
GOVERNMENT NATIONAL MORTGAGE ASSOC 2% 02-15-2051	**	6,264,375
GOVERNMENT NATIONAL MORTGAGE ASSOC POOL #646853 5.5% 08-15-2035 BEO	**	3,807
GOVERNMENT NATL MTG SER 2015-H14 CL FA FLTG RT 06-20-2065	**	2,678,992
GP STRATEGIES CORP COM STK	**	36,114
GPE BRUXELLES LAM NPV	**	112,383
GPO MEXICO SA SER'B'COM NPV	**	306,497
GPT GROUP NPV (STAPLED SECURITIES)	**	163,950
GRAFTON GROUP PLC	**	483,141
GRAHAM HLDGS CO COM CL B COM	**	353,098
GRAINGER W W INC 1.85% DUE 02-15-2025	**	4,745,822
GRAINGER W W INC COM	**	313,605
GRAND AVE CRE 2020-FL2 LTD / GRAND SR SECD NT CL A FLTG RATE 2.5765 03-15-2035	**	2,965,642
GRANITE CONST INC COM	**	207,483

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
GRANULES INDIA INR1	**	363,900
GRAPHIC PACKAGING HLDG CO COM STK	**	1,662,204
GRAY T.V INC COM CL B	**	244,091
GREAT EASTERN SHI INR10 (POST REORG)	**	254,574
GREAT HALL MG NO.1 FRN M/BKD 03/2039 EUR'A2B'	**	410,291
GREAT HALL MG NO.1 FRN M/BKD 06/2038 EUR'A2B'	**	412,795
GREAT HALL MTGS NO 1 PLC 2007-02 ASSET BACKED NT CL AC 144A 18 JUN 2039	**	481,243
GREAT LAKES DREDGE & DOCK CORP NEW COM	**	116,199
GREAT PLAINS 4.85% DUE 06-01-2021	**	1,526,360
GREAT SOUTHN BANCORP INC COM	**	119,658
GREAT WEST LIFECO COM NPV	**	114,349
GREAT WESTN BANCORP INC COM	**	206,367
GREEN BRICK PARTNERS INC COM	**	209,395
GREEN DOT CORP COM STK	**	1,317,047
GREEN PLAINS INC COM STK	**	472,158
GREENBRIER COS INC COM STK	**	196,052
GREENLIGHT CAPITAL RE LTD CLASS A	**	47,881
GREENPOINT MTG FDG TR 2006-OH1 MTG PASSTHRU CTF CL A-1 FLTG 01-25-2037 REG	**	1,225,192
GREIF INC	**	88,632
GREIF INC.	**	169,049
GREYWOLF CLO VII LTD SRS 18-7A CL A1 10-20-2031	**	5,249,988
GRIFFON CORP COM	**	14,266
GROCERY OUTLET HLDG CORP COM	**	3,985,406
GROUP 1 AUTOMOTIVE INC COM	**	309,097
GROUPON INC COM NEW COM NEW	**	2,090
GRUMA, S.A.B DE C.V	**	225,449
GRUPO BIMBO SAB DE CV	**	105,683
GRUPO CEMENTOS CHIHUAHUA S.A.B DE C.V	**	43,971
GRUPO COM CHEDRAUI NPV B CL'I'	**	226,900
GRUPO FINANCIERO BANORTE S A B DE C V	**	214,613
GRUPO TRAXION SAB COM SER'A'NPV 144A/REGS	**	97,416
GS HOME SHOPPING I KRW5000	**	175,898
GS MTG SECS CORP SER 2004-AR1 CL A2B FLTRT 06-25-2034 REG	**	746,032
GS MTG SECS SER 2014-GC24 CL A-AB 0.0% DUE 09-10-2047 REG	**	1,557,468
GS MTG SECS TR 1.56% DUE 12-12-2053	**	3,432,413
GS MTG SECS TR 2020-GC45 SR 20-GC45 CL A3 2.63% 02-13-2053	**	3,017,230
GS MTG SECS TR 3.05% DUE 05-10-2049	**	1,900,105
GS MTG SECS TR 3.36400008202% DUE 11-10-2047	**	8,964,394
GS MTG SECS TR 3.469% DUE 11-10-2050	**	2,101,012
GS MTG SECS TR 3.482 DUE 01-10-2045	**	7,973,348
GS MTG SECS TR 4.243% DUE 08-10-2046	**	3,432,950
GUARANTY BANCSHARES INC TEX COM USD1.00	**	62,625
GUARDANT HEALTH INC COM	**	2,413,020
GUARDIAN LIFE GLOBAL FDG SR SECD TRANCHE# SR 00025 1.25% 11-19-2027	**	1,700,242
GUESS INC COM	**	194,080
GUIDEWIRE SOFTWARE INC COM USD0.0001	**	1,350,506
GULF IS FABRICATION INC COM	**	8,290
H & E EQUIP SVCS INC COM	**	86,061

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
H PLUS H INTL DKK10.00	**	44,457
H&R REAL ESTATE INVT TR	**	1,041,085
H.U. GROUP HOLDINGS INC	**	444,795
HACI OMER SABANCI TRY1	**	350,360
HACKENSACK MERIDIAN HEALTH INC 2.875% 09-01-2050	**	448,813
HACKETT GROUP INC COM STK	**	41,976
HAIER SMART HOME CO LTD-H	**	1,363,351
HAIN CELESTIAL GROUP INC COM	**	116,074
HALFORDS GROUP ORD GBP0.01	**	58,887
HALLIBURTON CO 3.25% DUE 11-15-2021	**	2,308,918
HALLIBURTON CO 3.5% DUE 08-01-2023	**	173,097
HALLIBURTON CO 3.8% DUE 11-15-2025	**	21,309
HALLIBURTON CO 3.8% DUE 11-15-2025	**	105,423
HALLIBURTON CO COM	**	6,080,130
HALLMARK FINL SVCS INC COM NEW COM NEW	**	11,566
HALWANI BROS COMMON STOCK	**	489,296
HAMAKYOREX CO LTD NPV	**	324,197
HAMBURGER HAFEN NPV (REGD) 'A'	**	100,638
HAMILTON CNTY OHIO HEALTH CARE FACS REV 3.756% 06-01-2042 BEO TAXABLE	**	253,303
HAMILTON LANE INC CL A CL A	**	2,239,489
HAN JIN TRANSPORT KRW5000	**	97,498
HANA FINANCIAL GRP KRW5000	**	1,649,247
HANCOCK WHITNEY CORP	**	4,302,918
HANCOM INC KRW500	**	316,849
HANGER INC COM	**	169,719
HANKOOK TIRE & TECHNOLOGY CO LTD	**	64,021
HANKUK CARBON CO KRW500	**	148,558
HANMI FINL CORP COM NEW COM NEW	**	250,943
HANNON ARMSTRONG SUSTAINABLE INFRASTRUCTURE CAP INC COM	**	1,808,643
HANOVER INS GROUP INC 2.5% 09-01-2030	**	182,652
HANOVER INS GROUP INC COM	**	4,353,984
HANSOL PAPER CO KRW5000	**	26,057
HANWA CO LTD NPV	**	1,221,547
HANWHA AEROSPACE CO LTD	**	28,521
HANWHA CORP KRW5000	**	494,619
HARBORONE NORTHEAST BANCORP INC COM	**	202,224
HARLEY DAVIDSON COM USD0.01	**	6,604,238
HARLEY DAVIDSON FLTG RT 1.16763% DUE 03-02-2021	**	200,037
HARLEY-DAVIDSON FIXED 2.35% DUE 10-15-2024	**	3,555,256
HARMONIC INC COM	**	330,562
HARPOON THERAPEUTICS INC COM	**	92,069
HARSCO CORP COM	**	84,991
HARTALEGA HOLDINGS NPV	**	201,364
HARTFORD FINL SVCS 4.3 DUE 04-15-2043	**	201,755
HARTFORD FINL SVCS GROUP INC COM	**	11,995,202
HARVARD BIOSCIENCE INC COM	**	28,267
HARVEST CLO SR 10A CL 15/11/2028	**	145,644
HASBRO INC 3.9% DUE 11-19-2029	**	509,631

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
HAVERTY FURNITURE COS INC COM STK	**	78,638
HAWAIIAN HOLDINGS INC COM	**	138,503
HAWKINS INC COM	**	88,822
HAWTHORN BANCSHARES INC COM STK	**	11,848
HAYFIN EMERALD CL4 FRN CLO 02/2033 EUR 'A'	**	491,924
HAYNES INTL INC COM NEW COM NEW	**	48,348
HCA INC 4.75% 05-01-2023	**	4,585,854
HCI GROUP INC COM NPV	**	264,795
HCL TECHNOLOGIES INR2	**	2,318,329
HCP INC 3.875% DUE 08-15-2024	**	396,054
HDFC BANK LTD INR1	**	3,426,479
HEALTH CARE SVC CORP 1.5% 06-01-2025	**	1,312,775
HEALTH CATALYST INC COM	**	669,100
HEALTHCARE RLTY TR	**	3,344,060
HEALTHCARE TR AMER 2% DUE 03-15-2031	**	195,001
HEALTHCARE TR AMER 3.1% DUE 02-15-2030	**	350,639
HEALTHCARE TR AMER INC CL A NEW CL A NEW	**	517,311
HEALTHPEAK PPTYS FIXED 3% DUE 01-15-2030	**	2,418,851
HEALTHPEAK PROPERTIES INC 3.5% DUE 07-15-2029	**	90,747
HEALTHPEAK PROPERTIES INC 3.5% DUE 07-15-2029	**	720,305
HEALTHSTREAM INC COM STK ISIN# US42222N1037	**	306,088
HEARTLAND EXPRESS INC COM	**	207,010
HEARTLAND FINL USA INC COM STK	**	233,177
HECLA MNG CO COM	**	709,683
HEG LIMITED INR10	**	30,395
HEIDELBERGCEMENT INDIA LIMITED	**	138,243
HEIDRICK & STRUGGLES INTL INC COM	**	349,005
HELEN TROY LTD COM STK	**	3,598,367
HELIOS TECHNOLOGIES INC	**	101,890
HELIX ENERGY SOLUTIONS GROUP INC COM STK	**	367,051
HELMERICH & PAYNE INC COM	**	392,122
HELMERICH & PAYNE INC CORP BOND 4.65% 03-15-2025	**	4,713,720
HEMISPHERE MEDIA GROUP INC CL A CL A	**	32,292
HENGAN INTL HKD0.10	**	824,642
HERAN CO LTD TWD10	**	225,812
HERC HLDGS INC COM	**	885,445
HERITAGE COMM CORP COM STK	**	82,003
HERITAGE CRYSTAL CLEAN INC COM STK	**	69,046
HERITAGE FINL CORP WASH COM	**	119,874
HERITAGE INS HLDGS INC COM	**	115,482
HERMAN MILLER INC COM STK USD0.20	**	11,086
HERMES INTL NPV	**	194,942
HERO FDG 2017-2 FIXED 3.28% DUE 09-20-2048	**	177,356
HERO MOTOCORP LTD INR2	**	700,944
HERSHA HOSPITALITY TR PRIORITY SHS BEN INT CL A NEW PRTY SHS BEN INT CL A NEW	**	27,426
HERSHEY CO FIXED .9% DUE 06-01-2025	**	2,131,525
HERTZ FLEET LEASE 3.23% DUE 05-10-2032	**	121,931
HERTZ GLOBAL HLDGS INC NEW COM	**	13,137

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
HERTZ VEH FING II 3.29% DUE 02-20-2024	**	117,223
HESKA CORP COM RESTRICTED NEW STOCK	**	3,506,378
HESS CORP 6% DUE 01-15-2040	**	12,354
HESS CORP COM STK	**	24,526,287
HEWLETT PACKARD 1.45% DUE 04-01-2024	**	770,639
HEWLETT PACKARD ENTERPRISE CO COM	**	18,154,200
HEWLETT PACKARD FLTG RT .95838% DUE 10-05-2021	**	500,072
HEXCEL CORP NEW COM	**	140,330
HIBBETT SPORTS INC COM STK	**	725,395
HIGHWOODS PPTYS INC COM	**	2,966,424
HILAN LTD ILS1	**	59,597
HILL INTL INC COM	**	6,298
HILLENBRAND INC COM STK	**	47,123
HILL-ROM HLDGS INC COM STK	**	1,525,785
HILLTOP HLDGS INC COM STK	**	1,189,230
HILTON GRAND VACATIONS INC COM	**	1,313,565
HILTON WORLDWIDE FINANCE LLC TERM LOAN 06-22-2026 BEO	**	282,054
HINDUSTAN PETROL INR10	**	39,794
HISENSE HOME APPL. 'H'CNY1	**	23,110
HITACHI NPV	**	8,954,209
HITO COMMUNICATIONS HOLDINGS	**	28,858
HLTH CARE REIT INC 3.75% DUE 03-15-2023	**	212,369
HMS HLDGS CORP COM	**	584,141
HNI CORP COM	**	39,353
HO TUNG CHEMICAL TWD10	**	64,620
HOCHTIEF AG NPV	**	2,239,147
HOLLYFRONTIER CORP 2.625% 10-01-2023	**	51,100
HOLLYFRONTIER CORP 5.875% DUE 04-01-2026	**	335,009
HOLLYFRONTIER CORP COM	**	1,723,756
HOME BANCORP INC COM STK	**	132,617
HOME BANCSHARES INC COM	**	6,702,094
HOME CAPITAL GROUP COM	**	622,441
HOME DEPOT INC 2.5% DUE 04-15-2027	**	6,134,366
HOME DEPOT INC 3.125% DUE 12-15-2049	**	576,860
HOME DEPOT INC 3.3% DUE 04-15-2040 REG	**	495,013
HOME DEPOT INC 3.35% DUE 04-15-2050 REG	**	1,035,365
HOME DEPOT INC 3.9% DUE 12-06-2028 REG	**	120,320
HOME DEPOT INC 3.9% DUE 06-15-2047	**	76,626
HOME DEPOT INC COM	**	17,020,398
HOME FED BANCORP INC LA NEW STOCK	**	9,516
HOMESTREET INC INC	**	104,591
HOMETRUST BANCSHARES INC COM	**	158,554
HOMOLOGY MEDICINES INC COM	**	362,996
HON HAI PRECISION TWD10	**	3,559,230
HONDA AUTO .82% DUE 07-15-2024	**	2,675,853
HONDA AUTO 2.21% DUE 03-21-2024	**	5,147,350
HONDA AUTO RECEIVABLES 2018-1 OWNER TR SER 18-2 CL A3 3.11% 05-18-2022	**	196,832
HONDA AUTO RECEIVABLES 2018-1 OWNER TR SER 18-2 CL A4 3.28% 08-19-2024	**	10,619,462

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
HONDA AUTO RECEIVABLES OWNER TR SER 19-3 A3 2.15% 08-15-2023	**	1,778,566
HONDA MOTOR CO NPV	**	1,351,857
HONEYWELL INTL INC 1.35% DUE 06-01-2025 REG	**	2,604,724
HONEYWELL INTL INC 2.5% DUE 11-01-2026	**	149,023
HONEYWELL INTL INC COM STK	**	33,746,344
HONG KONG EXCHANGES & CLEAR	**	2,985,981
HOOKER FURNITURE CORP COM	**	68,177
HOPE BANCORP INC COM	**	227,659
HORACE MANN EDUCATORS CORP COM	**	2,875,116
HORIZON BANCORP INC/IN COM	**	105,215
HORIZON GLOBAL CORP COM	**	3,384
HORIZON THERAPEUTICS PLC COM USD0.0001	**	254,269
HORNBACH HLDG KGAA NPV	**	715,536
HOSIDEN CORP NPV	**	1,242,489
HOST HOTELS & 3.875% DUE 04-01-2024	**	121,549
HOST HOTELS & RESORTS INC REIT	**	4,327,554
HOST HOTELS & RESORTS L P 4.0% 06-15-2025	**	752,383
HOSTESS BRANDS INC CL A CL A	**	1,235,323
HOTEL PROPERTY INVESTMENTS NPV (STAPLED SECURITY)	**	424,830
HOUGHTON MIFFLIN HARCOURT CO COM	**	770,975
HOUSING DEVEL FIN INR2	**	4,682,099
HOUSTON WIRE & CABLE CO COM STK	**	8,830
HOWARD BANCORP INC COM	**	36,918
HOWARD HUGHES CORP COM STOCK	**	1,390,431
HOYA CORP NPV	**	11,944,146
HP INC 2.2% DUE 06-17-2025	**	2,193,707
HP INC 3% DUE 06-17-2027	**	182,062
HSBC BK CDA 3.3% DUE 11-28-2021	**	410,495
HSBC HLDGS PLC 3.033% 11-22-2023	**	210,155
HSBC HLDGS PLC 1.589% DUE 05-24-2027 REG	**	3,116,851
HSBC HLDGS PLC 2.357% DUE 08-18-2031 REG	**	402,800
HSBC HLDGS PLC 3.262% 03-13-2023	**	413,178
HSBC HLDGS PLC 3.262% 03-13-2023	**	1,549,419
HSBC HLDGS PLC 3.6% DUE 05-25-2023	**	6,130,990
HSBC HLDGS PLC 3.9% DUE 05-25-2026	**	1,883,382
HSBC HLDGS PLC 4.25% DUE 08-18-2025	**	227,235
HSBC HLDGS PLC 4.3% DUE 03-08-2026	**	9,217,236
HSBC HLDGS PLC 4.583% 06-19-2029	**	875,459
HSBC HLDGS PLC 4.95% DUE 03-31-2030	**	250,720
HSBC HLDGS PLC FIXED 3.95% DUE 05-18-2024	**	1,283,614
HSBC HLDGS PLC FIXED 6.5% DUE 12-31-2049	**	449,000
HSBC HLDGS PLC FLTG RT 1.645% DUE 04-18-2026	**	1,283,566
HSBC HLDGS PLC FLTG RT 2.099% DUE 06-04-2026	**	6,587,125
HSBC HLDGS PLC FLTG RT 2.633% DUE 11-07-2025	**	532,459
HSBC HLDGS PLC FLTG RT 2.848% DUE 06-04-2031	**	1,201,581
HSBC HLDGS PLC FLTG RT 4.292% DUE 09-12-2026	**	22,793,605
HSBC HOLDINGS PLC 4.041% 03-13-2028	**	913,574
HSBC HOLDINGS PLC 4.25 NTS 03-14-2024 USD1000	**	1,379,179

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
HSTN LTG & PWR CO 9.15 BD DUE 3-15-2021 REG	**	508,224
HUB GROUP INC CL A	**	298,623
HUBER & SUHNER AG CHF0.25 (REGD)	**	329,690
HUBSPOT INC COM	**	3,758,648
HUDBAY MINERALS IN COM NPV	**	279,749
HUDSON PACIFIC PROPERTIES INC COM	**	333,157
HULIC COMPANY LTD	**	35,195
HULIC REIT INC. REIT	**	298,347
HUMANA INC 3.15 DUE 12-01-2022	**	2,047,095
HUMANA INC 3.85% DUE 10-01-2024	**	3,156,411
HUMANA INC 4.5% DUE 04-01-2025	**	195,311
HUMANA INC BNDS 2.9% 12-15-2022	**	2,645,139
HUMANA INC COM	**	8,743,674
HUMMINGBIRD RESOUR ORD GBP0.01	**	62,965
HUNT J B TRANS 3.875% DUE 03-01-2026	**	200,951
HUNTINGTON 3.15% DUE 03-14-2021	**	16,049
HUNTINGTON BANCSHARES INC 2.55% DUE 02-04-2030	**	321,734
HUNTINGTON INGALLS INDS INC COM	**	418,017
HUNTINGTON NATL BK COLUMBUS OH FLTG RT 02-05-2021	**	3,185,269
HUNTINGTON NATL BK MD 1.8% DUE 02-03-2023	**	6,524,374
HUNTSMAN CORP COM STK	**	1,535,601
HUNTSMAN INTL LLC 5.125% DUE 11-15-2022	**	213,804
HUONS GLOBAL CO LT KRW500	**	43,046
HURCO CO COM	**	29,730
HURON CONSULTING GROUP INC COM STK	**	850,059
HUSKY ENERGY INC 4% DUE 04-15-2024	**	85,736
HUSKY ENERGY INC 4% DUE 04-15-2024	**	4,286,801
HUSKY ENERGY INC FIXED 4.4% DUE 04-15-2029	**	445,055
HUSQVARNA AB SER'B'NPV	**	2,075,623
HUTTIG BLDG PRODS INC COM	**	5,578
HWA SUNG IND KRW5000	**	5,660
HYATT HOTELS CORP COM CL A COM CL A	**	921,443
HYDRO-QUEBEC 8.05 DEB DUE 07-07-2024 REGPUTABLE 7-7-06 @100	**	330,876
HYDRO-QUEBEC DEB DTD 01/30/1992 8.4% DUE01-15-2022 REG	**	151,210
HYSTER-YALE MATLS HANDLING INC CL A COM	**	122,733
HYUNDAI AUTO .26% DUE 09-15-2023	**	4,552,869
HYUNDAI AUTO 1.93% DUE 07-15-2022	**	877,555
HYUNDAI AUTO 1.96% DUE 02-15-2023	**	1,346,729
HYUNDAI AUTO 2.38% DUE 04-17-2023	**	704,684
HYUNDAI AUTO FIXED 2.53% DUE 11-15-2023	**	1,469,907
HYUNDAI AUTO FIXED 2.79% DUE 07-15-2022	**	89,426
HYUNDAI CAP AMER 2.85% DUE 11-01-2022	**	1,430,092
HYUNDAI CAP AMER 3% DUE 06-20-2022	**	541,543
HYUNDAI CAP AMER 5.75% DUE 04-06-2023	**	2,209,545
HYUNDAI ENG & CONS KRW5000	**	376,740
HYUNDAI GLOVIS CO KRW500	**	1,467,096
HYUNDAI HEKOREA SHIPBUILDING & OFFSHOREAVY INDS KRW5000	**	238,451
HYUNDAI HOME SHOPPING NETWORK CORP	**	26,678

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
HYUNDAI MOBIS KRW5000	**	276,948
I/L CANADA (GOVT OF) 3% 01/12/2036 CAD1000	**	115,405
I/O CMO DBUBS MTG TR SER 2011-LC2 CL XA FLTG RT 10 07-10-2044	**	174
I/O CMO UBS COML MTG TR 2012-C1 COML MTG144A CL X-A 2.561868 05-10-2045 BEO	**	12,847
I/O CMO UBS-BARCLAYS COML MTG TR 2013-C5CL X-A 144A VAR RT 03-10-2046 BEO	**	177,515
I/O FEDERAL HOME LN MTG CORP SER 2936 CL SC VAR RT 03-15-2029	**	47,654
I/O FHLMC MULTICLASS SER 004579 CL SD 01-15-2038	**	19,801
I/O FHLMC MULTICLASS SER 323 CL 300 DUE 01-15-2044	**	380,120
I/O FHLMC MULTICLASS SER 4075 CL PI 02-15-2041	**	19,402
I/O FNMA POOL #AN6788 2.87% 09-01-2027	**	2,106,216
I/O FNMA REMIC SER 2013-13 CL IK 03-25-2028	**	16,090
I/O FNMA REMIC TR 2013-17 CL-TI 3% 03-25-2028 REG	**	20,698
I/O FNMA SMBS TR 404 CL 05-25-2040	**	239,301
I/O FNMA SMBS TR 421 CL 12-25-2038	**	113,848
IA FINANCIAL CORP COM NPV	**	289,110
IBM CR LLC 3.6% DUE 11-30-2021	**	1,010,114
ICA GRUPPEN AB NPV	**	274,816
ICE_CDS CSFBUS33 06/20/2024 SELL GENERAL ELECTRIC CO 2. SWPC0I305	**	3,291
ICE_CDS CSFBUS33 12/20/2023 SELL GENERAL ELECTRIC CO 2. SWPC0HJ26	**	7,612
ICE_CDS CSFBUS33 12/20/2024 SELL GENERAL ELECTRIC CO 2. SWPC0IIT6	**	1,856
ICE_CDS GOLDUS33 12/20/2022 SELL BERKSHIRE HATHAWAY INC SWPC0GCR0	**	5,067
ICE_CDS GOLDUS33 20/06/2022 SELL TESCO PLC 6% 12/14/202 SWPC0F0Z7	**	4,845
ICE_CDS GOLDUS33 20/06/2025 SELL TESCO PLC 6% 12/14/202 SWPC0GVU2	**	3,822
ICE_CDS GOLDUS33 20/12/2026 SELL SHELL INTERNATIONAL FI SWPC0EM03	**	3,445
ICE_CDX CSFBUS33 20/12/2025 SELL ITRAXX EUROPE SERIES 3 SWPC0JIW7	**	165,446
ICE_CDX GOLDUS33 06/20/2030 BUY CDX.NA.IG.34 SWPC0J6H3	**	1,874
ICE_CDX GOLDUS33 12/20/2025 SELL CDX.NA.IG.35 SWPC0JJ30	**	2,450
ICF INTL INC COM STK	**	194,447
ICHIGO HOTEL REIT INV CORP REIT	**	127,821
ICHIGO OFFICE REIT INVESTMENT	**	140,536
ICHITAN GRP PCL GDR COMMON STOCK	**	153,355
ICHOR HOLDINGS LTD COM USD0.0001	**	79,040
IDA PWR CO SECD 4.2% DUE 03-01-2048	**	2,202,708
IDACORP INC COM	**	2,468,259
IDOM INC NPV	**	435,805
IEC ELECTRS CORP NEW COM	**	20,325
IES HLDGS INC COM	**	43,600
IGO LTD	**	665,817
IHO VERWALTUNGS GMBH 144 PAY IN KIND 05-15-2027 BEO	**	424,000
II-VI INC COM	**	1,414,755
IL ST BUILD AMERICA BONDS-TAXABLE-SER 3 6.725 04-01-2035 BEO	**	461,888
ILIAD SA NPV	**	397,307
ILL TOOL WKS INC COM	**	20,904,224
ILLUMINA INC COM	**	20,042,530
ILUKA RESOURCES NPV	**	1,393,091
IMAX CORP COM	**	156,864
IMI ORD GBP0.28571428	**	1,051,540
IMMUNOGEN INC COM	**	508,737

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
IMPALA PLATINUM NPV	**	28,493
IMPERIAL BRANDS FINANCE PLC 3.5% DUE 02-11-2023 BEO	**	9,736,006
IMPERIAL OIL COM NPV	**	320,490
IN MICH PWR CO 3.2% DUE 03-15-2023	**	147,264
IN MICH PWR CO FIXED 3.85% 05-15-2028	**	293,551
INARI MED INC COM	**	932,868
INBODY CO LTD	**	31,697
INDEPENDENCE CONTRACT DRILLING INC COM	**	1,020
INDEPENDENCE HLDG CO NEW COM NEW	**	104,058
INDEPENDENCE RLTY TR INC COM	**	114,773
INDEPENDENT BK CORP MASS COM	**	87,721
INDEPENDENT BK CORPORATION	**	179,418
INDEPENDENT BK GROUP INC COM	**	427,449
INDIABULLS HOUSING FINANCE LTD CMSTK	**	295,379
INDITEX (IND.DE DISENO TEXTIL SA) EUR0.03 (POST SUBD)	**	408,274
INDONESIA GOVERNMEN 8.375% 15/03/34	**	799,324
INDONESIA(REP OF) 2.625% SNR MTN 14/06/23 EUR	**	1,560,026
INDORAMA VENTURES THB1(NVDR)	**	817,935
INDUSTRI JAMU & FARMASI SIDO MUNCUL COMMON STOCK	**	163,378
INDUSTRIAL & COMMERCIAL BANK CHINA 'H'	**	2,055,005
INDUSTRIAL LOGISTICS PPTYS TR COM SHS BEN INT COM SHS BEN INT	**	132,706
INDUSTRIAS ROMI SA COM NPV	**	44,055
INDUSTRIES OF QATA QAR1	**	41,617
INDYMAC ABS INC SER 2005-B CL M3 FLT RT 08-25-2035 BEO	**	80,863
INES CORPORATION NPV	**	605,131
INFINERA CORP COM STK USD0.001	**	1,548,881
INFORMATION SVCS GROUP INC COM STK	**	26,860
INFOSYS LIMITED ADR	**	2,113,377
ING BANK NV 144A 5 DUE 06-09-2021	**	840,599
ING BK N V MEDIUM 2.75% DUE 03-22-2021	**	3,368,380
ING GROEP N V 3.55% 04-09-2024	**	874,056
ING GROEP N V FIXED 4.625% DUE 01-06-2026	**	940,908
ING GROEP N.V. 6.875%-FRN PERP USD200000	**	524,313
ING GROEP N.V. EUR0.01	**	5,743,006
INGENIA GROUP	**	852,535
INGERSOLL-RAND 2.9% DUE 02-21-2021	**	401,266
INGERSOLL-RAND GLOBAL HLDG CO LTD 4.25 DUE 06-15-2023	**	589,086
INGEVITY CORP COM	**	796,680
INGLES MKTS INC CL A	**	86,642
INGREDION INC COM	**	752,243
INLAND HOMES ORD GBP0.10	**	219,351
INMODE LTD COM ILS0.01	**	1,655,010
INNOLUX CORP TWD10	**	990,048
INNOSPEC INC COM STK	**	307,575
INNOVATIVE INDL PPTYS INC COM	**	1,062,154
INNOVIVA INC COM	**	59,522
INOZYME PHARMA INC COM	**	172,241
INPHI CORP COM	**	2,737,939

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
INSIGHT ENTERPRISES INC COM	**	280,772
INSPERITY INC COM	**	1,583,130
INSPIRE MED SYS INC COM	**	502,012
INSTALLED BLDG PRODS INC COM	**	1,776,640
INSTEEL INDS INC COM	**	67,500
INSU ACQUISITION CORP II COM CL A COM CLA	**	348,320
INSULET CORP COM STK	**	201,948
INTEGER HLDGS CORP COM	**	3,685,782
INTEGRA LIFESCIENCES HLDG CORP COM DESP	**	1,654,097
INTEL CORP 3.7% DUE 07-29-2025	**	151,625
INTEL CORP 3.7% DUE 07-29-2025	**	4,717,352
INTEL CORP 4.6% DUE 03-25-2040	**	171,626
INTEL CORP 4.75% DUE 03-25-2050	**	320,979
INTEL CORP COM	**	9,716,046
INTER AMERN DEV BK .0005% 05-24-2023	**	7,212,223
INTER AMERN DEV BK GLOBAL MEDIUM TERM BKGLOBAL NT .25% DUE 11-15-2023 REG	**	12,058,496
INTERCEPT PHARMACEUTICALS INC COM	**	312,060
INTERCONTINENTAL 3.75% DUE 12-01-2025	**	156,856
INTERCONTINENTAL EXCHANGE INC .7% DUE 06-15-2023 REG	**	2,184,758
INTERCONTINENTAL EXCHANGE INC 3.45% 09-21-2023	**	3,226,502
INTERCONTINENTAL EXCHANGE INC 4.0% 10-15-2023	**	5,494,250
INTERDIGITAL INC COM	**	270,269
INTERFACE INC COM	**	480,260
INTERFOR CORP COM NPV	**	324,645
INTERNATIONAL BK FOR RECON & DEV NT .25%DUE 11-24-2023 REG	**	5,902,537
INTERNATIONAL BUSINESS MACHS CORP 2.85% 05-13-2022 REG	**	2,459,356
INTERNATIONAL BUSINESS MACHS CORP 3.0% DUE 05-15-2024 REG	**	8,709,578
INTERNATIONAL BUSINESS MACHS CORP 4 NTS DUE 06-20-2042 USD1000	**	371,791
INTERNATIONAL GAME TECHNOLOGY COMMON STOCK	**	1,719,986
INTERNATIONAL SEAWAYS INC INTERNATIONAL SEAWAYS INC COMMON STOCK	**	222,431
INTERPUBLIC GROUP COMPANIES INC COM	**	3,157,419
INTERPUBLIC GROUP COS INC 3.75% 10-01-2021	**	3,137,710
INTERSECT ENT INC COM	**	408,330
INTERSTATE PWR & LT CO 3.6% 04-01-2029	**	288,779
INTERSTATE PWR & LT CO 3.6% 04-01-2029	**	2,512,379
INTERVEST OFFICES & WAREHOUSES NPV	**	491,044
INTESA SANPAOLO 7%-FRN PERP EUR200000'REGS'	**	614,375
INTESA SANPAOLO 7.75%-FRN PERP EUR200000	**	293,958
INTESA SANPAOLO NPV	**	4,356,063
INTESA SANPAOLO S 3.375% DUE 01-12-2023	**	942,350
INTEST CORP COM	**	12,376
INTEVAC INC COM	**	22,928
INTL BANCSHARES CORP COM	**	413,862
INTL BK FOR RECON & DEV SUSTAINABLE DEV BD .625% DUE 04-22-2025 REG	**	24,231,834
INTL BUSINESS 3.625% DUE 02-12-2024	**	555,694
INTL BUSINESS FIXED 2.85% DUE 05-15-2040	**	107,595
INTL CONTAINER TER PHP1	**	141,508
INTL GAME SYSTEM TWD10	**	460,149

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
INTL LEASE FIN 5.875% DUE 08-15-2022	**	313,345
INTL LEASE FIN 5.875% DUE 08-15-2022	**	2,485,146
INTL PAPER CO COM	**	12,623,908
INTOPS CO KRW500	**	31,979
INTREPID POTASH INC COM NEW	**	56,873
INTRICON CORP COM	**	21,829
INTUIT INC 1.35% DUE 07-15-2027	**	71,621
INTUITIVE SURGICAL INC COM NEW STK	**	37,943,478
INVACARE CORP COM	**	242,375
INVESCO LTD COM STK USD0.20	**	938,100
INVESTAR HLDG CORP COM	**	11,859
INVESTOR AB SER'B'NPV	**	369,694
INVESTORS BANCORP INC NEW COM	**	474,239
INVESTORS TITLE CO NC COM	**	41,769
INWIDO AB NPV	**	623,912
IOL CHEMICALS&PHAR INR10	**	162,264
IOVANCE BIOTHERAPEUTICS INC COM	**	600,694
IPALCO ENTERPRISES FIXED 3.7% DUE 09-01-2024	**	561,336
IPSEN SA EUR1	**	620,063
IRHYTHM TECHNOLOGIES INC COM	**	633,588
IRIDIUM COMMUNICATIONS INC COM STK	**	452,002
IROBOT CORP COM	**	422,566
IRS CHASUS33 05/07/2024 CNY P 7DCNRR0 / R 2.785% SWU00UYG9	**	8,341
IRS CITIUS33 19/06/2024 CNY P 7DCNRR0 / R 3.2% SWU00UMO5	**	49,283
IRS MRMDUS33 18/03/2025 CNY P 7DCNRR0 / R 2.63% SWU00ZEX3	**	45
IRS MSLNGB2X 04/06/2024 CNY P 7DCNRR0 / R 2.925% SWU00UBW9	**	26,274
IRS THB 6MTHBFX/6M 2.48% CITIUS33 18/05/2027 SWU00LT91	**	24,656
IRS THB 6MTHBFX/6M 2.81% CITIUS33 18/05/2037 SWU00LTA8	**	70,123
I-SENS INC KRW500	**	429,999
ISRAEL(STATE OF) 1% BDS 30/04/2021 ILS10000	**	1,699,147
ISRAEL(STATE OF) 1.75% SNR 31/08/25 ILS1000	**	334,340
ISRAEL(STATE OF) 2% BDS 31/03/2027 ILS10000	**	381,341
ISRAEL(STATE OF) 3.8% 13/05/2060	**	476,220
ISTAR INC	**	502,702
ITALY(REPUBLIC OF) 2.35% IDX/LKD NTS 15-09-2024 EUR1000	**	10,924,812
ITC HLDGS CORP 2.7% 11-15-2022 BEO	**	1,019,799
ITC HLDGS CORP 3.25% DUE 06-30-2026	**	890,122
ITE TECH INC TWD10	**	384,187
ITOCHU CORP NPV	**	1,365,311
ITOCHU ENEX CO LTD NPV	**	612,183
ITRON INC COM STK NPV	**	997,168
ITT INC COM	**	2,104,417
ITURAN LOCATION & CONTROL ILS0.333	**	97,155
ITV ORD GBP0.10	**	431,739
IWASAKI ELECTRIC NPV	**	54,845
J & J SNACK FOODS CORP COM STK NPV	**	2,545,582
J ALEXANDERS HLDGS INC COM CL A	**	19,319
J P MORGAN CHASE 2.6942% DUE 04-15-2046	**	4,017,598

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
J P MORGAN CHASE 3.0934% DUE 07-05-2032	**	4,800,299
J P MORGAN CHASE 3.6744% DUE 12-15-2046	**	699,739
J2 GLOBAL INC COM	**	2,701,031
JABIL INC COM USD0.001	**	3,291,142
JACK HENRY & ASSOC INC COM	**	4,357,531
JACKSON NATIONAL LIFE GLOBAL FNDG 144A 3.875% DUE 06-11-2025 BEO	**	281,848
JADESTONE ENERGY NPV	**	303,702
JAMES RIVER GROUP HOLDINGS COM USD0.0002	**	944,172
JAMESTOWN CLO LTD SER 20-15A C L A FRN 04-15-2033 BEO	**	597,778
JAMIESON WELLNESS COM NPV	**	62,391
JAMNA AUTO IND INR1	**	109,727
JANOME SEWING MACH NPV	**	138,138
JANUS HENDERSON GROUP PLC ORD USD1.50	**	738,335
JAPAN (10 YR 0.1% .1% 20/03/2030	**	586,961
JAPAN (30 YR TBOND .5% 20/03/2049	**	1,224,433
JAPAN BK INTL COOPERATION 1% BDS 27/10/2021 USD 2% DUE 11-04-2021 BEO	**	3,855,931
JAPAN EXCELLENT IN REIT	**	1,109,467
JAPAN FIN ORGANIZATION FOR MUNICIPALITIE2.125% DUE 02-12-2021 BEO	**	10,018,376
JAPAN FIN ORGANIZATION FOR MUNICIPALITIEGLOBAL NT 144A 2.125% DUE 10-25-2023 BEO	**	1,358,591
JAPAN FIN ORGANIZATION FOR MUNICIPALITIEGLOBAL NT 144A 2.125% DUE 10-25-2023 BEO	**	1,881,126
JAPAN FIN ORGANIZATION FOR MUNICIPALITIENT SER 53 144A 2.125% DUE 04-13-2021 BEO	**	502,366
JAPAN FIN ORGANIZATION FOR MUNICIPALITIES 144A 2.625% 04-20-2022	**	205,698
JAPAN FIN ORGANIZATION FOR MUNICIPALITIES 144A 2.625% 04-20-2022	**	4,525,349
JAPAN GOVT CPI IDX/LKD 10/03/2028	**	2,152,364
JAPAN GOVT TBOND .1% 20/06/2029	**	196,077
JAPAN LOGISTICS FD REIT	**	1,120,775
JAPAN POST INSURAN NPV	**	2,136,153
JAPAN REAL ESTATE INVESTMENT CO	**	184,818
JAPAN RETAIL FUND REIT	**	196,974
JAPAN TOBACCO INC 2% SNR EMTN 13/04/2021USD	**	501,460
JAPAN TOBACCO INC NPV	**	3,858,031
JAPAN(GOVT OF) 0% T-BILL 08/03/2021 JPY	**	3,778,114
JAPAN(GOVT OF) 0% T-BILL 15/03/2021 JPY	**	6,393,849
JAPAN(GOVT OF) 0% T-BILL 18/01/2021 JPY	**	2,518,385
JAPAN(GOVT OF) 0.1% I/L SNR 10/03/2029 JPY	**	2,432,937
JAPAN(GOVT OF) 0.7% SNR 20/12/48 JPY50000	**	675,233
JAPAN(GOVT OF) 1.2% SNR 20/09/35 JPY50000	**	674,256
JARIR MARKETING CO SAR10	**	385,601
JAZZ PHARMACEUTICALS PLC COM USD0.0001	**	3,053,425
JB CHEMICALS & PHARMA LTD COM	**	67,295
JB FINANCIAL GROUP	**	254,853
JBCC HOLDINGS INC NPV	**	25,290
JBG SMITH PROPERTIES COM USD0.01 WI	**	1,738,393
JBS SA COM NPV	**	92,698
JD SPORTS FASHION ORD GBP0.0025	**	195,961
JEFFERIES FINL GROUP INC COM	**	467,129
JEFFERIES GROUP 5.125% DUE 01-20-2023	**	2,184,869
JELD-WEN HLDG INC COM	**	2,601,277

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
JETBLUE AWYS CORP COM	**	1,395,855
JFROG LTD COM	**	1,099,525
JINDAL STEEL & PWR INR1.00	**	377,542
JOHN DEERE CAPITAL CORP 2.05% DUE 01-09-2025	**	1,885,390
JOHNSON & JOHNSON .55% DUE 09-01-2025 REG	**	1,845,961
JOHNSON & JOHNSON .95% DUE 09-01-2027	**	1,808,929
JOHNSON & JOHNSON .95% DUE 09-01-2027	**	1,216,002
JOHNSON & JOHNSON 1.3% DUE 09-01-2030 REG	**	3,455,602
JOHNSON & JOHNSON COM USD1	**	46,157,351
JOHNSON CTLS INTL PLC COM USD0.01	**	13,286,956
JOHNSON ELEC HLDGS HKD0.05	**	120,153
JOHNSON OUTDOORS INC CL A	**	157,795
J-OIL MILLS INC NPV	**	75,553
JONES LANG LASALLE INC COM STK	**	2,134,599
JOST WERKE AG NPV (REGD)	**	763,667
JOUNCE THERAPEUTICS INC. COM	**	127,659
JPMBB COML MTG 2.8164% DUE 11-15-2048	**	1,054,826
JPMBB COML MTG 3.0456% DUE 04-15-2047	**	55,856
JPMBB COML MTG 3.31060004234% DUE 03-15-2049	**	13,971,016
JPMBB COML MTG 3.3222% DUE 07-15-2048	**	1,406,458
JPMBB COML MTG FLTG RT 4.2016% DUE 09-15-2047	**	6,827,425
JPMBB COML MTG FLTG RT 4.55348% DUE 09-15-2047	**	907,121
JPMBB COML MTG SECS TR 2014-C24 COML MTGPASSTHRU CTF CL 3.3726% 11-15-2047	**	11,006,332
JPMBB COML MTG SECS TR 2015-C31 FLTG RT CL B 08-15-2048	**	1,510,848
JPMBB COML MTG SECS TR SER 2014-C23 CL A-SB 3.657%09-15-2047	**	1,441,369
JPMBB COML MTG SECS TR SER 2014-C25 CL A-4A1 3.408% 11-15-2047	**	2,898,067
JPMDB COML MTG SECS TR 2016-C4 CL A-2 2.8822% 9-15-2026	**	8,776,275
JPMORGAN CHASE & 2.7% DUE 05-18-2023	**	5,330,321
JPMORGAN CHASE & 2.95% DUE 10-01-2026	**	20,502,507
JPMORGAN CHASE & 3.2% DUE 01-25-2023	**	4,169,875
JPMORGAN CHASE & 3.3% DUE 04-01-2026	**	3,357,657
JPMORGAN CHASE & 3.625% DUE 05-13-2024	**	1,652,970
JPMORGAN CHASE & 3.797% DUE 07-23-2024	**	5,098,350
JPMORGAN CHASE & 4.023% DUE 12-05-2024	**	4,153,139
JPMORGAN CHASE & 4.203% DUE 07-23-2029	**	1,374,927
JPMORGAN CHASE & CO 3.875 09-10-2024	**	8,661,760
JPMORGAN CHASE & CO 2.083% DUE 04-22-2026/10-22-2020 REG	**	5,968,171
JPMORGAN CHASE & CO 2.522% DUE 04-22-2031	**	1,515,556
JPMORGAN CHASE & CO 2.739% DUE 10-15-2030	**	3,517,522
JPMORGAN CHASE & CO 2.776% 04-25-2023	**	2,578,772
JPMORGAN CHASE & CO 2.956% DUE 05-13-2031	**	3,596,818
JPMORGAN CHASE & CO 3.782% DUE 02-01-2028 BEO	**	30,917,985
JPMORGAN CHASE & CO 4.0% DUE 12-31-2049 REG	**	2,799,769
JPMORGAN CHASE & CO 4.452% 12-05-2029	**	6,893,590
JPMORGAN CHASE & CO 4.6% DUE 12-31-2049	**	2,364,425
JPMORGAN CHASE & CO COM	**	52,243,941
JPMORGAN CHASE & CO NT FIXED/FLTG DUE 04-01-2023/04-01-2022 REG	**	9,202,460
JPMORGAN CHASE & FLTG RT .653% DUE 09-16-2024	**	2,910,331

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
JPMORGAN CHASE & FLTG RT 1.514% DUE 06-01-2024	**	4,810,064
JPMORGAN CHASE & FLTG RT 2.301% DUE 10-15-2025	**	14,659,675
JPMORGAN CHASE & FLTG RT 3.559% DUE 04-23-2024	**	857,453
JPMORGAN CHASE & FLTG RT 3.559% DUE 04-23-2024	**	27,411,688
JPN BANK FOR INT'L COOP 3.375% 10-31-2023 REG	**	650,625
JULIUS BAER GRUPPE CHF0.02 (REGD)	**	3,699,831
JUNIPER NETWORKS INC COM	**	1,143,958
JUST GROUP PLC ORD GBP0.10	**	50,385
JYSKE REALKREDIT 1% CVD BDS 01/10/50 DKK0.01	**	1,126,820
JYSKE REALKREDIT 1% SNR 01/10/2050 DKK0.01	**	1,103,425
K WAH INTL HKD0.10 COM STK	**	796,049
KADANT INC COM	**	1,006,315
KAISER ALUM CORP COM PAR $0.01 COM PAR $0.01	**	103,845
KAJIMA CORP NPV	**	1,776,949
KAKAO CORP KRW500	**	1,259,158
KALVISTA PHARMACEUTICALS INC COM	**	337,319
KAMADA LTD ORD ILS1.00	**	68,720
KAMAN CORP COM	**	222,064
KAMIGUMI CO LTD NPV	**	1,374,515
KANAMOTO CO LTD NPV	**	253,969
KANSAS CITY POWER & LIGHT CO 4.2% 03-15-2048	**	388,802
KANSAS CITY PWR & LT CO 5.3 DUE 10-01-2041	**	88,781
KAR AUCTION SVCS INC COM STK	**	55,904
KARDEMIR KARABUK D TRY1'D'	**	153,587
KARYOPHARM THERAPEUTICS INC COM	**	198,438
KASIKORNBANK PCL THB10 (NVDR)	**	133,163
KB HOME COM	**	2,066,474
KB KOOKMIN BK NEW YORK BRH ISTL CTF INSTL CTF DEP .4195% 12-20-2021	**	3,921,482
KBC GROEP NV 0.75% SNR EMTN 01/03/22 EUR	**	247,763
KBC GROEP NV NPV	**	6,785,035
KBR INC COM	**	444,093
KEARNY FINL CORP MD COM	**	173,163
KEB HANA BK NEW YORK AGY DISC COML PAPERNOTE DUE 10-26-2020	**	1,607,456
KEDGE CONSTRUCTION TWD10	**	194,194
KELLY SERVICES INC CL A COM	**	118,195
KEMPER CORP DEL COM	**	448,764
KENNAMETAL INC CAP	**	1,107,422
KENNEDY-WILSON HLDGS INC COM	**	11,646
KERRY PROPERTIES HKD1	**	1,645,781
KEURIG DR PEPPER 3.551% DUE 05-25-2021	**	6,071,795
KEURIG DR PEPPER 4.057% DUE 05-25-2023	**	434,606
KEURIG DR PEPPER 4.417% DUE 05-25-2025	**	3,458,813
KEURIG DR PEPPER 5.085% DUE 05-25-2048	**	141,100
KEURIG DR PEPPER INC CORP 4.985% 05-25-2038	**	334,741
KEWAUNEE SCIENTIFIC CORP COM	**	6,318
KEY TRONIC CORP COM	**	8,556
KEYBANK NATL ASSN 2.5% DUE 11-22-2021	**	3,736,377
KEYBANK NATL ASSN CLEVELAND OHIO GLOBAL 3.3% 02-01-2022	**	515,996

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
KEYCORP 2.55% 10-01-2029 BEO	**	346,587
KEYCORP MEDIUM TERM SR NTS BOOK ENTRY MTN 5.1% DUE 03-24-2021	**	318,301
KEYENCE CORP NPV	**	168,851
KEYERA CORP COM	**	1,793,177
KEYSIGHT TECHNOLOGIES INC COM	**	238,687
KFC HOLDINGS JAPAN NPV	**	245,088
KFORCE INC	**	278,173
KIA MOTORS CORP KRW5000	**	3,047,219
KID ASA NOK1.20	**	163,389
KILROY REALTY CORP 2.5% DUE 11-15-2032	**	760,385
KILROY RLTY CORP COM	**	525,841
KILROY RLTY L P 4.375% DUE 10-01-2025	**	2,243,526
KIMBALL ELECTRONICS INC COM	**	46,563
KIMBALL INTL INC CL B	**	209,221
KIMBERLY CLARK CORP 3.1% DUE 03-26-2030 REG	**	299,411
KIMBERLY CLARK DE MEXICO S.A.B DE C.V	**	168,538
KIMBERLY-CLARK CORP COM	**	9,885,601
KIMCO RLTY CORP 2.7% DUE 10-01-2030	**	593,492
KIMCO RLTY CORP COM	**	557,667
KINDER MORGAN 3.5 DUE 03-01-2021	**	360,000
KINDER MORGAN 4.15% DUE 03-01-2022	**	3,669,136
KINDER MORGAN INC 4.3% DUE 06-01-2025	**	4,301,579
KINDER MORGAN INC FIXED 3.25% DUE 08-01-2050	**	263,370
KINDER MORGAN INC FLTG RT 1.52125% DUE 01-15-2023	**	10,806,024
KINDRED GROUP PLC SDR EACH REP 1 GBP0.000625	**	1,378,113
KING STREET FDG TR 3.75% DUE 04-18-2029	**	3,822,952
KING STREET FUNDING TRUST 1.65% 01-15-2031	**	416,566
KINGBOARD HOLDINGS LTD	**	506,041
KINGFISHER ORD GBP0.157142857	**	3,375,144
KINGSTONE COS INC COM	**	10,015
KINNEVIK AB SER'B'NPV	**	156,865
KINROSS GOLD CORP COM NPV	**	3,547,550
KINSUS INTERCONNE TWD10	**	890,228
KINTETSU WORLD EXP NPV	**	953,377
KIRBY CORP COM	**	333,060
KISCO CORP COMSTK	**	13,020
KITE RLTY GROUP TR COM NEW COM NEW	**	121,011
KIWOOM SECURITIES KRW5000	**	265,771
KKR & CO INC CL A CL A	**	20,980,136
KLA CORP 4.65% DUE 11-01-2024	**	7,967,576
KLAB INC NPV	**	444,182
KLOECKNER & & CO SE	**	250,710
KLX ENERGY SVCS HLDGS INC COM USD0.01	**	4,477
KMC (KUEI MENG) TWD10	**	24,593
KNIGHT-SWIFT TRANSN HLDGS INC CL A CLASSA COMMON STOCK USD0.01	**	729,592
KNOLL INC COM NEW COM	**	100,969
KNORR BREMSE AG	**	1,523,736
KNOWLES CORP COM	**	252,565

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
KODIAK SCIENCES INC COM USD0.0001	**	549,003
KOHLS CORP COM	**	820,473
KOITO MFG CO LTD NPV	**	4,693,379
KOLON GLOBAL CORP KRW5000	**	60,505
KOMATSU FINANCE AMERICA 2.437% 11/09/2022	**	310,207
KOMELON CORPORATIO KRW500	**	119,048
KOMMUNALBANKEN AS MEDIUM TERM NTS BOOK ETRANCHE # TR 65 2% DUE 06-19-2024 BEO	**	316,881
KON AHOLD DELHAIZE EUR0.01	**	4,727,433
KONE CORPORATION NPV ORD 'B'	**	2,360,413
KONINKLIJKE PHILIP EUR0.20	**	7,746,963
KOPLA CO LTD KRW500	**	92,635
KOREA ASSET IN TRU KRW500	**	111,121
KOREA INVESTMENT HOLDINGS KRW5000	**	476,552
KOREA KUMHO PETRO PRF KRW5000	**	185,802
KOREA ZINC KRW5000	**	728,003
KOREA(REPUBLIC OF) 2.125% SNR 10/06/2027KRW	**	167,269
KOREA(REPUBLIC OF) 2.375% SNR 10/12/2027KRW	**	165,436
KOREA(REPUBLIC OF) 2.375% SNR 10/12/2028KRW	**	749,436
KOREA(REPUBLIC OF) 2.625% SNR 10/06/2028KRW	**	346,275
KOREA(REPUBLIC OF) 5.5% SNR 10/03/28 KRW10000	**	198,596
KORN FERRY COM	**	389,412
KORNIT DIGITAL LTD COMMON STOCK	**	2,351,071
KOSE CORPORATION NPV	**	3,538,027
KOSHIDAKA HLDG CO NPV	**	112,533
KOSMOS ENERGY LTD COM USD0.01	**	625,368
KOSSAN RUBBER INDU NPV	**	255,022
KRAFT HEINZ FOODS 3.75% DUE 04-01-2030	**	309,944
KRAFT HEINZ FOODS 3.95% DUE 07-15-2025	**	4,443,626
KRATON CORPORATION	**	477,516
KRATOS DEFENSE & SECURITY SOLUTIONS INC	**	4,786,014
KROGER CO 2.65% DUE 10-15-2026	**	218,459
KROGER CO 4 DUE 02-01-2024	**	227,424
KROGER CO FIXED 3.95% DUE 01-15-2050	**	607,234
KRONOS WORLDWIDE INC COM STK	**	146,178
KS CY PWR & LT CO 3.15 DUE 03-15-2023	**	25,275
KS CY SOUTHN	**	195,352
K'S HOLDINGS CORP NPV	**	126,585
KTIS CORP KRW500	**	55,170
KUBOTA CORP NPV	**	7,529,132
KULICKE & SOFFA INDS INC COM	**	386,332
KUMBA IRON ORE LTD ZAR0.01	**	906,334
KUNG LONG BATTERIES IND TWD10	**	35,154
KUNLUN ENERGY CO COMSTK	**	499,775
KURA ONCOLOGY INC COM	**	130,248
KUWAIT (STATE OF) 3.5% SNR MTN 20/03/2027 USD	**	2,277,500
KUWAIT ST NT 144A 2.75% DUE 03-20-2022 BEO	**	4,280,562
KYMERA THERAPEUTICS INC COM	**	192,200
KYOCERA CORP NPV	**	5,641,070

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
L A CAL DEPT ARPTS ARPT REV TAX BUILD AMER BD 6.582 DUE 05-15-2039	**	94,916
L3HARRIS 1.8% DUE 01-15-2031	**	304,542
L3HARRIS TECHNOLOGIES INC 3.85% DUE 12-15-2026	**	288,879
LA FRANCAISE DES EUR0.40	**	1,435,525
LA Z BOY INC COM	**	258,163
LAB CORP AMER 3.6% DUE 02-01-2025	**	171,269
LAFARGEHOLCIM LTD	**	3,143,002
LAKELAND BANCORP INC COM	**	108,712
LAKELAND INDS INC COM	**	194,838
LANDEC CORP COM	**	155,274
LANDS END INC NEW COM	**	123,380
LANDSTAR SYS INC COM	**	999,716
LANDWIRTSCH RENTENBANK 4.25% 24/01/2023	**	83,596
LANNETT INC COM	**	146,883
LANXESS AG NPV	**	1,052,580
LAR ESPANA REAL ESTATE SOCIMI SA EUR2	**	309,752
LARSEN & TOUBRO INR2	**	261,614
LAS VEGAS SANDS 2.9% DUE 06-25-2025	**	115,108
LAS VEGAS SANDS 3.2% DUE 08-08-2024	**	1,165,091
LASALLE LOGIP.REIT REIT	**	486,669
LATTICE SEMICONDUCTOR CORP COM	**	1,662,166
LAUREATE ED INC CL A CL A	**	170,410
LAUREL RD PRIME STUDENT SR 19-A CL A2FX 0.0% 10-25-2048	**	971,554
LAURUS LABS LTD INR2 (POST SUBD)	**	193,180
LAWSON PRODS INC COM	**	58,801
LAZYDAYS HLDGS INC COM	**	11,375
LCH_IRS CSFBUS33 17/03/2031 JPY P 0.25% / R 6MLIBOR SWU00W8H2	**	13,764
LCH_IRS GOLDUS33 01/15/2028 USD P 0.4% / R 3MLIBOR SWU013ZU6	**	12,745
LCH_IRS GOLDUS33 02/10/2029 CAD P 3MCDOR / R 1.713% SWU00WS56	**	48,078
LCH_IRS GOLDUS33 03/03/2022 CAD P 3MCDOR / R 1.27% SWU010CM5	**	10,383
LCH_IRS GOLDUS33 03/03/2025 CAD P 3MCDOR / R 1.22% SWU010CK9	**	63,338
LCH_IRS GOLDUS33 03/30/2026 USD P 0.4% / R 3MLIBOR SWU015GP3	**	40,309
LCH_IRS GOLDUS33 03/30/2031 USD P 0.75% / R 3MLIBOR SWU015JB1	**	179,956
LCH_IRS GOLDUS33 06/09/2041 USD P 1.25% / R 3MLIBOR SWU0177O2	**	26,496
LCH_IRS GOLDUS33 06/16/2031 USD P 0.75% / R 3MLIBOR SWU017A26	**	16,554
LCH_IRS GOLDUS33 07/03/2049 CAD P 3MCDOR / R 2.565% SWU00T160	**	103,085
LCH_IRS GOLDUS33 08/31/2051 USD P 3MLIBOR / R 1.635% SWU00VXP8	**	12,955
LCH_IRS GOLDUS33 12/16/2025 USD P 3MLIBOR / R 1% SWU0ZY112	**	51,504
LCH_IRS GOLDUS33 15/12/2040 EUR P 6MEURIB / R 0.55% SWU00XH31	**	13,931
LCH_IRS GOLDUS33 16/09/2025 CHF P 6MLIBOR / R -0.5% SWU013C64	**	37,131
LCH_IRS GOLDUS33 16/12/2025 NZD P 0.5% / R 3MBBR SWU016IW4	**	251
LCH_IRS GOLDUS33 17/03/2026 CNY P 7DCNRR0 / R 2.803% SWU016TC6	**	7,463
LCH_IRS GOLDUS33 17/03/2031 EUR P 6MEURIB / R -0.25% SWU014YX9	**	875
LCH_IRS GOLDUS33 17/06/2022 CAD P 3MCDOR / R 1.5% SWU00Y1J1	**	5,907
LCH_IRS GOLDUS33 17/06/2025 CAD P 3MCDOR / R 1.5% SWU00Y1K8	**	31,276
LCH_IRS GOLDUS33 17/06/2030 CAD P 3MCDOR / R 1.5% SWU00Y1I3	**	77,287
LCH_IRS GOLDUS33 17/11/2032 EUR P 6MEURIB / R -0.06% SWU016KQ4	**	7,781
LCH_IRS GOLDUS33 18/12/2029 CAD P 3MCDOR / R 1.9% SWU00UG12	**	190,228

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
LCH_IRS GOLDUS33 18/12/2048 CAD P 3MCDOR / R 2.75% SWU00RPX9	**	123,173
LCH_IRS GOLDUS33 18/12/2049 CAD P 3MCDOR / R 2.2% SWU00UG46	**	31,735
LCH_IRS GOLDUS33 19/06/2029 EUR P 6MEURIB / R 1.31% SWU00SI72	**	136,051
LCH_IRS GOLDUS33 19/06/2029 SEK P 3MSTBOR / R 1% SWU00SMX0	**	73,186
LCH_IRS GOLDUS33 19/06/2049 JPY P 6MLIBOR / R 0.5% SWU00U746	**	4,679
LCH_IRS LCH_CSFBUS JPY P 6M LIBOR/R .45% 20/03/2029 SWU00KXL1	**	24,711
LCH_OIS GOLDUS33 16/06/2023 GBP P 1DSONIA / R 0 SWU016SV5	**	4,726
LCH_OIS GOLDUS33 16/06/2031 GBP P 1DSONIA / R 0.25% SWU016SZ6	**	26,845
LCH_OIS GOLDUS33 16/06/2051 GBP P 1DSONIA / R 0.5% SWU016T10	**	42,042
LCH_RPI CSFBUS33 15/02/2030 GBP P RPI / R 3.453% SWU09HH37	**	21,789
LCH_RPI GOLDUS33 15/01/2030 GBP P RPI / R 3.386% SWU09GG14	**	8,786
LCH_RPI GOLDUS33 15/02/2030 GBP P RPI / R 3.436% SWU0DM641	**	6,705
LCH_RPI GOLDUS33 15/02/2030 GBP P RPI / R 3.45% SWU0JF673	**	32,481
LCH_RPI GOLDUS33 15/02/2030 GBP P RPI / R 3.453% SWU09HH37	**	25,421
LCH_RPI GOLDUS33 15/08/2030 GBP P RPI / R 3.475% SWU09CC17	**	18,912
LCH_RPI GOLDUS33 15/11/2030 GBP P 3.397% / R RPI SWU09JU12	**	788
LCH_RPI GOLDUS33 15/11/2030 GBP P RPI / R 3.472% SWU09VF12	**	5,507
LCH_RPI GOLDUS33 15/11/2040 GBP P RPI / R 3.34% SWU09WE29	**	3,495
LCH_RPI GOLDUS33 15/11/2050 GBP P 3% / R RPI SWU09BM42	**	19,587
LCH_RPI GOLDUS33 15/11/2050 GBP P 3.051% / R RPI SWU0VB9A8	**	10,561
LCH_RPI WFBIUS6S 05/24/2021 USD P 1.678% / R CPI SWU029980	**	17,931
LCH_RPI WFBIUS6S 11/21/2026 USD P CPI / R 2.243% SWU0C7835	**	50,690
LCH_RPI WFBIUS6S 15/05/2030 GBP P RPI / R 3.35% SWU09UP13	**	18,564
LCH_RPI WFBIUS6S 15/06/2030 GBP P RPI / R 3.4% SWU0C8247	**	41,573
LCH_RPI WFBIUS6S 15/08/2030 GBP P RPI / R 3.475% SWU09CC17	**	6,138
LCH_RPI WFBIUS6S 15/09/2024 GBP P RPI / R 3.85% SWU0JD561	**	180,244
LCNB CORP COM	**	23,269
LEAR CORP COM NEW COM NEW	**	803,579
LEGEND HOLDINGS CORPORATION 'H' CNY1	**	394
LEGRAND SA EUR4	**	4,463,787
LEMAITRE VASCULAR INC COM STK	**	1,730,160
LEMONADE INC COM	**	340,183
LENDINGCLUB CORP COM NEW	**	481,325
LENDINGTREE INC NEW COM USD0.01	**	3,383,771
LENDLEASE CORP LTD NPV (STAPLED)	**	160,233
LENDLEASE GBL COML REIT	**	154,098
LENNAR CORP CL A CL A	**	472,169
LENSAR INC COM USD0.01 WI	**	10,650
LEOVEGAS AB NPV	**	1,143,372
LESLIES INC COM	**	1,554,000
LEXINGTON RLTY TR COM	**	223,370
LG CHEMICAL KRW5000	**	754,360
LG ELECTRONICS INC KRW5000	**	2,256,730
LG HAUSYS LTD KRW5000	**	136,677
LG INNOTEK CO KRW5000	**	1,005,989
LG INTL CORP KRW5000	**	204,485
LG UPLUS CORP KRW5000	**	287,554
LGI HOMES INC COM	**	146,920

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
LHC GROUP INC COM	**	5,564,452
LIBERTY BROADBAND CORP COM SER C COM SERC	**	130,652
LIBERTY LATIN AMERICA LTD COM USD0.01 CLASS A	**	92,457
LIBERTY LATIN AMERICA LTD COM USD0.01 CLASS C	**	402,378
LIBERTY MEDIA CORP DEL COM SER A BRAVES GROUP	**	27,059
LIBERTY MEDIA CORP DEL COM SER C BRAVES GROUP COM SER C BRAVES GROUP	**	67,052
LIBERTY MEDIA CORPORATION COM USD0.01 SER C FORMULA	**	1,038,588
LIBERTY OILFIELD SVCS INC CL A COM CL A COM	**	120,679
LIBERTY TRIPADVISOR HLDGS INC COM USD0.01 'A'	**	20,311
LIC HOUSING FINAN INR 2	**	910,207
LIFE STORAGE INC COM	**	5,521,549
LIFE STORAGE LP 2.2% DUE 10-15-2030	**	127,596
LIFE STORAGE LP FIXED 4% DUE 06-15-2029	**	116,943
LIFETIME BRANDS INC COM	**	42,286
LIFEVANTAGE CORP COM NEW COM NEW	**	76,061
LIFULL CO LTD NPV	**	44,052
LIGHTSPEED POS INC SUBORDINATE VOTING SHARES	**	1,442,995
LII HEN INDUSTRIES NPV	**	102,426
LILLY ELI & CO 2.35% DUE 05-15-2022	**	2,115,724
LILLY ELI & CO 2.5% 08-25-2020	**	1,019,068
LIMBACH HLDGS INC COM	**	14,771
LIMONEIRA CO COM STK	**	30,070
LINCOLN NATL CORP 4.2 DUE 03-15-2022	**	26,082
LINCOLN NATL CORP COM	**	693,523
LINDE PLC COMMON STOCK	**	5,418,304
LINK REAL ESTATE INVESTMENT	**	341,616
LION CORP NPV	**	739,107
LIONS GATE ENTMT CORP CL B NON VTG NON VOTING SHS CL B	**	206,738
LIONS GATE ENTMT CORP VOTING SHARES CL A	**	163,887
LIQUIDITY SVCS INC COM STK	**	100,281
LITE-ON TECHNOLOGY TWD10	**	388,782
LITHIA MTRS INC CL A CL A	**	1,174,485
LITHUANIA REP SR BD 144A 6.125% DUE 03-09-2021 BEO	**	1,555,976
LITHUANIA(REP OF) 6.125% SNR 09/03/2021 USD	**	101,174
LITTELFUSE INC COM	**	1,960,882
LIVANOVA PLC ORD GBP1.00 (DI)	**	1,789,458
LIVE OAK BANCSHARES INC COM	**	846,591
LIVENT CORP COM	**	946,710
LIVEPLEX CO. LTD COM	**	19,361
LIVERAMP HOLDINGS INC	**	3,885,657
LLOYDS BANK PLC 4.875%-FRN GTD 30/03/27 GBP	**	1,917,099
LLOYDS BANK PLC 5.125% GTD 07/03/2025 GBP	**	164,266
LLOYDS BANK PLC 7.5%-VAR SNR 02/04/2032 USD	**	1,688,259
LLOYDS BANKING GP 7.625% UNDATED NTS GBP20000	**	301,344
LLOYDS BKG GROUP 0% DUE 03-22-2028	**	714,087
LLOYDS BKG GROUP 1.326% DUE 06-15-2023	**	4,377,719
LLOYDS BKG GROUP 2.438% DUE 02-05-2026	**	1,267,752
LLOYDS BKG GROUP 3% DUE 01-11-2022	**	14,413,883

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
LLOYDS BKG GROUP 4.05% DUE 08-16-2023	**	437,111
LLOYDS BKG GROUP 4.05% DUE 08-16-2023	**	2,633,594
LLOYDS BKG GROUP 4.45% DUE 05-08-2025	**	5,732,984
LLOYDS BKG GROUP 4.5% DUE 11-04-2024	**	559,368
LLOYDS BKG GROUP 4.582% DUE 12-10-2025	**	228,746
LLOYDS BKG GROUP 4.65% DUE 03-24-2026	**	1,150,888
LLOYDS BKG GROUP FIXED 3.87% DUE 07-09-2025	**	9,191,422
LLOYDS BKG GROUP FLTG RT 2.907% DUE 11-07-2023	**	4,489,248
LLOYDS BKG GROUP FLTG RT 3.574% 11-07-2028	**	16,938,625
LLOYDS BKG GROUP PLC 3.9% 03-12-2024	**	1,538,871
LLOYDS BKG GROUP PLC 3.9% 03-12-2024	**	2,583,106
LOCKHEED MARTIN 3.35 DUE 09-15-2021	**	360,417
LOCKHEED MARTIN 3.55% DUE 01-15-2026	**	1,306,289
LOCKHEED MARTIN CORP COM	**	11,521,941
LOEWS CORP 2.625 DUE 05-15-2023 REG	**	604,063
LOGISTA HOLDINGS EUR0.2	**	1,253,550
LOGITECH INTL CHF0.25 (REGD)	**	2,545,958
LOJAS AMERICANAS PRF NPV	**	1,194,938
LONDON STOCK EXCHANGE GROUP ORD GBP0.06918604	**	739,538
LONGFOR GROUP HOLDINGS LTD	**	278,918
LONKING HOLDINGS HKD0.1	**	361,051
L'OREAL EUR0.20	**	6,320,893
LOS ANGELES CALIF CMNTY CG DIST 1.606% 08-01-2028	**	1,659,840
LOS ANGELES CALIF CMNTY COLLEGE DIST .773% 08-01-2025 BEO TAXABLE	**	12,268,563
LOTTE HIMART CO LTD	**	22,126
LOTTE SHOPPING C0 KRW5000	**	76,785
LOUDOUN CNTY VA 5% 12-01-2030 BEO	**	582,548
LOVESAC CO COM	**	1,318,726
LOWES COS INC 1.3% DUE 04-15-2028	**	353,087
LOWES COS INC 2.5% DUE 04-15-2026	**	216,884
LOWES COS INC 3% DUE 10-15-2050	**	481,327
LOWES COS INC 3.65% DUE 04-05-2029	**	233,394
LOWES COS INC COM	**	14,957,927
LOWES COS INC FIXED 4.5% DUE 04-15-2030	**	2,688,698
LPL FINL HLDGS INC COM	**	3,141,920
LS CORP KRW5000	**	224,824
LSB INDS INC COM	**	17,506
LSI INDS INC OHIO COM	**	39,145
LTC PPTYS INC COM	**	73,929
LUBYS INC COM	**	8,151
LUCECO PLC ORD GBP0.0005	**	457,074
LULULEMON ATHLETICA INC COM	**	19,857,548
LUMENTUM HLDGS INC COM	**	544,247
LUMINEX CORP DEL COM	**	143,113
LUMOS PHARMA INC COM	**	23,176
LUNA INNOVATIONS INC COM STK	**	43,462
LUTHER BURBANK CORP COM	**	15,386
LVMH MOET HENNESSY LOUIS VUITTON SE DISCCOML PAPER 4/A2 YRS 1&2 10-22-2021	**	8,458,644

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
LVMH MOET HENNESSY LOUIS VUITTON SE EUR0.30	**	11,034,149
LYB INTL FIN III 1.25% DUE 10-01-2025	**	101,752
LYB INTL FIN III 1.25% DUE 10-01-2025	**	1,424,522
LYB INTL FIN III FIXED 3.375% DUE 05-01-2030	**	588,194
LYB INTL FIN III LLC 2.875% DUE 05-01-2025/04-20-2020 REG	**	1,170,866
LYDALL INC COM	**	91,531
M / I HOMES INC	**	108,953
M D C HLDGS INC COM	**	482,112
M UFJ LEASE	**	156,369
M&G PLC ORD GBP0.05	**	2,583,204
MACA LIMITED NPV	**	154,061
MACATAWA BK CORP COM	**	49,257
MACAUTO INDUSTRIAL TWD10	**	45,670
MACERICH CO REIT	**	111,117
MACK CALI RLTY CORP COM REIT	**	110,022
MACKAY SHLD EURO FRN CLO 08/2033 EUR 'A'	**	493,018
MACQUARIE BANK LTD TRANCHE # TR 00026 FLTG 08-06-2021 BEO	**	2,294,431
MACQUARIE INFRASTRUCTURE CORP	**	484,282
MACQUARIE MEXICO REAL ESTATE MGMT	**	129,895
MACRONIX INTERNATL TWD10	**	70,418
MACYS INC COM STK	**	502,560
MADDEN STEVEN LTD COM	**	91,761
MADISON SQUARE GARDEN ENTMT CORP CL A CLA	**	48,318
MADISON SQUARE GARDEN SPORTS CORP	**	1,502,072
MADRIGAL PHARMACEUTICALS INC COM	**	120,175
MAGELLAN HEALTH INC COM NEW COM NEW	**	3,295,292
MAGELLAN MIDSTREAM FIXED 3.25% DUE 06-01-2030	**	2,740,295
MAGENTA THERAPEUTICS INC COM	**	67,934
MAGNA INTERNATIONAL INC COMMON STOCK	**	23,264,880
MAGNIT PJSC GDR REGS	**	1,326,210
MAGNITE INC COM	**	7,494,161
MAGNI-TECH INDUSTR NPV	**	45,723
MAGNOLIA OIL & GAS CORP CL A CL A	**	197,045
MAGYAR TELEKOM HUF100	**	19,644
MAHLE METAL LEVE COM NPV	**	132,302
MAIDEN HOLDINGS LTD\MAIDEN HOLDINGS LTD\COM STK	**	34,424
MALAYAN BKG BERHAD MYR1	**	969,442
MALAYSIA 4.232% BDS 30/06/31 MYR	**	279,794
MALAYSIA AIRPORT NPV	**	56,157
MALIBU BOATS INC COM CL A COM CL A	**	871,163
MALVERN BANCORP INC COM	**	8,401
MANDO (NEW)	**	1,099,617
MANITEX INTL INC COM STK	**	14,556
MANITOBA PROV CDA DEB SER GM 2.125% DUE 06-22-2026 REG	**	215,284
MANITOWOC CO INC COM USD0.01(POST REV SPLIT)	**	438,777
MANPOWERGROUP INC	**	2,244,941
MANTECH INTL CORP CL A CL A	**	390,980
MANULIFE FINL CORP 4.061% DUE 02-24-2032	**	136,676

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
MANULIFE FINL CORP 4.15% DUE 03-04-2026	**	59,321
MANULIFE FINL CORP COM NPV	**	3,320,216
MARATHON OIL CORP COM	**	20,778,691
MARATHON PETE CORP 4.5% DUE 05-01-2023 REG	**	339,863
MARATHON PETE CORP 4.7% DUE 05-01-2025 REG	**	214,219
MARATHON PETE CORP 4.7% DUE 05-01-2025 REG	**	1,563,683
MARATHON PETE CORP 5.125% 04-01-2024	**	2,782,759
MARATHON PETE CORP COM	**	8,644,281
MARCHEX INC CL B CL B	**	32,420
MARCUS & MILLICHAP INC COM	**	130,268
MARCUS CORP DEL COM	**	51,076
MARFRIG GBL FOODS COM NPV	**	111,252
MARINEMAX INC COM	**	504,607
MARKEL CORP 4.9% DUE 07-01-2022	**	4,256,370
MARKSANS PHARMA LT COM STK	**	85,657
MARLIN BUSINESS SVCS CORP COM	**	22,571
MARRIOTT INTL INC 2.125% DUE 10-03-2022	**	1,421,400
MARRIOTT INTL INC NEW COM STK CL A	**	4,565,355
MARRIOTT VACATIONS WORLDWIDE CORP COM	**	1,673,261
MARSH & MCLENNAN CO'S INC COM	**	22,361,508
MARSH & MCLENNAN COS INC SR NT 3.5 DUE 06-03-2024	**	638,022
MARTEN TRANS LTD COM	**	2,859,499
MARTIN MARIETTA 3.45% DUE 06-01-2027	**	117,588
MARTIN MARIETTA 4.25% 12-15-2047	**	298,770
MARTINREA INTL INC COM NPV	**	664,851
MARUBENI CORP NPV	**	305,962
MARVELL TECH GROUP COM USD0.002	**	397,387
MASCO CORP 6.5% DUE 08-15-2032	**	400,552
MASCO CORP COM	**	9,544,417
MASCO CORP FIXED 2% DUE 10-01-2030	**	101,812
MASONITE INTL CORP NEW COM	**	287,251
MASSMUTUAL GLOBAL .48% DUE 08-28-2023	**	3,790,799
MASSMUTUAL GLOBAL FLTG RT .38688% DUE 01-07-2022	**	4,788,378
MASTEC INC COM	**	666,596
MASTERCARD INC 3.375 DUE 04-01-2024 BEO	**	2,301,122
MASTERCARD INC 3.85% DUE 03-26-2050 REG	**	103,257
MASTERCARD INC CL A	**	56,164,866
MASTR AST BACKED FLTG RT .35% DUE 11-25-2036	**	2,085,729
MATADOR RES CO COM	**	1,526,133
MATCH GROUP INC NEW COM	**	48,043,646
MATERION CORP COM	**	178,989
MATRIX SVC CO COM	**	193,500
MATSON INC COM	**	337,490
MATTHEWS INTL CORP CL A CL A	**	147,294
MAX CO LTD NPV	**	530,371
MAXAR TECHNOLOGIES INC COM NPV	**	300,230
MAXIMUS INC COM	**	5,073,970
MAYVILLE ENGR CO INC COM	**	353,120

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
MCDONALDS CORP 4.45% DUE 03-01-2047 REG	**	116,941
MCDONALDS CORP 1.45% DUE 09-01-2025	**	155,551
MCDONALDS CORP 3.7% DUE 01-30-2026	**	307,554
MCDONALDS CORP 4.2% 04-01-2050	**	1,272,732
MCDONALDS CORP 4.875% DUE 07-15-2040	**	159,056
MCDONALD'S CORP FIXED 4.45% DUE 09-01-2048	**	327,270
MCDONALDS CORP MED TERM 3.5% 07-01-2027	**	390,025
MCDONALDS CORP MEDIUM TERM FLTG 10-28-2021	**	300,803
MCDONALDS CORP MEDIUM TERM NTS 3.35% 04-01-2023	**	3,408,879
MCDONALDS CORP MEDIUM TERM NTS BOOK 3.625% DUE 09-01-2049	**	140,822
MCDONALDS CORP MEDIUM TERM NTS BOOK ENTRTRANCHE # TR 00122 3.5% DUE 03-01-2027	**	251,772
MCDONALD'S CORPORATION 3.3% 07-01-2025	**	712,683
MCDONALD'S CORPORATION 3.8% 04-01-2028	**	876,707
MCGRATH RENTCORP COM	**	224,919
MCJ CO LTD NPV	**	806,105
MCKESSON CORP	**	10,951,916
MCKESSON CORP NEW .9% DUE 12-03-2025	**	201,000
MCMILLAN SHAKESPEA NPV	**	1,218,296
MDU RES GROUP INC COM	**	425,575
MEBUKI FINANCIAL GROUP INC NPV	**	614,697
MEDALLIA INC COM	**	2,526,580
MEDIASET ESPANA EUR0.5	**	937,915
MEDIATEK INC TWD10	**	2,137,454
MEDICAL PPTYS TR INC COM REIT	**	2,031,961
MEDIFAST INC COM	**	1,031,570
MEDIPAL HOLDINGS CORP	**	637,304
MEDNAX INC COM	**	307,805
MEDPACE HLDGS INC COM	**	5,127,710
MEDSTAR HEALTH INC 3.626% DUE 08-15-2049	**	684,703
MEDTRONIC INC 3.5% DUE 03-15-2025 REG	**	131,299
MEDTRONIC INC 3.5% DUE 03-15-2025 REG	**	304,120
MEDTRONIC PLC COMMON STOCK STOCK	**	52,552,167
MEGACHIPS CORP NPV	**	296,706
MEIRAGTX HOLDINGS PLC	**	68,130
MEITUAN USD0.00001	**	3,070,626
MEMORIAL HLTH SVCS 3.447% DUE 11-01-2049	**	513,408
MERCADOLIBRE INC COM STK	**	360,172
MERCANTILE BK CORP COM	**	81,238
MERCEDES BENZ AUTO LEASE TR 2020-A CL A-4 1.88% DUE 09-15-2025	**	3,017,168
MERCEDES BENZ FINL SVCS SR 20-B CL A-2 .31% 02-15-2023	**	1,877,306
MERCEDES-BENZ AUTO LEASE TRUST SER 19-B CL A3 2.0% 10-17-2022 REG	**	2,581,481
MERCEDES-BENZ AUTO RECEIVABLES TR 2018-1SER 18-1 C A4 3.15% 10-15-2024	**	2,069,422
MERCER INTL INC COM SH BEN INT	**	113,980
MERCHANTS BANCORP IND COM	**	241,845
MERCIALYS EUR1	**	1,248,579
MERCK & CO INC NEW .75% DUE 02-24-2026	**	1,061,858
MERCK & CO INC NEW 1.45% DUE 06-24-2030	**	628,629
MERCK & CO INC NEW COM	**	15,158,113

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
MERCK KGAA NPV	**	6,948,580
MERCURY GEN CORP NEW COM	**	761,378
MERCURY SYSTEMS INC	**	3,531,822
MEREDITH CORP COM	**	106,330
MERIDA INDUSTRY TWD10	**	511,880
MERIDIAN BANCORP INC MD COM	**	123,306
MERIDIAN BIOSCIENCE INC COM	**	84,404
MERIT MED SYS INC COM	**	328,619
MERITAGE HOMES CORP COM	**	1,168,507
MERITOR INC COM	**	2,284,489
MERRILL LYNCH MTG FLTG RT .55% DUE 07-25-2030	**	43,700
MERRILL LYNCH MTG FLTG RT .925% DUE 09-25-2035	**	240,606
MERSANA THERAPEUTICS INC COM	**	281,880
MESA AIR GROUP INC COM NEW COM NEW	**	36,340
MESA LABS INC COM	**	3,890,851
MET LIFE GLOBAL 3.375% DUE 01-11-2022	**	9,211,978
META FINL GROUP INC COM	**	221,517
METHODE ELECTRS INC COM	**	213,717
METLIFE INC 6.4% DUE 12-15-2066	**	5,400,109
METROPOLIS TOKYO BD 144A 2% DUE 05-17-2021 BEO	**	301,837
METROPOLITAN BANK PHP20	**	37,154
METROPOLITAN TRANSN AUTH N Y REV 6.668% 11-15-2039 BEO TAXABLE	**	130,518
MEXICO(UNITED MEXICAN STATES) 4.0% 15/03/2115	**	706,663
MFA 2020-NQM2 TR FLTG RT 1.381% DUE 04-25-2065	**	1,037,860
MFA 2020-NQM2 TR FLTG RT 1.381% DUE 04-25-2065	**	12,454,319
*MFB NT COLLECTIVE AGGREGATE BOND INDEX FUND-NON LENDING	**	7,720,481,417
*MFB NT COLLECTIVE RUSSELL 2000 INDEX FUND - DC - NON LENDING (TIER J)	**	4,085,964,489
MFC LAREDO PETE INC NEW COM USD0.01(POST REV SPLIT)	**	35,972
MFO AEW GLOBAL PROPERTIES TRUST FUND DC PLAN CALSS B	**	245,542,182
MFO JPMORGAN MBS FUND COMMINGLED	**	169,096,831
MFO PIMCO FDS PAC INVT MGMT SER SHORT-TERM PORTFOLIO INSTL CL	**	2,383,897
MFO PIMCO FDS PAC INVT MGMT SER INVT GRADE CR BD PORT INSTL CL	**	20,901,757
MFO PIMCO PAPS ASSET BACKED SECURITIES	**	52,111,798
MFO PIMCO SHORT TERM FLOATING NAV II	**	53,491,529
MFO WTC CIF II DIVERSIFIED REAL ASSETS SERIES	**	290,400,164
MFO WTC CIF II GLOBAL EQUITY SERIES 3	**	636,330,576
MGIC INVT CORP WIS COM	**	1,616,026
MGP INGREDIENTS INC NEW COM	**	89,696
MIAMI-DADE CNTY FLA AVIATION REV 3.285% 10-01-2023 BEO TAXABLE	**	960,867
MIAMI-DADE CNTY FLA AVIATION REV 3.405% 10-01-2024 BEO TAXABLE	**	3,114,908
MIAMI-DADE CNTY FLA AVIATION REV 3.505% 10-01-2025 BEO TAXABLE	**	3,908,485
MIAMI-DADE CNTY FLA WTR & SWR REV 2.501%10-01-2027 BEO TAXABLE	**	2,175,760
MICHELIN (CGDE) EUR2	**	2,284,000
MICHIGAN FIN AUTH REV MUNI 3.384% 12-01-2040	**	7,888,860
MICRO FOCUS INTERNATIONAL PLC ORD GBP0.10	**	628,205
MICRON TECHNOLOGY INC 2.497% DUE 04-24-2023 REG	**	937,816
MICROSOFT CORP 1.55% DUE 08-08-2021	**	1,208,254
MICROSOFT CORP 2.4% DUE 02-06-2022	**	1,295,895

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
MICROSOFT CORP 3.3% DUE 02-06-2027	**	7,028,901
MICROSOFT CORP 3.45% DUE 08-08-2036	**	166,472
MICROSOFT CORP 3.45% DUE 08-08-2036	**	98,650
MICROSOFT CORP COM	**	127,899,062
MICROSTRATEGY INC CL A NEW CL A NEW	**	1,772,954
MID-AMERICA APARTMENT 1.7% DUE 02-15-2031 BEO	**	338,747
MIDAMERICAN ENERGY 3.65% DUE 04-15-2029	**	2,054,789
MIDDLEBY CORP COM	**	3,694,332
MIDLAND STS BANCORP INC ILL COM	**	76,466
MIDMICHIGAN HEALTH 3.409% DUE 06-01-2050	**	445,996
MIDWESTONE FINL GROUP INC NEW COM STK	**	66,910
MILLER INDS INC TENN COM NEW	**	72,086
MIMECAST LIMITED MIMECAST LTD	**	5,880,098
MINDTREE LTD INR10	**	62,932
MINERAL RES LTD NPV	**	1,440,321
MINERALS TECHNOLOGIES INC COM	**	3,012,012
MINERVA NEUROSCIENCES INC COM	**	34,805
MINISTERIO HAC 5.75% GTD 03/11/2027 COP	**	626,963
MINTH GRP HKD0.1	**	985,308
MIRAE ASSET DAEWOO PRF KRW5000	**	465,760
MIRATI THERAPEUTICS INC COM	**	692,086
MIRVAC GROUP STAPLED SECURITIES	**	174,452
MISC BHD MYR1	**	264,405
MISTRAS GROUP INC COM	**	34,990
MITEK SYS INC COM NEW COM NEW	**	371,246
MITRA PINASTHIKA IDR500	**	31,565
MITSUBISHI CORP 2.625% SNR 14/07/2022 USD	**	309,389
MITSUBISHI CORP NPV	**	404,477
MITSUBISHI ESTATE CO LTD	**	323,018
MITSUBISHI GAS CHM NPV	**	1,630,296
MITSUBISHI MATERLS NPV	**	65,517
MITSUBISHI RESEARC NPV	**	70,537
MITSUBISHI UFJ .848% DUE 09-15-2024	**	5,164,613
MITSUBISHI UFJ 2.527% DUE 09-13-2023	**	1,266,237
MITSUBISHI UFJ 2.801% DUE 07-18-2024	**	2,679,847
MITSUBISHI UFJ 2.95% DUE 03-01-2021	**	1,469,130
MITSUBISHI UFJ 3.761% DUE 07-26-2023	**	542,076
MITSUBISHI UFJ FIN GRP BDS 3.195% 07-18-2029	**	8,451,486
MITSUBISHI UFJ FINANCIAL GROUP INC 2.19%BNDS 09-13-2021	**	223,838
MITSUBISHI UFJ FINANCIAL GROUP INC SR NT2.048% 07-17-2030	**	470,187
MITSUBISHI UFJ FINANCIAL GROUP INC SR NT2.048% 07-17-2030	**	4,179,440
MITSUBISHI UFJ FINL GROUP INC 2.193% DUE02-25-2025	**	2,081,099
MITSUBISHI UFJ FINL GROUP INC 2.623% DUE07-18-2022	**	1,951,697
MITSUBISHI UFJ FINL GROUP INC 2.998% 02-22-2022	**	29,869
MITSUBISHI UFJ FINL GROUP INC 3.455% 03-02-2023	**	6,392,943
MITSUBISHI UFJ FINL GROUP INC 3.535% 07-26-2021	**	2,893,884
MITSUBISHI UFJ FINL GROUP INC CORP BOND 3.407% 03-07-2024	**	7,530,871
MITSUBISHI UFJ FINL GROUP INC FIXED 3.218% 03-07-2022 BEO	**	258,495

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
MITSUBISHI UFJ FINL GROUP INC FIXED 3.218% 03-07-2022 BEO	**	4,239,314
MITSUBISHI UFJ FIXED 1.412% DUE 07-17-2025	**	2,671,016
MITSUBISHI UFJ FIXED 1.412% DUE 07-17-2025	**	12,707,873
MITSUBISHI UFJ FIXED 2.665% DUE 07-25-2022	**	517,307
MITSUBISHI UFJ LEASE & FIN 3.96% 144A 09-19-2023	**	1,727,063
MITSUBISHI UFJ LEASE & FIN 3.96% 144A 09-19-2023	**	1,057,826
MITSUI FUDOSAN CO LTD NPV	**	326,739
MITSUI-SOKO HOLDINGS CO LTD	**	1,038,407
MIZUHO FINANCE(CAYMAN) 4.6 SUB BDS 03-27-2024 USD200000 'REGS'	**	5,507,498
MIZUHO FINL GROUP 2.555% DUE 09-13-2025	**	505,977
MIZUHO FINL GROUP 2.953% DUE 02-28-2022	**	411,971
MIZUHO FINL GROUP 2.953% DUE 02-28-2022	**	617,957
MIZUHO FINL GROUP 3.17% DUE 09-11-2027	**	334,699
MIZUHO FINL GROUP FLTG RT .8365% DUE 05-25-2024	**	200,348
MIZUHO FINL GROUP FLTG RT .8365% DUE 05-25-2024	**	4,362,569
MIZUHO FINL GROUP FLTG RT 1.241% DUE 07-10-2024	**	508,296
MIZUHO FINL GROUP FLTG RT 1.241% DUE 07-10-2024	**	3,399,486
MIZUHO FINL GROUP FLTG RT 2.721% DUE 07-16-2023	**	1,033,277
MIZUHO FINL GROUP INC .849% DUE 09-08-2024/09-08-2023 REG	**	10,357,717
MIZUHO FINL GROUP INC 2.869% DUE 09-13-2030	**	3,590,666
MIZUHO FINL GROUP INC 3.922% 09-11-2024	**	1,957,160
MIZUHO FINL GROUP INC FLTG 09-11-2024	**	304,045
MIZUHO FINL GROUP INC FLTG RT DUE 09-08-2024/09-08-2023 REG	**	4,998,601
MIZUHO FINL GROUP INC SR NT FLTG RATE 03-05-2023	**	4,251,520
MIZUHO FINL GROUP INC SR NT FLTG RATE DUE 09-11-2022 REG	**	910,118
MKS INSTRS INC COM	**	2,524,100
MMA CAPITAL HOLDINGS INC COM	**	10,898
MMC NORILSK NICKEL ADR EACH REPR 1/10 SHARE (S	**	1,061,147
MODERNA INC COM	**	250,101
MODINE MFG CO COM STK	**	408,828
MOHAWK INDS INC COM	**	832,169
MOLINA HEALTHCARE INC COM	**	4,208,299
MOLSON COORS BEVERAGE COMPANY COM USD0.01 CLASS B	**	900,140
MONARCH CASINO & RESORT INC COM	**	3,037,124
MONDELEZ INTL 2.125% DUE 09-19-2022	**	617,188
MONDELEZ INTL INC 1.5% DUE 05-04-2025	**	1,530,688
MONDELEZ INTL INC 2.125% DUE 04-13-2023 REG	**	332,367
MONDELEZ INTL INC 2.75% DUE 04-13-2030 REG	**	240,543
MONDELEZ INTL INC COM	**	6,121,809
MONDELEZ INTL INC FIXED .625% DUE 07-01-2022	**	1,689,721
MONGODB INC CL A CL A	**	1,074,248
MONMOUTH REAL ESTATE CORP MD	**	13,995
MONOLITHIC PWR SYS INC COM	**	1,355,051
MONRO INC COM USD0.01	**	72,968
MOODYS CORP 3.25% 01-15-2028	**	5,626,596
MOODYS CORP 5.25% DUE 07-15-2044	**	691,329
MOODYS CORP COM	**	6,643,013
MOOG INC CL A	**	639,555

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
MORGAN SINDALL GRP PLC ORD GBP0.05	**	147,089
MORGAN STANLEY 1.794% 02-13-2032	**	2,623,626
MORGAN STANLEY 2.5% DUE 04-21-2021	**	2,113,023
MORGAN STANLEY 2.625% DUE 11-17-2021	**	2,039,476
MORGAN STANLEY 2.75% DUE 05-19-2022	**	3,397,661
MORGAN STANLEY 3.125% DUE 01-23-2023	**	7,352,763
MORGAN STANLEY 3.125% DUE 07-27-2026	**	103,952
MORGAN STANLEY 3.625% DUE 01-20-2027	**	156,895
MORGAN STANLEY 3.625% DUE 01-20-2027	**	14,292,293
MORGAN STANLEY 3.737% DUE 04-24-2024	**	27,544,512
MORGAN STANLEY 3.75% DUE 02-25-2023	**	268,043
MORGAN STANLEY 3.75% DUE 02-25-2023	**	2,753,336
MORGAN STANLEY 3.772% DUE 01-24-2029	**	96,221
MORGAN STANLEY 3.772% DUE 01-24-2029	**	4,921,171
MORGAN STANLEY 3.875% DUE 01-27-2026	**	2,936,509
MORGAN STANLEY 3.875% DUE 04-29-2024	**	553,909
MORGAN STANLEY 3.875% DUE 04-29-2024	**	2,104,854
MORGAN STANLEY 4% DUE 07-23-2025	**	5,122,208
MORGAN STANLEY 4.1% DUE 05-22-2023	**	401,537
MORGAN STANLEY 4.1% DUE 05-22-2023	**	428,668
MORGAN STANLEY 4.3% DUE 01-27-2045	**	467,640
MORGAN STANLEY 4.35 DUE 09-08-2026	**	589,494
MORGAN STANLEY 4.35 DUE 09-08-2026	**	3,242,218
MORGAN STANLEY ABS CAP I INC 2005-HE1 CLM1 FLT RT DUE 12-25-2034	**	3,979,775
MORGAN STANLEY BK 2.655% DUE 02-15-2046	**	5,423,603
MORGAN STANLEY BK 2.786% DUE 05-15-2049	**	1,987,077
MORGAN STANLEY BK 2.858 DUE 09-15-2022	**	1,832,976
MORGAN STANLEY BK 3.077% DUE 03-15-2048	**	8,405,810
MORGAN STANLEY BK 3.15% DUE 03-15-2048	**	2,892,549
MORGAN STANLEY BK 3.372% DUE 10-15-2048	**	770,149
MORGAN STANLEY BK 3.372% DUE 10-15-2048	**	12,877,984
MORGAN STANLEY BK 3.473% DUE 12-15-2047	**	6,285,333
MORGAN STANLEY BK AMER MERRILL COML MTG PASSTHRU CTF CL 2.505% 11-15-2049	**	1,619,200
MORGAN STANLEY BK AMER MERRILL LYNCH TR 2017-C34 CL A-SB 3.354% 11-15-2052	**	2,422,897
MORGAN STANLEY BK AMER MERRILL LYNCH TR SER 2015-C23 CL A-3 3.451% 07-15-2050	**	1,276,195
MORGAN STANLEY BK FLTG RT 4.11% DUE 10-15-2047	**	2,394,258
MORGAN STANLEY BK OF AMER MERRILL LYNCH SER 2014-C17 CL A-4 3.443 05-15-2024	**	2,366,749
MORGAN STANLEY CAP 3.261% DUE 05-15-2048	**	8,351,838
MORGAN STANLEY CAP FLTG RT 5.53839% DUE 09-15-2047	**	1,248,537
MORGAN STANLEY COM STK USD0.01	**	4,383,796
MORGAN STANLEY FIXED 3.7% DUE 10-23-2024	**	537,481
MORGAN STANLEY FLTG RT 2.188% DUE 04-28-2026	**	369,685
MORGAN STANLEY FLTG RT 2.188% DUE 04-28-2026	**	6,439,907
MORGAN STANLEY FLTG RT 2.699% DUE 01-22-2031	**	1,208,516
MORGAN STANLEY FLTG RT 2.72% DUE 07-22-2025	**	427,831
MORGAN STANLEY FLTG RT 2.72% DUE 07-22-2025	**	5,679,454
MORGAN STANLEY FORMERLY MORGAN STANLEY 3.591% 07-22-2028	**	570,847
MORGAN STANLEY FORMERLY MORGAN STANLEY 3.591% 07-22-2028	**	19,694,238

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
MORGAN STANLEY FRN SNR MTN 02/2023 CAD 'I'	**	707,722
MORGAN STANLEY SR NT FIXED .56% DUE 11-10-2023	**	3,808,796
MOSAIC CO NEW FIXED 4.05% DUE 11-15-2027	**	169,850
MOSAIC CO/THE	**	186,795
MOTHERSON SUMI SYS INR1	**	922,069
MOTORCAR PTS & ACCESSORIES INC COM	**	57,271
MOTUS HOLDINGS LTD NPV	**	24,683
MOUNT GIBSON IRON NPV	**	439,941
MOVADO GROUP INC COM	**	38,093
MPLX LP 1.75% DUE 03-01-2026	**	1,785,212
MPLX LP 2.65% DUE 08-15-2030	**	496,758
MPLX LP 2.65% DUE 08-15-2030	**	2,232,267
MPLX LP 3.5% DUE 12-01-2022 BEO	**	829,704
MPLX LP 4% 03-15-2028	**	287,641
MPLX LP 4% 03-15-2028	**	2,554,250
MPLX LP 4.7% 04-15-2048	**	296,470
MPLX LP 4.8% 02-15-2029	**	1,583,218
MPLX LP 4.875% DUE 12-01-2024	**	573,793
MPLX LP BNDS 3.375% DUE 03-15-2023	**	1,387,413
MPLX LP FIXED 4.125% DUE 03-01-2027	**	346,001
MPLX LP FIXED 4.125% DUE 03-01-2027	**	2,347,037
MPT OPER PARTNERS. 2.55% GTD SNR 05/12/23 GBP	**	1,949,383
MR COOPER GROUP INC COM USD0.01	**	452,821
MRC GLOBAL INC COM	**	431,553
MRMAX HOLDINGS LTD NPV	**	90,753
MSC INDL DIRECT INC CL A COM	**	226,756
MTS SYS CORP COM	**	144,586
MTU AERO ENGINES A NPV (REGD)	**	3,203,492
MUELLER INDS INC COM	**	215,891
MUELLER WTR PRODS INC COM SER A STK	**	26,877
MUFG BK LTD N Y BRH DTD 10-19-2020 .32% CTF OF DEP DUE 10-15-2021	**	12,968,523
MUFG UN BK N A SAN FLTG RT .786867% DUE 12-09-2022	**	503,115
MUFG UNION BANK NA 3.15% 04-01-2022	**	340,747
MULTICHOICE GROUP NPV	**	703,479
MULTIPLAN EMPREEND COM NPV	**	211,413
MUNICIPAL ELEC AUTH GA 6.637% 04-01-2057BEO TAXABLE	**	13,687
MUNICIPAL ELEC AUTH GA 6.655% 04-01-2057BEO TAXABLE	**	3,177,836
MURATA MANUFACTURING CO. NPV	**	1,071,831
MURPHY OIL CORP COM	**	2,464,201
MURPHY USA INC COM	**	3,105,414
MUSTANG BIO INC COM	**	149,405
MUTHOOT FIN LTD 6.125% DUE 10-31-2022	**	209,500
MVB FINL CORP COM	**	31,321
MYERS INDS INC COM	**	266,587
MYLAN INC FORMERLY FIXED 5.2% DUE 04-15-2048	**	325,465
MYLAN N V FIXED 3.15% DUE 06-15-2021	**	201,933
MYLAN N V FIXED 3.95% DUE 06-15-2026	**	2,316,865
MYLAN N V FIXED 3.95% DUE 06-15-2026	**	2,345,468

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
MYR GROUP INC DEL COM STK	**	602,683
MYRIAD GENETICS INC COM	**	188,337
MYTILINEOS S.A EUR0.97(CR)	**	83,585
N.W. AIRLS PASS 6.264% DUE 05-20-2023	**	60,645
NABORS INDUSTRIES LTD SHS NEW	**	193,440
NACCO IND INC CL A COM	**	16,175
NADG NNN 3.368% DUE 12-28-2049	**	3,246,026
NAFCO CO LTD NPV	**	120,901
NANOSTRING TECHNOLOGIES INC COM	**	1,009,420
NANYA TECHNOLOGY C TWD10	**	570,600
NASDAQ INC	**	16,728,028
NASMEDIA CO LTD KRW500	**	181,184
NASPERS N ZAR0.02	**	1,440,887
NATERA INC COM	**	544,872
NATIONAL ALUMINUM	**	42,639
NATIONAL AUSTRALIA BK LIMITED ACTING THR2.5% DUE 01-12-2021	**	300,123
NATIONAL BK HLDGS CORP CL A COM STK	**	3,653,723
NATIONAL HEALTH INVS INC COM	**	155,702
NATIONAL MEDICAL C SAR10	**	396,262
NATIONAL PRESTO INDS INC COM	**	86,042
NATIONAL RETAIL PPTYS INC COM STK	**	414,642
NATIONAL RURAL UTILS COOP FIN CORP MEDIU1.75% DUE 01-21-2022	**	2,339,212
NATIONAL VISION HLDGS INC COM	**	2,305,261
NATIONAL WESTN LIFE GROUP INC CL A COMMON STOCK	**	119,322
NATIONWIDE BLDG 3.622% DUE 04-26-2023	**	337,583
NATIONWIDE BLDG FLTG RT 4.363% DUE 08-01-2024	**	869,322
NATIONWIDE BLDG FLTG RT 4.363% DUE 08-01-2024	**	2,412,369
NATL AGRI DEVELOPM SAR10	**	223,635
NATL AUSTRALIA BK 2.4% DUE 12-07-2021	**	15,295,353
NATL AUSTRALIA BK 3.375% DUE 09-20-2021	**	7,595,414
NATL AUSTRALIA BK FIXED 2.5% DUE 05-22-2022	**	1,030,582
NATL AUSTRALIA BK NY 3 DUE 01-20-2023	**	2,358,128
NATL BK CDA MEDIUM FLTG RT .9% DUE 08-15-2023	**	503,004
NATL BK CDA MEDIUM TERM NTS BOOK TRANCHE# TR 780 12/10/2020 .55% 11-15-2024	**	1,335,739
NATL HEALTHCARE CORP COM	**	168,482
NATL OILWELL VARCO 3.6% DUE 12-01-2029	**	679,702
NATL RETAIL PPTYS 3.6% DUE 12-15-2026	**	220,018
NATL RETAIL PPTYS 3.9% DUE 06-15-2024	**	87,023
NATL RETAIL PPTYS 4% DUE 11-15-2025	**	151,094
NATL RETAIL PPTYS 4.3% DUE 10-15-2028	**	1,622,945
NATL RURAL UTILS 2.4% DUE 04-25-2022	**	61,549
NATL RURAL UTILS 2.95% DUE 02-07-2024	**	68,453
NATL RURAL UTILS 2.95% DUE 02-07-2024	**	6,890,202
NATL RURAL UTILS 3.4% DUE 02-07-2028	**	574,440
NATURAL GAS SVCS GROUP INC COM	**	23,008
NATURAL GROCERS BY VITAMIN COTTAGE INC COM USD0.001	**	48,488
NATURES SUNSHINE PRODS INC COM	**	12,184
NATUS MED INC DEL COM	**	286,592

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
NATWEST GROUP PLC 2%-FR SNR EMTN 08/03/23 EUR	**	501,588
NATWEST GROUP PLC 8.625%-FRN PERP USD200000	**	622,746
NATWEST GROUP PLC ALT TIER I COCO 8.625% 12-31-2049	**	207,582
NATWEST GROUP PLC CO CO 5.125% 31/12/2049	**	573,094
NATWEST GROUP PLC FXD/FLTG SRNT 4.269% 03-22-2025	**	475,705
NATWEST GROUP PLC FXD/FLTG SRNT 4.269% 03-22-2025	**	13,900,549
NATWEST GROUP PLC SR GLBL COCO 4.519% 06-25-2024	**	2,729,526
NATWEST GROUP PLC SR NT 3.875% DUE 09-12-2023 REG	**	3,781,354
NATWEST MARKETS PL 0.625% SNR 02/03/2022EUR	**	370,241
NATWEST MKTS PLC 3.625% DUE 09-29-2022	**	8,718,739
NAUTILUS INC COM	**	87,036
NAVA BHARAT VENTUR INR2	**	11,986
NAVIENT CORP COM	**	362,584
NAVIENT PRIVATE ED LN TR 2020-I 0% 04-15-2069	**	11,400,732
NAVIGATOR HOLDINGS LTD SHS	**	63,641
NBT BANCORP INC COM	**	194,398
NCR CORP COM	**	3,729,386
NCSOFT CORP KRW500	**	935,734
NEC CAPITAL SOLUTIONS LTD NPV	**	47,649
NEDBANK GROUP LTD ZAR1	**	931,972
NEENAH INC COM USD0.01	**	81,486
NEKTAR THERAPEUTICS COM	**	198,764
NELNET INC CL A CL A	**	349,361
NELNET STUD LN 2004-4 CL B FLTG DUE 01-25-2041	**	2,676,614
NEOGEN CORP COM	**	4,447,699
NEOGENOMICS INC COM NEW COM NEW	**	4,851,792
NEOPHOTONICS CORP COM	**	413,231
NESTLE SA CHF0.10(REGD)	**	20,283,478
NETAPP INC COM STK	**	181,034
NETEASE INC COMSTK	**	1,218,648
NETFLIX INC COM STK	**	62,077,967
NETGEAR INC COM	**	887,115
NETSCOUT SYS INC COM	**	945,195
NETSOL TECHNOLOGIES INC COM	**	7,946
NETSTREIT CORP COM	**	121,929
NETWORK-1 TECHNOLOGIES INC COM	**	10,701
NEUROCRINE BIOSCIENCES INC COM	**	215,950
NEW CENTY HOME FLTG RT .47% DUE 12-25-2035	**	2,070,706
NEW HOME CO INC COM	**	15,819
NEW HOPE CORP NPV	**	55,777
NEW JERSEY RES CORP COM	**	685,795
NEW METRO GLOBAL 7.5% GTD SNR 16/12/2021USD	**	206,000
NEW RELIC INC COM	**	2,711,092
NEW SR INVT GROUP INC COM	**	37,716
NEW STH WALES TSY 2% GTD SNR 20/03/2031 AUD	**	413,496
NEW YORK & FIXED 2.606% DUE 08-01-2060	**	98,707
NEW YORK CMNTY BANCORP INC COM	**	392,418
NEW YORK LIFE CAP CORP FLTG 144A DUE 06-10-2022	**	201,224

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
NEW YORK LIFE GLOBAL FDG MEDIUM TERM NTS 144A FLTG 01-21-2022	**	2,723,390
NEW YORK N Y CITY TRANSITIONAL FIN AUTH REV 3.13% 11-01-2028 BEO TAXABLE	**	16,247,808
NEW YORK N Y CITY TRANSITIONAL FIN AUTH REV 5.572% 11-01-2038 BEO TAXABLE	**	136,051
NEW YORK ST DORM AUTH ST PERS INCOME TAXREV 5.051% 09-15-2027 BEO TAXABLE	**	1,008,360
NEW YORK ST TWY AUTH SECOND GEN HWY & BRDG TR FD 5.449% 04-01-2025 BEO TAXABLE	**	1,477,151
NEW YORK ST URBAN DEV CORP REV 3.17% 03-15-2026 BEO TAXABLE	**	4,927,516
NEW YORK TIMES CO CL A ISIN #US6501111073	**	1,187,397
NEW ZEALAND (GOVT) 1.5% 15/05/2031	**	302,439
NEW ZEALAND(GOVT) 1.75% SNR 15/05/2041 NZD	**	71,030
NEW ZEALAND(GOVT) 2% IDX/LKD 20/09/25	**	89,536
NEWELL BRANDS INC STEP CPN 4.35% DUE 04-01-2023	**	760,445
NEWELL BRANDS INC STEP CPN 4.7% DUE 04-01-2026	**	1,024,395
NEWFIELD EXPL CO 5.625% DUE 07-01-2024	**	1,687,036
NEWGATE FUND.PLC FRN M/BKD 12/2050 GBP 'A3A'	**	1,291,233
NEWMONT CORP FORMERLY NEWMONT GOLDCORP 2.25% DUE 10-01-2030 REG	**	442,020
NEWMONT GOLDCORP FIXED 3.625% 06-09-2021	**	1,589,133
NEWPARK RES INC COM PAR $0.01 NEW COM PAR $0.01 NEW	**	126,687
NEWS CORP COM CL A	**	668,610
NEWS CORP COM CL B	**	550,444
NEXA RESOURCES S A COM	**	123,672
NEXANS SA EUR1	**	1,061,431
NEXON CO LTD NPV	**	1,724,852
NEXPOINT RESIDENTIAL TR INC COM	**	33,848
NEXSTAR MEDIA GROUP INC CL A CL A	**	2,024,819
NEXTERA ENERGY CAP 3.15% DUE 04-01-2024	**	1,745,806
NEXTERA ENERGY CAP FIXED 2.75% DUE 05-01-2025	**	6,357,907
NEXTERA ENERGY CAP FLTG RT .77438% DUE 08-28-2021	**	5,054,944
NEXTERA ENERGY CAP HLDGS INC 2.25% DUE 06-01-2030/05-12-2020 REG	**	1,887,148
NEXTERA ENERGY CAP HLDGS INC 2.25% DUE 06-01-2030/05-12-2020 REG	**	3,816,233
NEXTERA ENERGY CAP STEP CPN 2.403% DUE 09-01-2021	**	7,983,280
NEXTGEN HEALTHCARE INC COM	**	626,106
NEXTIER OILFIELD SOLUTIONS INC	**	103,568
NGK SPARK PLUG CO NPV	**	1,474,249
NGM BIOPHARMACEUTICALS INC COM	**	322,581
NH INVESTMENT & SE PFD KRW5000	**	78,093
NH INVESTMENT AND SECURITIES CO LTD KRW5000	**	216,519
NHN CORPORATION	**	62,742
NICHIREKI CO LTD NPV	**	38,216
NICHOLAS FINL INC BC COM NEW COM NEW	**	9,444
NICK SCALI NPV	**	419,566
NICOLET BANKSHARES INC COM	**	180,605
NIELSEN HOLDINGS PLC COMSTK	**	642,546
NIKE INC 2.4% DUE 03-27-2025	**	592,731
NIKE INC 2.75% DUE 03-27-2027	**	929,481
NIKE INC 3.375% DUE 03-27-2050	**	1,212,399
NIKE INC CL B	**	54,504,571
NIKKON HOLDINGS CO LTD NPV	**	1,073,053
NINE DRAGONS PAPER HKD0.1	**	1,018,926

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
NINE ENTERTAINMENT NPV	**	1,126,307
NINTENDO CO LTD NPV	**	5,999,559
NIPPON BUILDING FD REIT	**	196,941
NIPPON COKE & ENGINEERING COMPANY LTD	**	68,112
NIPPON ELECTRIC GLASS CO LTD	**	913,096
NIPPON EXPRESS CO NPV	**	242,226
NIPPON LIFE INS CO STEP CPN 5.1% DUE 10-16-2044	**	11,225,000
NIPPON SYSTEMWARE NPV	**	316,495
NIPPON YUSEN KABUSHIKI KAISHA NPV	**	114,327
NISHIMATSUYA CHAIN NPV	**	136,126
NISHI-NIPPON FINANCIAL HD	**	72,859
NISOURCE FIN CORP 3.49% 05-15-2027	**	283,482
NISOURCE FIN CORP 5.65% DUE 02-01-2045	**	126,582
NISOURCE INC 1.7% DUE 02-15-2031	**	2,970,064
NISOURCE INC 3.6% DUE 05-01-2030	**	659,589
NISSAN AUTO 3.22% DUE 06-15-2023	**	1,044,345
NISSAN AUTO LEASE SER 20-A CL A4 1.88% 04-15-2025	**	1,430,658
NISSAN AUTO RECEIVABLES 2017-C CL A-3 2.12% 04-18-2022	**	75,061
NISSAN AUTO RECEIVABLES 2017-C CL A-4 2.28% 02-15-2024	**	2,026,763
NISSAN MASTER OWNER TR FLTG RT SER 19-A CL A 02-15-2024	**	6,813,654
NISSAN MOTOR CO 1.94% SNR 15/09/23 EUR1000	**	382,865
NISSAN MOTOR CO 2.652% SNR 17/03/26 EUR1000	**	1,942,976
NISSAN MTR ACCEP 1.9% DUE 09-14-2021	**	41,284
NISSAN MTR ACCEP CORP SR NT FLTG RATE 144A VAR RT DUE 01-13-2022	**	898,081
NISSAN MTR LTD 4.345% DUE 09-17-2027	**	994,075
NISSAN MTR LTD 4.345% DUE 09-17-2027	**	2,319,508
NITTO DENKO CORP NPV	**	853,117
NITTOC CONSTRUCT NPV	**	90,526
NKARTA INC COM	**	243,175
NL INDS INC COM NEW	**	17,017
NLIGHT INC COM USD0.0001	**	163,381
NN GROUP N.V. EUR0.12	**	327,786
NN INC COM	**	49,347
NOBIA AB NPV	**	36,997
NOBINA AB NPV	**	352,299
NOBLE ENERGY INC 3.25% DUE 10-15-2029	**	2,297,693
NOBLE ENERGY INC 3.9% DUE 11-15-2024	**	4,854,277
NOBLE ENERGY INC 5.05% DUE 11-15-2044	**	351,812
NOKIA OYJ EUR0.06	**	1,264,805
NOMURA ASSET ACCEP CORP ALTERNATIVE CL I-A-5 FLTG RATE DUE 03-25-2047 REG	**	2,314,868
NOMURA HLDGS INC 2.648% 01-16-2025	**	2,563,125
NOMURA HLDGS INC FIXED 2.679% DUE 07-16-2030	**	719,891
NOMURA HOLDINGS NPV	**	110,649
NOMURA RL EST INC NPV	**	33,369
NORDEA BK AB 1% DUE 06-09-2023	**	1,613,729
NORDEA BK AB 1% DUE 06-09-2023	**	995,447
NORDEA BK AB 3.75% DUE 08-30-2023	**	551,241
NORDEA BK ABP MED .75% DUE 08-28-2025	**	1,158,150

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
NORDEA REALKREDIT 1% CVD BDS 01/10/50 DKK0.01	**	2,143,572
NORDEA REALKREDIT 1% CVD BDS 01/10/50 DKK0.01	**	433,628
NORDEA REALKREDIT 1.5% SNR 01/10/2050 DKK0.01	**	270,944
NORDIC AMERICAN TANKERS LIMITED	**	63,832
NORFOLK SOUTHN 3.8% DUE 08-01-2028	**	87,904
NORFOLK SOUTHN 3.95 DUE 10-01-2042	**	424,387
NORFOLK SOUTHN 4.45% DUE 06-15-2045	**	905,547
NORFOLK SOUTHN FIXED 4.05% DUE 08-15-2052	**	509,210
NORINCHUKIN BK NEW YORK BRH INSTL CTF DEDTD 12-02-2020 .37% CTF OF DEP 12-01-21	**	11,037,210
NORINCHUKIN BK NEW YORK BRH INSTL CTF DEDTD 12-04-2020 .37% CD DUE 12-03-2021	**	7,607,535
NORTHEAST BK LEWISTON ME COM	**	27,722
NORTHEASTERN UNIV 2.894% 10-01-2050	**	122,449
NORTHERN TECHNOLOGIES INTL CORP COM STK	**	16,769
NORTHFIELD BANCORP INC DEL COM USD0.01	**	109,626
NORTHRIM BANCORP INC COM	**	37,922
NORTHROP GRUMMAN 2.55% DUE 10-15-2022	**	1,702,182
NORTHROP GRUMMAN 2.93% DUE 01-15-2025	**	9,049,298
NORTHROP GRUMMAN 3.25% DUE 01-15-2028	**	3,166,276
NORTHROP GRUMMAN CORP COM	**	23,257,754
NORTHROP GRUMMAN FIXED 5.25% DUE 05-01-2050	**	1,456,808
NORTHSTAR ED FIN INC DEL 2007-1 STUDENT LN ASSET BKD NT CL 1A-3 01-29-2046 BEO	**	5,683,954
NORTHWEST BANCSHARES INC MD COM	**	182,794
NORTHWEST PIPE CO COM	**	49,610
NORWAY(KINGDOM OF) 3.75% SNR 25/05/21 NOK1000	**	94,733
NORWOOD FINL CORP COM	**	15,336
NOTREDAME INTERMEDICA PAR SA	**	452,180
NOVAGOLD RES INC COM NEW	**	443,805
NOVARTIS AG CHF0.50 (REGD)	**	11,175,554
NOVARTIS CAP CORP 3% DUE 11-20-2025	**	381,614
NOVASTAR MTG FDG FLTG RT 1.21% DUE 06-25-2035	**	191,951
NOVATEK PJSC GDR EACH REPR 10 ORD 'REG S	**	234,766
NOVAVAX INC	**	402,217
NOVOCURE LTD COM USD0.00	**	3,146,905
NOVOLIPETSK STEEL GDR EACH REP 10 RUB1 'REGS'	**	54,763
NOVO-NORDISK AS DKK0.2 SERIES'B'	**	13,001,785
NOW INC COM	**	571,492
NRG ENERGY INC COM NEW	**	1,803,564
*NT COLLECTIVE ALL COUNTRY WORLD EX-US INVESTABLE MARKET INDEX FUND - DC - NONLEN	**	7,665,401,850
*NT COLLECTIVE S&P500 INDEX FUND-DC-NON LENDING (TIER J)	**	17,266,142,761
NTPC LTD INR10	**	321,443
NTT FINANCE CORP 1.9% SNR EMTN 21/07/21 USD	**	604,488
NU SKIN ENTERPRISES INC CL A CL A	**	257,799
NUCLEUS SOFTWARE INR10	**	15,431
NUCOR CORP 2.0% DUE 06-01-2025 REG	**	1,218,932
NUCOR CORP 4% DUE 08-01-2023	**	162,062
NURIX THERAPEUTICS INC COM	**	248,639
NUTANIX INC CL A CL A	**	474,672
NUTRIEN LTD 3.15% 10-01-2022	**	7,758,679

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
NUTRIEN LTD FIXED 3.5% 06-01-2023	**	664,551
NUTRIEN LTD FIXED 3.625% DUE 03-15-2024	**	282,011
NUTRIEN LTD FIXED 4.125% DUE 03-15-2035	**	11,909
NUTRIEN LTD FIXED 5.25% DUE 01-15-2045	**	286,022
NUTRITION & 1.23% DUE 10-01-2025	**	1,718,044
NUTRITION & 1.23% DUE 10-01-2025	**	9,322,916
NUVASIVE INC COM	**	243,064
NV5 GLOBAL INC COMMON STOCK	**	102,965
NVENT ELECTRIC PLC COM USD0.01 WI	**	278,828
NVIDIA CORP 2.2% DUE 09-16-2021	**	5,919,153
NVIDIA CORP 3.5% DUE 04-01-2040	**	2,161,652
NVIDIA CORP 3.5% DUE 04-01-2050	**	11,512,211
NVIDIA CORP COM	**	36,582,721
NVIDIA CORP FIXED 2.85% DUE 04-01-2030	**	539,970
NVIDIA CORP FIXED 3.7% DUE 04-01-2060	**	1,400,528
NXP B V / NXP FDG 3.875% DUE 06-18-2026	**	1,603,175
NXP SEMICONDUCTORS N V COM STK	**	12,396,102
NY N Y TAXABLE-BUILD AMER BDS-F-1 6.271 DUE 12-01-2037	**	9,842,040
NYKREDIT REALKREDI 1% SNR 01/10/2050 DKK0.01	**	462,715
NYKREDIT REALKREDI 1.5% CVD BDS 01/10/2050 DKK	**	1,380,710
NYKREDIT REALKREDIT A/S 1.0% 01/10/2050	**	3,468,086
O REILLY 4.625% DUE 09-15-2021	**	3,567,834
O REILLY AUTOMOTIVE INC NEW 1.75% 03-15-2031	**	130,200
O REILLY AUTOMOTIVE INC NEW 3 09-01-2022	**	523,368
O REILLY AUTOMOTIVE INC NEW 3.6% DUE 09-01-2027	**	63,760
OAK VY BANCORP OAKDALE CALIF COM STK	**	10,853
OBAYASHI CORP NPV	**	3,336,361
OCCIDENTAL PETE 2.7% DUE 02-15-2023	**	106,898
OCCIDENTAL PETE 3% DUE 02-15-2027	**	2,109,300
OCCIDENTAL PETE 3.4% DUE 04-15-2026	**	1,573,118
OCCIDENTAL PETE CORP 3.2% 08-15-2026	**	841,500
OCCIDENTAL PETE CORP SR NT 5.55% 03-15-2026	**	1,148,334
OCCIDENTAL PETE FIXED 2.9% DUE 08-15-2024	**	202,125
OCCIDENTAL PETROLEUM CORP 3.5% DUE 08-15-2029/08-08-2019 REG	**	1,610,699
OCEANEERING INTL INC COM	**	130,515
OCEANFIRST FINL CORP COM	**	2,126,521
OCP S A 5.625% DUE 04-25-2024	**	1,436,235
OCWEN FINL CORP COM PAR $0.01	**	19,312
ODEBRECHT OFFSHORE DRILLING FINANCE 6.72% DUE 12-01-2022	**	68,637
ODEBRECHT OFFSHORE DRILLING FINANCE 7.72% 12-01-2026	**	74,135
ODEBRECHT OIL & FINANCE ODEBRECHT OIL & FINANCE VAR RT 12-31-2099	**	373
ODONATE THERAPEUTICS INC COM	**	470,630
OFFICE PPTYS INCOME TR COM SHS BEN INT COM SHS BEN INT	**	104,944
OFG BANCORP COM	**	530,225
OH ST UNIV GEN RCPTS TAXABLE-SER A 4.8 DUE 06-01-2111	**	5,103,470
OHIO PWR CO 5.375% DUE 10-01-2021	**	207,254
OHIO STATE 4.654% 05-01-2022 BEO TAXABLE	**	10,570,000
O-I GLASS INC COM	**	1,120,552

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
OIL CO LUKOIL PJSC ADR EACH REPR 1 ORD RUB0.02	**	1,465,635
OIL DRI CORP AMER COM	**	27,877
OIL STS INTL INC COM ISIN US6780261052	**	246,015
OKTA INC CL A CL A	**	297,993
OKUWA CO LTD NPV	**	533,429
OLAV THON EIENDOMS NOK1	**	91,751
OLD 2ND BANCORP INC DEL COM	**	51,985
OLD NATL BANCORP IND COM	**	437,532
OLD REP INTL CORP COM	**	527,834
OLEMA PHARMACEUTICALS INC COM	**	145,009
OLIN CORP COM	**	608,351
OLYMPIC STL INC COM	**	57,972
OLYMPUS CORP NPV	**	8,770,029
OMEGA HEALTHCARE INVS INC REIT	**	596,629
ON SEMICONDUCTOR CORP COM	**	806,958
ONCOR ELEC 4.1 DUE 06-01-2022	**	1,735,169
ONE GAS INC 2% DUE 05-15-2030	**	2,644,197
ONE GAS INC COM	**	3,109,262
ONE LIBERTY PPTYS INC COM	**	29,764
ONE NEW YORK PLAZA TR 2020-1NYP 1.0765% 01-15-2026	**	600,359
ONE NEW YORK PLAZA TR 2020-1NYP 1.0765% 01-15-2026	**	1,781,066
ONEMAIN HLDGS INC COM	**	1,799,691
ONEOK INC NEW 2.75% DUE 09-01-2024	**	5,117,420
ONEOK INC NEW 4% DUE 07-13-2027	**	1,254,424
ONEOK INC NEW 4.45% DUE 09-01-2049	**	404,949
ONEOK INC NEW 5.2% DUE 07-15-2048	**	175,081
ONEOK INC NEW 6.35% DUE 01-15-2031 REG	**	1,923,176
ONEOK INC NEW FIXED 2.2% DUE 09-15-2025	**	5,652,592
ONEOK INC NEW FIXED 3.4% 09-01-2029	**	214,042
ONEOK PARTNERS L P 3.375% DUE 10-01-2022	**	208,157
ONEOK PARTNERS L P 3.375% DUE 10-01-2022	**	2,326,154
ONESPAN INC COM STK USD0.001	**	362,169
ONEWATER MARINE INC CL A CL A	**	122,178
ONEX CORP SUB-VTG NPV	**	909,121
ONO PHARMACEUTICAL NPV	**	322,496
ONT TEACHERS 3.125% DUE 03-20-2022	**	991,665
ONTARIO PROV CDA BD 3.4% 10-17-2023	**	770,343
ONTARIO PROV CDA PROV OF ON 2.5% 2.5% DUE 04-27-2026 BEO	**	33,023,613
ONTO INNOVATION INC	**	210,219
OOMA INC COM	**	161,266
OPEN HOUSE CO LTD NPV	**	886,526
OPEN LENDING CORP CL A CL A	**	430,812
OPEN TEXT CO COM NPV	**	729,765
OPKO HEALTH INC COM STK	**	74,110
OPPENHEIMER HLDGS INC CL A NON VTG SHS CL A NON VTG SHS	**	74,458
OPTION CARE HEALTH INC COM NEW COM NEW	**	10,948
OPTION ONE MTG LN TR SER 2005-2 CL M-1 FLTG RT 05-25-2035	**	371,420
ORACLE CORP 1.9% DUE 09-15-2021	**	1,116,128

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
ORACLE CORP 2.4% DUE 09-15-2023	**	378,539
ORACLE CORP 2.5% BNDS 10-15-2022	**	524,914
ORACLE CORP 2.5% DUE 04-01-2025 REG	**	9,932,918
ORACLE CORP 2.65% DUE 07-15-2026	**	109,894
ORACLE CORP 2.95% DUE 05-15-2025	**	4,722,521
ORACLE CORP 3.85% DUE 07-15-2036	**	230,645
ORACLE CORP 3.9% DUE 05-15-2035	**	84,720
ORACLE CORP COM	**	25,002,685
ORACLE CORP FIXED 3.85% DUE 04-01-2060	**	17,584,918
ORANGE EUR4	**	2,287,315
ORASURE TECHNOLOGIES INC COM	**	99,552
ORBCOMM INC COM STK	**	86,859
ORDINA NV EUR0.10	**	162,696
ORIGIN BANCORP INC COM STK USD 5.00	**	50,597
ORIGIN ENERGY LTD NPV	**	405,969
ORION GROUP HLDGS INC FORMERLY ORION MARINE GROUP INC TO 05/20/2016 COM STK	**	13,724
ORIX CORP 2.9% DUE 07-18-2022	**	65,292
ORIX CORP FIXED 3.25% DUE 12-04-2024	**	109,317
ORMAT TECHNOLOGIES INC COM	**	88,836
ORRSTOWN FINL SVCS INC COM	**	23,948
ORTHOFIX MED INC COM USD0.10	**	362,064
OSHKOSH CORPORATION	**	481,906
OSI SYS INC COM	**	233,982
OTIS WORLDWIDE CORP 2.056% DUE 04-05-2025 BEO	**	423,937
OTIS WORLDWIDE CORP 2.565% DUE 02-15-2030 BEO	**	343,625
OTIS WORLDWIDE CORP COM USD0.01 WI	**	3,588,121
OTP BANK NYRT HUF100	**	108,780
OTSUKA CORP NPV	**	1,011,802
OUTFRONT MEDIA INC COM	**	805,676
OUTSET MED INC COM	**	1,273,216
OVERSEAS PVT INVT 3.43% DUE 05-15-2030	**	6,409,155
OVERSEAS SHIPHOLDING GROUP INC NEW COM USD0.01 CL A (POST REV SPLT)	**	32,543
OWENS & MINOR INC NEW COM	**	1,049,811
OWENS CORNING NEW COM STK	**	242,280
OWL ROCK CAP CORP COM USD0.01	**	241,692
OXFORD INDS INC COM	**	155,128
OYO CORP NPV	**	194,873
OYSTER PT PHARMA INC COM	**	23,901
P A M TRANSN SVCS INC COM	**	47,383
PAC GAS & ELEC CO 4.25% DUE 08-01-2023	**	2,684,790
PAC GAS & ELEC CO FIXED 1.75% DUE 06-16-2022	**	902,540
PAC GAS & ELEC CO FIXED 1.75% DUE 06-16-2022	**	1,383,895
PAC GAS & ELEC CO FIXED 2.1% DUE 08-01-2027	**	5,637,620
PAC GAS & ELEC CO FIXED 2.95% DUE 03-01-2026	**	634,878
PAC GAS & ELEC CO FIXED 3.15% DUE 01-01-2026	**	1,491,564
PAC GAS & ELEC CO FIXED 3.45% DUE 07-01-2025	**	352,357
PAC GAS & ELEC CO FIXED 4.95% DUE 07-01-2050	**	357,484
PAC GAS & ELEC CO FLTG RT 1.6% DUE 11-15-2021	**	2,426,328

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
PAC GAS & ELEC CO FLTG RT 1.6% DUE 11-15-2021	**	7,614,169
PAC PREMIER BANCORP COM	**	486,806
PACCAR FINL CORP MEDIUM TERM SR NTS BOOK .8% DUE 06-08-2023	**	365,699
PACCAR FINL CORP MEDIUM TERM SR NTS BOOK.35% DUE 08-11-2023	**	3,087,975
PACCAR FINL CORP MEDIUM TERM SR NTS BOOK.35% DUE 08-11-2023	**	2,190,600
PACCAR INC COM	**	5,090,520
PACIFIC BIOSCIENCES OF CALIFORNIA INC COMMON STOCK	**	393,199
PACIFIC GAS & ELEC CO 2.5% DUE 02-01-2031/06-19-2020 REG	**	4,717,161
PACIFIC GAS & ELEC CO 3.4% 08-15-2024	**	639,001
PACIFIC GAS & ELEC CO 4.0% 12-01-2046	**	311,625
PACIFIC GAS & ELEC CO 4.45% DUE 4-15-2042	**	108,286
PACIFICORP 2.7% DUE 09-15-2030	**	1,142,988
PACIFICORP 6.25% DUE 10-15-2037	**	119,476
PACKAGING CORP OF AMERICA 4.05% DUE 12-15-2049	**	124,028
PACWEST BANCORP DEL COM	**	2,820,924
PAN AMER SILVER COM NPV	**	408,091
PAN INTL INDL TWD10	**	215,512
PAN JIT INTERNATIO TWD10	**	11,602
PANAMA REP 4.5% DUE 04-16-2050 REG	**	256,502
PANAMA REP GLOBAL BD TBOND 3.16% 01-23-2030	**	387,629
PANASONIC CORP	**	524,645
PANDORA A/S DKK0.01	**	3,960,620
PANIN FINANCIAL IDR125	**	46,005
PAPYLESS CO NPV	**	219,369
PAR PACIFIC HOLDINGS INC COM NEW COM NEW	**	328,306
PARADE TECHNOLOGIE TWD10	**	79,434
PARAGON BANKING GR ORD GBP1	**	1,039,627
PARAMOUNT GROUP INC COM	**	126,244
PAREX RESOURCES IN COM NPV	**	115,516
PARK AEROSPACE CORP	**	25,962
PARK HOTELS & RESORTS INC COM	**	380,318
PARK NATL CORP COM	**	93,144
PARKE BANCORP INC COM	**	19,609
PARKER-HANNIFIN 3.25% DUE 06-14-2029	**	283,706
PARKLAND CORP. COM NPV	**	174,368
PARK-OHIO HLDGS CORP COM	**	111,611
PARSONS CORP DEL COM	**	12,270
PATRICK INDS INC COM	**	1,359,687
PATRIOT TRANSN HLDG INC COM	**	2,695
PATTERSON COS INC COM	**	412,776
PATTERSON-UTI ENERGY INC COM	**	174,295
PAX GLOBAL TECHNOLOGY LIMITED COMSTK	**	342,370
PAYCOM SOFTWARE INC COM	**	29,244,746
PAYLOCITY HLDG CORP COM	**	3,924,027
PAYPAL HLDGS INC 1.35% DUE 06-01-2023	**	839,610
PAYPAL HLDGS INC 2.2% DUE 09-26-2022	**	1,870,169
PAYPAL HLDGS INC 2.85% DUE 10-01-2029	**	1,555,125
PAYPAL HLDGS INC COM	**	62,193,449

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
PAYPAL HLDGS INC FIXED 1.65% DUE 06-01-2025	**	898,512
PBF ENERGY INC CL A CL A	**	109,581
PC CONNECTION INC COM	**	374,158
PCCW LIMITED NPV	**	24,687
PCSB FINL CORP COM	**	52,602
PCTEL INC	**	18,922
PDC ENERGY INC COM	**	2,568,200
PDF SOLUTIONS INC COM	**	75,190
PDL BIOPHARMA INC COM	**	47,849
PEABODY ENERGY CORP NEW	**	174,674
PEACEHEALTH 1.375% DUE 11-15-2025	**	792,045
PEAPACK-GLADSTONE FINL CORP COM	**	106,198
PEARLABYSS CORP KRW500	**	645,789
PEBBLEBROOK HOTEL TR COM STK	**	232,481
PEGASYSTEMS INC COM	**	6,812,251
PEGATRON CORP TWD10	**	626,362
PEGAVISION CORPORA TWD10	**	292,249
PELOTON INTERACTIVE INC	**	464,111
PENN NATL GAMING INC COM	**	620,914
PENN VA CORP NEW COM	**	25,111
PENNS WOODS BANCORP INC COM	**	31,082
PENNSYLVANIA ST HIGHER ED ASSISTANCE AGY SER 2009-1 CL A1 FLTG 1A1 07-25-2029	**	642,543
PENNSYLVANIA ST HIGHER ED ASSISTANCE AGYSTUDENT LN REV FLTG RT 0% 10-25-2036 BEO	**	3,404,818
PENNYMAC FINL SVCS INC NEW COM	**	1,651,721
PENSKE AUTOMOTIVE GROUP INC COM STK	**	767,081
PENSKE TRUCK 4.125% DUE 08-01-2023	**	309,774
PENSKE TRUCK 4.125% DUE 08-01-2023	**	1,940,165
PENSKE TRUCK FIXED 2.7% DUE 03-14-2023	**	188,198
PENSKE TRUCK FIXED 2.7% DUE 03-14-2023	**	7,005,147
PENUMBRA INC COM	**	1,318,450
PEOPLES BANCORP INC COM STK	**	95,303
PEOPLES BANCORP N C INC COM PEOPLES BANCORP OF NORTH CAROLINA INC	**	15,907
PEOPLES UTD FINL INC COM	**	731,941
PEPKOR HOLDINGS LTD NPV	**	62,403
PEPPERDINE UNIV FIXED 3.301% DUE 12-01-2059	**	266,782
PEPSICO INC .75% DUE 05-01-2023	**	1,125,829
PEPSICO INC 1.625% DUE 05-01-2030	**	933,971
PEPSICO INC 2.25% DUE 03-19-2025	**	117,501
PEPSICO INC 2.375% DUE 10-06-2026	**	152,622
PEPSICO INC 2.625% DUE 03-19-2027	**	121,026
PEPSICO INC 2.75 DUE 03-05-2022	**	1,084,951
PEPSICO INC 3.625% DUE 03-19-2050	**	469,506
PEPSICO INC 3.875% DUE 03-19-2060	**	334,943
PEPSICO INC 4% DUE 05-02-2047	**	198,417
PEPSICO INC COM	**	8,611,633
PER AARSLEFF HLDNG SER'B'DKK2	**	1,315,910
PERDOCEO ED CORP COM	**	535,247
PERFICIENT INC COM STK	**	229,768

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
PERFORMANCE FOOD GROUP CO COM	**	4,635,167
PERNOD RICARD NPV EUR 1.55	**	8,145,406
PERRIGO COMPANY LIMITED COM EUR0.001	**	435,483
PERSISTENT SYSTEMS INR10	**	62,971
PERSPECTA INC COM	**	1,633,346
PERU REP 1.862% 12-01-2032	**	403,200
PERU REP 2.78% 12-01-2060	**	569,076
PERU(REP OF) 6.15% GTD 12/08/2032 PEN	**	134,600
PERU(REP OF) FXD 5.94% 5.94% 12/02/2029	**	276,091
PERU(REPUBLIC OF) BNDS 8.2% 12/08/2026	**	750,530
PERUSAHAAN GAS NEGARA TBK PT	**	50,451
PETRO CDA 5.35% DUE 07-15-2033	**	243,611
PETROBRAS DISTR COM NPV	**	1,209,192
PETROBRAS GLOBAL 7.25% DUE 03-17-2044	**	516,000
PETROBRAS GLOBAL FIN B V GLOBAL NT 5.093% 01-15-2030	**	1,197,960
PETRO-CDA 7.875% DUE 06-15-2026	**	258,064
PETROL BRASILEIROS PRF NPV	**	149,749
PETROLEOS MEXICANOS 6.5% 03-13-2027	**	5,055,312
PETROLEOS MEXICANOS 6.75% DUE 09-21-2047	**	187,500
PETRONAS GAS NPV	**	126,433
PEUGEOT SA EUR1	**	2,531,835
PFD BK L A CAL COM	**	90,493
PFIZER INC .8% DUE 05-28-2025	**	1,414,823
PFIZER INC 1.7% DUE 05-28-2030	**	924,115
PFIZER INC 2.625% DUE 04-01-2030	**	1,272,409
PFIZER INC 3% DUE 06-15-2023	**	357,343
PFIZER INC 3.45% 03-15-2029	**	163,628
PFIZER INC COM	**	19,752,540
PGE POLSKA GRUPA PLN10.25	**	108,460
PGT INC COM	**	1,114,266
PHARMA RESEARCH PR KRW500	**	335,271
PHILIP MORRIS INTL .875% DUE 05-01-2026	**	2,741,342
PHILIP MORRIS INTL 1.125% DUE 05-01-2023	**	827,827
PHILIP MORRIS INTL 1.125% DUE 05-01-2023	**	581,256
PHILIP MORRIS INTL 1.5% DUE 05-01-2025	**	778,915
PHILIP MORRIS INTL 1.875% DUE 02-25-2021	**	2,284,450
PHILIP MORRIS INTL 2.1% DUE 05-01-2030	**	657,057
PHILIP MORRIS INTL 2.625 DUE 03-06-2023	**	288,688
PHILIP MORRIS INTL 2.75% DUE 02-25-2026	**	8,724,886
PHILIP MORRIS INTL 3.125% DUE 08-17-2027	**	6,720,813
PHILIP MORRIS INTL 3.375% DUE 08-11-2025	**	6,005,595
PHILIP MORRIS INTL COM STK NPV	**	5,753,822
PHILIP MORRIS INTL INC 2.9 DUE 11-15-2021	**	2,567,948
PHILIPPINES(REP OF 6.25% BDS 14/01/2036 PHP	**	265,928
PHILLIPS 66 .9% DUE 02-15-2024	**	4,345,499
PHILLIPS 66 3.15% DUE 12-15-2029	**	260,085
PHILLIPS 66 3.55% DUE 10-01-2026	**	328,688
PHILLIPS 66 3.85% DUE 04-09-2025	**	1,346,170

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
PHILLIPS 66 FIXED 1.3% DUE 02-15-2026	**	2,072,391
PHILLIPS 66 FIXED 3.7% DUE 04-06-2023	**	2,725,644
PHILLIPS 66 FLTG RT .84038% DUE 02-15-2024	**	400,329
PHOSAGRO PUBLIC JOINT STOCK COMPANY GDR EACH REPR 1/3 ORD REG'S SPON	**	103,940
PHOTRONICS INC COM	**	76,870
PHREESIA INC COM	**	605,759
PHX MINERALS INC CL A CL A	**	6,113
PHYSICIANS RLTY TR COM	**	317,801
PI ADVANCED MATERIALS CO LTD	**	492,022
PIAGGIO NPV	**	39,878
PICC PROPERTY & CA 'H'CNY1	**	1,672,656
PICK'N PAY STORES ZAR0.0125	**	182,543
PICO HLDGS INC COM NEW STK	**	31,388
PIEDMONT NAT GAS 3.64% DUE 11-01-2046	**	914,425
PIEDMONT OFFICE REALTY TRU-A	**	183,026
PIERIS PHARMACEUTICALS INC	**	89,000
PILGRIMS PRIDE CORP	**	719,118
PINNACLE FINL PARTNERS INC COM	**	730,940
PINNACLE W. CAP CORP COM	**	2,564,396
PIONEER NAT RES CO 1.9% DUE 08-15-2030/08-11-2020 REG	**	495,583
PIONEER NAT RES CO COM	**	4,752,060
PIRAMAL ENTERPRISES INR2	**	379,599
PITNEY BOWES INC COM	**	510,436
PJT PARTNERS INC COM CL A COM CL A	**	2,315,443
PKN ORLEN SA PLN1.25	**	1,667,402
PLAINS ALL AMER PIPELINE 2.85 1-31-2023	**	1,553,274
PLAINS ALL AMER PIPELINE BNDS 4.65% DUE 10-15-2025	**	128,568
PLAINS ALL AMERN 3.65 DUE 06-01-2022	**	86,493
PLAINS ALL AMERN 4.5% DUE 12-15-2026	**	1,601,761
PLANET FITNESS INC CL A CL A	**	2,600,993
PLANTRONICS INC NEW COM	**	585,064
PLATINUM BARS	**	536,136
PLAYA HOTELS & RESORTS N V COMN STOCK	**	113,794
PLAYAGS INC COM	**	174,643
PLAYTECH PLC ORD NPV	**	1,301,255
PLDT INC	**	71,118
PLEXUS CORP COM	**	256,529
PLUG PWR INC COM NEW	**	1,946,807
PLUS500 LTD ORD ILS0.01 (DI)	**	1,272,956
PNC BK N A 3.8 07-25-2023	**	3,794,184
PNC BK N A PITT PA 2.232% DUE 07-22-2022	**	4,156,910
PNC BK N A PITTSBURGH PA 2.7 DUE 11-01-2022	**	1,485,528
PNC BK NA PITT PA 2.55% DUE 12-09-2021	**	305,874
PNC FINANCIAL SERVICES GROUP COM STK	**	25,671,061
PNC FINL SVCS 3.5% DUE 01-23-2024	**	5,220,458
PNC FINL SVCS GROUP INC 3.45% DUE 04-23-2029 REG	**	288,173
PNC FINL SVCS GROUP INC 3.45% DUE 04-23-2029 REG	**	3,527,232
PNM RES INC 3.25% 03-09-2021	**	175,687

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
PNM RES INC 3.25% 03-09-2021	**	3,187,456
POL.GORN.NAFT.I GA PLN1.00	**	308,696
POLA ORBIS HLDG IN NPV	**	768,224
POLAR CAPITAL HLDG ORD GBP0.025	**	165,213
POLY PROPERTY GROUP CO LTD HKD0.50	**	139,136
POLYMETAL INTL PLC SHS	**	813,806
POLYPLEX CORP INR10(DEMAT)	**	356,081
POLYPLEX THAILAND THB1(NVDR)	**	382,516
POLYUS PJSC GDR EA REP 0.5SHS REG S	**	724,343
POPULAR INC COM NEW COM USD6 (POST REV SPLIT)	**	3,755,249
PORSCHE AUTO HL SE NON VTG PRF NPV	**	176,113
PORT AUTH N Y & N J 4.458% 10-01-2062 BEO TAXABLE	**	798,204
PORT AUTH N Y & N J 5.859% 12-01-2024 BEO TAXABLE	**	21,400,897
PORT MORROW ORE TRANSMISSION FACS REV 2.987% 09-01-2036 BEO TAXABLE	**	6,660,360
PORTLAND GENERAL ELECTRIC CO COM NEW COMNEW	**	1,563,415
POSCO INTERNATIONAL CORPORATION	**	403,163
POSCO KRW5000	**	3,379,871
POST APT HOMES L P 3.375% DUE 12-01-2022	**	286,910
POST HLDGS INC COM STK	**	2,373,735
POSTAL SAVINGS BANK OF CHINA (LOCAL 1658)	**	881,148
POSTE ITALIANE SPA NPV	**	267,119
POTBELLY CORP COM	**	17,728
POWELL INDS INC COM	**	270,217
POWER CORP CANADA SUB-VTG NPV	**	114,717
POWERLONG REAL EST HKD0.01	**	423,769
POWERTECH TECHNOLO TWD10	**	1,073,875
POWSZECHNA KASA OS PLN1.00	**	129,768
PPD INC COM	**	573,561
PPG IND INC COM	**	21,289,035
PPL CAP FDG INC 3.4% DUE 06-01-2023	**	53,100
PPL CAP FDG INC 3.5 DUE 12-01-2022	**	31,459
PPL CAP FDG INC 4.2% DUE 06-15-2022	**	125,298
PPL CORP COM ISIN US69351T1060	**	19,356,480
PPL ELEC UTILS 4.125% DUE 06-15-2044	**	92,590
PQ GROUP HLDGS INC COM	**	253,814
PRA GROUP INC COM	**	834,446
PRA HEALTH SCIENCES INC COM	**	3,906,327
PRECISION BIOSCIENCES INC COM	**	106,860
PREFERRED APT CMNTYS INC COM	**	21,416
PREFORMED LINE PRODS CO COM	**	62,144
PREMIER FINL BANCORP INC CDT-CAP STK CDT-CAP STK	**	28,401
PREMIER FINL CORP	**	132,917
PREMIER INC CL A CL A	**	197,473
PRESIDENT CHAIN ST TWD10	**	227,985
PRESS KOGYO CO NPV	**	140,829
PRESTIGE AUTO 2.81% DUE 01-17-2023	**	713,994
PRESTIGE AUTO 3.91% DUE 11-15-2022	**	1,634,139
PRESTIGE CONSUMER HEALTHCARE INC COM	**	234,326

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
PRGX GLOBAL INC	**	6,493
PRICESMART INC COM STK	**	267,440
PRIMA MEAT PACKERS NPV	**	133,388
PRIMORIS SVCS CORP COM	**	565,204
PRIN FINL GROUP 3.125% DUE 05-15-2023	**	3,188,825
PRIN FINL GROUP 3.7% DUE 05-15-2029	**	29,248
PRIN LIFE GLOBAL 1.25% DUE 05-11-2023	**	11,940,497
PRIN LIFE GLOBAL FDG II GLOBAL TRANCHE #TR 101 06/23/2020 1.25% 06-23-2025	**	1,174,036
PRIVATE EXPT FDG CORP 2.05 DUE 11-15-2022 REG	**	583,819
PRIVATE EXPT FDG CORP SECD NT SER EE 2.8% DUE 05-15-2022 REG	**	2,871,103
PROASSURANCE CORP COM	**	386,043
PROCTER & GAMBLE 2.8% DUE 03-25-2027	**	189,404
PROCTER & GAMBLE CO 3.0% DUE 03-25-2030 REG	**	576,578
PROG HOLDINGS INC COM	**	268,488
PROGRESS ENERGY 3.15% DUE 04-01-2022	**	513,429
PROGRESS ENERGY 3.15% DUE 04-01-2022	**	800,949
PROGRESSIVE CORP 4.35 DUE 04-25-2044	**	121,026
PROGYNY INC COM	**	126,322
PROLOGIS L P 1.25% 10-15-2030	**	158,437
PROLOGIS L P FIXED 2.125% DUE 10-15-2050	**	742,583
PROLOGIS LP 3.0% DUE 04-15-2050	**	221,063
PROPETRO HLDG CORP COM	**	95,095
PROQR THERAPEUTICS B.V. COM STK	**	192,654
PROS HLDGS INC COM	**	546,285
PROSPERITY BANCSHARES INC COM	**	1,762,160
PROTECTIVE INS CORP CL B CL B	**	16,863
PROTECTIVE LIFE 3.4% DUE 01-15-2030	**	431,310
PROTHENA CORP PLC USD0.01	**	263,860
PROTO CORPORATION NPV	**	164,636
PROVID HLTH & SVCS 2.746% DUE 10-01-2026	**	1,637,379
PROVIDENT BANCORP INC MD COM	**	39,624
PROVIDENT FINL HLDGS INC COM	**	14,485
PROVIDENT FINL SVCS INC COM	**	222,201
PROVINCE OF ALBERTA 2.2% DUE 07-26-2022 BEO	**	983,667
PROXIMUS	**	1,027,287
PRUDENTIAL BANCORP INC NEW COM	**	22,105
PRUDENTIAL FINL INC 3.878% 03-27-2028	**	499,725
PRYSMIAN SPA EUR0.10	**	2,548,573
PT BANK NEGARA IND LKD SHS(IDR7500 & IDR375)	**	329,164
PT INDOFOOD SUKSES IDR100	**	227,888
PTC INC COM	**	61,958
PTC THERAPEUTICS INC COM	**	1,797,700
PUB STORAGE COM	**	4,217,936
PUB SVC ELEC & GAS FIXED 3.65% DUE 09-01-2028	**	5,977,183
PUB SVC ENTERPRISE .8% DUE 08-15-2025	**	1,249,393
PUB SVC ENTERPRISE 2% DUE 11-15-2021	**	3,896,622
PUBLIC JOINT STOCK COMPANY M.VIDEO	**	238,433
PUBLIC SERVICE CO OF COLORADO 2.25 DUE 09-15-2022 BEO	**	52,204

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
PUBLIC SERVICE ELECTRIC & GAS CO 3.25% DUE 09-01-2023	**	3,394,187
PUBLIC SERVICE ENTERPRISE GROUP INC 1.6%DUE 08-15-2030 BEO	**	1,730,388
PUBLIC STORAGE 3.385% 05-01-2029	**	457,782
PUBLIC SVC CO N H 3.5 DUE 11-01-2023	**	45,350
PUBLIC SVC ELEC GAS CO 3.75 DUE 03-15-2024 REG	**	1,750,609
PUBLIC SVC ENTERPRISE GROUP INC 2.875% DUE 06-15-2024	**	322,957
PUBLICIS GROUPE SA EUR0.40	**	1,759,707
PUMA BIOTECHNOLOGY INC COM .	**	92,237
PURE STORAGE INC CL A CL A	**	2,467,836
PUT BONDOPT BNPAFRPP 23/05/2025 FRANCE (GOVT OF) 0 97 3175SQ653	**	34,866
PUT SWO USD BNPAFRPP P 1.306% / R 3MLIBOR European 317U873W6 10/29/2021	**	8,159
PUT SWO USD BOFAUS6S P 1.3% / R 3MLIBOR European 317U866W5 10/13/2021	**	18,805
PUT SWO USD BOFAUS6S P 2.175% / R 3MLIBOR European 317U058U7 09/15/2021	**	7,414
PUT SWO USD CITIUS33 P 1.37% / R 3MLIBOR European 317U839W9 10/25/2021	**	7,231
PUT SWO USD CSFPGB2L P 1.733% / R 3MLIBOR European 317U643T2 08/26/2021	**	23,068
PUT SWO USD GSCMUS33 P 1.365% / R 3MLIBOR European 317U825W5 10/22/2021	**	14,536
PUT SWO USD MSCSUS33 P 1.1% / R 3MLIBOR European 317U883Z7 01/29/2021	**	3,260
PUT SWO USD MSCSUS33 P 1.752% / R 3MLIBOR European 317U608T5 08/23/2021	**	16,365
PVH CORP COM USD1	**	2,691,357
PVPTL ABU DHABI GOVT INT'L 2.5% 10-11-2022	**	931,770
PVPTL ABU DHABI GOVT INT'L 3.125% 10-11-2027	**	560,250
PVPTL ABU DHABI GOVT INT'L 3.125% 10-11-2027	**	12,353,513
PVPTL COMM MORTGAGE TRUST SER 2016-787S CL A BNDS 3.545% 02-10-2036	**	1,994,446
PVPTL CREDIT SUISSE GROUP AG VAR RT DUE 12-14-2023	**	3,345,880
PVPTL MID-ATLANTIC INTST TRANSMISSION LLC 4.1% DUE 05-15-2028	**	1,744,348
PVPTL MITSUBISHI UFJ LEASE & FIN CO LTD 2.652% DUE 09-19-2022	**	1,853,990
PVPTL OZLM LTD FLTG RT SR 15-13A 04-30-2027	**	463,383
PVPTL SBA TOWER TR SECD TOWER REV SEC 2.8 36% DUE 01-15-2025	**	10,646,489
PVPTL SMITHFIELD FOODS FIXED 2.65% DUE 10-03-2021	**	2,098,385
PVPTL SPRINT SPECTRUM CO LLC / SPRINT 4.738% 144A 03-20-2025 BEO	**	1,299,708
PVT EXPT FDG CORP 2.65% DUE 02-16-2021	**	3,395,284
PVT PL BNP PARIBAS SR NON PFD 4.705% 01-10-2025	**	10,336,295
PVT PLBNP PARIBAS SR NON PFD 5.198% 01-10-2030	**	1,761,074
PVTPL 1166 AVE OF THE AMERS COML MTG TR II 2005-C6 COML 5.6896% 10-13-2037	**	1,433,966
PVTPL AATHENE GLOBAL FDG MEDIUM TERM SR SECD NT 2.55% 06-29-2025	**	1,399,899
PVTPL ABB TREAS CTR USA INC NT 144A 4% DUE 06-15-2021 BEO	**	5,190,837
PVTPL ABBOTT LABS 3.875% 09-15-2025	**	108,805
PVTPL ABN AMRO BK N V MEDIUM TERM 3.4% 08-27-2021	**	6,146,208
PVTPL ABN AMRO BK N V MEDIUM TERM 144A FLTG 08-27-2021	**	4,035,206
PVTPL ABS TOWD PT MTG TR 2016-3 CL A-1 FLTG RT 144A DUE 08-25-2055 BEO	**	966,514
PVTPL ACC TR SR 19-2 CL A 2.82% 02-21-2023	**	253,287
PVTPL ACIS CLO 2015-6A LTD CL A-1 FLTG RT 05-01-2027 BEO	**	384,984
PVTPL AES CORP SR SECD 1ST LIEN NT 144A 3.3% DUE 07-15-2025/05-27-2020 BEO	**	1,451,880
PVTPL AGL CLO 6 LTD/AGL CLO 6 LLC FLTG SR 20-61 CL A1 07-20-2031	**	1,707,554
PVTPL AGL CORE CLO 8 LTD/AGL CORE CLO 8 LLC SR SECD NT CL A-1 FLTG 10-20-2031	**	1,351,688
PVTPL AIA GROUP LIMITED 3.6% 04-09-2029	**	298,155
PVTPL AIA GROUP LTD GLOBAL MEDIUM TERM NTS BOO 3.2% DUE 09-16-2040	**	314,514
PVTPL AIB GROUP PLC AIB GROUP PLC 4.75 4.75% DUE 10-12-2023 BEO	**	318,985

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
PVTPL AIB GROUP PLC AIB GROUP PLC 4.75 4.75% DUE 10-12-2023 BEO	**	549,974
PVTPL AIB GROUP PLC FIXED 4.263% 04-10-2025 BEO	**	546,685
PVTPL AIG GLOBAL FUNDING FLTG 01-22-2021	**	2,991,738
PVTPL AIR CDA 2013-1 PASS THRU 4.125 DUE 11-15-2026 BEO	**	192,538
PVTPL AIR CDA PASS THRU TR 2017-1 PVTPL AIR CANADA BNDS 3.55% DUE 07-15-2031	**	320,635
PVTPL ALIMENTATION COUCHE-TARD 3.8% DUE 01-25-2050	**	385,044
PVTPL ALIMENTATION COUCHE-TARD INC 2.95%DUE 01-25-2030	**	546,410
PVTPL ALIMENTATION COUCHE-TARD INC SR NT2.7% DUE 07-26-2022/07-26-2017 BEO	**	2,816,517
PVTPL ALLEGANY PK CLO LTD/ALLEGANY PK CLO LL SER 19-1A CLS D VAR RT 01-20-2033	**	3,499,991
PVTPL ALLEGRO CLO LTD SER 17-1A CL A FLT 10-16-2030	**	5,593,926
PVTPL AMERICAN CR ACCEP RECEIVABLES SR 19-3 CL C 2.76% 09-12-2025	**	351,430
PVTPL AMERICAN CR ACCEP RECEIVABLES TR SR 19-4 CL C 2.69% 12-12-2025	**	153,193
PVTPL AMERICAN CR ACCEP RECEIVABLES TR SR 19-4 CL C 2.69% 12-12-2025	**	2,553,214
PVTPL AMERICAN CR ACCEP RECEIVABLES TR SER 19-1 CL B 3.32% 04-12-2023 BEO	**	281,246
PVTPL AMERICAN CR ACCEP RECEIVABLES TR SER 19-1 CL C 3.5% 04-14-2025 BEO	**	452,061
PVTPL AMERICAN CR ACCEP RECEIVABLES TR SER 19-3 CL B 2.59% 08-14-2023 BEO	**	2,008,714
PVTPL AMERICAN CREDIT ACCEPTANCE SRS 20 -3 CL C 2.16% DUE 06-15-2026 BEO	**	641,644
PVTPL AMMC CLO 23 LTD/AMMC CLO 23 LLC SRSECD NT CL A-1-L FLTG 144A 10-17-2031	**	1,299,986
PVTPL ANGLO AMERN CAP PLC GTD NT 3.625% 09-11-2024	**	217,573
PVTPL ANGLO AMERN CAP PLC GTD NT 3.625% 09-11-2024	**	2,719,661
PVTPL ANGLO AMERN CAP PLC GTD SR NT 2.625% DUE 09-10-2030	**	209,138
PVTPL ANGLO AMERN CAP PLC SR 4.125% DUE 04-15-2021 BEO	**	806,380
PVTPL ANGLO AMERN CAP PLC SR NT 144A 4.5% DUE 03-15-2028 BEO	**	469,693
PVTPL ANTOFAGASTA PLC 2.375% DUE 10-14-2030/10-14-2020 BEO	**	300,750
PVTPL ANZ NEW ZEALAND INTL LTD 2.125% DUE 07-28-2021 REG	**	4,825,094
PVTPL ANZ NEW ZEALAND INTL LTD 3.45% 01-21-2028	**	285,503
PVTPL ANZ NEW ZEALAND INTL/LDN 2.875% 01-25-2022 BEO	**	2,443,146
PVTPL APIDOS CLO SR 13-12A CL AR VAR RT 04-15-2031	**	498,907
PVTPL APIDOS CLO SR 16-25A CL A1R FLTG RATE 10-20-2031	**	4,943,612
PVTPL APT PIPELINES LTD SR GTD NT 144A 4.25% DUE 07-15-2027/03-23-2017 BEO	**	148,845
PVTPL ARBOR RLTY COML REAL ESTATE NTS SER 19-FL2 CLS A FLTG RT 06-15-2034	**	3,685,631
PVTPL AREIT 2020-CRE4 LTD/AREIT SR SECD NT CL SER 20-CRE4 CL A STEP 04-14-2037	**	1,212,621
PVTPL ARI FLEET LEASE TR 2020-A NT CL A-3 144A 1.8% DUE 08-15-2028	**	1,199,019
PVTPL ASB BK LTD SR MEDIUM TERM NTS BOOK 3.125% 05-23-2024	**	515,426
PVTPL ASB BK LTD SR MEDIUM TERM NTS BOOK 3.75% 06-14-2023 BEO	**	213,281
PVTPL AT&T INC 2.55% DUE 12-01-2033 BEO	**	958,504
PVTPL AT&T INC 2.55% DUE 12-01-2033 BEO	**	5,745,899
PVTPL AT&T INC NT 3.5% 09-15-2053	**	8,893,033
PVTPL AT&T INC NT 3.55% 09-15-205L	**	106,637
PVTPL AT&T INC NT 3.65% 09-15-2059	**	5,116,344
PVTPL ATHENE GLOBAL FDG MEDIUM TERM SR SECD 144A 4.0% DUE 01-25-2022	**	1,346,111
PVTPL ATHENE GLOBAL FDG MEDIUM TERM SR SECD 144A 4.0% DUE 01-25-2022	**	1,397,884
PVTPL ATRIUM CDO CORP SR 12A CL AR FLTG DUE 04-22-2027	**	10,725,990
PVTPL AVERY PT V CLO LTD/AVERY PT V SER 14-5A CL AR FLTG 07-17-2026	**	509,088
PVTPL AVERY PT VII CLO LTD/ SER 15-7A CL AR FLTG DUE 01-15-2028	**	749,713
PVTPL AVIATION CAP GROUP LLC SR NT 144A 3.5% DUE 11-01-2027/07-01-2027 BEO	**	400,702
PVTPL AVIATION CAP GROUP LLC SR NT 144A 3.875% DUE 05-01-2023/05-01-2018 BEO	**	1,478,564
PVTPL AVIATION CAP GROUP LLC SR NT 144A 3.875% DUE 05-01-2023/05-01-2018 BEO	**	771,062

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
PVTPL AVIATION CAP GROUP LLC SR NT 144A 5.5% DUE 12-15-2024/07-10-2020 BEO	**	1,704,884
PVTPL AVIS BUDGET RENT CAR FDG AESOP LLC SSR 19-3A CL A 0.0% 03-20-2026	**	3,857,583
PVTPL AVIS BUDGET RENT CAR FDG AESOP LLCSER 20-1A CL A 2.33% DUE 08-20-2026	**	4,231,158
PVTPL AVIS BUDGET RENT CAR FDG SER 19-2A CL A 3.35% 09-22-2025	**	8,669,854
PVTPL AVOLON HLDGS FDG LTD 3.95% 07-01-2024	**	306,287
PVTPL AVOLON HLDGS FDG LTD 5.125% 10-01-2023	**	962,804
PVTPL BACARDI LTD GTD NT 144A 4.7% DUE 05-15-2028/04-30-2018 BEO	**	1,660,818
PVTPL BAE SYS PLC 1.9% DUE 02-15-2031/09-15-2020 BEO	**	404,381
PVTPL BAIN CAP CR CLO 2017-2 LTD CL A-R FLTG RT 07-25-2030	**	3,092,080
PVTPL BAIN CAP CR CLO 2019-3 LTD/BAIN CAP CR SR 19-3A CL A VAR RT 10-21-2032	**	22,499,939
PVTPL BANCO DE CREDITO DEL PERU 4.65%09-17-2024	**	178,144
PVTPL BANCO SANTANDER CHILE MEDIUM TERM NTS BO 2.7 DUE 01-10-2025/01-10-2020 REG	**	529,380
PVTPL BANCO VOTORANTIM S A GLOBAL 4.0% DUE 09-24-2022	**	518,255
PVTPL BANCO VOTORANTIM SA 4.5% DUE 09-24-2024 REG	**	1,057,500
PVTPL BANQUE FEDERATIVE DU CR MUTUEL 2.375% DUE 11-21-2024	**	3,019,366
PVTPL BANQUE FEDERATIVE DU CR MUTUEL MEDIUM TE 2.125% DUE 11-21-2022 BEO	**	256,407
PVTPL BANQUE FEDERATIVE DU CR MUTUEL MEDIUM TE 2.125% DUE 11-21-2022 BEO	**	1,893,862
PVTPL BARCLAYS BK PLC NT 144A 10.179% DUE 06-12-2021 BEO	**	10,972,513
PVTPL BARINGS CLO LTD 2020-I/BARINGS CLO202 SER 20-1A CL A1 VAR RT 10-15-2032	**	2,989,118
PVTPL BAYER US FIN II LLC 4.25% 12-15-2025	**	1,714,621
PVTPL BAYER US FIN II LLC 3.875% 12-15-2023	**	1,742,914
PVTPL BCC FDG XVI LLC EQUIP CONTRACT BKDNT CL A-2 144A 2.46% DUE 08-20-2024 BEO	**	2,868,135
PVTPL BENEFIT STR PARTNERS CLO SER 14-IVA CL A1RR FLTG RT 01-20-2029 BEO	**	1,000,342
PVTPL BENEFIT STR PARTNERS CLO XIX LTD SR 19-19A CL A FLTG RATE DUE 01-15-2033	**	5,013,129
PVTPL BENEFIT STR PARTNERS CLO XXI LTD/BENEF SR SECD NT CL A-1 07-15-2031	**	17,604,886
PVTPL BERKSHIRE HATHAWAY ENERGY CO 3.7%07-15-2030	**	2,259,253
PVTPL BERKSHIRE HATHAWAY ENERGY CO 4.05 04-15-2025	**	1,890,891
PVTPL BERKSHIRE HATHAWAY ENERGY CO SR NT4.25% DUE 10-15-2050 BEO	**	4,145,201
PVTPL BERRY GLOBAL INC 1.57% DUE 01-15-2026/12-22-2020 BEO	**	4,858,576
PVTPL BG ENERGY CAP PLC GTD NT 144A 4% DUE 10-15-2021 BEO	**	6,786,251
PVTPL BLACKSTONE/GSO SECD LENDING FD NT 144A 3.65% DUE 07-14-2023 BEO	**	369,153
PVTPL BMW US CAP LLC 3.9% DUE 04-09-2025BEO	**	13,671,055
PVTPL BMW US CAP LLC FLTG 08-13-2021	**	2,065,985
PVTPL BNP PARIBAS 2.219% 06-09-2026	**	2,370,621
PVTPL BNP PARIBAS 3.375% 01-09-2025	**	8,773,387
PVTPL BNP PARIBAS SR NON PFD 1.904% 09-30-2028	**	2,338,336
PVTPL BNP PARIBAS SR NON PFD MED 4.4% 08-14-2028	**	2,085,723
PVTPL BOC AVIATION PTE LTD GLOBAL MEDIUMTERM 3.5% 10-10-2024	**	651,695
PVTPL BOC AVIATION PTE LTD GLOBAL MEDIUMTERM 3.5% 10-10-2024	**	3,708,836
PVTPL BORGWARNER INC 5.0% DUE 10-01-2025BEO	**	4,703,314
PVTPL BPCE SR NON PFD 4.0% DUE 09-12-2023	**	1,740,525
PVTPL BPCE SR NON PFD 4.0% DUE 09-12-2023	**	1,038,876
PVTPL BPCE SUB NTS BOOK ENTRY 5.15 DUE 07-21-2024 BEO	**	4,554,948
PVTPL BRITISH AWYS PASS THRU 3.8% 09-20-2031	**	534,634
PVTPL BRITISH AWYS PASS THRU CTFS 3.3% FIXED 06-15-2034 BEO	**	147,754
PVTPL BRITISH AWYS PASS THRU TR 2018-1A 4.125% 09-20-2031	**	448,875
PVTPL BUSINESS JET SECS 2018-2 LLC SECD NT CL A 144A 4.447% DUE 06-15-2033 BEO	**	446,765
PVTPL BUSINESS JET SECS 2019-1 LLC SECD NT CL A 144A 0% DUE 07-15-2034 BEO	**	1,014,230

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
PVTPL BUSINESS JET SECS 2020-1 LLC SECD NT CL A 144A 2.981% DUE 11-15-2035 BEO	**	245,970
PVTPL CAMERON LNG LLC 2.902% 07-15-2031	**	3,153,990
PVTPL CAMERON LNG LLC 3.302% DUE 01-15-2035	**	129,773
PVTPL CANADIAN IMPERIAL BK 2.35% 07-27-2023	**	12,195,250
PVTPL CANYON CLO FLTG SR 20-2A CL A 10-15-2031 BEO	**	2,019,183
PVTPL CAPITAL AUTO RECEIVABLES ASSET TR SR 2018-1 CL A-4 2.93% 06-20-2022	**	372,690
PVTPL CARGILL INC NT 1.375% DUE 07-23-2023 BEO	**	963,468
PVTPL CARGILL INC NT 144A 4.307% DUE 05-14-2021 BEO	**	540,954
PVTPL CARGILL INC NT 3.25% 03-01-2023	**	100,747
PVTPL CARLYLE GLOBAL MKT SER 14-3RA CL A1A FLTG 07-27-2031	**	1,480,373
PVTPL CARVANA AUTO RECEIVABLES TR 2019-2NT CL A-3 2.58% 03-15-2023	**	247,177
PVTPL CARVANA AUTO RECEIVABLES TR 2019-2NT CL A-3 2.58% 03-15-2023	**	1,265,544
PVTPL CARVANA AUTO RECEIVABLES TR 2019-3ACL C 144A 2.71% DUE 10-15-2024	**	1,435,185
PVTPL CBAM 2017-3 LTD/CBAM 2017-3 LLC NTCL A FLTG RATE 144A VAR RT	**	2,097,951
PVTPL CBAM 2018-8 LTD LLC NT CL A-1 FLTG 3C7 10-20-2029 BEO	**	12,915,063
PVTPL CBAM 2020-12 LTD/CBAM 2020-12 LLC SR 20-12A CL A VAR RT 07-20-2031	**	22,378,438
PVTPL CEDAR FUNDING LTD SR 16-6A CL A-R FLTG RATE DUE 10-20-2028	**	459,113
PVTPL CERBERUS SER 20-1A CL A FLTG RT RT 10-15-2031	**	846,605
PVTPL CF HIPPOLYTA ISSUER LLC SER 20-1 CL A1 1.69% DUE 07-15-2060 BEO	**	388,858
PVTPL CGDBB COML MTG TR 2017-BIOC COML MTG CTF CL A 144A VAR RT 07-15-2028	**	1,370,834
PVTPL CHARTER COMMUNICATIONS OPER 3.75% 02-15-2028	**	448,493
PVTPL CHARTER COMMUNICATIONS OPER 3.75% 02-15-2028	**	5,662,221
PVTPL CHESAPEAKE FDG II LLC 2018-2 CL A-2 FLTG RATE 08-15-2030	**	688,666
PVTPL CHESAPEAKE FDG II LLC SER 18-2A CLS A1 3.23% DUE 08-15-2030 BEO	**	484,053
PVTPL CHESAPEAKE FDG II LLC SER-18-1A CL-A1 3.04% 04-15-2030 BEO	**	2,774,882
PVTPL CIFC FDG 2018-1 LTD CL A FLTG 144AVAR RT DUE 04-18-2031 BEO	**	1,979,166
PVTPL CIFC FDG 2018-IV LTD/CIFC FDG 2018-IV SER 18-4A CLS A1 VAR RT 10-17-2031	**	2,981,649
PVTPL CIFC FDG 2019-VI LTD SER 19-6A CLS A2 VAR RT 01-16-2033	**	1,989,379
PVTPL CIFC FDG 2019-VI LTD SR 19-6A CL A1 FLTG 01-16-2033	**	3,005,391
PVTPL CIFC FDG 2020-II LTD SRS 20-2A CL A1 FLTG DUE 08-24-2032 BEO	**	2,010,717
PVTPL CIFC FUNDING LTD SER 15-1A CL ARR FLTG RT DUE 01-22-2031	**	2,992,594
PVTPL CK HUTCHISON INTL 16 LTD GTD NT 144A 1.875% DUE 10-03-2021 BEO	**	251,953
PVTPL CK HUTCHISON INTL 19 LTD 3.625% 04-11-2029	**	458,060
PVTPL CLNC 2019-FL1 LTD/CLNC SER 19-FL1 CLS A VAR RT 10-19-2038	**	16,488,146
PVTPL CMO 1166 AVE OF THE AMERS COML 2005-C6A CL D 144A 5.6896 10/13/2037	**	632,226
PVTPL CMO 1166 AVE OF THE AMERS COML 2005-C6A CL F 144A 5.6896 10/13/2037	**	488,158
PVTPL CMO 280 PK AVE 2017-280P MTG TR COML CTF CL A VAR DUE 09-15-2034	**	799,995
PVTPL CMO ARBOR MULTIFAMILY MTG SECS SER 20-MF1 CL A5 2.7563% DUE 05-15-2053 BEO	**	1,313,151
PVTPL CMO BARCLAYS COMMERCIAL MTGE SEC SER 2019-CLP CLS A FLTG RT 12-15-31	**	14,237,886
PVTPL CMO BBCCRE TRUST SER 2015-GTP CL A 3.966% 08-10-2033	**	1,197,129
PVTPL CMO BB-UBS TR 2012-TFT COML MTG CLA 144A 2.8922 06-05-2030	**	85,900
PVTPL CMO BENCHMARK 2020-IG3 MTG TR SR 20-IG3 CL A2 2.475% UE 09-15-2048	**	9,478,398
PVTPL CMO BFLD TR SER 2019-DPLO CL A 144A FLTG 10-15-2034	**	5,405,242
PVTPL CMO BX COML MTG TR 2018-BIOA COML MTG PASSTHRU CTF CL A FLTG 03-15-2037	**	12,599,855
PVTPL CMO BX COML MTG TR 2019-XL COML MTG PASSTHRU CTF CL A 144A 10-15-2036	**	1,978,221
PVTPL CMO BX COML MTG TR SR 2019-XL CL D FLTG RT 10-15-2036	**	11,511,382
PVTPL CMO BX TRUST SR 2018-IND CL A FLTG DUE 11-15-2035	**	1,813,885
PVTPL CMO BXMT 2017-FL1 LTD/BXMT 2017-FL1 LLC 5TH PRTY SECD NT CL D FLTG	**	418,958

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
PVTPL CMO BXMT LTD SR 20-FL3 CL A VAR RTDUE 03-15-2037 BEO	**	3,999,998
PVTPL CMO CAMB COML MTG TR 2019-LIFE CL A VAR RT 12-15-2037	**	2,875,899
PVTPL CMO CITIGROUP COML MTG TR 4.149% DUE 01-10-2024	**	10,433,311
PVTPL CMO CITIGROUP COMMERCIAL MTG TRUST SER 2014-GC19 CL D FRN 03-10-47	**	1,278,480
PVTPL CMO COLONY MTG CAP LTD SR 19-IKPR CL A FLTG 11-15-2038	**	4,595,289
PVTPL CMO COMM 2014-277P MTG TR COML MTGPASSTHRU CTF CL A 3.731 08-10-2049	**	808,813
PVTPL CMO COMM SER 2016-GCT CL A 144A 2.681% 08-10-2029	**	8,745,857
PVTPL CMO CREDIT SUISSE MORTGAGE TRUST SER 2014-USA CL A2 3.953% DUE 09-15-2037	**	2,025,459
PVTPL CMO CREDIT SUISSE MORTGAGE TRUST SER 2017-LSTK CL A 2.76074% 04-05-2033	**	1,966,418
PVTPL CMO CREDIT SUISSE MORTGAGE TRUST SR 2019-ICE4 CL A VAR RT 05-15-2021	**	20,787,806
PVTPL CMO CSMC 2017-RPL3 TR CL A-1 FLTG 08-25-2057	**	3,311,143
PVTPL CMO CSMC 2017-RPL3 TR MTG BACKED NT CL B-2 VAR 144A VAR RT DUE 08-01-2057	**	4,303,352
PVTPL CMO CSMC 2019-AFC1 TR MTG BACKED NT CL A-1 144A VAR RT DUE 07-25-2049 BEO	**	3,663,556
PVTPL CMO CSMC 2020-AFC1 TR CL A1 VAR RT DUE 02-25-2050	**	4,177,795
PVTPL CMO CSMC 2020-RPL4 TR 2% DUE 01-25-2060 BEO	**	2,119,324
PVTPL CMO CSMC TR SR 2017-CHOP CL A VAR RT 07-15-2032	**	2,158,162
PVTPL CMO CSMCSER 19RPL8 CL A1 VAR DUE 10-25-2058	**	4,833,304
PVTPL CMO DBUBS 2011-LC1 MTG TR MTG PASSTHRU CTF CL E 144A VAR 11-10-2046	**	3,640,519
PVTPL CMO FNMA SER 2019-M22 CLS A1 2.103% DUE 05-25-2029 REG	**	8,275,172
PVTPL CMO FREMF 2015-K48 MTG TR FLTG RT DUE 06-25-2025 BEO	**	482,836
PVTPL CMO FREMF 2016-K59 MTG TR 144A CL B VAR RT DUE 11-25-2049 BEO	**	193,094
PVTPL CMO GREAT WOLF TR 2019-WOLF SER 19-WOLF CLS A VAR RT DUE 12-15-2029 BEO	**	4,789,423
PVTPL CMO GS MTG SECS 2012-ALOHACOML MTGPASSTHRU CTF CL A 3.551 4-10-34 BEO	**	4,210,170
PVTPL CMO GS MTG SECS CORP SER 2017-GPTX CL B 3.103915% FIXED 05-10-2034	**	3,854,752
PVTPL CMO GS MTG SECS CORP TR 2015-590M CL A FLTG RT 10-10-2035 BEO	**	1,948,282
PVTPL CMO GS MTG SECS CORP TR 2018-HART VAR RT 10-15-2031	**	2,809,999
PVTPL CMO GS MTG SECS CORP TR SER 2019-70P CLS C VAR RT 10-15-2036	**	6,031,565
PVTPL CMO GS MTG SECS TR 2012-GC6 COML MTG PASSTHRU CTF CL C FLTG RT 01-10-2045	**	4,323,459
PVTPL CMO HERO FDG 2016-3 NT CL A-1 144A3.07999992371% DUE 09-20-2042 BEO	**	34,362
PVTPL CMO J P MORGAN CHASE COML MOTGAGE SECS SER 20-MKST CL A FRN 12-15-2036 BEO	**	4,926,036
PVTPL CMO J P MORGAN CHASE COML MTG SECS TR 2018-WPT CL A-FX 4.2475% 07-05-2023	**	5,350,096
PVTPL CMO J P MORGAN MTG TR 2017-1 VAR RT DUE 01-25-2047	**	706,351
PVTPL CMO MANHATTAN WEST 2020-1MW MTG TRSR 20-0MW CL A 2.13% 09-10-2040	**	524,869
PVTPL CMO MILL CITY MTG LN TR 2019-GS2 SER 19-GS2 CLS A1 VAR RT 08-25-2059	**	7,704,902
PVTPL CMO MORGAN STANLEY CAP I TR 2011-C1 5.44173 DUE 09-15-2047 BEO	**	2,051,072
PVTPL CMO MORGAN STANLEY CAP I TR 2014-CPT VAR RT DUE 07-13-2029 BEO	**	402,992
PVTPL CMO MORGAN STANLEY CAP I TR SR 11-C1 CL G 4.193% 09-15-2047	**	1,698,515
PVTPL CMO MORGAN STANLEY CAP I TR SRS 20-CNP CL A VAR RT DUE 04-05-2042	**	1,581,973
PVTPL CMO MSDB TR 2017-712F CL A VAR RT DUE 07-11-2039 BEO	**	7,259,779
PVTPL CMO NEW RESIDENTIAL MTG LN SER 19-RPL3 CL A1 FRN 07-25-2059 BEO	**	537,905
PVTPL CMO NEW RESIDENTIAL MTG LN SER 19-RPL3 CL A1 FRN 07-25-2059 BEO	**	2,232,305
PVTPL CMO NEW RESIDENTIAL MTG LN TR 20-RPL1 CL A-1 VAR RT DUE 11-25-2059	**	464,647
PVTPL CMO NEW RESIDENTIAL MTG LN TR SER 16-3A CL A1B 144A VAR 09-01-2056	**	2,010,188
PVTPL CMO ONE MKT PLAZA TR SER 2017-1MKT CL A 144A 3.6139% 02-10-2032 BEO	**	10,736,334
PVTPL CMO PEPPER RESIDENTIAL SECURITIES TRUST SER 25A CL A1U FLTG DUE 03-12-2061	**	336,383
PVTPL CMO RREADY CAP MTG TR SER 2019-5 CLS A 3.7768% 02-25-2052	**	594,970
PVTPL CMO SER 17-3 CL 1A6 FR 08-25-2047 BEO	**	601,145
PVTPL CMO TOWD PT MTG TR 2019-4 SER 19-4CLS A1 VAR RT DUE 07-25-2059 BEO	**	1,792,676

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
PVTPL CMO TRICON AMERN HOMES SER 2017-SFR1 CL A 2.761% 09-17-2034 BEO	**	8,675,862
PVTPL CMO UBS COML MTG TR VAR RT SER 2012-C1 CL C 05-10-2045	**	2,155,402
PVTPL CMO UBS-BAMLL TR 2012-WRM CTF CL A144A 3.663 DUE 06-10-2030 BEO	**	156,774
PVTPL CMO WFRBS COML MTG TR 2013-C11 COML PASS THRU CTF CL D VAR RT 03-15-45	**	369,990
PVTPL COLONY AMERN FIN 2016-2 LTD/COLONYAME 2.554% 11-15-2048	**	184,038
PVTPL COLUMBIA CENT CLO 27 LTD/COLUMBIA CENT SR 18-27A CL A-1 FLTG RT 10-25-2031	**	1,794,833
PVTPL COMM 2013-CR10 CL D VAR RT DUE 08-10-2046	**	3,368,471
PVTPL COMMONWEALTH BK AUSTRALIA MEDIUM 2.5% 09-18-2022	**	2,287,230
PVTPL COREVEST AMERN FIN 2019-3 TR SER 19-3 CLS A 2.772% DUE 10-15-2052 BEO	**	923,245
PVTPL COX COMMUNICATIONS INC NEW NT 3.5% 08-15-2027	**	8,309,305
PVTPL COX COMMUNICATIONS INC NEW NT 144A3.35% DUE 09-15-2026/09-13-2016 BEO	**	224,727
PVTPL COX COMMUNICATIONS INC NEW NT 144A3.35% DUE 09-15-2026/09-13-2016 BEO	**	2,247,267
PVTPL CPS AUTO RECEIVABLES TR 2018-C ASSET BACKED NT CL C 3.68% 06-17-2024	**	2,797,349
PVTPL CPS AUTO RECEIVABLES TR 2019-D NT CL C 144A 2.54% DUE 08-15-2024 BEO	**	1,074,149
PVTPL CPS AUTO RECEIVABLES TR SER 2016-C CL D 144A 5.92% 06-15-2022	**	788,629
PVTPL CREDIT ACCEP AUTO LN TR 2018-2A CL A 3.47% 05-17-2027	**	457,071
PVTPL CREDIT ACCEP AUTO LN TR 2018-2A CL B 3.94% 07-15-2027	**	1,018,009
PVTPL CREDIT ACCEP AUTO LN TR 2020-1 2.39% SR 20-1A CL B 04-16-2029	**	578,359
PVTPL CREDIT ACCEP AUTO LN TR 2020-2 SER2A CL A 1.37% DUE 07-16-2029 BEO	**	2,260,020
PVTPL CREDIT ACCEP AUTO LN TR SER 20-3A CL A 144A 10-15-2029	**	3,791,618
PVTPL CREDIT ACCEP AUTO LNSR 20-1A CL A 2.01% 02-15-2029	**	7,760,089
PVTPL CREDIT ACCEP AUTO SER 18-1A CL A 3.01% DUE 02-16-2027	**	21,848
PVTPL CREDIT ACCEP AUTO SER 18-1A CL A 3.01% DUE 02-16-2027	**	32,380
PVTPL CREDIT ACCEP AUTO SER 18-3A CL A 3.55% 08-15-2027	**	4,381,418
PVTPL CREDIT AGRICOLE S A LONDON 4.125% 01-10-2027	**	575,787
PVTPL CREDIT SUISSE GROUP AG 6.5 DUE 08-08-2023 BEO	**	2,024,611
PVTPL CREDIT SUISSE GROUP AG 7.25% DUE 12-31-2049	**	1,575,327
PVTPL CREDIT SUISSE GROUP AG SR CALL NT 4.194% DUE 04-01-2031 BEO	**	1,165,204
PVTPL CRH AMER FIN INC GTD NT 144A 3.4% DUE 05-09-2027/05-09-2017 BEO	**	445,682
PVTPL CROWN CASTLE TOWERS LLC 3.222% DUE 05-15-2042	**	404,255
PVTPL CROWN PT CLO SER 18-5A CL A FLTG 07-17-2028	**	795,321
PVTPL CSAIL COML MTG TR SER 2017-CX10 CL UESA 4.0274% 11-15-2027	**	1,955,329
PVTPL CUTWATER CAPITAL CORP SR 14-1A CL A1AR FLTG 07-15-2026	**	1,419,432
PVTPL CVS LEASE BACKED PASS THRU CTF 8.353% DUE 07-10-2031	**	138,462
PVTPL CVS LEASE BACKED PASS THRU SER 2013 TR 4.704 01-10-2036	**	312,876
PVTPL CYMABAY THERAPEUTICS INC COM	**	127,434
PVTPL DAIMLER FIN N AMER 3.35% DUE 05-04-2021	**	2,216,051
PVTPL DAIMLER FIN NORTH AMER LLC 2.7% 06-14-2024	**	1,820,109
PVTPL DAIMLER FIN NORTH AMER LLC NT 3.4% 02-22-2022	**	1,652,457
PVTPL DAIMLER FIN NORTH AMER LLC NT 3.4% 02-22-2022	**	3,470,160
PVTPL DAIMLER FIN NORTH AMER LLC NT 144A1.75% DUE 03-10-2023 BEO	**	2,438,350
PVTPL DAIMLER FIN NORTH AMER LLC NT 144A2% DUE 07-06-2021 BEO	**	503,961
PVTPL DAIMLER FIN NORTH AMER LLC NT 144A3.875% DUE 09-15-2021 BEO	**	4,357,499
PVTPL DAIMLER FIN NORTH AMER LLC NT FLTG RATE 02-22-2022	**	1,611,644
PVTPL DAIMLER FIN NORTH AMER LLC NT FLTG RATE 02-22-2022	**	3,990,315
PVTPL DAIMLER FIN NORTH AMER LLC V 2.55%DUE 08-15-2022	**	723,782
PVTPL DANONE 2.077% DUE 11-02-2021	**	2,125,903
PVTPL DANSKE BK A/S 3.244% DUE 12-20-2025	**	417,336

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
PVTPL DANSKE BK A/S 3.001% DUE 09-20-2022	**	6,552,017
PVTPL DANSKE BK A/S 5.0% DUE 01-12-2023 BEO	**	2,914,414
PVTPL DANSKE BK A/S 5.375% DUE 01-12-2024	**	2,481,952
PVTPL DANSKE BK A/S MEDIUM TERM NTS BOOKENTRY 1.171% DUE 12-08-2023	**	1,054,729
PVTPL DANSKE BK A/S MEDIUM TERM NTS BOOKENTRY 1.171% DUE 12-08-2023	**	3,204,366
PVTPL DANSKE BK A/S MEDIUM TERM NTS BOOKENTRY 1.226% DUE 06-22-2024/06-22-2023	**	2,407,834
PVTPL DANSKE BK A/S MEDIUM TERM NTS BOOKENTRY TRANCHE 5.0% 01-12-2022 REG	**	1,785,169
PVTPL DBS BK LTD GLOBAL COVERED BD PROGRAM BOO 3.3% DUE 11-27-2021 BEO	**	102,660
PVTPL DELL INTL L L C/EMC CORP 4.9% 10-01-2026	**	885,628
PVTPL DIAMOND 1 FIN CORP/DIAMOND 2 FIN CORP 1ST LIEN NT 144A 6.02	**	365,984
PVTPL DIAMOND 1 FIN CORP/DIAMOND 2 FIN CORP 1ST LIEN NT 144A 6.02	**	11,711,474
PVTPL DIAMOND RESORTS OWNER SR 19-1A CL A 2.89% 02-20-2032	**	2,890,672
PVTPL DISCOVERY COMMUNICATIONS LLC 4.0% DUE 09-15-2055 BEO	**	123,123
PVTPL DNB BK ASA MEDIUM TERM BK NTS BOOKENTRY 1.127% DUE 09-16-2026	**	3,552,248
PVTPL DNB BK ASA MEDIUM TERM BK NTS BOOKENTRY 2.15% DUE 12-02-2022 BEO	**	4,972,012
PVTPL DOMINION ENERGY INC 2.45% DUE 01-15-2023	**	2,275,422
PVTPL DRIVE AUTO RECEIVABLES SER 17-3 CL D 3.53% DUE 12-15-2023	**	561,948
PVTPL DRIVE AUTO RECEIVABLES TRUST SER 17-AA CL D 4.16% 05-15-2024	**	552,882
PVTPL DRYDEN 75 CLO LTD/DRYDEN 75 SER 19-75A CL AR FLTG 07-15-2030	**	1,676,338
PVTPL DRYDEN 78 CLO LTD/DRYDEN 78 CLO LLC SER 20-78A CLS A VAR RT 04-17-2033	**	1,990,926
PVTPL DT AUTO OWNER SER 19-1A CLS D 3.87% 11-15-2024	**	3,034,276
PVTPL DT AUTO OWNER SER 19-2A CL C 3.18% FIXED 144ADUE 02-18-2025	**	530,714
PVTPL DT AUTO OWNER TR 2018-3 SER 18-3A CL C 3.79% 07-15-2024	**	2,784,082
PVTPL DT AUTO OWNER TR 2018-3 SER 48-3A CL B 3.56% 09-15-2022	**	247,927
PVTPL DT AUTO OWNER TR 2019-2 SER 19-2A CLS B 2.99% 04-17-2023	**	1,653,741
PVTPL DT AUTO OWNER TR 2019-3 SER 19-3A CLS B 2.6% 05-15-2023	**	1,581,859
PVTPL DT AUTO OWNER TR SER 19-3A CL A 2.93% 08-15-2022 BEO	**	101,310
PVTPL DT AUTO OWNER TRUST SER 18-1A CL D 4.09% DUE 12-15-2023	**	254,477
PVTPL DT AUTO OWNER TRUST SER 19-2A CL A 2.85% 09-15-2022 BEO	**	41,670
PVTPL DUQUESNE LIGHT HLDGS INC LT HLDGS INC 5.9% DUE 12-01-2021 BEO	**	479,670
PVTPL EAST OHIO GAS CO 1.3% DUE 06-15-2025/06-16-2020 BEO	**	2,103,067
PVTPL ECMC GROUP STUDENT LN TR SR 17-2A CL A FLTG RT 05-25-2067	**	3,160,301
PVTPL EDP FINANCE BV 3.625% 07-15-2024	**	218,274
PVTPL ENEL FIN INTL N V 4.625 09-14-2025	**	232,919
PVTPL ENEL FIN INTL N V 4.625 09-14-2025	**	931,676
PVTPL ENEL FIN INTL N V FIXED 2.65% 09-10-2024 BEO	**	426,565
PVTPL ENEL FIN INTL N V GTD NT 144A 2.75% DUE 04-06-2023 BEO	**	3,452,853
PVTPL ENI S P A 4% DUE 09-12-2023 BEO	**	348,270
PVTPL ENTERPRISE FLEET FINANCING LLC SR 19-2 CL A3 0.0% 02-20-2025	**	3,270,912
PVTPL ENTERPRISE FLEET FING LLC SR 17-2 CL A301-20-2023	**	928,938
PVTPL ERAC USA FIN LLC GTD NT 144A 3.8% DUE 11-01-2025/11-09-2015 BEO	**	1,688,243
PVTPL ERAC USA FIN LLC GTD NT 144A 4.5% DUE 08-16-2021 BEO	**	4,613,884
PVTPL ERAC USA FIN LLC NT 144A 3.85% DUE11-15-2024/05-22-2014 BEO	**	378,047
PVTPL ERAC USA FIN LLC NT 144A 3.85% DUE11-15-2024/05-22-2014 BEO	**	2,779,758
PVTPL EVANS GROVE CLO LTD SER 18-1A CL A1 FLTG 05-28-2028	**	83,900
PVTPL EVANS GROVE CLO LTD SER 18-1A CL A1 FLTG 05-28-2028	**	419,500
PVTPL EXANTAS CAP CORP SER 20-RSO9 CL A FLTG 04-17-2037	**	466,397
PVTPL EXETER AUTOMOBILE RECEIVABLES TR 2019-1 3.82% 12-16-2024	**	218,253

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
PVTPL EXETER AUTOMOBILE RECEIVABLESSER 17-2A CLS C 3.93% DUE 04-17-23 BEO	**	117,618
PVTPL EXPEDIA GROUP INC FORMERLY EXPEDIAINC SR NT NC2 144A 7 05-01-2025	**	1,983,981
PVTPL EXPERIAN FIN PLC 2.75% DUE 03-08-2030	**	3,751,294
PVTPL FAIR SQUARE ISSUANCE TR SER 20-AA CL A 2.9% 09-20-2024	**	2,831,243
PVTPL FIRST FNDTN INC COM	**	157,400
PVTPL FIVE CORNERS FDG TR SECS 3C7 4.419 DUE 11-15-2023	**	443,690
PVTPL FLAGSHIP CLO SER 14-8A CL ARR FLTG 01-16-2026	**	121,087
PVTPL FLAGSHIP CR AUTO TR SR 2018-4 CL A 3.41% 05-15-2023	**	561,737
PVTPL FORD CR AUTO OWNER TR 2020-REV1 SER 20-1 CLS A 2.04% 08-15-2031	**	4,849,256
PVTPL FORD CR AUTO OWNER TR SER 19-1 CL A 3.52% 07-15-2030	**	2,693,832
PVTPL FORT CRE LLC 18-1A C FLTG 144A 12-21-2023	**	1,236,263
PVTPL FORTRESS CR BSL VII LTD SER 19-1A CL A2 FLTG 07-23-2032 BEO	**	497,588
PVTPL FREDDIE MAC STRUCTURED PASS THRU CTFS SER 20-FL3 CL A FLTG 07-15-2035	**	2,330,058
PVTPL FREED ABS TR 2020-1 SER 20-FP1 CLSA 2.52% DUE 03-18-2027 BEO	**	67,162
PVTPL FRESENIUS US FINANCE II INC 4.25 DUE 02-01-2021 BEO	**	401,021
PVTPL GAIF BD ISSUER PTY LTD SR NT 144A 3.4% DUE 09-30-2026/09-30-2016 BEO	**	80,361
PVTPL GALLATIN CLO IX 2018-1 LTD/GALLATIN CL SR SECD NT CL A FLTG DUE 01-21-2028	**	282,053
PVTPL GE CAP FDG LLC GTD NT 144A 3.45% DUE 05-15-2025/05-18-2020 BEO	**	1,985,981
PVTPL GLENCORE FDG LLC 4.125% 03-12-2024	**	3,367,203
PVTPL GLENCORE FDG LLC 1.625% DUE 09-01-2025/08-01-2025 BEO	**	617,270
PVTPL GLENCORE FDG LLC GTD NT 4.625 DUE 04-29-2024 BEO	**	642,149
PVTPL GLS AUTO RECEIVABLES ISSUER TR 2018-3 NT CL B 3.78% 08-15-2023	**	1,410,530
PVTPL GLS AUTO RECEIVABLES ISSUER TR 2019-1 3.37% DUE 01-17-2023 BEO	**	109,141
PVTPL GOLDENTREE LN MGMT US CLO 6 SER 19-6A CLS AVAR RT 01-20-2033	**	498,237
PVTPL GOLDENTREE LN MGMT US CLO 6 SER 19-6A CLS AVAR RT 01-20-2033	**	5,281,307
PVTPL GOODGREEN 2017-1 TR NT CL A 144A 3.74% DUE 10-15-2052 BEO	**	111,704
PVTPL GOODGREEN 2017-2 NT CL A 144A 3.26% DUE 10-15-2053 BEO	**	230,428
PVTPL GOODMAN US FIN THREE LLC 3.7% DUE 03-15-2028	**	1,644,151
PVTPL GREAT-WEST LIFECO U S FIN 2020 LP .904% DUE 08-12-2025/08-12-2020 BEO	**	374,642
PVTPL GREENWOOD PK CLO LTD SER 18-1A CL A2 FLTG 04-15-2031	**	1,990,162
PVTPL GREYSTONE COMMERCIAL REAL ESTA SER 19-FL2 CL 1 FLTG 09-15-2037	**	8,583,591
PVTPL GREYWOLF CLO II LTD SR 13-1A CL A-1-R VAR RT 10-15-2029	**	15,980,906
PVTPL GREYWOLF CLO V LTD VAR RT SR 15-1A CL A-1-R 01-25-2031	**	1,495,531
PVTPL GRIPPEN PARK CLO LTD SER 17-1A CL A FLTG RATE DUE 01-20-2030	**	1,749,996
PVTPL GUARDIAN LIFE 3.4% DUE 04-25-2023	**	245,693
PVTPL GUARDIAN LIFE INSURANCE CORP 3.7% 01-22-2070	**	112,104
PVTPL HALCYON LN ADVISORS FDG 2015-2 LTD/HAL SR 15-2A CL A-R FLTG 07-25-2027	**	375,591
PVTPL HALSEYPOINT CLO 3 LTD/HALSEYPOINT CLO VAR RT DUE 11-30-2032 BEO	**	1,007,518
PVTPL HALSEYPOINT CLO I LTD/HALSEYPOINT CLO SER 19-1A CLS A1A1 VAR RT 01-20-2033	**	543,662
PVTPL HARVEST OPERATIONS CORP 4.2% 06-01-2023	**	1,840,964
PVTPL HEINEKEN N V SR NT 3.4 DUE 04-01-2022 BEO	**	62,110
PVTPL HERO FDG 2017-3 NT CL A2 3.95% 09-20-2048	**	633,974
PVTPL HERO FDG SER 2017-1A NT CL A2 4.46% 09-20-2047 BEO	**	109,493
PVTPL HSBC BK CDA 1.65% 09-10-2022	**	510,976
PVTPL HSBC BK PLC SR NT 144A 4.75% DUE 01-19-2021 BEO	**	152,959
PVTPL HUNTINGTON INGALLS INDS INC SR NT 144A 3.844 DUE 05-01-2025/03-30-2020 BEO	**	3,944,682
PVTPL HYUNDAI AUTO LEASE SECURITIZATION TR 201 NT CL A-2 144A 2.08 12-15-2021	**	1,984,712
PVTPL HYUNDAI AUTO LEASE SECURITIZATION TR 201 NT CL A-4 144A 2.03 06-15-2023	**	2,033,602

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
PVTPL HYUNDAI CAP AMER 1.15% DUE 11-10-2022 BEO	**	5,474,407
PVTPL HYUNDAI CAP AMER 1.8% 10-15-2025	**	328,084
PVTPL HYUNDAI CAP AMER 1.8% 10-15-2025	**	1,619,914
PVTPL HYUNDAI CAP AMER MEDIUM TERM NTS BOOK EN 2.375% DUE 02-10-2023	**	1,391,340
PVTPL ICG US CLO 2020-1 LTD SER 20-1A CL A1 FLTG 10-22-2031	**	597,830
PVTPL ICG US CLO 2020-1 LTD SER 20-1A CL A1 FLTG 10-22-2031	**	10,462,028
PVTPL IMPERIAL TOB FIN PLC 3.5 DUE 02-11-2023	**	1,675,012
PVTPL ING BK N V COV BK BD PROG BK EN TRANCHE # TR 00769 2.625 DUE 12-5-22 REG	**	5,064,031
PVTPL ING GROEP N V 1.4% DUE 07-01-2026	**	2,033,613
PVTPL INTESA SANPAOLO S P A 144A BD 5.017% DUE 06-26-2024 REG	**	3,511,990
PVTPL INTESA SANPAOLO S P A RCPTS CL X 144A 3.125% DUE 07-14-2022 BEO	**	1,646,524
PVTPL INTESA SANPAOLO S P A RCPTS CL X 3.25% DUE 09-23-2024 BEO	**	1,389,098
PVTPL IPALCO ENTERPRISES INC 4.25% DUE 05-01-2030	**	490,635
PVTPL J G WENTWORTH XXII LLC 3.82 DUE 12-15-2048 BEO	**	914,960
PVTPL J P MORGAN CHASE COML MTG SECS TR 2010-C2 CL C VAR RT DUE 11-15-2043	**	6,242,980
PVTPL J P MORGAN CHASE COML MTG SR 2011-CA-SB 3.7339% DUE 07-15-2046	**	209,646
PVTPL J P MORGAN MTG SER 18-4 CL A1 VAR 10-25-2048	**	1,463,904
PVTPL J P MORGAN MTG TR SER 18-3 CLS A1 FLTG 04-25-2018	**	4,126,634
PVTPL JACKSON MILL CLO LTD SER 15-1A CL AR FLTG 04-15-2027	**	990,326
PVTPL JACKSON NATL LIFE FDG LLC 3.25% DUE 01-30-2024 BEO	**	37,630
PVTPL JACKSON NATL LIFE GLOBAL FDG SECD MEDIUM 3.3% DUE 02-01-2022 REG	**	9,739,691
PVTPL JAPAN FIN ORGANIZATION FOR MUNICIPALITIE .625% DUE 09-02-2025	**	499,195
PVTPL JAPAN FIN ORGANIZATION FOR MUNICIPALITIES 3.25% 09-27-2023	**	1,400,100
PVTPL JERSEY CENT PWR & LT CO SR NT 144A4.7% DUE 04-01-2024/08-21-2013 BEO	**	2,879,436
PVTPL JFIN CLO 2014 LTD SER 2014-1A CL A-R FLTG 04-21-2025	**	247,785
PVTPL JFIN CLO LTD SER 17-1A CL A1 FLTG DUE 04-24-2029 BEO	**	977,130
PVTPL KAYNE CLO 7 LTD/KAYNE CLO 7 LLC SER 20-7A CLS A1 VAR RT 04-17-2033	**	1,586,669
PVTPL KAYNE CLO SER 19-6A CL A1 FLTG 144A 01-20-2033	**	5,099,529
PVTPL KEYSPAN GAS EAST CORP SR NT 144A 2.742% DUE 08-15-2026/08-05-2016 BEO	**	691,895
PVTPL KINDER MORGAN INC DEL SR NT 5 DUE 02-15-2021	**	501,476
PVTPL KKR CLO 32 LTD/KKR CLO 32 LLC 0.0%15/01/2032 VAR RT DUE 01-15-2032 BEO	**	979,998
PVTPL LCM LTD PARTNERSHIP SER 19A CL AR FLTG RT 07-15-2027	**	490,900
PVTPL LCM LTD PARTNERSHIP SER 24A CL A FLTG RT DUE 03-20-2030 BEO	**	2,749,993
PVTPL LCM LTD PARTNERSHIP SR 20A CL AR FLTG 10-20-2027	**	3,293,712
PVTPL LEGACY MTG ASSET TR SR 19-GS5 CL A1 STEP UP 05-25-2059	**	2,236,268
PVTPL LENDMARK FDG TR 2019-2 SER 19-2A CLS A 2.78% 04-20-2028	**	1,001,248
PVTPL LENDMARK FDG TR SER 19-1A CL A 3% FIXED DUE 12-20-2027	**	1,956,257
PVTPL LENOVO GROUP LTD 3.421% DUE 11-02-2030/11-02-2020 BEO	**	420,445
PVTPL LEVEL 3 FING INC 3.4% DUE 03-01-2027	**	1,632,930
PVTPL LEVEL 3 FING INC 3.4% DUE 03-01-2027	**	4,626,635
PVTPL LIBERTY MUT GROUP INC 4.569% DUE 02-01-2029 BEO	**	217,486
PVTPL LIBERTY MUT GROUP INC 4.569% DUE 02-01-2029 BEO	**	8,204,278
PVTPL LIBERTY MUT GROUP INC GTD SR NT 144A 4.25% DUE 06-15-2023 BEO	**	19,585
PVTPL LIBERTY MUT GROUP INC GTD SR NT 144A 4.25% DUE 06-15-2023 BEO	**	1,439,494
PVTPL LIMEROCK CLO SER 2014-3A CL A1R FLTG DUE 10-20-2026	**	629,133
PVTPL MACQUARIE BK LTD 2.1% DUE 10-17-2022 BEO	**	3,220,144
PVTPL MACQUARIE BK LTD SR MEDIUM TERM NTS BOOK .441% DUE 12-16-2022 BEO	**	5,261,230
PVTPL MACQUARIE GROUP LTD 144A 3.189% DUE 11-28-2023	**	574,971

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
PVTPL MACQUARIE GROUP LTD 144A 3.189% DUE 11-28-2023	**	2,718,043
PVTPL MACQUARIE GROUP LTD SR 5.033% DUE 01-15-2030	**	362,485
PVTPL MACQUARIE GROUP LTD SR MEDIUM 3.763% 11-28-2028	**	160,878
PVTPL MADISON PK FDG XII LTD SER 14-12A CL A-R FLTG RATE 07-20-2026	**	260,041
PVTPL MADISON PK FDG XXIII LTD SER 17-23A CL A FLTG RT 07-27-2030	**	1,198,225
PVTPL MAGNETITE CLO LTD SR 15-12A CL ARR FLTG 10-15-2031	**	3,792,534
PVTPL MAGNETITE LTD SER 16-17A CL AR FLTG 07-20-2031	**	3,482,855
PVTPL MAPS LTD SER 19-1A CL A 4.458% 03-15-2044	**	7,354,657
PVTPL MARATHON CLO X LTD SR 17-10A CL A-2 FLTG RT 11-15-2029 BEO	**	2,483,059
PVTPL MARLETTE FDG TR SER 19-1A CLS A 3.44% 04-16-2029	**	125,426
PVTPL MARS INC DEL 3.2% 04-01-2030	**	436,938
PVTPL MARS INC DEL NT 2.7% 04-01-2025	**	854,957
PVTPL MASSACHUSETTS EDL FING AUTH N/C VAR RT DUE 04-25-2038 BEO	**	15,323
PVTPL MASSMUTUAL GLOBAL FDG II MEDIUM TERM NTS .85% DUE 06-09-2023 BEO	**	2,787,894
PVTPL MASSMUTUAL GLOBAL FDG II MEDIUM TERM NTS .85% DUE 06-09-2023 BEO	**	2,024,442
PVTPL MASSMUTUAL GLOBAL FDG II MEDIUM TERM NTS 2.95% 01-11-2025	**	544,496
PVTPL METROPOLITAN LIFE GLOBAL FDG I MEDIUM TE .45% DUE 09-01-2023 BEO	**	4,084,849
PVTPL METROPOLITAN LIFE GLOBAL FDG I MEDIUM TE .9% DUE 06-08-2023 BEO	**	933,632
PVTPL METROPOLITAN LIFE GLOBAL FDG I MEDIUM TE .9% DUE 06-08-2023 BEO	**	405,071
PVTPL METROPOLITAN LIFE GLOBAL FDG I TRANCHE # TR 00059 2.4% DUE 01-08-2021	**	400,081
PVTPL MIDOCEAN CR CLO SER 17-7A CL BR FLTG 07-15-2029	**	1,711,650
PVTPL MIDOCEAN CR CLO VI/MIDOCEAN CR CLOVI NT CL A-R FLTG 144A 01-20-2029	**	1,997,146
PVTPL MITSUBISHI UFJ LEASE & FIN CO LTD 144A 3.406% 02-28-2022	**	673,668
PVTPL MONONGAHELA PWR CO 3.55% DUE 05-15-2027 BEO	**	5,732,996
PVTPL MONROE CAP BSL CLO LTD SR 2015-1A CL B-R FLTG DUE 05-22-2027	**	5,593,804
PVTPL MOUNTAIN VIEW CLO 2017-1 LTD SER 17-1A CL AR FRN 10-16-2029 BEO	**	2,982,959
PVTPL MOUNTAIN VIEW CLO SER 14-1A CL ARR FLTG 10-15-2026	**	97,942
PVTPL MRCD MORTGAGE TRUST SER 19-PARK CL A 2.71752% 12-15-2036	**	525,459
PVTPL MVW OWNER TRUST SER 19-2A CL B 2.44% 10-20-2038	**	1,024,229
PVTPL MYERS PK CLO LTD SER 18-1A CL B1 FLTG DUE 10-20-2030	**	1,227,748
PVTPL NASSAU 2017-I LTD/NASSAU 2017-I LLC FLTG RT SR 17-IA CL A1AS 10-15-2029	**	4,032,037
PVTPL NASSAU 2020-I LTD/NASSAU 2020-I LLC SER 2020-1A CL A1 VAR RT 07-20-2029	**	498,566
PVTPL NATIONAL SECS CLEARING CORP SR NT 144A 1.2% DUE 04-23-2023 BEO	**	346,785
PVTPL NATIONAL SECS CLEARING CORP SR NT 144A 1.5% DUE 04-23-2025/04-23-2020 BEO	**	724,610
PVTPL NATIONWIDE BLDG SOC 3.766% 03-08-2024	**	2,021,361
PVTPL NATIONWIDE BLDG SOC 3.96% 07-18-2030	**	582,526
PVTPL NATIONWIDE BLDG SOC MEDIUM TERM NTS B 2.0% DUE 01-27-2023	**	619,121
PVTPL NATIONWIDE BLDG SOC MEDIUM TERM NTS B 2.0% DUE 01-27-2023	**	4,081,042
PVTPL NATIONWIDE FINL SVCS INC SR NT 144A 5.375% DUE 03-25-2021 BEO	**	404,346
PVTPL NAVIENT PRIVATE ED REFI LN SER 20-BA CL A2 2.12% 01-15-2069 BEO	**	1,540,350
PVTPL NAVIENT PRIVATE ED REFI LN TR 2019-FA CL A2 2.6% DUE 08-15-2068	**	2,995,226
PVTPL NAVIENT PRIVATE ED REFI LN TR 2019-E SER 19-EA CLS A2A 2.64% 05-15-2068	**	2,061,631
PVTPL NAVIENT PRIVATE ED REFI LN TR SR 2019-C CL A-2 02-15-2068	**	2,163,603
PVTPL NAVIENT PVT ED REFI LN TR 2018-C NT CL A-2 3.52% DUE 06-16-2042	**	3,070,506
PVTPL NAVIENT PVT ED REFI LN TR 2020-G SER 20-GA CL A 1.17% DUE 09-16-2069 BEO	**	1,634,711
PVTPL NAVIENT STUDENT LN TR 2017-4 FLTG VAR RT DUE 09-27-2066 BEO	**	2,351,242
PVTPL NELNET STUD LN TR 2015-2 AB NT CL A-2 144A VAR RT DUE 9-25-42 BEO	**	2,214,746
PVTPL NELNET STUDENT LN TR SER 17-3A CL A FLTG 02-25-2066	**	6,029,417

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
PVTPL NELNET STUDENT LN TR SER 2015-1 CLS A VAR DUE 04-25-2041	**	4,036,483
PVTPL NELNET STUDENT LN TR SR 12-21 CL A FLTG RT 12-26-2033	**	2,714,047
PVTPL NEUBERGER BERMAN LN ADVISERS CLO 35 LTD SR SECD NT CL A-1 FLTG 144A VAR	**	2,999,992
PVTPL NEUBERGER BERMAN LN SER 17-25A CL B FLTG 10-18-2029	**	3,436,381
PVTPL NEW RESIDENTIAL MTG LN TR 2017-1 SER 17-1A CL A1 VAR 02-25-2057	**	2,770,824
PVTPL NEW YORK LIFE GLOBAL FDG 2.35% 07-14-2026	**	48,051
PVTPL NEW YORK LIFE GLOBAL FDG FIXED 2.25% 07-12-2022 BEO	**	2,881,054
PVTPL NEW YORK LIFE GLOBAL FDG MEDIUM TERM NTS 1.1% DUE 05-05-2023 BEO	**	623,384
PVTPL NEW YORK LIFE GLOBAL FDG MEDIUM TERM NTS 1.2% DUE 08-07-2030 BEO	**	8,631,297
PVTPL NEW YORK LIFE INS CO 3.75% DUE 05-15-2050	**	598,117
PVTPL NEW YORK ST ELEC & GAS CORP SR NT 144A 3.25% DUE 12-01-2026/11-29-2016 BEO	**	108,597
PVTPL NISSAN MTR ACCEP CORP FLTG 09-21-2021 BEO	**	199,507
PVTPL NISSAN MTR ACCEP CORP NT 144A 2.65% DUE 07-13-2022 BEO	**	4,911,935
PVTPL NISSAN MTR ACCEP CORP NT CL F FLTG 03-15-2021	**	99,925
PVTPL NISSAN MTR LTD 3.043% DUE 09-15-2023 BEO	**	209,119
PVTPL NISSAN MTR LTD 3.522% DUE 09-17-2025 BEO	**	2,569,734
PVTPL NISSAN MTR LTD 3.522% DUE 09-17-2025 BEO	**	1,811,662
PVTPL NORDEA BANK AB 4.875 SNR MTN DUE 01-14-2021 BEO	**	1,821,986
PVTPL NORDEA BK AG MEDIUM TERM JR SUB NTS TR 4 4.25 09-21-2022 REG	**	424,610
PVTPL NORTHERN NAT GAS CO DEL SR BD 144A4.3% DUE 01-15-2049/07-17-2018 BEO	**	303,807
PVTPL NRG ENERGY INC 2% DUE 12-02-2025/12-02-2020 BEO	**	6,066,322
PVTPL NRG ENERGY INC 2.45% DUE 12-02-2027/12-02-2020 BEO	**	500,092
PVTPL NUCOR CORP 2.979% DUE 12-15-2055 BEO	**	26,011
PVTPL NUTRITION & BIOSCIENCES INC 1.832%DUE 10-15-2027	**	669,932
PVTPL NUTRITION & BIOSCIENCES INC 3.268%DUE 11-15-2040	**	188,055
PVTPL NUVEEN LLC 4.0% 11-01-2028	**	2,670,067
PVTPL NXP B V/NXP FDG LLC/NXP USA INC 2.7% DUE 05-01-2025/05-01-2020 BEO	**	1,463,768
PVTPL OAK HILL CREDIT PARTNERS SR 20-7A CL A FLTG 10-19-2032	**	920,775
PVTPL OCEAN TRAILS CLO IX/OCEAN TRAILS CLO I FLTG RT VAR RT DUE 10-15-2029 BEO	**	3,667,690
PVTPL OCEAN TRAILS CLO VI/OCEAN TRAILS CLO V SER 16-6A CL A-R FLTG 07-15-2028	**	3,922,417
PVTPL OCP OCP CLO LTD SR-14-5A CL-A1R VAR04-26-2031	**	1,097,272
PVTPL OCTAGON INVESTMENT PARTNERS 45 LTD SER 19-1A CLS A FLTG 10-15-2032	**	2,257,275
PVTPL OCTAGON INVT PARTNERS 48 LTD/OCTAGON I SER 20 3A CL A VAR RT 10-20-2031	**	1,000,472
PVTPL OCTAGON LN FDG LTDSR 14-1A NT CL AA-RR FLTG 11-18-2031	**	5,982,020
PVTPL OHA CR FDG 3 LTD/OHA CR FDG 3 LLC SER 19-3A CL A1 FLTG 144A07-20-2032 BEO	**	600,565
PVTPL OHA LN FDG 2015-1 LTD/OHA LN FDG 2015- SR SECD NT FLTG CL 11-15-2032	**	4,404,442
PVTPL ONEMAIN DIRECT AUTO RECEIVABLE TR 2019-1 SER 19-1A CLS A 3.63% 09-14-2027	**	12,737,497
PVTPL ONEMAIN DIRECT AUTO RECEIVABLES TST 18-1A A 3.43% 12-14-2024	**	8,228,738
PVTPL ONEMAIN FINANCIAL ISSUANCE TRUST SR 17-1A CL A2 FLTG 09-14-2023 BEO	**	1,447,334
PVTPL ONEMAIN FINL ISSUANCE SER 19-1A CL A 3.48% FIXED 144A 02-14-2031 BEO	**	469,099
PVTPL OVERSEA CHINESE BANKING FLTG 05-17-2021	**	300,031
PVTPL OWL ROCK CLO I LTD SER 20-3A CLS A1L FLTG RT 04-20-2032	**	1,924,062
PVTPL OZLM XII LTD/OZLM XII LLC SER-15-12A CL-A1R FLTG 04-30-2027 BEO	**	4,661,612
PVTPL PALMER SQUARE CLO LTD FLTG SR 2020-2A CL A1A 07-15-2031 BEO	**	4,504,406
PVTPL PALMER SQUARE CLO LTD SR 13-2A CL AARR VAR RT DUE 10-17-2031	**	2,987,969
PVTPL PALMER SQUARE LN FDG 144A FLTG RT SER 19-3A CL A1 08-20-2027 BEO	**	7,767,883
PVTPL PALMER SQUARE LN FDG 2018-4A LTD CL A-1 FLTG RT 11-15-2026	**	3,105,807
PVTPL PALMER SQUARE LN FDG 2020-1 CL A1 FLTG RT DUE 02-20-2028	**	7,900,058

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
PVTPL PALMER SQUARE LN FDG 2020-3 LTD/PALMER SR SECD NT DUE 07-20-2028	**	459,090
PVTPL PALMER SQUARE LN FDG 2020-3 LTD/PALMER SR SECD NT DUE 07-20-2028	**	8,539,081
PVTPL PALMER SQUARE LN FDG FLTG RT SER 19-2A CL A1 04-20-2027 BEO	**	2,201,639
PVTPL PALMER SQUARE LN FDG SER 19-4A CL A1 FLTG 10-24-2027	**	8,404,599
PVTPL PARK AEROSPACE HLDGS 5.25% 08-15-2022	**	524,755
PVTPL PARK AEROSPACE HLDGS LTD 144A 5.5% DUE 02-15-2024 BEO	**	545,318
PVTPL PARK AEROSPACE HLDGS LTD 144A 5.5% DUE 02-15-2024 BEO	**	2,661,150
PVTPL PARK AEROSPACE HLDGS LTD GTD 4.5% DUE 03-15-2023	**	314,378
PVTPL PARK AEROSPACE HLDGS LTD GTD 4.5% DUE 03-15-2023	**	576,359
PVTPL PENNSYLVANIA ELEC CO FIXED 3.6%06-01-2029 BEO	**	273,238
PVTPL PENNSYLVANIA HIGHER ED ASSISTANCE A VAR RT DUE 11-25-2065	**	183,854
PVTPL PENNSYLVANIA HIGHER ED ASSISTANCE A VAR RT DUE 11-25-2065	**	1,241,013
PVTPL PENSKE TRUCK LEASING CO L P/PTL 144A 4.2 04-01-2027/03-20-2017	**	103,544
PVTPL PENSKE TRUCK LEASING CO L P/PTL FIN CO SR NT 144A 1.2 DUE 11-15-2025 BEO	**	1,250,607
PVTPL PENSKE TRUCK LEASING CO L P/PTL FIN CO SR NT 3.65% DUE 07-29-2021	**	1,492,688
PVTPL PENSKE TRUCK LEASING CO L P/PTL 3.95%03-10-2025	**	112,007
PVTPL PENSKE TRUCK LEASING CO LP/PTL FINSR NT 4.875% DUE 07-11-2022 BEO	**	1,599,166
PVTPL PENSKE TRUCK LEASING CO LP/PTL FINSR NT 4.875% DUE 07-11-2022 BEO	**	4,275,104
PVTPL PENSKE TRUCK LEASING/ PTL 2.7% DUE 11-01-2024	**	1,874,818
PVTPL PETRONAS CAP LTD NT 144A 3.5% DUE 04-21-2030/01-21-2030 BEO	**	229,552
PVTPL PFS FING CORP SER 20-G CL A .97% 02-15-2026	**	2,412,604
PVTPL PPIB CAP INC C 2.75% 11-02-2027	**	280,944
PVTPL PPM CLO 4 LTD / PPM CLO 4 LLC FRN 18/10/2031 VAR RT DUE 10-18-2031 BEO	**	10,484,333
PVTPL PRESTIGE AUTO RECEIVABLES TR 2018-1 NT CL A-3 144A 3.29	**	4,209
PVTPL PRESTIGE AUTO RECEIVABLES TR 2018-1 NT CL B 144A 3.54 DUE 03-15-2023	**	1,107,650
PVTPL PRICOA GLOBAL FDG I MEDIUM TERM 2.4% DUE 09-23-2024	**	5,307,343
PVTPL PROGRESS RESIDENTIAL TR SR 2019-SFR4 CL D 3.136% 10-17-2024	**	876,875
PVTPL PROGRESS RESIDENTIAL TRUST SER 2018-SFR3 CL A 3.88% DUE 10-17-2035 BEO	**	815,729
PVTPL PROSPER MARKETPLACE ISSUANCE TR SER 19-3A CL A 3.19% 07-15-2025 BEO	**	863,194
PVTPL PROTECTIVE LIFE GLOBAL FDG 1.082% DUE 06-09-2023 BEO	**	1,838,537
PVTPL QATAR ST 3.75% 04-16-2030 REG	**	235,380
PVTPL QATAR ST 4.5% 04-23-2028	**	2,204,475
PVTPL QUALCOMM INC NT 1.65% 05-20-2032	**	163,189
PVTPL RABOBANK NEDERLAND GLOBAL MEDIUM 3.875% 09-26-2023	**	1,003,537
PVTPL RECETTE CLO LTD SER 2015-1A CL A-R FLTG 10-20-2027	**	584,714
PVTPL RECKITT BENCKISER TREAS SVCS PLC 2.375% DUE 06-24-2022	**	205,671
PVTPL RECKITT BENCKISER TREAS SVCS PLC FLTG DUE 06-24-2022	**	904,152
PVTPL REGATTA VI FDG LTD/REGATTA VI FDG LLC SR 16-1A CL A-R FLTG 07-20-2028	**	2,322,948
PVTPL REGATTA VIII FUNDING LTD SER 17-1A CL B FLT 10-17-2030	**	1,051,040
PVTPL RENEW 2017-1 FDG NT CL A 144A 3.67% DUE 09-20-2052 BEO	**	48,585
PVTPL REPUBLIC OF PERU 5.4% DUE 08-12-2034	**	244,084
PVTPL REPUBLIC OF PERU 6.35% 08-12-2028	**	281,004
PVTPL RESIMAC SR 18-1NCA CL A1 VAR RT 12-16-2059	**	101,597
PVTPL ROYALTY PHARMA PLC SR NT .75% 09-02-2023	**	1,978,411
PVTPL SANDS CHINA LTD SR NT 144A 3.8% DUE 01-08-2026/06-04-2020 BEO	**	958,914
PVTPL SANTANDER 2 SER 19-A CLS A 2.51% DUE 01-26-2032 BEO	**	2,445,103
PVTPL SANTANDER RETAIL AUTO LEASE TR 2019-C SER 19-C CLS A4 2.4% 11-20-2023	**	3,272,001
PVTPL SANTANDER RETAIL AUTO LEASE TR SER 19-B CL A4 2.38% 08-21-2023 BEO	**	1,896,779

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
PVTPL SANTANDER UK GROUP HLDGS PLC SUB NT 4.75% DUE 09-15-2025 BEO	**	451,033
PVTPL SAUDI ARABIAN OIL CO GLOBAL 2.75% 04-16-2022	**	1,643,778
PVTPL SBA TOWER TR 2020-1C SECD TOWER REV SECS 144A 1.884% DUE 07-15-2050 BEO	**	1,749,680
PVTPL SBA TOWER TR SECD TOWER REV SECS 3.72199988365% DUE 04-11-2023 BEO	**	2,360,072
PVTPL SCENTRE GROUP TR 1/2 3.25% 10-28-2025	**	425,908
PVTPL SCHLUMBERGER HLDGS CORP 4.3% DUE 05-01-2029 BEO	**	292,069
PVTPL SCHLUMBERGER INVT SA 2.4 DUE 08-01-2022/07-31-2012 BEO	**	153,756
PVTPL SCHLUMBERGER INVT SA 2.4 DUE 08-01-2022/07-31-2012 BEO	**	2,946,990
PVTPL SCLP SER 2017-4 CL A 2.5% 06-25-2026	**	90,518
PVTPL SHACKLETON 2016-IX CLO LTD SER 16-9A CL AR FLTG 10-20-2028	**	298,345
PVTPL SIEMENS FINANCIERINGSMAAT 3.125% DUE 03-16-2024	**	540,315
PVTPL SIERRA RECEIVABLES FUNDING CO LLC SR 18-2A CL A 3.5% 144A 06-20-2035	**	2,089,757
PVTPL SIERRA TIMESHARE 2019-3 RECEIVABLES FDG SER 19-3A CLS A 2.34% 07-15-2038	**	1,406,331
PVTPL SIERRA TIMESHARE RECEIVABLES SER 19-2A CL A 2.59% 05-20-2036 BEO	**	1,486,624
PVTPL SILVER ROCK CLO I LTD/SILVER ROCK CLO FLTG SR 20-1A CL A 10-20-2031	**	2,869,354
PVTPL SKANDINAVISKA ENSKILDA BANKEN MEDIUM TER 3.25% 3.25% 05-17-2021	**	9,378,647
PVTPL SKYMILES IP LTD & DELTA AIR LINES INC 4.5% DUE 10-20-2025	**	1,026,105
PVTPL SLM STUD LN TR 2004-3 STUD LN BKD NT CL 144A A-6B VAR RT DUE 10-25-2064	**	4,488,872
PVTPL SLM STUD LN TR 2007-1 AST BACKED NT CL A-5A VAR RT DUE 01-26-2026 REG	**	240,379
PVTPL SLM STUDENT LOAN TRUST SER 04-3A CL A6A VAR RT 10-25-2064	**	4,515,805
PVTPL SMB PRIVATE ED LN TR 2020-PT-A 1.6% DUE 09-15-2054 BEO	**	13,139,591
PVTPL SMB PVT ED LN TR 2016-B LN BACKED NT CL A-2A 144A 2.43 DUE 02-17-2032 BEO	**	1,832,785
PVTPL SMB PVT ED LN TR 2019-B SER 19-B CL A2B FLTG RT VAR RT DUE 06-15-2037 BEO	**	5,260,857
PVTPL SMBC AVIATION CAP FIN DAC GTD SR NT 144A 2.65% DUE 07-15-2021 BEO	**	303,133
PVTPL SMBC AVIATION CAP FIN DAC GTD SR NT 144A 3% DUE 07-15-2022 BEO	**	307,898
PVTPL SMITHFIELD FOODS INC FIXED 5.2% 04-01-2029 BEO	**	166,681
PVTPL SOCIETE GENERALE 3.875% 03-28-2024	**	6,956,039
PVTPL SOCIETE GENERALE 4.25% 09-14-2023	**	1,417,778
PVTPL SOCIETE GENERALE 4.25% 09-14-2023	**	654,359
PVTPL SOCIETE GENERALE MEDIUM TERM NTS BOOK EN 1.488% DUE 12-14-2026	**	807,067
PVTPL SOFI CONSUMER LOAN PROGRAM SER 19-3 CL A 2.9% 05-25-2028 BEO	**	712,588
PVTPL SOFI CONSUMER LOAN PROGRAM SER 19-2 CL A 3.01% 04-25-2028	**	744,452
PVTPL SOFI CONSUMER LOAN PROGRAM TRUST 2.02% DUE 01-25-2029	**	3,593,106
PVTPL SOFI PROFESSIONAL LN PROGRAM SER 19-C CL A2FX 2.8% 11-16-2048	**	2,389,055
PVTPL SOFI PROFESSIONAL LN PROGRAM 2016-F LLC CL A-2 3.02% DUE 02-25-2040	**	413,346
PVTPL SOFI PROFESSIONAL LN PROGRAM SER 2018-B CL A-2FX 3.34% 08-26-2047	**	3,159,739
PVTPL SOFI PROFESSIONAL LN PROGRAM SR 20-A CL A2FX 2.54% 05-15-2046	**	5,373,034
PVTPL SOUND PT CLO X LTD/SOUND PT CLO X INC SR SECD NT CL A-1-R 144A 01-20-2028	**	155,351
PVTPL SOUND PT CLO XV LTD SER 17-1A CLS AR VAR RT 01-23-2029	**	749,279
PVTPL SOUND PT CLO XXIII LTD FLTG RT SER 19-2A CL A1 04-15-2032 BEO	**	499,013
PVTPL SOUND PT CLO XXV LTD SR 19-4A CL A-1A VAR RT DUE 01-15-2033	**	1,335,553
PVTPL SOUTHERN NAT GAS CO L L C 03-15-2047	**	350,048
PVTPL SP POWERASSETS LTD GLOBAL MEDIUM TERM NT 3% DUE 09-26-2027 BEO	**	2,278,139
PVTPL SPRINT SPECTRUM /SPRINT 5.152% 03-20-2028	**	1,157,500
PVTPL SP-STATIC CLO LTD SR 20-1A CL A FLTG 07-22-2028	**	455,912
PVTPL SP-STATIC CLO LTD SR 20-1A CL A FLTG 07-22-2028	**	2,188,376
PVTPL STATE OF QATAR 3.875% DUE 04-23-2023 REG	**	972,694
PVTPL SUMITOMO MITSUI TR BK LTD .8% DUE 09-12-2023 BEO	**	1,952,515

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
PVTPL SUNTORY HLDGS LTD 2.25% 10-16-2024	**	1,464,659
PVTPL SVENSKA HANDELSBANKEN AB MEDIUM TERM SR .625% DUE 06-20-2023	**	2,717,480
PVTPL SWISS RE TREAS US CORP SR NT 144A 2.875% DUE 12-06-2022 BEO	**	3,157,130
PVTPL SYMPHONY CLO XIV LTD SR 14-14A CL AR FLTG RT 07-14-2026	**	2,017,233
PVTPL SYMPHONY CLO XIX LTD/SYMPHONY CLO XIX SR SECD NT CL A FLTG 04-16-2031	**	746,413
PVTPL SYNGENTA FIN N V GTD SR NT 3.933% 04-23-2021 BEO	**	201,342
PVTPL SYNGENTA FIN N V GTD SR NT 3.933% 04-23-2021 BEO	**	3,885,907
PVTPL TELSTRA CORP LTD SR NT 144A 4.8% DUE 10-12-2021 BEO	**	723,590
PVTPL TENNESSEE GAS PIPELINE CO SR NT 144A 2.9% DUE 03-01-2030	**	1,988,974
PVTPL TESLA AUTO LEASE TR SER 18-B CL A 3.71% 08-20-2021	**	132,088
PVTPL THL CR WIND RIV 2015-2A CLO LTD CL A-1-R FLTG 10-15-2027	**	142,751
PVTPL THL CR WIND RIV CLO LTD SR 18-2A CL A2 FLTG RATE 07-15-2030	**	2,006,131
PVTPL TICP CLO VI 2016-2 LTD/TICP CLO VI201 SR SECD NT CL AR 144A VAR RT	**	14,750,022
PVTPL T-MOBILE USA INC 2.55% DUE 02-15-2031 BEO	**	7,434,496
PVTPL T-MOBILE USA INC 3.5% DUE 04-15-2025	**	11,797,871
PVTPL T-MOBILE USA INC SR SECD NT 144A 3.875% DUE 04-15-2030/04-09-2020 BEO	**	347,460
PVTPL T-MOBILE USA INC SR SECD NT 144A 3.875% DUE 04-15-2030/04-09-2020 BEO	**	2,629,114
PVTPL TOWD PT MTG TR 2017-4 NT CL A1 144A VAR RT DUE 06-25-2057 BEO	**	1,732,526
PVTPL TOWD PT MTG TR FLTG RT SER 19-HY2 CL A1 12-25-2048 BEO	**	269,480
PVTPL TOWD PT MTG TR SER 18-2 CL A1 VAR 03-25-2058	**	353,262
PVTPL TOWD PT MTG TR SER 2019-HY3 CL A1A FLTG 12-25-2048	**	357,858
PVTPL TOWD PT MTG TR SER 2019-HY3 CL A1A FLTG 12-25-2048	**	7,944,455
PVTPL TOYOTA AUTO LN EXTD NT TR 2019-1 NT CL A 144A 2.56% DUE 11-25-2031 BEO	**	533,954
PVTPL TOYOTA INDS CORP FIXED 3.11% 03-12-2022	**	4,137,157
PVTPL TRAFIGURA SECURITISATION FIN PLC SER 18-1A CLASS A2 3.73% DUE 03-15-2022	**	2,396,046
PVTPL TRALEE CDO LTD SER 18-5A CL A1 FLTG 10-20-2028 BEO	**	4,379,394
PVTPL TRALEE CDO LTD SR 18-5A CL B FLTG 10-20-2028	**	1,203,273
PVTPL TRALEE CLO VI LTD/TRALEE CLO VI SER 19-6A CL AS FLTG 10-25-2032	**	1,986,560
PVTPL TRANS-ALLEGHENY INTST LINE CO 3.85% NTS 06-01-2025	**	2,184,455
PVTPL TRANSPORTADORA DE GAS DEL PERU S ASR NT 4.25% DUE 04-30-2028 BEO	**	5,521,649
PVTPL TRYON PARK CLO LTD SR 13-1A CL A1SR FLTG 04-15-2029	**	2,483,460
PVTPL TSMC GLOBAL LTD .75% DUE 09-28-2025/09-28-2020 BEO	**	1,155,406
PVTPL TSMC GLOBAL LTD 1% DUE 09-28-2027/09-28-2020 BEO	**	1,465,659
PVTPL TSMC GLOBAL LTD 1.375% DUE 09-28-2030/09-28-2020 BEO	**	490,859
PVTPL UBS AG LONDON BRH NT 144A 1.75% DUE 04-21-2022 BEO	**	3,765,367
PVTPL UBS AG LONDON BRH NT 144A 1.75% DUE 04-21-2022 BEO	**	447,829
PVTPL UBS GROUP FDG SWITZ AG SR 4.253% DUE 03-23-2028	**	8,716,359
PVTPL UBS GROUP FUNDING (SWITZERLAND) 3.491% 05-23-2023	**	2,357,012
PVTPL UBS GROUP FUNDING 4.125% 09-24-2025 BEO	**	3,406,548
PVTPL UNICREDIT SPA 6.572% DUE 01-14-2022 BEO	**	3,698,898
PVTPL UPJOHN INC 1.125% DUE 06-22-2022 BEO	**	2,283,733
PVTPL UPJOHN INC BDS 2.3% DUE 06-22-2027 BEO	**	79,847
PVTPL UPJOHN INC GTD SR NT 144A 2.7% DUE06-22-2030/06-22-2020 BEO	**	5,475,406
PVTPL USASF RECEIVABLES LLC SER 19-1A CL A 3.61% 04-15-2022 BEO	**	55,218
PVTPL VENTURE CDO LTD SER 18-35A CLS AS 144A FLTG RT 10-22-2031 BEO	**	199,999
PVTPL VENTURE CDO LTD SER 18-34A CL A 144A FLTG 10-15-2031	**	1,396,507
PVTPL VENTURE CDO LTD SR 14-17A CL ARR FLTG 04-15-2027	**	91,784
PVTPL VENTURE CLO LTD SER 13-14A CL ARR FLTG 08-28-2029	**	1,639,121

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
PVTPL VERICREST OPPORTUNITY LOAN TRANSFEREE 20-NPL1 CL A1A STEP 01-25-2050	**	553,270
PVTPL VERIZON OWNER TR SER 18-1A CL A-1A 2.82% 09-20-2022	**	334,825
PVTPL VISTRA OPERATIONS CO LLC 3.55% DUE 07-15-2024	**	1,635,230
PVTPL VISTRA OPERATIONS CO LLC 3.7% 01-30-2027	**	3,390,760
PVTPL VOLKSWAGEN GROUP AMER 144A 4.625% DUE 11-13-2025	**	6,759,303
PVTPL VOLKSWAGEN GROUP AMER FIN LLC .875% DUE 11-22-2023 BEO	**	2,011,267
PVTPL VOLKSWAGEN GROUP AMER FIN LLC 1.25% DUE 11-24-2025/11-24-2020 BEO	**	3,095,384
PVTPL VOLKSWAGEN GROUP AMER FIN LLC .75%DUE 11-23-2022 BEO	**	691,998
PVTPL VOLKSWAGEN GROUP AMER FIN LLC 2.9%DUE 05-13-2022 BEO	**	8,333,248
PVTPL VOLKSWAGEN GROUP AMER FIN LLC 2.9%DUE 05-13-2022 BEO	**	2,661,525
PVTPL VOLKSWAGEN GROUP AMER FIN LLC GTD NT 144A 3.125% DUE 05-12-2023 BEO	**	1,584,284
PVTPL VOLKSWAGEN GROUP AMER FIN LLC GTD NT 144A 3.75% DUE 05-13-2030 BEO	**	576,806
PVTPL VOLT LXXXVI LLC SER 20-NPL2 CLS A1A VAR RT DUE 02-25-2050 BEO	**	667,642
PVTPL VOYA CLO 2016-3 LTD/VOYA CLO SER 16-3A CL A1R FLGT DUE 10-18-2031 BEO	**	997,025
PVTPL VOYA CLO LTD SER 18-3A CL A1A FLTG 10-15-2031	**	1,747,015
PVTPL VOYA CLO LTD SR 17-3A CL A1A FLTG 07-20-2030	**	1,499,997
PVTPL WESTLAKE AUTOMOBILE RECEIVABLES TRUST SER 18-1A CL D 4.12% 09-15-2022	**	1,498,399
PVTPL YORK CLO 8 LTD / YORK CLO 8 LLC 0.0 20/04/2032 VAR RT DUE 04-20-2032 BEO	**	12,127,765
PVTPL ZAIS CLO 1 LTD SER 14-1A CL A-1A-R FLTG RT 04-15-2028	**	405,758
PVTPL ZAIS CLO 13 LTD FLTG RT SER 19-13A CL A1A 07-15-2032 BEO	**	682,967
PVTPL1 GLENCORE FDG LLC GTD 4.125% DUE 05-30-2023 BEO	**	404,462
PVTPLTRALEE CLO III LTD SER 2014-3A CL A-R FLTG 10-20-2027	**	512,010
Q2 HLDGS INC COM	**	4,724,504
QAD INC CL A STOCK	**	209,631
QATAR ISLAMIC BANK QAR1	**	24,551
QATAR NATIONAL BANK QAR 1.0000	**	422,232
QATAR NAVIGATION QAR1	**	28,585
QATAR ST 4.4% 144A 04-16-2050 REG	**	260,550
QATAR(STATE OF) 2.375% SNR 02/06/2021 USD	**	36,506,252
QATAR(STATE OF) 3.875% SNR 23/04/2023 USD	**	1,829,115
QATAR(STATE OF) 4.5% SNR 23/04/28 USD200000	**	1,213,375
QCR HLDGS INC COM	**	268,777
QEP RES INC COM STK	**	94,386
QIAGEN NV EUR0.01	**	3,732,127
QISDA CORPORATION TWD10	**	67,792
QUAD / GRAPHICS INC COM CL A COM STK	**	24,532
QUAKER CHEM CORP COM	**	3,488,927
QUALCOMM INC 2.15% DUE 05-20-2030	**	418,030
QUALICORP CONSULTORIA E CORRET	**	52,014
QUALYS INC COM USD0.001	**	2,280,188
QUANEX BLDG PRODS CORP COM STK	**	467,166
QUANTA COMPUTER TWD10	**	311,828
QUANTA SVCS INC 2.9% DUE 10-01-2030	**	214,431
QUANTA SVCS INC COM	**	1,276,482
QUANTERIX CORP COM	**	561,860
QUANTUM CORP COM NEW COM NEW	**	29,535
QUE PROV CDA MEDIUM TERM NTS BOOK ENT TRANCHE # TR 00050 7.14 2-27-26	**	1,520,901
QUEBEC PROV CDA 2.75% DUE 04-12-2027 BEO	**	1,017,540

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
QUEBEC PROV CDA GLOBAL NT 2.625% DUE 02-13-2023 BEO	**	5,256,727
QUEBEC PROV CDA PROVINCE OF QUEBEC 2.5% 04-20-2026 REG 2.5% DUE 04-20-2026 REG	**	15,924,687
QUEBEC(PROV OF) 4.25% SNR MTN 01/12/21 CAD1	**	81,407
QUEENSLAND TSY CP 1.75% GTD SNR 21/08/31AUD	**	161,759
QUEST DIAGNOSTICS INC 2.95% DUE 06-30-2030 BEO	**	275,266
QUEST DIAGNOSTICS INC 4.2% 06-30-2029	**	3,630,856
QUIDEL CORP COM	**	754,889
QUINSTREET INC COM STK	**	1,546,682
QUOTIENT TECHNOLOGY INC COM	**	214,192
QURATE RETAIL INC	**	599,521
QURATE RETAIL INC CUM RED PFD SER A 8%	**	162,261
RABOBANK NEDERLAND 4.5 DUE 01-11-2021	**	50,935
RABOBANK NEDERLAND TRANCHE # TR 00078 3.95% BD DUE 11-09-2022 REG	**	7,251,007
RABOBANK NEDERLAND UTREC 3.875 08 FEB 2022	**	519,909
RAC BOND CO PLC 4.565%-VAR 06/05/2046 GBP	**	850,274
RADIAN GROUP INC COM	**	3,905,921
RADIANT LOGISTICS INC COM STK	**	45,460
RADIANT OPTO-ELECT TWD10	**	450,544
RADIUS HEALTH INC COM NEW COM NEW	**	654,819
RAFAEL HOLDINGS INC COM USD0.01 CLASS B WI	**	53,799
RAJTHANEE HOSPITAL THB1 (NVDR)	**	37,068
RAKUS CO LTD NPV	**	318,040
RALPH LAUREN CORP CL A CL A	**	363,505
RAMBUS INC DEL COM	**	1,763,128
RAND MERCHANT INSURANCE HLDGS LTD	**	30,305
RANDON SA IMPLEMEN PRF NPV	**	389,386
RANDSTAD N.V. EUR0.10	**	5,164,769
RANGE RES CORP COM	**	268,074
RAPID7 INC COM	**	957,499
RAPT THERAPEUTICS INC COM	**	138,803
RATCHTHANI LEASING THB1 (NVDR)	**	138,431
RAYONIER ADVANCED MATLS INC COM	**	56,502
RAYTHEON 2.25% DUE 07-01-2030	**	2,294,340
RAYTHEON TECHNOLOGIES CORP	**	7,869,532
RAYTHEON TECHNOLOGIES CORP 2.5% 12-15-2022	**	124,365
RAYTHEON TECHNOLOGIES CORP 3.15% 12-15-2024	**	467,115
RAYTHEON TECHNOLOGIES CORPORATION 3.5% 03-15-2027 USD	**	342,407
RBB BANCORP COM NPV	**	45,479
RE/MAX HLDGS INC CL A CL A	**	60,671
READING INTL INC CL A CL A	**	16,912
REALOGY HLDGS CORP COM	**	860,515
REALTY INCOME CORP .75% DUE 03-15-2026	**	548,621
REALTY INCOME CORP 3% DUE 01-15-2027	**	25,449
REALTY INCOME CORP 3.25% DUE 01-15-2031 REG	**	2,176,556
REALTY INCOME CORP 3.25% DUE 01-15-2031 REG	**	1,932,827
REALTY INCOME CORP 3.65% 01-15-2028	**	285,223
REATA PHARMACEUTICALS INC CL A CL A	**	559,504
REC LTD	**	99,653

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
RECHI PRECISION CO LTD TWD10	**	97,975
RECKITT BENCK GRP ORD GBP0.10	**	5,264,389
RECKITT BENCKISER 2.75% DUE 06-26-2024	**	427,786
RECRO PHARMA INC COM	**	21,945
RED ELECTRICA CORP EUR0.5	**	1,787,707
RED LIONS HOTELS CORP COM	**	9,352
REDFIN CORP COM	**	1,705,936
REDINGTON INDIA COMSTK	**	290,058
REDROW PLC ORD GBP0.105	**	251,771
REGAL BELOIT CORP COM	**	628,296
REGENCY CTRS CORP COM	**	641,816
REGENCY CTRS L P 2.95% DUE 09-15-2029	**	347,318
REGENCY CTRS L P FIXED 3.7% DUE 06-15-2030	**	1,699,129
REGENERON 1.75% DUE 09-15-2030	**	1,915,315
REGIONAL CONT LINE THB1(NVDR)	**	198,492
REGIONAL MGMT CORP COM STK	**	57,600
REGIONS FINL CORP 3.8% DUE 08-14-2023	**	54,240
REGIONS FINL CORP 3.8% DUE 08-14-2023	**	542,402
REINS GROUP AMER 5% DUE 06-01-2021	**	4,023,176
REINSURANCE GROUP AMER INC COM NEW STK	**	3,777,645
REINVENT TECHNOLOGY PARTNERS	**	363,837
RELAY THERAPEUTICS INC COM	**	70,652
RELIANCE INDS INR10(100%DEMAT)	**	1,264,498
RELIANCE POWER INR10	**	66,240
RELIANCE STD LIFE 2.15% DUE 01-21-2023	**	471,583
RELIANCE STD LIFE 2.15% DUE 01-21-2023	**	4,787,479
RELIANCE STD LIFE 3.85% DUE 09-19-2023	**	401,961
RELIANCE STL & 2.15% DUE 08-15-2030	**	924,682
RELIANCE STL & ALUM CO COM	**	1,830,139
RELIANCE WORLDWIDE NPV	**	265,912
RELX PLC	**	2,792,397
RELX PLC ORD GBP0.1444	**	5,322,749
RENAISSANCE RE HLDGS LTD COM	**	6,906,237
RENASANT CORP COM	**	2,723,297
RENB ENERGY GROUP INC COM STK	**	483,347
RENESAS ELECTRONICS CORPORATION NPV	**	2,175,398
RENT A CTR INC NEW COM	**	1,743,382
REORG/ FITBIT INC CASH MERGER 01-14-2021	**	110,901
REORG/BMC STOCK MERGER BUILDERS 2014659 01-04-2021	**	1,059,536
REORG/CENTURYLINK INC NAME CHANGE LUMEN TECH INC 2N1MA53 01-22-2021	**	843,512
REORG/CONCHO STOCK MERGER CONOCOPHILLIPS 2197249 01-19-2021	**	911,252
REORG/DIGIRAD NAME CHANGE WITH CUSIP CHANGE STAR 2N1NA43 01-04-2021	**	815
REORG/FRONT YD RESIDENTIAL CORP CASH MERGER 01-12-2021	**	68,413
REORG/GOLDFIELD CASH MERGER 12-30-2020	**	20,461
REORG/LIBERTY WORTHLESS 10-06-2020	**	4,883
REORG/NATIONAL CASH MERGER 01-04-2021	**	515,776
REORG/NATIONAL NAME CHANGE WITH CUSIP CHANGE NOV 2N1VA53 01-04-2021	**	15,237,884
REORG/PARSLEY ENERGY STOCK MERGER PARSLEY ENERGY 2730689 13-01-2021	**	1,147,800

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
REORG/PROVIDENCE NAME CHANG WITH CUSIP CHANG MODVICARE 2N1CAR3 1-7-2021	**	976,232
REORG/SL GREEN RLTY REVERSE SPLIT SL GREEN RLTY CORP 2N1GA63 01-21-2021	**	340,023
REORG/WPX STOCK MERGER DEVON 2276844 01-07-2021	**	490,353
REP 1ST BANCORP INC COM	**	35,457
REP BANCORP INC KY CDT-CL A COM STK	**	112,755
REP OF INDONESIA 2.625% 14/06/2023	**	130,002
REP SERVICES INC FIXED 2.5% DUE 08-15-2024	**	1,466,196
REPAY HLDGS CORP CL A CL A	**	3,893,807
REPLIGEN CORP COM STK USD0.01	**	6,241,197
REPSOL SA EUR1	**	601,807
REPUBLIC OF CHILE 2.45% 01-31-2031	**	1,926,000
REPUBLIC OF COLOMBIA 5.2% DUE 05-15-2049	**	380,790
REPUBLIC OF INDONESIA 4.1% 24/04/2028	**	348,483
REPUBLIC OF INDONESIA 1.4% 30/10/2031	**	1,395,309
REPUBLIC OF ITALY 2.375% DUE 10-17-2024	**	2,944,374
REPUBLIC OF PERU 5.35% 08-12-2040	**	172,077
REPUBLIC OF PERU T- BOND 6.35% 12/08/2028	**	2,774,912
REPUBLIC OF PERU T BOND 8.2% 08-12-2026	**	372,310
REPUBLIC SVCS INC 3.2% DUE 03-15-2025	**	2,511,256
REPUBLIC SVCS INC FIXED 1.45% DUE 02-15-2031	**	606,796
RESDNTL MTG SEC 32A A CMO 20/06/2070	**	3,002,365
RESIDEO TECHNOLOGIES INC COM USD0.001	**	395,202
RESOLUTE FST PRODS INC COM	**	98,630
RESONA HOLDINGS NPV	**	1,708,705
RESORTTRUST INC NPV	**	53,023
RESOURCES CONNECTION INC COM	**	158,407
RESTAR HOLDINGS CO NPV	**	86,154
RESURS HOLDING AB NPV	**	1,267,372
RETAIL OPPORTUNITY INVTS CORP COM STK	**	892,939
RETAIL PPTYS AMER INC CL A	**	169,000
RETAIL VALUE INC COM USD0.10	**	127,867
REV GROUP INC COM	**	191,653
REVOLUTION MEDICINES INC COM	**	146,800
REX AMERICAN RESOURCES CORP	**	180,883
REXEL EUR5	**	1,033,316
REXFORD INDL RLTY INC COM	**	2,915,612
REXNORD CORP COM USD0.01	**	2,597,810
REYNOLDS AMERN INC FIXED 4.45% DUE 06-12-2025	**	4,470,553
RF INDS LTD COM PAR $0.01 COM PAR $0.01	**	8,293
RH COM	**	1,652,691
RHB BANK BHD NPV	**	424,357
RHEINMETALL AG NPV	**	1,522,077
RHYTHM PHARMACEUTICALS INC COM	**	102,569
RIBBON COMMUNICATIONS INC COM STK USD0.0001	**	266,612
RICHEMONT(CIE FIN) CHF1 (REGD)	**	5,559,706
RICHTER GEDEON CHE HUF100	**	956,708
RIDE ON EXPRESS HO NPV	**	396,271
RINGCENTRAL INC CL A CL A	**	10,820,730

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
RINNAI CORP NPV	**	580,910
RIO TINTO LIMITED NPV	**	604,501
RIO TINTO ORD GBP0.10	**	9,758,120
RIOCAN REAL ESTATE UNIT	**	197,568
RIPON MORT. PLC FRN M/BKD 08/2056 GBP 'A2'	**	1,512,288
RIPON MTGS PLC FRN 144A 20/08/2056	**	4,540,177
RITCHIE BROS AUCTI COM NPV	**	1,921,280
RITCHIE BROS AUCTIONEERS INC COM	**	562,868
RITE AID CORP COM USD1.00(POST REV SPLIT)	**	90,342
RIVERVIEW BANCORP INC COM STK	**	20,567
RIYAD BANK SAR10	**	432,583
RLJ LODGING TR COM REIT	**	222,693
RLTY INC CORP 3.25 DUE 10-15-2022	**	1,261,481
RMAC SECS NO 1 PLC FRN M/BKD 06/2044 GBP'A2A'	**	2,552,669
RMAC SECS NO 1 PLC FRN M/BKD 06/2044 GBP'A2A'	**	1,331,773
RMAC SECS NO 1 PLC FRN M/BKD 06/2044 GBP'A3A'	**	889,377
RMAC SECS NO 1 PLC FRN MTG 06/44 EUR REGS'A2C'	**	640,286
ROCHE HLDGS AG GENUSSCHEINE NPV	**	23,867,152
ROCKET PHARMACEUTICALS INC COM USD0.01	**	442,833
ROCK-TENN CO 4% DUE 03-01-2023	**	1,959,845
ROCK-TENN CO 4.9% DUE 03-01-2022	**	3,025,181
ROCKWELL AUTOMATION	**	313,763
ROCKY BRANDS INC COM STK	**	23,017
ROGERS CABLE INC 8.75% DUE 05-01-2032	**	99,818
ROGERS COMMUNICATIONS INC 4.35% 05-01-2049 REG	**	148,902
ROGERS CORP COM	**	1,293,721
ROGERS FLTG RT .83575% DUE 03-22-2022	**	8,226,034
ROHM CO LTD NPV	**	2,376,633
ROLLS ROYCE HLDGS ORD GBP0.20	**	3,785,935
ROMANIA 1.375% 02/12/2029	**	499,548
ROMANIA BDS 144A 2.625% 02/12/2040	**	130,724
ROMANIA(REP OF) 5.85% BDS 26/04/23	**	189,016
ROPER INDS INC NEW 3.125% DUE 11-15-2022	**	1,171,383
ROPER INDS INC NEW 3.125% DUE 11-15-2022	**	3,011,084
ROPER TECHNOLOGIES 1% DUE 09-15-2025	**	1,740,754
ROPER TECHNOLOGIES 2.8% DUE 12-15-2021	**	1,404,197
ROPER TECHNOLOGIES FIXED 2% DUE 06-30-2030	**	76,659
ROPER TECHNOLOGIES INC .45% DUE 08-15-2022 REG	**	525,345
ROPER TECHNOLOGIES INC .45% DUE 08-15-2022 REG	**	1,271,058
ROPER TECHNOLOGIES INC 4.2% 09-15-2028	**	298,182
ROSNEFT OIL CO GDR EACH REPR 1 ORD 'REGS'	**	105,042
ROSS STORES INC FIXED 4.6% DUE 04-15-2025	**	7,669,176
ROSSMAX INTL TWD10	**	25,484
ROSTELECOM PJSC RUB0.0025(RUB)	**	317,367
ROVIO ENTMNT OYJ	**	96,374
ROYAL BAFOKENG PLA NPV	**	47,433
ROYAL BANK OF CANADA .5% DUE 10-26-2023	**	1,627,942
ROYAL BANK OF CANADA 1.95% DUE 01-17-2023	**	5,452,070

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
ROYAL BANK OF CANADA 1.95% DUE 01-17-2023	**	2,416,520
ROYAL BANK OF CANADA 4.65% DUE 01-27-2026 BEO	**	472,107
ROYAL BANK OF CANADA FLTG RT MTN 10-26-2023	**	4,833,269
ROYAL BK CDA 2.3% DUE 03-22-2021	**	22,660,531
ROYAL BK CDA DISC COML PAPER 4/2 YRS 1&211-30-2021	**	3,481,836
ROYAL BK CDA FLTG RT DUE 10-05-2023	**	1,328,124
ROYAL BK CDA GLOBAL MEDIUM TERM 3.2% 04-30-2021	**	1,877,822
ROYAL BK CDA GLOBAL MEDIUM TERM SR BK NT1.15% DUE 06-10-2025	**	5,663,223
ROYAL BK CDA GLOBAL MEDIUM TERM SR BK NT2.25% DUE 11-01-2024	**	7,872,175
ROYAL BK OF CANADA 1.6% 04-17-2023	**	4,916,657
ROYAL BK OF CANADA 1.6% 04-17-2023	**	7,705,425
ROYAL BK SCOTLAND 4.445% DUE 05-08-2030	**	744,588
ROYAL BK SCOTLAND FIXED 2.359% DUE 05-22-2024	**	4,988,351
ROYAL BK SCOTLAND GROUP PLC 3.498% 05-15-2023	**	7,989,323
ROYAL BK SCOTLAND GROUP PLC 4.892% 05-18-2029	**	7,558,993
ROYAL DUTCH SHELL 'A'SHS EUR0.07(GBP)	**	182,733
ROYAL DUTCH SHELL 'B'ORD EUR0.07	**	1,242,316
ROYAL MAIL PLC ORD GBP0.01	**	1,383,427
ROYAL UNIBREW A/S DKK2 (POST SPLIT)	**	408,703
RPC INC COM	**	55,560
RPM INTL INC	**	1,279,998
RPT REALTY COM USD0.01 SHS OF BENEFICIALINTEREST	**	66,787
RS PUBLIC COMPANY THB1(NVDR)	**	97,976
RSA INSURANCE GRP ORD GBP1.00	**	203,543
RUBIUS THERAPEUTICS INC COM	**	77,205
RUSH ENTERPRISES INC CL A CL A	**	1,601,504
RUSH STREET INTERACTIVE INC COM USD0.0001 CL A	**	30,310
RUSSIAN FEDERATION 4.25% SNR 23/06/2027 USD	**	914,500
RUSSIAN FEDERATION 4.375% SNR 21/03/2029USD	**	1,402,444
RUSSIAN FEDERATION 4.75% SNR 27/05/2026 USD	**	2,776,546
RUSSIAN FEDERATION 7.7% BDS 23/03/2033 RUB1000	**	653,699
RUSSIAN FEDERATION 8.5% SNR 17/09/2031 RUB1000	**	2,289,470
RUTGERS ST UNIV N J 3.915% 05-01-2119 BEO TAXABLE	**	5,733,821
RYDER SYS INC COM	**	447,081
RYDER SYS INC FIXED 2.875% 06-01-2022	**	247,921
RYDER SYS INC FIXED 3.35% DUE 09-01-2025	**	1,150,477
RYDER SYS INC MEDIUM TERM NTS BOOK ENTRYTRANCHE # TR 00218 3.45% DUE 11-15-2021	**	2,866,437
RYDER SYS INC RYDER SYS INC MTN 2.5 DUE 09-01-2022 2.5 DUE 09-01-2022/08-08-2017	**	77,416
RYDER SYS INC RYDER SYS INC MTN 2.8 DUE 03-01-2022 2.8 DUE 03-01-2022/02-24-2017	**	341,571
RYDER SYSTEM INC 3.875% 12-01-2023	**	5,457,890
RYDER SYSTEM INC MTN 3.65% DUE 03-18-2024	**	4,043,089
RYERSON HLDG CORP COM STOCK	**	117,550
RYMAN HOSPITALITY PPTYS INC COM	**	1,332,636
S & T BANCORP INC COM STK	**	120,698
S&K POLYTEC CO LTD KRW500	**	40,686
S&P GLOBAL INC 2.3% 08-15-2060	**	571,041
S&P GLOBAL INC COM	**	11,267,549
S&T CORPORATION KRW500	**	23,190

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
S&T MOTIV CO LTD	**	2,269
S&W SEED CO COM	**	12,092
SABINE PASS 4.5% DUE 05-15-2030	**	2,252,027
SABINE PASS 5.625% DUE 03-01-2025	**	8,164,254
SABINE PASS FIXED 4.2% DUE 03-15-2028	**	343,991
SABRA HEALTH CARE REIT INC COM	**	284,590
SABRA HLTH CARE 3.9% DUE 10-15-2029	**	1,367,452
SAFESTORE HLDGS ORD GBP0.01	**	1,056,248
SAFETY INS GROUP INC COM	**	100,335
SAGA COMMUNICATIONS INC CL A NEW CL A NEW	**	12,298
SAGE GROUP GBP0.01051948	**	1,133,327
SAGE THERAPEUTICS INC COM	**	1,148,334
SAIA INC COM STK	**	7,157,330
SAILPOINT TECHNOLOGIES HLDGS INC COM	**	2,422,420
SALESFORCE COM INC 3.25% BNDS 04-11-2023	**	2,242,473
SALESFORCE COM INC 3.7% DUE 04-11-2028	**	294,980
SALESFORCE COM INC 3.7% DUE 04-11-2028	**	1,722,681
SALESFORCE COM INC COM STK	**	42,979,667
SAM YOUNG ELECTNCS KRW500	**	35,357
SAMBA FINAN GROUP SAR10	**	605,125
SAMSUNG CARD KRW5000	**	116,345
SAMSUNG ELECTRONIC KRW100	**	11,501,119
SAMSUNG SDI KRW5000	**	990,136
SAMSUNG SDS CO LTD KRW500	**	839,501
SAMSUNG SECURITIES KRW5000	**	170,560
SAN DIEGO CALIF REDEV AGY SUCCESSOR AGY TX ALLOCATION 3.5 09-01-2028 BEO TAXABLE	**	1,452,194
SAN DIEGO GAS & ELECTRIC CO 4.1% 06-15-2049	**	249,424
SANDERSON FARMS INC COM	**	354,164
SANDFIRE RESOURCES LTD	**	1,187,455
SANDRIDGE ENERGY INC SANDRIDGE ENERGY I COM USD0.001	**	19,794
SANDS CHINA LTD FIXED 4.6% 08-08-2023	**	2,049,641
SANDS CHINA LTD FIXED 5.125% DUE 08-08-2025	**	224,452
SANDS CHINA LTD FIXED 5.4% DUE 08-08-2028	**	234,082
SANDS CHINA LTD FIXED 5.4% DUE 08-08-2028	**	386,235
SANDVIK AB NPV	**	821,755
SANDY SPRING BANCORP INC CMT-COM CMT-COM	**	2,578,129
SANKI ENGINEERING NPV	**	70,732
SANKYO CO LTD NPV	**	681,861
SANKYU INC NPV	**	645,088
SANMINA CORP COM	**	359,050
SANOFI EUR2	**	2,252,050
SANOFI S A 3.375% DUE 06-19-2023	**	113,172
SANOFI SPONSORED ADR	**	11,097,956
SANTANDER CNSMR .46% DUE 08-15-2024	**	8,396,914
SANTANDER CONSUMER USA HLDGS INC COM	**	612,508
SANTANDER DR AUTO .42% DUE 09-15-2023	**	5,977,302
SANTANDER DR AUTO .46% DUE 09-15-2023	**	4,554,814
SANTANDER DR AUTO .67% DUE 04-15-2024	**	100,328

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
SANTANDER DR AUTO .69% DUE 03-17-2025	**	521,289
SANTANDER DR AUTO 1.12% DUE 01-15-2026	**	2,419,133
SANTANDER DR AUTO 3.2% DUE 11-15-2023	**	5,840,069
SANTANDER DR AUTO 3.32% DUE 03-15-2024	**	643,355
SANTANDER DR AUTO 3.98% DUE 12-15-2025	**	3,673,040
SANTANDER DR AUTO FIXED 3.73% DUE 07-17-2023	**	63,893
SANTANDER DR AUTO RECEIVABLES SER 19-3 CL B 2.87% 09-15-2023 REG	**	1,772,805
SANTANDER DR AUTO RECEIVABLES TR SER 17-1 CL D 3.17% 04-17-2023	**	236,680
SANTANDER DR AUTO RECEIVABLES TR SER 19-2 CL B 3.18% 01-16-2024	**	2,574,896
SANTANDER DR AUTO RECEIVABLES TR SER 19-3 CL A3 2.16% 11-15-2022	**	264,228
SANTANDER DRIVE AUTO RECEIVABLES TR 2018SER 18-5 CL C 3.81% 12-16-2024	**	1,378,041
SANTANDER HLDGS 4.45% DUE 12-03-2021	**	3,629,640
SANTANDER HLDGS FIXED 3.5% DUE 06-07-2024	**	972,283
SANTANDER RETAIL 2.3% DUE 01-20-2023	**	1,884,286
SANTANDER UK GROUP 3.373% 01-05-2024	**	420,985
SANTANDER UK GROUP 3.373% 01-05-2024	**	6,156,904
SANTANDER UK GROUP 3.571% DUE 01-10-2023	**	3,338,530
SANTANDER UK GROUP FLTG RT 4.796% DUE 11-15-2024	**	778,648
SANTANDER UK GROUP HLDGS PLC 1.53% 08-21-2026	**	5,115,985
SANTANDER UK GROUP HLDGS PLC 3.125% 01-08-2021	**	4,460,964
SANTANDER UK PLC 144A FLTG 12/02/2027	**	829,102
SANTANDER UK PLC 2.1% DUE 01-13-2023	**	4,930,830
SANTANDER UK PLC 2.875% DUE 06-18-2024	**	1,327,944
SANTANDER UK PLC 3.4% DUE 06-01-2021	**	1,160,482
SANTANDER UK PLC 3.75% DUE 11-15-2021	**	7,691,843
SANWA HOLDINGS NPV	**	1,167,986
SANY HEAVY EQUIPME HKD0.1	**	89,130
SAO MARTINHO SA COM NPV	**	51,319
SAP SE	**	10,936,243
SAREPTA THERAPEUTICS INC COM	**	1,099,149
SASOL LTD NPV	**	327,589
SAUDI ARABIA (KINGDOM OF) 3.25% 26/10/26	**	221,910
SAUDI ARABIA 2.375% SNR MTN 26/10/21 USD	**	3,048,246
SAUDI ARABIA 3.625% SNR MTN 04/03/28 USD	**	1,346,902
SAUDI ARABIA 3.625% SNR MTN 04/03/28 USD	**	48,263,974
SAUDI ARABIA 4% SNR MTN 17/04/2025 USD	**	1,118,575
SAUDI ARABIA KINGDOM TRANCHE # TR 1 2.375% DUE 10-26-2021 REG	**	2,862,029
SAUDI ARABIAN OIL CO GLOBAL MEDIUM TRANCHE # TR 00775 1.25% 11-24-2023	**	202,574
SAUDI ARABIAN OIL CO GLOBAL MEDIUM TRANCHE # TR 00775 1.25% 11-24-2023	**	4,167,951
SAUDI ARABIAN OIL CO GLOBAL MEDIUM TRANCHE # TR 00776 1.625% 11-24-2025	**	2,254,396
SAUDI ARABIAN OIL SAR10	**	432,364
SAUDI BASIC IND SAR10	**	378,568
SAUDI CEMENT CO SAR10	**	79,835
SAUDI CERAMIC CO SAR10	**	401,002
SAUDI IND INV GRP SAR10	**	72,608
SAUDI INTL BD 2.9% 22/10/2025	**	971,303
SAUDI INTL BD 4.375% 4.375% 16/04/2029	**	475,854
SAUDI INTL BOND 3.25% 26/10/2026	**	221,910

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
SAUDI KAYAN PETROC SAR10	**	243,317
SAUDI MARKETING CO COM STK	**	88,192
SBA TOWER TR 2.328% DUE 07-15-2052	**	2,370,279
SBERBANK OF RUSSIA SPON ADR	**	1,123,474
SCANDI STANDARD AB NPV	**	450,069
SCANDINAVIAN TOBAC DKK1	**	903,339
SCANSOURCE INC COM	**	372,855
SCENTRE GROUP	**	179,028
SCENTRE GROUP TR 1 FIXED 3.5% DUE 02-12-2025	**	26,726
SCENTRE MGMT LTD 3.625% DUE 01-28-2026	**	1,122,987
SCHLUMBERGER FIN CDA LTD 1.4% DUE 09-17-2025/09-18-2020 REG	**	61,702
SCHLUMBERGER FIN CDA LTD 1.4% DUE 09-17-2025/09-18-2020 REG	**	1,038,649
SCHLUMBERGER INVT FIXED 2.65% DUE 06-26-2030	**	266,893
SCHLUMBERGER LTD COM COM	**	7,238,828
SCHNEIDER ELECTRIC EUR4.00	**	16,884,507
SCHNEIDER NATL INC WIS CL B CL B	**	161,605
SCHNITZER STL INDS INC CL A	**	546,267
SCHOLASTIC CORP COM	**	108,550
SCHOUW & CO DKK10	**	1,184,688
SCHWAB CHARLES .9% DUE 03-11-2026	**	607,679
SCHWAB CHARLES .9% DUE 03-11-2026	**	3,818,252
SCHWAB CHARLES 2.65% DUE 01-25-2023	**	1,405,677
SCHWAB CHARLES 2.65% DUE 01-25-2023	**	3,132,202
SCHWAB CHARLES 3.2% DUE 01-25-2028	**	368,043
SCHWAB CHARLES 3.2% DUE 03-02-2027	**	100,729
SCHWAB CHARLES 3.225% DUE 09-01-2022	**	36,693
SCHWAB CHARLES 3.85% DUE 05-21-2025	**	1,387,950
SCHWAB CHARLES CORP NEW DEP SHS REPSTG 1/100TH INT 4% 12-31-2250	**	410,475
SCHWEITZER-MAUDUIT INTL INC COM	**	767,327
SCIENCE APPLICATIONS INTL CORP NEW COM USD0.0001	**	930,879
SCIENTIFIC GAMES CORP	**	903,279
SCORPIO BULKERS	**	23,093
SCORPIO TANKERS INC COM USD0.01 (POST REV SPLIT)	**	102,713
SCOTTS MIRACLE-GRO CLASS'A'COM NPV	**	796,560
SCRIPPS E W CO OHIO CL A NEW COM STK	**	171,324
SCSK CORP NPV	**	171,743
SEABOARD CORP DEL COM	**	275,821
SEACOAST BKG CORP FLA COM NEW COM NEW	**	3,214,526
SEACOR HLDGS INC COM	**	113,905
SEACOR MARINE HLDGS INC COM	**	9,962
SEB SA EUR1.00	**	1,564,450
SECRETARIA TESOURO 0% T-BILL 01/04/21 BRL'LTN'	**	5,402,964
SECRETARIA TESOURO 0% T-BILL 01/10/21 BRL'LTN'	**	21,917,598
SECURE INCOME REIT ORD GBP0.1	**	670,456
SEIKITOKYU KOGYO NPV	**	554,152
SEINO HOLDINGS NPV	**	80,460
SEKISUI CHEMICAL CO LTD NPV	**	385,140
SEKISUI HOUSE NPV	**	837,435

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
SELECT BANCORP INC NEW COM	**	31,677
SELECT ENERGY SVCS INC CL A COM CL A COM	**	669,879
SELECT INCOME REIT 4.5% DUE 02-01-2025	**	423,807
SELECT INTERIOR CONCEPTS INC COM USD0.01CLASS A	**	19,677
SELECT MED HLDGS CORP COM	**	496,525
SELECTA BIOSCIENCES INC COM	**	84,513
SELECTIVE INS GROUP INC COM	**	3,897,365
SEMPRA ENERGY 3.55% DUE 06-15-2024	**	980,128
SEMPRA ENERGY 4.05 SNR NTS DUE 12-01-2023	**	165,416
SEMPRA ENERGY 6% DUE 10-15-2039	**	258,169
SEMPRA ENERGY NT FLTG RATE DUE 03-15-2021 REG	**	100,063
SEMTECH CORP COM	**	1,095,263
SENECA FOODS CORP NEW CL A	**	36,788
SENKO GROUP HOLDIN NPV	**	819,626
SENSATA TECHNOLOGIES B V HOLDING	**	770,215
SENSHUKAI CO NPV	**	47,538
SENSIENT TECHNOLOGIES CORP COM	**	2,495,639
SEOULINBIOSCIENCE KRW500	**	15,311
SEOWONINTECH CO KRW500	**	288,988
SERBIA (REPUBLIC) 3.125% 15/05/2027	**	1,929,147
SERITAGE GROWTH PPTYS CL A	**	42,895
SERVICE PPTYS TR COM SH BEN INT	**	173,798
SERVICENOW INC 1.4% DUE 09-01-2030	**	2,472,987
SERVICENOW INC COM USD0.001	**	39,461,978
SES FDR EACH REP 1 'A' NPV	**	642,141
SEVERSTAL PJSC GDR EACH REPR 1 ORD 'REGS'	**	289,354
SFL CORPORATION LTD COM USD	**	125,167
SG COML MTG SECS 3.055% DUE 10-10-2048	**	3,560,916
SG COML MTG SECS TR SER 2016-C5 CL A1 1.345% 10-10-2048	**	553,367
SGS SA CHF1 (REGD)	**	1,180,528
SHANDONG CHENMING 'H'CNY1	**	171,359
SHANGHAI PHARMACEUTICALS-H	**	465,946
SHANTA GOLD ORD GBP0.0001	**	340,371
SHELL INTL FIN B V .375% DUE 09-15-2023	**	1,941,257
SHELL INTL FIN B V 2.375% DUE 04-06-2025	**	1,169,025
SHELL INTL FIN B V 2.75% DUE 04-06-2030	**	1,880,768
SHELL INTL FIN B V 2.75% DUE 04-06-2030	**	2,079,908
SHELL INTL FIN B V 2.875% DUE 05-10-2026	**	190,225
SHELL INTL FIN B V 3.25% DUE 04-06-2050	**	680,355
SHELL INTL FIN B V 3.25% DUE 04-06-2050	**	1,338,031
SHELL INTL FIN B V 4% DUE 05-10-2046	**	211,582
SHELL INTL FIN B V 4.125% DUE 05-11-2035	**	196,416
SHENG SIONG GROUP NPV	**	423,116
SHERWIN-WILLIAMS 2.75% DUE 06-01-2022	**	201,211
SHERWIN-WILLIAMS 3.45% DUE 06-01-2027	**	61,006
SHERWIN-WILLIAMS CO COM	**	14,492,425
SHERWIN-WILLIAMS FIXED 4.2% DUE 01-15-2022	**	411,745
SHIMAMURA CO NPV	**	1,479,297

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
SHIMAO GROUP HOLDINGS LTD 00813	**	113,476
SHIMIZU CORP NPV	**	1,958,275
SHIN NIPPON BIOMED NPV	**	223,332
SHIN ZU SHING CO TWD10	**	28,377
SHIN-ETSU CHEMICAL NPV	**	3,344,038
SHINHAN BANK (NY BRANCH) 10-15-2021	**	3,457,131
SHINHAN BK NEW .47% DUE 11-03-2021	**	4,096,058
SHINHAN BK NEW YORK BRH INSTL CTF DEP PR 10-07-2020 .47% CD 10-07-2021	**	3,144,368
SHINNIHON CORP NPV	**	255,029
SHINNIHONSEIYAKU C NPV	**	110,432
SHINOKEN GROUP CO NPV	**	86,358
SHINSEI BANK NPV	**	2,956,271
SHINYOUNG SECUR KRW5000	**	49,399
SHIONOGI & CO LTD NPV	**	530,268
SHIRE ACQUISITIONS 2.4% DUE 09-23-2021	**	174,248
SHIRE ACQUISITIONS 2.4% DUE 09-23-2021	**	190,452
SHIRE ACQUISITIONS 2.875% DUE 09-23-2023	**	71,049
SHIRE ACQUISITIONS 2.875% DUE 09-23-2023	**	6,839,767
SHIRE ACQUISITIONS 3.2% DUE 09-23-2026	**	7,765,903
SHN INTL HLDGS HKD1	**	136,377
SHOE CARNIVAL INC COM	**	72,287
SHOPIFY INC CL A SHOPIFY INC	**	20,413,586
SHOPIFY INC COM NPV CL A	**	2,793,410
SHOPRITE HLDGS LTD ZAR0.01134	**	1,004,665
SHORE BANCSHARES INC COM	**	33,551
SHRIRAM TRANSPORT FIN MTN 5.95% DUE 10-24-2022	**	204,264
SHUTTERSTOCK INC COM	**	214,096
SHYFT GROUP INC COM	**	142,042
SIBANYE STILLWATER NPV	**	1,325,438
SIERRA BANCORP COM STK	**	90,633
SIERRA TIMESHARE 2020-2 RECEIVABLES VACATION TIMESHARE LN 2.32% 07-20-2037	**	1,280,713
SIFCO INDS INC COM STK	**	4,301
SIGILON THERAPEUTICS INC COM	**	228,335
SIGNATURE BK NY N Y COM	**	3,288,088
SIGNET JEWELERS LTD ORD USD0.18	**	882,730
SIGNIFY NV EUR0.01	**	1,361,173
SIKA AG -ORDSHR VOTING BO	**	4,371,697
SILERGY CORP TWD10	**	979,719
SILGAN HLDGS INC COM	**	2,871,438
SILICON LABORATORIES INC COM	**	1,708,648
SILICON WORKS KRW500	**	473,126
SILK RD MED INC COM	**	1,410,752
SILLAJEN INC. KRW500	**	141,484
SILVER BULLION BAR\ .9999-1 OZ\	**	6,306,079
SILVERBOW RESOURCES INC COM USD0.01	**	11,236
SILVERCORP METALS INC COM SILVERCORP METALS INC	**	68,238
SIME DARBY BHD NPV	**	459,951
SIMMONS 1ST NATL CORP CL A $0.01 PAR CL A $0.01 PAR	**	348,700

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
SIMON PPTY GROUP L FIXED 2.45% 09-13-2029	**	1,706,940
SIMON PPTY GROUP L FIXED 3.25% 09-13-2049	**	204,833
SIMPLO TECHNOLOGY TWD10	**	485,707
SIMPLY GOOD FOODS CO COM	**	1,421,925
SIMPSON MFG INC COM	**	2,789,296
SIMULATIONS PLUS INC COM	**	3,814,565
SINGAPORE EXCHANGE NPV	**	93,604
SINGAPORE GOVERNMENT 2.125% 01/06/2026	**	573,612
SINO-AMERICAN SILI TWD10	**	703,788
SINOFERT HOLDINGS HKD0.1	**	39,271
SINOPAC FIN HLDGS TWD10	**	95,170
SINOPEC ENGINEERIN 'H' CNY1	**	260,911
SINOPHARM GROUP CO. LTD. 'H'SHS CNY1	**	548,846
SINOTRANS LIMITED 'H'CNY1	**	129,439
SINOTRUK (HK) LTD NPV	**	1,136,887
SITE CENTERS CORP	**	136,438
SITEONE LANDSCAPE SUPPLY INC COM	**	3,239,225
SITRONIX TECHNOLOG TWD10	**	29,016
SJM HOLDINGS LTD. NPV	**	375,242
SK CHEMICALS PFD KRW5000	**	360,718
SK HYNIX INC	**	777,379
SKANDINAVISKA 2.8% DUE 03-11-2022	**	926,568
SKANSKA AB SER'B'NPV	**	393,050
SKF AB SER'B'NPV	**	1,064,365
SKY PERFECT JSAT HOLDINGS INC NPV	**	983,344
SKYLINE CHAMPION CORPORATION COM USD0.0277	**	5,477,401
SKYWEST INC COM	**	1,047,415
SL GREEN OPER 3.25% DUE 10-15-2022	**	206,513
SLC AGRICOLA SA COM NPV	**	325,195
SLC STUD LN TR FLTG RT .3765% DUE 09-15-2039	**	2,267,392
SLC STUDENT LN TR 2010-1 NT CL IA-1 FLTGRATE 11-25-2042 REG	**	1,245,651
SLM PRIVATE CR STUDENT LOAN TRUST 2004-A06-15-2033 REG	**	4,200,680
SLM STUDENT LN 3-7 3.8%-FRN A/BKD 15/12/33 EUR	**	334,602
SLM STUDENT LN TR 2005-4 CL A-3 VAR RT DUE 01-25-2027	**	577,374
SLM STUDENT LN TR 2008 9 STUDENT LOAN BKD NTS CL A FLTG 04-25-2023 REG	**	4,897,345
SM ENERGY CO COM	**	406,441
SM PRIME HLDGS PHP1	**	282,240
SMALL BUSINESS 5.67999982834% DUE 06-01-2028	**	86,266
SMALL BUSINESS ADMINISTRATION SER 2019-10A CL 1 3.113% 03-10-2029	**	1,606,367
SMART GLOBAL HOLDINGS INC COMN STOCK	**	322,790
SMARTFINANCIAL INC COM NEW COM NEW	**	35,119
SMARTGROUP CORPORATION LIMITED NPV	**	178,868
SMARTSHEET INC CL A CL A	**	1,905,475
SMBC AVIATION CAP 4.125% DUE 07-15-2023	**	1,387,927
SMBC AVIATION CAP 4.125% DUE 07-15-2023	**	1,782,953
SMC CORP NPV	**	1,710,189
SMITH & WESSON BRANDS INC	**	500,745
SMITHS GROUP ORD GBP0.375	**	2,998,515

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
SMUCKER J M CO COM NEW	**	3,227,436
SNAP-ON INC COM	**	950,854
SNOWFLAKE INC CL A CL A	**	5,841,583
SOCIETE GENERALE 2.625% DUE 01-22-2025	**	529,545
SOCIETE GENERALE 2.625% DUE 01-22-2025	**	5,163,061
SOCIETE GENERALE 3.25% DUE 01-12-2022	**	2,172,872
SOCIETE GENERALE 4/A2 DISC COML PAPER YRS 1&2 01-21-2021	**	9,567,285
SOCIETE GENERALE EUR1.25	**	313,908
SOCIETE GENERALE MEDIUM TERM NTS BOOK EN 2.625% 09-16-2020	**	824,990
SOCIETE GENERALE NY DTD 09-18-2020 .32% CTF OF DEP DUE 09-17-2021	**	3,990,315
SODEXHO EUR4	**	195,839
SOFI PROFESSIONAL LN PROGRAM 2020-C POSTGRADUATE LN AST BKD NT 1.95% 02-15-2046	**	1,694,942
SOJITZ CORPORATION	**	65,109
SOLAREDGE TECHNOLOGIES INC COM	**	1,021,184
SOLARIS OILFIELD INFRASTRUCTURE INC CL ACL A	**	33,065
SOLVAY SA NPV	**	969,847
SOMBOON ADVANCE TE THB1(NVDR)	**	53,792
SONAE SGPS SA EUR1	**	1,174,026
SONIC AUTOMOTIVE INC CL A	**	188,453
SONIC HEALTHCARE NPV	**	518,303
SONOCO PROD CO COM	**	303,005
SONOS INC COM	**	1,527,297
SONY CORP NPV	**	2,061,345
SOUND POINT CLO LTD 0.0% 20/10/2028 0% 10-20-2028	**	500,000
SOUND PT CLO XXVII LTD / SOUND PT 1.94001% 10-25-2031	**	2,930,449
SOUTH AFRICA REP NT 5.375% DUE 07-24-2044 REG	**	195,900
SOUTH ST CORP COM	**	2,062,936
SOUTH32 LTD NPV	**	3,663,775
SOUTHERN CAL EDISON 2.4% 02-01-2022	**	2,282,829
SOUTHERN CALIF EDISON CO 3.5 DUE 10-01-2023	**	960,218
SOUTHERN CO 2.35% DUE 07-01-2021	**	4,072,223
SOUTHERN CO COM STK	**	27,986,648
SOUTHERN COPPER CORP DEL RT 3.875% DUE 04-23-2025	**	2,729,281
SOUTHERN FIRST BANCSHARES COM	**	36,234
SOUTHERN MO BANCORP INC COM	**	47,486
SOUTHERN NATL BANCORP VA INC COM	**	52,654
SOUTHERN PWR CO 5.15% DUE 09-15-2041	**	73,919
SOUTHN CAL EDISON 1.2% DUE 02-01-2026	**	303,567
SOUTHN CAL EDISON 1.2% DUE 02-01-2026	**	1,720,215
SOUTHN CAL EDISON 3.4% DUE 06-01-2023	**	1,061,365
SOUTHN CAL EDISON 3.65% DUE 03-01-2028	**	392,840
SOUTHN CAL EDISON 3.7% DUE 08-01-2025	**	1,458,413
SOUTHN CAL EDISON 4% DUE 04-01-2047	**	111,587
SOUTHN CAL EDISON CO 5.55 DUE 01-15-2036BEO	**	210,116
SOUTHN CO GAS CAP 2.45% DUE 10-01-2023	**	1,812,733
SOUTHN COPPER CORP 5.25% DUE 11-08-2042	**	3,874,229
SOUTHN COPPER CORP DEL COM	**	185,787
SOUTHN NAT GAS CO 8% DUE 03-01-2032	**	118,556

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
SOUTHSIDE BANCSHARES INC CMT-COM CMT-COM	**	151,613
SOUTHWEST AIRLS CO 5.25% DUE 05-04-2025	**	3,845,094
SOUTHWESTERN ENERGY CO COM	**	312,876
SOUTHWESTERN PUBLIC SERVICE CO 3.75% 06-15-2049	**	304,632
SOUTHWESTN ELEC 3.9% DUE 04-01-2045	**	112,434
SP PLUS CORP COM	**	82,944
SPAIN(KINGDOM OF) 1% SNR 31/10/2050 EUR1000	**	253,524
SPAIN(KINGDOM OF) 1.4% BDS 30/07/2028 EUR1000	**	685,810
SPAIN(KINGDOM OF) 1.45% SNR 30/04/29 EUR1000	**	829,837
SPAIN(KINGDOM OF) 1.85% SNR 30/07/35 EUR1000	**	1,037,995
SPAREBANK 1 NORD-NORGE GRUNNFONDSBEVIS NOK50	**	271,745
SPARTANNASH CO COM NPV	**	405,670
SPCG PUBLIC CO LTD THB1(NVDR)	**	55,869
SPCL1 GEN ELEC CAP CORP 5.875% DUE 01-14-2038	**	325,281
SPECTRA ENERGY 3.5% DUE 03-15-2025	**	147,759
SPECTRUM BRANDS HLDGS INC COM USD0.01	**	1,782,184
SPIRIT AEROSYSTEMS 4.6% DUE 06-15-2028	**	1,582,000
SPIRIT AEROSYSTEMS FIXED 3.95% DUE 06-15-2023	**	392,000
SPIRIT AEROSYSTEMS INC SR NT FLTG RATE DUE 06-15-2021/05-31-2019 REG	**	98,736
SPIRIT AIRLS CL AA PASS THRU CTFS 3.375%08-15-2031	**	51,088
SPIRIT AIRLS INC COM	**	263,106
SPIRIT REALTY CAPITAL INC COM USD0.01(POST REV SPLIT)	**	1,769,609
SPIRIT RLTY L P 3.2% DUE 02-15-2031	**	531,328
SPLUNK INC COMSTK COM USD0.001	**	11,905,891
SPOK HLDGS INC COM	**	25,098
SPORTSMANS WHSE HLDGS INC COM	**	42,120
SPOTIFY TECHNOLOGY S A COM EUR0.025	**	11,304,161
SPRINT SPECTRUM CO 3.36% DUE 09-20-2021	**	94,631
SPRINT SPECTRUM CO 3.36% DUE 09-20-2021	**	2,339,285
SPROUT SOCIAL INC COM CL A COM CL A	**	1,166,083
SPX FLOW INC COM	**	382,130
SQUARE ENIX HOLDINGS CO LTD NPV	**	260,959
SQUARE INC CL A CL A	**	14,385,569
SRA HOLDINGS INC NPV	**	223,811
SRI TRANG AGRO IND THB1(NVDR)	**	163,109
ST AUTO FINL CORP COM	**	105,890
ST JOE CO COM	**	146,070
STAAR SURGICAL CO COM NEW PAR $0.01	**	2,669,872
STAG INDL INC COM	**	355,263
STANDARD MTR PRODS INC COM	**	125,952
STANDEX INTL CORP COM	**	139,536
STANLEY BLACK & DECKER INC COM	**	14,234,803
STARBUCKS CORP 3.8% DUE 08-15-2025	**	341,409
STARBUCKS CORP COM	**	19,914,113
STARBUCKS CORP FIXED 2.55% DUE 11-15-2030	**	2,054,840
STARRETT L S CO CL A	**	3,033
STARTS PROCEED INV REIT	**	46,856
STARWOOD MTG 1.486% DUE 04-25-2065	**	446,221

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
STARWOOD MTG RESDNTL TR 2020-INV1 MTG PASS THRU CTF CL A-1 1.027% 11-25-2055	**	3,681,342
STATE BK OF INDIA COMSTK	**	313,420
STATE OF ISRAEL BD 4.125% DUE 01-17-2048REG	**	386,515
STATE OF QATAR 4.5% 20 JAN 2022	**	5,531,027
STATE STR CORP 2.354% DUE 11-01-2025	**	2,433,414
STATE STR CORP 2.901% DUE 03-30-2026 BEO	**	2,913,931
STATE STR CORP 3.152% 03-30-2031	**	854,753
STATE STR CORP COM	**	18,450,894
STATOIL ASA 3.15 DUE 01-23-2022	**	593,190
STD CHARTERED PLC FLTG RT 4.247% DUE 01-20-2023	**	1,762,896
STD CHARTERED PLC FLTG RT 4.247% DUE 01-20-2023	**	518,499
STEEL DYNAMICS INC 1.65% DUE 10-15-2027	**	133,982
STEEL DYNAMICS INC 2.8% DUE 12-15-2024	**	69,881
STEEL DYNAMICS INC 3.25% DUE 10-15-2050	**	203,663
STEEL DYNAMICS INC 3.45% DUE 04-15-2030 BEO	**	113,199
STEEL DYNAMICS INC COM	**	1,167,525
STEELCASE INC CL A COM	**	728,895
STEPAN CO COM	**	1,249,519
STEPSTONE GROUP INC CL A CL A	**	425,422
STERLING BANCORP DEL COM	**	1,238,732
STERLING BANCORP INC COM	**	11,468
STERLING CONSTR INC COM	**	334,552
STEWART INFORMATION SVCS CORP COM	**	908,684
STICHTING AK RABOBANK CERTIFICATEN 6.5% 31/12/2049	**	682,989
STIFEL FINL CORP COM	**	588,490
STMICROELECTRONICS EUR1.04	**	2,471,826
STONECO LTD COM CLASS A	**	586,517
STONERIDGE INC COM	**	114,602
STONEX GROUP INC COM	**	169,473
STORA ENSO OYJ SER'R'NPV	**	370,113
STORE CAP CORP 2.75% DUE 11-18-2030	**	2,644,147
STORE CAPITAL CORPORATION COM USD0.01	**	654,693
STRATASYS INC SHS	**	116,488
STRATTEC SEC CORP COM	**	30,850
STRATUS PPTYS INC COM NEW COM NEW	**	15,861
STRIDE INC COM USD	**	133,558
STRIDES PHARMA SCIENCE LIMITED	**	788,643
STRIKE COMPANY LTD NPV	**	54,570
STRONGBRIDGE BIOPHARMA PLC COM USD0.01	**	46,795
STRUCTURED ASSET INVT LN TR 2003-BC2 MTGPASSTHRU CTF CL A2 VAR 04-25-2033 REG	**	155,351
STRUCTURED ASSET INVT LN TR 2004-2 MTG PASSTHRU CTF CL A4 03-25-2034 REG	**	332,535
STRYKER CORP .6% DUE 12-01-2023	**	2,618,131
SUBARU CORPORATION NPV	**	1,725,401
SUBSEA 7 SA USD2	**	60,927
SUMCO CORPORATION NPV	**	2,720,579
SUMITOMO ELECTRIC NPV	**	680,594
SUMITOMO FORESTRY NPV	**	392,301
SUMITOMO MITSUI 1.474% DUE 07-08-2025	**	1,638,624

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
SUMITOMO MITSUI 2.632% DUE 07-14-2026	**	163,039
SUMITOMO MITSUI 2.84% BNDS 01-11-2022	**	153,761
SUMITOMO MITSUI 2.84% BNDS 01-11-2022	**	1,845,128
SUMITOMO MITSUI 2.934% DUE 03-09-2021	**	5,453,998
SUMITOMO MITSUI BANKING 3.4 07-11-2024	**	6,446,528
SUMITOMO MITSUI BKG CORP NY CTF OF DEP 02-20-2020 FLTG RT DUE 11-22-2021	**	7,287,312
SUMITOMO MITSUI FG 3.748% 19 JUL 2023	**	1,104,039
SUMITOMO MITSUI FINANCIAL GROUP INC SR NT FLTG DUE 01-17-2023 REG	**	4,747,151
SUMITOMO MITSUI FINL GROUP INC 2.348% DUE 01-15-2025 REG	**	5,554,862
SUMITOMO MITSUI FINL GROUP INC 2.784% BNDS 07-12-2022	**	518,364
SUMITOMO MITSUI FINL GROUP INC 3.936% 10-16-2023	**	383,474
SUMITOMO MITSUI FINL GROUP INC FIXED 3.04% 07-16-2029	**	665,111
SUMITOMO MITSUI FINL GROUP INC SUMIBK 2.696% 07-16-2024 BEO	**	3,414,337
SUMITOMO MITSUI FINL GRP 2.778% DUE 10-18-2022	**	3,230,715
SUMITOMO MITSUI FIXED 2.058% DUE 07-14-2021	**	3,194,118
SUMITOMO MITSUI TRUST HOLDINGS INC	**	111,638
SUMITOMO REALTY & DEVELOPMENT NPV	**	185,409
SUMITOMO SEIKA NPV	**	103,575
SUMMIT FINL GROUP INC COM	**	44,337
SUMMIT HOTEL PROPERTIES INC COM	**	91,091
SUMMIT MATLS INC CL A CL A	**	1,069,340
SUN HUNG KAI CO NPV	**	85,440
SUN PHARMACEUTICAL EQ-INR 1	**	426,744
SUN RACE STURMEY TWD10	**	19,648
SUNAC CHINA HLDGS 7.875% GTD 15/02/2022 USD	**	205,340
SUNAC CHINA HLDGS HKD0.10	**	251,413
SUNCOKE ENERGY INC COM USD0.01	**	221,546
SUNCOR ENERGY INC 3.6% DUE 12-01-2024	**	275,796
SUNCOR ENERGY INC 4% DUE 11-15-2047	**	447,785
SUNCOR ENERGY INC COM NPV 'NEW'	**	3,262,360
SUNCORP GROUP LTD NPV	**	305,338
SUNGWOO HITECH KRW500	**	474,834
SUNMAX BIOTECHNOLO TWD10	**	5,745
SUNNOVA ENERGY INTL INC COM	**	2,284,345
SUNNY OPTICAL TECH HKD0.10	**	1,199,059
SUNOCO LOGISTICS 3.9% DUE 07-15-2026	**	4,383,069
SUNOCO LOGISTICS 4.4% DUE 04-01-2021	**	30,188
SUNOCO LOGISTICS 4.65% DUE 02-15-2022	**	83,428
SUNOCO LOGISTICS PARTNER 4.0% 10-01-2027	**	2,778,228
SUNPLUS TECHNOLOGY TWD10	**	43,442
SUNSTONE HOTEL INVS INC NEW COM	**	236,525
SUNTRUST BK ATL 05-17-2019 FIXED 2.8% 05-17-2022	**	1,032,873
SUNTRUST BK ATL GA FIXED 3.2% 04-01-2024 REG	**	466,749
SUNTRUST BK ATLANTA GA MEDIUM TERM SR VAR RT 08-02-2022 REG	**	2,087,209
SUNTRUST BKS INC 2.7% DUE 01-27-2022	**	2,917,258
SUNTRUST BKS INC 2.9% DUE 03-03-2021	**	499,976
SUPER GROUP EQUITY	**	2,753
SUPER MICRO COMPUTER INC COM USD0.001	**	587,230

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
SUPERIOR GROUP OF COS INC	**	37,370
SUPERMAX CORP NPV	**	262,469
SUPERNUS PHARMACEUTICALS INC COM STK	**	807,334
SURGALIGN HLDGS INC COM	**	24,913
SURGERY PARTNERS INC COM	**	110,731
SURGUTNEFTEGAS PJS ADR-REPR 10 ORD RUB1	**	103,664
SURMODICS INC COM	**	286,057
SUTRO BIOPHARMA INC COM	**	103,991
SUTTER HEALTH 3.361% DUE 08-15-2050	**	8,926,004
SUVEN LIFE SCIENCE INR1	**	25,118
SUZANO AUSTRIA FIXED 6% DUE 01-15-2029	**	5,663,822
SUZUKEN CO LTD NPV	**	781,374
SVENSKA 3.35% DUE 05-24-2021	**	3,872,100
SVENSKA HANDELSBANKEN SER'A'NPV (P/S)	**	4,146,658
SVMK INC COM	**	2,328,295
SWANCOR HOLDING CO TWD10	**	16,362
SWATCH GROUP CHF2.25(BR)	**	1,360,462
SWEDBANK AB MEDIUM 1.3% DUE 06-02-2023	**	1,243,558
SWEDISH EXPT CR CORP FLTG 05-25-2023	**	2,588,829
SWEDISH MATCH NPV	**	444,376
SWIRE PACIFIC 'A' NPV	**	403,062
SWISS INSD BRAZIL 9.85% 16/07/2032 DUAL CURR	**	1,047,456
SWISS LIFE HOLDINGS AG	**	182,756
SWISSQUOTE GP HLDG CHF0.20 (REGD)(POST SUBD)	**	199,398
SYKES ENTERPRISES INC COM	**	243,612
SYN_SWAP 0.0 11 MAR 2021 KMH1 INDEX KM2H21_SW	**	495,029
SYN_SWAP 0.0 11 MAR 2021 KMH1 INDEX KM2H21_SW	**	312,520
SYN_SWAP 0.0 17 FEB 2021 BZG1 INDEX BZG21_SW	**	42,161
SYN_SWAP 0.0 18 MAR 2021 DVH1 INDEX DTOPH21_SW	**	336
SYN_SWAP 0.0 20 JAN 2021 FTF1 INDEX TXF21_SW	**	276,787
SYN_SWAP 0.0 20 JAN 2021 FTF1 INDEX TXF21_SW	**	256,483
SYN_SWAP 0.0 26 FEB 2021 A5G1 INDEX A52G21_SW	**	6,981
SYN_SWAP 0.0 26 FEB 2021 A5G1 INDEX A52G21_SW	**	23,917
SYN_SWAP 0.0 28 JAN 2021 HIF1 INDEX HSIF21_SW	**	187,453
SYN_SWAP 0.0 28 JAN 2021 HIF1 INDEX HSIF21_SW	**	245,901
SYNALLOY CORP COM	**	11,154
SYNAPTICS INC COM	**	2,795,600
SYNCHRONOSS TECHNOLOGIES INC COM STK	**	158,230
SYNCHRONY CARD 2.95% DUE 03-15-2025	**	1,401,633
SYNCHRONY CARD ISSUANCE TR SER 18-1A CL A1 3.38% 09-16-2024 BEO	**	1,405,105
SYNCHRONY FINL 2.85% DUE 07-25-2022	**	1,626,422
SYNCHRONY FINL 4.5% DUE 07-23-2025	**	1,799,947
SYNDAX PHARMACEUTICALS INC COM	**	89,560
SYNEOS HEALTH INC COM	**	905,584
SYNGENE INTERNATIONAL LTD INR10 COMM	**	103,326
SYNGENTA FIN N V 4.441% DUE 04-24-2023	**	2,098,865
SYNLOGIC INC COM USD0.001	**	12,999
SYNNEX CORP COM STK	**	1,602,495

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
SYNNEX TECH INTL TWD10	**	122,350
SYNOVUS FINL CORP COM NEW COM NEW	**	1,604,678
SYROS PHARMACEUTICALS INC COM	**	52,362
SYSCO CORP 3.25% DUE 07-15-2027	**	66,773
SYSCO CORP 5.65% DUE 04-01-2025	**	1,545,702
T ROWE PRICE GROUP INC	**	7,531,955
T SISE VE CAM FABR TRY1	**	771,825
TABULA RASA HEALTHCARE INC COM	**	1,525,447
TAIFLEX SCIENTIFIC TWD10	**	244,393
TAIHEIYO CEMENT NPV	**	1,660,634
TAISEI CORP NPV	**	1,996,941
TAISHIN FINANCIAL TWD10	**	72,188
TAIWAN NAVIGATION TWD10	**	177,647
TAKEDA 144A 1.125% 21/11/2022	**	250,542
TAKEDA FIXED 4.4% DUE 11-26-2023	**	6,057,344
TAKEDA FIXED 5% DUE 11-26-2028	**	621,250
TAKEDA PHARMACEUTICAL CO LTD 2.05% DUE 03-31-2030 BEO	**	818,873
TAKEDA PHARMACEUTICAL CO LTD 4.0% DUE 11-26-2021	**	5,687,724
TAKEDA PHARMACEUTICAL CO LTD 4.0% DUE 11-26-2021	**	4,197,967
TAKEDA PHARMACEUTICAL CO LTD SR NT 3.175% 07-09-2050	**	399,853
TAKKT AG NPV	**	280,311
TAKTAKEDA PHARMACEUTICAL CO LTD CORP 1.0% 07-09-2029	**	641,489
TALOS ENERGY INC COM STK	**	70,815
TANDEM DIABETES CARE INC COM NEW COM USD0.001(POST REV SPLT)	**	2,034,827
TANGER FACTORY OUTLET CTRS INC COM	**	51,633
TANSEISHA CO LTD NPV	**	976,914
TAPESTRY INC COM USD0.01	**	298,182
TARGA RES CORP COM	**	2,387,944
TARGET CORP 2.25% DUE 04-15-2025	**	7,113,196
TARO PHARMACEUTICAL INDUSTRIES ORD ILS1	**	40,234
TATA COMMUNICATIONS LIMITED INR10	**	99,039
TATA CONSULTANCY S INR1	**	6,035,051
TATA STEEL BSL LTD INR2	**	110,353
TATE & LYLE ORD GBP0.25	**	323,876
TAYLOR MORRISON HOME CORP COM USD0.00001	**	505,587
TC PIPELINES LP 3.9% DUE 05-25-2027	**	123,721
TC PIPELINES LP 4.375% DUE 03-13-2025	**	676,712
TCF FINL CORP NEW COM	**	735,958
TCL ELECTRONICS HOLDINGS LTD	**	257,068
TCR2 THERAPEUTICS INC COM	**	386,501
TD AMERITRADE HLDG 2.75% DUE 10-01-2029	**	192,084
TE CONNECTIVITY LTD	**	15,496,960
TEACHERS INS & 3.3% DUE 05-15-2050	**	5,448,616
TEACHERS INS & 4.27% DUE 05-15-2047	**	187,569
TEAM INC COM STK	**	72,202
TEAM17 GROUP PLC ORD GBP0	**	1,046,370
TECAN GROUP AG CHF0.10 (REGD)	**	1,587,981
TECH MAHINDRA	**	252,485

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
TECHNI CN COM USD1	**	481,665
TECK RESOURCES LTD CLASS'B'SUB-VTG COM NPV	**	446,098
TECNOGLASS INC COMMON STOCK	**	9,329
TEEKAY CORP COM	**	602
TEEKAY TANKERS LTD COM USD0.01 (POST REVSPLIT)	**	49,666
TEGMA GESTAO LOGIS COM NPV	**	250,091
TEGNA INC COM	**	351,317
TEIJIN LTD NPV	**	478,985
TEJON RANCH CO COM	**	76,180
TEL AVIV STK COM	**	47,440
TELADOC HEALTH INC	**	13,508,698
TELECOM ITALIA SPA NPV	**	1,431,976
TELEFONICA BRASIL COM NPV	**	49,518
TELEFONICA EMISIONES S A U 5.462 DUE 02-16-2021 REG	**	276,540
TELEFONICA FIXED 4.103% DUE 03-08-2027	**	254,680
TELEKOM MALAYSIA NPV	**	64,261
TELENET GRP HLDG NPV	**	417,026
TELEPHONE & DATA SYS INC COM STK	**	303,954
TELIT SHS	**	33,456
TELKOM INDONESIA (PERSERO) TBK IDR50	**	855,134
TELKOM SA SOC LTD ZAR10	**	16,944
TEMPUR SEALY INTL INC COM	**	482,247
TENAGA NASIONL BHD MYR1	**	162,129
TENCENT HLDGS LIMITED COMMON STOCK	**	27,102,017
TENCENT HLDGS LTD 3.595% DUE 01-19-2028	**	3,168,283
TENCENT HLDGS LTD 3.8% DUE 02-11-2025	**	1,167,293
TENMA CORPORATION NPV	**	39,607
TENNECO INC	**	387,822
TENNESSEE VALLEY A 0% DUE 04-01-2026 REG	**	1,504,463
TENNESSEE VALLEY AUTH FED 0% CPN IO STRIPS DUE 09-15-2026	**	1,667,050
TENNESSEE VALLEY AUTH FED BOOK ENTRY CPNGENERIC INT PMT 04-01-2028	**	2,690,763
TENNESSEE VY AUTH GLOBAL POWER BD SER A 4.625% DUE 09-15-2060 REG	**	70,962
TENNESSEE VY AUTH GLOBAL PWR BD SER A 4.25% DUE 09-15-2065 REG	**	108,632
TENNESSEE VY AUTH TENN VALLEY AUTH 4.875% DUE 01-15-2048 REG	**	466,391
TERADATA CORP DEL COM STK	**	1,121,657
TERADYNE INC COM	**	2,841,992
TEREX CORP NEW COM	**	2,162,552
TERMINIX GLOBAL HLDGS INC COM USD0.01	**	1,638,594
TERRENO RLTY CORP	**	2,764,305
TERRITORIAL BANCORP INC COM STK	**	41,500
TERUMO CORP NPV	**	7,960,005
TERWIN MTG TR 2003-6HE ASSET BKD CTF CL A-1 FLTG 11-25-2033 REG	**	32,185
TESCO 6.125% SNR 24/02/2022 GBP	**	72,725
TESCO ORD GBP0.05	**	5,634,697
TESCO PROP FIN 6 PLC 5.4111% BDS 13/07/2044 GBP100000	**	348,856
TESCO PROPERTY FIN 4 PLC 5.8006% 13/10/2040	**	367,215
TESLA AUTO LEASE 1.68% DUE 02-20-2024	**	177,478
TESLA AUTO LEASE 2.16% DUE 10-20-2022	**	550,697

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
TESLA INC COM USD0.001	**	71,471,603
TESSCO TECHNOLOGIES INC COM	**	11,575
TESSENDERLO GROUP NPV	**	1,479
TEVA 2.95% DUE 12-18-2022	**	438,900
TEVA PHARM FINANCE 3.25% SNR 15/04/22 EUR1000	**	1,617,457
TEXAS HEALTH RES FIXED 2.328% DUE 11-15-2050	**	408,035
TEXAS INSTRS INC 1.75% DUE 05-04-2030	**	622,247
TEXAS INSTRS INC 2.25% DUE 09-04-2029	**	377,140
TEXAS INSTRS INC 2.75% DUE 03-12-2021	**	150,355
TEXAS INSTRS INC 2.75% DUE 03-12-2021	**	1,562,640
TEXAS INSTRS INC 2.75% DUE 03-12-2021	**	1,884,452
TEXAS INSTRS INC 3.875% 03-15-2039	**	436,419
TEXAS INSTRUMENTS INC COM	**	36,816,329
TEXAS ROADHOUSE INC COMMON STOCK	**	5,223,276
TEXTAINER GROUP HLDGS LTD COM STK	**	829,957
TEXTRON INC 3.9% 09-17-2029	**	1,750,336
TEXTRON INC COM	**	1,624,178
TEXTRON INC FIXED 2.45% DUE 03-15-2031	**	2,573,860
TFI INTERNATIONAL COM NPV	**	370,342
TG THERAPEUTICS INC COM	**	563,897
T-GAIA CORP NPV	**	791,996
THAI UNION GROUP THB0.25(NVDR)	**	834,715
THALES SA EUR3	**	692,401
THE ODP CORP COM	**	849,466
THE TRADE DESK INC COM CL A COM CL A	**	15,302,304
THERAPEUTICS ACQUISITION CORP COM	**	76,432
THERAVANCE BIOPHARMA INC COM	**	379,994
THERMALTAKE TECHNO TWD10	**	8,759
THERMO FISHER 2.95% DUE 09-19-2026	**	199,544
THERMO FISHER 3% DUE 04-15-2023	**	6,921,229
THERMO FISHER CORP	**	22,776,176
THERMON GROUP HLDGS INC	**	80,776
THIRD POINT REINSURANCE LTD COM USD0.10	**	159,155
THOMSON-REUTERS COM NPV	**	1,083,914
THOR INDS INC COM STK	**	1,660,708
TIANNENG POWER INT HKD0.10	**	290,373
TIDEWATER INC NEW COM	**	61,301
TILLYS INC CL A	**	112,877
TIMAH IDR50	**	10,740
TIMBERLAND BANCORP INC COM	**	33,285
TIME WARNER CABLE 6.75% DUE 06-15-2039	**	455,426
TIMES NEIGHBORHOOD HKD0.1	**	18,738
TIMKEN CO COM	**	760,526
TIMKENSTEEL CORP COM NPV 'WI'	**	101,675
TINEXTA SPA NPV	**	1,566
TIPTREE INC COM TIPTREE INC	**	33,328
TISCO FINL GROUP NVDR	**	27,593
TITAN INTL INC ILL COM	**	46,875

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
TITAN MACHY INC COM	**	66,275
TJX COS INC COM NEW	**	10,754,446
TJX COS INC NEW FIXED 3.5% DUE 04-15-2025	**	703,390
TJX COS INC NEW FIXED 3.75% DUE 04-15-2027	**	219,727
T-MOBILE USA INC 1.5% DUE 02-15-2026	**	5,293,408
T-MOBILE USA INC 2.05% DUE 02-15-2028	**	234,036
T-MOBILE USA INC 2.05% DUE 02-15-2028	**	1,685,059
T-MOBILE USA INC 3% DUE 02-15-2041	**	471,708
T-MOBILE USA INC 3.75% DUE 04-15-2027	**	1,935,960
T-MOBILE USA INC 3.75% DUE 04-15-2027	**	216,372
TN VY AUTH FED BOOK ENTRY CPNSTRIPS GENERIC INT PMT 09-15-2028 (UNDDATE) REG	**	680,045
TN VY AUTH FED BOOK ENTRY PRIN STRIPS GENERIC PRIN PMT 06-15-2035 (UNDDATE)	**	331,057
TN VY AUTH FED ZERO CPN 0% DUE 03-15-2026	**	1,957,162
TOFAS OTOMOBIL FAB TRY1 (E SHARES)	**	49,104
TOHOKU ELEC POWER NPV	**	261,913
TOKAI CARBON KOREA KRW500	**	61,752
TOKAI TOKYO FINANCIAL HOLDINGS INC	**	1,101,582
TOKUYAMA CORP NPV	**	949,702
TOKYO ELEC POWER H NPV	**	198,751
TOKYO ELECTRON NPV	**	1,678,599
TOKYO METROPOLIS JAPAN BD 144A 2.5% DUE 06-08-2022 BEO	**	3,701,088
TOKYO(METROPOLIS) 2% SNR 17/05/2021 USD200000	**	301,855
TOKYOTOKEIBA CO NPV	**	930,908
TOKYU FUDOSAN HOLDINGS CORPORATION NPV	**	40,088
TOLL BROS INC COM	**	1,326,487
TOMY COMPANY LTD NPV	**	260,634
TOOTSIE ROLL INDS INC COM	**	31,957
TOPBUILD CORP COM	**	9,095,209
TOPCO SCIENTIFIC C TWD10	**	144,575
TOPICUS COM INC SUB VTG SHS	**	11,661
TOPKEY CORPORATION SHS	**	116,830
TOPSPORTS INTL COM	**	394,580
TOREX GOLD RES INC COM NPV (POST REV SPLT)	**	876,582
TORISHIMA PUMP MFG NPV	**	20,117
TORO CO COM	**	1,043,240
TORONTO DOMINION 1.8% DUE 07-13-2021	**	147,827
TORONTO DOMINION BANK MTN FLTG 01-27-2023	**	2,141,801
TORONTO DOMINION BK 0.45% 09-11-2023	**	3,288,420
TORONTO DOMINION BK FIXED 3.25% 03-11-2024 REG	**	271,502
TORONTO DOMINION BK SR MEDIUM TERM BK NT .75% DUE 06-12-2023	**	7,869,994
TORONTO DOMINION BK SR MEDIUM TERM BK NT .75% DUE 06-12-2023	**	1,819,058
TORONTO DOMINION BK SR MEDIUM TERM BK NT 1.15% DUE 06-12-2025	**	3,015,335
TORONTO DOMINION BK SR MEDIUM TERM BK NT1.9% DUE 12-01-2022	**	3,598,084
TORONTO-DOMINION COM NPV	**	681,264
TOSHIBA CORP NPV	**	2,447,769
TOSOH CORP NPV	**	462,266
TOTAL ACCESS COMMU THB2 (NVDR)	**	367,994
TOTAL CAP 4.125% DUE 01-28-2021	**	451,111

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
TOTAL CAP INTL 3.455% 02-19-202	**	578,893
TOTAL CAP INTL 3.461% DUE 07-12-2049	**	232,677
TOTAL CAP INTL 3.7% DUE 01-15-2024	**	339,590
TOTAL CAP INTL FIXED 2.218% 07-12-2021	**	1,946,001
TOTAL SYS SVCS INC 3.75% DUE 06-01-2023	**	2,955,583
TOTAL SYS SVCS INC 4.0% DUE 06-01-2023	**	1,449,180
TOURMALINE OIL CP COM NPV	**	545,510
TOWD POINT MORTGA FRN M/BKD 05/2045 GBP 'A'	**	5,406,348
TOWD POINT MT19-13 FRN M/BKD 07/2045 GBP'A1'	**	7,327,359
TOWD PT MTG FD 19 FRN M/BKD 10/2051 GBP 'A1'	**	2,997,310
TOWD PT MTG TR 2020-1 MTG PASS THRU CTF CL A1 2.71% 01-25-2060	**	492,660
TOWD PT MTG TR 2020-1 MTG PASS THRU CTF CL A1 2.71% 01-25-2060	**	1,806,420
TOWD PT MTG TR 2020-2 ASSET BACKED NT CLA1A VAR RT 04-25-2060	**	532,008
TOWD PT MTG TR 2020-2 ASSET BACKED NT CLA1A VAR RT 04-25-2060	**	1,862,029
TOWNEBANK PORTSMOUTH VA COM	**	269,950
TOWNSQUARE MEDIA INC CL A CL A	**	17,136
TOYODA GOSEI NPV	**	784,942
TOYOTA AUTO RECEIVABLES OWNER TR SER 17-D CL A4 2.46% 02-15-2023	**	2,958,792
TOYOTA AUTO RECEIVABLES OWNER TR SER 19-C CL A4 1.88% DUE 11-15-2024	**	2,064,266
TOYOTA AUTO RECEIVABLES SER 19-B CL A4 2.6% 11-15-2024 REG	**	15,142,805
TOYOTA AUTO RECEIVABLES SER 2017-B CL A4 2.05% DUE 09-15-2022	**	1,877,110
TOYOTA MOTOR CREDIT CORP 3.05% 01-08-2021	**	3,400,828
TOYOTA MTR CR CORP 2.625 DUE 01-10-2023	**	989,807
TOYOTA MTR CR CORP .35% DUE 10-14-2022	**	1,882,089
TOYOTA MTR CR CORP 1.8% 02-13-2025	**	3,879,787
TOYOTA MTR CR CORP 2.95% DUE 04-13-2021	**	1,783,083
TOYOTA MTR CR CORP FLTG RT .34563% DUE 08-13-2021	**	1,648,000
TOYOTA MTR CR CORP MEDIUM TERM NTS BOOK .45% DUE 07-22-2022	**	1,807,738
TOYOTA MTR CR CORP MEDIUM TERM NTS BOOK .5% DUE 08-14-2023	**	1,771,002
TOYOTA MTR CR CORP MEDIUM TERM NTS BOOK 1.15% DUE 05-26-2022	**	6,981,392
TOYOTA MTR CR CORP MEDIUM TERM NTS BOOK FLTG RT DUE 02-14-2022	**	3,170,305
TOYOTA TSUSHO CORP NPV	**	149,716
TPG PACE BENEFICIAL FIN CORP	**	995,995
TPI COMPOSITES INC COM	**	1,256,956
TRACTOR SUPPLY CO 1.75% DUE 11-01-2030	**	653,301
TRANE TECHNOLOGIES PLC COM USD1	**	13,129,141
TRANSCAT INC COM	**	45,084
TRANSOCEAN LTD	**	167,500
TRANSUNION COM	**	2,430,890
TRANSURBAN FIN CO 2.45% DUE 03-16-2031	**	183,581
TRAVELCENTERS AMER INC COM	**	46,814
TRAVELERS COS INC COM STK	**	38,960,957
TRAVERE THERAPEUTICS INC COM	**	1,419,331
TRCNTNTL GAS PIPE 3.25% DUE 05-15-2030	**	2,157,140
TRCNTNTL GAS PIPE 7.85% DUE 02-01-2026	**	2,346,343
TRECORA RES COM	**	27,177
TREDEGAR CORP INC	**	88,042
TREEHOUSE FOODS INC COM	**	137,583

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
TRELLEBORG AB SER'B'NPV	**	1,087,063
TREX CO INC COM	**	1,272,544
TRI POINTE HOMES INC	**	722,378
TRIBUNE PUBG CO NEW COM	**	216,433
TRICIDA INC COM	**	82,979
TRICO BANCSHARES COM STK	**	90,352
TRICON RESIDENITAL COM NPV	**	377,710
TRIDENT LTD INR1 (POST SUB/DIV)	**	31,354
TRIGANO EUR 4.256780342	**	869,101
TRIMAS CORP COM NEW COM NEW	**	203,416
TRINET GROUP INC COM USD0.000025	**	4,645,059
TRINITY HLTH CORP 3.434% DUE 12-01-2048	**	252,387
TRINITY IND INC COM	**	587,494
TRINITY SQUARE FRN M/BKD 07/2051 GBP 'A'	**	1,049,724
TRINSEO S A COMMON STOCK	**	1,098,352
TRIPADVISOR INC COM USD0.001	**	759,965
TRIPLE-S MGMT CORP CL B CL B	**	90,097
TRIPOD TECHNOLOGY TWD10	**	37,972
TRISTATE CAP HLDGS INC COM	**	233,665
TRITERRAS INC COM USD0.0001 CL A	**	1,650,088
TRITON INTL LTD COM USD0.01 CL A	**	3,745,894
TRIUMPH BANCORP INC COM	**	1,232,150
TRIUMPH GROUP INC NEW COM	**	509,735
TRIVENI ENGINEERIN INR1	**	132,813
TRONOX HOLDINGS PLC ORD USD0.01	**	142,750
TRUEBLUE INC COM STK	**	406,956
TRUECAR INC COM	**	470,912
TRUIST BK GLOBAL FIXED 1.25% DUE 03-09-2023	**	4,437,350
TRUIST FINL CORP COM	**	11,688,641
TRUIST FINL CORP FIXED 1.95% DUE 06-05-2030	**	259,314
TRUPANION INC COM	**	2,257,611
TRUSTCO BK CORP N Y COM	**	111,409
TRUSTEES OF 2.612% DUE 07-01-2026	**	1,087,052
TRUSTEES OF 3.627% DUE 07-01-2046	**	2,430,968
TRUSTMARK CORP COM	**	308,931
TS TECH CO.LTD. NPV	**	557,354
TSY CORP VICTORIA 4.25% GTD SNR 20/12/32AUD	**	605,091
TSY INFL IX N/B TREAS BONDS 0.75% 02-15-2045	**	2,978,941
TSY INFL IX N/B 0.375% 07-15-2027	**	371,205
TSY INFL IX N/B 1% TIPS 02-15-2048	**	440,768
TSY INFL IX N/B 1% TIPS 02-15-2048	**	8,359,898
TTM TECHNOLOGIES INC COM	**	234,487
TULARE CNTY CALIF PENSION OBLIG 4.009% 06-01-2028 BEO TAXABLE	**	1,164,060
TULARE CNTY CALIF PENSION OBLIG 4.109% 06-01-2029 BEO TAXABLE	**	2,634,950
TUNG HO STEEL ENT TWD10	**	437,864
TUPPERWARE BRANDS CORPORATION	**	2,351,838
TUPY SA COM NPV	**	102,250
TURK TRAKTOR TRY1 (C SHARES)	**	463,943

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
TURNING PT THERAPEUTICS INC COM	**	1,176,218
TUTOR PERINI CORP COM	**	470,694
TWDC ENTERPRISES 1 2.125% SNR 13/09/2022USD	**	1,779,349
TWILIO INC CL A CL A	**	59,946,996
TWIN DISC INC COM	**	16,077
TWIST BIOSCIENCE CORP COM	**	327,510
TX CAP BANCSHARES INC COM	**	476,595
TYLER TECHNOLOGIES INC COM STK	**	1,222,256
TYSON FOODS INC 3.9% DUE 09-28-2023	**	1,566,149
TYSON FOODS INC 4.875% DUE 08-15-2034	**	125,738
U M H PPTYS INC COM STK	**	18,216
U S BANCORP MEDIUM FIXED 1.45% 05-12-2025	**	1,764,264
U S BANCORP MEDIUM FIXED 1.45% 05-12-2025	**	6,372,107
U S BANCORP MEDIUM FIXED 3.375% DUE 02-05-2024	**	10,995,195
U S BANCORP MEDIUM FIXED 3.6% DUE 09-11-2024	**	442,376
U S BANCORP TRANCHE # TR 00175 3.7 01-30-2024	**	128,261
U S BK NATL ASSN CINCINNATI OHIO FLTG RT 01-21-2022	**	6,920,203
U S CONCRETE INC COMMON STOCK	**	95,968
U S SILICA HLDGS INC	**	83,440
U S XPRESS ENTERPRISES INC CL A CL A	**	107,552
U.S AWYS 2011-1 7.125% DUE 04-22-2025	**	79,290
U.S. CELLULAR CORP COM	**	200,927
UBER TECHNOLOGIES INC COM USD0.00001	**	67,072,038
UBS AG 5.125% 15/05/2024	**	1,436,175
UBS AG 5.125% 15/05/2024	**	1,104,750
UBS AG STAMFORD 7.625% DUE 08-17-2022	**	2,656,153
UBS AG STAMFORD BRH C/D DTD 12-07-2020 0.455% DUE 12-02-2022	**	2,361,269
UBS COML MTG TR 2017-C7 MTG PASS THRU CTF CL A-1 2.379% 12-15-2050	**	1,636,001
UBS COML MTG TR 2018-C8 COML MTG PASS THRU CTF CL 3.713% 02-15-2051	**	1,781,318
UBS COML MTG TR SER 2018-C10 CL A-2 3.5592% 05-15-2051 REG	**	6,939,432
UBS GROUP AG CHF0.10 (REGD)	**	7,393,088
UBS GROUP AG FLTG RT 1.008% DUE 07-30-2024	**	807,735
UBS GROUP AG FLTG RT 1.008% DUE 07-30-2024	**	1,525,610
UBS GROUP FDG 4.125% DUE 04-15-2026	**	15,259,352
UBS GROUP FDG SWITZ AG 2.859% 144A 08-15-2023	**	4,898,277
UCB NPV	**	440,591
UCHIDA YOKO CO JPY50	**	410,806
UDR INC CORP 3.2% 01-15-2030	**	2,114,381
UDR INC FIXED 1.9% DUE 03-15-2033	**	110,024
UDR INC MEDIUM TERM NTS BOOK ENTRY 2.1% 08-01-2032	**	407,713
UFP INDUSTRIES INC COM USD1.00	**	474,841
UFP TECHNOLOGIES INC COM	**	54,802
UK(GOVERNMENT OF) 1.25% I/L 22/11/2027	**	1,648,954
UK(GOVT OF) 0.125% I/L SNR 22/03/24 GBP	**	2,921,288
UK(GOVT OF) 0.625% SNR 22/10/50 GBP1000	**	265,024
UK(GOVT OF) 1.75% SNR 22/01/49 GBP1000	**	1,032,922
ULTRA CLEAN HLDGS INC COM	**	237,737
ULTRAGENYX PHARMACEUTICAL INC COM	**	741,846

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
ULTRALIFE CORPORATION	**	16,156
UMB FINL CORP COM STK	**	65,541
UMBS TBA 15YR 1.5% 01-15-2036	**	25,516,875
U-MEDIA COMMUNICAT TWD10	**	18,081
UMPQUA HLDGS CORP COM	**	3,206,425
UMS HLDGS LTD NPV	**	136,681
UN BK CAL N A FIXED 2.1% DUE 12-09-2022	**	1,841,604
UNDER ARMOR INC CL A	**	476,279
UNDER ARMOUR INC CL C COM	**	705,610
UNIBAIL-RODAMCO-WESTFIELD	**	295,403
UNICAJA BANCO EUR1	**	348,204
UNICREDIT SPA 7.5%-FR PERP EUR200000'REGS	**	284,751
UNICREDIT SPA 7.83% DUE 12-04-2023	**	3,767,334
UNICREDIT SPA 9.25%-VAR T1 COCO PERP EUR	**	672,570
UNICREDIT SPA NPV	**	998,059
UNID CO LTD KRW5000	**	324,296
UNIEURO SPA NPV	**	365,682
UNIFI INC COM	**	142,346
UNIFIRST CORP MASS COM	**	3,619,264
UNILEVER CAP CORP 3% 03-07-2022	**	4,244,475
UNILEVER CAP CORP FIXED 3.375% DUE 03-22-2025	**	331,824
UNION ELEC CO 4.0% DUE 04-01-2048	**	441,125
UNION PAC CORP 2.15% DUE 02-05-2027	**	2,031,759
UNION PAC CORP 3.75% 07-15-2025	**	11,347
UNION PAC CORP 3.95% DUE 09-10-2028	**	569,854
UNION PAC CORP 4.163% DUE 07-15-2022	**	713,368
UNION PAC CORP COM	**	26,970,528
UNION SEMICONDUCT KRW500	**	36,263
UNIPAR CARBOCLORO PRF 'B' NPV	**	231,872
UNIPER SE NPV	**	1,850,762
UNIPOL GRUPPO SPA NPV	**	1,259,893
UNI-PRESIDENT CHIN HKD0.01	**	360,263
UNISYS CORP COM NEW	**	590,951
UNITED AIR 2019-1 AA PTT 4.15% 08-25-2031	**	189,623
UNITED AIRLINES 2019-1A 2.7% 11-01-2033	**	546,576
UNITED AIRLINES HOLDINGS INC COM USD0.01	**	48,570
UNITED AIRLS INC 2018-1B PASS THRU TR 4.6% 09-01-2027	**	184,941
UNITED BANKSHARES INC W VA COM	**	638,993
UNITED CMNTY BK BLAIRSVILLE GA COM	**	277,489
UNITED ELECTRON CO SAR55	**	188,261
UNITED FIRE GROUP INC COM USD0.001	**	232,075
UNITED INSURANCE HOLDINGS CORP COM	**	11,383
UNITED LABORATORIE HKD0.01	**	1,169,658
UNITED MEXICAN STS 3.75% 01-11-2028	**	697,694
UNITED MEXICAN STS 4.75% DUE 04-27-2032 REG	**	2,407,000
UNITED MEXICAN STS BDS 2.659% DUE 05-24-2031/11-24-2020 REG	**	314,368
UNITED MEXICAN STS GLOBAL NT 3.25% DUE 04-16-2030 REG	**	755,839
UNITED MEXICAN STS MEDIUM TERM BOOK 4.125% 01-21-2026	**	287,188

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
UNITED NAT FOODS INC COM	**	143,762
UNITED PAPER PUBLI THB1(NVDR)	**	132,130
UNITED RENTALS INC COM	**	451,297
UNITED STATES 0% TBILL 05-04-2021	**	31,091,188
UNITED STATES 0% TREAS BILLS DUE 03-25-2021REG DTD 03/26/2020	**	64,839,191
UNITED STATES OF AMER BDS INDX LNKD 0.875% 02-15-2047	**	246,423
UNITED STATES OF AMER TREAS BILLS 0% 04-01-2021 REG	**	7,038,639
UNITED STATES OF AMER TREAS BILLS 0% T-BILL 03-23-2021	**	449,927
UNITED STATES OF AMER TREAS BOND 3.125% 11-15-2028	**	22,140,508
UNITED STATES OF AMER TREAS BONDS 0% T-BOND 02-15-2050	**	844,516
UNITED STATES OF AMER TREAS BONDS 0.75 DEB TIPS 02-15-2042	**	527,821
UNITED STATES OF AMER TREAS BONDS 0.75 DEB TIPS 02-15-2042	**	6,201,895
UNITED STATES OF AMER TREAS BONDS 2.75 BDS DUE 08-15-2042 USD100'BONDS 08/42'	**	1,611,695
UNITED STATES OF AMER TREAS BONDS DTD 05/15/2015 2.125% DUE 05-15-2025 REG	**	3,405,182
UNITED STATES OF AMER TREAS NOTES 1.125% T-NOTE 02-28-2022	**	40,340,342
UNITED STATES OF AMER TREAS NOTES 1.75% 05-31-2022	**	5,115,039
UNITED STATES OF AMER TREAS NOTES .125% 07-31-2022	**	19,142,991
UNITED STATES OF AMER TREAS NOTES 0.125% 11-30-2022	**	33,438,918
UNITED STATES OF AMER TREAS NOTES 0.375% 11-30-2025	**	18,105,425
UNITED STATES OF AMER TREAS NOTES 1.875%01-31-2022 REG	**	5,094,531
UNITED STATES OF AMER TREAS NOTES 2.0% 11-30-2022	**	20,716,406
UNITED STATES OF AMER TREAS NOTES DTD 08/15/2020 .625% 08-15-2030	**	25,779,000
UNITED STATES OF AMER TREAS NOTES DTD 09/30/2020 .25% 09-30-2025	**	119,545
UNITED STATES OF AMER TREAS NOTES DTD 10/31/2020 .25% 10-31-2025	**	10,574,367
UNITED STATES OF AMER TREAS NOTES NTS 0.125% INFL INDEX 07-15-2026	**	836,157
UNITED STATES OF AMERICA TBOND 1.75% 05-15-2023	**	3,633,164
UNITED STATES OF AMERICA TBOND 1.75% 05-15-2023	**	934,242
UNITED STATES T-BOND 2.875% 05-15-2049	**	24,337,117
UNITED STATES TREAS 2.25% DUE 02-15-2027 REG	**	42,003
UNITED STATES TREAS 0% T-BILLS 01-19-2021	**	6,274,895
UNITED STATES TREAS 1.625% DUE 11-15-2022	**	11,162,468
UNITED STATES TREAS BDS 1.375% 11-15-2040	**	22,345,750
UNITED STATES TREAS BDS 1.375% 11-15-2040	**	14,420,919
UNITED STATES TREAS BDS 2.25% DUE 08-15-2027	**	61,761,726
UNITED STATES TREAS BDS 2.25% DUE 08-15-2046	**	5,707,422
UNITED STATES TREAS BDS 2.875% DUE 11-15-2046	**	511,047
UNITED STATES TREAS BDS 0 DEB 15/02/2040USD1000 4.625 DUE 02-15-2040REG	**	3,897,363
UNITED STATES TREAS BDS 00245 2.875% DUE 08-15-2045 REG	**	1,526,766
UNITED STATES TREAS BDS 1.25% DUE 05-15-2050	**	1,814,375
UNITED STATES TREAS BDS 1.25% DUE 05-15-2050	**	23,523,372
UNITED STATES TREAS BDS 1.375 02-15-2044 REG	**	771,936
UNITED STATES TREAS BDS 1.375 02-15-2044 REG	**	6,207,655
UNITED STATES TREAS BDS 2.125 2-15-2041	**	3,019,762
UNITED STATES TREAS BDS 2.25% 08-15-2049	**	572,207
UNITED STATES TREAS BDS 2.875 DUE DUE 05-15-2043	**	8,596,688
UNITED STATES TREAS BDS 3.0% DUE 08-15-2048	**	6,577,539
UNITED STATES TREAS BDS 3.0% DUE 02-15-2048	**	10,370,602
UNITED STATES TREAS BDS 3.0% DUE 02-15-2048	**	30,849,258

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
UNITED STATES TREAS BDS 3.375 05-15-2044REG	**	9,299,266
UNITED STATES TREAS BDS 3.375 05-15-2044REG	**	7,357,360
UNITED STATES TREAS BDS 3.625 DUE 02-15-2044 TBOND	**	2,832,109
UNITED STATES TREAS BDS 3.625 DUE 08-15-2043	**	466,048
UNITED STATES TREAS BDS 3.75 DUE 11-15-2043 REG	**	4,318,125
UNITED STATES TREAS BDS 3.75 DUE 11-15-2043 REG	**	19,834,588
UNITED STATES TREAS BDS 4.375% DUE 11-15-2039	**	1,512,266
UNITED STATES TREAS BDS BDS 3% DUE 05-15-2042 REG	**	257,227
UNITED STATES TREAS BDS DTD 3.125% 05-15-2048	**	2,013,516
UNITED STATES TREAS BDS DTD 00209 3.5% DUE 02-15-2039 REG	**	950,551
UNITED STATES TREAS BDS DTD 00210 4.25% DUE 05-15-2039 REG	**	5,045,547
UNITED STATES TREAS BDS DTD 00271 1.125%DUE 08-15-2040	**	39,430,836
UNITED STATES TREAS BDS DTD 02/15/2001 5.375 15 FEB 2031	**	19,264
UNITED STATES TREAS BDS DTD 08/15/2020 1.375% 08-15-2050	**	12,737,250
UNITED STATES TREAS BDS DTD 08/15/2020 1.375% 08-15-2050	**	88,973,438
UNITED STATES TREAS BDS DTD 11/15/2012 2.75% DUE 11-15-2042 REG	**	4,088,520
UNITED STATES TREAS BDS DTD 11/15/2020 1.625% 11-15-2050	**	2,191,750
UNITED STATES TREAS BDS DTD 11/15/2020 1.625% 11-15-2050	**	6,948,844
UNITED STATES TREAS BDS DTD 2.75% 08-15-2047	**	25,701,074
UNITED STATES TREAS BDS INDEX LINKED 1.75 DUE 01-15-2028 REG	**	10,380,949
UNITED STATES TREAS BDS TBOND FIXED 3% 02-15-2049	**	67,799,813
UNITED STATES TREAS BDS TSY INFL IX N/B 02-15-2046	**	8,119,219
UNITED STATES TREAS BILLS 0% 01-05-2021	**	4,519,999
UNITED STATES TREAS BILLS 0% 05-25-2021	**	75,176,438
UNITED STATES TREAS BILLS 0% TBILL 04-06-2021	**	20,565,900
UNITED STATES TREAS BILLS 0% TBILL 03-18-2021	**	3,419,515
UNITED STATES TREAS BILLS 0% TBILL 04-20-2021	**	21,514,931
UNITED STATES TREAS BILLS 01-07-2021	**	4,999,988
UNITED STATES TREAS BILLS 01-12-2021 UNITED STATES TREAS BILLS	**	7,924,930
UNITED STATES TREAS BILLS 02-18-2021	**	16,898,627
UNITED STATES TREAS BILLS 05-11-2021 UNITED STATES TREAS BILLS	**	449,868
UNITED STATES TREAS BILLS 09-09-2021	**	31,980,932
UNITED STATES TREAS BILLS DTD 0% TBILL 05-18-2021	**	13,306,037
UNITED STATES TREAS BILLS DTD 0% TBILL 03-02-2021	**	5,529,290
UNITED STATES TREAS BILLS DUE 0% 01-21-2021REG	**	2,199,953
UNITED STATES TREAS BILLS DUE 01-14-2021	**	6,999,913
UNITED STATES TREAS BONDS 1.0% 02-15-2049	**	6,262,152
UNITED STATES TREAS INFL NTS 0.375% DTD 07/15/2015 07-15-2025	**	844,091
UNITED STATES TREAS INFL INDEX NTS 0.500005% 01-15-2028	**	5,505,314
UNITED STATES TREAS INFL INDEXED NTS .125% 07-15-2022	**	1,283,979
UNITED STATES TREAS N/B T/NOTE 2.625% 12-15-2021 REG	**	12,541,416
UNITED STATES TREAS NTS .125% DUE 04-30-2022	**	2,405,564
UNITED STATES TREAS NTS .125% DUE 06-30-2022 REG	**	16,002,500
UNITED STATES TREAS NTS .125% DUE 07-15-2030	**	2,278,172
UNITED STATES TREAS NTS .25% DUE 05-31-2025 REG	**	58,817,204
UNITED STATES TREAS NTS .375% DUE 04-30-2025 REG	**	331,199
UNITED STATES TREAS NTS 1.375% 10-15-2022	**	25,761,094
UNITED STATES TREAS NTS 1.375% DUE 01-31-2022 REG	**	532,055

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
UNITED STATES TREAS NTS 1.625% DUE 06-30-2024 REG	**	526,953
UNITED STATES TREAS NTS 1.875% DUE 02-28-2022 REG	**	2,550,781
UNITED STATES TREAS NTS 2.0% DUE 08-31-2021	**	31,893,750
UNITED STATES TREAS NTS 2.25% DUE 04-15-2022	**	369,816
UNITED STATES TREAS NTS 2.375% DUE 01-31-2023	**	104,656
UNITED STATES TREAS NTS 2.625% DUE 02-15-2029 REG	**	42,842,194
UNITED STATES TREAS NTS 2.75% 04-30-2025	**	7,815,995
UNITED STATES TREAS NTS 2.75% DUE 08-15-2021 REG	**	24,391,875
UNITED STATES TREAS NTS 2.875% DUE 05-15-2028	**	1,037,637
UNITED STATES TREAS NTS 2.875% DUE 10-31-2023 BEO	**	29,712,047
UNITED STATES TREAS NTS DTD 01/15/2019 2.5% DUE 01-15-2022 REG	**	4,097,969
UNITED STATES TREAS NTS DTD 01/15/2019 2.5% DUE 01-15-2022 REG	**	12,345,131
UNITED STATES TREAS NTS DTD 02/15/2011 3.125% DUE 05-15-2021 REG	**	3,032,813
UNITED STATES TREAS NTS DTD 03/31/2017 1.875% DUE 03-31-2022 REG	**	4,128,375
UNITED STATES TREAS NTS DTD 04/30/2016 1.625% DUE 04-30-2023 REG	**	25,174,367
UNITED STATES TREAS NTS DTD 05/15/2018 2.625% DUE 05-15-2021 REG	**	2,581,281
UNITED STATES TREAS NTS DTD 05/15/2018 2.625% DUE 05-15-2021 REG	**	3,027,422
UNITED STATES TREAS NTS DTD 05/31/2016 1.375% DUE 05-31-2021 REG	**	2,311,859
UNITED STATES TREAS NTS DTD 05/31/2016 1.375% DUE 05-31-2021 REG	**	22,068,205
UNITED STATES TREAS NTS DTD 05/31/2017 2.0% 05-31-2024	**	61,552,500
UNITED STATES TREAS NTS DTD 06-15-2018 2.625% DUE 06-15-2021 REG	**	303,352
UNITED STATES TREAS NTS DTD 07/31/2016 1.125% DUE 07-31-2021 REG	**	6,236,328
UNITED STATES TREAS NTS DTD 07/31/2016 1.25% DUE 07-31-2023 REG	**	185,126
UNITED STATES TREAS NTS DTD 07/31/2019 1.75% DUE 07-31-2021 REG	**	9,443,434
UNITED STATES TREAS NTS DTD 08/15/2019 1.625% DUE 08-15-2029 REG	**	37,442
UNITED STATES TREAS NTS DTD 09/30/2018 3.0% 09-30-2025	**	5,969,783
UNITED STATES TREAS NTS DTD 11/15/2015 2.25% DUE 11-15-2025 REG	**	21,693,201
UNITED STATES TREAS NTS DTD 11/30/2014 1.875% DUE 11-30-2021 REG	**	1,524,082
UNITED STATES TREAS NTS DTD 11/30/2014 1.875% DUE 11-30-2021 REG	**	29,800,884
UNITED STATES TREAS NTS DTD 11/30/2019 1.5% DUE 11-30-2021 REG	**	316,823,400
UNITED STATES TREAS NTS DTD 604 2.375% DUE 08-15-2024 REG	**	22,401,521
UNITED STATES TREAS NTS FIXED .125% DUE 05-15-2023	**	39,989
UNITED STATES TREAS NTS T NOTE 2.125% 05-31-2026	**	12,537,941
UNITED STATES TREAS NTS TNOTE 1.25% 08-31-2024	**	20,518,659
UNITED STATES TREAS NTS US TREASURY N/B 1.75 11-30-2021 1.75 DUE 11-30-2021 REG	**	2,131,008
UNITED STATES TREAS NTS US TREASURY N/B 1.75% DUE 04-30-2022 REG	**	26,762,898
UNITED STATES TREAS SEC STRIPPED INT PMT00019 02-15-2039 (UNDDATE) REG	**	1,922,258
UNITED STATES TREAS SEC STRIPPED INT PMT00091 11-15-2038 (UNDDATE) REG	**	1,900,588
UNITED STATES TREAS SEC STRIPPED INT PMT00521 05-15-2029 (UNDDATE) REG	**	666,566
UNITED STATES TREAS SEC STRIPPED INT PMT00765 02-15-2038 (UNDDATE) REG	**	1,085,908
UNITED STATES TREAS SEC STRIPPED INT PMT00765 02-15-2038 (UNDDATE) REG	**	294,747
UNITED STATES TREAS SEC STRIPPED INT PMT00835 08-15-2032 (UNDDATE) BEO	**	4,688,688
UNITED STATES TREAS SEC STRIPPED INT PMT00839 08-15-2034 (UNDDATE) REG	**	2,084,935
UNITED STATES TREAS SEC STRIPPED INT PMT00842 02-15-2036 (UNDDATE) REG	**	384,754
UNITED STATES TREAS SEC STRIPPED INT PMT00882 05-15-2031	**	1,384,353
UNITED STATES TREAS SEC STRIPPED INT PMT00886 05-15-2033 (UNDDATE) REG	**	3,020,841
UNITED STATES TREAS SEC STRIPPED INT PMT00886 05-15-2033 (UNDDATE) REG	**	581,918
UNITED STATES TREAS SEC STRIPPED INT PMT00888 05-15-2034 (UNDDATE) REG	**	1,408,790

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
UNITED STATES TREAS SEC STRIPPED INT PMT00889 11-15-2034 (UNDDATE) REG	**	1,606,208
UNITED STATES TREAS SEC STRIPPED INT PMT316 05-15-2027 (UNDDATE) REG	**	738,915
UNITED STATES TREAS SEC STRIPPED INT PMTINT PMT 08-15-2041 (UNDDATE) REG	**	594,602
UNITED STATES TREAS SEC STRIPPED INT PMTSTRIP 02-15-2033 (UNDDATE) REG	**	1,751,075
UNITED STATES TREAS TNOTE 2.0% 06-30-2024	**	50,603,423
UNITED STATES TREASURY 1.25% DUE 10-31-2021 REG	**	7,418,332
UNITED STATES TREASURY 2.25% 11-15-2027	**	3,331,172
UNITED STS LIME & MINERALS INC COM	**	101,460
UNITED STS STL CORP NEW COM	**	449,872
UNITED STS TREAS 0.375% 12-31-2025	**	31,891,896
UNITED STS TREAS 0.625% 12-31-2027	**	16,581,844
UNITED STS TREAS NTS .125% 09-30-2022	**	131,876,151
UNITED STS TREAS NTS .5% 10-31-2027	**	16,867,188
UNITED STS TREAS NTS .625% 11-30-2027	**	63,340,102
UNITED STS TREAS NTS 0.5% 08-31-2027	**	9,084,303
UNITED STS TREAS NTS .125% DUE 09-15-2023 REG	**	52,622,974
UNITED STS TREAS NTS .25% DUE 08-31-2025 REG	**	139,546
UNITED STS TREAS NTS 0.25% 11-15-2023	**	111,567,905
UNITED STS TREAS NTS DTD .875% 11-15-2030	**	2,990,156
UNITED STS TREAS NTS DTD .875% 11-15-2030	**	91,987,173
UNITED STS TREAS NTS DTD 0.125% 08-31-2022	**	9,500,742
UNITED STS TREAS NTS DTD 08/15/2020 .125% 08-15-2023	**	36,275,151
UNITED STS TREAS NTS UNITED STS TREAS NTS .125% 10-15-2023	**	68,846,559
UNITED TECHNOLOGIES CORP 3.95% 08-16-2025	**	550,518
UNITED TECHNOLOGIES CORP 4.125% 11-16-2028	**	166,903
UNITED THERAPEUTICS CORP DEL COM STK	**	2,869,590
UNITED URBAN INVES REIT	**	168,312
UNITEDHEALTH GROUP 1.25% DUE 01-15-2026	**	340,190
UNITEDHEALTH GROUP 2.125% DUE 03-15-2021	**	401,493
UNITEDHEALTH GROUP 2.375% 10-15-2022	**	145,497
UNITEDHEALTH GROUP 2.375% DUE 08-15-2024	**	1,043,514
UNITEDHEALTH GROUP 2.875% DUE 12-15-2021	**	8,541,422
UNITEDHEALTH GROUP 3.75% DUE 07-15-2025	**	227,867
UNITEDHEALTH GROUP 3.75% DUE 07-15-2025	**	501,308
UNITEDHEALTH GROUP 3.875% DUE 08-15-2059	**	207,150
UNITEDHEALTH GROUP 4.7% DUE 02-15-2021	**	516,596
UNITEDHEALTH GROUP FIXED 3.15% 06-15-2021	**	339,204
UNITEDHEALTH GROUP FIXED 3.7% DUE 12-15-2025	**	5,739,593
UNITEDHEALTH GROUP FIXED 3.875% DUE 12-15-2028	**	383,757
UNITEDHEALTH GROUP FIXED 4.25% DUE 06-15-2048	**	160,241
UNITEDHEALTH GROUP INC 2.0% 05-15-2030	**	159,103
UNITEDHEALTH GROUP INC 2.0% 05-15-2030	**	328,813
UNITEDHEALTH GROUP INC 3.375 DUE 11-15-2021	**	1,018,469
UNITEDHEALTH GROUP INC 4.45% DUE 12-15-2048 REG	**	41,372
UNITEDHEALTH GROUP INC COM	**	13,395,976
UNITY BANCORP NJ	**	15,005
UNITY BIOTECHNOLOGY INC COM	**	123,486
UNIV PA TRUSTEES 3.61% DUE 02-15-2119	**	3,378,763

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
UNIVAR SOLUTIONS INC	**	154,342
UNIVERSAL CORP VA COM	**	166,586
UNIVERSAL ELECTRS INC COM	**	414,854
UNIVERSAL INS HLDGS INC COM	**	235,701
UNIVERSAL LOGISTICS HOLDINGS,INC COM STK	**	33,809
UNIVERSAL STAINLESS & ALLOY PRODS INC COM	**	7,981
UNIVERSAL VISION B TWD10	**	25,598
UNIVERSITY CALIF REVS 1.614% 05-15-2030 BEO TAXABLE	**	1,515,780
UNIVERSITY CALIF REVS 4.858% 05-15-2112 BEO TAXABLE	**	861,162
UNIVERSITY CALIF REVS 4.858% 05-15-2112 BEO TAXABLE	**	11,571,147
UNIVERSITY VA UNIV REVS 3.227% 09-01-2119 BEO TAXABLE	**	6,218,035
UNIVEST FINANCIAL CORP	**	108,909
UNUM GROUP	**	2,130,163
UNUM GROUP 4% DUE 03-15-2024	**	3,732,799
UNVL TECH INST INC COM	**	71,138
UPL LIMITED INR2	**	281,039
UPM-KYMMENE CORP NPV	**	741,339
UPWORK INC COM	**	640,829
URBAN EDGE PPTYS COM	**	134,123
URBAN OUTFITTERS INC COM	**	756,506
UROGEN PHARMA LTD UROGEN PHARMA LTD	**	59,953
URSTADT BIDDLE PPTYS INC CL A CL A	**	40,793
US AIRWAYS GROUP INC 5.9 DUE 10-01-2024	**	1,453,191
US BANCORP	**	17,610,321
US BANK NA CINCINNATI BND 3.4% 07-24-2023	**	1,997,250
US FOODS HLDG CORP COM	**	2,803,836
US TREAS BDS INDEX LINKED 2.5 DUE 01-15-2029 REG	**	525,665
US TREAS INFL INDEXED BONDS 3.375 DUE 04-15-2032 AR12 DUE 04-15-32 REG	**	134,061
US TREAS NTS DTD 00363 2.125 DUE 08-15-2021 REG	**	28,580,670
US TREAS NTS DTD 03-15-2019 2.375% DUE 03-15-2022 REG	**	96,355,346
US TREAS NTS TIPS DTD 07-15-2011 07-15-2021	**	152,135
US TREAS SEC 0 DUE 11-15-2041	**	544,813
US TREAS SEC 4.5 DUE 08-15-2039 REG	**	3,304,800
US TREAS SEC STRIPPED INT PMT 0 15/2/2021 USD1000 02-15-2021 REG	**	254,962
US TREAS SEC STRIPPED INT PMT 0 STRIP 15/11/2028 USD1000 11-15-2028 REG	**	3,733,104
US TREAS SEC STRIPPED INT PMT 015/8/2021 USD1000 08-15-2021	**	914,410
US TREAS SEC STRIPPED INT PMT STRIPPED IN PMT 15/5/2021 USD1000 05-15-2021 REG	**	2,024,052
US TREASURY DTD 02/15/2010 02-15-2040	**	55,957
US TREASURY DTD 02/15/2010 02-15-2040	**	7,498,292
US TREASURY N/B 2.25% 11-15-2024	**	53,863
US TREASURY N/B 2.25% 11-15-2024	**	32,953,555
US TREASURY N/B .125% 12-31-2022	**	83,290,760
US TREASURY N/B 1.5% DUE 02-15-2030 REG	**	5,289,648
US TREASURY N/B 2% DUE 02-15-2050 REG	**	8,688,750
US TREASURY N/B DTD 2.875% DUE 09-30-2023 REG	**	77,024,285
USA TREASURY NTS USA TREAS NTS 2.75% DUE07-31-2023 REG 2.75% DUE 07-31-2023 REG	**	437,451
USA TRUCK INC COM	**	14,502
USANA HEALTH SCIENCES INC CDT-SHS	**	629,367

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
USI CORPORATION TWD10	**	62,618
USIMINAS USI SD MG PRF'A'NPV	**	244,176
UTAH ST 3.539% 07-01-2025 BEO TAXABLE	**	7,506,648
UTAH ST BRD REGENTS REV FLTG RT 01-25-2057	**	1,273,089
UTAH ST BRD REGENTS REV FLTG RT 1.28067%09-25-2056 BEO TAXABLE	**	12,455,316
UTD AIRLS INC 3.5% DUE 03-01-2030	**	184,701
UTD AIRLS PASS 3.1% DUE 01-07-2030	**	425,952
UTD AIRLS PASS 3.1% DUE 01-07-2030	**	3,693,007
UTD CONTL HLDGS FIXED 4.15% DUE 04-11-2024	**	2,304,683
UTD MICRO ELECT TWD10	**	2,184,215
UTD STATES TREAS .125% DUE 07-15-2023	**	88,748,380
UTD STATES TREAS .25% DUE 06-15-2023	**	16,705,959
UTD STATES TREAS .25% DUE 06-30-2025	**	1,506,166
UTD STATES TREAS .375% DUE 03-31-2022	**	5,015,820
UTD STATES TREAS .375% DUE 03-31-2022	**	200,207,270
UTD STATES TREAS 1.125% DUE 08-31-2021	**	46,770,749
UTD STATES TREAS 1.375% DUE 02-15-2023	**	6,979,297
UTD STATES TREAS 1.5% DUE 01-31-2022	**	867,691
UTD STATES TREAS 1.5% DUE 09-30-2021	**	25,258
UTD STATES TREAS 1.5% DUE 10-31-2021	**	4,045,625
UTD STATES TREAS 1.5% DUE 10-31-2021	**	1,689,048
UTD STATES TREAS 1.625% DUE 12-15-2022	**	19,452,234
UTD STATES TREAS 1.75% DUE 01-31-2023	**	25,619,558
UTD STATES TREAS 1.75% DUE 02-28-2022	**	3,668,063
UTD STATES TREAS 2% 10-31-2022	**	5,791,406
UTD STATES TREAS 2% DUE 10-31-2021	**	19,497,750
UTD STATES TREAS 2.125% DUE 06-30-2022	**	983,575
UTD STATES TREAS 2.125% DUE 09-30-2021	**	169,111,358
UTD STATES TREAS 2.75% DUE 04-30-2023	**	23,855,245
UTD STATES TREAS ZERO CPN 0% DUE 02-15-2044	**	201,514
UTD STATES TREAS ZERO CPN 0% DUE 05-15-2039	**	5,426,079
UTD STATES TREAS ZERO CPN 0% DUE 05-15-2044	**	722,246
UTD STATES TREAS ZERO CPN 0% DUE 08-15-2030	**	3,846,874
UTD STATES TREAS ZERO CPN 0% DUE 08-15-2042	**	310,079
UTD STATES TREAS ZERO CPN 0% DUE 11-15-2043	**	2,735,500
UTD STATES TREAS ZERO CPN 0% DUE 11-15-2043	**	3,043,244
UTD STS TREAS NTS .125% DUE 12-15-2023	**	179,212,738
UTD TECHNOLOGIES FIXED 3.65% 08-16-2023	**	463,613
UTD TRACTORS IDR250	**	540,869
V TECHNOLOGY NPV	**	102,821
VA ELEC & PWR CO 4.45 02-15-2044	**	152,940
VA ELEC & PWR CO 3.15% DUE 01-15-2026	**	4,434,978
VA ELEC & PWR CO 3.8% DUE 04-01-2028	**	193,103
VAIL RESORTS INC COM	**	2,195,973
VAL NATL BANCORP COM	**	633,243
VALE OVERSEAS LTD 6.25% DUE 08-10-2026	**	2,046,000
VALE OVERSEAS LTD 6.875% DUE 11-21-2036	**	5,437,487
VALERO ENERGY CORP NEW 1.2% DUE 03-15-2024 REG	**	605,522

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
VALERO ENERGY CORP NEW 1.2% DUE 03-15-2024 REG	**	4,700,873
VALERO ENERGY CORP NEW 2.85% DUE 04-15-2025 REG	**	2,352,677
VALMET OYJ NPV	**	123,638
VALMONT INDS INC COM	**	97,261
VALOR HOLDINGS NPV	**	712,385
VANDA PHARMACEUTICALS INC COM	**	413,279
VAR SWP BNPAFRPP 05/13/2021 USD P 22.3/R GOLDLNPM SWU0SQ224	**	1,472
VAREX IMAGING CORP COM	**	465,872
VARONIS SYS INC COM	**	383,993
VECTRUS INC COM	**	321,291
VECTURA GROUP	**	613,855
VEECO INSTRS INC DEL COM	**	509,915
VEEVA SYS INC CL A COM CL A COM	**	17,783,915
VENATOR MATERIALS COM USD0.001	**	56,071
VENTAS RLTY LTD PARTNERSHIP 3.0% 01-15-2030 REG	**	1,721,579
VENTAS RLTY LTD PARTNERSHIP 3.75 DUE 05-01-2024	**	321,601
VENTURE 32 CLO LTD SR 18-32A CL A-2A FLTG RATE 144A 07-18-2031	**	494,782
VENTURE CORP LTD NPV	**	1,079,945
VERA BRADLEY INC COM STK	**	136,259
VERACYTE INC COM	**	1,114,902
VERASTEM INC COM	**	114,730
VEREIT INC COM	**	683,614
VERICEL CORP COM	**	744,980
VERINT SYS INC COM	**	1,683,329
VERITEX HLDGS INC COM	**	49,216
VERITIV CORP COM	**	226,549
VERIZON .85% DUE 11-20-2025	**	2,386,599
VERIZON 2.45% DUE 11-01-2022	**	1,465,416
VERIZON 2.65% DUE 11-20-2040	**	429,150
VERIZON 2.65% DUE 11-20-2040	**	6,129,278
VERIZON 3% DUE 03-22-2027	**	310,644
VERIZON 3.85% DUE 11-01-2042	**	71,162
VERIZON 3.875% DUE 02-08-2029	**	4,343,492
VERIZON 4% DUE 03-22-2050	**	532,425
VERIZON 4.125% DUE 08-15-2046	**	588,937
VERIZON 4.5% DUE 08-10-2033	**	315,453
VERIZON 4.5% DUE 08-10-2033	**	9,085,032
VERIZON 4.862% DUE 08-21-2046	**	135,144
VERIZON 4.862% DUE 08-21-2046	**	729,776
VERIZON COMMUNICATIONS 4.125% DUE 03-16-2027	**	2,416,314
VERIZON COMMUNICATIONS 4.4% DUE 11-01-2034 REG	**	143,512
VERIZON COMMUNICATIONS COM	**	4,992,340
VERIZON COMMUNICATIONS INC 3.15% DUE 03-22-2030	**	1,883,971
VERIZON COMMUNICATIONS INC 4.329% 09-21-2028	**	602,115
VERIZON FIXED 3.376% DUE 02-15-2025	**	2,214,606
VERIZON FIXED 3.376% DUE 02-15-2025	**	4,300,379
VERIZON FIXED 3.5% DUE 11-01-2024	**	2,551,443
VERIZON FIXED 4.016% DUE 12-03-2029	**	1,027,372

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
VERIZON FIXED 4.016% DUE 12-03-2029	**	8,702,939
VERIZON OWNER TR 2018-A SR 18-A CL A1A 3.23% 04-20-2023	**	1,345,002
VERIZON OWNER TRUST FIXED 2.93% 09-20-2023 BEO	**	1,111,142
VERSO CORP CL A CL A	**	255,906
VERTEX PHARMACEUTICALS INC COM	**	10,270,391
VERTU MOTORS PLC ORD GBP0.10	**	134,146
VESTEL ELECTRONIK TRY1	**	28,731
VIACOM INC NEW 3.875% DUE 04-01-2024	**	8,528,718
VIACOMCBS INC NPV CLASS B	**	7,653,204
VIAD CORP COM NEW COM NEW	**	102,036
VIATRIS INC	**	289,271
VIAVI SOLUTIONS INC COM NPV	**	3,443,337
VICI PPTYS INC COM	**	1,734,944
VICINITY CENTRES NPV	**	184,924
VICOR CORP COM	**	2,128,069
VILLAGE SUPER MKT INC CL A NEW CL A NEW	**	40,017
VIPER ENERGY PARTNERS LP COM UNIT REPSTGLTD PARTNER INT	**	168,351
VIRGIN MEDIA SEC F 5% GTD SNR SEC 15/04/27 GBP	**	287,236
VIRTUS INVT PARTNERS INC COM	**	269,731
VISA INC .75% DUE 08-15-2027	**	1,595,416
VISA INC 1.9% DUE 04-15-2027 REG	**	862,095
VISA INC 3.15% DUE 12-14-2025	**	1,548,146
VISA INC 4.3% DUE 12-14-2045	**	506,803
VISA INC COM CL A STK	**	73,444,941
VISHAY INTERTECHNOLOGY INC COM STK	**	403,452
VISHAY PRECISION GROUP INC COM	**	70,547
VISTA OUTDOOR INC COM	**	869,355
VISTEON CORP COM NEW COM NEW	**	865,209
VISTRA CORP COM USD0.01	**	998,060
VITROLIFE AB NPV	**	71,250
VMWARE INC 2.95% DUE 08-21-2022	**	108,922
VMWARE INC 3.9% 08-21-2027	**	9,701,976
VMWARE INC 4.65% DUE 05-15-2027	**	1,170,157
VMWARE INC FIXED 4.5% DUE 05-15-2025	**	4,454,300
VNDO 2012-6AVE MTG TR SER 2012-6AVE CL A2.9950 144A DUE 11-15-2030	**	369,134
VNDO 2012-6AVE MTG TR SER 2012-6AVE CL A2.9950 144A DUE 11-15-2030	**	7,874,545
VOCERA COMMUNICATIONS INC	**	39,910
VODAFONE GROUP PLC 3.75% DUE 01-16-2024 REG	**	1,529,860
VODAFONE GROUP PLC 3.75% DUE 01-16-2024 REG	**	3,562,389
VODAFONE GROUP PLC 5% DUE 05-30-2038	**	588,799
VOLKSWAGEN AG NON VTG PRF NPV	**	4,587,561
VOLKSWAGEN BK GMBH 1.875% SNR NPF 31/01/24 EUR	**	128,931
VOLKSWAGEN GROUP 4% DUE 11-12-2021	**	3,117,345
VOLKSWAGEN GROUP AMER FIN LLC GTD NT FLTG RATE 144A DUE 09-24-2021 BEO	**	1,507,498
VONOVIA SE NPV	**	580,485
VOXX INTL CORP CL A CL A	**	51,448
VOYA FINL INC COM	**	3,732,906
VOYAGER THERAPEUTICS INC COM	**	58,623

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
VPOWER GROUP INTL HKD0.1	**	22,800
VS INDUSTRY BHD MYR0.2	**	117,942
VSE CORP COM	**	74,979
VST TILLERS TRACT INR10	**	19,872
VULCAN MATERIALS CO COM	**	361,728
VULCAN MATLS CO NT FLTG DUE 03-01-2021 REG	**	4,241,795
VYNE THERAPEUTICS INC COM	**	68,514
W P CAREY INC 2.4% DUE 02-01-2031	**	93,469
W P CAREY INC 4% DUE 02-01-2025	**	276,214
W VA UNIV HLTH SYS 3.129% DUE 06-01-2050	**	433,383
WA PRIME GROUP L P 6.45% DUE 08-15-2024	**	300,125
WABASH NATL CORP COM	**	121,041
WACHOVIA CAP TR III FXD-FLTG RATE BD DUE12-31-2049 REG	**	2,531,575
WACOM CO LTD NPV	**	800,433
WADDELL & REED FINL INC CL A COM	**	264,913
WALKER & DUNLOP INC COM .	**	122,387
WALMART INC 3.4% DUE 06-26-2023	**	386,620
WALMART INC 3.55% DUE 06-26-2025	**	328,383
WALMART INC 3.7% DUE 06-26-2028	**	1,236,745
WARABEYA NICHIYO HOLDINGS CO L	**	289,904
WAREHOUSE REIT PLC ORD GBP0.01	**	478,774
WAREHOUSES DE PAUW NPV	**	940,805
WARRIOR MET COAL INC COM	**	833,974
WARSAW STOCK EXCHA PLN1.00	**	108,278
WARTSILA EUR3.50	**	381,071
WASH FED INC COM	**	191,557
WASHINGTON REAL ESTATE INVT TR SH BEN INT SH BEN INT	**	166,508
WASHINGTON TR BANCORP INC COM	**	108,192
WASTE MGMT INC DEL 3.5% DUE 05-15-2024	**	1,081,545
WASTE MGMT INC DEL COM STK	**	23,003,190
WATERPROOFING HLD A/S	**	84,168
WATERSTONE FINL INC MD COM	**	99,163
WATTS WTR TECHNOLOGIES INC	**	4,014,640
WAVE LIFE SCIENCES PTE LTD COM NPV	**	144,108
WAYFAIR INC CL A CL A	**	271,198
WAYPOINT REIT NPV (STAPLED)	**	294,555
WEA FIN LLC / 3.75% DUE 09-17-2024	**	5,273,850
WEBZEN INC KRW500	**	296,853
WEC ENERGY GROUP INC .55% 09-15-2023	**	972,841
WEIFU HIGH-TECH 'B'CNY1	**	226,514
WEINGARTEN RLTY INVS COM	**	254,167
WEIQIAO TEXTILE CO 'H'CNY1	**	38,918
WEIS MKT INC COM	**	214,380
WELBILT INC COM	**	213,523
WELLS FARGO & CO 2.1% DUE 07-26-2021	**	2,847,436
WELLS FARGO & CO 2.406% DUE 10-30-2025	**	1,443,310
WELLS FARGO & CO 2.5% DUE 03-04-2021	**	332,119
WELLS FARGO & CO 2.879% DUE 10-30-2030	**	196,378

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
WELLS FARGO & CO 3% DUE 04-22-2026	**	550,299
WELLS FARGO & CO 3% DUE 10-23-2026	**	276,992
WELLS FARGO & CO 3% DUE 10-23-2026	**	16,431,184
WELLS FARGO & CO 3.3 09-09-2024	**	2,299,946
WELLS FARGO & CO 3.5 DUE 03-08-2022	**	243,639
WELLS FARGO & CO 3.75% DUE 01-24-2024	**	10,671,265
WELLS FARGO & CO 4.1% DUE 06-03-2026	**	403,542
WELLS FARGO & CO 4.4% DUE 06-14-2046	**	150,220
WELLS FARGO & CO 4.48% DUE 01-16-2024	**	10,981,857
WELLS FARGO & CO 4.75% DUE 12-07-2046	**	170,136
WELLS FARGO & CO 4.9% DUE 11-17-2045	**	89,238
WELLS FARGO & CO 4.9% DUE 11-17-2045	**	492,805
WELLS FARGO & CO FIXED 2.572% DUE 02-11-2031	**	3,543,954
WELLS FARGO & CO FLTG RT 1.24025% DUE 07-26-2021	**	14,604,929
WELLS FARGO & CO FLTG RT 1.32775% DUE 01-24-2023	**	605,165
WELLS FARGO & CO FLTG RT 1.654% DUE 06-02-2024	**	2,392,913
WELLS FARGO & CO FLTG RT 2.393% DUE 06-02-2028	**	1,213,669
WELLS FARGO & CO FLTG RT 3.196% DUE 06-17-2027	**	332,687
WELLS FARGO & CO FLTG RT 4.478% DUE 04-04-2031	**	794,659
WELLS FARGO & CO MEDIUM TERM SR NTS 3.068% DUE 04-30-2041	**	348,096
WELLS FARGO & CO MEDIUM TERM SR NTS BOOK MTN 2.164% 02-11-2026	**	11,735,199
WELLS FARGO & CO MEDIUM TERM SR NTS BOOK2.188% DUE 04-30-2026	**	3,495,586
WELLS FARGO & CO MEDIUM TERM SR NTS BOOK5.013% DUE 04-04-2051/04-06-2021	**	6,836,054
WELLS FARGO & CO NEW COM STK	**	40,673,586
WELLS FARGO & CO NEW MEDIUM TERM SR 4.125 DUE 08-15-2023	**	1,548,919
WELLS FARGO & CO NEW NT FLTG DUE 10-31-2023/10-31-2022 REG	**	507,900
WELLS FARGO & CO TRANCHE # SR 00129 3.45DUE 02-13-2023	**	529,874
WELLS FARGO & CO TRANCHE # SR 00129 3.45DUE 02-13-2023	**	2,755,342
WELLS FARGO & COMPANY 3.584% 05-22-2028	**	31,740,521
WELLS FARGO BK N A 2.6% 01-15-2021	**	250,162
WELLS FARGO BK N A 3.625% DUE 10-22-2021 REG	**	7,411,876
WELLS FARGO BK N A VAR RT 2.082% DUE 09-09-2022	**	505,716
WELLS FARGO COML 2.495% DUE 07-15-2048	**	1,965,958
WELLS FARGO COML 2.788% DUE 07-15-2048	**	3,413,521
WELLS FARGO COML 2.918% DUE 10-15-2045	**	2,726,250
WELLS FARGO COML 3.247% DUE 07-15-2058	**	5,362,965
WELLS FARGO COML 3.412% DUE 09-15-2058	**	672,927
WELLS FARGO COML 3.418% DUE 09-15-2050	**	9,973,632
WELLS FARGO COML 3.656% DUE 12-15-2048	**	10,709,830
WELLS FARGO COML FLTG RT 4.41655% DUE 12-15-2059	**	2,056,756
WELLS FARGO COML MTG TR 2016-C36 MTG PASSTHRU CTF CL A-2 2.504% 11-15-2059	**	2,116,585
WELLS FARGO COML MTG TR 2017-C40 SR 17-C40 CL A2 2.495% 10-15-2050	**	2,552,801
WELLS FARGO COML MTG TR 2017-C40 CL A-SB 3.395% 10-15-2050 10-15-2050	**	3,094,058
WELLS FARGO COML MTG TR 2017-C41 CL A-SB 3.39% 11-15-2050	**	7,152,440
WELLS FARGO COML SER 2018-C44 CL ASB 4.167% 05-15-2051	**	4,612,896
WELLTOWER INC 4% DUE 06-01-2025	**	113,259
WELLTOWER INC 2.7% DUE 02-15-2027	**	1,693,356
WELLTOWER INC 3.1% DUE 01-15-2030	**	273,585

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
WELLTOWER INC 3.625% DUE 03-15-2024	**	3,457,137
WELLTOWER INC 3.95% 09-01-2023	**	650,988
WELLTOWER INC 4.25% DUE 04-01-2026	**	3,027,297
WELLTOWER INC FIXED 4.25% DUE 04-15-2028	**	233,774
WELSPUN CORP LTD INR5	**	76,544
WERNER ENTERPRISES INC COM	**	413,183
WESBANCO INC COM	**	345,649
WESCO INTL INC COM	**	717,647
WESCO INTL INC DEPOSITARY SHS REPSTG 1/1000TH FIXED RATE RESET CUM PERP PFD	**	105,250
WESFARMERS LTD NPV	**	1,640,270
WEST BANCORPORATION INC CDT-CAP STK CDT-CAP STK	**	17,717
WEST FRASER TIMBER COM NPV	**	956,454
WESTAR ENERGY INC 3.1% DUE 04-01-2027	**	198,502
WESTAR ENERGY INC FIXED 3.25% 09-01-2049	**	168,182
WESTERN ALLIANCE BANCORPORATION COM	**	6,883,519
WESTERN GAS PARTNERS LP 4 DUE 07-01-2022 REG	**	3,007,869
WESTERN MIDSTREAM OPER LP FRN 01-13-2023REG	**	254,868
WESTERN NEW ENG BANCORP INC COM	**	36,820
WESTINGHOUSE AIR BRAKE TECHNOLOGIES CORP 4.7% 09-15-2028	**	1,465,233
WESTLAKE 1.24% DUE 11-17-2025	**	5,027,768
WESTLAKE 3.28% DUE 12-15-2022	**	2,292,490
WESTLAKE 3.32% DUE 10-16-2023	**	64,845
WESTLAKE 3.51% DUE 05-16-2022	**	6,826
WESTLAKE 3.61% DUE 10-16-2023	**	3,555,041
WESTLAKE 4% DUE 10-16-2023	**	2,833,087
WESTLAKE 4.31% DUE 03-15-2024	**	2,857,223
WESTLAKE CHEM CORP COM STK	**	1,087,075
WESTPAC BKG 2.35% DUE 02-19-2025	**	2,647,129
WESTPAC BKG 2.5% DUE 06-28-2022	**	517,046
WESTPAC BKG 2.85% DUE 05-13-2026	**	277,582
WESTPAC BKG 4.322% DUE 11-23-2031	**	330,680
WESTPAC BKG CORP 2.75% DUE 01-11-2023	**	525,359
WESTPAC BKG CORP FIXED 4.421% DUE 07-24-2039	**	89,365
WESTPAC BKG FIXED 2.668% DUE 11-15-2035	**	515,080
WESTROCK CO COM	**	1,187,542
WESTROCK CO CORP BOND 3.75% 03-15-2025	**	3,695,390
WESTWOOD HLDGS GROUP INC COM	**	7,207
WEX INC COM	**	2,632,050
WEYCO GROUP INC COM	**	28,971
WEYERHAEUSER CO FIXED 4% DUE 04-15-2030	**	5,684,275
WFRBS COML MTG TR 3.311% DUE 03-15-2045	**	593,298
WFRBS COML MTG TR FLTG RT 4.0689997673% DUE 09-15-2057	**	5,117,168
WFRBS COML MTG TR MTG PASS SER 2014-C20 CL C 4.513 05-15-2047	**	1,763,488
WFRBS COML MTG TR SER 2013-C12 CL A-3 3.07 03-15-2048	**	1,952,874
WH GROUP LIMITED COMSTK	**	3,850,150
WHIRLPOOL CORP COM	**	220,378
WHIRLPOOL CORP FIXED 4.6% DUE 05-15-2050	**	1,811,509
WHITE MOUNTAINS INSURANCE GROUP COM STOCK	**	313,207

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
WHITEBOX CLO I LTD 0.0% 24/10/2031 0% 10-24-2031	**	2,090,357
WHITESTONE REIT COMMON SHARES	**	29,736
WHITING PETE CORP COM NEW	**	140,275
WI PUB SVC CORP 3.35% DUE 11-21-2021	**	7,647,660
WI TREASURY 2.5% TNOTE 01-31-2021	**	220,381
WI TREASURY SEC .125% 10-31-2022	**	155,024,219
WI TREASURY SEC .125% DUE 05-31-2022 REG	**	32,356,318
WI TREASURY SEC 3% DUE 05-15-2045 REG	**	908,223
WI UNITED STATES OF AMER TREAS T NOTE 2.375% DUE 02-29-2024	**	5,344,727
WIENERBERGER AG NPV	**	32,894
WILEY JOHN & SONS INC CL A	**	1,405,689
WILL GROUP INC NPV	**	464,416
WILLIAMS COS INC 3.7% DUE 01-15-2023	**	2,907,847
WILLIAMS PARTNERS 3.35 DUE 08-15-2022	**	4,160,133
WILLIAMS PARTNERS 3.75% DUE 06-15-2027	**	3,269,070
WILLIAMS PARTNERS 3.9% DUE 01-15-2025	**	47,676
WILLIAMS PARTNERS 4.3% DUE 03-04-2024	**	2,677,618
WILLIAMS PARTNERS 4.5% DUE 11-15-2023	**	3,307,549
WILLIAMS PARTNERS 5.4% DUE 03-04-2044	**	308,778
WILLIAMS PARTNERS FIXED 4.85% DUE 03-01-2048	**	368,748
WILLSCOT MOBILE MINI HLDGS CORP COM USD0.01	**	465,138
WILMAR INTERNATIONAL LTD NPV	**	122,180
WINGSTOP INC COM	**	1,771,398
WINNEBAGO INDS INC COM	**	233,406
WINS CO LTD KRW500	**	18,565
WINSTEK SEMICONDUC TWD10	**	37,173
WINTRUST FINL CORP COM	**	1,415,211
WIPRO LTD INR2	**	1,587,229
WISCONSIN ELEC PWR CO 2.05% DUE 12-15-2024	**	1,825,964
WISCONSIN ST GEN FD ANNUAL APPROPRIATIONREV 2.483% 05-01-2027 BEO TAXABLE	**	2,182,200
WISTRON CORP TWD10	**	1,366,403
WIX.COM LTD COM ILS0.01	**	17,763,907
WIZZ AIR HLDGS PLC ORD GBP0.0001	**	698,779
WOLTERS KLUWER EUR0.12	**	1,784,857
WOLVERINE WORLD WIDE INC COM	**	14,250
WONIK IPS COM STK	**	216,206
WORKDAY INC CL A COM USD0.001	**	17,007,278
WORKIVA INC COM CL A COM CL A	**	9,056,820
WORKPOINT ENTERTAI THB1(NVDR)	**	66,960
WORLD FINL NETWORK 2.03% DUE 04-15-2025	**	802,989
WORLD FINL NETWORK 2.21% DUE 07-15-2026	**	1,876,252
WORLD FINL NETWORK 3.07% DUE 12-16-2024	**	702,265
WORLD FINL NETWORK CR CARD MASTER NT SER 18-C CL A 3.55% FIXED 08-15-2025	**	4,100,653
WORLD FINL NETWORK CR CARD MASTER SER-18-B CL-A 3.46% 07-15-2025 REG	**	1,229,329
WORLD FINL NETWORK CR CARD MASTER SER-19-A CL-A 3.14% 12-15-2025 REG	**	1,299,371
WORLD FINL NETWORK CR CARD SER 19-B CL A 2.49% 04-15-2026 REG	**	3,864,561
WORLD FUEL SERVICE COM STK USD0.01	**	1,307,349
WORLD OMNI AUTO RECEIVABLES SER 18-B CL A3 2.93% DUE 07-17-2023	**	1,027,624

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
WORLD OMNI AUTOMOBILE LEASE SEC TRUST SER 20-A CL A3 1.7% 01-17-2023 REG	**	785,976
WORLD OMNI AUTOMOBILE LEASE SECURITI TST SER 18-B CL A3 3.19% DUE 12-15-2021	**	630,876
WORLDWIDE PLAZA TR 3.5263% DUE 11-10-2036 BEO	**	2,001,252
WORTHINGTON INDS INC COM	**	1,286,940
WRKCO INC 3.9% DUE 06-01-2028	**	57,973
WRKCO INC 4.65% 03-15-2026	**	2,116,910
WRKCO INC CORP BOND 4.9% 03-15-2029	**	308,800
WSFS FINANCIAL CORP COM	**	382,019
WSP GLOBAL INC COM NPV	**	1,261,557
WUSTENROT & WURTTE NPV	**	279,674
XCEL ENERGY INC .5% DUE 10-15-2023	**	2,469,990
XCEL ENERGY INC COM	**	6,640,465
XENIA HOTELS & RESORTS INC COM	**	126,388
XEROX HLDGS CORP COM NEW COM NEW	**	694,749
XIAOMI CORPORATION USD0.0000025 B CLASS	**	1,737,692
XINJIANG GOLDWIND COMSTK	**	245,489
XINYI GLASS HLDGS HKD0.1	**	1,029,647
XINYI SOLAR HLDGS HKD0.10	**	615,753
XLIT LTD 4.45% DUE 03-31-2025	**	2,068,979
XPERI HLDG CORP COM	**	235,815
XPO LOGISTICS INC COM	**	1,075,899
XSTRATA FIN CDA LTD NT 144A STEP UP 10-25-2022	**	1,587,105
X-TRADE BROKERS DM PLN0.05	**	36,897
XYLEM INC 3.25% DUE 11-01-2026	**	56,210
XYLEM INC SR NT 4.875 DUE 10-01-2021	**	831,006
YADEA GROUP HOLDIN USD0.00001	**	78,552
YAGEO CORP TWD10	**	552,935
YALE NEW HAVEN 2.496% DUE 07-01-2050	**	5,624,477
YALE UNIV FIXED .873% DUE 04-15-2025	**	16,963,610
YAMABIKO CORPO NPV	**	176,142
YAMADA HOLDINGS CO LTD	**	151,450
YA-MAN LTD PLACEMENT	**	328,521
YAMANA GOLD INC COM NPV	**	3,137,427
YAMATO HOLDINGS NPV	**	163,496
YANDEX N.V. COM USD0.01 CL 'A	**	301,421
YANGMING MARINE TWD10	**	37,589
YANGZIJIANG SHIPBU NPV (SGD)	**	929,402
YARA INTERNATIONAL ASA 144A 4.75% DUE 06-01-2028 BE	**	1,304,387
YATAK VE YORGAN SA TRY1	**	8,419
YELP INC CL A	**	1,369,722
YETI HLDGS INC COM	**	1,549,887
Y-MABS THERAPEUTICS INC COM	**	269,780
YUANTA FINL HOLDS TWD10	**	204,097
YUASA TRADING CO NPV	**	112,818
YUM CHINA HLDGS INC COM	**	4,332,503
YURTEC CORPORATION NPV	**	258,601
Z ENERGY LIMITED NPV	**	158,349
ZAGG INC COM STK	**	18,561

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
ZALANDO SE NPV	**	152,659
ZEHNDER GROUP CHF0.05 (REGD) 'A'	**	274,438
ZENDESK INC COM	**	2,576,160
ZENG HSING INDL CO COM STK	**	134,937
ZHENGZHOU COAL MNG MACH-H	**	127,607
ZHONGSHENG GROUP H HKD0.0001	**	623,723
ZHUZHOU CRRC TIMES ELECTRIC CO LTD	**	55,483
ZIGEXN CO LTD NPV	**	73,002
ZILLOW GROUP INC COM USD0.0001 CLASS C	**	632,126
ZIMMER BIOMET 3.15% DUE 04-01-2022	**	2,396,227
ZIMMER BIOMET 3.55% DUE 04-01-2025	**	1,988,268
ZIMMER BIOMET 3.55% DUE 04-01-2025	**	1,435,972
ZIMMER BIOMET 3.7% DUE 03-19-2023	**	36,270
ZIMMER BIOMET HLDGS INC COM	**	7,858,590
ZIONS BANCORPORATION N A	**	1,939,770
ZOETIS INC 2% DUE 05-15-2030	**	2,101,925
ZOETIS INC 3.25% 08-20-2021	**	2,580,734
ZOGENIX INC COM NEW COM NEW	**	95,012
ZOOPLUS AG NPV (BR)	**	64,716
ZOVIO INC COM USD0.01	**	22,970
ZSCALER INC COM	**	841,977
ZUMIEZ INC COM	**	1,393,006
ZUMTOBEL GROUP AG	**	292,555
ZURICH INSURANCE GROUP AG CHF0.10	**	6,739,599
ZYNGA INC	**	4,164,952
Metropolitan Life (wrap contract)	**	(245,867,707)
Prudential (wrap contract)	**	(259,751,740)
RGA (wrap contract)	**	(158,916,950)
Royal Bank of Canada (wrap contract)	**	(253,103,479)
Voya (wrap contract)	**	(366,259,197)
TOTAL		$68,046,960,564

*PARTICIPANT LOANS (Interest from 3.25% to 9.50% maturing through August 2041)	**	$681,113,586

*Party-in-interest

**Cost information is not required for participant directed investment and therefore is not included.
		(Concluded)

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Plan Administrator has duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

THE BOEING COMPANY
VOLUNTARY INVESTMENT PLAN

June 15, 2021	/s/ Michael Cleary
Date	Michael Cleary
Vice President of Accounting
and Financial Reporting